Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

Execution Version

THIS TRANSACTION SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TRANSACTION SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS TRANSACTION SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS SET FORTH IN THIS TRANSACTION SUPPORT AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (together with all annexes, exhibits, schedules, and attachments hereto and, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into on December 9, 2024 by and among the below parties (each of following described in sub-clauses (a) and (b), a “Party”, and collectively, the “Parties”):

(a)	Trinseo PLC, a public limited company incorporated in Ireland (“Trinseo PLC”), and each subsidiary of Trinseo PLC listed on Schedule 1 to this Agreement (collectively, the “Company” or “Company Parties”);

(b)	the signatories hereto (including those parties that subsequently become Parties to this Agreement by executing and delivering a Joinder Agreement in compliance with Section 3(e)) that are beneficial owners, or investment advisors or managers for the account of beneficial owners (such undersigned Parties and subsequent Parties, collectively, the “Supporting Creditors”), of:

(i)	term loans (including any participations in term loans) under the Credit Agreement dated September 8, 2023, as amended, restated, or otherwise modified from time to time (the “Super HoldCo Credit Agreement”), between (a) before the consummation of the LuxCo Merger Transactions (as defined herein), Trinseo Luxco S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B153577 (“Trinseo LuxCo”), (b) after the consummation of the LuxCo Merger Transactions, Trinseo PLC, (c) Trinseo NA Finance LLC, a Delaware limited liability company, (d) Finance SPV (as defined herein), (e) Trinseo NA Finance SPV LLC, a Delaware limited liability company, (f) the other guarantors party thereto (the “Super HoldCo Guarantors”), (g) the lenders party thereto, and (h) Alter Domus (US) LLC as administrative agent and collateral agent (the loans thereunder, the “Super HoldCo Loans” and the holders of such Super HoldCo Loans (or participations therein) party hereto, collectively, the “Supporting Super HoldCo Lenders”);

(ii)	revolving commitments and revolving loans (including any risk participations in letters of credit) under the Credit Agreement dated September 6, 2017, as amended, restated, or otherwise modified from time to time (the “OpCo Credit Agreement”), between (a) Trinseo Materials Operating S.C.A., a partnership limited by shares (société en commandite par actions) organized and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153586 (“OpCo”), acting through its general partner, Trinseo Holdings (as defined herein) (it being understood that OpCo will be merged with and into Trinseo Holdings upon the consummation of the LuxCo Merger Transactions), (b) Trinseo Holdings, (c) after the consummation of the LuxCo Merger Transactions, Trinseo LuxCo, (d) Trinseo Materials Finance, Inc., a Delaware corporation (“Trinseo Finance”), (e) the other guarantors party thereto, (f) the lenders party thereto, and (g) Deutsche Bank AG New York Branch, as administrative agent and collateral agent (the revolving loans, any risk participations in letters of credit, and revolving commitments thereunder, the “RCF Obligations” and the holders of such RCF Obligations party hereto, collectively, the “Supporting OpCo RCF Lenders”);

(iii)	term loans (including any participations in term loans) under the OpCo Credit Agreement (the terms loans and any participations therein, the “OpCo Term Loans” together with the RCF Obligations, the “OpCo Loans” and the holders of such OpCo Term Loans party hereto, collectively, the “Supporting OpCo Term Lenders” and, together with the Supporting OpCo RCF Lenders, the “Supporting OpCo Lenders”);

(iv)	5.375% notes due 2025 under the Indenture dated August 29, 2017, as amended, restated, supplemented or otherwise modified from time to time (the “2025 Indenture”), between (a) OpCo, which shall be merged with and into Trinseo Holdings, upon the consummation of the LuxCo Merger Transactions, (b) upon the consummation of the LuxCo Merger Transactions, Trinseo Holdings, which shall assume all of OpCo’s obligations under the 2025 Indenture, (c) Trinseo Finance, (d) the guarantors party thereto, and (e) the Bank of New York Mellon as trustee (the notes thereunder, the “2025 Notes” and the holders of such 2025 Notes party hereto, collectively, the “Supporting 2025 Noteholders”); and

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(v)	5.125% notes due 2029 under the Indenture dated March 24, 2021, as amended, restated, supplemented or otherwise modified from time to time (the “2029 Indenture”), between (a) OpCo, which shall be merged with and into Trinseo Holdings, upon the consummation of the LuxCo Merger Transactions, (b) Trinseo Holdings, which shall assume all of OpCo’s obligations under the 2029 Indenture upon the consummation of the LuxCo Merger Transactions, (c) Trinseo Finance, (d) the other guarantors party thereto, and (e) the Bank of New York Mellon as trustee (the notes thereunder, the “2029 Notes” and the holders of such 2029 Notes party hereto, collectively, the “Supporting 2029 Noteholders” and together with the Supporting 2025 Noteholders, the “Supporting Noteholders”).

RECITALS

WHEREAS, the Parties have agreed to implement, consummate, support, and consent to (as applicable) the following transactions (collectively, the “Transactions”) on the terms set forth in the (a) term sheet attached hereto as Exhibit A (including all schedules and annexes thereto, the “Overall Transaction Term Sheet”),1 (b) term sheet attached to the Overall Transaction Term Sheet as Exhibit B (including all schedules, exhibits and annexes thereto, the “New Superpriority Revolver Term Sheet”), (c) term sheet attached to the Overall Transaction Term Sheet as Exhibit C (including all schedules, exhibits and annexes thereto, the “Exchange and New 2L Super HoldCo Notes Term Sheet”), (d) amendment to the Super HoldCo Credit Agreement substantially similar to the form attached to the Overall Transaction Term Sheet as Exhibit D (including all schedules, exhibits and annexes thereto, the “Super HoldCo Credit Agreement Amendment”), and (e) amendment to the OpCo Credit Agreement substantially similar to the form attached to the Overall Transaction Term Sheet as Exhibit E (including all schedules, exhibits and annexes attached thereto, the “OpCo Credit Agreement Amendment”, and together with the Overall Transaction Term Sheet, New Superpriority Revolver Term Sheet, Exchange and New 2L Super HoldCo Notes Term Sheet and Super HoldCo Credit Agreement Amendment, the “Transaction Term Sheets”), each of which constitutes a part of and is deemed fully incorporated into this Agreement;

WHEREAS, the Luxco Merger Transactions described in this Agreement and in the Transaction Term Sheets are being entered into in furtherance of the Company Parties’ strategy to streamline its legal entity structure in order to reduce operational costs and enhance management of the Company Parties’ group activities; and

WHEREAS, as of the date of this Agreement, the Supporting Creditors collectively beneficially own or control approximately (a) 81.5% of the aggregate principal amount of the outstanding Super HoldCo Loans, (b) 89.4% of the aggregate principal amount of the outstanding RCF Obligations, (c) 57.9% of the aggregate principal amount of outstanding OpCo Term Loans, (d) 76.3% of the aggregate principal amount of outstanding 2025 Notes, and (e) 73.7% of the aggregate principal amount of the outstanding 2029 Notes.

[1]	Unless otherwise set forth herein, capitalized terms used herein, but not herein defined, shall have the meanings ascribed to them in the Overall Transaction Term Sheet.

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NOW, THEREFORE, the Parties have agreed to take certain actions in support of the Transactions on the terms and conditions set forth in this Agreement and the Overall Transaction Term Sheet, and agree as follows:

Section 1.	Certain Definitions; Rules of Construction.

As used in this Agreement, the following terms have the following meanings:

(a)	“2025 Noteholder” means each holder of the 2025 Notes, in its capacity as such.

(b)	“2025 Trustee” means The Bank of New York Mellon, as trustee under the 2025 Indenture, and any successor trustee.

(c)	“2028 Term Loans” means the 2021 Incremental Term Loans as defined in and issued pursuant to the OpCo Credit Agreement.

(d)	“2029 Noteholder” means each holder of the 2029 Notes, in its capacity as such.

(e)	“2029 Trustee” means The Bank of New York Mellon, as trustee under the 2029 Indenture, and any successor trustee.

(f)	“Administrative Agents” means the OpCo Administrative Agent, the Super HoldCo Administrative Agent, the 2025 Trustee and the 2029 Trustee, in their capacities as such.

(g)	“Affiliate” means, with respect to any specified Entity, any Entity, directly or indirectly, controlled by, controlling or under common control with such specified Entity. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity (whether through the ownership of voting securities, by agreement or otherwise).

(h)	“Alternative Transaction” means (a) a merger, transaction, consolidation, business combination, joint venture, partnership, sale of material assets outside the ordinary course of business, financing (debt or equity), tender offer, exchange offer or consent solicitation relating to all or a material part of the Existing Loans or the Existing Notes (in each case other than as contemplated by this Agreement or in the ordinary course of business) or (b) any other transaction involving one or more of the Company Parties that is an alternative to or materially inconsistent with the Transactions (taken as a whole).

(i)	“Altuglas” means Altuglas LLC, a Delaware limited liability company.

(j)	“Aristech” means Aristech Surfaces LLC, a Kentucky limited liability company.

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(k)	“Aristech and Altuglas Guaranties” means the joinders entered into on the Closing Date by Aristech and Altuglas whereby Aristech and Altuglas each become party to and a “Guarantor” under the Super Holdco Credit Agreement and party to and a “Grantor” under the Pledge and Security Agreement.

(l)	“Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in Germany, Luxembourg, New York, or Switzerland are required or permitted under applicable laws or regulations to close.

(m)	“Claim” means any of the Existing Loans, Existing Notes, options thereon, or rights or interests therein or any other claim against or interests in the Company Parties.

(n)	“Closing Date Amendments” means the amendments to the Debt Documents to be entered into on the Closing Date to, among other things, effectuate the Transactions, including the following documents (each as defined in the applicable Transaction Term Sheet):

(i)	OpCo Credit Agreement Amendment;

(ii)	the Super HoldCo Credit Agreement Amendment;

(iii)	the Seventh Supplemental Indenture to the 2029 Indenture, containing terms and conditions consistent with those set forth in the Exchange and New 2L Super HoldCo Notes Term Sheet; and

(iv)	any and all other collateral and supplemental documents, agreements, and instruments (including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto) related to any of the foregoing.

(o)	“Closing Date” means the date of satisfaction or waiver of all of the conditions set forth in the Definitive Documents.

(p)	“Company Advisors” means Ropes & Gray LLP as legal advisor, Centerview Partners LLC as investment banker, FTI Consulting as financial advisor, and such other professionals that may be retained by or on behalf of the Company (including the retention of any such professionals made by Ropes & Gray LLP).

(q)	“Debt Documents” means, collectively, (i) the Super HoldCo Credit Agreement and all “Loan Documents” as defined therein; (ii) the OpCo Credit Agreement and all “Loan Documents” as defined therein, (iii) the 2025 Indenture and all “Note Documents” as defined therein and (iv) the 2029 Indenture and all “Note Documents” as defined therein.

(r)	“Definitive Documents” means all agreements and instruments (including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Transactions, including:

(i)	the Closing Date Amendments;

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(ii)	the License Agreements;

(iii)	the LuxCo Merger Amendments;

(iv)	the Mutual Release Agreement;

(v)	the New 2L Super HoldCo Notes Indenture;

(vi)	the New Guaranties;

(vii)	the New Superpriority OpCo Credit Agreement;

(viii)	the Offering Memorandum;

(ix)	the Super HoldCo Commitment Letters;

(x)	the Super HoldCo Intercreditor Agreement;

(xi)	the Super HoldCo Side Letter;

(xii)	the Super HoldCo Solicitation Materials;

(xiii)	the OpCo Intercreditor Agreement;

(xiv)	the collateral agreements, security agreements, pledge agreements, intellectual property security agreements, collateral assignments and mortgages, intercreditor agreements, and other related instruments and documents in connection with the liens under any of the foregoing, as applicable, in each case to be dated the Closing Date; and

(xv)	any other documents or agreements relating to any of the foregoing and the Transactions (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments to any of the foregoing);

in each case, containing terms and conditions consistent with the Transaction Term Sheets and otherwise in form and substance reasonably satisfactory to the Company Parties, the Requisite Supporting Super HoldCo Lenders, the Requisite Supporting OpCo Lenders, and Requisite Supporting Noteholders.

(s)	“Disclosable Economic Interest” means any direct or indirect claim, interest, pledge, lien, option, participation, derivative instrument, or any other right or derivative right in the Existing Loans or Existing Notes, which grants the holder thereof an economic interest that is affected by the value, acquisition, or disposition of a claim or interest.

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(t)	“Entity” means any person, individual, corporation, limited liability company, private limited company, partnership, joint venture, association, joint stock company, société à responsabilité limitée, trust, unincorporated organization, Governmental Body or any agency or political subdivision of any Governmental Body, or any other entity, whether acting in an individual, fiduciary, or other capacity.

(u)	“Existing Interests” means with respect to any Entity, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, beneficial or profits interests of such Entity, and options, warrants, rights, stock appreciation rights, phantom stock or units, incentives, commitments, calls, redemption rights, repurchase rights or other securities, arrangements or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interest or any other equity, ownership, beneficial, or profits interests of such Entity (in each case whether or not arising under or in connection with any employment agreement).

(v)	“Existing Loans” means, as the context may require, the Super HoldCo Loans, OpCo Term Loans, and the RCF Obligations.

(w)	“Existing Notes” means, as the context may require, the 2025 Notes and the 2029 Notes.

(x)	“Finance SPV” means Trinseo Luxco Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the RCS under number B279526.

(y)	“Foreign Guaranty” means the amendment and restatement of that certain Limited Guaranty, dated as of September 8, 2023, entered into on the Closing Date by the Foreign Guarantors (as defined by the Super HoldCo Closing Date Amendment), in form and substance consistent with the conditions set forth in the Super HoldCo Closing Date Amendment and the Overall Transaction Term Sheet.

(z)	“Governmental Body” means any applicable federal, state, local, or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization (including any supra national bodies such as the European Union or the European Central Bank).

(aa)	“Joinder Agreement” has the meaning set forth in Section 3(e)(i).

(bb)	“Law” means any federal, state, local, or foreign law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Body.

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(cc)	“License Agreements” means the intellectual property license agreements setting forth the license of certain intellectual property licensed by Trinseo Europe GmbH as licensor to Altuglas and Aristech as licensees on the effective date set forth therein, in each case, in substance and form materially consistent with the terms contained in the Super HoldCo Credit Agreement Amendment and the Overall Transaction Term Sheet.

(dd)	“LuxCo Merger Amendments” means, collectively, the (i) amendments to the OpCo Credit Agreement and the Super HoldCo Credit Agreement, the Sixth Supplemental Indenture to the 2025 Indenture, the Sixth Supplemental Indenture to the 2029 Indenture, and the amendments to the Articles of Association of Trinseo Holdings and Finance SPV, (ii) the share pledge agreement to be entered into between Trinseo PLC and the Super HoldCo Administrative Agent pledging 100% of the equity of Finance SPV, and (iii) any other documents, agreements, or instruments relating to any of the foregoing and the LuxCo Merger Transactions (including, in all cases, all exhibits, schedules, supplements, appendices, annexes, instructions and attachments to any of the foregoing).

(ee)	“LuxCo Merger Transactions” means the transactions causing OpCo to merge into Trinseo Holdings, including: (i) the conversion of OpCo from a partnership limited by shares (société en commandite par actions) to a private limited liability company (société à responsabilité limitée); (ii) transfer by Trinseo Ireland of all of its Existing Interests (1 share in exchange for USD1) in OpCo to Trinseo Holdings; (iii) the transfer by Trinseo LuxCo of all of its Existing Interests in Trinseo Finance SPV to Trinseo PLC in exchange for cash; (iv) the merger of OpCo with and into Trinseo Holdings, with Trinseo Holdings as the surviving entity; (v) the release of Trinseo LuxCo from all of its obligations under the Super HoldCo Credit Agreement and Super HoldCo Collateral Documents; (vi) the joinder of Trinseo Luxco as a “Guarantor” and “Holdings” under the OpCo Credit Agreement; (vii) the joinder of Trinseo PLC as a “Guarantor” and “Holdings” under the Super HoldCo Credit Agreement; and (viii) any other transaction, merger, amalgamation, consolidation, joinder, release, conversion or other transaction consummated in connection therewith.

(ff)	“Mutual Release Agreement” means the agreement dated on the Closing Date entered into by and among the Company Parties, the Administrative Agents, and the Supporting Creditors, which agreement effectuates the absolute and unconditional mutual release and discharge from any and all claims or causes of action whatsoever against the signatories thereto, in form and substance substantially similar to the form attached hereto as Exhibit B.

(gg)	“New 2L Super HoldCo Notes” means the notes issued to the Supporting 2029 Noteholders and other participating 2029 Noteholders on the Closing Date pursuant to the Noteholder Exchange Offer and the New 2L Super HoldCo Notes Indenture consistent with the terms and conditions set forth in the Offering Memorandum and the Exchange and New 2L Super HoldCo Notes Term Sheet, as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.

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(hh)	“New 2L Super HoldCo Notes Indenture” means an indenture, dated on the Closing Date, with respect to the New 2L Super HoldCo Notes, among Finance SPV as co-issuer, Trinseo NA Finance SPV LLC, as co-issuer, the guarantors party thereto and the New Super HoldCo Notes Indenture Trustee consistent with the terms and conditions set forth in the Offering Memorandum, the Exchange and New 2L Super HoldCo Notes Term Sheet, as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.

(ii)	“New Guaranties” means the Foreign Guaranty, the Pledge and Security Agreement, the Aristech and Altuglas Guaranties, and the Trinseo Europe Security Agreement.

(jj)	“New Super HoldCo Notes Indenture Trustee” means the trustee party to the New 2L Super HoldCo Notes Indenture, in its capacity as such.

(kk)	“New Superpriority OpCo Credit Agreement” means a superpriority revolving credit agreement, dated on the Closing Date, providing for $300,000,000 of New Superpriority OpCo Revolving Commitments, in each case, consistent with the terms and conditions set forth in the New Superpriority Revolver Term Sheet, as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.

(ll)	“New Superpriority OpCo Revolving Commitments” means the revolving commitments entered into by the Supporting OpCo RCF Lenders on the Closing Date provided pursuant to the New Superpriority OpCo Credit Agreement. The New Superpriority OpCo Revolving Commitment of each Supporting OpCo RCF Lender is set forth in the New Superpriority Revolver Term Sheet.

(mm)	“New Superpriority OpCo Revolving Facility” means the $300,000,000 superpriority revolving credit facility established by the Supporting OpCo RCF Lenders pursuant to the New Superpriority OpCo Credit Agreement consistent with the terms and conditions set forth in the New Superpriority Revolver Term Sheet, as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.

(nn)	“Noteholder Advisors” means Paul, Weiss, Rifkind, Wharton & Garrison LLP as legal advisor, Perella Weinberg Partners LP as financial advisor, and, subject to prior written consent from the Company Parties (in its sole discretion), such other professionals that may be retained by or on behalf of that certain ad hoc group of Supporting Noteholders (including the retention of any such professionals made by Paul, Weiss, Rifkind, Wharton & Garrison LLP).

(oo)	“Noteholder Exchange Offer” means an offer to exchange the 2029 Notes for the New 2L Super HoldCo Notes on the terms and conditions set forth in the Offering Memorandum consistent with the Exchange and New 2L Super HoldCo Notes Term Sheet.

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(pp)	“Offering Memorandum” means the offering memorandum relating to New 2L Super HoldCo Notes and the Noteholder Exchange Offer consistent with the terms and conditions set forth in the Exchange and New 2L Super HoldCo Notes Term Sheet, as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.

(qq)	“OpCo Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent under the OpCo Credit Agreement, and any successor thereof.

(rr)	“Outside Date” means 11:59 p.m. (Eastern Time) on February 15, 2025; provided, that the Outside Date may otherwise be extended upon written consent (not to be unreasonably withheld, conditioned, or delayed) between the Company Parties and the Requisite Supporting Creditors (e-mail via counsel being sufficient).

(ss)	“Pledge and Security Agreement” means the amendment and restatement of that certain Pledge and Security Agreement, dated as of September 8, 2023, entered into on the Closing Date by the Super HoldCo Guarantors and the Super HoldCo Administrative Agent, in form and substance consistent with the conditions set forth in the Super HoldCo Closing Date Amendment and the Overall Transaction Term Sheet.

(tt)	“Proceeding” means any action, claim, complaint, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other proceeding by or before any Governmental Body.

(uu)	“Qualified Marketmaker” means an entity that (i) holds itself out to the public, the syndicated loan market, the high yield bond market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims against the Company Parties, or enter with customers into long and short positions in Claims against the Company Parties, in its capacity as a dealer or market maker in such Claims and (ii) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including term loans, or debt or equity securities).

(vv)	“RCF Advisors” means White & Case LLP as legal counsel, Berkeley Research Group, LLC as financial advisor, William Fry LLP, NautaDutilh Avocats Luxembourg S.à r.l., NautaDutilh N.V., Schellenberg Wittmer Ltd, Kim & Chang, and, subject to prior written consent from the Company Parties (in its sole discretion), such other professionals that may be retained by or on behalf of the Supporting OpCo RCF Lenders (including the retention of any such professionals made by White & Case LLP).

(ww)	“RCF Lender” means each holder of an RCF Obligation, in its capacity as such.

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(xx)	“Requisite Supporting Creditors” means, as of any date of determination, (i) the Requisite Supporting Super HoldCo Lenders, (ii) the Requisite Supporting OpCo Lenders, and (iii) the Requisite Supporting Noteholders.

(yy)	“Requisite Supporting Noteholders” means, as of any date of determination, the Supporting Noteholders that hold, own, or control as of such date more than 50% of the aggregate outstanding principal amount of each of the 2025 Notes and the 2029 Notes, in each case, held by all of the Supporting Noteholders.

(zz)	“Requisite Supporting OpCo Lenders” means, as of any date of determination, the Requisite Supporting OpCo RCF Lenders and the Requisite Supporting OpCo Term Lenders.

(aaa)	“Requisite Supporting OpCo RCF Lenders” means, as of any date of determination, the Supporting OpCo RCF Lenders that hold, own, or control as of such date more than 50% of the aggregate RCF Obligations under the OpCo Credit Agreement held by all of the Supporting OpCo RCF Lenders.

(bbb)	“Requisite Supporting OpCo Term Lenders” means, as of any date of determination, the Supporting OpCo Term Lenders that hold, own, or control as of such date more than 50% of the aggregate outstanding principal amount of the OpCo Term Loans under the OpCo Credit Agreement held by all of the Supporting OpCo Term Lenders.

(ccc)	“Requisite Supporting Super HoldCo Lenders” means, as of any date of determination, Supporting Super HoldCo Lenders that hold, own, or control as of such date more than 66.67% of the aggregate outstanding principal amount of Super HoldCo Loans held by all of the Supporting Super HoldCo Lenders.

(ddd)	“Super HoldCo Administrative Agent” means Alter Domus (US) LLC, in its capacity as administrative agent and collateral agent under the Super HoldCo Credit Agreement, and any successor thereof.

(eee)	“Super HoldCo Advisors” means Paul Hastings LLP, Arthur Cox LLP, Baker McKenzie Switzerland AG, LCS & Partners, NautaDutilh Avocats Luxembourg S.à r.l., NautaDutilh BV/SRL, and Soemadipradja & Taher, as legal advisors, and, subject to prior written consent from the Company Parties (in its sole discretion), such other professionals that may be retained by or on behalf of the Super HoldCo Commitment Parties (including the retention of any such professionals made by Paul Hastings LLP).

(fff)	“Super HoldCo Cashless Consenting Lender” means each Super HoldCo Lender that on or prior to the expiration of the Super HoldCo Solicitation Period provides a written consent to the Super HoldCo Credit Agreement Amendment, but does not elect to become a Super HoldCo New Money Participating Lender.

(ggg)	“Super HoldCo Collateral Documents” has the meaning given to the term “Collateral Documents” in the Super HoldCo Credit Agreement.

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(hhh)	“Super HoldCo Commitment Letters” means the commitment letters entered into as of the date hereof among Trinseo PLC, Finance SPV, Trinseo NA Finance SPV LLC and the Super HoldCo Commitment Parties whereby the Super HoldCo Commitment Parties agree to (i) backstop the syndication of the Super HoldCo Incremental Term Loan and (ii) purchase at par, pursuant to Section 3.07 of the Super HoldCo Credit Agreement, all Super HoldCo Loans held by all Super HoldCo Non-Consenting Lenders, as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof.

(iii)	“Super HoldCo Commitment Parties” means each of the Entities signatory to the Super HoldCo Commitment Letters in their respective capacities as commitment parties under the Super HoldCo Commitment Letters.

(jjj)	“Super HoldCo Incremental Term Loan” means a $115,000,000 incremental term loan issued under the Super HoldCo Credit Agreement on the Closing Date by the Super HoldCo New Money Participating Lenders to Finance SPV, having the terms and conditions set forth in the Super HoldCo Credit Agreement Amendment and the Super HoldCo Solicitation Materials, the proceeds of which will be used to redeem the 2025 Notes on the Closing Date.

(kkk)	“Super HoldCo Intercreditor Agreement” means the intercreditor agreement entered into on the Closing Date between the New Super HoldCo Notes Indenture Trustee and the Super HoldCo Administrative Agent.

(lll)	“Super HoldCo Lender” means each holder of a Super HoldCo Loan, in its capacity as such.

(mmm)	“Super HoldCo New Money Opportunity” means the opportunity of each Super HoldCo Lender to fund its pro rata share of the Super HoldCo Incremental Term Loan on the Closing Date, as set forth in the Super HoldCo Solicitation Materials.

(nnn)	“Super HoldCo New Money Participating Lenders” means each Super HoldCo Lender that elects to participate in the Super HoldCo New Money Opportunity and become a Supporting Creditor hereunder by execution of a Joinder Agreement.

(ooo)	“Super HoldCo Non-Consenting Lender” means each Super Holder Lender that, as of the expiration of the Super HoldCo Solicitation Period, is neither a Super HoldCo Cashless Consenting Lender nor a Super HoldCo New Money Participating Lender.

(ppp)	“Super HoldCo Side Letter” means the side letter entered into between the New Super HoldCo Notes Indenture Trustee and the Super HoldCo Administrative Agent relating to certain consent rights relating to Trinseo PLC’s actions as lender with respect to certain intercompany loans.

(qqq)	“Super HoldCo Solicitation” means the solicitation of the Super HoldCo Lenders to participate in the Super HoldCo New Money Opportunity and the option to either become a (i) Super HoldCo New Money Participating Lender, (ii) Super HoldCo Cashless Consenting Lender or (iii) Super HoldCo Non-Consenting Lender.

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(rrr)	“Super HoldCo Solicitation Materials” means the materials posted to IntraLinks/IntraAgency or another relevant website, upon the commencement of the Super HoldCo Solicitation, to which each Super HoldCo Lender and the Super HoldCo Administrative Agent have access describing, among other things, the Super HoldCo Solicitation.

(sss)	“Support Effective Date” means the date when each of the following conditions have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement: (i) the delivery of duly authorized and executed signature pages to this Agreement by the (A) Company Parties, (B) Supporting Super HoldCo Lenders that hold, own, or control as of such date more than 50% of the aggregate outstanding principal amount of Super HoldCo Loans, (C) Supporting OpCo Lenders that hold, own, or control as of such date more than 50% of the aggregate outstanding principal amount of the OpCo Loans, and (D) Supporting Noteholders that hold, own, or control as of such date more than 50% of the aggregate outstanding principal amount of the 2025 Notes and more than 50% of the aggregate principal amount of the 2029 Notes and (ii) the effectiveness of the Super HoldCo Commitment Letters.

(ttt)	“Support Period” means the period commencing on the Support Effective Date and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated in accordance with Section 5 hereof.

(uuu)	“Transaction Expenses” means all reasonable and documented fees, costs and expenses of the Noteholder Advisors, the RCF Advisors and the Super HoldCo Advisors, in each case, (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation, or enforcement of this Agreement or any of the other Definitive Documents, the transactions contemplated hereby or thereby, including any amendments, waivers, consents, supplements, or other modifications to any of the foregoing and (ii) consistent with any engagement letters or fee reimbursement letters entered into between the applicable Company Parties, on the one hand, and any of the Noteholder Advisors, the RCF Advisors and the Super HoldCo Advisors, on the other hand.

(vvv)	“Trinseo Europe Security Agreement” means that certain security agreement entered into by Trinseo Europe GmbH in favor of the Super HoldCo Administrative Agent, in form and substance consistent with the conditions set forth in the Super HoldCo Closing Date Amendment and the Overall Transaction Term Sheet.

(www)	“Trinseo Holdings” means Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), organized and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B 153582.

(xxx)	“Trinseo Ireland” means Trinseo Ireland Holdings Limited, an Irish private company limited by shares.

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Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement. The words “herein”, “hereof”, and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders. Capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form. Unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement. References to “shareholders,” “directors,” or “officers” shall also include “members” or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws. The words “including”, “includes”, and “include” shall each be deemed to be followed by the words “without limitation”. The phrase “hold, own, or control” shall be deemed to be followed by the words”(including through beneficial ownership or as investment advisors or managers for the account of a beneficial owner)”. Unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time; provided, that notwithstanding the foregoing, any capitalized terms in this Agreement which are defined with reference to another agreement (other than the Overall Transaction Term Sheet), are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to or modifications of such capitalized terms in any such other agreement following the date of this Agreement.

Section 2.	Pursuit of the Transaction.

(a)	Consummation of LuxCo Merger Transactions. On or within ten Business Days of the Support Effective Date (or such later date as determined by the Company Parties), the Company Parties shall consummate the LuxCo Merger Transactions on terms materially consistent with the Overall Transaction Term Sheet (such date of execution and consummation, the “LuxCo Merger Date”).

(b)	Commencement of the Noteholder Exchange Offer. On or within five Business Days of the later of (i) the LuxCo Merger Date and (ii) the date that the Company Parties determine, in consultation with the Requisite Supporting Noteholders, that the Company Parties have finalized all documentation necessary to commence the Noteholder Exchange Offer, or the first Business Day thereafter if such day is not a Business Day, the relevant Company Parties will commence (and such date actually commenced, the “Noteholder Exchange Commencement Date”) the Noteholder Exchange Offer in accordance with the Offering Memorandum and applicable law.

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(c)	Solicitation Period for Noteholder Exchange Offer. The solicitation period for the Noteholder Exchange Offer shall be no less than 20 Business Days from and including the Noteholder Exchange Commencement Date (the “Noteholder Exchange Solicitation Period”). The Noteholder Exchange Solicitation Period may be extended by the Company Parties (i) as required by Rule 14e-1 of the Securities Exchange Act of 1934, as amended, or if not so required, (ii) for 15 additional Business Days; provided, that any further extension of the Noteholder Exchange Solicitation Period shall require the consent of the Requisite Supporting Noteholders; provided, further, that the Noteholder Exchange Solicitation Period may not be extended to a date that is after the Business Day immediately preceding the Outside Date.

(d)	Commencement of the Super HoldCo Solicitation. On or within five Business Days of the later of (i) the LuxCo Merger Date and (ii) the date that the Company Parties determine, in consultation with the Requisite Supporting Super HoldCo Lenders, that the Company Parties have finalized all documentation necessary to commence the Super HoldCo Solicitation, or the first Business Day thereafter if such day is not a Business Day, the relevant Company Parties will commence (and such date actually commenced, the “Super HoldCo Commencement Date”) the Super HoldCo Solicitation.

(e)	Solicitation Period for Super HoldCo Solicitation. The solicitation period for the Super HoldCo Solicitation shall be no less than seven Business Days from and including the Super HoldCo Commencement Date (the “Super HoldCo Solicitation Period”). The Super HoldCo Solicitation Period may be extended by the Company for ten additional Business Days; provided, that any further extension of the Super HoldCo Solicitation Period shall require the consent of the Requisite Supporting Super HoldCo Lenders; provided, further, that the Super HoldCo Solicitation Period may not be extended to a date that is after the Business Day that is two Business Days immediately preceding the Outside Date; provided, however, that the Company may set a deadline for providing a written consent to the Super HoldCo Credit Agreement Amendment of no less than five Business Days.

(f)	Closing of Super HoldCo Solicitation. On or prior to the date that is one Business Day prior to the Closing Date (or such earlier date as mutually agreed by the Company Parties, the Super HoldCo Commitment Parties, and the Super HoldCo Administrative Agent), the Super HoldCo Commitment Parties shall purchase the Super HoldCo Loans of the Super HoldCo Non-Consenting Lenders in accordance with the Super HoldCo Commitment Letters.

(g)	Closing Date. On or within three Business Days after the end of the Noteholder Exchange Solicitation Period and Super HoldCo Solicitation Period (or such later date as agreed to by the Company Parties in their sole discretion), and in any event not later than the Outside Date, the Company Parties and the Supporting Creditors will execute the Closing Date Amendments and all other Definitive Documents to effectuate the Transactions in accordance with the Transaction Term Sheets, including the redemption by OpCo of all the outstanding 2025 Notes on the Closing Date at a redemption price equal to 100.0% of the principal amount of 2025 Notes plus accrued and unpaid interest thereon to, but excluding, the Closing Date, and direct the Administrative Agents under the applicable Debt Documents to execute the Closing Date Amendments.

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Section 3.	Agreements of the Supporting Creditors.

(a)	Consent to the LuxCo Merger Transactions. In addition to the other obligations set forth in this Agreement, each Supporting Creditor, severally and not jointly, (i) consents to the LuxCo Merger Transactions under the applicable Debt Documents and waives compliance with any financial or other ratio or test in connection therewith under the applicable Debt Document and hereby authorizes and directs the Administrative Agent under each applicable Debt Document to execute and deliver the applicable LuxCo Merger Amendments and all other documents required to be entered in connection with the implementation of the LuxCo Merger Transactions and (ii) shall execute or consent to, as applicable, all applicable LuxCo Merger Amendments, including, to the extent requested by the Company Parties to evidence such consent to the OpCo Administrative Agent, the Super HoldCo Administrative Agent, the 2025 Trustee or the 2029 Trustee, each Supporting Creditor agrees to promptly deliver such customary documentation evidencing such consent as reasonably requested by the Company Parties or any Administrative Agent.

(b)	Commitment to Provide New Superpriority OpCo Revolving Facility. In addition to the other obligations set forth in this Agreement, each Supporting OpCo RCF Lender hereby agrees on a several and not joint basis, to establish, on the Closing Date, its commitment to provide, and to provide, the New Superpriority OpCo Revolving Facility to the Existing Borrowers (as defined in the New Superpriority Revolver Term Sheet), subject only to the satisfaction or waiver of the applicable conditions precedent set forth in the New Superpriority Revolver Term Sheet. The commitment amount of each Supporting OpCo RCF Lender is set forth on the Schedule A to the New Superpriority Revolver Term Sheet.

(c)	Support of the Transactions Generally. In addition to the other obligations set forth in this Agreement and subject to Section 5 hereof, each Supporting Creditor, severally and not jointly, agrees that for the duration of the Support Period such Supporting Creditor shall (including directing (in any reasonable form or document reasonably requested by the Company Parties) the Administrative Agents or any of its brokers, sub-agents, or custodians, if necessary), to the extent applicable to such Supporting Creditor:

(i)	timely and irrevocably tender all of its 2029 Notes now or hereafter directly or beneficially owned or controlled by such Supporting Creditor (and any investment funds, accounts, and other investment vehicles managed by such Party), and deliver the consents associated therewith, in favor of the Noteholder Exchange Offer in accordance with the applicable procedures set forth in the Offering Memorandum;

(ii)	not change or withdraw or revoke (or seek or cause to be changed or withdrawn or revoked) its tender of 2029 Notes, its consent to the proposed amendments to the 2029 Notes in connection with the Noteholder Exchange Offer, or its participation in the Noteholder Exchange Offer or its consent to, and participation in, the Transactions;

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(iii)	timely purchase the Super HoldCo Loans of the Super HoldCo Non-Consenting Lenders in accordance with the Super HoldCo Commitment Letters;

(iv)	support and take all commercially reasonable actions reasonably necessary to facilitate the implementation of the Transactions within the timeframes outlined herein and in the Definitive Documents and vote and exercise any powers or rights available to it, in each case in favor of any matter requiring approval to the extent necessary to implement the Transactions;

(v)	not seek, solicit, encourage, propose, file, support, consent to, or vote for, or enter into or participate in any discussions, agreements, understandings or other arrangements with any Entity regarding, or pursue or consummate, any Alternative Transaction;

(vi)	negotiate in good faith, enter into, implement and effectuate the Definitive Documents to which it is required to be a party; provided, that no Supporting Creditor shall be obligated to (A) waive (to the extent such Supporting Creditor has the power or right to waive) any condition to the consummation of any part of the Transactions set forth in any Definitive Document or (B) approve any Definitive Document that is not in form and substance reasonably acceptable to such Supporting Creditor if such Definitive Document is required to be in form and substance reasonably acceptable to such Supporting Creditor pursuant to this Agreement;

(vii)	(A) give any notice, order, instruction, or direction to the Administrative Agents necessary to effectuate the Transactions and (B) not direct the Administrative Agents to take any action inconsistent with such Supporting Creditor’s obligations under this Agreement and, if the Administrative Agents take or propose to take any action inconsistent with such Supporting Creditor’s obligations under this Agreement, such Supporting Creditor will direct the applicable Administrative Agent to rescind such action, not take such action, or cease, desist, and refrain from taking any such action; provided, that such Supporting Creditor shall not be required hereunder to provide any Administrative Agent or any other person with any additional indemnities or similar undertakings in connection with taking any such action (other than any indemnification right or obligation existing under the Debt Documents);

(viii)	not object to, delay, impede, or take any other action or fail to take any action the result of which could cause a delay, impediment, or interferences with the acceptance, implementation, or consummation of the Transactions (including, as applicable, by providing any instructions, directions, notices, or orders to the Administrative Agents, any broker or any custodian that conflict with such Supporting Creditor’s obligations hereunder or with the implementation or consummation of the Transactions, or by failing to use its commercially reasonable efforts to provide any such instructions, directions, notices or orders to the extent reasonably necessary to the implementation and consummation of the Transactions);

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(ix)	not initiate or have initiated on its behalf, or permit to exist, any Proceeding of any kind with respect to this Agreement, the Definitive Documents, the Transactions, or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(x)	not exercise, or direct any other Entity to exercise, any right or remedy for the enforcement, collection, or recovery of any claims against the Company Parties, including any Existing Loans, Existing Notes, or Existing Interests in the Company Parties; provided, that nothing in this Agreement shall prevent any Supporting Creditor from enforcing this Agreement or any other Definitive Document or claims as otherwise expressly permitted under this Agreement;

(xi)	promptly notify the Company Parties, as soon as reasonably practicable (and in no event more than three Business Days after the occurrence thereof) as to: (A) the occurrence, or failure to occur, of any event of which any Party is aware that would be likely to cause such Party to be unable to satisfy any condition precedent in the Definitive Documents; and (B) any breach of any obligations, representations, warranties, or covenants set forth in this Agreement by such Supporting Creditor to the extent such information is not otherwise publicly known or already known by the Company Parties;

(xii)	provide all consents and other documentation, as agreed to in this Agreement, and take such other actions reasonably required for consummation of the Transactions; and

(xiii)	refrain from directly or indirectly taking any action that would be inconsistent with this Agreement and the Transactions unless otherwise required by law.

(d)	Holdings Information; Additional Existing Loans and Existing Notes. Each Supporting Creditor agrees to be bound by this Agreement in respect of all Existing Loans and Existing Notes set forth on its signature page to this Agreement (including any Joinder Agreement signature page). If any Supporting Creditor acquires (including through funding) or has executed an agreement to acquire additional Existing Loans or Existing Notes (whether directly or indirectly and including by way of assignment or participation), such Supporting Creditor agrees that all such additional Existing Loans and Existing Notes shall automatically and immediately be deemed to be subject to the provisions of this Agreement and such Supporting Creditor shall notify the Company Advisors within three Business Days of acquiring such additional Existing Loans and Existing Notes. Each Supporting Creditor represents, warrants, and agrees that its Existing Loans, Existing Notes and other Disclosable Economic Interests with respect to the Company Parties as set forth on the signature page hereto are accurate to the best of their knowledge as of the date of this Agreement, which the Company Parties will maintain on a confidential basis in accordance with Section 25.

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(e)	Transfers. Each Supporting Creditor agrees that, for the duration of the Support Period, and in addition to any transfer restrictions in the Debt Documents, it shall not sell, transfer, loan, issue, hypothecate, assign, grant, encumber, or otherwise dispose of (including by way of participation), directly or indirectly, in whole or in part, any Existing Loans or Existing Notes now or hereafter directly or beneficially owned or controlled by such Supporting Creditor (and any investment funds, accounts, and other investment vehicles managed by such Party) or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders, as applicable, or any option thereon or any right or interest therein (including granting any proxies, depositing any such Existing Loans or Existing Notes into a voting trust, or entering into a voting agreement with respect to any such Existing Loans or Existing Notes) (collectively, a “Transfer”), unless the Transfer complies with the below requirements:

(i)	the Transfer must be made either (A) to another Supporting Creditor or (B) if the transferee of Existing Loans or Existing Notes (the “Transferee”) is not a Supporting Creditor, then before the effectiveness of such Transfer, after such proposed Transferee agrees in writing to become a Supporting Creditor and to be bound by all of the terms of this Agreement applicable to a Supporting Creditor (including with respect to all Existing Loans or Existing Notes the Transferee already may then or subsequently own or control) by executing a joinder agreement, in form and substance substantially similar to the form attached hereto as Exhibit C (each, a “Joinder Agreement”);

(ii)	the Transferee delivers an executed copy of the Joinder Agreement to the Company Advisors (in accordance with the notice provisions set forth in Section 19 hereof and before the effectiveness of such Transfer), (x) the Transferee (and any investment funds, accounts, and other investment vehicles managed by such Transferee) shall be deemed to be a Supporting Creditor hereunder with respect to all of its directly or beneficially owned or controlled Existing Loans or Existing Notes and (y) the transferor Supporting Creditor shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement other than any liability for its breach or non-performance of its obligations hereunder before the effectiveness of such Joinder Agreement and other than on account of any Existing Loans or Existing Notes that such Supporting Creditor continues to own; and

(iii)	if at the time of a proposed Transfer to a Qualified Marketmaker, such Existing Loans or Existing Notes may be tendered or consent solicited with respect to the Transaction, then the proposed transferor must first tender or consent with respect to such Existing Loans or Existing Notes in accordance with Section 3(a).

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A Qualified Marketmaker that acquires any Existing Loans or Existing Notes with the purpose and intent of acting as a Qualified Marketmaker for such Existing Loans or Existing Notes shall not be required to execute and deliver a Joinder Agreement or otherwise become a Supporting Creditor in respect of such Existing Loans or Existing Notes if (i) such Qualified Marketmaker subsequently transfers such Existing Loans or Existing Notes (by purchase, sale assignment, participation, or otherwise) within the earlier of (A) ten Business Days of its acquisition and (B) one Business Day before expiration of the Noteholder Exchange Solicitation Period, to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor; and (ii) the Transfer otherwise is a permitted Transfer under this Section 3(e). To the extent that a Supporting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interests in Existing Loans or Existing Notes that the Qualified Marketmaker acquires from a holder of the Existing Loans or Existing Notes that is not a Supporting Creditor without the requirement that the transferee be a Transferee under this Section 3(e).

Each Supporting Creditor agrees that any Transfer of any Existing Loans or Existing Notes that does not comply with the terms and procedures set forth in this Section 3(e) shall be deemed void ab initio, and the Company Parties and each other Party shall have the right to enforce the voiding of such Transfer and the terms hereof.

(f)	Forbearance. Each Supporting Creditor, during the Support Period, hereby agrees to forbear from exercising or directing any Entity (including the Administrative Agents) to exercise remedies (and hereby agrees (in any reasonable form or document reasonably requested by the Company Parties) to direct the Administrative Agents not to exercise or cease the exercise of remedies, including as set forth in Section 3(c)(vii) above) on account of, any breach by any Company Party of, and any default or “Event of Default” (howsoever described) defined and contemplated under, the Debt Documents, which shall or may arise as a result of, directly or indirectly any of the steps, actions, or transactions required by, specified or contemplated in, implemented by, or undertaken pursuant to this Agreement, the Transactions or any Definitive Document. It is understood and agreed that any forbearance or waiver granted pursuant to this Section 3(f) shall be effective during the Support Period only and shall not be deemed to be a permanent forbearance of any default or “Event of Default” arising under the Debt Documents, or any right or remedy thereunder.

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(g)	Additional Provisions Regarding the Supporting Creditors’ Commitments. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall: (i) affect the ability of any Supporting Creditor to consult with any other Supporting Creditor or the Company Parties; provided, that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company Parties and the Supporting Creditors and the provisions thereof shall continue in full force and effect; (ii) impair or waive the rights of any Supporting Creditor to assert or raise any objection permitted under this Agreement or any Definitive Document in connection with the Transactions; (iii) prevent any Supporting Creditor from enforcing this Agreement or any Definitive Document or asserting or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document; (iv) limit the ability of a Supporting Creditor to purchase, sell, or enter into any transactions regarding any claims against any Company Party, including the Existing Loans, Existing Notes, or the Company Parties’ Existing Interests, subject to the terms of this Agreement; (v) except as and to the extent explicitly set forth in this Agreement, constitute a waiver or amendment of any term or provision of, or alter or diminish any right or obligation in, any Debt Document; (vi) except as and to the extent explicitly set forth in this Agreement, constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under any Debt Document; (vii) except as and to the extent explicitly set forth in this Agreement, require any Supporting Creditor to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Supporting Creditor; (viii) prevent a Supporting Creditor from taking any action that is required in order to comply with applicable Law; provided, that if any Supporting Creditor proposes to take any action that is otherwise inconsistent with this Agreement or the Transactions to comply with applicable Law, such Supporting Creditor shall provide, to the extent possible without violating applicable Law, at least three Business Days’ advance, written notice to the Parties; or (ix) require any Supporting Creditor to fund or commit to fund any additional amounts (other than as agreed herein) without such Supporting Creditor’s express written consent.

Section 4.	Agreements of the Company Parties.

(a)	Support of Transaction. In addition to the other obligations set forth in this Agreement and subject to Section 5 hereof, each of the Company Parties, jointly and severally, agrees that for the duration of the Support Period it shall:

(i)	(A) conduct its business and operations in the ordinary course in a manner that is consistent with past practices and in compliance with Law; and (B) use reasonable efforts to preserve intact its business organizations and relationships with trade creditors, lessors, licensors, vendors, customers, suppliers, distributors, Governmental Bodies, and employees;

(ii)	implement and execute the LuxCo Merger Transactions within the time frames set forth in this Agreement;

(iii)	commence the Noteholder Exchange Offer within the timeframes set forth in this Agreement, and conduct the Noteholder Exchange Offer consistent with the terms of this Agreement and the Offering Memorandum;

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(iv)	(A) support, pursue, and take in good faith all necessary and appropriate actions to facilitate and cause the implementation and consummation of the Transactions in a timely manner and within the time frames contemplated by this Agreement (including within the deadlines set forth in Section 2), and (B) otherwise materially satisfy the conditions set forth in the Definitive Documents;

(v)	negotiate in good faith, complete, enter into, implement, and effectuate the Definitive Documents within the timeframes contemplated herein; provided, that no Company Party shall be obligated to (A) waive (to the extent such Company Party has the power or right to waive) any condition to the consummation of any part of the Transactions set forth in any Definitive Document or (B) approve any Definitive Document that is not in form and substance acceptable or reasonably acceptable, as applicable, to such Company Party if such Definitive Document is required to be in form and substance acceptable or reasonably acceptable, as applicable, to such Company Party pursuant to this Agreement;

(vi)	not object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Transactions;

(vii)	other than as contemplated by the LuxCo Merger Transactions, maintain the good standing and legal existence of each Company Party under the Laws of the jurisdiction in which it is incorporated, organized or formed;

(viii)	promptly notify the Supporting Creditors of: (A) any breach of any obligations, representations, warranties, or covenants set forth in this Agreement; (B) any occurrence, or failure to occur, of any event of which the Company Parties are aware which occurrence or failure to occur would be likely to cause any condition precedent in the Definitive Documents not to occur or become impossible to satisfy; (C) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Transactions; and (D) any action commenced, or, to the knowledge of such party, threatened, relating to or involving or otherwise affecting the transactions contemplated by the Transactions (including any action challenging the validity of the transactions contemplated by this Agreement or any Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any Definitive Document or the consummation of the transactions contemplated hereby or thereby);

(ix)	cooperate in good faith to structure the Transactions in a manner that (a) eliminates or minimizes to the maximum extent possible any cash taxes payable by the Company Parties and the Supporting Creditors as a result of the consummation of the Transactions and (b) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes) of the Transactions to the Company Parties and the Supporting Creditors as a result of the consummation of the Transactions, in each case as reasonably determined by the Company Parties and the Requisite Supporting Creditors;

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(x)	to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions, take all steps reasonably necessary and desirable to address any such impediment;

(xi)	use commercially reasonable efforts to oppose and object to the efforts of any Entity seeking in any manner to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Transactions to the extent such opposition or objection is reasonably necessary to facilitate implementation of the Transactions after consultation with the Requisite Supporting Creditors; and

(xii)	if any Company Party receives an Alternative Transaction proposal, provide, on a professional eyes only basis, written notice to the RCF Advisors, Super HoldCo Advisors, and the Noteholder Advisors within two Business Days after the receipt of such Alternative Transaction proposal in accordance with Section 19, with such notice to include the material terms thereof.

(b)	Additional Provision Regarding Alternative Transactions.

Notwithstanding anything to the contrary in this Agreement, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (A) consider and respond to unsolicited proposals with respect to an Alternative Transaction received by any of the Company Parties if the board of directors, board of managers, or similar governing body of such Company Party determines in good faith, upon the written advice of outside counsel (e-mail via counsel being sufficient), that failure to take such action would be inconsistent with any fiduciary duties of the members of such board or governing body under applicable Law; and (B) provide access to non-public information concerning any Company Party to any Entity that provides an unsolicited proposal with respect to an Alternative Transaction and executes and delivers a customary confidentiality agreement with the Company Parties.

Section 5.	Termination of Agreement.

(a)	Generally. Notwithstanding anything to the contrary herein (except Section 5(b)(vii) herein), no Party may terminate this Agreement if (i) the basis for such termination is principally the result of the action or omission of the Party seeking to terminate this Agreement or (ii) such Party fails to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions in breach of such other Party’s obligations under this Agreement).

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(b)	Company Parties’ Termination Events. Upon written notice from the Company Parties to the other Parties delivered in accordance with Section 19, the Company Parties may terminate this Agreement at any time as to all Parties after the occurrence, and during the continuation, of any of the following events:

(i)	any failure by one or more Supporting 2029 Noteholders to timely tender all of the 2029 Notes directly or beneficially owned or controlled by such Party (and any investment funds, accounts, and other investment vehicles managed by such Party) in the Noteholder Exchange Offer in accordance with the Offering Memorandum that results in a condition of the Noteholder Exchange Offer not being met, and such failure continues for three Business Days after written notice from any Company Party;

(ii)	any Supporting OpCo RCF Lender fails to provide, repudiates, or terminates its New Superpriority OpCo Revolving Commitments before the Closing Date in accordance with the New Superpriority Revolver Term Sheet, and such failure, repudiation, or termination remains uncured for three Business Days after notice from any Company Party;

(iii)	the breach in any material respect by one or more of the Supporting Creditors of any of the representations, warranties, covenants, or other obligations of such Supporting Creditor set forth in this Agreement, including the obligations to execute, consent to, or provide a consent with respect to, the LuxCo Merger Amendments and the Closing Amendments, and the non-breaching Supporting Creditors no longer collectively constitute (i) the “Required Lenders” under and as defined in the Super HoldCo Credit Agreement, (ii) the “Required Lenders” under and as defined in the OpCo Credit Agreement, (iii) the holders of a majority in principal amount of the 2025 Notes under the 2025 Indenture and (iv) the holders of a majority in principal amount of the 2029 Notes under the 2029 Indenture, in each case, that remains uncured for a period of the earlier of three Business Days after written notice from any Company Party and the Outside Date;

(iv)	the Supporting Creditors collectively no longer own, control, or constitute (i) the “Required Lenders” under and as defined in the Super HoldCo Credit Agreement, (ii) the “Required Lenders” under and as defined in the OpCo Credit Agreement, (iii) a majority in principal amount of the 2025 Notes under the 2025 Indenture and (iv) a majority in principal amount of the 2029 Notes under the 2029 Indenture;

(v)	(A) the failure of the Super HoldCo Commitment Parties to perform their obligations under the Super HoldCo Commitment Letter when requested to do so by the Company Parties under the Super HoldCo Commitment Letter or (B) the repudiation or termination of the Super HoldCo Commitment Letter, and such failure, repudiation, or termination remains uncured for a period of three Business Days after written notice from any Company Party;

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(vi)	the entry of a final, non-appealable judgment or order by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Transactions such that it would be impossible to consummate the Transactions, unless, in each case, such ruling, judgment, or order has been issued at the request of the Company Parties, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within five Business Days after such issuance;

(vii)	the governing body for any Company Party determines, after consulting with outside counsel, that proceeding with the Transactions (or taking or refraining from taking any action with respect to the Transactions that is required to be so taken or not taken in accordance with the terms hereof) would be inconsistent with the exercise of applicable fiduciary duties or applicable law; or

(viii)	the Closing Date has not occurred by the Outside Date.

(c)	Requisite Supporting Super HoldCo Lenders’ Termination Events. Upon written notice from the Requisite Supporting Super HoldCo Lenders to the other Parties delivered in accordance with Section 19 hereof, the Requisite Supporting Super HoldCo Lenders may terminate this Agreement at any time as to all Parties after the occurrence, and during the continuation, of any of the following events:

(i)	failure by the Company Parties to commence the Noteholder Exchange Offer within the timeframes set forth in this Agreement and to conduct the Noteholder Exchange Offer consistent with the terms of this Agreement, the Offering Memorandum and the Overall Transaction Term Sheet, unless such condition shall have been satisfied before the delivery of notice terminating this Agreement;

(ii)	any Supporting OpCo RCF Lender fails to provide, repudiates, or terminates its New Superpriority OpCo Revolving Commitments before the Closing Date in accordance with the New Superpriority Revolver Term Sheet, and such failure, repudiation, or termination remains uncured for three Business Days after notice from any Company Party;

(iii)	the breach in any material respect by any Company Party of any of its covenants, obligations, representations, or warranties contained in this Agreement or the Super HoldCo Commitment Letter solely to the extent such breach (A) has a material adverse effect on the Supporting Super HoldCo Lenders and (B) remains uncured for a period of ten Business Days after written notice from the Requisite Supporting Super HoldCo Lenders;

(iv)	other than as a result of any breach of this Agreement by any Supporting Super HoldCo Lender, the Supporting Creditors collectively no longer own, control, or constitute (i) the “Required Lenders” under and as defined in the Super HoldCo Credit Agreement, (ii) the “Required Lenders” under and as defined in the OpCo Credit Agreement, (iii) a majority in principal amount of the 2025 Notes under the 2025 Indenture and (iv) a majority in principal amount of the 2029 Notes under the 2029 Indenture;

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(v)	any Definitive Document is entered into, amended, supplemented, or otherwise modified in a manner that is inconsistent with the terms of this Agreement and adverse to the Supporting Super HoldCo Lenders without the consent of the Requisite Supporting Super HoldCo Lenders to the extent the Supporting Super HoldCo Lenders are party to such Definitive Document, it being understood that this clause (v) shall not apply to any amendment, supplement, or other modification of or to the Offering Memorandum that solely updates disclosure regarding the business, operations, liabilities, risks, management or other similar matters described (including via incorporation by reference) in the Offering Memorandum, including through the filing of incorporated reports and documents with the U.S. Securities and Exchange Commission;

(vi)	the commencement of a voluntary or involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, assignment for the benefit of creditors or other relief in respect of any Company Party, or its debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar Law now or hereafter in effect; provided, that such involuntary proceeding is not dismissed within a period of 30 days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

(vii)	the entry of a final, non-appealable judgment or order by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Transactions such that it would be impossible to consummate the Transactions, unless, in each case, such ruling, judgment, or order has been issued at the request of the Supporting Super HoldCo Lenders, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within five Business Days after such issuance; and

(viii)	the Closing Date has not occurred by the Outside Date.

(d)	Requisite Supporting OpCo Term Lenders’ Termination Events. Upon written notice from the Requisite Supporting OpCo Term Lenders to the other Parties delivered in accordance with Section 19 hereof, the Requisite Supporting OpCo Term Lenders may terminate this Agreement at any time as to all Parties after the occurrence, and during the continuation, of any of the following events:

(i)	failure by the Company Parties to commence the Noteholder Exchange Offer within the timeframes set forth in this Agreement and to conduct the Noteholder Exchange Offer consistent with the terms of this Agreement, the Offering Memorandum and the Overall Transaction Term Sheet, unless such condition shall have been satisfied before the delivery of notice terminating this Agreement;

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(ii)	the breach in any material respect by any Company Party of any of its covenants, obligations, representations, or warranties contained in this Agreement solely to the extent such breach (A) has a material adverse effect on the Supporting OpCo Term Lenders and (B) remains uncured for a period of ten Business Days after written notice from the Requisite Supporting OpCo Term Lenders;

(iii)	any Definitive Document is entered into, amended, supplemented, or otherwise modified in a manner that is inconsistent with the terms of this Agreement and adverse to the Supporting OpCo Term Lenders without the consent of the Requisite Supporting OpCo Term Lenders to the extent the Supporting OpCo Term Lenders are party to such Definitive Document, it being understood that this clause (iii) shall not apply to any amendment, supplement, or other modification of or to the Offering Memorandum that solely updates disclosure regarding the business, operations, liabilities, risks, management or other similar matters described (including via incorporation by reference) in the Offering Memorandum, including through the filing of incorporated reports and documents with the U.S. Securities and Exchange Commission;

(iv)	the commencement of a voluntary or involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, assignment for the benefit of creditors or other relief in respect of any Company Party, or its debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar Law now or hereafter in effect; provided, that such involuntary proceeding is not dismissed within a period of 30 days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

(v)	the entry of a final, non-appealable judgment or order by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Transactions such that it would be impossible to consummate the Transaction, unless, in each case, such ruling, judgment, or order has been issued at the request of the Supporting OpCo Term Lenders, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within five Business Days after such issuance; and

(vi)	the Closing Date has not occurred by the Outside Date.

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(e)	Requisite Supporting OpCo RCF Lenders’ Termination Events. Upon written notice from the Requisite Supporting OpCo RCF Lenders to the other Parties delivered in accordance with Section 19 hereof, the Requisite Supporting OpCo RCF Lenders may terminate this Agreement at any time as to all Parties after the occurrence, and during the continuation, of any of the following events:

(i)	failure by the Company Parties to commence the Noteholder Exchange Offer within the timeframes set forth in this Agreement and to conduct the Noteholder Exchange Offer consistent with the terms of this Agreement, the Offering Memorandum and the Overall Transaction Term Sheet, unless such condition shall have been satisfied before the delivery of notice terminating this Agreement;

(ii)	any Supporting Super HoldCo Lender fails to provide, repudiates or terminates any of its covenants, obligations, representations, or warranties contained in the Super HoldCo Commitment Letter before the Closing Date, and such failure, repudiation, or termination remains uncured for three Business Days after notice from any Supporting OpCo RCF Lender;

(iii)	the breach in any material respect by any Company Party of any of its covenants, obligations, representations, or warranties contained in this Agreement solely to the extent such breach (A) has a material adverse effect on the Supporting OpCo Lenders and (B) remains uncured for a period of ten Business Days after written notice from the Requisite Supporting OpCo RCF Lenders;

(iv)	other than as a result of any breach of this Agreement by any Supporting OpCo RCF Lender, the Supporting Creditors collectively no longer own, control, or constitute (i) the “Required Lenders” under and as defined in the Super HoldCo Credit Agreement, (ii) the “Required Lenders” under and as defined in the OpCo Credit Agreement, (iii) a majority in principal amount of the 2025 Notes under the 2025 Indenture and (iv) a majority in principal amount of the 2029 Notes under the 2029 Indenture;

(v)	any Definitive Document is entered into, amended, supplemented, or otherwise modified in a manner that is inconsistent with the terms of this Agreement and adverse to the Supporting OpCo Lenders without the consent of the Requisite Supporting OpCo RCF Lenders to the extent the Supporting OpCo Lenders are party to such Definitive Document, it being understood that this clause (iii) shall not apply to any amendment, supplement, or other modification of or to the Offering Memorandum that solely updates disclosure regarding the business, operations, liabilities, risks, management or other similar matters described (including via incorporation by reference) in the Offering Memorandum, including through the filing of incorporated reports and documents with the U.S. Securities and Exchange Commission;

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(vi)	the commencement of a voluntary or involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, assignment for the benefit of creditors or other relief in respect of any Company Party, or its debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar Law now or hereafter in effect; provided, that such involuntary proceeding is not dismissed within a period of 30 days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

(vii)	the entry of a final, non-appealable judgment or order by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Transactions such that it would be impossible to consummate the Transaction, unless, in each case, such ruling, judgment, or order has been issued at the request of the Supporting OpCo RCF Lenders, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within five Business Days after such issuance; and

(viii)	the Closing Date has not occurred by the Outside Date.

(f)	Requisite Supporting Noteholder Termination Events. Upon written notice from the Requisite Supporting Noteholders to the other Parties in accordance with Section 19 hereof, the Requisite Supporting Noteholders may terminate this Agreement at any time as to all Parties after the occurrence, and during the continuation, of any of the following events:

(i)	failure by the Company Parties to commence the Noteholder Exchange Offer within the timeframes set forth in this Agreement and to conduct the Noteholder Exchange Offer consistent with the terms of this Agreement and the Overall Transaction Term Sheet, unless such condition shall have been satisfied before the delivery of notice terminating this Agreement;

(ii)	the breach in any material respect by any Company Party of any of its covenants, obligations, representations, or warranties contained in this Agreement solely to the extent such breach (A) has a material adverse effect on the Supporting Noteholders and (B) remains uncured for a period of ten Business Days after written notice from the Requisite Supporting Noteholders;

(iii)	any Definitive Document is amended, supplemented, or otherwise modified in a manner that is inconsistent with the terms of this Agreement and materially adverse to the Supporting Noteholders without the consent of the Requisite Supporting Noteholders, it being understood that this clause (iii) shall not apply to any amendment, supplement, or other modification of or to the Offering Memorandum that solely updates disclosure regarding the business, operations, liabilities, risks, management or other similar matters described (including via incorporation by reference) in the Offering Memorandum, including through the filing of incorporated reports and documents with the U.S. Securities and Exchange Commission;

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(iv)	the commencement of a voluntary or involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, assignment for the benefit of creditors or other relief in respect of any Company Party, or its debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar Law now or hereafter in effect; provided, that such involuntary proceeding is not dismissed within a period of 30 days after the filing thereof, or if any court order grants the relief sought in such involuntary proceeding;

(v)	the entry of a final, non-appealable judgment or order by any Governmental Body, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of a material portion of the Transactions such that it would be impossible to consummate the Transactions, unless, in each case, such ruling, judgment, or order has been issued at the request of the Supporting Noteholders, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed, or vacated within five Business Days after such issuance; and

(vi)	the Closing Date has not occurred by the Outside Date.

(g)	Mutual Termination. This Agreement may be terminated by mutual written agreement among the Company Parties and the Requisite Supporting Creditors.

(h)	Automatic Termination. This Agreement shall automatically terminate upon the Closing Date.

(i)	Effect of Termination. If this Agreement is terminated pursuant to Section 5 hereof before closing the Transactions, then (i) the obligations of the terminating Parties under this Agreement shall terminate and each such Party shall be immediately released from its obligations, commitments, undertakings and agreements hereunder and will have all the rights and remedies that it would have had and will be entitled to take all actions, whether with respect to the Noteholder Exchange Offer or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights under the Debt Documents, (ii) each Supporting 2029 Noteholder will be deemed to have automatically revoked and withdrawn its tender of the 2029 Notes beneficially owned by such Party (and any investment funds, accounts, and other investment vehicles managed by such Party) in the Noteholder Exchange Offer, and (iii) each Supporting Creditor will be deemed to have automatically revoked and withdrawn its consent to the LuxCo Merger Amendments (solely to the extent the LuxCo Merger Transactions have not been consummated before such termination) and the Closing Date Amendments (solely to the extent the Closing Date Amendments have not been consummated before such termination), without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction and any such consents shall be deemed null and void; provided, however, that in no event shall any such termination relieve any Party from (x) liability for its breach or non-performance of its obligations under this Agreement before termination with respect to such Party or (y) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Notwithstanding any such termination, the obligations of the Company Parties pursuant to Section 12, Section 25 and Section 26 hereof shall remain in full force and effect, solely with respect to any such obligations which have been incurred before the date of such termination. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Supporting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before the applicable terminate date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right or ability of any Company Party or Supporting Creditor to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party.

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Section 6.              Good Faith Cooperation; Further Assurances; Acknowledgement.

Each Party shall cooperate with one another in good faith and shall coordinate their activities with one another (to the extent practicable and subject to the terms hereof) in respect of: (a) all matters concerning the negotiation and implementation of the Transactions; (b) the pursuit and support of the Transactions; and (c) the negotiation, drafting and execution and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each of the Parties shall take such actions as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Transactions and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement and the Transactions.

Section 7.              Representations and Warranties.

(a)	Each of the Parties, as applicable, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or as of the date a Transferee becomes a party hereto):

(i)	such Party is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership, limited liability company, or similar power and authority to enter into this Agreement, perform its obligations hereunder, and carry out the Transactions, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii)	this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and

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(iii)	the entry into and performance by it of, and the transaction contemplated by, this Agreement do not, and will not (assuming consummation of the Transactions), conflict in any material respect with any Law applicable to such Party.

(b)	Each Supporting Creditor severally and not jointly, represents and warrants that, as of the date hereof (or as of the date such Supporting Creditor becomes a party hereto):

(i)	it is the sole beneficial owner of the Existing Loans, Existing Notes, and Disclosable Economic Interests set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Creditor that becomes a party hereto after the date hereof), or has, with respect to the beneficial owners of such Existing Loans, Existing Notes, and Disclosable Economic Interests (1) full power and authority to consent to matters concerning such Existing Loans, Existing Notes, and Disclosable Economic Interests or to exchange, assign, and Transfer such Existing Loans, Existing Notes, and Disclosable Economic Interests; or (2) full power and authority to bind, or act on behalf of, such beneficial owners with respect to such Existing Loans, Existing Notes, and Disclosable Economic Interests;

(ii)	it has made no prior assignment, sale, participation, grant, encumbrance, conveyance, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, encumber, convey, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Existing Loans, Existing Notes, and Disclosable Economic Interests that is inconsistent with the representations and warranties of such Supporting Creditor herein or would render such Supporting Creditor otherwise unable to comply with this Agreement and perform its obligations hereunder;

(iii)	the Existing Loans, Existing Notes, and Disclosable Economic Interests set forth below its signature hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Creditor that becomes a party hereto after the date hereof) are free and clear of any pledge, lien, security interest, charge, encumbrance, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way its performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(iv)	it (and any investment funds, accounts, and other investment vehicles managed by such Party) directly or beneficially owns or controls no Existing Loans, Existing Notes, or other Disclosable Economic Interests that have not been set forth on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Creditor that becomes a party hereto after the date hereof).

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(c)	Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, an offering of securities, each Supporting Noteholder severally and not jointly, represents, warrants, agrees and acknowledges that, as of the date hereof (or as of the date such Supporting Noteholder becomes a party hereto):

(i)	it has been furnished with all materials it considers relevant to making an investment decision with respect to the New 2L Super HoldCo Notes and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the New 2L Super HoldCo Notes, and the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment, and acknowledges that investment in the New 2L Super HoldCo Notes involves a high degree of risk;

(ii)	that the issuance of the New 2L Super HoldCo Notes will not be registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, in reliance upon exemptions therefrom, and accordingly the New 2L Super HoldCo Notes cannot be transferred or disposed of unless an exemption from such registration and qualification is available, and that it is acquiring the New 2L Super HoldCo Notes for investment purposes only for its own account and not with any view toward a distribution thereof in a manner that would violate applicable securities laws, and that the New 2L Super HoldCo Notes will bear restrictive legends reflecting the foregoing as and to the extent required by applicable law; and

(iii)	it is (A) a qualified institutional buyer within the meaning of Rule 144A under the Securities Act or (B) an institutional “accredited investor” within the meaning Rule 501(a)(1), (2), (3), (7), (8), (9) or (12) under the Securities Act.

Section 8.               Amendments and Waivers. This Agreement may not be modified, amended, or supplemented except in a writing signed by the Company Parties and the Requisite Supporting Creditors; provided, that any modification, amendment, waiver or supplement (a) to this Section 8 or to the definition of “Requisite Supporting Creditors” requires the consent of each Party; (b) to the definition of “Requisite Supporting Super HoldCo Lenders” requires the consent of each Supporting Super HoldCo Lender; (c) to the definition of “Requisite Supporting OpCo Lenders” requires the consent of each Supporting OpCo Lender; (d) to the definition of “Requisite Supporting OpCo Term Lenders” requires the consent of each Supporting OpCo Term Lender; (e) to the definition of “Requisite Supporting OpCo RCF Lenders” requires the consent of each Supporting OpCo RCF Lender; (f) to the definition of “Requisite Supporting Noteholders” requires the consent of each Supporting Noteholder; or (g) that adversely affects the economic treatment of the Existing Loans or Existing Notes held by any Party in a manner that is disproportionate to the Existing Loans or Existing Notes held by similarly situated parties shall require the written consent of such Party. Any modification, amendment, waiver, or supplement to a Definitive Document that is in effect in accordance with the terms thereof will be governed as set forth in such Definitive Document. In determining whether any consent or approval has been given or obtained by the Requisite Supporting Creditors, the Requisite Supporting Super HoldCo Lenders, the Requisite Supporting OpCo RCF Lenders, or the Requisite Supporting Noteholders, as applicable, any then-existing Supporting Creditor that is in breach of its covenants, obligations, or representations under this Agreement shall be excluded from such determination.

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Section 9.              Effectiveness. This Agreement shall become effective and binding upon each Party upon the Support Effective Date or, if such Party joins this Agreement via a Joinder Agreement, upon the date of such Joinder Agreement.

Section 10.            GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT AND ANY DISPUTE, CLAIM, COUNTERCLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER IN EQUITY OR AT LAW) ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER IN EQUITY OR AT LAW) ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER IN EQUITY OR AT LAW) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.            Specific Performance/Remedies. Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party agrees that in the event of any such breach, in addition to any other remedy to which such non-breaching Party may be entitled, including but not limited to monetary damages, at Law or in equity, such non-breaching Party shall be entitled, to the extent available, to the remedy of specific performance of such covenants and agreements including without limitation, to seek the order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

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Section 12.            Disclosure; Publicity. The Company Parties shall use commercially reasonable efforts to submit drafts to the RCF Advisors, Super HoldCo Advisors, and the Noteholder Advisors of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two Business Days before making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith; provided, that nothing contained in this Section 12 shall apply to disclosures made by the Company Parties to any Supporting Creditor in furtherance of the Transactions. No Party or its advisors shall use the name of any Supporting Creditor in any public manner (including in any press release or public filing) with respect to this Agreement, the Transactions, or any of the Definitive Documents without such Supporting Creditor’s consent. The RCF Advisors, Super HoldCo Advisors, and the Noteholder Advisors shall submit drafts to the Company Parties of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two Business Days before making any such disclosure, and shall afford the Company Parties a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

Section 13.            Survival. Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in Section 11, Section 12, this Section 13, Section 15, Section 16, Section 17, Section 18, Section 19, Section 20, Section 21, Section 23, Section 24, Section 25, and Section 26 hereof shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

Section 14.            Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 15.            Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit sales, assignments, or other Transfers of the Existing Loans or the Existing Notes other than in accordance with Section 3 of this Agreement. If any provision of this Agreement, or the application of any such provision to any Entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 15 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of any default under this Agreement. In the event of any inconsistencies between the provisions of this Agreement and the provisions of the Overall Transaction Term Sheet, the provisions of the Overall Transaction Term Sheet shall govern and prevail.

Section 16.            No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Entity shall be a third-party beneficiary hereof.

Section 17.            Prior Negotiations; Entire Agreement. This Agreement, including any Exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations and agreements, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company Parties and the Supporting Creditors shall continue in full force and effect.

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Section 18.            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by e-mail, which shall be deemed to be an original for the purposes of this Section 18. Without in any way limiting the provisions hereof, additional Supporting Creditors may elect to become Parties by executing and delivering to the Company Parties a Joinder Agreement in accordance with the terms hereof. Such additional holder shall become a Party to this Agreement in accordance with the terms of this Agreement. Delivery of an executed signature page of this Agreement by facsimile, “.pdf” or other electronic transmission will be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state law based on the Uniform Electronic Transactions Act.

Section 19.            Notices. All notices, requests, demands, document deliveries, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally; (b) when sent by electronic mail; or (c) two Business Days after deposit with an overnight courier service, with postage prepaid to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

If to the Company Parties:
Trinseo PLC c/o Trinseo LLC Legal Department 440 E. Swedesford Road, Suite 301 Wayne, PA 19087 Attn: Angelo N. Chaclas Email: Chaclas@Trinseo.com
with a copy to (which shall not constitute notice):
Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036

Attn:	Leonard Klingbaum, Ryan Preston Dahl, Maxwell Silverstein, and Eric Sherman
Email:	leonard.klingbaum@ropesgray.com ryan.dahl@ropesgray.com max.silverstein@ropesgray.com eric.sherman@ropesgray.com

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If to the Supporting Creditors:

To each Supporting Creditor at the addresses or e-mail addresses set forth below the Supporting Creditor’s signature page to this Agreement (or to the signature page to a Joinder Agreement).

and in the case of any Super HoldCo Lender, with a copy to (which shall not constitute notice):

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attn: Kris Hansen, Chris Guhin, and Allison Miller
Email:	krishansen@paulhastings.com
chrisguhin@paulhastings.com
allisonmiller@paulhastings.com

and in the case of any RCF Lender, with a copy to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: Scott Greissman and Andrew Zatz
Email:	sgreissman@whitecase.com
azatz@whitecase.com

and in the case of any 2025 Noteholder or 2029 Noteholder, with a copy to (which shall not constitute notice):

Paul Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn: Sung Pak, Andrew Rosenberg, and Karen Zeituni
Email:	spak@paulweiss.com
arosenberg@paulweiss.com
kzeituni@paulweiss.com

Section 20.            Reservation of Rights; No Admission. Subject to and except as expressly provided in this Agreement or in any amendment thereof agreed upon by the Parties pursuant to the terms hereof, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective Affiliates or subsidiaries). Without limiting the foregoing sentence in any way, if the Transaction is not consummated, or if this Agreement is terminated for any reason, nothing in this Agreement shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses.

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Section 21.            Representation by Counsel. Each Party acknowledges that it has been represented by counsel with respect to this Agreement and the Transaction. Accordingly, any applicable Law that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. No Party shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any applicable Law would, or might cause, any provision to be construed against such Party.

Section 22.            E-mail Consents. If a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties or the applicable Supporting Creditors, then such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the applicable Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including e-mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

Section 23.            No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Entity that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein); provided, however, that the foregoing shall not apply to any Definitive Documents executed in connection with this Agreement. No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, Affiliate, controlling Entity, agent, attorney or other representative of any Party (including any Entity negotiating or executing this Agreement on behalf of a Party), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, Affiliate, controlling Entity, agent, attorney or other representative of any of the foregoing and in their capacities as such (other than any of the foregoing that is a Party), shall have any liability with respect to this Agreement or with respect to any Proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an Entity against its owners or Affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, except for claims related to any act or omission constituting actual fraud, gross negligence, or willful misconduct.

Section 24.            Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Creditors under this Agreement shall be several, not joint. It is understood and agreed that no Supporting Creditor has any duty of trust or confidence of any kind or form with respect to any other Supporting Creditor or the Company Parties and, except as expressly provided in this Agreement, there are no commitments between or among them. In this regard, it is understood and agreed that any Supporting Creditor may trade in the Existing Loans, Existing Notes or Existing Interests without the consent of the Company Parties or any other Supporting Creditor, subject to applicable Laws and the terms of this Agreement. No prior history, pattern, or practice of sharing confidences between or among the Supporting Creditors or the Company Parties shall in any way affect or negate this Agreement. No Supporting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) with any of the other Supporting Creditors.

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Section 25.            Confidentiality and Redactions. No Party shall disclose to any Entity (including for the avoidance of doubt, any other Supporting Creditor) the principal amount or percentage of the Existing Loans, Existing Notes, or Disclosable Economic Interests held by any Supporting Creditor; provided, however, that (a) a Party may disclose the foregoing information as may be required by applicable Law, (b) the Parties shall be permitted to disclose the foregoing information at any time to legal, accounting, financial and other advisors to the Company Parties, the RCF Advisors, the Super HoldCo Advisors, and the Noteholder Advisors, and (c) the Company Parties shall be permitted to disclose at any time (i) the foregoing information on a confidential basis to its Affiliates and (ii) the aggregate principal amount of, and aggregate percentage of, any class of the Existing Loans, Existing Notes, or Disclosable Economic Interests held by the Supporting Creditors collectively. The Supporting Creditors hereby consent to the disclosure of the execution, terms and contents of this Agreement by the Company Parties in the Definitive Documents or as otherwise required by Law; provided, further, that (a) if any of the Company Parties determines that they are required to attach a copy of this Agreement, any Joinder Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, they will redact any reference to or concerning a specific Supporting Creditors’ holdings of Existing Loans, Existing Notes, and Disclosable Economic Interests and (b) if disclosure of additional identifying information of any Supporting Creditor is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each affected Supporting Creditor (who shall have the right to seek a protective order before disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement or any Joinder Agreement, which redacted closing sets may be shared with the Supporting Creditors.

Section 26.            Transaction Expenses. Subject to the terms of the applicable engagement letter or fee reimbursement letter, the Company Parties hereby agree, on a joint and several basis, to pay in cash, the Transaction Expenses as follows:

(a)	All accrued and unpaid reasonable and documented fees, costs, and expenses of Paul Hastings LLP, Paul Weiss, Rifkind, Wharton & Garrison LLP, and White & Case LLP for which an invoice has been received by the Company Parties on or before the Support Effective Date shall be paid in full in cash within five Business Days following the Support Effective Date.

(b)	On the Closing Date, all accrued and unpaid reasonable and documented Transaction Expenses of the Noteholder Advisors, the RCF Advisors and the Super HoldCo Advisors, for which this Agreement has not previously been terminated (other than a termination in connection with the Closing Date) incurred up to (and including) the Closing Date shall be paid consistent with any engagement letters or fee reimbursement letters in full in cash on the Closing Date against receipt of invoices.

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The Company Parties shall negotiate in good faith to execute all engagement letters for the Noteholder Advisors, the RCF Advisors, and the Super HoldCo Advisors to the extent not executed on or before the Support Effective Date.

Section 27.            Identified Business Unit(s) and/or Trading Desk(s). For the avoidance of doubt, where a Supporting Creditor enters into or accedes to this Agreement through an identified business unit(s) and/or trading desk(s) in respect of any debt (as specified in the signature page to this Agreement or a Joinder to this Agreement), the terms of this Agreement shall apply only to that identified business unit(s) and/or trading desk(s) and not any other business unit(s) and/or trading desk(s) within the legal entity which has not signed or acceded to this Agreement (in accordance with the terms of this Agreement) separately in respect of any debt or other instrument which it legally or beneficially owns and, therefore, that Supporting Creditor shall not be required to procure compliance with this Agreement on behalf of such other business unit(s) and/or trading desk(s) within that legal entity.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Trinseo Luxco Finance SPV S.à r.l.

By:	/s/ David Stasse
Name: David Stasse
Title: Manager

Trinseo Holding S.à r.l.

By:	/s/ David Stasse
Name: David Stasse
Title: Manager

Trinseo Materials Operating S.C.A., acting by its general partner, Trinseo Holding S.á r.l., itself represented by:

By:	/s/ David Stasse
Name: David Stasse
Title: Manager

Trinseo Luxco S.à r.l.

By:	/s/ David Stasse
Name: David Stasse
Title: Manager

Trinseo PLC

By:	/s/ David Stasse
Name: David Stasse
Title: Chief Financial Officer and Executive Vice President

Trinseo Ireland Holdings Limited

By:	/s/ Seamus McCormack
Name: Seamus McCormack
Title: Director

Supporting Creditor Signature Page to
the Transaction Support Agreement

SUPPORTING CREDITOR [●], AS SUPPORTING CREDITOR AND SOLELY IN RESPECT OF THE LOAN(S), NOTES, AND/OR COMMITMENTS SET FORTH HEREIN BELOW

[Supporting Creditor]

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:	Amount
Super HoldCo Loans	$[●]
OpCo Term Loans (principal amount)	$[●]
RCF Obligations	$[●]
2028 Term Loans	$[●]
2025 Notes	$[●]
2029 Notes	$[●]
Other Disclosable Economic Interests (including participation interests)	$[●]

Schedule 1

1.	Trinseo Luxco Finance SPV S.à r.l. (Finance SPV)

2.	Trinseo Holding S.à r.l. (Trinseo Holdings)

3.	Trinseo Materials Operating S.C.A. (OpCo)

4.	Trinseo Luxco S.à r.l. (Trinseo LuxCo)

5.	Trinseo Ireland Holdings Limited (Trinseo Ireland)

EXHIBIT A

Overall Transaction Term Sheet

Final Version

EXHIBIT A

OVERALL TRANSACTION TERM SHEET

This term sheet (including the annexes, exhibits and schedules, hereto, this “Term Sheet”) is the Overall Transaction Term Sheet as defined in that certain Transaction Support Agreement, dated as of December 8, 2024 (the “TSA”) to which this Term Sheet is attached, and sets forth the material terms and conditions of the Transactions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the TSA.

This Term Sheet does not include a description of all the terms, conditions, and other provisions that are to be contained in the Definitive Documents governing the Transactions, which remain subject to negotiation and completion in accordance with the TSA and applicable Law. However, the Definitive Documents and other documents executed to effectuate the Transactions shall not contain any terms or conditions that are inconsistent in any material respect with this Term Sheet, the other Transaction Term Sheets attached to the TSA or the TSA itself.

THIS TERM SHEET DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS SET FORTH IN THIS TERM SHEET AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

Overall Transaction Term Sheet
Transaction Overview	Pursuant to the TSA, and subject to the terms and conditions thereof, the Parties have agreed to implement, consummate, support and consent to, as applicable, the Transactions, including, inter alia, (a) the LuxCo Merger Transactions, (b) the Unsub Designation Transactions, (c) the Foreign Guaranty Transactions, (d) the New Superpriority OpCo Revolving Facility Transactions, (e) the Exchange Offer Transactions, (f) OpCo Credit Agreement Transactions, (g) the Super HoldCo Transactions and (h) any other transactions, documents, or steps reasonably necessary to consummate any of the foregoing. The Transactions will be subject to the Definitive Documents, pursuant to the terms of, and the consent and approval rights set forth in, the TSA (including the attachments thereto).
LuxCo Merger Transactions	On or within 10 Business Days of the Support Effective Date (or such later date as agreed to by the Company Parties), Trinseo Materials Operating S.C.A., a partnership limited by shares (société en commandite par actions) organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B153586 (“OpCo”) will merge with and into Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B 153582 (“Trinseo Holdings”), with Trinseo Holdings as the surviving entity, and Trinseo Holdings assuming all of OpCo’s rights and obligations, including under the OpCo Credit Agreement, the 2025 Indenture and the 2029 Indenture (the “LuxCo Merger”). In connection with the LuxCo Merger, the Company Parties will implement the following related transactions (together with the LuxCo Merger, the “LuxCo Merger Transactions”):
	1.	the transfer by Trinseo Ireland Holdings Limited, an Irish private limited company (“Trinseo Ireland”) of 100% of its Equity Interests in OpCo to Trinseo Holdings;
	2.	the transfer by Trinseo LuxCo of 100% of its Equity Interests in Trinseo LuxCo Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the RCS under number B279526 (“Finance SPV”) to Trinseo PLC;
	3.	the conversion of OpCo from a partnership limited by shares (société en commandite par actions) to a private limited liability company (société à responsabilité limitée);
	4.	the release of Trinseo LuxCo S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the RCS under number B153577 (“Trinseo LuxCo”) from all of its obligations under the Super HoldCo Credit Agreement and Super HoldCo Collateral Documents;

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	5.	the joinder of Trinseo LuxCo as a “guarantor” and “holdings” under the OpCo Credit Agreement;
	6.	the joinder of Trinseo PLC as a “guarantor” under the Super Holdco Credit Agreement;
	7.	the subordination of the obligations under that certain Loan Agreement, dated as of September 8, 2023, between Finance SPV, as the lender, and Trinseo LuxCo, as borrower, to the obligations under the OpCo Credit Agreement;
	8.	the amendment of the articles of association of Trinseo Holdings and Finance SPV; and
	9.	any other joinders, releases, pledges and other transactions associated therewith.
Pursuant to the TSA, the Supporting Creditors have consented to the LuxCo Merger Transactions and have agreed to enter into or direct their respective applicable Administrative Agent to enter into, as applicable, the following amendments to facilitate the LuxCo Merger Transactions (such amendments, collectively, the “LuxCo Merger Amendments”):
	1.	an amendment to the OpCo Credit Agreement, substantially in the form attached as Annex A to this Term Sheet (the “2024 LuxCo Merger Amendment”);
	2.	an amendment to the Super HoldCo Credit Agreement, substantially in the form attached as Annex B to this Term Sheet (the “Amendment No. 2 to Super HoldCo Credit Agreement”);
	3.	a supplemental indenture to the 2025 Indenture, substantially in the form attached as Annex C to this Term Sheet (the “Sixth Supplemental Indenture to the 2025 Indenture”); and
	4.	a supplemental indenture to the 2029 Indenture, substantially in the form attached as Annex D to this Term Sheet (the “Sixth Supplemental Indenture to the 2029 Indenture”).
UnSub Designation Transactions	On, and subject to the occurrence of, the Closing Date, Aristech and Altuglas shall be designated as “unrestricted subsidiaries” under the OpCo Credit Agreement, New Superpriority OpCo Credit Agreement and 2029 Indenture, notwithstanding anything in the OpCo Credit Agreement, New Superpriority OpCo Credit Agreement and 2029 Indenture to the contrary (the “UnSub Designations”).
In connection with the UnSub Designations, the Company Parties will implement, and pursuant to the TSA the Supporting Creditors have consented to and have agreed to support and facilitate the following transactions and amendments, which transactions and amendments shall be effective on, and subject to the occurrence of, the Closing Date and occur in the order set forth below (together with the UnSub Designations, the “UnSub Designation Transactions”):

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1.	The Company Parties shall obtain (and the Supporting Creditors shall direct the Administrative Agents to provide) customary release documentation to evidence the release of Aristech and Altuglas from their respective obligations under the OpCo Credit Agreement and 2029 Indenture;
2.	The OpCo Administrative Agent shall (and the Supporting OpCo Lenders shall direct the OpCo Administrative Agent to) release any lien granted by Trinseo Europe GmbH (“Trinseo Europe”) to the OpCo Administrative Agent under the OpCo Credit Agreement in the intellectual property and license agreements held by Trinseo Europe that is necessary to operate the businesses of Aristech and Altuglas (it being understood and agreed that the schedule of intellectual property and existing license agreements (the “Existing IP License Agreements”) delivered by the Company Advisors to the Noteholder Advisors, RCF Advisors and Super HoldCo Advisors on December 2, 2024 is acceptable to the Supporting Creditors) (the “Aristech and Altuglas IP”);
3.	Trinseo Europe shall grant the Super HoldCo Administrative Agent and the New Super HoldCo Notes Indenture Trustee a security interest in the Aristech and Altuglas IP and the related Existing IP License Agreements with the liens securing the obligations under the Super HoldCo Credit Agreement senior in all respects to the liens securing the obligations under the New 2L Super HoldCo Notes Indenture and otherwise consistent with that certain Intercreditor Agreement to be dated on the Closing Date between the Super HoldCo Administrative Agent and the New Super HoldCo Notes Indenture Trustee (the “Super HoldCo Intercreditor Agreement”).
4.	Trinseo Europe on one hand, and Aristech and Altuglas, on the other hand, shall agree to the terms of new license agreements (the “New License Agreements”) with respect to the use of the Aristech and Altuglas IP, which New License Agreements shall, (i) be entered into on the Closing Date; provided that the operative provisions thereunder shall take effect, and replace and supersede the Existing IP License Agreements, automatically upon the occurrence of an event of default under the Super HoldCo Credit Agreement or New 2L Super HoldCo Notes Indenture, (ii) constitute collateral under the Super HoldCo Credit Agreement and New 2L Super HoldCo Notes Indenture, with the priorities set forth in the Super HoldCo Intercreditor Agreement and (iii) be reasonably satisfactory to the Requisite Supporting Super HoldCo Lenders.

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	5.	Trinseo Europe shall join the Foreign Guaranty as a guarantor thereunder (the “Trinseo Europe Guaranty”).
	6.	The Debt Documents shall be amended to permit the UnSub Designations, including any amendments under the applicable unrestricted subsidiary designation provisions and the transactions with affiliates covenants, to permit all transactions between Aristech and Altuglas on one hand, and the other Company Parties and subsidiaries thereof, on the other hand, that are in the ordinary course of business.
	7.	Aristech and Altuglas shall join the Super HoldCo Credit Agreement and New 2L Super HoldCo Notes Indenture as guarantors and grantors.
Foreign Guaranty Transactions	On, and subject to the occurrence of, the Closing Date, (i) the Foreign Guarantors (as defined in the Super HoldCo Closing Date Amendment) shall enter into (a) an amendment and restatement of that certain Limited Guaranty, dated as of September 8, 2023, removing the Guaranty Limit (as defined therein) (as amended and restated, the “Foreign Guaranty”), pursuant to which, among other things, Trinseo Europe shall become a guarantor thereunder, and (b) an amendment and restatement of that certain Pledge and Security Agreement, dated as of September 8, 2023, and (ii) Trinseo Europe shall grant the Super HoldCo Administrative Agent and the New Super HoldCo Notes Indenture Trustee a security interest in (I) the Aristech and Altuglas IP and the related Existing IP License Agreements with the lien priority set forth in the Super HoldCo Intercreditor Agreement and (II) all of its other assets that are pledged to secure the obligations under the OpCo Credit Agreement and Superpriority Credit Agreement with the lien priority set forth in the OpCo Intercreditor Agreement (as defined herein) (collectively, the “Foreign Guaranty Transactions”).
New Super Priority OpCo Revolving Facility Transactions	On, and subject to the occurrence of, the Closing Date, (i) the Supporting OpCo RCF Lenders will provide a $300,000,000 New Super Priority OpCo Revolving Facility, in an initial aggregate principal committed amount of $300 million, (ii) the New Superpriority Revolver Administrative Agent, the OpCo Administrative Agent, and, solely with respect to Trinseo Europe, the Super HoldCo Administrative Agent and the New Super HoldCo Notes Indenture Trustee, shall enter into an Intercreditor Agreement (the “OpCo Intercreditor Agreement”) providing that (a) the liens securing the obligations under the New Super Priority OpCo Revolving Facility (the “Super Priority Revolver Liens”) are senior in all respects to the liens securing the obligations under the OpCo Credit Agreement (the “OpCo Liens”), (b) with respect to the license agreements, tolling agreements, intellectual property, inventory or other assets of Trinseo Europe associated with the Foreign Guarantors, (1) the Super Priority Revolver Liens shall be senior in all respects to the Super HoldCo Loan Liens (as defined below), the Super HoldCo Notes Liens (as defined below) and the OpCo Liens, (2) the liens securing the obligations under the Super HoldCo Credit Agreement (the “Super HoldCo Loan Liens”) shall be second priority and senior in all respects to the Super HoldCo Notes Liens and the OpCo Liens, (3) the liens securing the obligations under the New 2L Super HoldCo Notes Indenture (the “Super HoldCo Notes Liens”) shall be third priority and senior in all respects to the OpCo Liens, and (4) the OpCo Liens shall be fourth priority in all respects, and (c) with respect to all other assets of Trinseo Europe, (1) the Super Priority Revolver Liens shall be senior to the Super HoldCo Loan Liens, the OpCo Liens and the Super HoldCo Notes Liens in all respects, (2) the OpCo Liens shall be second priority and senior to the Super HoldCo Loan Liens and Super HoldCo Notes Liens in all respects, (3) the Super HoldCo Loan Liens shall be third priority and senior to the Super HoldCo Notes in all respects, and (4) the Super HoldCo Notes Liens shall be fourth priority in all respects, and (iii) the Company Parties shall terminate the revolving commitments of the Supporting OpCo RCF Lenders under the OpCo Credit Agreement, in each case, on the terms and subject to the conditions set forth in the New Superpriority Revolver Term Sheet, attached to the TSA as Exhibit B (collectively, the “New Superpriority OpCo Revolving Facility Transactions”).

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The Exchange Offer Transactions	On the Exchange Commencement Date, the Company Parties shall commence the Exchange Offer in accordance with the New 2L Super HoldCo Notes Term Sheet attached to the TSA as Exhibit C and the Offering Memorandum (the “Exchange Offer Transactions”). Each Supporting 2029 Noteholder shall tender 100% of its Existing Notes in the Exchange Offer at a 15% discount to par in exchange for New 2L Super Holdco Notes. On, and subject to the occurrence of, the Closing Date, Finance SPV, as co-issuer, Trinseo NA Finance SPV, LLC, as co-issuer, the guarantors party thereto and the New Super HoldCo Notes Indenture Trustee shall enter into the New 2L Super HoldCo Notes Indenture and issue the New 2L Super HoldCo Notes in accordance with the terms of the Exchange Offer.
OpCo Credit Agreement Transactions

On, and subject to the occurrence of, the Closing Date, (i) Trinseo Holdings shall issue two new tranches of new incremental term loans under the OpCo Credit Agreement to Finance SPV, with (a) the first tranche of incremental term loans in an amount equal to $115,000,000 (the “New Incremental Term Loan-A”) and (b) the second tranche of incremental term loans in an amount equal to the aggregate principal face amount of New 2L Super HoldCo Notes issued under the New 2L Super HoldCo Notes Indenture on the Closing Date (the “New Incremental Term Loan-B” and, together with the New Incremental Term Loan-A, the “New Incremental Term Loans”), in each case, with the terms and conditions set forth in the OpCo Credit Agreement Amendment and (ii) the OpCo Credit Agreement shall be amended to, inter alia, (a) document the New Incremental Term Loans, (b) permit the UnSub Designation Transactions, (c) permit the Foreign Guaranty Transactions, (d) permit the New Super Priority OpCo Revolving Facility Transactions, (e) direct the OpCo Administrative Agent to enter into the OpCo Intercreditor Agreement, and (f) make any other changes to the OpCo Credit Agreement to facilitate the Transactions as determined by the Company Parties and the Requisite Supporting Super HoldCo Lenders, in each case, on the terms and conditions substantially set forth in the OpCo Credit Agreement Amendment attached as Exhibit E to the TSA (collectively, the “OpCo Credit Agreement Transactions”).

In accordance with Section 9(b) of the 2023 Incremental and Refinancing Amendment, dated as of September 8, 2023, to the OpCo Credit Agreement, the Supporting Super HoldCo Lenders agree to direct the Super HoldCo Administrative Agent to deliver a written consent to the OpCo Administrative Agent with respect to any action taken by Finance SPV in its capacity as a lender under the OpCo Credit Agreement that are necessary or desirable to facilitate the OpCo Credit Agreement Transactions, in all cases, so long as consistent with the terms set forth in this Term Sheet.

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Super HoldCo Transactions	On, and subject to the occurrence of, the Closing Date, (i) the Super HoldCo New Money Participating Lenders shall fund the Super HoldCo Incremental Term Loan to Finance SPV, (ii) the Super Holdco New Money Participating Lenders and Super Holdco Non-New Money Consenting Lenders, who will collectively constitute 100% of the Super HoldCo Lenders as of the Closing Date, shall consent to and execute the Super HoldCo Credit Agreement Amendment to permit, inter alia, (a) the incurrence of the New 2L Super HoldCo Notes, (b) the incurrence of the New Superpriority OpCo Revolving Facility, (c) the UnSub Designation Transactions and (d) the Super Holdco Incremental Term Loan, (iii) the Supporting Super HoldCo Lenders shall direct the Super HoldCo Administrative Agent to enter into the Super HoldCo Intercreditor Agreement, (iv) Aristech and Altuglas shall become guarantors and grantors under the Super HoldCo Credit Agreement, (v) Trinseo Europe shall enter into the Trinseo Europe Guaranty and (vi) Trinseo Europe shall grant the Super HoldCo Administrative Agent a security interest in the Aristech and Altuglas IP and Existing License Agreements in accordance with the lien priorities set forth in the Super HoldCo Intercreditor Agreement, in each case, on terms and subject to the conditions set forth in the Super HoldCo Credit Agreement Amendment, attached to the TSA as Exhibit D (collectively, the “Super HoldCo Transactions”).
2025 Notes Redemption	On, and subject to the occurrence of, the Closing Date, Trinseo Holdings shall use 100% of the proceeds of the Super HoldCo Incremental Term Loans to redeem the 2025 Notes at par value in cash.
Super HoldCo Commitment Letter	The Super HoldCo Commitment Parties shall purchase, pursuant to Section 3.07 of the Super HoldCo Credit Agreement, all Super HoldCo Loans held by all Super HoldCo Non-Consenting Lenders, subject in all respects to the terms and subject to the conditions set forth in the Super HoldCo Commitment Letters (as may be amended or modified by the parties thereto).

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OTHER TERMS OF THE TRANSACTION
Mutual Release	Each of the Company Parties, each Supporting Creditor and the Administrative Agents shall provide mutual and customary releases to each other, pursuant to an agreement that will contain terms and conditions consistent with the consent rights set forth in the TSA.
Conditions Precedent to the Closing Date

The occurrence of the Closing Date shall be subject to the satisfaction or waiver of the following conditions precedent:

(a)   The TSA shall continue to be in full force and effect;

(b)   The LuxCo Merger Transactions shall have occurred, unless waived by the Company Parties in their sole discretion;

(c)   All Definitive Documents for the Transaction shall have been executed, delivered and remain in full force and effect (as applicable), which Definitive Documents shall satisfy the requirements set forth in the TSA and the Transaction Term Sheets;

(d)   All Transaction Expenses invoiced at least one (1) Business Day before the Closing Date shall have been paid as set forth in the TSA; and

(e)   The conditions to the effectiveness of the Definitive Documents (other than the occurrence of the Closing Date) shall have been satisfied or waived in accordance with their terms, which conditions shall be consistent with the conditions set forth in each Transaction Term Sheet.

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Annex A

2024 LuxCo Merger Amendment

[See Attached]

Execution Version

2024 LUXCO MERGER AMENDMENT (this “Amendment”), dated as of December [__], 2024, to the Existing Credit Agreement (as hereinafter defined), by and among TRINSEO HOLDING S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B153582 (“Existing Holdings”), TRINSEO IRELAND HOLDINGS LIMITED, an Irish private company limited by shares (“Intermediate Holdings”), TRINSEO MATERIALS OPERATING S.C.A., a partnership limited by shares (société en commandite par actions) organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153586 (the “Existing Lead Borrower”), acting by its general partner, Existing Holdings, TRINSEO MATERIALS FINANCE, INC., a Delaware corporation (the “Co-Borrower”, and together with the Existing Lead Borrower, the “Existing Borrowers” and each, an “Existing Borrower”), TRINSEO LUXCO S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153577 (“Trinseo LuxCo”), and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender.

WHEREAS, Existing Holdings, Intermediate Holdings, the Existing Borrowers, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, are parties to the Credit Agreement dated as of September 6, 2017 (as amended, restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”, and the Existing Credit Agreement, as amended by this Amendment, the “Amended Credit Agreement”);

WHEREAS, the Loan Parties have requested that the Required Lenders (as defined in the Existing Credit Agreement) amend the Existing Credit Agreement to permit the LuxCo Merger Transactions and such Lenders have consented to the amendments in Section 2 hereof and have instructed the Administrative Agent to agree to the waivers herein and execute this Amendment and the related documents;

WHEREAS, upon consummation of the LuxCo Merger Transactions, Trinseo LuxCo, the direct parent of Existing Holdings, will become a Guarantor under the Amended Credit Agreement; and

WHEREAS, the parties hereto have agreed to amend the Existing Credit Agreement to permit the LuxCo Merger Transactions upon the satisfaction of the requirements set forth herein, including, but not limited to, the joinder of Trinseo LuxCo as a Guarantor under the Amended Credit Agreement and Existing Holdings assuming all obligations of the Existing Lead Borrower under the Amended Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement.

SECTION 2. Amendments. Each of the parties hereto agrees that, effective as of the Sixth Amendment Effective Date (as defined below) and subject to the satisfaction (or waiver) of the conditions set forth herein, the Existing Credit Agreement shall be amended as set forth below:

(a)           The introductory paragraph of the Existing Credit Agreement shall be amended by (i) replacing the reference to “(“Holdings”)” contained therein with “(“Trinseo SARL”)”, (ii) replacing the reference to “(the “Lead Borrower”)” contained therein with “(“Trinseo Materials”)”, and (iii) replacing the “.” at the end of such paragraph with the following:

“, and, upon the occurrence of the 2024 LuxCo Merger Amendment Effective Date, TRINSEO LUXCO S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153577 (“Successor Holdings”).”

(b) The following new defined terms and their respective definitions shall be added in the appropriate alphabetical order in Section 1.01:

““2024 LuxCo Merger Amendment” means that certain 2024 LuxCo Merger Amendment, dated as of the 2024 LuxCo Merger Amendment Effective Date, under which the Administrative Agent (pursuant to Required Lender instruction) consented to, among other things, the LuxCo Merger Transactions.

“2024 LuxCo Merger Amendment Effective Date” means December [__], 2024.

“Lead Borrower” shall mean (a) prior to the 2024 LuxCo Merger Amendment Effective Date, Trinseo Materials and (b) on and after 2024 LuxCo Merger Amendment Effective Date, Trinseo SARL.

“LuxCo Finance” means Trinseo LuxCo Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under number B279526.

“LuxCo Merger Transactions” means (a) the transfer by Intermediate Holdings of all of its Equity Interests in Trinseo Materials to Trinseo SARL, (b) the transfer by Successor Holdings of its entire ownership interest in LuxCo Finance to Trinseo PLC, a public limited company incorporated in Ireland, (c) the conversion of Trinseo Materials from a partnership limited by shares (société en commandite par actions) to a private limited liability company (société à responsabilité limitée), (d) the merger of Trinseo Materials with and into Trinseo SARL, with Trinseo SARL as the surviving entity and (e) any other transaction, merger, amalgamation, consolidation, conversion or other transaction consummated in connection therewith.

“Successor Holdings” shall have the meaning set forth in the introductory paragraph.

“Trinseo Materials” shall have the meaning set forth in the introductory paragraph.

“Trinseo SARL” shall have the meaning set forth in the introductory paragraph.”

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(c) the following defined terms and their respective definitions as they appear in Section 1.01 shall be amended and restated as follows:

““Change of Control” shall be deemed to occur if:

(a) any (1) Person (other than the Management Stockholders that in the aggregate own, beneficially or of record, no more than ten percent (10%) of the outstanding voting stock of Holdings) or (2) Persons (other than the Management Stockholders that in the aggregate own, beneficially or of record, no more than ten percent (10%) of the outstanding voting stock of Holdings) constituting a “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), becomes the beneficial owner, directly or indirectly, of Equity Interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) a “change of control” (or similar event) shall occur in any document pertaining to any Incremental Equivalent Debt, any Refinancing Equivalent Debt, any Senior Notes or, in each case, any Permitted Refinancing thereof and such Indebtedness is in an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c) Holdings or one or more Intermediate Holding Companies ceases to own, in the aggregate, 100% of the Equity Interests of the Lead Borrower.

Notwithstanding anything to the contrary contained herein, the consummation of the LuxCo Merger Transactions shall not constitute a Change of Control.

“fair market value” means (a) except as otherwise provided clause (b) below, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Lead Borrower in good faith and (b) with respect to Securitization Assets, the current value that would be attributed to such Securitization Assets by an independent and unaffiliated third party purchasing the Securitization Assets in an arms-length sale transaction, as determined in good faith by the board of managers (conseil de gérance) of, prior to the 2024 LuxCo Merger Amendment Effective Date, Existing Holdings, as general partner of the Lead Borrower and, on and after the 2024 LuxCo Merger Amendment Effective Date, the Lead Borrower.

“Holdings” shall mean (i) prior to the 2024 LuxCo Merger Amendment Effective Date, Trinseo SARL and (ii) on and after the 2024 LuxCo Merger Amendment Effective Date, Successor Holdings.

“Parent” means Trinseo Public Limited Company, a public limited company incorporated in Ireland with registered number 562693, and any holding company Subsidiary thereof which owns, directly or indirectly, 100% of the outstanding Equity Interests of the Lead Borrower.

“Permanent Representative” means the permanent representative of the general partner of Trinseo Materials.”

(d) The defined terms “Irish Finco” and “Irish Finco Collateral and Guarantee Requirement” shall be deleted from Section 1.01.

(e) Section 7.14 to the Existing Credit Agreement is hereby amended by: (i) replacing “(ix)” appearing therein with “(x)”; and (ii) inserting a new clause (ix) as follows:

“(ix) in the case of Holdings, the incurrence of Indebtedness under that certain Loan Agreement dated as of September 8, 2023, by and between LuxCo Finance, as lender, and Holdings, as borrower, in an aggregate principal amount equal to $128,865,980, as in effect on the 2024 LuxCo Merger Amendment Effective Date, so long as such Indebtedness: (t) is not guaranteed by any Loan Party or Restricted Subsidiary, (u) is unsecured, (v) has a final scheduled maturity date after the Latest Maturity Date, (w) has a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the 2021 Incremental Term Loans, the 2023 Term Loans or any Extended Term Loans as to which the 2021 Incremental Term Loans or the 2023 Term Loans were the Existing Term Loan Tranche, (x) has no scheduled amortization, payments of interest in cash, payments of principal or any mandatory redemption, repurchase, prepayment or sinking fund obligations, in each case, prior to the Latest Maturity Date and (y) is subject to a Subordination Agreement”.

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SECTION 3. Waiver and Consent to LuxCo Merger Transactions. Subject to the terms of this Agreement, and upon satisfaction or wavier of the conditions specified in Section 5 of this Amendment, the Administrative Agent (subject to Section 11 hereof) hereby (a) consents to the LuxCo Merger Transactions and (b) waives any Defaults or Events of Default that may arise out of, or occur in connection with, the LuxCo Merger Transactions (the “Waiver and Consent”). The Waiver and Consent shall be effective only in this specific instance and for the specific purpose set forth herein, and does not allow for any other or further departure from the terms and conditions of the Amended Credit Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, Existing Holdings, Intermediate Holdings, the Existing Borrowers and Trinseo LuxCo each represents and warrants to the other parties hereto on the Sixth Amendment Effective Date that:

(a)           (i) the execution, delivery and performance by such Loan Party of this Amendment (which for purposes of this Section 4 shall include the Acknowledgment and Confirmation delivered pursuant to Section 5 of this Amendment) is within such Loan Party’s corporate or other organizational power and has been duly authorized by all necessary corporate or other organizational action of each such Loan Party and (ii) this Amendment has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except (A) as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, (B) the need for filings, registrations and, with respect to Collateral owned by Foreign Subsidiaries, any other perfection steps necessary to create or perfect or register the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (C) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries;

(b)           the execution and delivery of this Amendment by each Loan Party party hereto and the performance by such Loan Party hereof:

(i)            does not require any material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in connection with (A) the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment, (B) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (C) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (D) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (1) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are or (within such applicable period will be) in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (2) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect; and

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(ii)           does not (A) contravene the terms of any Loan Party’s Organization Documents, (B) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01 of the Amended Credit Agreement), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (C) violate any material Law; except with respect to any conflict, breach, contravention or payment (but not the creation of any Lien) referred to in clause (ii)(B)(x), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect; and

(c)           the representations and warranties contained in Article V of the Amended Credit Agreement shall be true and correct in all material respects on and as of the Sixth Amendment Effective Date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period (other than the representations and warranties contained in Sections 5.05 and 5.13 of the Amended Credit Agreement, which shall be true and correct as of the Sixth Amendment Effective Date); provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

SECTION 5. Sixth Amendment Effective Date. This Amendment, including the amendments to the Existing Credit Agreement contained in Section 2 hereof shall become effective as of the first date (the “Sixth Amendment Effective Date”) on which each of the following conditions shall have been satisfied (or waived by the Administrative Agent at the direction of the Required Lenders):

(a)           the Administrative Agent (or its counsel) shall have received, each dated as of the date hereof unless otherwise indicated:

(i)	a counterpart signature page of this Amendment duly executed by Existing Holdings, Intermediate Holdings, the Existing Borrowers, Trinseo LuxCo and the Administrative Agent;

(ii)	the Acknowledgment and Confirmation, substantially in the form of Exhibit B attached hereto, executed and delivered by a Responsible Officer of each Loan Party under the Amended Credit Agreement (in each case, including by way of facsimile or other electronic transmission);

(iii)	the Assumption Agreement, executed by Existing Holdings, Existing Borrower, Trinseo LuxCo and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

(iv)	an Irish law share charge, in a form and substance reasonably satisfactory to the Collateral Agent, executed by Existing Holdings and the Collateral Agent together with all share certificates, stock transfer forms, dividend mandates, letters of authority and all other deliverables required to be delivered under the share charge;

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(v)	a Share Pledge Agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed by Trinseo LuxCo in favor of the Collateral Agent;

(vi)	a UCC-1 financial statement with respect to Trinseo LuxCo to be recorded, filed or stamped in form and substance reasonably satisfactory to the Collateral Agent;

(vii)	a counterpart signature page to the Global Intercompany Note and related allonge, executed by Trinseo LuxCo;

(viii)	a Release Agreement, executed by Alter Domus (US) LLC, as collateral agent (the “Super Holdco Facility Agent”) pursuant to that Credit Agreement, dated as of September 8, 2023 (the “Super HoldCo Credit Agreement”), by and among Trinseo LuxCo, as parent, Trinseo NA Finance LLC, a Delaware limited liability company, as holdings, LuxCo Finance, as the lead borrower, Trinseo NA Finance SPV LLC, a Delaware limited liability company, as the co-borrower, the guarantors party thereto from time to time and the lenders party thereto from time to time, which Release Agreement shall release Trinseo LuxCo from all of its obligations under the Super HoldCo Credit Agreement and Loan Documents (under and as defined in the Super HoldCo Credit Agreement);

(ix)	(i) either (x) a copy of the certificate or articles of incorporation, articles of association (statuts) or equivalent organizational document, including all amendments thereto (and, for the avoidance of doubt, including such organizational documents executed in connection with the LuxCo Merger Transactions), of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization (where relevant) or by the Luxembourg Companies Register with respect to the Luxembourg Loan Parties or (y) confirmation from such Loan Party that there has been no change to such organizational documents since last delivered to the Administrative Agent, (ii) a certificate of the secretary, an authorized representative, assistant secretary, or managing director (as applicable) of each Loan Party, dated the Sixth Amendment Effective Date and certifying (A) that (x) attached thereto is a true and complete copy of the certificate of incorporation (and, where applicable, certificate of change of name), by-laws, articles of association, constitution or operating, management, partnership or similar agreement of such Loan Party as in effect on the Sixth Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below or (y) there has been no change to such governing documents since last delivered to the Administrative Agent, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers, general meeting of the shareholders or other equivalent governing body of such Loan Party authorizing the execution, delivery and performance of this Amendment, as applicable, the Acknowledgment and Confirmation delivered pursuant to clause (B) above and any necessary security or pledge documents to which it is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect (as applicable), (C) that any attached certificate or articles of incorporation, equivalent organizational document, by-laws, operating, management, partnership or similar agreement (including, for the avoidance of doubt, including such similar documents and agreements executed in connection with the LuxCo Merger Transactions) of such Loan Party has not been amended (in the case of the articles of incorporation of each such Loan Party, since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (E) below), (D) as to the incumbency (where applicable) and specimen signature of each officer or authorized signatory executing this Amendment or any other document delivered in connection herewith on behalf of such Loan Party, (E) good standing certificates, business registration certificates or registrars (or, in each case, its equivalent) for each Loan Party from the jurisdiction in which it is organized (as applicable in the relevant jurisdiction except for the Luxembourg Loan Parties and Irish Guarantors), each dated a recent date prior to the Sixth Amendment Effective Date; and (F) for Luxembourg Loan Parties (x) that each such Luxembourg Loan Party is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), reprieve from payment (sursis de paiement), conciliation (conciliation), reorganisation procedure in the form of a mutual agreement (réorganisation par accord amiable), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a transfer by court order (réorganisation judiciaire par transfert par décision de justice), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and no application has been made or is to be made by its manager or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings, (y) a certificate of non-inscription of judicial decisions or of administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the Luxembourg Insolvency Register (Registre de l’insolvabilité) held and maintained with the Luxembourg Companies Register in relation to the Luxembourg Loan Parties dated as no earlier than one Business Day prior to the Sixth Amendment Effective Date and reflecting the situation no more than two Business Days prior to the Sixth Amendment Effective Date and (z) an excerpt (extrait) from the Luxembourg Companies Register pertaining to the Luxembourg Loan Parties dated no earlier than one Business Day prior to the Sixth Amendment Effective Date;

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(x)	(i) a customary opinion from Ropes & Gray LLP, as New York counsel for the Loan Parties and (ii) a capacity opinion from Loyens & Loeff Luxembourg S.à r.l., as Luxembourg counsel for the Loan Parties, in each case, reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the Lenders and dated as of the Sixth Amendment Effective Date;

(xi)	a Subordination Agreement, executed by LuxCo Finance, Trinseo LuxCo, each Loan Party, the Administrative Agent and the Super Holdco Facility Agent, with respect to that certain Loan Agreement, dated as of September 8, 2023, by and between Trinseo LuxCo, as borrower, and LuxCo Finance, as lender, pursuant to which Luxco Finance made available to Trinseo LuxCo a loan in an aggregate principal amount equal to $128,865,980; and

(xii)	a copy of the joint merger proposal dated as of July 29, 2024, published in the Luxembourg official gazette (Recueil Électronique des Sociétés et Associations) under publication reference RESA_2024_173.1549 on August 5, 2024, by and among Existing Holdings and the Existing Lead Borrower.

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(b)           all fees and expenses required to be paid by (or on behalf of) the Existing Borrowers to the Administrative Agent (including the reasonable and documented fees and expenses of White & Case LLP as counsel for the Administrative Agent) and the Required Lenders with respect to the transactions and amendments contemplated by this Amendment on or before the Sixth Amendment Effective Date pursuant to any written agreement with the Existing Borrowers shall have been (or shall substantially contemporaneously be) paid in full in cash;

(c)           the representations and warranties contained in Section 4 of this Amendment shall be true and correct on and as of the Sixth Amendment Effective Date;

(d)           after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing; and

(e)           the Administrative Agent shall have received, at least two Business Days prior to the Sixth Amendment Effective Date, all documentation and other information required about the Borrowers and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and a Beneficial Ownership Certification for any Borrower or Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, that has been requested in writing at least ten (10) Business Days prior to the Sixth Amendment Effective Date.

SECTION 6. Effect of Amendment.

(a)           Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle either Existing Borrower, Trinseo LuxCo or any other Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.

(b)           From and after the Sixth Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed to include a reference to the Amended Credit Agreement.

(c)           From and after the date hereof, this Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents. This Agreement shall not constitute a novation of the Amended Credit Agreement or any of the other Loan Documents.

SECTION 7. Amendments; Severability. (a) As of the date hereof, this Amendment may not be amended nor may any provision hereof be waived except pursuant to Section 10.01 of the Amended Credit Agreement.

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(b)           If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The illegality, invalidity or unenforceability of a provision in a particular jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction. In the event of any such illegality, invalidity or unenforceability, the parties shall negotiate in good faith with a view to agreeing on a legal, valid and enforceable replacement provision which, to the extent practicable, is in accordance with the intent and purposes of this Amendment and in its economic effect comes as close as possible to the illegal, invalid or unenforceable provision.

SECTION 8. Ratification and Reaffirmation. Each Loan Party hereto hereby (a) consents to the execution, delivery and performance of this Amendment and the performance of the Amended Credit Agreement and (b) ratifies and reaffirms: (x) its Obligations in respect of the Amended Credit Agreement and each of the other Loan Documents to which it is a party (including, without limitation, the Guaranty), as such Obligations have been amended by this Amendment, and all of the covenants, duties, indebtedness and liabilities under the Amended Credit Agreement and the other Loan Documents to which it is a party and (y) the Liens and security interests created in favor of the Administrative Agent and the Lenders pursuant to each Collateral Document; which Liens shall continue to secure the Obligations, in each case, on and subject to the terms and conditions set forth in the Amended Credit Agreement and the other Loan Documents.

Governing Law; Waiver of Jury Trial. THIS AMENDMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTIONS (WHETHER ARISING IN CONTRACT OR TORT, IN LAW OR EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 10.15 and 10.16 of the Amended Credit Agreement as amended by this Amendment are incorporated herein by reference, mutatis mutandis.

SECTION 9. Headings. Section headings herein are included for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

SECTION 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11. Administrative Agent. Pursuant to Section 3(a)(i) of that certain Transaction Support Agreement, dated as of December 9, 2024, the Administrative Agent is executing this Amendment on behalf, and at the instruction of, the Required Lenders. For the avoidance of doubt, the expense, indemnity and exculpatory provisions of Article IX of the Credit Agreement shall apply to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TRINSEO MATERIALS OPERATING S.C.A, acting by its general partner, TRINSEO HOLDING S.À R.L.

By:
Name:
Title:

TRINSEO MATERIALS FINANCE, INC.

By:
Name:
Title:

SIGNED and DELIVERED as a DEED for and on behalf of TRINSEO IRELAND HOLDINGS LIMITED by its lawfully appointed attorney

By:
under a power of attorney dated _______
in the presence of:

(Attorney’s signature)

(Witness’ signature)

(Witness’ name)

(Witness’ address)

(Witness’ occupation)

[Signature Page to Amendment to Credit Agreement]

TRINSEO HOLDING S.À R.L.

By:
Name:
Title:

[Signature Page to Amendment to Credit Agreement]

TRINSEO LUXCO S.À R.L.

By:
Name:
Title:

[Signature Page to Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amendment to Credit Agreement]

EXHIBIT B: Form of Acknowledgement and Confirmation

ACKNOWLEDGMENT AND CONFIRMATION

[__], 2024

1.             Reference is made to the 2024 LuxCo Merger Amendment dated as of December [_], 2024 (the “2024 LuxCo Merger Amendment”) to the Credit Agreement dated as of September 6, 2017 (as amended, restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among TRINSEO HOLDING S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B 153582, TRINSEO IRELAND HOLDINGS LIMITED an Irish private company limited by shares, TRINSEO MATERIALS OPERATING S.C.A., a partnership limited by shares (société en commandite par actions) organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153586, acting by its general partner, Holdings, TRINSEO MATERIALS FINANCE, INC., a Delaware corporation, as Co-Borrower, the Guarantors party thereto from time to time, Lenders party thereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, upon the 2024 LuxCo Merger Amendment Effective Date, TRINSEO LUXCO S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153577 and each of the other Persons party thereto. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement or 2024 LuxCo Merger Amendment, as applicable.

2.             Certain provisions of the Credit Agreement are being amended and/or modified pursuant to the 2024 LuxCo Merger Amendment. Each of the parties hereto hereby agrees that, with respect to each Loan Document to which it is a party, after giving effect to the 2024 LuxCo Merger Amendment:

(a)           all of its obligations (including all obligations under the Guaranty, which shall include, for the avoidance of doubt, following the Sixth Amendment Effective Date, the Obligations of Trinseo SARL as a Borrower), liabilities and indebtedness under such Loan Document, including guarantee obligations, shall remain in full force and effect on a continuous basis;

(b)           all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority to the extent provided for in Section 5.18 of the Credit Agreement of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged as collateral security for the applicable Obligations (including, for the avoidance of doubt, following the Sixth Amendment Effective Date, the Obligations of Trinseo SARL);

(c)           all liabilities and obligations arising under the Credit Agreement as amended pursuant to the 2024 LuxCo Merger Amendment shall form part of (but do not limit) the “Secured Obligations” (as applicable) as defined in each Collateral Document to which it is a party (including by incorporation); and

(d)           it only wishes to amend its rights and obligations under the Credit Agreement in accordance with the terms of the 2024 LuxCo Merger Amendment and that they do not wish to novate and/release any of their rights and obligations under the Credit Agreement.

3.             All clauses, terms, representations and conditions of the Collateral Documents shall remain in full force and effect and shall continue to secure any and all present and future obligations and liabilities under the Loan Documents.

4.             The security interests granted under the Collateral Documents shall be preserved and remain in full force and effect, as security over the collateral respectively secured therein, in accordance with its terms. Neither the rights and obligations of the pledgor under the Collateral Documents nor the rights, powers and remedies conferred upon the Collateral Agent by the Collateral Documents or by law, nor the pledges (as referred to therein) created thereby shall be discharged, released, impaired or otherwise affected by the 2024 LuxCo Merger Amendment.

5.             Each Guarantor party hereto consents to the terms and conditions of the 2024 LuxCo Merger Amendment, and agrees that each reference to the Credit Agreement in the Loan Documents shall, on and after the Sixth Amendment Effective Date, be deemed to be a reference to the Credit Agreement as amended by the 2024 LuxCo Merger Amendment.

6.             THIS ACKNOWLEDGMENT AND CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 10.15 and 10.16 of the Credit Agreement as amended, are incorporated herein by reference, mutatis mutandis.

7.             This Acknowledgment and Confirmation may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Acknowledgment and Confirmation by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Acknowledgment and Confirmation shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgment and Confirmation to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TRINSEO MATERIALS OPERATING S.C.A, acting by its general partner, TRINSEO HOLDING S.À R.L.

By:
Name:
Title:

TRINSEO HOLDING S.À R.L.

By:
Name:
Title:

TRINSEO MATERIALS FINANCE, INC.

By:
Name:
Title:

TRINSEO LUXCO S.À R.L.

By:
Name:
Title:

GUARANTORS:

TRINSEO LLC

By:
Name:
Title:

TRINSEO US HOLDING, INC.

By:
Name:
Title:

ALTUGLAS LLC

By:
Name:
Title:

ARISTECH SURFACES LLC

By:
Name:
Title:

TRINSEO (HONG KONG) LIMITED

Executed and Delivered as a DEED by
TRINSEO (HONG KONG) Limited
盛禧奧（香港）有限公司
Acting by:

Name:
Title: Director

Name:
Title: Director

Executed and Delivered as a Deed for and on behalf of
TRINSEO HOLDINGS ASIA PTE. LTD.

By:
Name:
Title: Director

By:
Name:
Title: Director

SIGNED and DELIVERED as a DEED for and on behalf of
TRINSEO FINANCE IRELAND UNLIMITED COMPANY by its lawfully appointed attorney

By:
under a power of attorney dated________ in the presence of:

(Attorney’s signature)

(Witness’ signature)

(Witness’ name)

(Witness’ address)

(Witness’ occupation)

SIGNED and DELIVERED as a DEED for and on behalf of TRINSEO IRELAND HOLDINGS LIMITED by its lawfully appointed attorney

By:
under a power of attorney dated_______ in the presence of:

(Attorney’s signature)

(Witness’ signature)

(Witness’ name)

(Witness’ address)

(Witness’ occupation)

SIGNED and DELIVERED as a DEED for and on behalf of TRINSEO IRELAND GLOBAL IHB LIMITED by its lawfully appointed attorney

By:
under a power of attorney dated______ in the presence of:

(Attorney’s signature)

(Witness’ signature)

(Witness’ name)

(Witness’ address)

(Witness’ occupation)

SIGNED and DELIVERED as a DEED for and on behalf of TRINSEO SERVICES IRELAND LIMITED by its lawfully appointed attorney

By:
under a power of attorney dated_____ in the presence of:

(Attorney’s signature)

(Witness’ signature)

(Witness’ name)

(Witness’ address)

(Witness’ occupation)

TRINSEO EUROPE GMBH

By:
Name:
Title:

TRINSEO EXPORT GMBH

By:
Name:
Title:

TRINSEO NETHERLANDS B.V.

By:
Name:
Title:

TRINSEO HOLDING B.V.

By:
Name:
Title:

HEATHLAND B.V.

By:
Name:
Title:

Annex B

Amendment No. 2 to Super HoldCo Credit Agreement

[See Attached]

Execution Version

SECOND AMENDMENT

TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of December [•], 2024, and is by and among TRINSEO LUXCO S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (the “R.C.S. Luxembourg”) under number B153577 (“Trinseo LuxCo”), TRINSEO NA FINANCE LLC, a Delaware limited liability company (“Holdings”), TRINSEO LUXCO FINANCE SPV S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B279526 (the “Lead Borrower”), TRINSEO NA FINANCE SPV LLC, a Delaware limited liability company (the “Co-Borrower”, together with the Lead Borrower, the “Borrowers” and each, a “Borrower”), the Guarantors party hereto from time to time, TRINSEO PLC, an Irish public limited company (“Successor Parent”), the Required Lenders identified on the signature pages hereof and ALTER DOMUS (US) LLC, as Administrative Agent and Collateral Agent (in such capacities, the “Administrative Agent”).

RECITALS:

WHEREAS, the Borrowers, Trinseo LuxCo, Holdings, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of September 8, 2023 (as amended by that certain First Amendment dated as of January 26, 2024 and as may be further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, including pursuant to this Amendment, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that the Required Lenders amend the Credit Agreement to permit and approve (a) the transfer by Trinseo LuxCo of 100% of its Equity Interests in the Lead Borrower to Successor Parent and the subsequent joinder of Successor Parent as a Guarantor under the Credit Agreement and (b) the irrevocable release, termination and discharge of (x) any Obligations of Trinseo LuxCo under the Loan Documents and (y) any and all Liens, pledges or other security interests granted by Trinseo LuxCo in its assets pursuant to the Loan Documents (collectively, the “LuxCo Merger Transactions”) upon the satisfaction of the requirements set forth herein.

WHEREAS, the Loan Parties, the Required Lenders and the Administrative Agent have agreed to amend the Existing Credit Agreement to facilitate the LuxCo Merger Transactions on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01         Defined Terms. Capitalized terms used but not otherwise defined herein (including in the preamble and the recitals hereto) have the meanings assigned to them in the Credit Agreement.

SECTION 1.02         Other Interpretive Provisions. The rules of construction in Article I of the Credit Agreement shall be equally applicable to this Amendment.

ARTICLE II

AMENDMENTS

SECTION 2.01         Credit Agreement Amendments. Each of the parties hereto agrees that, effective as of the Second Amendment Effective Date (as defined below) and subject to the satisfaction (or waiver) of the conditions set forth herein, the Existing Credit Agreement shall be amended as set forth below:

(a)	The introductory paragraph of the Existing Credit Agreement shall be amended by (i) replacing the reference to “(“Parent”)” contained therein with “(“Trinseo LuxCo”)” and (ii) replacing the “.” at the end of such paragraph with the following:

“, and, upon the occurrence of the Second Amendment Effective Date, TRINSEO PLC, an Irish public limited company (“Successor Parent”).”

(b)	All references to “Intercompany Parent Loan” shall be updated to “Intercompany Parent Note.”

(c)	The following new defined terms and their respective definitions shall be added in the appropriate alphabetical order in Section 1.01:

““LuxCo Merger Transaction” means the transfer by Trinseo LuxCo of 100% of its Equity Interests in the Lead Borrower to Successor Parent.”

““Lead Borrower AoA Amendment” means that amendment of the corporate object set forth in the articles of association of the Lead Borrower, to be enacted by notarial deed, which is to be executed on or around the Second Amendment Effective Date.”

““Second Amendment Effective Date” means December [●], 2024.”

““Successor Parent” shall have the meaning set forth in the introductory paragraph.”

““Trinseo LuxCo” shall have the meaning set forth in the introductory paragraph.”

““Trinseo PLC Luxembourg Share Pledge Agreement” means, the Luxembourg law governed share pledge agreement, dated as of the Second Amendment Effective Date, pursuant to which Successor Parent pledges to the Collateral Agent, on behalf of the Secured Parties, all the shares issued by the Lead Borrower.”

(d)	The following defined terms as they appear in Section 1.01 shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth below:

““Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York, ~~or~~ Luxembourg or Ireland or is a day on which banking institutions in such jurisdictions are authorized or required by Law to close, and in the case of a Business Day which relates to a SOFR Loan, a U.S. Government Securities Business Day.”

““Change of Control” shall be deemed to occur if:

(a)	Parent ceases to own one hundred percent (100%) of voting and economic interests of the Lead Borrower;

(b)	Holdings ceases to own one hundred percent (100%) of voting and economic interests of the Co-Borrower; or

(c)	a “change of control” (or similar event) shall occur in any document pertaining to any Incremental Equivalent Debt, the Trinseo Credit Agreement, the 2025 Senior Notes, the 2029 Senior Notes or, in each case, any refinancing thereof and such Indebtedness is in an aggregate outstanding principal amount in excess of the Threshold Amount.

Notwithstanding anything to the contrary contained herein, the consummation of the LuxCo Merger Transaction shall not constitute a Change of Control.”

““Collateral Documents” means, collectively, the Security Agreement, the Limited Guaranty, Limited Guarantor Security Agreement, ~~the Luxembourg Share Pledge Agreement,~~ the Luxembourg Receivables Pledge Agreement, the Intercompany Parent Note and accompanying allonge, any Intercompany Note and accompanying allonge, each Control Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, deeds of hypothecs, bonds, bond pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Sections 4.01, 4.02, 6.11 or 6.14, prior to the Second Amendment Effective Date, the Luxembourg Share Pledge Agreement and, on and after the Second Amendment Effective Date, the Trinseo PLC Luxembourg Share Pledge Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent and/or the Collateral Agent (as relevant), in each case for the benefit of the Secured Parties.”

““Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, dissolution, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, appointment of a business conciliator (conciliateur enterprises), insolvency, winding up, reorganization, or similar debtor relief Laws of the United States, Luxembourg, Ireland or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.”

““Excluded Asset” means (i) a direct pledge of the JV Interests so long as such direct pledge would require consent of Chevron Phillips Chemical Company LP and only to the extent and for so long as consent requirement is in effect; provided that proceeds and products of the JV Interests do not constitute Excluded Assets and shall constitute Collateral and (ii) (x) prior to the Second Amendment Effective Date, the Equity Interests that Parent owns in Trinseo Holdings~~.~~ and (y) on and after the Second Amendment Effective Date, the Equity Interests that Parent owns in Trinseo LuxCo.”

““Intercompany Parent Note” means that certain Loan Agreement, dated as of the Closing Date, by and between the Lead Borrower as lender and ~~Parent~~Trinseo LuxCo as borrower, pursuant to which the Lead Borrower made available to ~~Parent~~Trinseo LuxCo a loan in the principal amount of $128,865,980.””

““Luxembourg Insolvency Event” means, in relation to any Luxembourg Loan Party or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), ~~composition with creditors (concordat préventif de faillite)~~, moratorium or reprieve from payment (sursis de paiement), ~~controlled management (gestion contrôlée)~~, or any of the out of court or in-court reorganization procedures as provided for in the Luxembourg ~~bill no. 6539A of 19 July 2023 on business preservation and modernization of bankruptcy law, which aims to modernize Luxembourg’s insolvency laws, implementing the EU Directive 2019/1023 of the European Parliament and of the Council of 20 June 2019 on preventive restructuring frameworks~~ law of 7 August 2023 on the preservation of enterprises and modernizing bankruptcy law, fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

““Parent” ~~has the meaning set forth in the introductory paragraph of this Agreement.~~shall mean (i) prior to the Second Amendment Effective Date, Trinseo LuxCo and (ii) on and after the Second Amendment Effective Date, Successor Parent.”

““Permitted Investment” means:

(a)	ownership of Equity Interests of any Loan Party or any Subsidiary existing as of the Closing Date or, with respect to the ownership of Equity Interests of the Lead Borrower by Successor Parent, existing on and after the Second Amendment Effective Date;

(b)	unsecured and subordinated Investments made by a Loan Party in another Loan Party evidenced by and subject to an intercompany subordination agreement with respect to the Obligations;

(c)	ownership by the Co-Borrower of the JV Interests;

(d)	Investments in cash and Cash Equivalents;

(e)	Investments consisting of the 2023 Incremental Term Loans and 2023 Refinancing Term Loans, or any proceeds or distributions therefrom;

(f)	Investments received in connection with any Disposition permitted under Section 7.05; ~~and~~

(g)	Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit;

(h)	the Intercompany Parent Note; and

(i)	any unsecured Guarantee by any Loan Party of the obligations of any Affiliate of such Loan Party to suppliers, distributors, customers and licensees in the ordinary course of business.

For the avoidance of doubt, no Loan Party (other than Parent) shall form or acquire any Subsidiary after the Closing Date.”

““Solvent” and “Solvency” mean, with respect to any Person (other than a Person organized under Luxembourg law) on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is able to pay all that Person’s debts as and when they become due and payable (or, with respect to any Person incorporated under Irish law, is not unable to pay its debts as and when they become due) and does not fail or admit in writing its inability generally to pay its debts as they become due, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. With respect to any Person organized under Luxembourg law, “Solvent” and “Solvency” means such Person is not unable to pay its debts (in particular, it is not in a state of cessation of payments (cessation des paiements) and has not lost its commercial creditworthiness (ébranlement de crédit)) and would not become unable to do so.”

““Transactions” means, collectively, (a) the funding of the Tranche A Term Loans on the Closing Date, (b) the issuance by ~~Parent~~Trinseo LuxCo of the Intercompany Parent Note and the concurrent contribution of the proceeds thereof by ~~Parent~~Trinseo LuxCo to Trinseo Holdings and by Trinseo Holdings to Trinseo ~~Lead Borrower~~Materials (as defined in the Trinseo Credit Agreement) on the Closing Date, (c) contribution by Trinseo LLC of the JV Interests to the Co-Borrower, (d) the funding of the Tranche B Term Loans on the Closing Date, (e) entry into 2023 Incremental and Refinancing Amendment, (f) the refinancing in full of the 2018 Refinancing Term Loans (as defined in the Trinseo Credit Agreement) with the proceeds of the 2023 Refinancing Term Loans together with cash on hand on the Closing Date, (g) the redemption of not less than $385,000,000 of the principal amount of the 2025 Senior Notes with the proceeds of the 2023 Incremental Term Loans and cash on hand and (h) the payment of Transaction Expenses.”

““Trinseo Credit Agreement” means the Credit Agreement, dated as of September 6, 2017 by and among the Trinseo Lead Borrower, Trinseo Holdings, Trinseo ~~Materials S.à r.l.~~Ireland Holdings Limited, as Intermediate Holdings, Trinseo Co-Borrower, certain of Trinseo ~~Materials S.à r.l.’s~~Lead Borrower’s subsidiaries identified therein, the senior lenders (as named therein) and Trinseo Administrative Agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time, including pursuant to the 2023 Incremental and Refinancing Amendment and the 2024 LuxCo Merger Amendment (as defined in the Trinseo Credit Agreement).”

“Trinseo Holdings” means (i) prior to the Second Amendment Effective Date, Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153582 and (ii) on and after the Second Amendment Effective Date, Trinseo LuxCo.”

““Trinseo Lead Borrower” means (i) prior to the Second Amendment Effective Date, Trinseo Materials Operating S.C.A., a partnership limited by shares (société en commandite par actions) incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153586 and (ii) on and after the Second Amendment Effective Date, Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153582.”

(e)	Section 1.02(a) shall be amended as follows:

“(a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciare), administrative dissolution without liquidation (dissolution administrative sans liquidation), ~~composition with creditors (concordat préventif de faillite)~~, moratorium or reprieve from payment (sursis de paiement), ~~controlled management (gestion contrôlée)~~, or any of the out of court or in-court reorganization procedures as provided for in the Luxembourg law of 7 August 2023 on the preservation of enterprises and modernizing bankruptcy law, fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;”

(f)	Section 1.02(b) shall be amended as follows:

“a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur, ~~or~~ curateur~~,~~ mandataire de justice or conciliateur;”

(g)	The following shall be added as Section 1.02 (m):

“commencing negotiations with two or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted in order to reach an amicable agreement (accord amiable)”.

(h)	The following shall be added as Section 7.03(h):

“(h)  any unsecured Guarantee by any Loan Party of the obligations of any Affiliate of such Loan Party to suppliers, distributors, customers and licensees in the ordinary course of business.”

(i)	The following shall be added as Section 7.05(d):

“(d) the Loan Parties may consummate the LuxCo Merger Transactions.”

(j)	Section 7.07(q) shall be amended and restated in its entirety as follows:

“(q) not amend, restate, supplement or otherwise modify its Organization Documents in violation of this Agreement or in any respect that would impair its ability to comply with the Loan Documents.; provided; for the avoidance of doubt, that the Lead Borrower AoA Amendment is permitted.”

(k)	Section 8.01(f) shall be amended and restated in its entirety as follows:

“(f)   Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of, has instituted against it or has a petition presented against it for any proceeding under any Debtor Relief Law, or makes an assignment, arrangement or composition for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, controller, administrator, judicial manager, administrative receiver, process advisor, examiner or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, administrator, judicial manager, administrative receiver, process advisor, examiner or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or, in relation to any Luxembourg Loan Party, a Luxembourg Insolvency Event has occurred; or”

SECTION 2.02         No Novation. The execution and delivery of this Amendment shall not constitute a novation or termination of the Existing Credit Agreement or of the credit facility or any other Loan Document thereunder or in respect thereof, except as provided herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Required Lenders party hereto to enter into this Amendment, each Loan Party party hereto hereby represents to the Administrative Agent and the Lenders as of the date hereof as follows:

SECTION 3.01         Authorization. Such Loan Party is duly authorized to execute and deliver this Amendment and is duly authorized to perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party.

SECTION 3.02         No Contravention. The execution and delivery of this Amendment by such Loan Party does not and will not (i) contravene the terms of the Organization Documents of such Loan Party; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than as permitted by Section 7.01 of the Credit Agreement) under (x) any Contractual Obligation to which such Loan Party is a party or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iii) violate any applicable Law; in the case of the foregoing clauses (ii) and (iii), except to the extent such conflict, breach, violation or contravention could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03         Binding Effect. This Amendment is a legal, valid, and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar Laws of the United States or other applicable jurisdictions from time to time in effect relating to or affecting the rights and remedies of creditors generally or by general equitable principles.

ARTICLE IV

CONSENT TO LUXCO MERGER TRANSACTIONS

SECTION 4.01         Waiver and Consent to LuxCo Merger Transactions. Subject to the terms of this Amendment, and upon satisfaction or waiver of the conditions specified in Article V of this Amendment, the Administrative Agent and the Required Lenders party hereto hereby (a) consent to the LuxCo Merger Transactions and (b) waive any Defaults or Events of Default that may arise out of, or occur in connection with, the LuxCo Merger Transactions (the “Waiver and Consent”). The Waiver and Consent shall be effective only in this specific instance and for the specific purpose set forth herein, and does not allow for any other or further departure from the terms and conditions of the Credit Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

SECTION 4.02         Consent to Amendment of Trinseo Credit Agreement. Pursuant to Section 7.11 of the Existing Credit Agreement, the Required Lenders hereby (a) consent to the execution by the Lead Borrower of that certain 2024 LuxCo Merger Amendment to the Trinseo Credit Agreement, dated as of the date hereof (the “OpCo LuxCo Merger Amendment”), attached hereto as Exhibit A and (ii) confirm that the OpCo LuxCo Merger Amendment will not adversely affect the interests of the Secured Parties.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01         Conditions to Effectiveness. This Amendment, including the amendments to the Existing Credit Agreement set forth in Section 2.01 hereof, shall become effective on the first date each of the following conditions shall have been satisfied (or waived by the applicable Required Lenders) in form and substance satisfactory to the Administrative Agent and the Required Lenders (such date, the “Second Amendment Effective Date”):

(a)           The Administrative Agent (or its counsel) shall have received, each dated as of the date hereof unless otherwise indicated:

(i)	a counterpart signature page of this Amendment executed by each Loan Party, Successor Parent, the Administrative Agent and the Lenders constituting Required Lenders, each of which shall be originals, facsimiles or other electronic transmission unless otherwise specified, each properly executed by the applicable Persons specified below;

(ii)	an Acknowledgment and Confirmation, executed and delivered by a Responsible Officer of each Loan Party and each Limited Guarantor under the Credit Agreement;

(iii)	a Share Purchase Agreement, executed by Trinseo LuxCo, as seller, the Successor Parent, as purchaser and the Lead Borrower, as the company, transferring 100% of the Equity Interests held by Trinseo LuxCo in the Lead Borrower to Successor Parent;

(iv)	a Luxembourg law release agreement with respect to the Luxembourg Share Pledge Agreement, executed by the Administrative Agent, Trinseo LuxCo and the Lead Borrower;

(v)	a Luxembourg law governed share pledge agreement, executed by Successor Parent, the Administrative Agent and the Lead Borrower, pursuant to which Successor Parent pledges to the Administrative Agent, on behalf of the Secured Parties, all the shares issued by the Lead Borrower;

(vi)	a fully executed copy of the OpCo LuxCo Merger Amendment;

(vii)	(i) either (x) a copy of the certificate or articles of incorporation, articles of association (statuts) or equivalent organizational document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization (where relevant) or by the Luxembourg Companies Register with respect to the Luxembourg Loan Parties or by the Irish Companies Registration Office with respect to Successor Parent or (y) confirmation from such Loan Party that there has been no change to such organizational documents since last delivered to the Administrative Agent, (ii) a certificate of the secretary, an authorized representative, manager, assistant secretary or managing director (as applicable) of each Loan Party or a director in the case of Successor Parent, dated the Second Amendment Effective Date and certifying (A) that (x) attached thereto is a true and complete copy of the certificate of incorporation (and, where applicable, certificate of change of name), by-laws, articles of association or operating, management, partnership or similar agreement of such Loan Party as in effect on the Second Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below or (y) there has been no change to such governing documents since last delivered to the Administrative Agent, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers, general meeting of the shareholders or other equivalent governing body of such Loan Party authorizing the execution, delivery and performance of this Amendment, as applicable, the Acknowledgment and Confirmation delivered pursuant to clause (a)(ii) above and the other Collateral Documents, in each case, to which it is a party, authorizing a specified person or persons, on its behalf, to execute this Amendment, the Acknowledgment and Confirmation and the Collateral Documents to which it is a party, and to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection therewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect (as applicable), (C) that any attached certificate or articles of incorporation, equivalent organizational document, by-laws, operating, management, partnership or similar agreement of such Loan Party has not been amended (in the case of the articles of incorporation of each such Loan Party, since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (E) below), (D) as to the incumbency (where applicable) and specimen signature of each officer or authorized signatory executing this Amendment, the Acknowledgment and Confirmation and the Collateral Documents to which it is a party or any other document delivered in connection herewith on behalf of such Loan Party, (E) good standing certificates, business registration certificates or registrars (or, in each case, its equivalent) for each Loan Party from the jurisdiction in which it is organized (as applicable in the relevant jurisdiction except for the Luxembourg Loan Parties and Successor Parent), each dated a recent date prior to the Second Amendment Effective Date; (F) for Luxembourg Loan Parties (i) that each such Luxembourg Loan Party is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), reprieve from payment (sursis de paiement), out-of-court mutual agreement (réorganisation extra-judiciaire par accord amiable), judicial reorganisation in the form of a stay to enter into a mutual agreement (sursis en vue de la conclusion d’un accord amiable), judicial reorganisation by collective agreement (réorganisation judiciaire par accord collectif), judicial reorganisation by transfer of assets or activities (réorganisation judiciaire par transfert sous autorité de justice), conciliation (conciliation) or protective measures (mesures en vue de préserver les enterprises), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally in Luxembourg or abroad, or any analogous procedure in any jurisdiction, nor subject to any proceedings under the Insolvency Regulation, no application has been made or is to be made by its managers or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur, mandataire de justice, conciliateur, or similar officer pursuant to any voluntary or judicial insolvency, winding-up, judicial reorganization, liquidation or similar proceedings, it is not in a cessation of payments (cessation de paiements) and has not lost its creditworthiness (ébranlement de crédit), (ii) a certificate of non-inscription of judicial decisions or of administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the Luxembourg Insolvency Register (Registre de l’insolvabilité) held and maintained with the Luxembourg Companies Register in relation to the Luxembourg Loan Parties dated as of the Second Amendment Effective Date , (iii) an excerpt (extrait) from the Luxembourg Companies Register pertaining to the Luxembourg Loan Parties dated as of the Second Amendment Effective Date, (iv) it complies with the Luxembourg legislation and regulations on the domiciliation of companies, and in particular with the Luxembourg Act dated 31 May 1999 on the domiciliation of companies, as amended from time to time, (v) that each copy document relating to it specified in this paragraph (xiii) is correct, complete and in full force and effect as at the a date no earlier than the Second Amendment Effective Date; and (G) for Successor Parent, (i) that securing or guaranteeing the Aggregate Commitments will not cause any security, guarantee or similar limit binding on Successor Parent to be exceeded, (ii) that each copy document relating to it specified in this Article V (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the Second Amendment Effective Date, and (iii) a solvency certificate in a form and substance satisfactory to the Administrator Agent; and

(viii)	a customary opinion from each of (i) Ropes & Gray LLP, as New York counsel for the Loan Parties, (ii) a capacity opinion from Loyens & Loeff Luxembourg SARL, as Luxembourg counsel for the Loan Parties, (iii) NautaDutilh Avocats Luxembourg S.à r.l., as Luxembourg counsel to the Administrative Agent, and (iv) Arthur Cox LLP, as Irish counsel for the Required Lenders and the Administrative Agent, in respect of the capacity of Successor Parent, in each case, reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the Required Lenders party hereto.

(b)          all fees and expenses required to be paid by (or on behalf of) the Borrowers to the Administrative Agent (including the reasonable and documented fees and expenses of Paul Hastings LLP as counsel for the Administrative Agent and the Required Lenders) and the Required Lenders party hereto with respect to the transactions and amendments contemplated by this Amendment on or before the Second Amendment Effective Date pursuant to any written agreement with the Borrowers shall have been (or shall substantially contemporaneously be) paid in full in cash;

(c)           the representations and warranties of the Borrowers and each other Loan Party contained in Article III hereof shall be true and correct in all material respects as of the Second Amendment Effective Date; and

(d)           after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

The Administrative Agent’s delivery to the Borrowers of a copy of this Amendment executed by all necessary parties described in Section 5.01(a)(i) shall be deemed evidence that the Second Amendment Effective Date has occurred.

ARTICLE VI

RELEASE OF TRINSEO LUXCO

SECTION 6.01         Release. The Administrative Agent and the Required Lenders party hereto hereby agree that, upon the occurrence of the Second Amendment Effective Date:

(a)	Trinseo Luxco (the “Released Guarantor”) shall be irrevocably released from any and all of its obligations under the Credit Agreement, each other Loan Document and any other guaranty agreement, pledge agreement, or any other instrument executed by such Released Guarantor in connection with the Credit Agreement or any other Loan Document, which obligations of such Released Guarantor shall be deemed to be terminated and, from and after the Second Amendment Effective Date, such Released Guarantor will not have any obligations under the Credit Agreement or any other Loan Document to which it is a party;

(b)	All Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Loan Documents by the Released Guarantor in the Collateral (as defined in the Credit Agreement) (such Collateral, the “Released Collateral”) shall, on the Second Amendment Effective Date, be unconditionally and irrevocably terminated and released without any recourse or warranty or representation whatsoever;

(c)	In furtherance of and in accordance with Section 9.11(b) of the Credit Agreement, the Collateral Agent shall, upon the reasonable written request of the Lead Borrower, execute or authenticate and deliver such additional lien releases, documents or instruments as may be necessary to evidence the release (including, without limitation, any documents or instruments required to terminate the Luxembourg Share Pledge Agreement), without any recourse or warranty or representation whatsoever, of any and all Liens upon the Released Collateral granted in favor of the Collateral Agent pursuant to the Loan Documents (in each case, as the expense of the Lead Borrower); and

(d)	In accordance with and as provided in, as applicable, the Credit Agreement and each other Loan Document, on the Second Amendment Effective Date, (i) the Released Guarantor shall cease to be a party to the Credit Agreement and each other Loan Document to which such Released Guarantor is a party and (ii) the Released Guarantor shall not have any rights or obligations thereunder.

ARTICLE VII

JOINDER OF TRINSEO PLC

SECTION 7.01         Joinder. Pursuant to Section 6.14 of the Credit Agreement, Successor Parent hereby:

(a)	agrees that upon the occurrence of the Second Amendment Effective Date, Successor Parent shall become party to and a Guarantor and Loan Party under the Credit Agreement and the other Loan Documents, as applicable, and agrees to be bound by all of the terms, duties, obligations and undertakings thereof and thereunder;

(b)	agrees to irrevocably and unconditionally guaranty the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, Make-Whole Amount, Applicable Sale Premium, Applicable Prepayment Premium, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) of all Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document strictly in accordance with the terms thereof, pursuant to and in accordance with the terms and conditions set forth in Article XI of the Credit Agreement;

(c)	represents and warrants that the each of the representations and warranties set forth in the Credit Agreement and applicable to Successor Parent is true and correct in all material respects both before and after giving effect to this Article VII, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date;

(d)	[reserved]; and

(e)	that from time to time, upon reasonable request of Administrative Agent, Successor Parent shall take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Article VII.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01         Governing Law. This Amendment is governed by, and is to be construed in accordance with, the laws of the State of New York and shall be further subject to the provisions of Sections 10.15 and 10.16 of the Credit Agreement, mutatis mutandis. Each provision of this Amendment is severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

SECTION 8.02         Binding Effect. On and after the Second Amendment Effective Date, this Amendment shall bind the Administrative Agent, the Lenders, each Loan Party and their respective successors and assigns, and will inure to the benefit of Administrative Agent, the Lenders and each Loan Party and their respective successors and assigns.

SECTION 8.03         Ratification. Each Loan Party, by execution of this Amendment, hereby reaffirms, assumes, and binds itself to all applicable obligations, duties, rights, covenants, terms, and conditions that are contained in the Credit Agreement and the other Loan Documents (including the granting of any Liens for the benefit of the Administrative Agent and the Lenders).

SECTION 8.04         Loan Document; Expenses. This Amendment is a Loan Document. The Borrowers acknowledge that Administrative Agent’s reasonable and documented or invoiced out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary external counsel) incurred in connection with this Amendment shall be paid by the Borrowers pursuant to Section 10.04 of the Credit Agreement.

SECTION 8.05         Counterparts; Execution. The parties may sign this Amendment in several counterparts, each of which will be deemed to be an original but all of which together will constitute one instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8.06         Further Assurances. Each of the parties to this Amendment agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Amendment.

SECTION 8.07         No Waivers. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall they constitute a waiver of any Default or Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents. Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Credit Agreement, the terms “Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean, from and after the date hereof, the Existing Credit Agreement as amended hereby and as it may be amended, restated, supplemented or otherwise modified from time to time hereafter in accordance with its terms.

SECTION 8.08         Section Captions. Section captions used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

SECTION 8.09         Lender Direction. Each Lender party hereto (which collectively constitute Required Lenders), by their execution hereof, hereby authorizes and directs the Administrative Agent to execute and deliver this Amendment on the date hereof.

SECTION 8.10         No Claims; Release. In consideration of the agreements of Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party party hereto, voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself and all of its respective parents, subsidiaries, affiliates, members, managers, predecessors, successors, and assigns, and each of its respective current and former directors, officers, shareholders, agents, and employees, and each of its respective predecessors, successors, heirs, and assigns (individually and collectively, the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge each of the Administrative Agent, the Lenders, and each their respective parents, subsidiaries, affiliates, members, managers, shareholders, directors, officers and employees, and each of their respective predecessors, successors, heirs, and assigns (individually and collectively, the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever (collectively, “Claims”), at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) has against the Released Parties or any of them (whether directly or indirectly), based in whole or in part on facts, whether or not now known, existing on or before the date hereof, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Loan Documents or transactions contemplated thereby or any actions or omissions in connection therewith or (ii) any aspect of the dealings or relationships between or among each Loan Party, on the one hand, and any or all of the Released Parties, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof, in each case, based in whole or in part on facts, whether or not now known, existing before the date hereof; provided that the forgoing release shall not apply to (i) any Claims under or arising from or related to that certain Transaction Support Agreement, dated as of December [●], 2024, by and among Parent, certain Subsidiaries of Parent party thereto from time to time and the Supporting Creditors (as defined therein) and (ii) any Claims as a result of the gross negligence or willful miscount of any Released Party. Each Loan Party acknowledges that the foregoing release is a material inducement to each Lender’s decision to enter into this Amendment and agree to the modifications contemplated hereunder, and has been relied upon by the Lenders in connection therewith.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first above written.

TRINSEO LUXCO S.À R.L.,
as Trinseo LuxCo

By:
Name:
Title:

Trinseo NA Finance LLC,
as Holdings

By:
Name:
Title:

TRINSEO LUXCO FINANCE SPV S.À R.L.,
as Lead Borrower

By:
Name:
Title:

Trinseo NA Finance SPV LLC,
as Co-Borrower

By:
Name:
Title:

TRINSEO PLC
as Successor Parent

By:
Name:
Title:

[Signature Page to Second Amendment to Credit Agreement]

ALTER DOMUS (US) LLC,
as Administrative Agent

By:
Name:
Title:

[•],
as a Required Lender

By:
Name:
Title:

[•],
as a Required Lender

By:
Name:
Title:

[Signature Page to Second Amendment to Credit Agreement]

EXHIBIT A

OpCo LuxCo Merger Amendment

[See attached]

[Exhibit to be attached to executed version]

Annex C

Sixth Supplemental Indenture to the 2025 Indenture

[See Attached]

SIXTH SUPPLEMENTAL INDENTURE

This SIXTH SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [•], 2024, by and among Trinseo Materials Operating S.à r.l. (formerly known as Trinseo Materials Operating S.C.A.), a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (the “RCS”) under number B 153.586 (the “Company”), Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B 153.582 (the “Successor Company”), Trinseo Materials Finance, Inc., a Delaware corporation (“Trinseo Finance” and, together with the Company, the “Issuers”), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon, as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuers, the Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of August 29, 2017 (as amended, supplemented, waived or otherwise modified, including by that First Supplemental Indenture, dated as of May 3, 2021, by and among Altuglas LLC, as Guarantor, the Issuers and the Trustee, that Second Supplemental Indenture, dated as of August 27, 2021, by and among Trinseo Services Ireland Limited, as Guarantor, the Issuers and the Trustee, that Third Supplemental Indenture, dated as of November 5, 2021, by and among Aristech Surfaces LLC, as Guarantor, the Issuers and the Trustee, that Fourth Supplemental Indenture, dated as of December 20, 2022, by and among Trinseo Ireland Global IHB Limited, as Guarantor, the Issuers and the Trustee and that that Fifth Supplemental Indenture, dated as of April 12, 2023, by and among Heathland B.V., as Guarantor, the Issuers and the Trustee , the “Indenture”), providing for the issuance of $500.0 million aggregate principal amount of 5.375% Senior Notes due 2025 (the “Initial Notes”) (the Initial Notes and any Additional Notes are collectively referred to as the “Notes”);

WHEREAS, the Indenture provides that if either Issuer consolidates with or merges with or into any Person, such Person will expressly assume, by a supplemental indenture, amendment or other instrument executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, subject to certain conditions, including compliance with Section 4.1(a)(3) thereof;

WHEREAS, Section 9.2 of the Indenture provides that compliance with any provision of the Indenture may be waived with the consent of Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, Holders representing a majority of the aggregate principal amount of Notes outstanding have agreed to waive (the “Waiver”) compliance with the requirements of Section 4.1(a)(3) of the Indenture in connection with the Merger (as defined below);

WHEREAS, on the date hereof, the Company will merge with and into the Successor Company (the “Merger”);

WHEREAS, the parties hereto desire to enter into this Supplemental Indenture contemporaneously with the Merger to evidence the assumption by the Successor Company of all the obligations of the Company under the Notes and the Indenture;

WHEREAS, pursuant to Section 9.1(2) of the Indenture, and after giving effect to the Waiver, the Trustee, the Issuers and the Guarantors are authorized to execute and deliver this Supplemental Indenture without the consent of any other Holder;

WHEREAS, the Issuers have requested and hereby request that the Trustee join them in the execution of this Supplemental Indenture and all acts and all things necessary to make this Supplemental Indenture a legal, valid and binding obligation of the Issuers and the Successor Company, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Company, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.         Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

ASSUMPTION OF OBLIGATIONS

SECTION 2.1.         Assumption of Obligations. The Successor Company hereby agrees, as of the date hereof, to expressly assume all the obligations of the Company under the Notes and the Indenture, as if named the “Company” thereunder.

ARTICLE III

MISCELLANEOUS

SECTION 3.1.         Notices. All notices and other communications to the Successor Company, the Issuers and the Guarantors shall be given as provided in the Indenture and with respect to the Successor Company, shall be given at the same address as the Company.

SECTION 3.2.         Execution and Delivery. The Successor Company agrees that its assumption of all the obligations under the Notes and the Indenture shall remain in full force and effect notwithstanding the absence of any endorsement of any notation of such assumption on the Notes. Each Guarantor agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

SECTION 3.3.         Successors. All agreements of the Successor Company, the Issuers and the Guarantors in the Indenture, this Supplemental Indenture and the Notes shall bind their successors. All agreements of the Trustee in the Indenture and this Supplemental Indenture shall bind its successors.

SECTION 3.4.         Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5.         Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE APPLICATION OF ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED (THE “LUXEMBOURG COMPANIES LAW”) ARE EXPRESSLY EXCLUDED. THE PROVISIONS UNDER SECTION 13.10 OF THE INDENTURE IN RESPECT OF SUBMISSION TO JURISDICTION SHALL APPLY TO THIS SUPPLEMENTAL INDENTURE.

SECTION 3.6.         Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7.         Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.8.         The Trustee. The Trustee makes no representation or warranty as to the validity, adequacy or sufficiency of this Supplemental Indenture or with respect to the recitals or statements contained herein, all of which recitals are made solely by the other parties hereto, and the Trustee assumes no responsibility for their correctness.

SECTION 3.9.         Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.

The exchange of copies of this Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in this Supplemental Indenture or the Note to the contrary notwithstanding, for the purposes of the transactions contemplated by this Supplemental Indenture, the Notes and any document to be signed in connection with the Indenture or the Notes (including the Notes and amendments, supplements, waivers, consents and other modifications, Officer’s Certificates, Issuer Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

SECTION 3.10.         Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.11.         Benefits Acknowledged. The Successor Company’s assumption of all obligations under the Notes and the Indenture is subject to the terms and conditions set forth in the Indenture. The Successor Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its assumption of all obligations under the Notes and the Indenture is knowingly made in contemplation of such benefits. Each Guarantor’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee made by it pursuant to its Note Guarantee is knowingly made in contemplation of such benefits.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRINSEO MATERIALS OPERATING S.À R.L.,

By:
Name:
Title:

TRINSEO MATERIALS FINANCE, INC.

By:
Name:
Title:

TRINSEO HOLDING S.À R.L.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

TRINSEO (HONG KONG) LIMITED, as a Guarantor

SEALED with the COMMON SEAL of TRINSEO (HONG KONG) LIMITED and SIGNED by

[Signature of Director]

In the presence of:

[Signature of Witness]

Name of Witness:
Address of Witness:
Occupation of Witness:

Given under the common seal of

TRINSEO FINANCE IRELAND UNLIMITED COMPANY, as Guarantor

and delivered as a DEED

TRINSEO HOLDING B.V., as Guarantor

By:
Title:

TRINSEO NETHERLANDS B.V., as Guarantor

By:
Title:

Executed and Delivered as a Deed for and on behalf of TRINSEO HOLDINGS ASIA PTD, LTD.

By , as director and
Director

, as director
Director

In the presence of:

Name:	Signature of Witness

TRINSEO EUROPE GMBH, as Guarantor

By:
Name:
Title:

TRINSEO EXPORT GMBH, as Guarantor

By:
Name:
Title:

TRINSEO US HOLDING, INC., as Guarantor

By:
Name:
Title:

TRINSEO LLC, as Guarantor

By:
Name:
Title:

HEATHLAND B.V., as Guarantor

By:
Name:
Title:

SIGNED AND DELIVERED as a deed for and on behalf of TRINSEO IRELAND GLOBAL IHB LIMITED by its lawfully appointed attorney

In the presence of:
Signature

Witness (Signature)

Print Name

Print Address

Witness Occupation

SIGNED AND DELIVERED as a deed for and on behalf of TRINSEO IRELAND HOLDINGS LIMITED by its lawfully appointed attorney

In the presence of:
Signature

Witness (Signature)

Print Name

Print Address

Witness Occupation

ARISTECH SURFACES LLC, as a Guarantor

By:
Name:
Title:

SIGNED AND DELIVERED as a deed for and on behalf of TRINSEO SERVICES IRELAND LIMITED by its lawfully appointed attorney

In the presence of:
Signature

Witness (Signature)

Print Name

Print Address

Witness Occupation

ALTUGLAS LLC, as a Guarantor

By:
Name:
Title:

Annex D

Sixth Supplemental Indenture to the 2029 Indenture

[See Attached]

SIXTH SUPPLEMENTAL INDENTURE

This SIXTH SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [•], 2024, by and among Trinseo Materials Operating S.à r.l. (formerly known as Trinseo Materials Operating S.C.A.), a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (the “RCS”) under number B 153.586 (the “Company”), Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B 153.582 (the “Successor Company”), Trinseo Materials Finance, Inc., a Delaware corporation (“Trinseo Finance” and, together with the Company, the “Issuers”), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon, as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuers, the Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of March 24, 2021 (as amended, supplemented, waived or otherwise modified, including by that First Supplemental Indenture, dated as of May 3, 2021, by and among Altuglas LLC, as Guarantor, the Issuers and the Trustee, that Second Supplemental Indenture, dated as of August 27, 2021, by and among Trinseo Services Ireland Limited, as Guarantor, the Issuers and the Trustee, that Third Supplemental Indenture, dated as of November 5, 2021, by and among Aristech Surfaces LLC, as Guarantor, the Issuers and the Trustee, that Fourth Supplemental Indenture, dated as of December 20, 2022, by and among Trinseo Ireland Global IHB Limited, as Guarantor, the Issuers and the Trustee and that that Fifth Supplemental Indenture, dated as of April 12, 2023, by and among Heathland B.V., as Guarantor, the Issuers and the Trustee , the “Indenture”), providing for the issuance of $450.0 million aggregate principal amount of 5.125% Senior Notes due 2029 (the “Initial Notes”) (the Initial Notes and any Additional Notes are collectively referred to as the “Notes”);

WHEREAS, the Indenture provides that if either Issuer consolidates with or merges with or into any Person, such Person will expressly assume, by a supplemental indenture, amendment or other instrument executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, subject to certain conditions, including compliance with Section 4.1(a)(3) thereof;

WHEREAS, Section 9.2 of the Indenture provides that compliance with any provision of the Indenture may be waived with the consent of Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, Holders representing a majority of the aggregate principal amount of Notes outstanding have agreed to waive (the “Waiver”) compliance with the requirements of Section 4.1(a)(3) of the Indenture in connection with the Merger (as defined below);

WHEREAS, on the date hereof, the Company will merge with and into the Successor Company (the “Merger”);

WHEREAS, the parties hereto desire to enter into this Supplemental Indenture contemporaneously with the Merger to evidence the assumption by the Successor Company of all the obligations of the Company under the Notes and the Indenture;

WHEREAS, pursuant to Section 9.1(2) of the Indenture, and after giving effect to the Waiver, the Trustee, the Issuers and the Guarantors are authorized to execute and deliver this Supplemental Indenture without the consent of any other Holder;

WHEREAS, the Issuers have requested and hereby request that the Trustee join them in the execution of this Supplemental Indenture and all acts and all things necessary to make this Supplemental Indenture a legal, valid and binding obligation of the Issuers and the Successor Company, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Company, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.         Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

ASSUMPTION OF OBLIGATIONS

SECTION 2.1.         Assumption of Obligations. The Successor Company hereby agrees, as of the date hereof, to expressly assume all the obligations of the Company under the Notes and the Indenture, as if named the “Company” thereunder.

ARTICLE III

MISCELLANEOUS

SECTION 3.1.         Notices. All notices and other communications to the Successor Company, the Issuers and the Guarantors shall be given as provided in the Indenture and with respect to the Successor Company, shall be given at the same address as the Company.

SECTION 3.2.         Execution and Delivery. The Successor Company agrees that its assumption of all the obligations under the Notes and the Indenture shall remain in full force and effect notwithstanding the absence of any endorsement of any notation of such assumption on the Notes. Each Guarantor agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

SECTION 3.3.         Successors. All agreements of the Successor Company, the Issuers and the Guarantors in the Indenture, this Supplemental Indenture and the Notes shall bind their successors. All agreements of the Trustee in the Indenture and this Supplemental Indenture shall bind its successors.

SECTION 3.4.         Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5.         Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE APPLICATION OF ARTICLES 470-1 TO 470-19 OF THE LUXEMBOURG LAW ON COMMERCIAL COMPANIES DATED AUGUST 10, 1915, AS AMENDED (THE “LUXEMBOURG COMPANIES LAW”) ARE EXPRESSLY EXCLUDED. THE PROVISIONS UNDER SECTION 13.10 OF THE INDENTURE IN RESPECT OF SUBMISSION TO JURISDICTION SHALL APPLY TO THIS SUPPLEMENTAL INDENTURE.

SECTION 3.6.         Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7.         Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.8.         The Trustee. The Trustee makes no representation or warranty as to the validity, adequacy or sufficiency of this Supplemental Indenture or with respect to the recitals or statements contained herein, all of which recitals are made solely by the other parties hereto, and the Trustee assumes no responsibility for their correctness.

SECTION 3.9.         Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.

The exchange of copies of this Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in this Supplemental Indenture or the Note to the contrary notwithstanding, for the purposes of the transactions contemplated by this Supplemental Indenture, the Notes and any document to be signed in connection with the Indenture or the Notes (including the Notes and amendments, supplements, waivers, consents and other modifications, Officer’s Certificates, Issuer Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

SECTION 3.10.         Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.11.         Benefits Acknowledged. The Successor Company’s assumption of all obligations under the Notes and the Indenture is subject to the terms and conditions set forth in the Indenture. The Successor Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its assumption of all obligations under the Notes and the Indenture is knowingly made in contemplation of such benefits. Each Guarantor’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee made by it pursuant to its Note Guarantee is knowingly made in contemplation of such benefits.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRINSEO MATERIALS OPERATING S.À R.L.

By:
Name:
Title:

TRINSEO MATERIALS FINANCE, INC.

By:
Name:
Title:

TRINSEO HOLDING S.À R.L.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

TRINSEO (HONG KONG) LIMITED, as a Guarantor

SEALED with the COMMON SEAL of TRINSEO (HONG KONG) LIMITED and SIGNED by Leong Chin Bown,

[Signature of Director]

In the presence of:

[Signature of Witness]

Name of Witness:
Address of Witness:
Occupation of Witness:

Given under the common seal of

TRINSEO FINANCE IRELAND UNLIMITED COMPANY, as Guarantor

and delivered as a DEED

TRINSEO HOLDING B.V., as Guarantor

By:
Title:

TRINSEO NETHERLANDS B.V., as Guarantor

By:
Title:

Executed and Delivered as a Deed for and
on behalf of TRINSEO HOLDINGS
ASIA PTE, LTD.

By , as director and
Director

, as director
Director

In the presence of:

Name:	Signature of Witness

TRINSEO EUROPE GMBH, as Guarantor

By:
Name:
Title:

TRINSEO EXPORT GMBH, as Guarantor

By:
Name:
Title:

TRINSEO US HOLDING, INC., as Guarantor

By:
Name:
Title:

TRINSEO LLC, as Guarantor

By:
Name:
Title:

HEATHLAND B.V., as Guarantor

By:
Name:
Title:

SIGNED AND DELIVERED as a deed

for and on behalf of

TRINSEO IRELAND GLOBAL IHB LIMITED

by its lawfully appointed attorney

In the presence of:
Signature

Witness (Signature)

Print Name

Print Address

Witness Occupation

ARISTECH SURFACES LLC, as a Guarantor

By:
Name:
Title:

SIGNED AND DELIVERED as a deed

for and on behalf of

TRINSEO SERVICES IRELAND LIMITED

by its lawfully appointed attorney

In the presence of:
Signature

Witness (Signature)

Print Name

Print Address

Witness Occupation

SIGNED AND DELIVERED as a deed

for and on behalf of

TRINSEO IRELAND HOLDINGS LIMITED

by its lawfully appointed attorney

In the presence of:
Signature

Witness (Signature)

Print Name

Print Address

Witness Occupation

ALTUGLAS LLC,
as a Guarantor

By:
Name:
Title:

Exhibit B

New Superiority Revolver Term Sheet

Final Version

Exhibit B

 $300.0 million Superpriority Senior Secured Revolving Credit Facility Summary of Principal Terms and Conditions

This term sheet (including the annexes and schedules hereto, this “Term Sheet”) is the New Superpriority Revolver Term Sheet as defined in that certain Transaction Support Agreement, dated as of December 9, 2024 (the “TSA”), and sets forth the material terms and conditions of the New Superpriority OpCo Revolving Facility (as defined in the TSA). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the TSA (including the other term sheets attached thereto).

This Term Sheet does not include a description of all the terms, conditions, and other provisions that are to be contained in the New Superpriority OpCo Revolving Facility, which remain subject to negotiation and completion in accordance with the TSA and applicable Law. The Definitive Documents and other documents executed to effectuate the Transactions shall not contain any terms or conditions that are inconsistent in any respect with this Term Sheet, the other Transaction Term Sheets attached to the TSA or the TSA itself.

THIS TERM SHEET DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS, which documents shall be CONSISTENT IN ALL RESPECTS WITH THE TERMS AND CONDITIONS SET FORTH IN THIS TERM SHEET AND THE TSA. THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

Transactions:

Trinseo Materials Operating S.À R.L., a partnership limited by shares (société en commandite par actions) organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B153586 (the “Lead Borrower”; provided that upon the occurrence of the “Sixth Amendment Effective Date”, as defined in the 2024 Luxco Merger Amendment as defined in the Existing Credit Agreement, Trinseo Holding S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153582 (“Trinseo SARL”), shall be the “Lead Borrower”), acting by its general partner, Trinseo SARL (“Existing Holdings”; provided that upon the occurrence of the “Sixth Amendment Effective Date”, as defined in the 2024 Luxco Merger Amendment as defined in the Existing Credit Agreement, Trinseo Luxco S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153577 (“Trinseo LuxCo”), shall be “Existing Holdings”) intends to (a) repay any outstanding revolving loans and then terminate, and permanently reduce to $0, the unused revolving credit commitments (including any letters of credit (other than letters of credit that are cash collateralized or back-stopped by a letter of credit in form, amount and substance reasonably satisfactory to the applicable issuer of such letter of credit or a deemed reissuance under the Superpriority Revolving Facility)) under that certain Credit Agreement dated as of September 16, 2017 (as amended, amended and restated, supplemented and/or otherwise modified from time to time prior to the effective date of the Seventh Amendment (as defined below), the “Existing Credit Agreement” and the “Loan Documents” thereunder, the “Existing Loan Documents”), by and among Existing Holdings, Trinseo Ireland Holdings Limited, an Irish private company limited by shares (“Existing Intermediate Holdings”), the Lead Borrower, Trinseo Materials Finance, Inc., a Delaware corporation (the “Existing Co-Borrower”, and together with the Lead Borrower, the “Existing Borrowers”), the guarantors party thereto (and together with Existing Holdings, and the Existing Borrowers, the “Existing Loan Parties”), Deutsche Bank AG New York Branch, as the administrative agent and the collateral agent (in such capacity, the “Existing Administrative Agent”) and as the L/C issuer and swing line lender, and the lenders party thereto (the “Existing RCF Termination”), (b) immediately following the Existing RCF Termination, enter into the Seventh Amendment (as defined below), (c) establish the Superpriority Revolving Facility (defined below), subject to the terms and conditions set forth in this Term Sheet, (d) consummate certain restructuring transactions pursuant to the TSA and (e) pay all fees, premiums, expenses and other transaction costs incurred in connection with the foregoing transactions (the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”. The Existing Credit Agreement, after giving effect to the Seventh Amendment (as defined below), shall be referred to herein as the “Amended Existing Credit Agreement”.

2

Superpriority Revolving Credit Commitments:	The existing revolving credit facility under the Existing Credit Agreement in an aggregate principal committed amount of $375.0 million will be terminated in full and a new senior secured superpriority revolving credit facility (the “Superpriority Revolving Facility”) will be established by the Borrowers in an aggregate amount of $300.0 million pursuant to, and in accordance with the requirements of, the Superpriority Credit Agreement (as defined below) (the commitments thereunder, the “Superpriority Revolving Commitments”, and the loans thereunder, the “Superpriority Revolving Loans”). Amounts under the Superpriority Revolving Facility will be available in U.S. Dollars and Euros.
Superpriority Revolving Lenders:	The lenders under the Superpriority Revolving Facility shall be the Supporting OpCo RCF Lenders (the “Superpriority Revolving Lenders”), and the Superpriority Revolving Commitment of each Superpriority Revolving Lender is set forth on Schedule A hereto.
Borrowers:	The Existing Borrowers.
Superpriority Administrative Agent:	Deutsche Bank AG New York Branch (“DBNY”) will act as sole and exclusive administrative agent and collateral agent (the “Superpriority Administrative Agent”) for the Superpriority Revolving Lenders, and will perform the duties customarily associated with such roles.
Lead Arrangers:	[Deutsche Bank Securities Inc., [●], [●] and [●]][1] will act as joint lead arrangers for the Superpriority Revolving Facility and will perform the duties customarily associated with such roles (collectively, the “Lead Arrangers”).
Letters of Credit:

Letters of credit under the Superpriority Revolving Facility (“Letters of Credit”) will be issued by the [Superpriority Administrative Agent and/or any other Superpriority Revolving Lender reasonably acceptable to the Lead Borrower and the Superpriority Administrative Agent that consents in writing to act in such capacity (each an “Issuing Bank”)][2]; provided that each Issuing Bank shall have a letter of credit commitment that is proportionate with its commitment under the Superpriority Revolving Facility and shall issue Letters of Credit pro rata based on such letter of credit commitment. The letter of credit sublimit shall be in an amount equal to $60.0 million. The terms and conditions applicable to the Letters of Credit shall otherwise be substantially the same as those in the Existing Credit Agreement.

Incremental Superpriority Revolving Facilities:	The Superpriority Facility Documentation (as defined below) will permit the Lead Borrower to add one or more revolving credit facility tranches or increase commitments under the Superpriority Revolving Facility (any such revolving credit facility increase, an “Incremental Superpriority Revolving Facility”) on terms substantially consistent with the incurrence or establishment of incremental revolving facilities under the Existing Credit Agreement, except that the aggregate principal amount of Incremental Superpriority Revolving Facilities, issued or incurred, shall not exceed at any time the sum of $50.0 million.
Availability:	The Superpriority Revolving Commitments will be available during the period commencing on the effective date of the Superpriority Credit Agreement (such date, the “Closing Date”) and ending on the Maturity Date (as defined below). During such period, Superpriority Revolving Loans may be repaid and, subject to the terms and conditions applicable to the Superpriority Credit Agreement, reborrowed.

1 NTD: to be confirmed.

2 NTD: to be confirmed.

3

Use of Proceeds:

The proceeds of the Superpriority Revolving Loans and the Letters of Credit shall be used for any purpose not otherwise prohibited under the Superpriority Credit Agreement, including, for general corporate purposes, working capital needs and the repayment of indebtedness, the making of restricted payments and the making of investments.

Interest Rate and Fees:

At the election of the Lead Borrower, (a) with respect to Superpriority Revolving Loans that are Term SOFR loans, Adjusted Term SOFR plus 2.25% or (b) with respect to Superpriority Revolving Loans that are Base Rate loan, the Base Rate (to be defined in the Superpriority Credit Agreement) plus 1.25%.

“Adjusted Term SOFR” means Term SOFR plus the Term SOFR Adjustment; provided that in no event shall Adjusted Term SOFR be less than the Floor.

“Term SOFR” shall be defined in a manner substantially the same as the Existing Credit Agreement.

“Term SOFR Adjustment” means 0.11448% (11.448 basis points) for an interest period of one-month’s duration, 0.26161% (26.161 basis points) for an interest period of three-months’ duration, and 0.42826% (42.826 basis points) for an interest period of six-months’ duration.

“Floor” a rate of interest equal to 0.00%.

A per annum fee equal to the spread over Adjusted Term SOFR under the Superpriority Revolving Facility will accrue on the aggregate face amount of outstanding Letters of Credit under the Superpriority Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Superpriority Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Superpriority Revolving Lenders participating in the Superpriority Revolving Facility pro rata in accordance with the amount of each such Superpriority Revolving Lender’s Superpriority Revolving Commitment. In addition, the Lead Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Superpriority Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

A commitment fee equal to 0.375% per annum on the average daily undrawn portion of the commitments in respect of the Superpriority Revolving Facility, payable to the Superpriority Revolving Lenders (other than Defaulting Lenders (to be defined in the Superpriority Credit Agreement)) quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

4

An upfront fee equal to 0.50% of the aggregate amount of the Superpriority Revolving Commitments, payable ratably to each Superpriority Revolving Lender on the Closing Date in respect of the Superpriority Revolving Commitments provided by such Superpriority Revolving Lender on the Closing Date (the “Upfront Fee”). The Upfront Fee shall be earned, due and payable in full on, and subject to the occurrence of, the Closing Date.

Provisions for Euro borrowings (including “EURIBOR” definitions and related terms and mechanics) shall be included, substantially consistent with the provisions of the Existing Credit Agreement.

Final Maturity:

The earlier of (a) February 2, 2028 and (b) if any principal of any Early Maturing Debt (as defined below) remains outstanding on the Springing Maturity Date (as defined below), the Springing Maturity Date (such earlier date, the “Maturity Date”).

“Early Maturing Debt” means (i) indebtedness under that certain Credit and Security Agreement, dated as of July 18, 2024, by and among Trinseo Ireland Global IHB Limited, Styron Receivables Funding Designated Activity Company, KKR Credit Advisors (US) LLC as the structuring advisor, GLAS USA LLC, as the administrative agent, GLAS Americas LLC, as the collateral agent and the lenders party thereto (as in effect on the Closing Date, the “Existing A/R Securitization Facility”) and (ii) any refinancing indebtedness in respect thereof (and successive refinancing indebtedness in respect of the foregoing) that matures or requires scheduled amortization or other repayments of principal prior to May 3, 2028.

“Springing Maturity Date” means, at any time, the maturity date of any Early Maturing Debt.

Amortization:	None.

5

Guarantees:

All obligations of the Borrowers (the “Borrower Obligations”) under the Superpriority Credit Facility and all obligations of the Loan Parties or any other restricted subsidiary under any interest rate protection, currency exchange or other hedging arrangements entered into (or outstanding as of the Closing Date) with the Superpriority Administrative Agent, any Lead Arranger or any Superpriority Revolving Lender or any of their respective affiliates at the time of the entering into of such arrangements (“Hedging Obligations”) and under any cash management arrangements entered into (or outstanding as of the Closing Date) with the Superpriority Administrative Agent, any Lead Arranger or any Superpriority Revolving Lender or any of their respective affiliates at the time of the entering into of such arrangements (“Cash Management Obligations”) will be unconditionally guaranteed jointly and severally on a superpriority senior secured basis (the “Superpriority Guarantees”) by Existing Holdings, Intermediate Holdings (Existing Intermediate Holdings together with Existing Holdings, the “Holdcos”) and, except to the extent such a guarantee would be prohibited or restricted by applicable law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements (to the extent that such limitations cannot be addressed through “whitewash” or similar procedures)) or by any restriction in any contract existing on the Closing Date or, so long as any such restriction in any contract is not entered into in contemplation of such subsidiary becoming a subsidiary, at the time such subsidiary becomes a subsidiary (including any requirement to obtain the consent, approval, license or authorization of any governmental authority or third party) or would result in material adverse tax consequences as reasonably determined by the Lead Borrower in consultation with the Superpriority Administrative Agent, each existing and subsequently acquired or organized direct or indirect wholly owned subsidiary of the Lead Borrower (other than the Co-Borrower which is jointly and severally liable with the Lead Borrower in respect of the Borrower Obligations as provided above) that is organized in a Qualified Jurisdiction (as defined below) (the “Subsidiary Guarantors” and, together with the Holdcos, the “Guarantors” and, together with the Borrowers, collectively the “Loan Parties”).

Notwithstanding the foregoing, the following persons shall not be required to become Guarantors: (i) non-wholly owned subsidiaries, (ii) unrestricted subsidiaries in existence as of the Closing Date, (iii) captive insurance companies, (iv) not-for-profit subsidiaries, (v) special purpose entities, (vi) immaterial subsidiaries, (vii) any subsidiary where the Superpriority Administrative Agent and the Lead Borrower reasonably agree that the cost, consequences or burden of obtaining a guarantee by such subsidiary out-weighs the practical benefit to the Supermajority Revolving Lenders afforded thereby shall not be a Subsidiary Guarantor, (viii) [reserved] and (ix) other exclusions mutually agreed between the Lead Borrower and the Superpriority Administrative Agent; provided that subsidiaries that are not “eligible contract participants” shall not guarantee swap obligations to the extent not permitted by the Commodity Exchange Act (after giving effect to any credit support provided by any other Guarantors as permitted thereunder), or any regulation thereunder, by virtue of such subsidiary failing to constitute an “eligible contract participant” (after giving effect to any credit support provided by any other Guarantors as permitted thereunder). It is understood and agreed that there shall be no Guarantees governed under the laws of any jurisdiction other than a Qualified Jurisdiction (as defined below) and that the Guarantees will be limited, where appropriate or necessary pursuant to the laws of the jurisdiction of incorporation or organization of the relevant Guarantor (including by reference to financial assistance, corporate benefit, directors’ fiduciary duty or similar principles), as to their scope and the amount that can be recovered from such Guarantor. For the avoidance of doubt, the Lead Borrower will guarantee or be jointly and severally liable for all Borrower Obligations of the Co-Borrower.

6

“Qualified Jurisdiction” means each of the United States, any state or territory thereof, the District of Columbia, Finland, Germany, Ireland, Sweden, Switzerland, Hong Kong, Luxembourg, Singapore, The Netherlands and any other jurisdiction as may be mutually agreed to in writing from time to time by the Lead Borrower and the Superpriority Administrative Agent.

No Subsidiary Guarantor will be released from its guarantee solely as a result of ceasing to be a wholly-owned Subsidiary unless (a) no default or event of default exists, (b) such Subsidiary Guarantor ceases to be a wholly-owned subsidiary pursuant to a transaction with an unaffiliated third party for a legitimate business purpose and not for the primary purpose of releasing the Guarantee, the incurrence of indebtedness or for a liability management transaction, (c) such transaction otherwise complies with the terms of the Superpriority Facility Documentation (with the Borrowers being deemed to have made a new investment in such resulting non-Loan Party subsidiary (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Loan Parties’ equity interest therein as reasonably estimated by the Lead Borrower), and (d) a responsible officer of the Lead Borrower certifies to the Superpriority Administrative Agent compliance with the preceding clauses (a) through (c); provided that and no such release shall occur if such Guarantor continues to be a guarantor in respect of any indebtedness under any Junior Financing (as defined below) or any permitted refinancing in respect thereof (the “Chewy Provision”).

Collateral:	The Borrower Obligations, the Superpriority Guarantees, any Hedging Obligations and any Cash Management Obligations (together, the “Secured Obligations”), shall be secured by, pursuant to the Collateral Documents (to be defined in the Superpriority Credit Agreement), (a) on a superpriority basis, any collateral securing the loans under the Existing Credit Agreement and the guarantees in respect thereof, including, subject to permitted liens and other exceptions to be set forth in the Superpriority Credit Agreement, substantially all of the present and after-acquired assets of the Existing Borrowers and each Existing Guarantor (other than Aristech and Altuglas, each as defined below), as well as: (i) a perfected pledge of 100% of the capital stock of the Borrowers (the “Borrower Pledge”), (ii) a perfected pledge of 100% of the capital stock directly held by the Existing Borrowers or any other Loan Party in any restricted subsidiary (the “Guarantor Pledge”), (iii) a perfected pledge of 100% of the capital stock of Trinseo Italia s.r.l. pursuant to an Italian law-governed pledge agreement (the “Italian Pledge”), (iv) a perfected pledge of 100% of the capital stock of Altuglas International S.A.S. pursuant to a French law governed share pledge agreement (the “French Pledge” and, together with the Borrower Pledge, the Guarantor Pledge and Italian Pledge, the “Pledged Collateral”), and (v) perfected security interests in, and mortgages on, substantially all other tangible and intangible assets (including accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, material fee-owned real property, intercompany notes and proceeds of the foregoing) of each Loan Party, including security interests in assets in Qualified Jurisdictions, (each as defined herein) (collectively, the “Collateral”).

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Notwithstanding the foregoing,

(a) the Collateral shall not include: (i) any fee-owned real property with a fair market value of less than (x) $10.0 million if located in the U.S. and (y) $15.0 million if located outside of the U.S. (in each case, as such fair market value is reasonably determined by the Lead Borrower) and any leasehold interest (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a Uniform Commercial Code (“UCC”) financing statement (or the equivalent thereof), (iii) commercial tort claims below $10.0 million, (iv) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Superpriority Administrative Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than (A) to the extent such limitation is rendered ineffective under the UCC or other applicable law notwithstanding such limitation and (B) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such limitation, (v) any particular asset or right under contract, if the pledge thereof or the security interest therein is prohibited or restricted by applicable law, rule or regulation (including any requirement thereunder to obtain the consent of any governmental or regulatory authority), or third party (so long as any agreement with such third party that provides for such prohibition or restriction was not entered into in contemplation of the acquisition of such assets or entering into of such contract or for the purpose of creating such prohibition or restriction), other than (A) to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or restriction and (B) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction, (vi) (A) margin stock, (B) equity interests in any unrestricted subsidiaries and (C) equity interests in any non-wholly owned restricted subsidiaries and any entities which do not constitute subsidiaries, but only to the extent that (x) the organizational documents or other agreements with other equity holders of such non-wholly owned restricted subsidiary or other entity do not permit or restrict the pledge of such equity interests (to the extent such restriction exists on the Closing Date or on the date of acquisition of such non-wholly owned restricted subsidiary or the equity interests in such entity so long as such restriction was not entered into in contemplation of the acquisition of such equity interests), or (y) the pledge of such equity interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned restricted subsidiary or other entity, (vii) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligations or similar arrangement, in each case, to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Holdcos, the Borrowers or any subsidiary of the Lead Borrower), other than (A) to the extent such provision is rendered ineffective under the UCC or other applicable law notwithstanding such provision and (B) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such provisions, (viii) any property or assets for which the creation or perfection of pledges of, or security interests in such property or assets pursuant to the Superpriority Facility Documentation would result in material adverse tax consequences to the Holdcos, the Lead Borrower or any of their subsidiaries, as reasonably determined by the Lead Borrower in consultation with the Superpriority Administrative Agent, (ix) letter of credit rights, except to the extent constituting supporting obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (x) (A) payroll and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow accounts and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account (as long as the accounts described in clauses (A) through (D) are used solely for such purposes) (such accounts in the foregoing clauses (A) through (D), the “Excluded Accounts”), (xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xii) assets in circumstances where the cost, consequences or burden of obtaining a security interest in such assets, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) would outweigh the practical benefit to the Superpriority Revolving Lenders afforded thereby as reasonably determined by the Lead Borrower and the Superpriority Administrative Agent, (xiii) the Securitization Assets (as defined in the Existing Credit Agreement), any bank account of a Loan Party or any restricted subsidiary into which only Securitization Assets are collected or any bank account of the Securitization Subsidiary (as defined in the Existing Credit Agreement), in each case over which a lien may be granted in connection with a Permitted Securitization (as defined in the Existing Credit Agreement) and for only so long as such bank accounts do not receive or hold funds of a Loan Party or any restricted subsidiary and (xiv) the Aristech and Altuglas IP and Aristech and Altuglas IP License Agreements (all of the items in clauses (i) through (xiv) above, collectively, the “Excluded Assets”);

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(b) perfection by “control” or possession, shall only be required with respect to delivery of certificated equity interests that constitute Pledged Collateral in material wholly owned restricted subsidiaries and delivery of certain intercompany notes and other promissory notes that constitute Collateral above a threshold consistent with the threshold set forth in the Existing Loan Documents

(c) perfection by way of control agreements, shall only be required with respect to deposit accounts, securities accounts and commodities accounts domiciled in the United States that do not constitute (i) Excluded Accounts, (ii) accounts maintained as zero balance accounts, or (iii) any account (other than any account maintained with Deutsche Bank AG or any of its affiliates) with an average 30 day balance of less than $500,000 (collectively, the “U.S. Pledged Accounts”), provided that control agreements with respect to the U.S. Pledged Accounts shall be delivered to the Superpriority Administrative Agent within ninety (90) days after the Closing Date, subject to any extensions permitted by the Superpriority Administrative Agent in its reasonable discretion;

(d) perfection over bank accounts and securities accounts (other than (i) Excluded Accounts, (ii) accounts maintained as zero balance accounts, or (iii) any account (other than any account maintained with Deutsche Bank AG or any of its affiliates) with an average 30 day balance of less than $1,000,000) domiciled in a Qualified Jurisdiction (other than the United States) (collectively, the “Non-U.S. Pledged Accounts”), shall be required; provided that the relevant Loan Party shall only be required to use commercially reasonable efforts for a period of 30 days to cause such account bank to acknowledge any notice of assignment or pledge of a Non-U.S. Pledge Account delivered to such account bank;

(e) notwithstanding anything to the contrary contained herein, no actions in any non-U.S. jurisdiction that is not a Qualified Jurisdiction or required by the laws of any non-U.S. jurisdiction that is not a Qualified Jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction that is not a Qualified Jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of, and no perfection actions required in respect of, any non-U.S. jurisdiction that is not a Qualified Jurisdiction, other than in respect of the creation and perfection of the Italian Pledge and French Pledge); and

(f) the Sweden-law governed business mortgage will cap the amount of Secured Obligations governed by such agreement at $25 million.

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OpCo Intercreditor Agreement:

The relative rights and priorities in the Shared Collateral pledged in favor of (i) the Existing Administrative Agent and the Existing Lenders under the Existing Credit Agreement, (ii) the Super HoldCo Administrative Agent and Super Holdco Lenders under the Super HoldCo Credit Agreement (solely with respect to Trinseo Europe), (iii) the New Super HoldCo Notes Indenture Trustee under the 2L Indenture (solely with respect to Trinseo Europe) and (iv) the Superpriority Administrative Agent and the Superpriority Revolving Lenders under the Superpriority Revolving Facility, in each case, shall be set forth in the OpCo Intercreditor Agreement with the lien priority set forth in the Overall Transaction Term Sheet (it being understood and agreed, without limitation and for the avoidance of doubt, that (a) the Superpriority Administrative Agent shall be the initial “controlling collateral agent” with respect to the Shared Collateral, (b) a customary one hundred eighty (180) day “standstill” provision shall be included, (c) the Superpriority Revolving Lenders and any Secured Obligations relating to such Superpriority Revolving Lenders (including, without limitation, Hedging Obligations or Cash Management Obligations) shall have the right to participate in any “roll-up” or refinancing of existing indebtedness of the Loan Parties and their subsidiaries on a superpriority basis (or, in the case of Hedging Obligations or Cash Management Obligations, shall be cash collateralized), (d) junior creditors shall have a right to purchase all (but not less than all) of the Secured Obligations at par value, (e) Existing Lenders shall be prohibited from objecting to or contesting (or supporting any party that may object to or contest) any asset sale under section 363 of the bankruptcy code if Required Lenders (as defined below) have approved of such sale, (f) there shall be limitations on any plan of reorganization that would not treat the Secured Obligations on a superpriority basis or is otherwise inconsistent with the terms of the OpCo Intercreditor Agreement), (g) the OpCo Intercreditor Agreement will include restrictions on payments with respect to the Existing Credit Agreement, consistent with the “Junior Financing” negative covenant described below, and (h) the OpCo Intercreditor Agreement shall provide for subordination of the Existing Credit Agreement Obligations (defined below) to the Secured Obligations in right of payment).

“Shared Collateral” shall mean (a) any “Collateral” (or any similar term) as defined in (i) any Existing Loan Document, (ii) the loan documents in respect of the Super HoldCo Credit Agreement (soley with respect to Trinseo Europe) and (iii) the note documents in respect of the 2L Indenture (solely with respect to Trinseo Europe) and (b) the Collateral, with respect to which at least two of (i) Existing Lenders (or their representatives), (ii) Super HoldCo Lenders (or their representatives) (solely with respect to Trinseo Europe), (iii) New 2L Super HoldCo Notes Indenture Trustee (soley with respect to Trinseo Europe) and (iv) the Superpriority Revolving Lenders (or their representatives) have been granted or were purported to be granted a lien in such collateral.

Amendments to Existing Credit Agreement:	Immediately following the Existing RCF Termination on the Closing Date, the Borrower shall obtain an amendment (the “Seventh Amendment”) to the Existing Credit Agreement to permit the incurrence of the Superpriority Loans on the terms and subject to the conditions set forth in this Term Sheet, that will permit, among other things (a) the granting of superpriority liens (senior to all existing liens securing obligations under the Existing Credit Agreement (such obligations, the “Existing Credit Agreement Obligations”)) on the collateral described under the heading “Collateral” above, (b) the other transactions contemplated by the TSA and (c) such other terms as the Superpriority Revolving Lenders shall require. The Seventh Amendment shall be, in form and substance, acceptable to the Superpriority Revolving Lenders (it being understood that the Seventh Amendment attached to the TSA is in form and substance acceptable to the Superiority Revolving Lenders).

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Mandatory Prepayments:

Prepayments of Superpriority Revolving Loans and/or cash collateralization of Letters of Credit shall be required to the extent the aggregate outstanding amount of Superpriority Revolving Loans and Letters of Credit exceed the total Superpriority Revolving Commitments.

If on the 15th day of any calendar month (or if such day is not a business day, the next business day) (such day, the “Anti-Cash Hoarding Test Date”) (a) the Loan Party Consolidated Cash Balance exceeds $100.0 million (the amount of such excess, the “Loan Party Consolidated Cash Balance Prepayment Amount”), prepayment of Superpriority Revolving Loans shall be required, within seven (7) business days, in an amount equal to the Loan Party Consolidated Cash Balance Prepayment Amount and (b) the Non-Loan Party Consolidated Cash Balance exceeds $50.0 million (the amount of such excess, the “Non-Loan Party Consolidated Cash Balance Prepayment Amount”), prepayment of Superpriority Revolving Loans shall be required, within seven (7) business days, in an amount equal to the Non-Loan Party Consolidated Cash Balance Prepayment Amount (the “Anti-Cash Hoarding Provision”); provided that any such prepayment shall be (x) excluded from any otherwise applicable “breakage cost” or funding loss provision in the Superpriority Credit Agreement and (y) subject to foreign cash repatriation and tax leakage provisions substantially consistent with the Existing Credit Agreement.

“Loan Party Consolidated Cash Balance” shall mean, at any date of determination, the aggregate amount of cash and cash equivalents (other than restricted cash) of the Lead Borrower and each Guarantor on such date.

“Non-Loan Party Consolidated Cash Balance shall mean, at any date of determination, the aggregate amount of cash and cash equivalents (other than restricted cash) of each Restricted Subsidiary of the Lead Borrower that is not a Loan Party on such date.

Voluntary Prepayments:	Voluntary reductions of the unutilized portion of the Superpriority Revolving Facility commitments and prepayments of borrowings will be permitted at any time (subject to customary notice requirements), in minimum principal amounts consistent with the Existing Credit Agreement, without premium or penalty (except as provided below), subject to reimbursement of the Superpriority Revolving Lenders’ redeployment costs in the case of a prepayment of Term SOFR borrowings prior to the last day of the relevant interest period.

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Superpriority Revolving Facility Documentation:	The Superpriority Revolving Facility shall be established by a new credit agreement (the “Superpriority Credit Agreement”, and related new ancillary and security documentation, the “Superpriority Facility Documentation”), and the Superpriority Credit Agreement will be (a) initially drafted by counsel to the Superpriority Administrative Agent and the Superpriority Revolving Lenders and (b) based on, and substantially consistent with, the Existing Credit Agreement (modified to remove all term loan facility references, provisions and mechanics), negotiated in good faith and mutually reasonably agreed taking into account (i) modifications as are necessary to reflect the financing structure and the other terms of this Term Sheet, (ii) changes in law or accounting standards or to cure mistakes or defects, in each case taking into account the transaction, guarantee and collateral structure, (iii) modifications to reflect the Superpriority Administrative Agent’s customary agency provisions and certain mechanical provisions (consistent with and reflective of the Superpriority Administrative Agent’s customary requirements and practices), (iv) with respect to basket amounts, ratios, thresholds and leverage-based thresholds and any other non-ordinary course debt, lien, investment, restricted payment, asset disposition or similar capacity (including those set forth in the affirmative covenants, negative covenants and events of default), modifications or deletions as set forth in Schedule B hereto, (v) adjustments to prevent the netting, recycling and/or recharging of covenant flexibility in connection with any liability management transaction, (vi) the negative covenant exception permitting outstanding indebtedness and liens under the Amended Existing Credit Agreement being limited to an aggregate principal amount not exceeding the sum of (x) the outstanding principal balance as of the Closing Date plus (y) $250,000,000 (the “Free and Clear Junior Debt Basket”), plus (z) any interest paid in kind or capitalized fees and subject to the OpCo Intercreditor Agreement, (vii) modifications to permit the restricted subsidiaries set forth on Schedule C hereto (the “Super Holdco OpCo Guarantors”) to act as “Limited Guarantors” under (x) that certain Credit Agreement, dated as of September 8, 2023 (as amended and in effect on the Closing Date) by and among, Holdings, Trinseo LuxCo Finance, the lenders party thereto, the guarantors party thereto and Alter Domus (US) LLC, as administrative agent and collateral agent for the lenders thereunder (the “Super Holdco Credit Agreement”) and (y) the 2L Indenture (as defined below), and in each case, incur guarantees and liens, without limitation on amount, in favor of the lenders and noteholders under the Super Holdco Credit Agreement and 2L Indenture, respectively, pursuant to “scheduled” exceptions to the debt and lien covenants in the Superpriority Credit Agreement, (viii) modifications to permit Trinseo Europe GmbH to enter into the Trinseo Europe Guaranty and to grant liens to secure its obligations under the Trinseo Europe Guaranty in (a) the Aristech and Altuglas IP and the related Existing IP License Agreements with the lien priority set forth in the Super HoldCo Intercreditor Agreement and (b) all of its other assets that are pledged to secure the obligations under the OpCo Credit Agreement and Superpriority Credit Agreement with the lien priority set forth in the OpCo Intercreditor Agreement and (ix) modifications and adjustments (including to the affirmative covenants, negative covenants and events of default provisions) to implement the Cash Management Provision (defined below) (collectively, the “Documentation Principles”).
Representations and Warranties:	Subject to the Documentation Principles, substantially consistent with the Existing Credit Agreement.

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Conditions Precedent to Effectiveness:

Subject to the Documentation Principles, substantially consistent with the Existing Credit Agreement and to include (a) consummation of the designation of Altuglas LLC (“Altuglas”) and Aristech Surfaces LLC (“Aristech”) as unrestricted subsidiaries (such designation, the “Closing Date Designation”, and Aristech, Altuglas and any existing unrestricted subsidiary as of the Closing Date, the “Subject Entities”) and entry into the License Agreements and Trinseo Europe Limited Recourse Guaranty, (b) delivery of any Cash Management Documentation (as defined below), (c) delivery of a subordination agreement, in form and substance reasonably satisfactory to the Superpriority Revolving Agent, with respect to the term loan under that certain Loan Agreement, dated as of September 8, 2023 (as in effect on the Closing Date, the “Parent Intercompany Loan”), pursuant to which, among other things, Trinseo Luxco Finance SPV S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under number B279526 (“Trinseo LuxCo Finance”), made a term loan in the aggregate principal amount of $128,865,980 to Trinseo LuxCo, (d) consummation of the Existing RCF Termination, (e) redemption in full at par of the “2025 Notes” (as defined in the Transaction Support Agreement), (f) delivery of substantially final drafts and executed versions of the Seventh Amendment, the Amended Existing Credit Agreement, the Super Holdco Credit Agreement, the “New 2L Super Holdco Notes Indenture” (as defined in the TSA (the “2L Indenture”)), the 2029 Indenture (as defined in the Transaction Support Agreement) and any amendments or supplemental indentures related thereto, and any schedules and exhibits and material ancillary documentation thereunder (the Parent Intercompany Loan, the Amended Existing Credit Agreement, the Super Holdco Credit Agreement, the 2L Indenture and the 2029 Indenture, collectively and in each case as amended, amended and restated, supplemented, modified, refinanced or replaced from to time, the “Related Transaction Documents”) and (g) the exchange of at least $226,000,000 in principal amount of “2029 Notes” (as defined in the Transaction Support Agreement, the “2029 Notes”)) into “New 2L Super Holdco Notes” at a discount to par of at least 15%.

Conditions Precedent to All Credit Extensions After the Closing Date:

Subject to the Documentation Principles, substantially consistent with the Existing Credit Agreement, and to include utilization of at least $75.0 million of the lending commitments under the Existing A/R Securitization Facility.

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Cash Management Practices:

There shall be no material changes to the ordinary course cash management practices of the Lead Borrower and its subsidiaries as in effect prior to the Closing Date. For the avoidance of doubt, the Superpriority Credit Agreement will permit intercompany debt and intercompany investments (in each case, between the Lead Borrower and its Subsidiaries) in an unlimited amount, if in accordance with the ordinary course cash management practices related to the funding, sweeping or transferring of cash in accordance with that certain Amended and Restated Cash Pooling Agreement, dated as of May 22, 2023 and effective as of December 31, 2022 (the “Cash Pool Agreement” and such practices, the “Existing Cash Management Practices”). Any transfers or intercompany obligations between any Loan Party and any non-Loan Party (including any unrestricted subsidiary) pursuant to the Existing Cash Management Practices shall be subordinated to the Secured Obligations pursuant to a subordination agreement and related documentation in form and substance reasonably satisfactory to the Superpriority Revolving Agent.[3] This provision shall be referred to herein as the “Cash Management Provision”, and any contractual arrangements, subordination agreements and related documentation required by the Superpriority Administrative Agent and the Superpriority Revolving Lenders to implement the Cash Management Provision, the “Cash Management Documentation”.

Notwithstanding the foregoing, any capital contributions in order to satisfy minimum capitalization or solvency requirements under local law may be made pursuant to the Cash Management Provision; provided that (a) such contribution must be made for legitimate business purposes and not made for the purposes of adversely affecting the credit position of the Superpriority Revolving Lenders, (b) availability under the “General Investments Basket” set forth on Schedule B (the “General Investments Basket”) must be $0 prior to the making of any such capital contribution and (c) the making of such contribution shall be subject to pro forma compliance with the Financial Covenants (regardless of whether any such covenant is in effect).

Affirmative Covenants:	Subject to the Documentation Principles, substantially consistent with the Existing Credit Agreement, to include (i) monthly reporting in respect of the Anti-Cash Hoarding Provision on the day that is five business days following the Anti-Cash Hoarding Test Date and (ii) twice-monthly reporting in respect of Liquidity on the day that is five business days following the Anti-Cash Hoarding Test Date and the day that is seven business days after the last day of each calendar month).
Negative Covenants:

Subject to the Documentation Principles, substantially consistent with the Existing Credit Agreement, to include (without limitation) customary “holding company” restrictions in respect of each of the Holdcos.

Notwithstanding anything in the Superpriority Facility Documentation to the contrary:

(a) any intercompany loans, advances or other indebtedness owed by a Loan Party to an affiliate of the Lead Borrower that is not a Loan Party shall be subordinated in right of payment and (if applicable) security to the Secured Obligations, and any guarantee by a Loan Party of indebtedness of a non-Loan Party subsidiary shall be subordinated in right of payment and (if applicable) security to the Secured Obligations (the “Double-Dip Provision”); and

3 NTD: note that (a) the intercompany debt and intercompany investment covenants will include carveouts for the cash management provisions, (b) Section 10 of the Cash Pool Agreement will need to be amended to include similar references to the Superpriority Credit Agreement and (c) the subordination for the cash pool arrangements will be covered by any necessary additional language to the Global Intercompany Note executed on the Closing Date.

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(b) investments or dispositions by any Loan Party or restricted subsidiary to an unrestricted subsidiary shall only be permitted pursuant to the General Investments Basket, or in accordance with the Existing Cash Management Practices and may not be reclassified (the “Envision Provision”); and

(c) no Loan Party will, and the Loan Parties will not permit any of their subsidiaries to, (i) directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any indebtedness or issue any capital stock; (ii) create, incur, assume or permit or suffer to exist any lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom; (iii) make or own any investment in any other person; (iv) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or (v) make any disposition of assets or to otherwise engage in any other activity, in each case, that is undertaken in connection with a liability management financing transaction (the “Anti-Liability Management Provision”), provided that the Anti-Liability Management Provision shall not restrict (i) the incurrence of Indebtedness pursuant to the Free and Clear Junior Debt Basket, the Fixed or Capital Asset Basket (as referenced in the basket grid attached hereto as Schedule A) or the General Debt Basket (as referenced in the basket grid attached hereto as Schedule A) and (ii) transactions taken in connection with a Permitted Securitization, in each case, so long as such Indebtedness is not incurred for the purpose of materially reducing the value of the Collateral or disadvantaging the Superpriority Revolving Lenders in respect of their rights as creditors relative to other creditors.

Amendments or modifications (including via refinancing or replacement) of the terms of any Related Transaction Documents as of the Closing Date or, with respect to Related Transaction Documents entered into after the Closing Date, the date on which such Related Transaction Document is entered into, shall be prohibited unless such amendment is not materially adverse (taken as a whole) to the Superpriority Revolving Lenders; provided that any amendment to a Related Transaction Document to facilitate the incurrence of Indebtedness pursuant to the Free and Clear Junior Debt Basket shall not (solely as regards such incurrence and payment of principal and interest on such Indebtedness, but for the avoidance of doubt, without prejudice to any other matter addressed by, related to or otherwise connected with such amendment) be materially adverse to the Superpriority Revolving Lenders.

The “Junior Financing” negative covenant (a) shall apply to indebtedness for borrowed money that is (i) expressly subordinated to the Secured Obligations in right of payment or security or (ii) required to be expressly subordinated to the Secured Obligations in right of payment or security or (iii) unsecured (collectively, “Junior Financing”), (b) shall include an exception permitting the voluntary prepayment, repayment or redemption of outstanding indebtedness under (i) the “2021 Incremental Term Loans” (as defined in the Amended Existing Credit Agreement) and/or (ii) the 2029 Notes; provided that such prepayment, repayment or redemption under clause (b) shall (A) not exceed $50.0 million (based on cash amount paid if at a discount to par, and not the face amount of principal), (B) be subject to pro forma compliance with the Liquidity Covenant and (C) be prohibited if any default or event of default exists under the Superpriority Credit Agreement, (c) shall prohibit voluntary prepayments, mandatory prepayments or other payments in respect of any Junior Financing (other than payments of regularly scheduled principal, interest, mandatory prepayments from an excess cash flow sweep or required from the proceeds of refinancing indebtedness and “AHYDO Payments” (to be defined in the Superpriority Credit Agreement)) if any default or event of default exists under the Superpriority Credit Agreement, (d) intercompany debt so long as no default or event of default existing under the Superpriority Credit Agreement and (e) permitted refinancings consistent with the Existing Credit Agreement.

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Financial Covenants:

After the Closing Date, the following financial covenants shall apply (the “Financial Covenants”):

•       Maintenance of a maximum Superpriority Lien Net Leverage Ratio of 1.50:1.00, with no step downs, tested on each Compliance Date (the “Leverage Covenant”).

•       Liquidity shall be not less than $100.0 million, tested twice-monthly (on the Anti-Cash Hoarding Test Date and the last business day each calendar month) (the “Liquidity Covenant”).

“Compliance Date” means the last day of any applicable fiscal quarter of the Lead Borrower ending after the Closing Date if the aggregate superpriority revolving credit exposure under the Superpriority Revolving Facility exceeds 30% of the Superpriority Revolving Commitments (excluding any (i) cash collateralized Letters of Credit and (ii) any other outstanding but undrawn Letters of Credit subject to a cap of $10.0 million).

“Superpriority Lien Net Leverage Ratio” means the ratio of consolidated debt of the Lead Borrower and its consolidated restricted subsidiaries (consisting of indebtedness for borrowed money, capitalized lease obligations, purchase money debt, debt evidenced by promissory notes and similar instruments, and all guarantees of the foregoing), in each case, which is secured by a lien on the assets of the Lead Borrower and its restricted subsidiaries (other than any consolidated debt of a restricted subsidiary that is not a Loan Party and is not secured by any assets of a Loan Party), unless such lien is contractually subordinated or junior to the Secured Obligations, net of unrestricted cash and cash equivalents, all as set forth on the balance sheet of the Lead Borrower and its consolidated restricted subsidiaries in accordance with GAAP (with indebtedness for borrowed money in respect of any revolving facility being calculated based on the daily average outstanding amount of loans during the four-quarter fiscal period most recently ended)) to Consolidated EBITDA (as defined in the Existing Credit Agreement; provided that Altuglas and Aristech shall be deemed “Restricted Subsidiaries” for the purposes of the “Consolidated EBITDA” definition) of the Lead Borrower and its consolidated restricted subsidiaries.

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“Liquidity” means, at any date of determination, the sum of (a) cash and cash equivalents of the Lead Borrower and its restricted subsidiaries on such date plus (b) the aggregate unused Superpriority Revolving Commitments on such date plus (c) availability under any Existing A/R Securitization Facility (to be defined in the Superpriority Credit Agreement) not to exceed the maximum commitments availability under any Existing A/R Securitization Facility.
Unrestricted Subsidiaries:

The Superpriority Facility Documentation will not contain provisions permitting the creation or the existence of any subsidiary that would be “unrestricted” or provisions that otherwise have the effect of allowing any subsidiary to be excluded from the requirements applicable to subsidiaries pursuant to the Superpriority Facility Documentation, other than the unrestricted subsidiaries in existence on the Closing Date[4].

Notwithstanding the foregoing:

(a)   the Lead Borrower shall not, nor shall it permit any Loan Party or other Restricted Subsidiary to sell, transfer or otherwise dispose of any “Material Property” (as defined below) (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any person that is either (i) a subsidiary that is not a Loan Party or (ii) an affiliate of the Lead Borrower; provided that non-exclusive licenses of intellectual property granted to restricted subsidiary that is not a Loan Party shall be permitted to permit the Lead Borrower and its Subsidiaries to operate in the ordinary course of business so long as such non-exclusive license is on terms consistent with past practice for intercompany intellectual property licenses; and

(b)   no person that is either (i) a subsidiary that is not a Loan Party or (ii) an affiliate of the Lead Borrower shall own or hold an exclusive license to any Material Property other than the existing arrangements on the Closing Date; and

(c)   “Material Property” means assets, including intellectual property, owned by the Lead Borrower and its subsidiaries that is material to the business, operations, assets or financial condition of the Borrower and its subsidiaries, taken as a whole, either prior to or pro forma for any applicable transfer or disposition (the foregoing clauses (a) through (c), the “J. Crew Provision”).

4 NTD: Closing Date unrestricted subsidiaries will include Altuglas and Aristech and the unrestricted subsidiaries from the Sept. 2023 transaction. Mechanically, the Amended Existing Credit Agreement (which will permit the Superpriority Revolving Facility, and the unrestricted subsidiary designations and transfers (and related asset transfers) and the unencumbered entity transfers) will be effective immediately after the Existing RCF Termination and immediately prior to the effectiveness of the Superpriority Credit Agreement.

17

Events of Default:	Subject to the Documentation Principles, substantially consistent with the Existing Credit Agreement.
Voting:

Subject to the Documentation Principles, amendments, waivers and other modifications of the Superpriority Facility Documentation will require the approval of Superpriority Revolving Lenders holding more than 50% of the aggregate Superpriority Revolving Commitments (or, after the termination thereof, the aggregate principal amount of the Superpriority Revolving Loans) (the “Required Lenders”), except that:

(a) the consent of each Superpriority Revolving Lender directly affected thereby shall be required with respect to (i) increases in the commitment of such Superpriority Revolving Lender, (ii) reductions or postponements of principal, interest (including the rate of interest), fees or other payments (including, without limitation, the conversion of cash pay interest to payment in kind), (iii) to the extent such Superpriority Revolving Lender is adversely affected thereby, extensions of final scheduled maturity or the due date of any scheduled interest, fee or other payment or related grace periods, (iv) changes in voting thresholds, (v) any amendment, waiver or other modification that would change, or have the direct or indirect effect of changing, (A) the pre- or post-enforcement “waterfall” provisions or (B) the pro rata sharing provisions with respect to payments or the reduction or termination of commitments, (vi) any amendment, waiver or other modification that would change, or have the direct or indirect effect of changing, the J. Crew Provision (including the defined term “Material Property” therein), the Chewy Provision, the Double-Dip Provision, the Envision Provision or the Anti-Liability Management Provision, (vii) other than the unrestricted subsidiaries in existence on the Closing Date, any amendment, waiver or other modification that would permit, or have the direct or indirect effect of permitting, the creation or the existence of any subsidiary that would be “unrestricted” or otherwise have the effect of allowing any subsidiary to be excluded from the requirements applicable to the Lead Borrower or its subsidiaries pursuant to the Superpriority Facility Documentation, (viii) (A) any amendment, waiver or other modification that would change, or have the direct or indirect effect of changing, the incremental facility provisions or the negative covenant exceptions governing the incurrence of indebtedness with respect to the right of holders of loans pursuant to any incremental facility or any other facility or indebtedness to approve any amendment, modification, waiver, consent or other action under the Superpriority Facility Documentation or (B) any amendment, waiver or other modification that would authorize the incurrence of additional indebtedness that would be issued under the Superpriority Facility Documentation in contemplation of or for the purpose of influencing any voting threshold or consummating any liability management transaction and (ix) any amendment, waiver or other modification that would, or would have the effect of, permitting additional investments to be made to a non-Loan Party subsidiary, additional assets to be disposed or otherwise transferred to a non-Loan Party subsidiary, or additional indebtedness to be incurred by a non-Loan Party subsidiary, in each case, in excess of such amounts permitted under the Superpriority Facility Documentation on the Closing Date;

18

(b) the consent of 100% of the Superpriority Revolving Lenders shall be required with respect to (i) releases of all or substantially all, or any material portion, of the value of the guarantees given by the Guarantors or all or substantially all, or any material portion, of the Collateral (other than in connection with asset sales or fundamental changes permitted as of the Closing Date) and (ii) any amendment, waiver or other modification that would (A) subordinate, or have the direct or indirect effect of subordinating, the Secured Obligations in right of payment to any other indebtedness or (B) subordinate, or have the direct or indirect effect of subordinating, any liens securing the Secured Obligations to any liens on the Collateral securing any other indebtedness; and

(c) the consent of the Superpriority Revolving Lenders holding more than 75% of the aggregate principal amount of the loans and commitments under the Superpriority Revolving Facility shall be required with respect to any amendment, waiver or other modification that would permit the incurrence of any indebtedness, including the amendment or modification of any incremental facility provisions, that is pari passu in right of payment with respect to the Secured Obligations (including any amendment, waiver or other modification that adds such indebtedness to the pre- or post-enforcement “waterfall” provisions of the Superpriority Facility Documentation) or pari passu to the Secured Obligations with respect to lien priority.

Cost and Yield Protection:	Subject to the Documentation Principles, substantially consistent with the Existing Credit Agreement.
Assignments and Participations:

Subject to the Documentation Principles and substantially consistent with the Existing Credit Agreement, the Superpriority Revolving Lenders will be permitted to assign (other than to natural persons or any Disqualified Institution (to be defined in the Superpriority Credit Agreement)) loans and commitments under the Superpriority Revolving Facility with the consent of the Lead Borrower and the Issuing Banks (in each case, not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Lead Borrower shall be required (a) if such assignment is made to another Superpriority Revolving Lender or an affiliate or approved fund of a Superpriority Revolving Lender or (b) after the occurrence and during the continuance of a payment, bankruptcy or financial covenant an event of default. The Lead Borrower will be deemed to have consented to any assignment of a Superpriority Revolving Loan to which it has not objected within 10 business days after receipt of a request for consent to such assignment. All assignments will require the consent of the Superpriority Administrative Agent, not to be unreasonably withheld, conditioned or delayed; provided that no consent of the Superpriority Administrative Agent shall be required if such assignment is made to another Superpriority Revolving Lender or an affiliate or approved fund of a Superpriority Revolving Lender.

19

Expenses and Indemnification:	Subject to the Documentation Principles, substantially consistent with the Existing Credit Agreement.
Governing Law and Forum:	New York.
Wind-Down Provision:	Promptly, and in no event later than forty-five (45) days (or such later date as reasonably agreed to by the Superpriority Administrative Agent giving consideration to local law requirements and processes), after the first date upon which all obligations under the Super Holdco Credit Agreement and the 2L Indenture have been repaid and terminated, the Borrowers shall deliver evidence in form and substance satisfactory to the Administrative Agent of such termination (including payoff letters and release documentation with respect to the obligors, guarantors and loan parties thereunder) and the wind-down and dissolution of Trinseo Luxco Finance.
Counsel to the Lead Arrangers and the Superpriority Administrative Agent:	White & Case LLP

20

SCHEDULE A

[***]

21

SCHEDULE B

Baskets

General	Existing Credit Agreement	Agreed Changes
Letters of Credit
1. L/C Sublimit	$35M	$60M
Prepayments
2. ECF Sweep

(a)   50% if First Lien Net Leverage Ratio is >2.5x

(b)   25% if First Lien Net Leverage Ratio is ≤2.5x and >2.0x

(c)   0% if First Lien Net Leverage Ratio is 2.0x

Exception: Excess Cash Flow attributable to Foreign Subsidiaries where such amounts are prohibited or delayed by local law or applicable Organizational Documents from being repatriated to Luxembourg

[Section 2.05(b)(i), (ix)]

Remove, replace with anti-cash hoarding as set forth in term sheet
3. Net Proceeds from Dispositions / Casualty Events

Threshold: $300,000,000

Reinvestment: If no EoD, may reinvest in “assets useful to the business” if such proceeds are used or contractually committed to be used within 540 days (such contractual commitment must be to use such proceeds within the later of 540 days from receipt of proceeds and 180 days of such commitment)

Exception: Dispositions and Casualty Events of Foreign Subsidiaries where such amounts are prohibited or delayed by local law or applicable Organizational Documents from being repatriated to Luxembourg

[“Net Proceeds”, Section 2.05(b)(ii), (ix)]

Remove asset sale sweep given only revolver
Incremental Facilities/Incremental Equivalent Debt
4. Incremental Term Loans, Incremental Revolving Credit Commitments and Incremental Equivalent Debt	$385,000,000 plus any voluntary prepayments of Term Loans	$50,000,000 free and clear, as set forth in term sheet
5. Incremental Ratio Requirement	(a) Pari Passu: First Lien Net Leverage Ratio ≤2.0x (b) Junior: Secured Net Leverage Ratio ≤2.0x	N/A (will be removed)

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Permitted Liens - Key Baskets
6. Intercompany Liens Basket

Unlimited if (i) in favor of the Lead Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party and securing closing date Indebtedness or any Refinancing thereof, (ii) in favor of any Loan Party (other than Holdings) or (iii) on property of any Non-Loan Party securing permitted Non-Loan Party debt (or non-debt obligations of Non-Loan Party)

[Sections 7.01(s), 7.01(w)]

Maintain, but in clause (iii), securing non-debt obligations of a Non-Loan Party only
7. Purchase Money Liens Basket	Greater of $80,000,000 and 3.5% of Total Assets, incurred within 270 days of the acquisition, lease, construction, repair, etc. [Section 7.01(v)]	$35 million (no grower)
8. Property of Non-Loan Parties	Liens on property of a Non-Loan Parties securing permitted Indebtedness [Section 7.01(w)]	Maintain, but securing non-debt obligations of a Non-Loan Party only
9. Securitization Asset Liens Basket	In connection with a Permitted Securitization [Section 7.01(cc)]	Grandfather existing KKR securitization facility and any Permitted Refinancings thereof, with ability to upsize by up to $100,000,000 (i.e., basket will be existing A/R facility commitments plus up to $100MM)
10. General Liens Basket	Greater of $60 million and 2.0% of Total Assets [Section 7.01(ff)]	$15,000,000 at any one time outstanding, but prohibited from securing debt for borrowed money
11. Ratio Lien Basket	Other Permitted Debt: (a) Pari Passu/Senior: First Lien Net Leverage Ratio ≤ 2.0x (b) Junior: Secured Net Leverage Ratio ≤ 2.0x [Section 7.01(gg)]	Remove ratio concept; fixed $250,000,000 basket, junior lien only and subject to limitations regarding (a) maturity/WALM, (b) terms MFN (c) cannot be incurred by non-Loan Parties and (d) subject to an intercreditor agreement
Permitted Indebtedness
12. Intercompany Guarantee Basket

Unlimited guarantees of Indebtedness of the Lead Borrower or any Restricted Subsidiary; provided that guarantees of Junior Financing are (i) provided by entities that have also Guaranteed the Obligations and (ii) subordinated to the Guarantee of the Obligations.

[Section 7.03(c)]

Maintain, but cannot guarantee debt of non-loan parties, unless such guaranty would be a permitted investment under the general investment basket

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13. Intercompany Indebtedness Basket

Unlimited Indebtedness by the Lead Borrower or a Restricted Subsidiary to any Loan Party or other Restricted Subsidiary to the extent constituting a Permitted Investment; provided that Indebtedness owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated

[Section 7.03(d)]

As set forth in the term sheet
14. Fixed or Capital Asset Basket	Greater of $80,000,000 and 3.5% of Total Assets, incurred within 270 days of the acquisition, lease, construction, repair, etc. [Section 7.03(e)(i)]	$35 million (no grower)
15. Sale/Leaseback Attributable Indebtedness Basket	As permitted by Section 7.05 [Section 7.03(e)(ii)]	Remove
16. Acquisition Financing Debt Basket

(a)    Assumed or Incurred: Permitted if (i) Fixed Charge Coverage Ratio is (x) ≥ 2.0x or (y) no worse than immediately prior to such acquisition or (ii) the Total Net Leverage Ratio is (x) no worse than the Closing Date Total Net Leverage Ratio or (y) no worse than as calculated immediately prior to such Permitted Acquisition

(b)   Incurred: Incurrences by Non-Loan Parties capped at greater of $135,000,000 and 5% of Total Assets

[Section 7.03(g)]

Remove
17. Permitted Securitization	Permitted [Section 7.03(q)]	See Item 9 above
18. Non-Loan Party Debt Basket	Greater of $125,000,000 and 5.25% of Total Assets [Section 7.03(r)]	Remove
19. General Debt Basket	Greater of $140,000,000 and 5.25% of Total Assets [Section 7.03(s)]	$20,000,000 at any one time outstanding
20. Permitted Ratio Debt Basket	Fixed Charge Coverage Ratio ≥2.00x and cap of greater of $135,000,000 and 5.0% of Total Assets for Indebtedness of Non-Loan Parties [“Permitted Ratio Debt”, Section 7.03(v)]	Remove ratio concept; fixed $250,000,000 basket, junior lien only in accordance with item 11 above

24

21. Cumulative Credit Basket

Amount equal to the following:

(a)   100% of aggregate proceeds (to the extent converted to cash or cash equivalents) received by the Lead Borrower from the issue or sale of its Equity Interests or as a result of a merger or consolidation with any non-Restricted Subsidiary of Holdings subsequent to Jan. 1, 2013; plus

(b)   100% of aggregate proceeds (to the extent converted to cash or cash equivalents) received by the Lead Borrower or any Restricted Subsidiary from the issuance or sale of any Indebtedness or Disqualified Equity Interests that have been converted into or exchanged for Equity Interests of the Lead Borrower (other than Disqualified Equity Interests) subsequent to Jan. 1, 2013, plus the amount of proceeds (solely to the extent converted into cash or Cash Equivalent proceeds) received upon such conversion or exchange

Conditions: (i) Indebtedness incurred within 1 year of receipt of the proceeds, (ii) Indebtedness is designated as “Contribution Indebtedness” when incurred and (iii) such proceeds have not been applied to (x) make Restricted Payments or (y) prepay, redeem, purchase, defease or satisfy any Junior Financing pursuant to Section 7.13

[“Cumulative Credit”, clauses (b) and (c); Section 7.03(w)]

Remove
22. Existing Indebtedness	Limited Guaranty to be uncapped based on current jurisdictions and scheduled	Maintain
23. Reclassification and Division	Permitted at sole discretion of Lead Borrower [Section 7.03]	Maintain, but no reclassification of baskets for superpriority facility debt, existing credit agreement or 2029 notes

25

Fundamental Changes
24. Conversion of Entities	N/A	Add ability to re-domicile the Borrower and Holdings into Ireland, subject to no material adverse impacts to the collateral package
Permitted Dispositions
25. Intercompany Dispositions	Unlimited between Loan Parties [Section 7.05(d)]	Maintain
26. Sale-Leaseback Transactions	Greater of $60,000,000 and 2.5% of Total Assets [Section 7.05(j)]	Remove
27. Equity Interests of Unrestricted Subsidiary	Permitted [Section 7.05(k)]	Remove
28. Securitization Assets	Permitted, so long as sold for fair market value (accounting for Securitization Seller’s Retained Interest) [Section 7.05(l)]	Maintain (subject to same limitations in item 9 above)
29. Dispositions of Property

(a)   Cash Requirement: If purchase price equal to or greater than the greater of $20,000,000 and 0.75% of Total Assets, 75% of consideration must be cash or Cash Equivalents;

(b)   Non-Cash Consideration Basket: Greater of $100,000,000 and 4.25% of Total Assets

[Section 7.05(n)]

Maintain, but reduce threshold in (a) to $20,000,000 (no grower) and (b) reduce non-cash consideration basket to $20,000,000 (no grower)
30. Disposition of Non-Core Assets	Within 180 days of Permitted Acquisition or Investment; amount of dispositions shall not exceed 25% of the fair market value of the acquired entity or business [Section 7.05(t)]	Maintain
31. General Dispositions	Greater of $20,000,000 and 0.75% of Total Assets [Section 7.05(u)]	Remove

26

Permitted RPs
32. Intercompany RPs

Unlimited between Restricted Subsidiaries and from Restricted Subsidiaries to the Lead Borrower

Unlimited between Lead Borrower and Parent to (i) pay operating costs and expenses in the ordinary course, (ii) pay various taxes, (iii) finance Permitted Investments and other Investments permitted by Section 7.06, (iv) pay salaries, commissions, bonuses and other benefits and (v) pay fees and expenses from unsuccessful equity or debt offerings directly attributable to the operations of the Lead Borrower or the applicable Restricted Subsidiary.

[Section 7.06(a), Section 7.06(h)]

Maintain
33. Dividends	RPs made by the Lead Borrower or any Restricted Subsidiary payable in such entity’s Equity Interests only (other than Disqualified Equity Interests) only [Section 7.06(b)]	Maintain
34. Stock Repurchase upon Exercise of Options, Warrants and Equity-Based Awards	Uncapped [Section 7.06(e)]	Maintain
35. Stock Repurchase of Employees, Directors, Managers, Officers and Consultants

$30,000,000 per calendar year (unused amounts may be carried forward for 2 years) plus:

(a)   100% of aggregate proceeds (to the extent converted to cash or cash equivalents) received by the Lead Borrower from the issue or sale of its Equity Interests or as a result of a merger or consolidation with any non-Restricted Subsidiary of Holdings subsequent to Jan. 1, 2013; plus

(b)   100% of aggregate proceeds (to the extent converted to cash or cash equivalents) received by the Lead Borrower or any Restricted Subsidiary from the issuance or sale of any Indebtedness or Disqualified Equity Interests that have been converted into or exchanged for Equity Interests of the Lead Borrower (other than Disqualified Equity Interests) subsequent to Jan. 1, 2013, plus the amount of proceeds (solely to the extent converted into cash or Cash Equivalent proceeds) received upon such conversion or exchange; plus

Reduce to $2,500,000 per calendar year subject to compliance with liquidity covenant and remove the carry forward

27

(c) Net Proceeds of any key man life insurance policies less the RPs previously made with the proceeds of such policies [“Cumulative Credit”, Section 7.06(f)]
36. General RPs Basket

Greater of $125,000,000 and 4.25% of Total Assets (shared basket with prepayments of Junior Financings) plus the Cumulative Credit at such time (provided that, with respect to RPs made in reliance on clause (a) of the definition of “Cumulative Credit”, immediately following such RP, the Borrowers must be able to incur $1.00 of additional Permitted Ratio Debt).

[Section 7.06(g)]

Replace with penny dividend per term sheet
37. RP Ratio Basket	Total Net Leverage Ratio ≤2.0x [Section 7.06(l)]	Remove
Permitted Investments
38. Restricted Subsidiaries Investment Basket	(a) to Loan Parties: Unlimited (b) to Restricted Subsidiaries that are not Loan Parties: greater of $100,000,000 and 4.25% of Total Assets [“Permitted Investment” clause (a)]	See term sheet
39. Similar Business Investment Basket

(a)    Assets: Greater of $50,000,000 and 2.0% of Total Assets

(b)   Equity: Greater of $100,000,000 and 4.25% of Total Assets; provided no cap if the acquired entity is merged, amalgamated, otherwise combined with or into, or transfers or conveys substantially all of its assets to the Lead Borrower or a Restricted Subsidiary contemporaneously with such Investment.

[“Permitted Investment” clause (b)]

Remove

28

40. Management Advances Basket	$10,000,000 [“Management Advances”, clause (c); “Permitted Investment” clause (f)]	Remove
41. Acquired Investments Basket	Unlimited [“Permitted Investment”, clause (q)]	Maintain
42. Joint Ventures / Unrestricted Subsidiaries Investment Basket

(a)   Fixed Charge Coverage Ratio would be (i) not lower than prior to such transaction or (ii) equal to or greater than 2.25x and (b) fair market value consideration received

[“Permitted Investment”, clause (t)]

$60,000,000 to fund bona fide joint ventures
43. General Investments Basket	Greater of $120,000,000 and 5.0% of Total Assets Investment shall be reallocated if Person subsequently becomes a Restricted Subsidiary [“Permitted Investment”, clause (u)]	$30,000,000
Financial Covenant
44. Covenant

First Lien Net Leverage Ratio shall not be >3.5x on the last day of any fiscal quarter if aggregate dollar amount of Swing Line Loans, Revolving Credit Loans and L/C Obligations is >30% (excluding cash collateralized L/Cs and L/Cs with an aggregate undrawn dollar amount ≤$10,000,000)

[Section 7.11]

As set forth in term sheet
Events of Default
45. Cross-Default	$95,000,000 threshold for material Indebtedness [“Threshold Amount”, Section 8.01(e)]	Reduce to $40,000,000
46. Judgments	$95,000,000 materiality threshold [“Threshold Amount”, Section 8.01(h)]	Reduce to $40,000,000
47. Cure Right	2x per every 4 consecutive fiscal quarters; 5 total over life of the superpriority revolving commitments and any extension of commitments in respect thereof [Section 8.04(c)]	Maintain

29

Other
48. Transactions with Affiliates	Threshold of $5,000,000 per transaction [Section 7.08]	Maintain
49. “Immaterial Subsidiary”

Qualifications: Either (i) total assets do not exceed 2.5% of consolidated total assets or (ii) gross revenues do not exceed 2.5% of consolidated gross revenues.

Cap: Immaterial Subsidiaries shall not comprise in aggregate more than 5% of consolidated total assets or 5% of consolidated gross revenues.

[“Immaterial Subsidiary”]

Maintain

30

SCHEDULE C

Closing Date “Limited Guarantors”

•	Trinseo Belgium B.V. (Belgium)
•	Trinseo Operating Belgium B.V. (Belgium)
•	Trinseo Deutschland GmbH (Germany)
•	Trinseo Deutschland Anlagengesellschaft GmbH (Germany)
•	Trinseo Deutschland RE GP GmbH (Germany)
•	Trinseo Deutschland RE GmbH & Co. KG (Germany)
•	PT Trinseo Materials Indonesia (Indonesia)
•	PT Trinseo Operating Indonesia (Indonesia)
•	Taiwan Trinseo Limited (Taiwan)

31

Exhibit C

Exchange and New 2L Super HoldCo Notes Term Sheet

Final Version

Exhibit C

Exchange and New 2L Super HoldCo Notes Term Sheet

This term sheet (the “Term Sheet”) is the Exchange and New 2L Super HoldCo Notes Term Sheet as defined in that certain Transaction Support Agreement, dated as of December 9, 2024 (the “TSA”) to which this Term Sheet is attached, and sets forth the material terms and conditions of the Exchange Offer Transactions. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the TSA (including the other term sheets attached thereto) or in the Super HoldCo Credit Agreement (as defined below).

This Term Sheet does not include a description of all the terms, conditions, and other provisions that are to be contained in the Definitive Documents governing the Exchange Offer Transactions, which remain subject to negotiation and completion in accordance with the TSA and applicable Law. However, the Definitive Documents and other documents executed to effectuate the Exchange Offer Transactions shall not contain any terms or conditions that are inconsistent in any material respect with this Term Sheet, the other Transaction Term Sheets attached to the TSA or the TSA itself.

THIS TERM SHEET DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE SUPPORT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS SET FORTH IN THIS TERM SHEET AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

Exchange Offer

Existing 2029 Indenture:	As used herein the term “Existing 2029 Indenture” shall mean the 2029 Indenture as in effect immediately prior to the Closing Date.
Exchange:

2029 Notes owned by the Supporting 2029 Noteholders and 2029 Notes held by other participating 2029 Noteholders are to be exchanged for New 2L Super HoldCo Notes issued by Finance SPV, and Trinseo NA Finance SPV LLC, a Delaware limited liability company (“NA Finance SPV”) pursuant to an exchange offer.

The 2029 Notes tendered in the exchange offer will be transferred to Trinseo Holdings (the “OpCo Borrower”), in exchange for the New Incremental Term Loan-B issued by the OpCo Borrower. The 2029 Notes transferred to the OpCo Borrower will be retired and cancelled in accordance with the Existing 2029 Indenture and will not be reissued.

Exchange Consideration:	For each $1,000 principal amount of 2029 Notes tendered and accepted, holders of 2029 Notes shall receive $850 principal amount of New 2L Super HoldCo Notes.

Amendments to Existing 2029 Indenture

Proposed Amendments to Existing 2029 Indenture:	Eliminate or waive substantially all of the restrictive covenants contained in the Existing 2029 Indenture and the 2029 Notes and eliminate certain events of default and release the existing guarantees of the 2029 Notes, modify covenants regarding mergers and transfer of assets, and modify and eliminate certain other provisions, including the covenant regarding future guarantors and certain provisions relating to defeasance.
Consent to Transactions Generally:	The Supporting 2029 Noteholders, constituting holders of more than 50% in aggregate principal amount of the outstanding 2029 Notes, shall, pursuant to the Seventh Supplemental Indenture to the 2029 Indenture, consent to the Transactions, including the “Proposed Amendments to Existing 2029 Indenture” set forth above.

New 2L Super HoldCo Notes

Amended Super HoldCo Credit Agreement:	As used herein the term “Amended Super HoldCo Credit Agreement” shall mean the Super HoldCo Credit Agreement, as amended pursuant to the LuxCo Merger Transactions and the Super HoldCo Closing Date Amendment.
Indenture / Documentation Principles:	The New 2L Super HoldCo Notes shall be governed by the New 2L Super HoldCo Notes Indenture (together with the related new ancillary and security documentation, the “New 2L Super HoldCo Documentation”). The New 2L Super HoldCo Notes Indenture will be (a) initially drafted by counsel to the Issuers and (b) other than as expressly set forth in this Term Sheet, shall be based on, and substantially consistent with, the Existing 2029 Indenture, negotiated in good faith and mutually reasonably agreed taking into account modifications as are necessary to reflect the financing structure, collateral package and the other terms of this Term Sheet (collectively, the “Documentation Principles”).
Issuers:	Finance SPV and NA Finance SPV, as co-issuers (collectively, the “Issuers”).
Guarantors:	Same guarantors and grantors as under the Amended Super HoldCo Credit Agreement, including, without limitation, Trinseo Europe, pursuant to the Trinseo Europe Guaranty, Altuglas and Aristech and the “Limited Guarantors” under the Amended Super HoldCo Credit Agreement.

Collateral:	Security interests in the same collateral as under the Amended Super HoldCo Credit Agreement including, without limitation, the Aristech and Altuglas IP and License Agreements, subject to the lien priorities in the Super HoldCo Intercreditor Agreement.
Intercreditor Agreement	On the Closing Date, the Super HoldCo Administrative Agent and the New Super HoldCo Notes Indenture Trustee shall enter the Super HoldCo Intercreditor Agreement.
Trustee:	Same as under the Existing 2029 Indenture.
Maturity Date:	May 3, 2029.
Interest Rate:

The New 2L Super HoldCo Notes will bear interest at a rate of:

(a)   From the Closing Date until the date that is the sixth Interest Payment Date following the Closing Date: (i) 5.125% per annum payable in cash plus (ii) 2.50% per annum payable in cash or in-kind at the Issuers’ option (the “PIK Toggle”); provided that absent an affirmative election by the Issuers to pay accrued interest on the PIK Toggle portion in cash, the Issuers shall be deemed to have elected to pay such interest in-kind; and

(b)   Thereafter: 7.625% per annum payable in cash.

Interest shall be payable on each Interest Payment Date. Interest Payment Date shall be defined in the New 2L Super HoldCo Notes Indenture to be semi-annual (commencing on [__][1], 2025), consistent with the interest payment dates under the Existing 2029 Indenture.

Amortization & Sinking Fund:	None.
Call Protection:

At any time prior to the one-year anniversary of the Closing Date, the Issuers may redeem the New 2L Super HoldCo Notes at a redemption price equal to 100.00% of the principal amount of such New 2L Super HoldCo plus the relevant Applicable Premium as of, and accrued and unpaid interest to, but not including the redemption date. “Applicable Premium” shall be defined in a manner consistent with the definition of Applicable Premium in the Existing 2029 Indenture; provided that such Applicable Premium shall also be due and payable in connection with the acceleration of the New 2L Super HoldCo Notes, including in connection with any insolvency event.

At any time on and after the one-year anniversary of the Closing Date but prior to the two-year anniversary of the Closing Date, the Issuer may redeem the New 2L Super HoldCo Notes at a redemption price equal to 103.813%, plus accrued and unpaid interest on the New 2L Super HoldCo Notes to be redeemed, to but not including, the applicable date of redemption.

At any time on and after the two-year anniversary of the Closing Date, the Issuer may redeem the New 2L Super HoldCo Notes at a redemption price equal to 100.00%, plus accrued and unpaid interest on the New 2L Super HoldCo Notes to be redeemed, to but not including, the applicable date of redemption.

1 NTD: To be updated to reflect the closing date of the 2025 transactions.

Optional Redemption:	Substantially the same mechanics as set forth in Existing 2029 Indenture.
Mandatory Redemptions	The New 2L Super HoldCo Notes Indenture shall require a mandatory redemption of New 2L Super HoldCo Notes at par plus accrued and unpaid interest in connection with the events described in Section 2.05 (b)(ii), (iii), (iv), (v) and (vi) of the Amended Super HoldCo Credit Agreement; provided that until the obligations under the Amended Super HoldCo Credit Agreement (other than contingent obligations) are paid in full in cash, the Issuers shall not be required to make any mandatory redemption of the New 2L Super HoldCo Notes.
Change of Control Offer:	Not applicable. See “Events of Default” below.
Asset Sale Offer:	Not applicable.
Covenants

The New 2L Super HoldCo Notes Indenture shall contain the following covenants:

•      Payment of Notes: Subject to the Documentation Principles, substantially consistent with Section 3.1 of the Existing 2029 Indenture.

•      Limitation on Indebtedness: Subject to the Documentation Principles, substantially consistent with Section 7.03 the Amended Super HoldCo Credit Agreement; provided that the New 2L Super HoldCo Notes Indenture shall contain a cap on the outstanding principal amount of indebtedness under the Amended Super HoldCo Credit Agreement in an amount equal to the outstanding principal amount of the term loans outstanding under the Amended Super HoldCo Credit Agreement on the Closing Date plus any capitalized interest thereon.

•      Limitation on Restricted Payments: Subject to the Documentation Principles, substantially consistent with Section 7.06 of the Amended Super HoldCo Credit Agreement.

•      Burdensome Agreements: Subject to the Documentation Principles, substantially consistent with Section 7.09 of the Amended Super HoldCo Credit Agreement.

•      Limitation on Asset Sales: Subject to the Documentation Principles, substantially consistent with Section 7.05 of the Amended Super HoldCo Credit Agreement.

•      Limitation on Fundamental Changes: Subject to the Documentation Principles, substantially consistent with Section 7.04 of the Amended Super HoldCo Credit Agreement.

•      Limitation on Liens: Subject to the Documentation Principles, substantially consistent with Section 7.01 of the Amended Super HoldCo Credit Agreement.

•      No New Subsidiaries: Subject to the Documentation Principles, substantially consistent with Section 7.02 of the Amended Super HoldCo Credit Agreement.

•      Separateness: Subject to the Documentation Principles, substantially consistent with Section 7.07 of the Amended Super HoldCo Credit Agreement.

•      Transactions with Affiliates: Subject to the Documentation Principles, substantially consistent with Section 7.08 of the Amended Super HoldCo Credit Agreement.

•      Certain Matters with respect to Americas Styrenics: Subject to the Documentation Principles, substantially consistent with Section 7.10 of the Amended Super HoldCo Credit Agreement.

•      Trinseo Credit Agreement: Subject to the Documentation Principles, substantially consistent with Section 7.11 of the Amended Super HoldCo Credit Agreement.

•      Accounting Changes: Subject to the Documentation Principles, substantially consistent with Section 7.12 of the Amended Super HoldCo Credit Agreement.

•      Prepayments of Indebtedness: Subject to the Documentation Principles, substantially consistent with Section 7.13 of the Amended Super HoldCo Credit Agreement.

•      Specified IP: Subject to the Documentation Principles, substantially consistent with Section 7.14 of the Amended Super HoldCo Credit Agreement.

•      Further Assurances / Additional Collateral: Subject to the Documentation Principles, substantially consistent with Section 6.11 and 6.14 of the Amended Super HoldCo Credit Agreement.

•      Financial Reporting: Subject to the Documentation Principles, substantially consistent with Section 3.10 of the Existing 2029 Indenture.

•      Maintenance of Office or Agency: Subject to the Documentation Principles, substantially consistent with Section 3.12 of the Existing 2029 Indenture.

•      Corporate Existence. Subject to the Documentation Principles, substantially consistent with Section 3.13 of the Existing 2029 Indenture.

•      Payment of Taxes. Subject to the Documentation Principles, substantially consistent with Section 3.14 of the Existing 2029 Indenture.

•      Payment for Consent. Subject to the Documentation Principles, substantially consistent with Section 3.10 of the Existing 2029 Indenture.

•      Compliance Certificate. Subject to the Documentation Principles, substantially consistent with Section 3.16 of the Existing 2029 Indenture.

•      Conduct of Business. Subject to the Documentation Principles, substantially consistent with Section 3.18 of the Existing 2029 Indenture.

•      Statement by Officers as to Default. Subject to the Documentation Principles, substantially consistent with Section 3.19 of the Existing 2029 Indenture

Covenants to include limitations on using debt, lien, investment and asset sale baskets in connection with liability management transactions (to be defined in a mutually agreed upon manner) (the “Liability Management Protections”).

Events of Default:	Subject to the Documentation Principles, substantially consistent with the Existing 2029 Indenture; provided that (i) a Change of Control shall be an Event of Default under the New 2L Super HoldCo Notes Indenture and (ii) the occurrence of a Triggering Event (as defined on Schedule I hereto) shall be included as an immediate additional Event of Default under the New 2L Super HoldCo Notes Indenture.
Voting, amendments, transfer restrictions:	Subject to the Documentation Principles, customary for transactions of this type, including (i) 100% votes to amend Liability Management Protections or to subordinate in right of payment or lien priority and (ii) 66.66% votes to amend, waive or modify the Triggering Event schedule.

Schedule I

Triggering Events

Triggering Event”2 means the occurrence of one or more of the following events:

(a)            the Trinseo Lead Borrower or any of its Restricted Subsidiaries shall propose to undertake, undertake steps to or consummate, in one or more related transactions, a Chewy Transaction, a J. Crew Transaction or a Serta Transaction;

(b)            the Trinseo Lead Borrower or any of its Restricted Subsidiaries shall designate any Restricted Subsidiary as an “Unrestricted Subsidiary”, or make any Investment in any Unrestricted Subsidiary (other than (i) any Investment in Trinseo NA Finance LLC, Trinseo NA Finance SPV LLC, Altuglas LLC and Aristech Surfaces LLC and (ii) any Investment of Securitization Assets in Trinseo U.S. Receivables Company SPV LLC);

(c)            notwithstanding anything to the contrary in Section 7.13 of the Trinseo Credit Agreement, the Trinseo Lead Borrower or any of its Restricted Subsidiaries shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness constituting a Junior Financing that is contractually subordinated in right of payment or in lien priority to the 2023 Incremental Term Loans, the 2023 Refinancing Term Loans or the 2025 Incremental Term Loans;

(d)            notwithstanding anything to the contrary in Section 7.03(r) or Section 7.01(w) of the Trinseo Credit Agreement, any Non-Loan Party shall incur Indebtedness pursuant to Section 7.03(r) of the Trinseo Credit Agreement and/or secure such Indebtedness pursuant to Section 7.01(w) of the Trinseo Credit Agreement, in each case other than to finance working capital needs in such Non-Loan Party’s ordinary course of business;

(e)            notwithstanding anything to the contrary in Section 7.03(s), Section 7.03(v), Section 7.03(w) or Section 7.01 of the Trinseo Credit Agreement, any Non-Loan Party shall incur Indebtedness pursuant to Section 7.03(v), Section 7.03(s) or Section 7.03(w) of the Trinseo Credit Agreement and/or secure such Indebtedness pursuant to Section 7.01 of the Trinseo Credit Agreement, in each case other than to finance working capital needs in such Non-Loan Party’s ordinary course of business;

(f)            any of the 2023 Refinancing Term Loans, 2023 Incremental Term Loans or 2025 Incremental Term Loans shall be assigned or transferred, in whole or in part, to an assignee without the prior written consent of the [Junior Notes Collateral Trustee]3;

(g)            an Event of Default under Section 8.01(a), (f) or (g) of the Trinseo Credit Agreement shall have occurred and be continuing;

2 NTD: All cross references subject to update as appropriate.

3 NTD: Defined term to be updated to match corresponding defined term in Definitive Documents.

(h)            the Trinseo Lead Borrower shall repurchase, voluntarily prepay, defease or redeem the 2021 Incremental Term Loans or 2029 Senior Notes other than (i) with proceeds of a Permitted Refinancing or (ii) in connection with the 2025 Transactions;

(i)            the Trinseo Lead Borrower or any of its Restricted Subsidiaries shall enter into Permitted Securitizations the Maximum Securitization Facility Size of which exceed at any time $150,000,000 in the aggregate;

(j)            [reserved];

(k)            the proviso in the definition of “Net Proceeds”, which excludes from the requirement to prepay the Term Loans pursuant to Section 2.05(b) of the Trinseo Credit Agreement the Net Proceeds of Dispositions of property or assets elected by the Trinseo Lead Borrower that do not exceed $300,000,000 in the aggregate, shall be in effect at any time after the 2021 Incremental Term Loans are no longer outstanding;

(l)            after the Closing Date, the Trinseo Lead Borrower or any Restricted Subsidiary shall incur any Indebtedness pursuant to Section 2.16 of the Trinseo Credit Agreement;

(m)            the Trinseo Lead Borrower or any Restricted Subsidiary shall make a Restricted Payment (other than (i) a dividend, distribution or other payment directly or indirectly to the Lead Borrower and/or (ii) a Restricted Investment entered into for a bona fide business purpose (as determined in good faith by the Trinseo Lead Borrower) so long as such Restricted Investment is made by (x) any Trinseo Loan Party or (y) a Person that will become a Loan Party or a Trinseo Loan Party substantially concurrently with the making of such Restricted Investment) pursuant to Section 7.06(g)(y) of the Trinseo Credit Agreement utilizing clause (a) of the definition of “Cumulative Credit” and not in connection with any Liability Management Transaction;

(n)            the amount of Cumulative Credit or the calculation of any Permitted Investment available at any time, in each case as a result of dividends or distributions received by the Trinseo Lead Borrower or any Restricted Subsidiary from Americas Styrenics after the Closing Date, shall be used by the Trinseo Loan Parties or any Restricted Subsidiary for any purpose other than (i) a dividend, distribution or other payment directly or indirectly to the Lead Borrower and/or (ii) an Investment entered into for a bona fide business purpose (as determined in good faith by the Trinseo Lead Borrower) so long as such Investment is (1) made by (x) any Trinseo Loan Party or (y) a Person that will become a Loan Party or a Trinseo Loan Party substantially concurrently with the making of such Investment and (2) not in connection with any Liability Management Transaction; or

(o)            the Trinseo Lead Borrower or any Subsidiary incurs any Indebtedness, makes any Investment or transfers or otherwise disposes of any asset or property in connection with any Liability Management Transaction;

provided that, the [Transactions]4 and any transaction taken in connection with or as a step to accomplish the Transactions shall not be a Triggering Event.

4 NTD: Defined term in Definitive Documents to reflect the transactions contemplated in the TSA.

For purposes of this definition, the following terms shall have the meanings assigned to such terms in the Trinseo Credit Agreement as of the [Closing Date]5:

[“2021 Incremental Term Loans”, “2023 Incremental Term Loans”, “2025 Incremental Term Loans” “Cumulative Credit”, “Dispositions”, “Event of Default”, “Guaranteed Obligations”, “Guarantor”, “Indebtedness”, “Investment”, “Junior Financing”, “Lien”, “Maximum Securitization Facility Size”, “Net Proceeds”, “Non-Loan Party”, “Permitted Refinancing”, “Permitted Securitizations”, “Restricted Investment”, “Restricted Payment”, “Securitization Assets”, “Superpriority Credit Agreement”, “Term Loan” and “Unrestricted Subsidiary”.]6

The Trinseo Lead Borrower agrees that if the Trinseo Lead Borrower or any Restricted Subsidiary uses either of the baskets referenced in clause (m) and (n) above to make an Investment after the Closing Date consisting of an acquisition of an asset or Person that will not become collateral under the Trinseo Credit Agreement or will not become a Trinseo Loan Party under the Trinseo Credit Agreement, as applicable, and the consideration for such acquisition is in excess of $10,000,000, then within a reasonable time period after the closing of such acquisition, Trinseo Lead Borrower shall provide the collateral agent under the Trinseo Credit Agreement with a share pledge with respect to the acquired Person (or the Person which owns the acquired assets) to the extent that such share pledge is legally permitted by the relevant jurisdiction (including giving due consideration to financial assistance, corporate benefit, capitalization requirements and similar concepts), does not cause a material adverse tax consequence to the Lead Borrower or any Restricted Subsidiary and is not overly burdensome, in each case as determined by the Lead Borrower in consultation with the Administrative Agent.

It is agreed and understood that the section references contained in this definition refer to section references in the Trinseo Credit Agreement as of the [Closing Date]7 and, in each case, any functional equivalents thereof from time to time.

“Chewy Transaction” means any transaction or a series of related transactions as a result of which any Guarantor (as defined in the Trinseo Credit Agreement) is released from the Guaranteed Obligations (as defined in the Trinseo Credit Agreement) and/or the Liens securing such Guaranteed Obligations are released, in each case, as a result of such Guarantor ceasing to be a wholly owned Subsidiary of the Trinseo Lead Borrower or another Loan Party under and as defined in the Trinseo Credit Agreement or otherwise becoming an Excluded Subsidiary (as defined in the Trinseo Credit Agreement), unless the transaction pursuant to which such Loan Party under and as defined in the Trinseo Credit Agreement ceases to be a Subsidiary or becomes an Excluded Subsidiary (x) is permitted under the Trinseo Credit Agreement (as in effect on the Closing Date), (y) arises from legitimate bona fide business transactions solely to establish one or more joint ventures with one or more unaffiliated third parties in order to undertake a commercial enterprise that is a permitted line of business (and not, for the avoidance of doubt, for the purposes of releasing guarantees or collateral under the Trinseo Credit Agreement or doing so in connection with a financing or refinancing transaction) and (z) after giving effect to such transaction, one or more unaffiliated third parties shall own at least 20% of the common equity interests of such joint venture.

5 NTD: To be updated to reflect the closing date of the 2025 transactions.

6 NTD: References subject to update as appropriate.

7 NTD: To be updated to reflect the closing date of the 2025 transactions.

“J. Crew Transaction” means any transaction or a series of related transactions as a result of which any asset or group of assets that is material to the business of the Trinseo Lead Borrower and its Restricted Subsidiaries, taken as a whole, shall be owned, as of any date of designation thereof, by any Unrestricted Subsidiary or, after the date of designation thereof, transferred, assigned, contributed or exclusively licensed to any Unrestricted Subsidiary.

“Liability Management Transaction” means any refinancing, retirement, amendment, exchange, repurchase, defeasance, assumption (including via an asset sale) or similar transaction that results, directly or indirectly, in (x) any existing Indebtedness for borrowed money or Preferred Stock of the Trinseo Lead Borrower or any of its Subsidiaries becoming or (y) any new Indebtedness for borrowed money or Preferred Stock of the Trinseo Lead Borrower or any of its Subsidiaries being created, in each case, that is contractually, structurally or temporally senior (including as to Lien priority or additional collateral) to the 2023 Incremental Term Loans, 2023 Refinancing Term Loans or 2025 Incremental Term Loans. For the avoidance of doubt, the foregoing limitation shall not apply to (i) any refinancing, retirement, amendment, exchange, repurchase, defeasance, assumption or similar transaction with respect to any existing Indebtedness of the applicable Person(s) that is already contractually, structurally or temporally senior (including as to Lien priority or additional collateral) the 2023 Incremental Term Loans, 2023 Refinancing Term Loans or 2025 Incremental Term Loans, (ii) any Permitted Refinancing, (iii) any funded Indebtedness to finance the working capital needs of a Non-Loan Party in ordinary course of business, (iv) any purchase money or similar financings incurred in the ordinary course of business, (v) funded Indebtedness of any joint venture otherwise permitted under the Trinseo Credit Agreement and (vi) obligations under the Superpriority Credit Agreement in a principal amount not to exceed $350,000,000.

“Serta Transaction” means any transaction or series of related transactions that results in the contractual subordination of (i) the Liens securing the Obligations under and as defined in the Trinseo Credit Agreement to any Lien securing any other Indebtedness of the Trinseo Loan Parties or (ii) the right of payment of the Obligations under and as defined in the Trinseo Credit Agreement to any other Indebtedness of the Trinseo Loan Parties, other than in connection with any Indebtedness incurred pursuant to Section 7.03(e)(i) of the Trinseo Credit Agreement in the ordinary course of business for bona fide business purposes with unaffiliated third parties.

“Super Holdco Side Letter” means the side letter entered into between the Administrative Agent and the Second Lien Trustee relating to certain consent rights relating to Trinseo Luxco Finance SPV S.à r.l.’s actions as lender with respect to the 2023 Refinancing Term Loans, 2023 Incremental Term Loans and 2025 Incremental Term Loans.

Exhibit D

Super HoldCo Credit Agreement Amendment

Exhibit D to TSA

THIRD AMENDMENT

TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of January [__]1, 2025, and is by and among TRINSEO PLC, an Irish public limited company (“Parent”), TRINSEO NA FINANCE LLC, a Delaware limited liability company (“Holdings”), TRINSEO LUXCO FINANCE SPV S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B279526 (the “Lead Borrower”), TRINSEO NA FINANCE SPV LLC, a Delaware limited liability company (the “Co-Borrower” and, together with the Lead Borrower, collectively, the “Borrowers” and each, a “Borrower”), the Lenders identified on the signature pages hereof (constituting all Lenders under the Credit Agreement) and ALTER DOMUS (US) LLC, as Administrative Agent and Collateral Agent (in such capacities, the “Administrative Agent”).

RECITALS:

WHEREAS, the Borrowers, TRINSEO LUXCO S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153577, as predecessor to Parent, Holdings, the Lenders from time to time party thereto and the Administrative Agent are parties to that certain Credit Agreement, dated as of September 8, 2023 (as amended by that certain First Amendment dated as of January 26, 2024, that certain Second Amendment dated as of December [__]2, 2024 (the “Second Amendment”) and as may be further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, including pursuant to this Amendment, the “Credit Agreement”);

WHEREAS, the Loan Parties have requested that the Lenders agree to amend the Existing Credit Agreement to, among other things, (a) establish the Tranche C Term Loan Commitments, (b) consent to the Third Amendment Transactions and (c) make certain other amendments thereto, in each case on the terms and subject to the conditions set forth herein; and

WHEREAS, the Loan Parties, the Lenders constituting all Lenders under the Existing Credit Agreement and the Administrative Agent have agreed to amend the Existing Credit Agreement to, among other things, (a) establish the Tranche C Term Loan Commitments, (b) consent to the Third Amendment Transactions and (c) make certain other amendments thereto, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1 NTD: To be updated to reflect the closing date of the 2025 transactions.

2 NTD: To be updated to reflect the closing date of the merger amendments as contemplated in the TSA.

ARTICLE I

DEFINITIONS

SECTION 1.01            Defined Terms. Capitalized terms used but not otherwise defined herein (including in the preamble and the recitals hereto) have the meanings assigned to them in the Credit Agreement.

SECTION 1.02            Other Interpretive Provisions. The rules of construction in Article I of the Credit Agreement shall be equally applicable to this Amendment.

ARTICLE II

AMENDMENTS

SECTION 2.01            Credit Agreement Amendments. Each of the parties hereto agrees that, effective as of the Third Amendment Effective Date (as defined below) and subject to the satisfaction (or waiver) of the conditions set forth herein, the Existing Credit Agreement shall be amended as follows:

(a)            The Existing Credit Agreement shall be amended as set forth in Exhibit A attached hereto, such that all of the newly inserted double-underlined provisions therein (indicated textually in the same manner as the following example: double-underlined text and double-underlined text) shall be deemed to be inserted and all of the stricken text therein (indicated textually in the same manner as the following example: ~~stricken text~~ and ~~stricken text~~) shall be deemed to be deleted therefrom.

(b)            Schedule 1.01C of the Existing Credit agreement shall be amended and restated in its entirety as set forth on Exhibit B hereto.

(c)            A new Schedule 1.01D (attached hereto as Exhibit C) shall be added to the Credit Agreement.

SECTION 2.02            No Novation. The execution and delivery of this Amendment shall not constitute a novation or termination of the Existing Credit Agreement or of the credit facility or any other Loan Document thereunder or in respect thereof, except as provided herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders party hereto to enter into this Amendment, each Loan Party party hereto hereby represents to the Administrative Agent and the Lenders as of the date hereof as follows:

SECTION 3.01            Authorization. Such Loan Party is duly authorized to execute and deliver this Amendment and is duly authorized to perform its obligations under the Credit Agreement and the other Loan Documents to which it is a party, including, for the avoidance of doubt, the consummation of the Third Amendment Transactions.

SECTION 3.02            No Contravention. The execution and delivery of this Amendment and the consummation of the Third Amendment Transactions by such Loan Party does not and will not (i) contravene the terms of the Organization Documents of such Loan Party; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than as permitted by Section 7.01 of the Credit Agreement) under (x) any Contractual Obligation to which such Loan Party is a party or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iii) violate any applicable Law; in the case of the foregoing clauses (ii) and (iii), except to the extent such conflict, breach, violation or contravention could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03            Binding Effect. This Amendment is a legal, valid, and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar Laws of the United States or other applicable jurisdictions from time to time in effect relating to or affecting the rights and remedies of creditors generally or by general equitable principles.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01            Conditions to Effectiveness. This Amendment, including the amendments to the Existing Credit Agreement set forth in Section 2.01 hereof, shall become effective on the first date each of the following conditions shall have been satisfied (or waived by the Lenders), in form and substance satisfactory to the Administrative Agent and the Lenders (such date, the “Third Amendment Effective Date”):

(a)            The Administrative Agent (or its counsel) shall have received, each dated as of the date hereof unless otherwise indicated, and in each case, in form and substance acceptable to the Lenders, the following documents:

(i)	a counterpart signature page of this Amendment executed by each Loan Party, the Administrative Agent and the Lenders constituting all Lenders under the Existing Credit Agreement as of the Third Amendment Effective Date, each of which shall be originals, facsimiles or other electronic transmission unless otherwise specified, each properly executed by the applicable Persons specified below;

(ii)	a Committed Loan Notice in respect of the Tranche C Term Loans;

(iii)	an Acknowledgment and Confirmation, executed and delivered by a Responsible Officer of each of Parent, the Lead Borrower and each Foreign Guarantor under the Credit Agreement, substantially in the form executed in connection with the Second Amendment;

(iv)	a solvency certificate from the chief financial officer of Parent, or, if no chief financial officer has been appointed, from a Responsible Officer of Parent, in the form of Exhibit G attached to the Credit Agreement;

(v)	to the extent requested by a Lender, a Term Note executed by the Borrowers in favor of each Lender in respect of the Tranche C Term Loans, in each case in the amount, maturity and as otherwise provided herein;

(vi)	a duly executed copy of the Pledge and Security Agreement;

(vii)	a duly executed copy of the Foreign Guaranty;

(viii)	a duly executed copy of each of the Trinseo Europe Security Documents;

(ix)	a duly executed copy of the 2025 Incremental Amendment;

(x)	duly executed copies of the Second Lien Notes Indenture, the Second Lien Collateral Documents and the Second Lien Intercreditor Agreement;

(xi)	a duly executed copies of the Super-Priority Revolving Credit Agreement and the 2025 Intercreditor Agreement;

(xii)	[___];[3]

3 NTD: Lux, Belgian, German, Irish, Indonesian and Taiwanese counsel to confirm whether additional security documentation is needed as a result of the Third Amendment Transactions.

(xiii)	(i) either (x) a copy of the certificate or articles of incorporation, articles of association (statuts) or equivalent organizational document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization (where relevant) or by the Luxembourg Companies Register with respect to the Luxembourg Loan Parties or by the Irish Companies Registration Office with respect to Parent or (y) confirmation from such Loan Party that there has been no change to such organizational documents since last delivered to the Administrative Agent, (ii) a certificate of the secretary, an authorized representative, manager, assistant secretary or managing director (as applicable) of each Loan Party or a director in the case of Parent, dated the Third Amendment Effective Date and certifying (A) that (x) attached thereto is a true and complete copy of the certificate of incorporation (and, where applicable, certificate of change of name), by-laws, articles of association or operating, management, partnership or similar agreement of such Loan Party as in effect on the Third Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below or (y) there has been no change to such governing documents since last delivered to the Administrative Agent, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers, general meeting of the shareholders or other equivalent governing body of such Loan Party authorizing the execution, delivery and performance of this Amendment, as applicable, the Acknowledgment and Confirmation delivered pursuant to clause (a)(iii) above, as applicable, and the other Collateral Documents, in each case, to which it is a party, authorizing a specified person or persons, on its behalf, to execute this Amendment, the Acknowledgment and Confirmation and the Collateral Documents to which it is a party, and to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection therewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect (as applicable), (C) that any attached certificate or articles of incorporation, equivalent organizational document, by-laws, operating, management, partnership or similar agreement of such Loan Party has not been amended (in the case of the articles of incorporation of each such Loan Party, since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (E) below), (D) as to the incumbency (where applicable) and specimen signature of each officer or authorized signatory executing this Amendment, the Acknowledgment and Confirmation and the Collateral Documents to which it is a party or any other document delivered in connection herewith on behalf of such Loan Party, (E) good standing certificates, business registration certificates or registrars (or, in each case, its equivalent) for each Loan Party from the jurisdiction in which it is organized (as applicable in the relevant jurisdiction except for the Luxembourg Loan Parties and Parent), each dated a recent date prior to the Third Amendment Effective Date; (F) for Luxembourg Loan Parties (i) that each such Luxembourg Loan Party is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), administrative dissolution without liquidation (dissolution administrative sans liquidation), reprieve from payment (sursis de paiement), out-of-court mutual agreement (réorganisation extra-judiciaire par accord amiable), judicial reorganisation in the form of a stay to enter into a mutual agreement (sursis en vue de la conclusion d’un accord amiable), judicial reorganisation by collective agreement (réorganisation judiciaire par accord collectif), judicial reorganisation by transfer of assets or activities (réorganisation judiciaire par transfert sous autorité de justice), conciliation (conciliation) or protective measures (mesures en vue de préserver les enterprises), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally in Luxembourg or abroad, or any analogous procedure in any jurisdiction, nor subject to any proceedings under the Insolvency Regulation, no application has been made or is to be made by its managers or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur, mandataire de justice, conciliateur, or similar officer pursuant to any voluntary or judicial insolvency, winding-up, judicial reorganization, liquidation or similar proceedings, it is not in a cessation of payments (cessation de paiements) and has not lost its creditworthiness (ébranlement de crédit), (ii) a certificate of non-inscription of judicial decisions or of administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the Luxembourg Insolvency Register (Registre de l’insolvabilité) held and maintained with the Luxembourg Companies Register in relation to the Luxembourg Loan Parties dated as of the Third Amendment Effective Date, (iii) an excerpt (extrait) from the Luxembourg Companies Register pertaining to the Luxembourg Loan Parties dated as of the Third Amendment Effective Date, (iv) it complies with the Luxembourg legislation and regulations on the domiciliation of companies, and in particular with the Luxembourg Act dated 31 May 1999 on the domiciliation of companies, as amended from time to time, (v) that each copy document relating to it specified in this paragraph (xiii) is correct, complete and in full force and effect as at the a date no earlier than the Third Amendment Effective Date; and (G) for Parent, (i) that securing or guaranteeing the Aggregate Commitments will not cause any security, guarantee or similar limit binding on Parent to be exceeded, (ii) that each copy document relating to it specified in this Article IV (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the Third Amendment Effective Date, and (iii) a solvency certificate in a form and substance satisfactory to the Administrative Agent;

(xiv)	intellectual property security agreements with respect to the Specified IP in proper form for filing with the United States Patent and Trademark Office; and

(xv)	a customary opinion from each of (i) Ropes & Gray LLP, as New York counsel for the Loan Parties, (ii) Stites & Harbison PLLC, as Kentucky counsel for Aristech, (ii) Loyens & Loeff N.V., as Luxembourg counsel for certain of the Loan Parties, (iii) Baker McKenzie Switzerland AG, as Swiss counsel to the Lenders and the Administrative Agent, (iv) NautaDutilh Avocats Luxembourg S.à r.l., as Luxembourg counsel to the Lenders and the Administrative Agent, (v) Arthur Cox LLP, as Irish counsel for the Lenders and the Administrative Agent, in each case, reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the Lenders party hereto.

(b)            all fees and expenses required to be paid by (or on behalf of) the Borrowers to the Administrative Agent (including the reasonable and documented fees and expenses of Paul Hastings LLP as counsel for the Administrative Agent and the Lenders) and the Lenders party hereto with respect to the transactions and amendments contemplated by this Amendment on or before the Third Amendment Effective Date pursuant to any written agreement with the Borrowers shall have been (or shall substantially contemporaneously be) paid in full in cash;

(c)            the representations and warranties of the Borrowers and each other Loan Party contained in Article V of the Credit Agreement, in each other Loan Document and in Article III hereof shall be true and correct in all material respects as of the Third Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(d)            immediately after giving effect to the Third Amendment Transactions, no Default or Event of Default shall have occurred and be continuing;

(e)            on or before the Third Amendment Effective Date, the Administrative Agent shall have received (i) evidence satisfactory to the Required Lenders that each of Aristech and Altuglas have each been designated by the Board of Directors of the Trinseo Lead Borrower as an “Unrestricted Subsidiary” for purposes of, in accordance with and pursuant to the Trinseo Credit Agreement, the 2029 Senior Notes and the Super-Priority Revolving Credit Agreement, respectively and (ii) lien, security interest and guarantee release documentation (including UCC-3 termination statements) with respect to Aristech and Altuglas under the Trinseo Credit Agreement and 2029 Senior Notes, as applicable, in each case in form and substance satisfactory to the Administrative Agent and the Required Lenders and (iii) intellectual property security interest releases with respect to the Specified IP under the Trinseo Credit Agreement, in each case in form and substance satisfactory to the Administrative Agent and the Required Lenders;

(f)            (i)  the Lenders shall have received the results of (x) Uniform Commercial Code lien searches and (y) judgment and tax lien searches and other customary searches, made with respect to the Domestic Loan Parties (including, for the avoidance of doubt, Aristech and Altuglas) in the states or other jurisdictions of formation of such Person and with respect to such other locations and names listed on the Perfection Certificate, together with (in the case of clause (x)) copies of the financing statements (or similar documents) disclosed by such search and (ii) documents and instruments to be recorded, filed or stamped (including the UCC financial statements) that the Collateral Agent and the Lenders may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement.

The Administrative Agent’s delivery to the Borrowers of a copy of this Amendment executed by all necessary parties described in Section 4.01(a)(i) shall be deemed evidence that the Third Amendment Effective Date has occurred.

ARTICLE V

JOINDER OF ARISTECH AND ALTUGLAS

SECTION 5.01            Joinder. Pursuant to Section 6.14 of the Credit Agreement, each of Aristech and Altuglas hereby:

(a)	agrees that upon the occurrence of the Third Amendment Effective Date, Aristech and Altuglas shall each become party to and a Guarantor under the Credit Agreement and the other Loan Documents, as applicable, and agrees to be bound by all of the terms thereby;

(b)	agrees to irrevocably and unconditionally guaranty the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, Make-Whole Amount, Applicable Sale Premium, Applicable Prepayment Premium, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) of all Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document strictly in accordance with the terms thereof, pursuant to and in accordance with the terms and conditions set forth in Article XI of the Credit Agreement;

(c)	represents and warrants that the each of the representations and warranties set forth in the Credit Agreement and applicable to Aristech and Altuglas, as applicable, is true and correct in all material respects both before and after giving effect to this Article V, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date; and

(d)	agree to take, from time to time and upon reasonable request of Administrative Agent, such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Article V.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01            Governing Law. This Amendment is governed by, and is to be construed in accordance with, the laws of the State of New York and shall be further subject to the provisions of Sections 10.15 and 10.16 of the Credit Agreement, mutatis mutandis. Each provision of this Amendment is severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

SECTION 6.02            Binding Effect. On and after the Third Amendment Effective Date, this Amendment shall bind the Administrative Agent, the Lenders, each Loan Party and their respective successors and assigns, and will inure to the benefit of Administrative Agent, the Lenders and each Loan Party and their respective successors and assigns.

SECTION 6.03            Ratification. Each Loan Party, by execution of this Amendment, hereby reaffirms, assumes, and binds itself to all applicable obligations, duties, rights, covenants, terms, and conditions that are contained in the Credit Agreement and the other Loan Documents (including the granting of any Liens for the benefit of the Administrative Agent and the Lenders).

SECTION 6.04            Loan Document; Expenses. This Amendment is a Loan Document. The Borrowers acknowledge that Administrative Agent’s reasonable and documented or invoiced out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary external counsel) incurred in connection with this Amendment shall be paid by the Borrowers pursuant to Section 10.04 of the Credit Agreement.

SECTION 6.05            Counterparts; Execution. The parties may sign this Amendment in several counterparts, each of which will be deemed to be an original but all of which together will constitute one instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6.06            Further Assurances. Each of the parties to this Amendment agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Amendment.

SECTION 6.07            No Waivers. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall they constitute a waiver of any Default or Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents. Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Credit Agreement, the terms “Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean, from and after the date hereof, the Existing Credit Agreement as amended hereby and as it may be amended, restated, supplemented or otherwise modified from time to time hereafter in accordance with its terms.

SECTION 6.08            Section Captions. Section captions used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

SECTION 6.09            Lender Direction. Each Lender, by their execution hereof, hereby authorizes and directs the Administrative Agent to execute and deliver this Amendment and the Collateral Documents required to be entered in connection with the Third Amendment Transactions on the date hereof.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first above written.

Trinseo NA Finance LLC,
as Holdings

By:
Name:
Title:

TRINSEO LUXCO FINANCE SPV S.À R.L.,
as Lead Borrower

By:
Name:
Title:

Trinseo NA Finance SPV LLC,
as Co-Borrower

By:
Name:
Title:

TRINSEO PLC
as Parent

By:
Name:
Title:

[Signature Page to Third Amendment to Credit Agreement]

ARISTECH SURFACES LLC
as a Guarantor

By:
Name:
Title:

ALTUGLAS LLC
as a Guarantor

By:
Name:
Title:

[Signature Page to Third Amendment to Credit Agreement]

ALTER DOMUS (US) LLC,
as Administrative Agent

By:
Name:
Title:

[___________________],
as a Lender

By:
Name:
Title:

[___________________],
as a Lender

By:
Name:
Title:

[Signature Page to Third Amendment to Credit Agreement]

EXHIBIT A

Amended Credit Amendment

[See attached]

~~Execution Version~~

Exhibit D to TSA

Conformed through ~~Second~~Third Amendment to Credit Agreement

CREDIT AGREEMENT

Dated as of September 8, 2023,

as amended as of January 26, 2024

as further amended as of December [●]1, 2024, and

as further amended as of January [●]2, 2025

among

TRINSEO PLC,

as Successor Parent,

~~TRINSEO LUXCO S.À R.L.,~~
~~as Trinseo LuxCo,~~

Trinseo NA Finance LLC,
as Holdings,

TRINSEO LUXCO FINANCE SPV S.À R.L.,
as the Lead Borrower,

Trinseo NA Finance SPV LLC,
as the Co-Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

ALTER DOMUS (US) LLC,
as Administrative Agent and Collateral Agent

1 NTD: To be updated to reflect the closing date of the merger amendments as contemplated in the TSA.

2 NTD: To be updated to reflect the closing date of the 2025 transactions.

Table of Contents

Page

Article I Definitions and Accounting Terms		~~2~~2
Section 1.01	Defined Terms	~~2~~2
Section 1.02	Luxembourg Terms	~~37~~46
Section 1.03	Reserved	~~38~~47
Section 1.04	Other Interpretive Provisions	~~38~~48
Section 1.05	Accounting Terms	~~39~~48
Section 1.06	Rounding	~~39~~48
Section 1.07	References to Agreements, Laws, Etc.	~~39~~49
Section 1.08	Times of Day	~~39~~49
Section 1.09	Timing of Payment of Performance	~~39~~49
Section 1.10	Reserved	~~39~~49
Section 1.11	Currency Equivalents	~~39~~49
Section 1.12	Reserved	~~40~~49
Section 1.13	Reserved	~~40~~49
Section 1.14	Reserved	~~40~~49
Section 1.15	Rates	~~40~~50

Article II The Commitments and Credit Extensions		~~40~~50
Section 2.01	Term Loans	~~40~~50
Section 2.02	Borrowings, Conversions and Continuations of Loans	~~41~~51
Section 2.03	Reserved	~~42~~52
Section 2.04	Reserved	~~42~~52
Section 2.05	Prepayments	~~42~~52
Section 2.06	Termination or Reduction of Commitments	~~47~~57
Section 2.07	Repayment of Loans	~~47~~57
Section 2.08	Interest	~~47~~57
Section 2.09	Fees	~~48~~58
Section 2.10	Computation of Interest and Fees	~~48~~59
Section 2.11	Evidence of Indebtedness	~~49~~59
Section 2.12	Payments Generally	~~49~~60
Section 2.13	Sharing of Payments	~~51~~62
Section 2.14	Reserved.	~~52~~62
Section 2.15	Reserved	~~52~~62
Section 2.16	~~Incremental Credit Extensions~~Reserved	~~52~~62
Section 2.17	Reserved	~~53~~63
Section 2.18	Reserved	~~53~~63
Section 2.19	Defaulting Lenders	~~53~~63
Section 2.20	Borrower Obligations Joint and Several	~~54~~64
Section 2.21	Benchmark Replacement Setting	~~55~~65
Section 2.22	Tax Treatment	~~56~~67

Article III Taxes, Increased Costs Protection and Illegality		~~57~~67
Section 3.01	Taxes	~~57~~67
Section 3.02	Illegality	~~61~~72

(i)

Section 3.03	Inability to Determine Rates	~~62~~72
Section 3.04	Increased Cost and Reduced Return; Capital Adequacy	~~62~~73
Section 3.05	Funding Losses	~~63~~74
Section 3.06	Matters Applicable to All Requests for Compensation	~~64~~74
Section 3.07	Replacement of Lenders under Certain Circumstances	~~65~~75
Section 3.08	Survival	~~66~~76

Article IV Conditions Precedent to Credit Extensions		~~66~~76
Section 4.01	Conditions Precedent to Funding of Tranche A Term Loans	~~66~~76
Section 4.02	Conditions Precedent to Funding of Tranche B Term Loans	~~69~~79
Section 4.03	All Credit Events	~~69~~80

Article V Representations and Warranties		~~70~~81
Section 5.01	Existence, Qualification and Power; Compliance with Laws	~~70~~81
Section 5.02	Authorization; No Contravention	~~70~~81
Section 5.03	Governmental Authorization; Other Consents	~~71~~81
Section 5.04	Binding Effect	~~71~~82
Section 5.05	Financial Statements; No Material Adverse Effect	~~72~~82
Section 5.06	Litigation	~~72~~82
Section 5.07	Ownership of Property; Liens	~~72~~82
Section 5.08	Environmental Matters	~~72~~83
Section 5.09	Taxes	~~73~~83
Section 5.10	ERISA Compliance	~~73~~83
Section 5.11	Subsidiaries; Equity Interests	~~73~~84
Section 5.12	Margin Regulations; Investment Company Act	~~74~~84
Section 5.13	Disclosure	~~74~~84
Section 5.14	Designation	~~74~~85
Section 5.15	Intellectual Property; Licenses, Etc.	~~74~~85
Section 5.16	Solvency	~~74~~85
Section 5.17	Subordination of Junior Financing	~~75~~85
Section 5.18	Collateral Documents; Valid Liens	~~75~~85
Section 5.19	Centre of Main Interest	~~75~~86
Section 5.20	Pensions Act	~~75~~86
Section 5.21	Reserved	~~75~~86
Section 5.22	USA Patriot Act, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	~~75~~86
Section 5.23	Luxembourg Specific Representations	~~76~~87

Article VI Affirmative Covenants		~~76~~87
Section 6.01	Financial Statements	~~76~~87
Section 6.02	Certificates; Other Information	~~78~~89
Section 6.03	Notices	~~78~~89
Section 6.04	Payment of Taxes	~~79~~90
Section 6.05	Preservation of Existence, Etc.	~~79~~90
Section 6.06	Maintenance of Properties	~~79~~90
Section 6.07	Maintenance of Insurance	~~79~~90
Section 6.08	Compliance with Laws	~~80~~91
Section 6.09	Books and Records	~~80~~91

(ii)

Section 6.10	Inspection Rights	~~80~~91
Section 6.11	Additional Collateral	~~81~~92
Section 6.12	Reserved	~~81~~92
Section 6.13	Reserved	~~81~~92
Section 6.14	Further Assurances	~~81~~92
Section 6.15	Reserved	~~81~~92
Section 6.16	Reserved	~~81~~92
Section 6.17	Use of Proceeds	~~81~~92
Section 6.18	Post-Closing Actions	~~81~~93
Section 6.19	Compliance with Anti-Corruption Laws	~~82~~93
Section 6.20	Maintenance of Ratings	~~82~~93
Section 6.21	Certification under Trinseo Credit Agreement	~~82~~93

Article VII Negative Covenants		~~82~~93
Section 7.01	Liens	~~82~~93
Section 7.02	Subsidiaries	~~83~~98
Section 7.03	Indebtedness	~~83~~98
Section 7.04	Fundamental Changes	~~84~~101
Section 7.05	Dispositions	~~84~~101
Section 7.06	Restricted Payments	~~84~~103
Section 7.07	Certain Undertakings Relating to Separateness	~~85~~104
Section 7.08	Transactions with Affiliates	~~87~~105
Section 7.09	Burdensome Agreements	~~87~~107
Section 7.10	Americas Styrenics	~~87~~107
Section 7.11	Trinseo Credit Agreement	~~88~~107
Section 7.12	Accounting Changes	~~88~~107
Section 7.13	Prepayments, Etc. of Indebtedness.	~~88~~108
Section 7.14	Specified IP Covenant	108
Section 7.15	Foreign Guarantors	109

Article VIII Events of Default and Remedies		~~88~~109
Section 8.01	Events of Default	~~88~~109
Section 8.02	Remedies Upon Event of Default	~~91~~112
Section 8.03	Application of Funds	~~91~~112
Section 8.04	Administrative Delay	~~92~~113

Article IX Administrative Agent and Other Agents		~~93~~113
Section 9.01	Appointment and Authorization of Agents	~~93~~113
Section 9.02	Delegation of Duties	~~93~~114
Section 9.03	Liability of Agents	~~94~~114
Section 9.04	Reliance by Agents	~~94~~115
Section 9.05	Notice of Default	~~95~~116
Section 9.06	Credit Decision; Disclosure of Information by Agents	~~95~~116
Section 9.07	Indemnification of Agents	~~96~~116
Section 9.08	Merger or Consolidation	~~96~~117
Section 9.09	Successor Agents	~~96~~117
Section 9.10	Administrative Agent May File Proofs of Claim	~~97~~118
Section 9.11	Collateral and Guaranty Matters	~~98~~119

(iii)

Section 9.12	Certain Rights of Agent	~~99~~120
Section 9.13	Appointment of Supplemental Agents	~~99~~120
Section 9.14	Force Majeure	~~100~~121
Section 9.15	Parallel Debt owed to Collateral Agent	~~100~~121
Section 9.16	No Discretion	~~101~~122
Section 9.17	Lead Borrower Indemnity Claims	~~101~~122

Article X Miscellaneous		~~102~~123
Section 10.01	Amendments, Etc	~~102~~123
Section 10.02	Notices and Other Communications; Facsimile Copies	~~104~~125
Section 10.03	No Waiver; Cumulative Remedies	~~105~~126
Section 10.04	Attorney Costs and Expenses	~~105~~126
Section 10.05	Indemnification	~~106~~127
Section 10.06	Payments Set Aside	~~107~~128
Section 10.07	Successors and Assigns	~~107~~128
Section 10.08	Confidentiality	~~112~~133
Section 10.09	Setoff	~~113~~133
Section 10.10	Interest Rate Limitation	~~113~~134
Section 10.11	Counterparts	~~113~~134
Section 10.12	Integration	~~114~~134
Section 10.13	Survival of Representations and Warranties	~~114~~135
Section 10.14	Severability	~~114~~135
Section 10.15	GOVERNING LAW	~~114~~135
Section 10.16	WAIVER OF RIGHT TO TRIAL BY JURY	~~116~~136
Section 10.17	Binding Effect	~~116~~137
Section 10.18	USA Patriot Act	~~116~~137
Section 10.19	No Advisory or Fiduciary Responsibility	~~116~~137
Section 10.20	Judgment Currency	~~117~~138
Section 10.21	Reserved	~~118~~138
Section 10.22	Reserved	~~118~~138
Section 10.23	Certain ERISA Matters	~~118~~138

Article XI Guarantee		~~119~~140
Section 11.01	The Guarantee	~~119~~140
Section 11.02	Obligations Unconditional	~~120~~141
Section 11.03	Reinstatement	~~121~~142
Section 11.04	Subrogation; Subordination	~~121~~142
Section 11.05	Remedies	~~122~~142
Section 11.06	Instrument for the Payment of Money	~~122~~142
Section 11.07	Continuing Guarantee	~~122~~143
Section 11.08	General Limitation on Guarantee Obligations	~~122~~143
Section 11.09	Reserved	~~122~~143
Section 11.10	Reserved	~~122~~143
Section 11.11	Reserved	~~122~~143
Section 11.12	Reserved	~~122~~143
Section 11.13	Reserved	~~122~~143
Section 11.14	Reserved	~~122~~143
Section 11.15	Release of Guarantors	~~122~~143

(iv)

Section 11.16	Right of Contribution	~~123~~143
Section 11.17	Reserved	~~123~~143
Section 11.18	Reserved	~~123~~143
Section 11.19	Reserved	~~123~~143
Section 11.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~123~~143

(v)

SCHEDULES

Schedule 1.01A	--	Tranche A Term Loan Commitments
Schedule 1.01B	--	Tranche B Term Loan Commitments
Schedule 1.01C	--	Triggering Events
Schedule 1.01D	--	Tranche C Term Loan Commitments
Schedule 5.11	--	Subsidiaries; Equity Interests
Schedule 6.18	--	Post-Closing Actions
Schedule 6.21	--	Certification under Trinseo Credit Agreement
Schedule 7.07(o)	--	Independent Managers
Schedule 10.02	--	Notices and Other Communications

EXHIBITS

Form of
Exhibit A	--	Committed Loan Notice
Exhibit B	--	Term Note
Exhibit C	--	Assignment and Assumption
Exhibit D	--	Pledge and Security Agreement
Exhibit E	--	Intercompany Note
Exhibit F	--	Intercompany Parent Note
Exhibit G	--	Solvency Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 8, 2023 (as may be amended, supplemented and/or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among ~~TRINSEO LUXCO S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153577 (“Trinseo LuxCo”),~~ Trinseo NA Finance LLC, a Delaware limited liability company (“Holdings”), TRINSEO LUXCO FINANCE SPV S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B279526 (the “Lead Borrower”), Trinseo NA Finance SPV LLC, a Delaware limited liability company (the “Co-Borrower”, together with the Lead Borrower, the “Borrowers” and each, a “Borrower”) the Guarantors party hereto from time to time, the Lenders party hereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and ALTER DOMUS (US) LLC, as Administrative Agent and Collateral Agent, and, upon the occurrence of the Second Amendment Effective Date, TRINSEO PLC, an Irish public limited company (“Successor Parent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers requested that the Lenders under this Agreement as of the Closing Date extend credit to the Borrowers in an aggregate principal amount of $1,077,251,291 in the form of (i) Tranche A Term Loans (as herein defined) in an aggregate principal amount of $128,865,980 and (ii) Tranche B Term Loans (as herein defined) in an aggregate principal amount of $948,385,311, in each case to be funded on the Closing Date subject to the terms and conditions of this Agreement; and

WHEREAS, concurrently herewith, the Lead Borrower, as lender, Deutsche Bank AG New York Branch, as the administrative agent for the lenders thereunder, Trinseo Lead Borrower and Trinseo Co-Borrower (each as defined herein) will enter into that certain 2023 Incremental and Refinancing Amendment to the Trinseo Credit Agreement (as defined herein) (the “2023 Incremental and Refinancing Amendment”), dated as of the date hereof, pursuant to which the Lead Borrower will extend credit to the Trinseo Lead Borrower and the Trinseo Co-Borrower in the form of (i) incremental term loans (which shall constitute Incremental Term Loans (as defined in the Trinseo Credit Agreement) under Section 2.16 of the Trinseo Credit Agreement) in an original aggregate principal amount equal to $268,041,238 (the “2023 Incremental Term Loans”) and (ii) refinancing term loans (which constitute Refinancing Term Loans (as defined in the Trinseo Credit Agreement) under Section 2.17 of the Trinseo Credit Agreement) in an original aggregate principal amount equal to $680,344,073 (the “2023 Refinancing Term Loans”).

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

Definitions and Accounting Terms

Section 1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2023 Incremental ~~Term Loans~~and Refinancing Amendment” has the meaning assigned to such term in the preliminary statements.

“2023 ~~Refinancing~~Incremental Term Loans” has the meaning assigned to such term in the preliminary statements.

“2023 ~~Incremental and~~ Refinancing ~~Amendment~~Term Loans” has the meaning assigned to such term in the preliminary statements.

“2023 Term Loan Lender” has the meaning set forth in Section 9.17.

“2025 Incremental Amendment” means that certain 2025 Incremental Amendment to the Trinseo Credit Agreement, dated as of the Third Amendment Effective Date, pursuant to which the Lead Borrower will extend credit to the Trinseo Lead Borrower and the Trinseo Co-Borrower in the form of the 2025 Incremental Term Loans.

“2025 Incremental Term Loans” means, collectively, 2025 Incremental Term Loans (Tranche A) and the 2025 Incremental Term Loans (Tranche B).

“2025 Incremental Term Loans (Tranche A)” means the incremental term loans (which shall constitute “2025 Incremental Term Loans (Tranche A)” and “Incremental Term Loans” (as defined in the Trinseo Credit Agreement) under Section 2.16 of the Trinseo Credit Agreement) in an original aggregate principal amount equal to $115,000,000.

“2025 Incremental Term Loans (Tranche B)” means the incremental term loans (which shall constitute “2025 Incremental Term Loans (Tranche B)” and “Incremental Term Loans” (as defined in the Trinseo Credit Agreement) under Section 2.16 of the Trinseo Credit Agreement) in an original aggregate principal amount equal to $[●]3.

“2025 Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Third Amendment Effective Date, by and among Deutsche Bank AG New York Branch, as the administrative agent and collateral agent for the lenders under the Super-Holdco Revolving Credit Agreement, Trinseo Administrative Agent and the Administrative Agent, as amended, amended and restated, modified or supplemented from time to time.

“2025 Term Loan Lender” has the meaning set forth in Section 9.17.

3 NTD: Amount to equal par value of 2029 Notes received by the 2025 Term Loan Lender in the Noteholder Exchange Offer.

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“2025 Senior Notes” means senior unsecured notes due 2025 issued pursuant to the 2025 Senior Notes Indenture in the aggregate original principal amount of $500,000,000.

“2025 Senior Notes Indenture” means the Indenture, dated as of August 29, 2017, by and among the Trinseo Lead Borrower, the Trinseo Co-Borrower and The Bank of New York Mellon, as trustee, in respect of 5.375% Notes due 2025, as may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“2029 Senior Notes” means senior unsecured notes due 2029 issued pursuant to the 2029 Senior Notes Indenture in the aggregate original principal amount of $450,000,000.

“2029 Senior Notes Indenture” means the Indenture, dated as of March 24, 2021, by and among the Trinseo Lead Borrower, the Trinseo Co-Borrower and The Bank of New York Mellon, as trustee, in respect of 5.125% Notes due 2029, as may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Administrative Agent” means ALTER DOMUS (US) LLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent Fee Letter” means that certain fee letter, dated as of the date hereof, by and between the Borrowers and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the aggregate Tranche A Term Loan Commitments ~~and~~, Tranche B Term Loan Commitments and Tranche C Term Loan Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

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“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, Term SOFR or Base Rate floor, or otherwise, in each case, incurred or payable by the applicable Borrower generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year average life to maturity on a straight line basis (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin); and provided, further, that “All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, ticking fees, unused line fees, commitment fees, underwriting fees and other similar fees not paid generally to all lenders in the primary syndication of such Indebtedness.

“Altuglas” means Altuglas LLC, a Delaware limited liability company.

“Altuglas IP License Agreement” has the meaning set forth in the definition of Specified IP License agreements.

“Amended and Restated Specified IP License Agreements” means, collectively, (i) the Amended and Restated Technology License Agreement dated [●] entered into between Trinseo Europe, as licensor, and Altuglas, as licensee, which amends and replaces the Altuglas IP License Agreement and (ii) the Amended and Restated Technology License Agreement dated [●] entered into between Trinseo Europe, as licensor, and Aristech, as licensee, which amends and replaces the Aristech IP License Agreement.

“Americas Styrenics” means Americas Styrenics LLC, a Delaware limited liability company.

“Annual Financial Statements” means the audited consolidated balance sheets and related statements of comprehensive income, shareholders’ equity and cash flows of Americas Styrenics for the fiscal year ended December 31, 2022.

“Annual Threshold” has the meaning set forth in Section 2.05(b)(iii).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to Holdings or its Subsidiaries by virtue of such Person being organized or operating in such jurisdiction.

“Applicable Margin” means, subject to Section 2.08(c), a percentage per annum equal to, with respect to the Term Loans maintained as (i) Base Rate Loans, 7.50% and (ii) SOFR Loans, 8.50%.

~~Notwithstanding the foregoing, the Applicable Margin in respect of any Class of Incremental Term Commitments and any Class of Incremental Term Loans established after the Closing Date shall be the applicable percentages per annum set forth in the relevant Incremental Amendment.~~

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“Applicable Sale Premium” means, (a) with respect to any prepayment of Term Loans (other than the Tranche C Term Loans) required under Section 2.05(b)(ii) and (iii) that occurs (~~a~~i) prior to the 12 month anniversary of the Closing Date, an amount equal to the Make-Whole Amount in respect of the Term Loans (other than the Tranche C Term Loans), (~~b~~ii) from and after the 12 month anniversary of the Closing Date and prior to the 24 month anniversary of the Closing Date, an amount equal to 3.00% of the aggregate principal amount of the Term Loans (other than the Tranche C Term Loans) subject to ~~such Applicable Prepayment Premium Event~~prepayment on such date, (~~c~~iii) from and after the 24 month anniversary of the Closing Date and prior to the 36 month anniversary of the Closing Date, an amount equal to 2.00% of the aggregate principal amount of the Term Loans (other than the Tranche C Term Loans) subject to ~~such Applicable Prepayment Premium Event~~prepayment on such date, and (~~d~~iv) from and after the 36 month anniversary of the Closing Date, an amount equal to 0.00% of the aggregate principal amount of the Term Loans ~~subject to such Applicable Prepayment Premium Event~~(other than the Tranche C Term Loans) subject to prepayment on such date and (b) with respect to any prepayment of the Tranche C Term Loans required under Section 2.05(b)(ii) and (iii) that occurs (i) prior to the 12 month anniversary of the Third Amendment Effective Date, an amount equal to the Make-Whole Amount in respect of the Tranche C Term Loans, (ii) from and after the 12 month anniversary of the Third Amendment Effective Date and prior to the 24 month anniversary of the Third Amendment Effective Date, an amount equal to 3.00% of the aggregate principal amount of the Tranche C Term Loans subject to prepayment on such date, (iii) from and after the 24 month anniversary of the Third Amendment Effective Date and prior to the 36 month anniversary of the Third Amendment Effective Date, an amount equal to 2.00% of the aggregate principal amount of the Tranche C Term Loans subject to prepayment on such date, and (iv) from and after the 36 month anniversary of the Third Amendment Effective Date, an amount equal to 0.00% of the aggregate principal amount of the Tranche C Term Loans subject to prepayment on such date.

“Applicable Prepayment Premium” means~~,~~ (a) with respect to any Term Loans subject to an Applicable Prepayment Premium Event ~~that occurs~~ (~~a~~i) prior to the 18 month anniversary of the Closing Date, an amount equal to the Make-Whole Amount in respect of the Term Loans subject to such Applicable Prepayment Premium Event on such date, (~~b~~ii) from and after the 18 month anniversary of the Closing Date and prior to the 30 month anniversary of the Closing Date, an amount equal to 3.00% of the aggregate principal amount of the Term Loans subject to such Applicable Prepayment Premium Event on such date, (~~c~~iii) from and after the 30 month anniversary of the Closing Date and prior to the 42 month anniversary of the Closing Date, an amount equal to 2.00% of the aggregate principal amount of the Term Loans subject to such Applicable Prepayment Premium Event on such date, and (~~d~~iv) from and after the 42 month anniversary of the Closing Date, an amount equal to 0.00% of the aggregate principal amount of the Term Loans subject to such Applicable Prepayment Premium Event on such date.

“Applicable Prepayment Premium Event” means (a) any repayment of all, or any part, of the principal amount of the Term Loans, including any voluntary prepayment, mandatory repayment (other than a repayment under Section 2.05(b)(i), Section 2.05(b)(ii), Section 2.05(b)(iii), Section 2.05(b)(iv)(A) or Section 2.05(b)(v) or any payment at maturity, in each case, whether before or after (i) the occurrence of a Default or an Event of Default or (ii) the commencement of any proceeding with respect to any Borrower or Guarantor under any Debtor Relief Law and notwithstanding any acceleration (for any reason) of the Term Loans); (b) the acceleration of all of the Term Loans for any reason, including, but not limited to, acceleration following or pursuant to an Event of Default, including as a result of the commencement of a proceeding under any Debtor Relief Law (including, without limitation, pursuant to Section 8.01(f)); (c) the satisfaction, release, payment, redemption, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Term Loans in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Lenders (whether directly or indirectly, including through the Administrative Agent or Collateral Agent or any other distribution agent), in full or partial satisfaction of the Term Loans; (d) the substantial consummation of any plan of reorganization with respect to any Borrower or Guarantor under any Debtor Relief Law; (e) the termination of any proceeding with respect to any Borrower or Guarantor under any Debtor Relief Law; and (f) the termination of this Agreement for any reason; provided, that in no event shall (i) a regularly scheduled amortization payment pursuant to Section 2.07(a) constitute an Applicable Prepayment Premium Event and (ii) a payment that is required to be made directly under the ~~Limited~~Foreign Guaranty (or any voluntary prepayment made hereunder with the proceeds of an intercompany loan that is made by a ~~Limited~~Foreign Guarantor to the Lead Borrower in lieu of such direct payment), in each case, as a result of the sale of any assets of, or the Equity Interests in, any ~~Limited~~Foreign Guarantor, constitute an Applicable Prepayment Premium Event.

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If an Applicable Prepayment Premium Event occurs under clause (b), (c) ~~or~~, (d), (e) and (f) above, the entire outstanding principal amount of Term Loans shall be deemed to be subject to the Applicable Prepayment Premium Event on the date on which such Applicable Prepayment Premium Event occurs.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Aristech” means Aristech Surfaces LLC, a Kentucky limited liability company.

“Aristech IP License Agreement” has the meaning set forth in the definition of Specified IP License agreements.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.07), in the form of Exhibit C or any other form approved by the Administrative Agent and the Lead Borrower.

“Attorney Costs” means and includes all reasonable, documented fees, expenses and disbursements of any law firm or other external legal counsel required to be reimbursed by any Loan Party pursuant to the terms of any Loan Document.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.20(d).

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00% per annum; provided that in no event shall the Base Rate be less than the Floor. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

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“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

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(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means, for any Person, the board of directors, the general partner or other governing body of such Person or, if such Person does not have such a board of directors, general partner or other governing body and is owned or managed by a single entity, the Board of Directors or board of managers (conseil de gérance) of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Lead Borrower.

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“Borrower” has the meaning provided in the introductory paragraph hereof.

“Borrower Retained Prepayment Amounts” has the meaning set forth in Section 2.05(b)(viii).

“Borrowing” means a Term Borrowing.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York, Luxembourg or Ireland or is a day on which banking institutions in such jurisdictions are authorized or required by Law to close, and in the case of a Business Day which relates to a SOFR Loan, a U.S. Government Securities Business Day.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments:

(a)            Dollars held by the Loan Parties from time to time in the ordinary course of business;

(b)            readily marketable obligations issued or directly and fully Guaranteed or insured by the United States government or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than 24 months from the date of acquisition;

(c)            certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by any commercial bank or trust company bank that is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, and (b) has combined capital and surplus in excess of $100,000,000 (any such Persons being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d)            repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any Approved Bank;

(e)            commercial paper and variable or fixed rate notes rated at the time of acquisition thereof at least “A-2” (or the equivalent thereof by S&P) or “P-2” (or the equivalent thereof by Moody’s) or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization (if both of the two named rating agencies cease publishing ratings of investments) or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within 24 months after the date of acquisition thereof;

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(f)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America having an investment grade rating from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than 24 months from the date of acquisition;

(g)            bills of exchange issued in the United States eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(h)            Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA– (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

“Casualty Event” means any event that gives rise to the receipt by a Person of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” shall be deemed to occur if:

(a)            Parent ceases to own one hundred percent (100%) of voting and economic interests of the Lead Borrower;

(b)            Holdings ceases to own one hundred percent (100%) of voting and economic interests of the Co-Borrower; or

(c)            a “change of control” (or similar event) shall occur in any document pertaining to ~~any Incremental Equivalent Debt,~~ the Trinseo Credit Agreement, the ~~2025 Senior Notes, the 2029 Senior~~Super-Priority Revolving Credit Agreement, the Second Lien Notes Indenture or, in each case, any refinancing thereof and such Indebtedness is in an aggregate outstanding principal amount in excess of the Threshold Amount.

Notwithstanding anything to the contrary contained herein, the consummation of the LuxCo Merger Transaction shall not constitute a Change of Control.

“Class”, when used with respect to Term Loans, refers to those of such Term Loans that have the same terms and conditions (without regard to differences in the Type of Term Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Term Loan, or differences in tax treatment (e.g. “fungibility”)).

“Closing Date” means September 8, 2023.

“Co-Borrower” has the meaning provided in the introductory paragraph hereof.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations related thereto.

“Collateral” means the “Collateral” as defined in the Pledge and Security Agreement and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document; provided that in no event shall any Excluded Asset constitute Collateral.

“Collateral Agent” means ALTER DOMUS (US) LLC, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)            on the Closing Date, the Administrative Agent shall have received each Collateral Document to the extent required to be delivered on the Closing Date pursuant to Section 4.01 and Section 4.02, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party thereto;

(b)            the Obligations shall have been secured by a first-priority security interest in all the Equity Interests of the Borrowers;

(c)            the Obligations shall have been secured by a first-priority perfected security interest in, and Mortgages on, substantially all tangible and intangible assets of the Lead Borrower, the Co-Borrower and each Guarantor (including the Intercompany Parent Note, the Intercompany Note, other intercompany debt, accounts, inventory, equipment, investment property, contract rights, securities, patents, trademarks, other intellectual property, other general intangibles, cash, bank and securities deposit accounts, Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

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(d)            subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Real Property is required under Section 6.11, Section 6.14 or Section 6.18 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes, stamp duty and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax or notary fee or registration fee or other similar tax will be owed or calculated on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) other than with respect to Mortgaged Properties located in Luxembourg and any other jurisdiction, as reasonably determined by the Administrative Agent, in which title insurance is not customary, fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property that is owned in fee by the applicable Loan Party (the “Mortgage Policies”) issued by a title insurance company reasonably acceptable to the Administrative Agent in form and substance and in an amount reasonably acceptable to the Administrative Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and other Liens reasonably acceptable to the Administrative Agent each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (which may include endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions, in each case only if available after the applicable Loan Party uses commercially reasonable efforts), (iii) customary legal opinions (as determined with reference to any applicable jurisdiction), addressed to the Administrative Agent and the Secured Parties, reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request, and (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each U.S. Mortgaged Property and, to the extent required, duly executed and acknowledged by the appropriate Loan Parties and evidence of flood insurance, in the event any improved parcel of U.S. Mortgaged Property is located in a special flood hazard area, which evidence shall comply with the Flood Laws and be otherwise reasonably satisfactory to the Administrative Agent;

(e)            each deposit account or other bank account or securities account of the Borrowers (other than any deposit account maintained by the Lead Borrower in Luxembourg strictly for administrative purposes with cash balance at the end of any day not to exceed the greater of $0 and such minimum amount as required to be maintained by the Luxembourg banking institution) be subject to a Control Agreement.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(i)            The foregoing definition shall not require and the Loan Documents shall not contain any requirements as to the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, Excluded Assets;

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(ii)            The Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Lead Borrower, that the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; and

(iii)            Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the ~~Limited~~Foreign Guaranty, ~~Limited Guarantor~~the U.S. Security Agreement~~,~~ For Foreign Guarantors, the Trinseo Europe Security Documents, the Second Lien Intercreditor Agreement, the 2025 Intercreditor Agreement, the Luxembourg Receivables Pledge Agreement, the Intercompany Parent Note and accompanying allonge, any Intercompany Note and accompanying allonge, each Control Agreement, each of the Mortgages, each of the local law security and pledge agreements entered into by the Foreign Guarantors from time to time, collateral assignments, security agreements, pledge agreements, deeds of hypothecs, bonds, bond pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Sections 4.01, 4.02, 6.11 or 6.14, prior to the Second Amendment Effective Date, the Luxembourg Share Pledge Agreement and, on and after the Second Amendment Effective Date, the Trinseo PLC Luxembourg Share Pledge Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent and/or the Collateral Agent (as relevant), in each case for the benefit of the Secured Parties.

“Commitments” means, with respect to each Lender, such Lender’s Tranche A Term Loan Commitments ~~and~~, the Tranche B Term Loan Commitments and Tranche C Term Loan Commitments.

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning set forth in Section 2.12(c)(iv).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Consolidated EBITDA” has the meaning assigned to such term in the Trinseo Credit Agreement as in effect on the Closing Date (including all defined terms referred to therein), provided that, (i) notwithstanding anything to the contrary in the Trinseo Credit Agreement, amounts permitted to be added back pursuant to clause (x) of the definition of “Consolidated EBITDA” shall be capped at 10% of pro forma Consolidated EBITDA (after giving effect to such add-back and all other permitted addbacks) for any period and (ii) Aristech and Altuglas shall be considered “Restricted Subsidiaries” for the purposes of the calculating Consolidated EBITDA.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or any securities account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Collateral Agent, the financial institution or other Person at which such account is maintained and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Corresponding Debt” has the meaning specified in Section 9.15(b).

“Credit Extension” means each Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, dissolution, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, appointment of a business conciliator (conciliateur enterprises), insolvency, winding up, reorganization, or similar debtor relief Laws of the United States, Luxembourg, Ireland or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(viii).

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“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default; provided that the Borrowers shall not be in deemed to be in Default during the first day of any grace period set forth in Section 8.01(a).

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) 2.50% per annum; provided that, with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Term Loan plus 2.50% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that, as reasonably determined by the Administrative Agent (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Term Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) has notified the Lead Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Lead Borrower and each Lender.

“Designated Lenders” means, collectively, (a) certain funds and accounts managed by Angelo, Gordon & Co. or one or more entities owned by such funds or accounts and (b) certain funds or accounts managed by Oaktree Capital Management, L.P. or one or more entities owned by such funds or accounts.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests of a Loan Party) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the issuance of Equity Interests by Parent shall not constitute a Disposition by Parent.

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“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Disqualified Institution” means those Persons (the list of all such Persons, the “Disqualified Institutions List”) that are (i) identified in writing by the Lead Borrower to the Administrative Agent prior to the date hereof, (ii) competitors of the Trinseo Lead Borrower and its Subsidiaries (other than bona fide fixed income investors or debt funds) that are identified in writing by the Lead Borrower prior to the date hereof and from time to time or (iii) Affiliates of such Persons set forth in clauses (i) and (ii) above (in the case of Affiliates of such Persons set forth in clause (ii) above, other than bona fide fixed income investors or debt funds) that are either (a) identified in writing by the Lead Borrower to the Administrative Agent from time to time or (b) clearly identifiable on the basis of such Affiliate’s name; provided, that, to the extent Persons are identified as Disqualified Institutions in writing by the Lead Borrower to the Administrative Agent after the Closing Date pursuant to clauses (ii) or (iii)(a), the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations in respect of any Term Loan under this Agreement. Notwithstanding the foregoing, the Lead Borrower, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from the Disqualified Institutions List (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the Disqualified Institutions List shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document.

“Disqualified Institutions List” has the meaning as set forth in the definition of Disqualified Institutions.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time, with respect to any Term Loan, the principal amount thereof then outstanding (or in which such participation is held).

“Domestic Loan Party” means any Loan Party that is organized under the Laws of the United States, any state thereof or the District of Columbia.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning set forth in Section 10.07(a). For the avoidance of doubt, “Eligible Assignee” shall not include any Disqualified Institution identified by the Lead Borrower prior to the effective date of any assignment under Section 10.07.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law, including common law, relating to the prevention of pollution or the protection of the environment and natural resources, or to the protection of human health and safety as it relates to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required by any Environmental Law.

“Equity Contribution” has the meaning specified in Section 4.01(k).

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock or share capital of (or other ownership or profit interests or units in) share premium such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt of any Loan Party or any ERISA Affiliate, of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (d) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance on a Loan Party or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA by a Loan Party, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived, or a determination that any Pension Plan is, or is reasonably expected to be, in at-risk status under Title IV of ERISA; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Pension Plan which could reasonably be expected to result in liability to a Loan Party; or (h) the incurring of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, by a Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Amortization” means the positive difference, if any, between (i) the amount of regularly scheduled amortization payments made in cash to the Lead Borrower in respect of the 2023 Refinancing Term Loans ~~and~~, the 2023 Incremental Term Loans and the 2025 Incremental Term Loan (Tranche A) under and pursuant to the Trinseo Credit Agreement in the aggregate on any amortization payment date under the Trinseo Credit Agreement and (ii) the amount of ~~regulatory~~regularly scheduled amortization required to be paid in cash by the Borrowers under Section 2.07(a) on the corresponding amortization payment date under this Agreement.

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“Excess Interest” means the positive difference, if any, between (i) the amount of interest paid in cash to the Lead Borrower in respect of the 2023 Refinancing Term Loans ~~and~~, the 2023 Incremental Term Loans and the 2025 Incremental Term Loan (Tranche A) under and pursuant to the Trinseo Credit Agreement in the aggregate for any Interest Period and (ii) the amount of interest required to be paid in cash by the Borrowers to the Lenders for the same Interest Period in respect of the Term Loans.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Asset” means (i) a direct pledge of the JV Interests so long as such direct pledge would require consent of Chevron Phillips Chemical Company LP and only to the extent and for so long as consent requirement is in effect; provided that proceeds and products of the JV Interests do not constitute Excluded Assets and shall constitute Collateral ~~and~~, (ii) (x) prior to the Second Amendment Effective Date, the Equity Interests that Parent owns in Trinseo Holdings~~.~~  and (y) on and after the Second Amendment Effective Date, the Equity Interests that Parent owns in Trinseo LuxCo and (iii) the “Excluded Assets” as defined in the Pledge and Security Agreement.

“Excluded Taxes” has the meaning set forth in Section 3.01(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement pursuant to the implementation of the above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in the United States, including the Agreement between the Government of the United States of America and the Government of the Grand Duchy of Luxembourg to Improve International Tax Compliance and with respect to The United States information reporting provisions commonly known as the Foreign Account Tax Compliance Act, and any rules, regulations or guidance enacted thereunder or official interpretations thereof.

“Fair Market Value” means with respect to the JV Interests, the fair market value as determined by the board of managers of the Co-Borrower in good faith based on a valuation report prepared by an independent and unaffiliated third party valuation firm and dated within two weeks of signing of the JV Sale (or such later date as reasonably agreed to by the Administrative Agent), which report shall be delivered to the Administrative Agent; provided that if the Co-Borrower receives three or more bona fide bids from potential buyers in connection with the JV Sale process there shall be no requirement for an unaffiliated third party valuation.

“FCPA” has the meaning set forth in Section 5.22.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

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“First Lien Net Debt” has the meaning given to the term “Consolidated First Lien Net Debt” in the Trinseo Credit Agreement; provided that Outstanding Amount of the Term Loans under this Agreement shall constitute First Lien Net Debt in lieu of the Outstanding Amount (as defined in the Trinseo Credit Agreement) of 2023 Incremental Term Loans ~~and~~, 2023 Refinancing Term Loans and 2025 Incremental Term Loans.

“First Lien Net Leverage Ratio” means, with respect to any Test Period (as defined in the Trinseo Credit Agreement), the ratio of (a) First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Flood Laws” means collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means a rate of interest equal to 3.00%.

“Foreign Guarantors” means, collectively, (a) Taiwan Trinseo Limited, (b) PT Trinseo Materials Indonesia and PT Trinseo Operating Indonesia, (c) Trinseo Belgium BV and Trinseo Operating Belgium B.V., (d) Trinseo Deutschland GmbH, Trinseo Deutschland Anlagengesellschaft mbH, Trinseo Deutschland RE GP GmbH and Trinseo Deutschland RE GmbH & Co. KG and (e) Trinseo Europe.

“Foreign Guaranty” means that certain Amended and Restated Guaranty, dated as of the Third Amendment Effective Date, by the Foreign Guarantors in favor of the Administrative Agent, as amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof and this Agreement.

“Foreign Loan Party” means any Loan Party that is not a Domestic Loan Party.

“Foreign Pension Plan” means any occupational pension plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to or maintained outside the United States on a voluntary basis by any Loan Party (other than a Luxembourg Loan Party), as a single employer or as part of a group of employers, primarily for the benefit of employees of any Loan Party residing outside the United States, which plan, fund or other similar program provides, retirement income, and which plan is not subject to ERISA or the Code.

~~“Foreign Loan Party” means any Loan Party that is not a Domestic Loan Party.~~

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

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“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, the European Union, any state, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(j).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business or consistent with past practice, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

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“Guarantors” means each of Parent ~~and~~, Holdings, Aristech and Altuglas.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, wastes or any other substances, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, electromagnetic radio frequency or microwave emissions, that are listed, classified or regulated as hazardous or toxic, or any similar term, pursuant to any Environmental Law.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

~~“Incremental Equivalent Debt” has the meaning set forth in Section 2.16(h).~~

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)            [reserved];

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within thirty (30) Business Days after becoming due and payable);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness;

(g)            all obligations of such Person in respect of Disqualified Equity Interests to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h)            to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

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The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Manager” means an individual who is natural person and who: (i) for the five-year period prior to such person’s appointment as Independent Manager has not been, and during the continuation of such person’s service as Independent Manager is not: (A) an employee, director, stockholder, member, manager, partner or officer of any Loan Party or any of its Affiliates (other than such person’s service as an Independent Manager); (B) a customer, creditor, service provider or supplier of any Loan Party or any of its Affiliates (other than such person’s service as an Independent Manager); or (C) any member of the immediate family of a person described in the foregoing clause (A) or (B); and (ii) has (A) prior experience as an Independent Manager for a corporation or limited liability company whose charter or organizational documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services (including providing independent managers) to issuers of structured finance instruments, agreements or securities.

“Information” has the meaning set forth in Section 10.08.

“Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021.

“Intercompany Note” means a promissory note evidencing the intercompany Indebtedness incurred pursuant to Section 7.03(c), substantially in the form of Exhibit E or such other intercompany note reasonably acceptable to the Administrative Agent, as amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof.

“Intercompany Parent Note” means that certain Loan Agreement, dated as of the Closing Date, by and between the Lead Borrower as lender and Trinseo LuxCo as borrower, pursuant to which the Lead Borrower made available to Trinseo LuxCo a loan in the principal amount of $128,865,980.

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“Interest Payment Date” means, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Term Loan, any day on which such Term Loan is converted into a Base Rate Loan, any day on which payment of principal in respect of such SOFR Loan is made (whether as optional or mandatory prepayment or as repayment) and the Maturity Date (whether by acceleration or otherwise); provided that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, any day on which payment of principal in respect of such Base Rate Loan is made (whether as optional or mandatory prepayment or as repayment) and the Maturity Date (whether by acceleration or otherwise).

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)            no Interest Period shall extend beyond the Maturity Date; and

(d)            no tenor that has been removed from this definition pursuant to Section 2.20(d) shall be available for specification in such Committed Loan Notice.

“Irregular Dividends” has the meaning set forth in Section 2.05(b)(iii).

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (with the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value) as reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount (including in respect of dispositions) received in cash or Cash Equivalents in respect of such Investment; provided that the aggregate amount of such dividend, distribution, interest payment, return of capital, repayment or other amount shall not exceed the original amount of such Investment.

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“IP Rights” ~~has the meaning set forth in Section 5.15.~~means any trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, domain names, software, trade secrets, know-how database rights, design rights and other intellectual property rights.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“JV Agreement” means that certain Limited Liability Company Agreement of Americas Styrenics LLC, dated as of May 2, 2008, by and between Chevron Phillips Chemical Company LP and Trinseo LLC (as successor to The Dow Chemical Company), as amended prior to the Closing Date and as may be amended after the Closing Date solely to the extent not prohibited by this Agreement.

“JV Interests” means all Equity Interests of Americas Styrenics owned by Trinseo LLC, the Co-Borrower or any of their Affiliates at any time, which shall in no event be less than 50% of the Equity Interests of Americas Styrenics.

“JV Sale” means (a) a Disposition of all or a portion of the JV Interests or all or substantially all of the property or assets of Americas Styrenics, or (b) any Disposition of non-cash proceeds received in connection with a transaction under clause (a) of this definition.

“Laws” means, collectively, all international, foreign, federal, state, regional, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lead Borrower” has the meaning provided in the introductory paragraph hereof.

“Lead Borrower AoA Amendment” means that amendment of the corporate object set forth in the articles of association of the Lead Borrower, to be enacted by notarial deed, which is to be executed on or around the Second Amendment Effective Date.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Fee Letter” means that certain fee letter dated as of the ~~date hereof~~Closing Date, by and between Borrowers and the Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time.

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“Lending Office” means, as to any Lender, such office or offices as such Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

~~“Limited Guarantor Security Agreement” means a security agreement governed by the laws of the State of New York, to be entered into after the Closing Date by the Limited Guarantors in favor of the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent and as amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof and this Agreement.~~

~~“Limited Guarantors” means certain Affiliates of the Borrowers party to the Limited Guaranty and the Limited Guarantor Security Agreement.~~

~~“Limited Guaranty” means that certain Limited Guaranty, governed by the laws of the State of New York, entered into after the Closing Date by the Limited Guarantors in favor of the Administrative Agent, as amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof and this Agreement.~~

“Liquidity” means, as of any date of determination, the sum of (a) cash and Cash Equivalents (as defined in the Trinseo Credit Agreement and the Super-Priority Revolving Credit Agreement, in each case in effect on the ~~date hereof~~Third Amendment Effective Date), (b) [the aggregate principal amount of Revolving Credit Commitments (as such term is defined in the ~~Trinseo~~Super-Priority Revolving Credit Agreement) available to be borrowed as of such date]4 and (c) availability under Permitted Securitizations (as such term is defined in the Trinseo Credit Agreement) as of such date not to exceed $150,000,000 in the aggregate.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Term Notes, (c) the Collateral Documents, (d) the Agent Fee Letter, (e) the Lender Fee Letter~~,~~ and (f) ~~the Limited Guaranty and (g)~~ any other amendment or joinder to this Agreement.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“LuxCo Merger Transaction” means the transfer by Trinseo LuxCo of 100% of its Equity Interests in the Lead Borrower to Successor Parent.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Guarantor” means a Guarantor incorporated in Luxembourg.

4 NTD: To mirror an availability definition from such agreement.

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“Luxembourg Insolvency Event” means, in relation to any Luxembourg Loan Party or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), or any of the out-of court or in-court reorganization procedures as provided for in the Luxembourg law of 7 August 2023 on the preservation of enterprises and modernizing bankruptcy law, fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Luxembourg Loan Party” means a Loan Party incorporated in Luxembourg.

“Luxembourg Receivables Pledge Agreement” means the Luxembourg law governed receivables pledge agreement, dated as of the date hereof, pursuant to which the Lead Borrower pledges to the Collateral Agent, on behalf of the Secured Parties, all receivables due to it, including in respect of the 2023 Refinancing Term Loans ~~and~~, the 2023 Incremental Term Loans, the 2025 Incremental Term Loans and the Intercompany Parent Note.

“Luxembourg Share Pledge Agreement” means the Luxembourg law governed share pledge agreement, dated as of the date hereof, pursuant to which the Parent pledges to the Collateral Agent, on behalf of the Secured Parties, all the shares issued by the Lead Borrower.

“Make-Whole Amount” means as of the date of any JV Sale or Applicable Prepayment Premium Event, as applicable, an amount equal to the excess of (i) the present value at the prepayment date, refinancing date or acceleration date, as applicable, of (1) the principal amount of the Term Loans subject to the JV Sale or Applicable Prepayment Premium, plus (2) all required remaining scheduled interest payments due on the Term Loans subject to the JV Sale or Applicable Prepayment Premium, through the applicable No Call Expiration Date, assuming that the rate of interest will be equal to the rate of interest in effect on the date of notice of prepayment, refinancing or acceleration, other than accrued but unpaid interest as of such prepayment, refinancing or acceleration date, plus (3) the Applicable Sale Premium or the Applicable Prepayment Premium, as applicable, payable as if such prepayment, refinancing or acceleration occurred on the day immediately following the applicable No Call Expiration Date, in each case, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum, over (ii) the outstanding principal amount of the Term Loan subject to the JV Sale or Applicable Prepayment Premium as at the applicable date.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the FRB.

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrowers, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders or the Collateral Agent under any Loan Document.

“Maturity Date” means May 3, 2028.

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“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, debentures, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Section 6.11, Section 6.14 and Section 6.18.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Proceeds” means:

(a)            100% of the cash proceeds actually received by the applicable Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Loan Documents), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) [reserved], (iii) taxes actually paid as a result thereof after taking into account the Loan Parties’ available tax attributes (including any net operating losses), and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iii) above) (x) related to any of the applicable assets and (y) retained by the applicable Loan Party (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment of such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); and

(b)            100% of the cash proceeds from the incurrence, issuance or sale by any Loan Party of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

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For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the applicable Loan Party shall be disregarded.

“No Call Expiration Date” means (a) with respect to the repayment or prepayment of any Term Loans (other than the Tranche C Term Loans) (i) in connection any JV Sale, the date that is 12 month anniversary of the Closing Date and (ii) in connection with any Applicable Prepayment Premium Event, the date that is 18 month anniversary of the Closing Date and (b) with respect to the repayment or prepayment of any Tranche C Term Loans, (i) in connection any JV Sale, the date that is 12 month anniversary of the Third Amendment Effective Date and (ii) in connection with any Applicable Prepayment Premium Event, the date that is 18 month anniversary of the Closing Date.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation (including guarantee obligations) to pay principal, interest, the Make-Whole Amount, the Applicable Sale Premium, the Applicable Prepayment Premium, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” has the meaning set forth in Section 5.22(b).

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Responsible Officer of such Person.

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, the articles of association, the bylaws and the unanimous shareholder agreements or declarations (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) or articles of association; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the articles of association, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(a).

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Parallel Debt” has the meaning specified in Section 9.15(b).

“Parent” shall mean (i) prior to the Second Amendment Effective Date, Trinseo LuxCo and (ii) on and after the Second Amendment Effective Date, Successor Parent.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan or Foreign Pension Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate, and such plan for the five-year period immediately following the latest date on which any Loan Party or Subsidiary maintained, contributed to or had an obligation to contribute to such plan.

“Perfection Certificate” means a certificate in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

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“Permitted Investment” means:

(a)            ownership of Equity Interests of any Loan Party or any Subsidiary existing as of the Closing Date or, with respect to the ownership of Equity Interests of the Lead Borrower by Successor Parent, existing on and after the Second Amendment Effective Date;

(b)            unsecured and subordinated Investments made by a Loan Party in another Loan Party evidenced by and subject to an intercompany subordination agreement with respect to the Obligations;

(c)            ownership by the Co-Borrower of the JV Interests;

(d)            Investments in cash and Cash Equivalents;

(e)            Investments consisting of the 2023 Incremental Term Loans ~~and~~, the 2023 Refinancing Term Loans, the 2025 Incremental Term Loans or any proceeds or distributions therefrom;

(f)            Investments received in connection with any Disposition permitted under Section 7.05;

(g)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit;

(h)            the Intercompany Parent Note; ~~and~~

(i)            Investments in connection with the Third Amendment Transactions;

(j)            ~~(h)~~ any unsecured Guarantee by any Loan Party of the obligations of any Affiliate of such Loan Party to suppliers, distributors, customers and licensees in the ordinary course of business~~.~~; and

(k)            solely with respect to Aristech or Altuglas:

(l)            Investments in the form of deposits made to Trinseo Ireland Global IHB Limited using cash generated by Aristech and Altuglas, as applicable, in the ordinary course of business, which loans shall be made in the ordinary course and consistent with past practice; provided, that neither Aristech nor Altuglas shall make any additional investments pursuant to this clause (a) following (i) the occurrence and during the continuance of a Default or Event of Default and (ii) other than in connection with an Event of Default pursuant to Section 8.01(f) or Section 8.01(g), upon written notice from the Administrative Agent (acting at the direction of the Required Lenders);

(m)            [reserved];

(n)            Investments in cash, Cash Equivalents or Investment Grade Securities;

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(o)            Investments in receivables owing to Aristech or Altuglas created or acquired in the ordinary course of business;

(p)            Investments (i) in payroll, travel, entertainment expenses, moving expenses and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or (ii) [reserved];

(q)            [reserved];

(r)            Investments received in settlement of debts created in the ordinary course of business and owing to Aristech or Altuglas or in exchange for any other Investment or accounts receivable held by Aristech or Altuglas, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(s)            Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including a Disposition;

(t)            Investments existing or pursuant to agreements or arrangements in effect on the Third Amendment Effective Date or made pursuant to binding commitments in effect on the Third Amendment Effective Date, in each case, as set forth on Schedule 1.01E, and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment or binding commitment may not be increased except (a) as required by the terms of such Investment or binding commitment as in existence on the Third Amendment Effective Date or (b) as otherwise permitted under this Agreement;

(u)            [reserved];

(v)            pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens permitted under Section 7.01;

(w)            [reserved];

(x)            Investments consisting of purchases and acquisitions of assets, services, inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(y)            [reserved];

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(z)            [reserved];

(aa)            [reserved];

(bb)            Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(cc)            [reserved];

(dd)            [reserved];

(ee)            [reserved];

(ff)            additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (u) that are at that time outstanding, not to exceed $[●]5;

(gg)            any Investment by Aristech and Altuglas in (x) a Securitization Subsidiary or (y) any other Person in connection with a Permitted Securitization, including Investments of funds held in accounts permitted or required by the arrangement governing such Permitted Securitization or any related Indebtedness; provided that such Investment is in the form of a purchase money obligation, contribution of additional Securitization Assets or equity interests;

(hh)            advances, loans or extensions of trade credit in the ordinary course of business by Aristech or Altuglas and Investments consisting of extensions of credit in the nature of accounts receivable or notes arising from the grant of trade credit in the ordinary course of business;

(ii)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with industry practice;

(jj)            any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made under Section 7.05 or any other disposition of assets not constituting a Disposition;

(kk)            Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; and

(ll)            Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business.

5 NTD: To be agreed.

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For the avoidance of doubt, no Loan Party (other than Parent) shall form or acquire any Subsidiary after the Closing Date.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, plus fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder which could have been drawn prior to such refinancing, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(j)(v), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(j)(v), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by the Collateral and/or subject to intercreditor arrangements for the benefits of the Lenders, such modification, refinancing, refunding, renewal, replacement or extension is either (1) unsecured or (2) secured and, if secured, subject to intercreditor arrangements on terms at least as favorable (including with respect to priority) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification refinancing, refunding, renewal, replacement or extension is incurred only by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (f) any such modification, refinancing, renewal, replacement, or extension has the same primary obligor and the same (or fewer) guarantors as the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (g) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is unsecured, such modification, refinancing, refunding, renewal, replacement or extension is unsecured. Any reference to a Permitted Refinancing in this Agreement or any other Loan Document shall be interpreted to mean (a) a Permitted Refinancing of the subject Indebtedness and (b) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.

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“Permitted Securitization” has the meaning given to such term in the Trinseo Credit Agreement as in effect on the Third Amendment Effective Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest Election” has the meaning set forth in Section 2.08(c).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, and such plan for the five-year period immediately following the latest date on which any Loan Party or an ERISA Affiliate maintained, contributed to or had an obligation to or have had an obligation to contribute to, or otherwise to have liability with respect to such plan.

“Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement, dated as of the Third Amendment Effective Date, by and among Holdings, Co-Borrower, Aristech, Altuglas and the Collateral Agent, as amended, amended and restated, supplemented or modified from time to time.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the outstanding Commitments and Term Loans of such Lender at such time and the denominator of which is the amount of the outstanding Aggregate Commitments and Term Loans of all Lenders at such time.

“Projections” has the meaning set forth in Section 6.01(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Financial Statements” means unaudited consolidated balance sheets and related consolidated statements of comprehensive income and cash flows of Americas Styrenics for the most recent fiscal quarters (other than the fourth fiscal quarter) after the date of the applicable Annual Financial Statements and ended at least forty-five (45) days prior to the Closing Date.

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“R.C.S. Luxembourg” means the Luxembourg Register of Commerce and Companies (Registre de Commerece et des Sociétés, Luxembourg).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means any Lender or Agent.

“Redemption Premium” has the meaning set forth in Section 2.05(d).

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Reportable Event” means any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, other than events for which the notice period is waived under applicable regulations as in effect on the date hereof.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) Aggregate Commitments; provided that, Required Lenders shall include each Designated Lender for so long as such Designated Lender (together with its managed funds and accounts) holds at least 50% of the Total Outstandings that were held by such Designated Lender (together with its managed funds and accounts) as of the Closing Date less any voluntary or mandatory prepayments of Term Loans; provided, further, that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or a manager (gérant) or a director (adminstrateur) of a Loan Party and, as to any document delivered on the Closing Date, any secretary, authorized signatory or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Persons thereof) and (ii) any Restricted Investment.

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“Restricted Subsidiary” has the meaning assigned to such term in each of the Trinseo Credit Agreement~~, the 2025 Notes and the 2029 Notes~~ and the Super-Priority Revolving Credit Agreement, as applicable.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or ordinarily resident in a Sanctioned Country or (c) any Person controlled (as determined by applicable law) by any Person or Persons described in the foregoing clause (a).

“Sanctions” has the meaning set forth in Section 5.22(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment Effective Date” means December [(I●], 20246.

“Second Lien Collateral Documents” has the meaning given to the term “[●]”7 in the Second Lien Notes Indenture.

“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Third Amendment Effective Date, by and among the Collateral Agent and the Second Lien Trustee, as may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Second Lien Notes” means secured notes due May 3, 2029 issued pursuant to the Second Lien Notes Indenture in the aggregate original principal amount of $[●]8.

6 NTD: To be updated to reflect the closing date of the merger amendments as contemplated in the TSA.

7 NTD: To be conformed to corresponding defined term in such agreement.

8 NTD: Amount to equal 85% of the par value of the 2029 Notes received by the 2025 Term Loan Lender in the Noteholder Exchange Offer.

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“Second Lien Notes Documents” means the Second Lien Notes Indenture and all other [Notes Documents] (as defined therein), each as may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Second Lien Notes Indenture” means the Indenture, dated as of the Third Amendment Effective Date, by and among the Lead Borrower, the guarantors party thereto and the Second Lien Trustee, in respect of the Second Lien Notes, as may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement and the Second Lien Intercreditor Agreement.

“Second Lien Trustee” means The Bank of New York Mellon, as trustee under the Second Lien Notes Indenture.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

~~“Security Agreement” means the Pledge and Security Agreement substantially in the form of Exhibit D.~~

“Securitization Assets” has the meaning given to such term in the Trinseo Credit Agreement as in effect on the Third Amendment Effective Date.

“~~Security Agreement Supplement~~Securitization Subsidiary” has the meaning ~~specified~~given to such term in the ~~Security~~Trinseo Credit Agreement as in effect on the Third Amendment Effective Date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Term Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

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“Solvent” and “Solvency” mean, with respect to any Person (other than a Person organized under Luxembourg law) on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is able to pay all that Person’s debts as and when they become due and payable (or, with respect to any Person incorporated under Irish law, is not unable to pay its debts as and when they become due) and does not fail or admit in writing its inability generally to pay its debts as they become due, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. With respect to any Person organized under Luxembourg law, “Solvent” and “Solvency” means such Person is not unable to pay its debts (in particular, it is not in a state of cessation of payments (cessation des paiements) and has not lost its commercial creditworthiness (ébranlement de crédit)) and would not become unable to do so.

“SPC” has the meaning specified in Section 10.07(j).

“Specified IP” means, collectively, (a) the Specified IP Rights and (b) the Specified IP License Agreements. Schedule 5.15 contains a true and complete list of all patents, trademarks, service marks and copyrights included in the Specified IP that are subject to a registration or pending application for registration with a Governmental Authority as of the Third Amendment Effective Date.

“Specified IP License Agreements” means the Amended and Restated Technology License Agreement, dated January 1, 2022, entered into between Trinseo Europe, as licensor, and Altuglas, as licensee, with respect to the use of IP Rights that are necessary to operate the businesses of Altuglas (“Altuglas IP License Agreement”), and the Technology License Agreement, dated September 1, 2021, entered into between Trinseo Europe, as licensor, and Aristech, as licensee, with respect to the use of IP Rights that are necessary to operate the businesses of Aristech(“Aristech IP License Agreement”).

“Specified IP Rights” means all IP Rights in North America owned or Controlled by Trinseo Europe that are necessary to operate the businesses of Aristech and Altuglas, respectively, as currently conducted, provided that the Specified IP Rights shall not include (i) any Trinseo Marks (except any rights to use the Trinseo Marks that are licensed to Aristech or Altuglas pursuant to the Specified IP License Agreements or the Amended and Restated Specified IP License Agreements) ; or (ii) any intent-to-use trademark applications prior to the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration issuing therefrom under applicable law. For the purposes of this definition, “Controlled” means, with respect to any IP Rights, the right to grant a license or sublicense, as applicable, without (i)  violating the terms of any agreement or other arrangement with any other Person; (ii) requiring any consent, approvals or waivers from any other Person; (iii) requiring the payment of material compensation to any other Person, or resulting in the acceleration of payments to any other Person or diminishment of any royalties payable to Trinseo Europe; or (iv) incurring any additional material obligation under any agreement or other arrangement with any other Person.

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“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Successor Parent” shall have the meaning set forth in the introductory paragraph.

“Super-Priority Revolving Credit Agreement” means that certain [Super-Priority Revolving Credit Agreement], dated as of Third Amendment Effective Date, by and among the Trinseo Lead Borrower, Trinseo Holdings, Trinseo Ireland Holdings Limited, as Intermediate Holdings, Trinseo Co-Borrower, certain of Trinseo Lead Borrower’s subsidiaries identified therein, the senior lenders (as named therein) and Deutsche Bank AG New York Branch, as the administrative agent and collateral agent for the lenders, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Supplemental Agent” has the meaning specified in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Supplier” has the meaning set forth in Section 3.01(i).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, addition to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

“Term Loan” means any Tranche A Term Loan ~~and~~, Tranche B Term Loan and Tranche C Term Loan.

“Term Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Term Loans made by such Lender.

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“Term SOFR” means:

(1)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(2)            for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the Term SOFR Reference Rate (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion and in consultation with the Lead Borrower).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, by and among, Parent, Holdings, the Borrowers, the other Guarantors party thereto, the Lenders and the Administrative Agent.

“Third Amendment Effective Date” means January [●]9, 2025.

“Third Amendment Transactions” means the Transactions (as such term is defined in the Transaction Support Agreement) described in the Transaction Support Agreement.

“Threshold Amount” means $10,000,000.

9 NTD: To be updated to reflect the closing date of the 2025 transactions.

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“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans.

“Tranche A Term Loan” means the term loans made by the Lenders to the Borrowers on the Closing Date pursuant to Section 2.01(a).

“Tranche A Term Loan Commitment” means, as to each Lender, its obligation to make Tranche A Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Tranche A Term Loan Commitment”. The aggregate amount of the Tranche A Term Loan Commitments on the Closing Date is $128,865,980.

“Tranche B Term Loan” means the term loans made by the Lenders to the Borrowers on the Closing Date pursuant to Section 2.01(b).

“Tranche B Term Loan Commitment” means, as to each Lender, its obligation to make Tranche B Term Loans to the Borrowers pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01B under the caption “Tranche B Term Loan Commitment”. The aggregate amount of the Tranche B Term Loan Commitments on the Closing Date is $948,385,311.

“Tranche C Term Loan” means the term loans made by the Tranche C Lenders to the Borrowers on the Third Amendment Effective Date pursuant to Section 2.01(c).

“Tranche C Term Loan Commitment” means, as to each Lender, its obligation to make Tranche C Term Loans to the Borrowers pursuant to Section 2.01(c) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01D under the caption “Tranche C Term Loan Commitment”. The aggregate amount of the Tranche C Term Loan Commitments on the Third Amendment Effective Date is $115,000,000.

“Transaction Expenses” means any fees or expenses incurred or paid by the Loan Parties in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of December 8, 2024, by and among the parties thereto, together with all annexes, exhibits, schedules, and attachments thereto and, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

“Transactions” means, collectively, (a) the funding of the Tranche A Term Loans on the Closing Date, (b) the issuance by Trinseo LuxCo of the Intercompany Parent Note and the concurrent contribution of the proceeds thereof by Trinseo LuxCo to Trinseo Holdings and by Trinseo Holdings to Trinseo Materials (as defined in the Trinseo Credit Agreement) on the Closing Date, (c) contribution by Trinseo LLC of the JV Interests to the Co-Borrower, (d) the funding of the Tranche B Term Loans on the Closing Date, (e) entry into 2023 Incremental and Refinancing Amendment, (f) the refinancing in full of the 2018 Refinancing Term Loans (as defined in the Trinseo Credit Agreement) with the proceeds of the 2023 Refinancing Term Loans together with cash on hand on the Closing Date, (g) the redemption of not less than $385,000,000 of the principal amount of the 2025 Senior Notes with the proceeds of the 2023 Incremental Term Loans and cash on hand and (h) the payment of Transaction Expenses.

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“Treasury Rate” means with respect to a prepayment, refinancing or acceleration occurring at any time prior to the applicable No Call Expiration Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two (2) Business Days prior to such date of prepayment, refinancing or acceleration (or, if such Federal Reserve Statistical Release referred to in the previous parenthetical is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of prepayment, refinancing or acceleration to the applicable No Call Expiration Date; provided that if the period from such prepayment date to the applicable No Call Expiration Date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Triggering Event” has the meaning set forth in Schedule 1.01C.

“Trinseo Administrative Agent” means Deutsche Bank AG New York Branch, as the administrative agent and collateral agent for the lenders under the Trinseo Credit Agreement, together with its successors and assigns.

“Trinseo Credit Agreement” means the Credit Agreement, dated as of September 6, 2017 by and among the Trinseo Lead Borrower, Trinseo Holdings, Trinseo Ireland Holdings Limited, as Intermediate Holdings, Trinseo Co-Borrower, certain of Trinseo Lead Borrower’s subsidiaries identified therein, the senior lenders (as named therein) and Trinseo Administrative Agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time, including pursuant to the 2023 Incremental and Refinancing Amendment ~~and~~, the ~~2024~~ LuxCo Merger Amendment (as defined in the Trinseo Credit Agreement) and the 2025 Incremental Amendment.

“Trinseo Co-Borrower” means Trinseo Materials Finance, Inc., a Delaware corporation.

“Trinseo Europe” means Trinseo Europe GmbH, a Swiss limited liability company (Gesellschaft mit beschrӓnkter Haftung) organized and existing under the laws of Switzerland.

“Trinseo Europe Security Documents” means, collectively, [(i) that certain Security Agreement and (ii) that certain Quota Pledge Agreement and (iii) that certain Account Pledge Agreement],10 in each case dated as of the Third Amendment Effective Date, governed by the laws of Switzerland, by Trinseo Europe in favor of the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent and as amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof and this Agreement.

10 NTD: Scope of Swiss security docs to include all documents delivered to Opco Administrative Agent and the Superpriority Administrative Agent.

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“Trinseo Holdings” means (i) prior to the Second Amendment Effective Date, Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153582 and (ii) on and after the Second Amendment Effective Date, Trinseo LuxCo.

“Trinseo Lead Borrower” means (i) prior to the Second Amendment Effective Date, Trinseo Materials Operating S.C.A., a partnership limited by shares (société en commandite par actions) incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153586 and (ii) on and after the Second Amendment Effective Date, Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153582.

“Trinseo LuxCo” ~~shall have the meaning set forth in the introductory paragraph.~~means Trinseo Luxco S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the R.C.S. Luxembourg under number B153577.

“Trinseo Loan Party” means, each of Trinseo Lead Borrower, Trinseo Co-Borrower and each other “Loan Party” as such term is defined in the Trinseo Credit Agreement.

“Trinseo Marks” means the “TRINSEO” trademark, including any word mark, service mark, design, logo, branding, corporate name, or other source or business identifiers related thereto, whether or not registered, and any derivation, variation, translation or adaptation thereof, together with all applications, registrations, renewals and extensions thereof and all goodwill associated with any of the foregoing.

“Trinseo PLC Luxembourg Share Pledge Agreement” means, the Luxembourg law governed share pledge agreement, dated as of the Second Amendment Effective Date, pursuant to which Successor Parent pledges to the Collateral Agent, on behalf of the Secured Parties, all the shares issued by the Lead Borrower.

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a SOFR Loan.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

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“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Days” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Security Agreement For Foreign Guarantors” means that certain Security Agreement, dated as of October 30, 2023, by the Foreign Guarantors party thereto in favor of the Collateral Agent, as amended, amended and restated, supplemented or modified from time to time in accordance with the terms thereof and this Agreement, including pursuant to the joinder entered into on the Third Amendment Effective Date with respect to Trinseo Europe.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02          Luxembourg Terms. Luxembourg legal concepts expressed in English terms in this Agreement may not correspond to the original Luxembourgish, French or German terms relating thereto. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg Loan Party, a reference to:

(a)            a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciare), administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement) ~~or any of the out of court or in-court reorganization procedures as provided for in the Luxembourg law of 7 August 2023 on the preservation of enterprises and modernizing bankruptcy law~~, fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

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(b)            a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur, or curateur, mandataire de justice or conciliateur mandataire de justice or conciliateur;

(c)            a lien or security interest includes, without limitation, any hypothèque, nantissement, gage, privilège, transfert de propriété à titre de garantie, gage sur fonds de commerce, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d)            a guarantee includes any garantie which is independent from the debt to which it relates, any professional payment guarantee (garantie professsionelle de paiement) within the meaning of the Luxembourg law on professional payment guarantees dated 10 July 2020, and any suretyship (cautionnement) within the meaning of Articles 2011 et seq. of the Luxembourg Civil Code;

(e)            a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements); and

(f)            Organization Documents includes its up-to-date (restated) articles of association (statuts coordonnés);

(g)            a manager includes a gérant;

(h)            an agent includes, without limitation, a mandataire;

(i)            creditors process or attachment means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);

(j)             Equity Interests includes parts sociales;

(k)            gross negligence means faute lourde;

(l)             willful misconduct means dol or faute dolosive; and

(m)            commencing negotiations with two or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted in order to reach an amicable agreement (accord amiable).

Section 1.03          Reserved.

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Section 1.04          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)            Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)            The term “including” is by way of example and not limitation.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)             In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.05          Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)            Notwithstanding any changes in GAAP after the Closing Date, any lease of the Loan Parties and their Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2018 (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or Attributable Indebtedness under this Agreement or any other Loan Document as a result of such changes in GAAP.

Section 1.06          Rounding. Any financial ratios required to be maintained by the Lead Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

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Section 1.07          References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.08          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

Section 1.09          Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.10          Reserved.

Section 1.11          Currency Equivalents. For purposes of any computation determining compliance with any incurrence or expenditure tests set forth in Article VI and Article VII or any definitions contained in Section 1.01, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the Exchange Rate (or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Exchange Rate (or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.12          Reserved.

Section 1.13          Reserved.

Section 1.14          Reserved.

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Section 1.15          Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II

The Commitments and Credit Extensions

Section 2.01          Term Loans.

(a)            Subject to the terms and conditions set forth herein, each Lender with a Tranche A Term Loan Commitment severally, and not jointly, agrees to make the Tranche A Term Loans to the Borrowers on the Closing Date in an aggregate amount not to exceed the amount of such Lender’s Tranche A Term Loan Commitment.

(b)            Subject to the terms and conditions set forth herein, each Lender with a Tranche B Term Loan Commitment severally, and not jointly, agrees to make the Tranche B Term Loans to the Borrowers on the Closing Date in an aggregate amount not to exceed the amount of such Lender’s Tranche B Term Loan Commitment.

(c)            Subject to the terms and conditions set forth herein, each Lender with a Tranche C Term Loan Commitment severally, and not jointly, agrees to make the Tranche C Term Loans to the Borrowers on the Third Amendment Effective Date in an aggregate amount not to exceed the amount of such Lender’s Tranche C Term Loan Commitment.

(d)            ~~(c)~~ Amounts borrowed under this Section 2.01(a) ~~and~~, (b) and (c) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

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Section 2.02          Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which must be given in writing or via electronic mail. Each such notice must be received by the Administrative Agent not later than 4:00 p.m. (New York, New York time) one day prior to the Closing Date, with respect to the Borrowings on the Closing Date, and with respect to any other Borrowing, conversion or continuation, 1:00 p.m. (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing of, or conversion of Base Rate Loans to, SOFR Loans denominated in Dollars and (ii) one (1) Business Day before the requested date of any Borrowing of, or conversion of SOFR Loans to, Base Rate Loans denominated in Dollars. Each notice by the Lead Borrower pursuant to this Section 2.02(a) must be a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower and delivered to the Administrative Agent. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a minimum Dollar Amount of $5,000,000 or a whole multiple of a Dollar Amount of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a minimum Dollar Amount of $1,000,000 or a whole multiple of a Dollar Amount of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the Borrower’s wiring instructions. If with respect to SOFR Loans, the Lead Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Class of Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Lender shall make the amount of its Term Loan available to the Administrative Agent in Dollars in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York, New York time) on the Business Day specified in the applicable Committed Loan Notice. Upon receipt of all requested funds, the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower.

(c)            Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Term Loans denominated in Dollars may be requested as, converted to or continued as SOFR Loans.

(d)            The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of the Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “Prime Rate” used in determining the Base Rate promptly following the public announcement of such change.

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(e)            After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.

(f)            The failure of any Lender to make the Terms Loans to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loans on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.

(g)            Each Lender may, at its option, make any Term Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Term Loan in accordance with the terms of this Agreement, subject in each case to Sections 3.01 and 3.04 hereof.

Section 2.03          Reserved

Section 2.04          Reserved

Section 2.05          Prepayments. (a) (i) The Borrowers may, upon notice by the Lead Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay at par plus the Applicable Prepayment Premium, if any, any Class or Classes of Term Loans; provided that (1) such notice must be received by the Administrative Agent not later than (A) 1:00 p.m. (New York, New York time) three (3) Business Days prior to any date of prepayment of SOFR Loans (unless otherwise agreed by the Administrative Agent) and (B) 11:00 a.m. (New York, New York time) one (1) Business Day prior to the date of prepayment of Base Rate Loans; (2) any prepayment of SOFR Loans shall be in a principal Dollar Amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such prepayment notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Term Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(ii)            [Reserved].

(iii)           Notwithstanding anything to the contrary contained in this Agreement, the Lead Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all outstanding Term Loans, which refinancing shall not be consummated or shall otherwise be delayed.

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(iv)          Each prepayment pursuant to Section 2.05(a)(i) shall be applied to one or more Classes of Term Loans as directed by the Lead Borrower to the Administrative Agent by written notice at or prior to the time of such prepayment or, to the extent the Lead Borrower has not provided such notice to the Administrative Agent by the time of such prepayment, ratably across each class of Term Loans. Each prepayment of any Class of Term Loans pursuant to Section 2.05(a)(i) shall reduce future scheduled amortization payments of principal thereof pursuant to Section 2.07(a) as directed by the Lead Borrower by written notice to the Administrative Agent at or prior to the time of such prepayment or, to the extent the Lead Borrower has not provided such notice to the Administrative Agent by the time of such prepayment, in the direct order of maturity to the applicable Class of Term Loans.

(v)           Notwithstanding anything to the contrary in this Section 2.05, the Lenders may reject in accordance with the procedures set forth Section 2.05(b)(viii) any voluntary prepayment made with the proceeds of an intercompany loan that is made by a ~~Limited~~Foreign Guarantor to the Lead Borrower in lieu of a payment that is required to be made directly under the ~~Limited~~Foreign Guaranty, in each case, as a result of the sale of any assets of, or the Equity Interests in, any ~~Limited~~Foreign Guarantor.

(b)            Mandatory~~. (i) [Reserved]~~

. (i) If either of Aristech or Altuglas Disposes of any property or assets pursuant to Section 7.05(f)(xiv) or (xxi) or any Casualty Event occurs with respect to any property or assets of Aristech or Altuglas, as applicable, then Aristech or Altuglas, as applicable, shall cause to be prepaid on or prior to the date which is five (5) Business Days after the date of the realization or receipt thereby of such Net Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds realized or received (minus the amount of interest due and owing thereon); provided, that, if no Event of Default exists and Aristech or Altuglas, as applicable, intends in good faith to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Aristech or Altuglas, as applicable, in each case within 180 days of such receipt, such portion of such proceeds shall not be required to be used to repay the Term Loans pursuant to this Section 2.05(b)(i), except to the extent not, within 180 days of such receipt, so used to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Aristech or Altuglas, in which case Aristech or Altuglas, as applicable, shall cause to be prepaid on the date that is 180 days following the receipt of such Net Proceeds an aggregate principal amount of Term Loans (minus the amount of interest due and owing therein) in an amount equal to the portion of Net Proceeds that have not been so reinvested.

(ii)            JV Sale. Upon the occurrence of any JV Sale, the Borrowers shall cause to be prepaid on or prior to the date which is two (2) Business Days after the date of realization or receipt by the Co-Borrower or any other Loan Party of any Net Proceeds, an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds so realized or received (minus the amount of interest and Applicable Sale Premium due and owing thereon), together with accrued interest to the date of such payment on the aggregate principal amount of Term Loans so prepaid and the Applicable Sale Premium, if any.

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(iii)            JV Dividends. Upon the receipt by the Co-Borrower of any cash dividends from Americas Styrenics (other than (i) dividends received on account of a JV Sale and (ii) “Excess Cash Distributions (as such term is defined in the JV Agreement)) (such dividends, “Irregular Dividends”), in excess of $5,000,000 in any fiscal year (the “Annual Threshold”), the Co-Borrower shall cause to be prepaid on or prior to the date which is three (3) Business Days after the date of realization or receipt by the Co-Borrower of such Irregular Dividends in excess of the Annual Threshold, an aggregate principal amount of Term Loans in an amount equal to (A) 100% of such Irregular Dividends in excess of the Annual Threshold (minus the amount of interest and Applicable Sale Premium due and owing thereon), together with accrued interest to the date of such payment on the aggregate principal amount of Term Loans so prepaid and the Applicable Sale Premium, if any.

(iv)            Trinseo Credit Agreement. (A) If the Lead Borrower receives any proceeds as a result of any mandatory prepayment of the 2023 Refinancing Term Loans ~~or~~, the 2023 Incremental Term Loans or the 2025 Incremental Term Loans pursuant to Sections 2.05(b)(i) or 2.05(b)(ii) of the Trinseo Credit Agreement or any functionally equivalent provisions thereunder, the Borrowers shall cause to be prepaid on or prior to the date which is two (2) Business Days after the date of receipt of such proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of such proceeds (minus the amount of interest due and owing thereon), together with all accrued interest to the date of such payment on the aggregate principal amount of Term Loans so prepaid, but without any premium or penalty.

(B)            If the Lead Borrower receives any proceeds as a result of (x) any voluntary prepayment of the 2023 Refinancing Term Loans ~~or~~, the 2023 Incremental Term Loans or the 2025 Incremental Term Loans pursuant to Section 2.05(a) of the Trinseo Credit Agreement or any functionally equivalent provision thereunder or (y) any mandatory prepayment of the 2023 Refinancing Term Loans ~~or~~, the 2023 Incremental Term Loans or the 2025 Incremental Term Loans pursuant to Section 2.05(b)(iii) of the Trinseo Credit Agreement or any functionally equivalent provision thereunder, the Borrowers shall cause to be prepaid on or prior to the date which is two (2) Business Days after the date of receipt of such proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of such proceeds (minus the amount of interest and Applicable Sale Premium due and owing thereon), together with all accrued interest to the date of such payment on the aggregate principal amount of Term Loans so prepaid and the Applicable Prepayment Premium.

(v)           Excess Interest and Excess Amortization. Following the JV Sale, if (A) the First Lien Net Leverage Ratio, calculated on a pro forma basis in accordance with Section 1.10 of the Trinseo Credit Agreement, exceeds ~~3.50~~3.75:1.00 as of the most recently ended Test Period (as such term is defined in the Trinseo Credit Agreement) following the JV Sale and (B) the Lead Borrower receives any Excess Interest or Excess Amortization at any time following the JV Sale, the Borrowers shall cause to be prepaid on or prior to the date which is two (2) Business Days after the date of receipt of such Excess Interest or Excess Amortization an aggregate principal amount of Term Loans in an amount equal to 100% of Excess Interest and Excess Amortization (minus the amount of interest due and owing thereon), together with accrued interest to the date of such payment on the aggregate principal amount of Term Loans so prepaid, but without any premium or penalty.

(vi)           Indebtedness. If any Loan Party incurs or issues any Indebtedness (other than Indebtedness not prohibited under Section 7.03), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is one (1) Business Day after such Net Proceeds are received by any Loan Party, together with all accrued and unpaid interest thereon and the Applicable Prepayment Premium thereon.

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(vii)         Each prepayment of Term Loans pursuant to this Section 2.05(b) (A) shall be applied ratably to each Class of Term Loans then outstanding (other than any such Incremental Term Loans that are junior to the Tranche A Term Loans ~~and~~, the Tranche B Term Loans and the Tranche C Term Loans in right of payment or right of security), (B) shall be applied, with respect to future amortization applicable to each such Class for which prepayments will be made, in a manner determined at the discretion of the Lead Borrower in the applicable notice and, if not specified, in direct order of maturity to repayments thereof required pursuant to Section 2.07(a); provided that any mandatory prepayment pursuant to Section 2.05(b)(ii), (iii) and (v) shall be applied in the inverse order of maturity and (C) shall be paid to the Lenders in accordance with their respective Pro Rata Share of each such Class of Term Loans, subject to clause (viii) of this Section 2.05(b).

(viii)        The Lead Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to (A) clause (i), (ii) or (vi) of this Section 2.05(b) by 4:00 p.m. (New York, New York time) one (1) Business Day prior to the date of such prepayment and (B) clauses (iii),  (iv) or (v) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Lead Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment. Each Lender may reject all or a portion of its Pro Rata Share of (x) any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (iii), (iv) and (v) of this Section 2.05(b) and/or (y) a voluntary prepayment made pursuant to Section 2.05(a) with the proceeds of an intercompany loan that is made by a ~~Limited~~Foreign Guarantor to the Lead Borrower in lieu of a payment that is required to be made directly under the ~~Limited~~Foreign Guaranty, in each case, as a result of the sale of any assets of, or the Equity Interests in, any ~~Limited~~Foreign Guarantor, in each case by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Lead Borrower no later than 4:00 p.m. one Business Day prior to such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Term Loans of such Lender (with such non-declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrowers (such remaining Declined Proceeds, the “Borrower Retained Prepayment Amounts”). Notwithstanding the foregoing and solely to the extent there are any Declined Proceeds in connection with any prepayment pursuant to clause (iv) of this Section 2.05(b), the Lead Borrower shall (x) decline an equivalent amount of Net Proceeds that are due to the Lead Borrower in its capacity as the 2023 ~~Refinancing~~ Term Loan Lender or the ~~2023 Incremental~~2025 Term Loan Lender, as applicable, under and pursuant to the Trinseo Credit Agreement and (y) prepay the Term Loans of each Lender that has accepted or was deemed to accept such prepayment in accordance with such Lender’s Pro Rata Share of the Net Proceeds actually received from the Trinseo Lead Borrower.

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(c)            Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such SOFR Loan pursuant to Section 3.05.

(d)            JV Sale; Applicable Prepayment Premium Event. If any JV Sale or Applicable Prepayment Premium Event, as applicable, occurs, then the Borrowers will pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Sale Premium, in the case of a JV Sale, and the Applicable Prepayment Premium in the event of an Applicable Prepayment Premium Event (as applicable, the “Redemption Premium”). In any such case, the Redemption Premium shall constitute part of the Obligations payable by the Borrowers (and guaranteed by the Guarantors) in respect of the Term Loans, which Obligations are guaranteed by the Guarantors and secured by the Collateral, and constitutes liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to the Lenders as a result of any JV Sale or the relevant Applicable Prepayment Premium Event, as applicable, would be impracticable and extremely difficult to ascertain. The Redemption Premium is provided by mutual agreement of the Borrowers and the Guarantors and the Lenders as a reasonable estimation and calculation of such actual lost profits and other actual damages of such Lenders. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any JV Sale or any Applicable Prepayment Premium Event, as applicable, the Redemption Premium shall be automatically and immediately due and payable as though any Term Loans subject to such JV Sale or such Applicable Prepayment Premium Event were voluntarily prepaid as of the earliest such date and shall constitute part of the Obligations payable by the Borrowers (and guaranteed by the Guarantors) in respect of the Term Loans, which Obligations are secured by the Collateral. The Redemption Premium shall also be automatically and immediately due and payable if the Term Loans are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. THE BORROWERS AND THE GUARANTORS HEREBY EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING REDEMPTION PREMIUM IN CONNECTION WITH ANY SUCH EVENTS, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. The Borrowers and the Guarantors expressly agree (to the fullest extent it and they may lawfully do so) that with respect to the Redemption Premium payable under the terms of this Agreement: (i) the Redemption Premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Redemption Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Borrowers and the Guarantors giving specific consideration in this transaction for such agreement to pay the Redemption Premium; and (iv) the Borrowers and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers and the Guarantors expressly acknowledge that their agreement to pay the Redemption Premium as herein described is a material inducement to the Lenders’ agreement to enter into this Agreement.

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Section 2.06          Termination or Reduction of Commitments.

(a)            [Reserved].

(b)            Mandatory. The Tranche A Term Loan Commitment and the Tranche B Term Loan Commitment of each Lender shall be automatically and permanently reduced to $0 upon the funding of Tranche A Term Loans and the Tranche B Term Loans, as applicable, on the Closing Date. The Tranche C Term Loan Commitment of each Lender shall be automatically and permanently reduced to $0 upon the funding of Tranche C Term Loans on the Third Amendment Date.

(c)            [Reserved].

Section 2.07          Repayment of Loans.

(a)            Term Loans. (i) The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders (A) on the first Business Day of each April, July, October and January, (x) in the case of the Tranche A Term Loans and the Tranche B Term Loans, commencing January 2, 2024 and (y) in the case of the Tranche C Term Loans, commencing July 1, 2025, an aggregate principal amount equal to (x) in the case of Term Loan (other than the Tranche C Term Loans), 0.25% of the aggregate principal amount of all Term Loans (other than the Tranche C Term Loans) as of the Closing Date and (y) in the case of the Tranche C Term Loans, 0.25% of the aggregate principal amount of the Tranche C Term Loans as of the first borrowing thereof (in each case, which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (B) on the Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date.

(b)            Reserved.

(c)            Reserved.

Section 2.08          Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Term Loan that is maintained as a SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Term SOFR for such Interest Period plus (B) the Applicable Margin therefor and (ii) each Term Loan that is maintained as a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin therefor.

(b)           During the continuance of a Default or an Event of Default under Section 8.01(a), the Borrowers shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

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(c)            Interest on each Term Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that upon six (6) Business Days prior written notice to the Administrative Agent at any time on or prior to the 24 month anniversary of the Closing Date, the Borrowers may elect for any Interest Period to pay in kind up to 50% of interest on the Applicable Margin that accrues on or prior to the ~~date that is the~~ 24 month anniversary of the Closing Date (such election, a “PIK Interest Election”) (it being understood that all interest accruing on the Term Loans shall be paid in cash on and after the date that is the 24 month anniversary after the Closing Date). In the event the Borrowers make a PIK Interest Election, the portion of the Applicable Margin that is paid in kind shall be increased by 100 basis points. For the avoidance of doubt, for any period during which a PIK Interest Election is in effect, (i) in the case of any Term Loan maintained as a Base Rate Loan, 3.75% of the Applicable Margin shall be payable in cash and 4.75% of the Applicable Margin shall be paid in kind and (ii) in the case of any Term Loan maintained as a SOFR Loan, 4.25% of the Applicable Margin shall be payable in cash and 5.25% of the Applicable Margin shall be paid in kind. Any portion of accrued interest on any Term Loan that is paid in kind pursuant to this Section 2.08(c) shall automatically, by operation of the terms hereof, without the requirement for any Person to take any action or cause anything to be done in order to effectuate such payment, be deemed paid on the due date therefor, by deeming the equivalent Dollar Amount of such accrued interest to be automatically capitalized as an equivalent principal amount of the Term Loans, and, accordingly, such accrued interest amount shall be compounded onto, and added to the aggregate principal amount of the Term Loans outstanding immediately after to such payment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)            [Reserved].

(e)            [Reserved].

(f)            In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.09          Fees.

(a)            Administrative Agent Fee. The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time, including but not limited to, those set forth in the Agent Fee Letter.

(b)            Lender Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender on the Closing Date, the fees set forth in the Lender Fee Letter.

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(c)            Other Fees. ~~Each~~With respect to the Term Loans (other than the Tranche C Term Loans), each of the Applicable Sale Premium and the Applicable Prepayment Premium shall be deemed earned upon the Closing Date and shall be payable upon any JV Sale or Applicable Prepayment Premium Event, if any, in respect of the Term Loan (other than the Tranche C Term Loans) subject to such Applicable Sale Premium or the Applicable Prepayment Premium, as applicable. With respect to the Tranche C Term Loans, each of the Applicable Sale Premium and the Applicable Prepayment Premium shall be deemed earned upon the Third Amendment Effective Date and shall be payable upon any JV Sale or Applicable Prepayment Premium Event, if any, in respect of the Tranche C Term Loans subject to such Applicable Sale Premium or the Applicable Prepayment Premium, as applicable.

Section 2.10          Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “Prime Rate” shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid; provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11          Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made to the Borrowers, the Borrowers shall execute and deliver to such Lender a Term Note payable to such Lender, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loans and payments with respect thereto.

(b)            [Reserved].

(c)            Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

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Section 2.12          Payments Generally. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 4:00 p.m. (New York, New York time) on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 4:00 p.m. (New York, New York time) in the case of payments in Dollars may, at the Administrative Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)            Unless the Lead Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)             if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii)            if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Term Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Lead Borrower may have against any Lender as a result of any default by such Lender hereunder.

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A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(a)            If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(b)            The obligations of the Lenders hereunder to make Term Loans are several and not joint. The failure of any Lender to make any Term Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan.

(c)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(d)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Term Loans or other Obligations then owing to such Lender.

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Section 2.13          Sharing of Payments. (a) If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Term Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(b)            Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 2.13(a) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders and (y) the express provisions of Section 3.07, which permit disproportionate payments with respect to the Term Loans as, and to the extent, provided therein.

Section 2.14          Reserved.

Section 2.15          Reserved.

~~Section 2.16 Incremental Credit Extensions.~~

Section 2.16          ~~(a)~~ Reserved.

~~(b) Reserved.~~

~~(c) Reserved.~~

~~(d) Reserved.~~

~~(e) Reserved.~~

~~(f) Reserved.~~

~~(g) Reserved.~~

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~~(h) Incremental Equivalent Debt. The Borrowers may, upon notice by the Lead Borrower to the Administrative Agent, at any time after the Closing Date, issue, incur or otherwise obtain Indebtedness of Borrowers in respect of a single series of senior or subordinated notes or loans (which may be unsecured or secured solely on a junior lien basis to the Term Loans), and, in the case of notes, issued in a public offering, Rule 144A or other private placement or bridge in lieu of the foregoing (the “Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of Incremental Equivalent Debt incurred or issued under this clause (h) does not exceed $115,000,000, (ii) no Person other than a Loan Party shall provide a Guarantee or otherwise be an obligor with respect to such Incremental Equivalent Debt, (iii) the obligations in respect thereof shall not be secured by any Lien on any asset other than the Collateral, (iv) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (v) the security agreements and other collateral documents relating to such Incremental Equivalent Debt shall be substantially similar to the Collateral Documents (with such differences as are reasonably satisfactory to the Collateral Agent in its sole discretion), (vi) such Incremental Equivalent Debt shall be subject to a lien subordination and intercreditor arrangement reasonably satisfactory to the Lead Borrower and the Required Lenders, (vii) such Incremental Equivalent Debt shall have a final maturity date which is no earlier than 91 days after the then Maturity Date and a Weighted Average Life to Maturity which is no shorter than the Weighted Average Life to Maturity of the Term Loans, (viii) such Incremental Equivalent Debt that is junior in right of payment or security with respect to the Term Loans may only participate in any such mandatory repurchases and prepayments with respect to customary offers to repurchase and prepayment events upon an asset sale or event of loss on a junior basis to the Term Loans, (ix) [reserved] and (x) except as otherwise set forth in this clause (h), such Incremental Equivalent Debt shall have terms and conditions (other than with respect to pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Lead Borrower) to the lenders or holders providing such Incremental Equivalent Debt, than those applicable to the Term Loans (except for covenants or other provisions (a) conformed (or added) in the Loan Documents, for the benefit of the Lenders holding the Term Loans, pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Required Lenders or (b) applicable only to periods after the Maturity Date at the time of the issuance or incurrence of such Incremental Equivalent Debt). The Borrowers will use the proceeds of the Incremental Equivalent Debt (if any) solely to exchange, redeem or refinance in full the 2025 Senior Notes that remain outstanding after the Closing Date.~~

~~(i) Reserved.~~

~~(j) This Section 2.16 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.~~

Section 2.17          Reserved.

Section 2.18          Reserved.

Section 2.19          Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

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(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the funding of any Term Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Term Loans were made at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Reserved.

(b)           Defaulting Lender Cure. If the Lead Borrower and the Administrative Agent agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20          Borrower Obligations Joint and Several. (a) Each Borrower hereby designates and appoints the Lead Borrower as its agent, attorney-in-fact and legal representative on its behalf for all purposes, including issuing Committed Loan Notices; giving instructions with respect to the disbursement of the proceeds of the Term Loans; paying, prepaying and reducing loans, commitments, or any other amounts owing under the Loan Documents; selecting interest rate options; giving, receiving, accepting and rejecting all other notices, consents or other communications hereunder or under any of the other Loan Documents; and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Lead Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Lead Borrower on behalf of one or more Borrowers as a notice or communication from such Borrower. Each warranty, covenant, agreement and undertaking made on behalf of the Co-Borrower by the Lead Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. Any action, notice, delivery, receipt, acceptance, approval, rejection or any other undertaking under any of the Loan Documents to be made by the Lead Borrower in respect of the Obligations of the Co-Borrower shall be deemed, where applicable, to be made in the Lead Borrower’s capacity as representative and agent on behalf of each Borrower, and any such action, notice, delivery, receipt, acceptance, approval, rejection or other undertaking shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

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(b)            The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full in Same Day Funds has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of either Borrower’s liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against either Borrower or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. Each Borrower hereby acknowledges that this Agreement is the joint and several obligation of each Borrower (regardless of which Borrower shall have delivered a Committed Loan Notice) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Term Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Term Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

Section 2.21          Benchmark Replacement Setting. (a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Lead Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Lead Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.20(a) will occur prior to the applicable Benchmark Transition Start Date.

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(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Lead Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Lead Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

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Section 2.22          Tax Treatment. Each of the Loan Parties, the Lenders and the Administrative Agent agree (a) that the Term Loans are debt for U.S. federal income tax purposes, (b) that such debt instrument is issued with OID, (c) that such debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4, (d) that the Lead Borrower shall determine the amount of OID on the Term Loans, and (e) to adhere to this treatment for U.S. federal income tax purposes (including withholding obligations of the Borrowers, if any) and not to take any action or file any tax return, report or declaration inconsistent herewith (including with respect to the amount of OID on the Term Loans as determined in accordance with clause (e)). This Section 2.22 is not an admission by any holder that it is subject to U.S. taxation.

Article III

Taxes, Increased Costs Protection and Illegality

Section 3.01          Taxes.

(a)            Payments Free of Taxes. Except as provided in this Section 3.01, or as required by applicable Law, any and all payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, excluding, in the case of each Agent and each Lender, (1) Taxes imposed on or measured by its net income, however denominated, franchise Taxes imposed on it in lieu of net income Taxes, and branch profits Taxes, in each case, (i) imposed by a jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or Administrative Agent is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or Administrative Agent’s principal office or applicable Lending Office is located, or (ii) that are Other Connection Taxes, (2) Taxes attributable to such Recipient’s failure to comply with Section 3.01(d), and (3) any U.S. federal withholding Taxes imposed under FATCA (all such excluded Taxes being hereinafter referred to as “Excluded Taxes”, and (x) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (y) to the extent not otherwise described in (x), Other Taxes, being hereinafter referred to as “Indemnified Taxes”). If the Loan Party or other applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Recipient, (i) if such Taxes are Indemnified Taxes, then the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01), each of such Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings, (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Loan Party is the applicable withholding agent, such Loan Party shall furnish to the Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Agent.

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In addition, each Borrower (jointly and severally) agrees to timely pay any and all present and future stamp, transfer, sales and use, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, including additions to Tax, penalties and interest related thereto (all taxes described in this paragraph of Section 3.01(a) being hereinafter referred to as “Other Taxes”), save for any Luxembourg Taxes payable upon a voluntary registration of the Loan Document with the Registration and Estates department (Administration de l’Enregistrement, des Domaines et de la TVA), if such voluntary registration is not required to maintain, preserve, establish or enforce the rights of that Loan Party.

(b)            Indemnification by the Borrowers. Each Borrower (jointly and severally) and each Guarantor agrees to indemnify each Recipient, within 10 days demand therefor, for (i) the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Recipient, as the case may be, provides the Lead Borrower or such Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. A certificate as to the amount of such payment or liability delivered to the Lead Borrower or such Guarantor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)            Indemnification by the Lenders. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

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(d)            Tax Administration Formalities.

(i)            Each Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the requesting Loan Party and the Administrative Agent, at the time or times reasonably requested by the such Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Loan Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission (1) would subject such Lender to any material unreimbursed cost or expense (it being understood that the completion, execution and submission of any documentation no more burdensome than that required for U.S. federal income withholding will not for purposes of this subsection (1) give rise to an exception from the preceding sentence and shall not be considered material unreimbursed cost or expense) or (2) would materially prejudice the legal or commercial position of such Lender (it being understood that the completion, execution and submission of the applicable United States Internal Revenue Service Form W-8 shall not give rise to an exception from the preceding sentence or otherwise be considered prejudicial to the position of a Recipient); provided, however, that in no event shall the Lenders be required to provide its Tax returns or its calculations.

(ii)           Each Recipient shall confirm whether it is entitled to receive payments under any Loan Document free from withholding under FATCA and shall provide any documentation, forms and other information relating to its status under FATCA reasonably requested by the Loan Parties sufficient for the Loan Parties to comply with their obligations under FATCA and to determine whether such Recipient has complied with such applicable reporting requirements.

(iii)          Without limiting the generality of the foregoing,

(A)            any Lender that is a U.S. person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B)            any Lender that is not a U.S. person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), applicable Internal Revenue Service Form W-8, together with all required attachments, certifying the status of such Lender and, if applicable, its beneficial owners, including in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(e)            Designation of Different Lending Office. If any Recipient requests compensation under Section 3.04, or requires the Borrowers or any Loan Party to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.01, then such Recipient shall (at the request of the Lead Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment.

(f)            Treatment of Certain Refunds. If any Recipient determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to the Loan Party, net of all reasonable out-of-pocket expenses of the Recipient, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Recipient on such interest); provided that the Loan Parties, upon the request of the Recipient, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Recipient be required to pay any amount to the Loan Party pursuant to this paragraph (f) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This section shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to Taxes that it deems confidential) to the Borrowers or any other Person.

(g)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)            All amounts set forth in a Loan Document to be payable by any Loan Party to a Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (j) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any Loan Party under a Loan Document and such Lender or Agent is required to account to the relevant taxing authority for the VAT, that Loan Party shall pay to the relevant Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender or Agent shall promptly provide an appropriate VAT invoice to such Loan Party).

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(i)            If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration) (i) (where the Supplier is the Person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and (ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(j)            Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender or Agent for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(k)            Any reference in paragraphs 3.01(h)-(l) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(l)            In relation to any supply made by a Party to any other Party under a Loan Document, if reasonably requested by such Party, that other Party must promptly provide such Party with details of that other Party’s VAT registration and such other information as is reasonably requested in connection with such Party’s VAT reporting requirements in relation to such supply.

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Section 3.02          Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund SOFR Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Lead Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans; and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03          Inability to Determine Rates. Subject to Section 2.20, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the applicable Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Term Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Lead Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Lead Borrower, any obligation of the applicable Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Lead Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Lead Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to the “Term SOFR” component of the definition of “Base Rate” until the Administrative Agent revokes such determination.

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Section 3.04          Increased Cost and Reduced Return; Capital Adequacy. (a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any SOFR Loans, or a reduction in the amount received or receivable by such Lender in connection with the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (1) Indemnified Taxes or Excluded Taxes or (2) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the SOFR Loan (or of maintaining its obligations to make any Term Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)            If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)            [Reserved].

(d)            [Reserved].

(e)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(f)            If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Lead Borrower, use reasonable efforts to designate another Lending Office for any Term Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(f) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

(g)            For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

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Section 3.05          Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any SOFR Loan of either Borrower on a day other than the last day of the Interest Period for such Term Loan; or

(b)            any failure by the Borrowers (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any SOFR Loan of the Borrowers on the date or in the amount notified by the Lead Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06          Matters Applicable to All Requests for Compensation. (a)  Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Lead Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)            With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Lead Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Lead Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Lead Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable SOFR Loan, or, if applicable, to convert Base Rate Loans into SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)            If the obligation of any Lender to make or continue any SOFR Loan, or to convert Base Rate Loans into SOFR Loans, shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such SOFR Loans (or, in the case of any immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable SOFR Loans shall be applied instead to its Base Rate Loans; and

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(ii)            all Term Loans that would otherwise be made or continued from one Interest Period to another by such Lender as SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into SOFR Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Lead Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding SOFR Loans, to the extent necessary so that, after giving effect thereto, all Term Loans held by the Lenders holding SOFR Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07         Replacement of Lenders under Certain Circumstances. (a)  If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any SOFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Lead Borrower may on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender and, in the case of clause (y) below only, with the prior written consent of the Required Lenders; provided that such consent shall not be required in the case of the termination of Commitments of Defaulting Lenders, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign, at par, pursuant to Section 10.07(b) (with the assignment fee to be paid by the Lead Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees, none of which shall constitute a Defaulting Lender; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Lead Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender and repay all Obligations of the Lead Borrower owing to such Lender relating to the Term Loans; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.

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(b)            Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Term Loans, and (ii) deliver any Term Notes evidencing such Term Loans to the Lead Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Term Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Term Loans, Commitments shall be paid in full by the assignee Lender to such assigning Lender (other than any amounts owing to the assigning Lender pursuant to Section 3.05, which shall be paid in full by the Borrowers) concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Term Note or Term Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Term Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)            [Reserved].

(d)            In the event that (i) the Lead Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Term Loans and (iii) the Required Lenders have agreed (but solely to the extent required by Section 10.01) to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08          Survival. All of obligations of the Lead Borrower and the Co-Borrower under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV

Conditions Precedent to Credit Extensions

Section 4.01          Conditions Precedent to Funding of Tranche A Term Loans. The obligation of each Lender to make the Tranche A Term Loans on the Closing Date is subject at the time of the making of such Tranche A Term Loans to the satisfaction of the following conditions:

(a)            Credit Agreement; Term Notes. This Agreement shall have been duly executed and delivered by the Borrowers and each Guarantor and there shall have been delivered to the Administrative Agent for the account of each of the Lender, a Term Note executed by the Borrowers in favor of each Lender in respect of the Tranche A Term Loans, in each case in the amount, maturity and as otherwise provided herein.

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(b)            Security. (i)  The Lenders shall have received the results of (x) Uniform Commercial Code lien searches and (y) judgment and tax lien searches and other customary searches, made with respect to the Domestic Loan Parties in the states or other jurisdictions of formation of such Person and with respect to such other locations and names listed on the Perfection Certificate, together with (in the case of clause (x)) copies of the financing statements (or similar documents) disclosed by such search, (ii) the ~~Security~~Pledge Agreement shall have been duly executed and delivered by each Domestic Loan Party, (iii) the Intercompany Parent Note and accompanying allonge; (iv) each of the Luxembourg Share Pledge Agreement and the Luxembourg Receivables Pledge Agreement shall have been duly executed and delivered by each relevant Loan Party; (v) certificates representing the pledged Equity Interest of the Borrowers accompanied by undated stock powers executed in blank (or the equivalent in other jurisdictions, including with respect to the Lead Borrower a copy of its shareholders' register (registre des associés) evidencing the registration of the pledge created under the Luxembourg Share Pledge Agreement) and (vi) documents and instruments to be recorded, filed or stamped (including the UCC financial statements) that the Collateral Agent and the Lenders may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement.

(c)            Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, an opinion of (A) Ropes & Gray LLP, special counsel for the Loan Parties and (B) from each local counsel for the Foreign Loan Parties (or counsel for the Lenders if it is customary in the relevant jurisdiction for such counsel to deliver such opinion), in each case, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders, in each case in form and substance reasonably satisfactory to the Administrative Agent and customary for senior secured credit facilities in transactions of this kind.

(d)            Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of Parent, or, if no chief financial officer has been appointed, from a Responsible Officer of Parent, in the form of Exhibit G hereto.

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(e)            Luxembourg Deliverables. The Administrative Agent shall have received for each Luxembourg Loan Party, a certificate signed by a manager (gérant) of such Luxembourg Loan Party dated as of the Closing Date including the following documents and certifications (i) its up-to-date articles of association, (ii) a copy of the resolutions duly adopted by the board of managers of such Luxembourg Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Luxembourg Loan Party is a party and the granting of Liens to secure the Loan Parties’ Obligations hereunder, and, in the case of the Lead Borrower, the borrowings hereunder, (iii) an excerpt (extrait) from the R.C.S. Luxembourg dated as of the Closing Date, (iv) a certificate of non-registration of judicial decisions or of administrative dissolution without liquidation (certificat de non-inscription d'une décision judiciaire ou de dissolution administrative sans liquidation), from by the R.C.S. Luxembourg dated as of the Closing Date, (v) it is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, administrative dissolution without liquidation (dissolution administrative sans liquidation), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally in Luxembourg or abroad, or any analogous procedure in any jurisdiction, nor subject to any proceedings under the Insolvency Regulation, no application has been made or is to be made by its managers or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings, it is not in a cessation of payments (cessation de paiements) and has not lost its creditworthiness (ébranlement de crédit), (vi) specimen signatures of each person authorised to executed the Loan Documents to which it is a party, (vii) it complies with the Luxembourg legislation and regulations on the domiciliation of companies, and in particular with the Luxembourg Act dated 31 May 1999 on the domiciliation of companies, as amended from time to time, (viii) that borrowing, securing or guaranteeing, as applicable, the Aggregate Commitments, will not exceed any borrowing, security, guarantee or similar limit binding on such Luxembourg Loan Party to be exceeded, and (ix) that each copy document relating to it specified in this Article IV (Conditions Precedent to Credit Extensions) is correct, complete and in full force and effect as at a date no earlier than the Closing Date.

(f)            Insurance. The Administrative Agent shall have received certificates of insurance complying with the requirements of Section 6.07(b) for the business of the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee.

(g)            Organization Documents. The Administrative Agent shall have received (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party (other than a Luxembourg Loan Party), certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing or comparable certificate under applicable law (where relevant) of each Loan Party (other than a Luxembourg Loan Party) as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary or other Responsible Officer under applicable law of each Loan Party (other than a Luxembourg Loan Party) dated the Closing Date and certifying (where relevant) (A) that attached thereto is a true and complete copy of the Organization Documents of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or board of managers (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the granting of Liens to secure the Loan Parties’ Obligations hereunder, and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) (save in respect of each Luxembourg Loan Party) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing or comparable certificate under applicable law furnished pursuant to clause (i) above, (D) as to (if applicable) the incumbency and specimen signature of each Responsible Officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer or manager as to the incumbency and specimen signature of the Secretary or Assistant Secretary or comparable officer under applicable law executing the certificate pursuant to clause (ii) above, (E) if required by the articles of association or laws of the jurisdiction of its incorporation or organization of any Loan Party (if applicable) or in the context of any pledge of shares granted over the shares in the capital in any Loan Party, a copy of a resolution of the general meeting or a resolution in writing signed by all the holders of the issued shares (if applicable) of that company, (F) if applicable, a copy of a resolution signed by the supervisory board of the relevant Loan Party, and (G) such other matters that are customarily included in a certificate of this nature in the jurisdiction of its incorporation or organization.

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(h)            Designation. On or before the Closing Date, the Administrative Agent shall have received evidence satisfactory to it that each of the Co-Borrower and Holdings have been designated by the Board of Directors of the Trinseo Lead Borrower as an “Unrestricted Subsidiary” for purposes of, in accordance with and pursuant to the Trinseo Credit Agreement, the 2025 Senior Notes and the 2029 Senior Notes, respectively.

(i)            Fees, Etc. All duties, fees, reasonable costs and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Agents (including pursuant to the Agent Fee Letter) and the Lenders (including pursuant to the Lender Fee Letter) or otherwise payable in respect of the Transactions shall have been paid to the extent due.

(j)            USA PATRIOT Act. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Borrowers reasonably requested by the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(k)            Equity Contribution. The Administrative Agent and the Lenders shall have received a certificate duly executed by a Responsible Officer of the Parent certifying that with the proceeds of the Tranche A Term Loans, the Lead Borrower will immediately make the Intercompany Parent Note to Parent, and immediately thereafter, Parent will make an equity contribution in an amount not less than $125,000,000 to Trinseo Holdings, and Trinseo Holdings will immediately thereafter contribute the same to Trinseo Lead Borrower, which equity contribution shall be designated as an “Excluded Contribution” (as such term is defined in the 2025 Senior Indenture and the 2029 Senior Indenture) for purposes of the 2025 Senior Indenture and the 2029 Senior Indenture (the “Equity Contribution”).

Section 4.02          Conditions Precedent to Funding of Tranche B Term Loans. The obligation of each Lender to make the Tranche B Term Loans on the Closing Date is subject at the time of the making of such Tranche B Term Loans to the satisfaction of the following conditions:

(a)            JV Interests. The Administrative Agent and the Lenders shall have received a true, correct and complete copy of the transfer agreement pursuant to which Trinseo LLC has transferred the JV Interests to the Co-Borrower and an Officer’s Certificate duly executed by a Responsible Officer of the Co-Borrower certifying that, upon giving effect to such transfer, the Co-Borrower directly owns the JV Interests free and clear of all Liens.

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(b)            Term Notes. A Term Note executed by the Borrowers in favor of each Lender in respect of the Tranche B Term Loans, in each case in the amount, maturity and as otherwise provided herein.

(c)            2023 Incremental and Refinancing Amendment; Refinancing. The Lead Borrower shall substantially simultaneously with the funding of the Tranche B Term Loans enter into the 2023 Incremental and Refinancing Amendment.

(d)            Equity Contribution. The Equity Contribution shall have been consummated.

Section 4.03          All Credit Events. The obligation of each Lender to make any Credit Extension (other than a Committed Loan Notice requesting only a conversion of Term Loans to the other Type, or a continuation of SOFR Loans) is subject to the following conditions precedent:

(a)            The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)            No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)            The Administrative Agent shall have received a Committed Loan Notice in respect of the requested Borrowing in accordance with the requirements hereof.

Each Committed Loan Notice requesting a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Term Loans to the other Type, or a continuation of SOFR Loans) submitted by the Lead Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

For purposes of determining compliance with the conditions specified in Sections 4.01, 4.02 and 4.03 on the Closing Date, each Lender that has signed or authorized the signing of this Agreement shall be deemed to have been satisfied with each document or other matter under Sections 4.01, 4.02 and 4.03 that is required to be acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

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Article V

Representations and Warranties

Each of the Loan Parties represents and warrants to the Agents and the Lenders on the Closing Date and at the time of each Credit Extension that:

Section 5.01          Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except, in each case referred to in clause (a) (other than with respect to each Borrower), (b)(i) (other than with respect to each Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any material Law; except with respect to any conflict, breach, contravention or payment (but not the creation of any Lien) referred to in clause (ii)(x), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03          Governmental Authorization; Other Consents. (a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect, as applicable, the Liens or register the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been (or, within the applicable period set out in the relevant Collateral Document, will be) duly obtained, taken, given or made and are or (within such applicable period will be) in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

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(b)            Any Luxembourg Loan Party has carried out its activities and will continue to carry out its activities in a manner which complies with all relevant regulatory requirements regarding activities of the financial sector and in a manner which does not require it to be authorized under the Luxembourg Act, dated April 5, 1993, on the financial sector, as amended.

Section 5.04          Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitute legal, valid and binding obligations of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, registrations and, with respect to Collateral owned by Foreign Loan Parties, any other perfection steps necessary to create or perfect or register the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Loan Parties and intercompany Indebtedness owed by Foreign Loan Parties.

Section 5.05          Financial Statements; No Material Adverse Effect. (a) To the knowledge of the Lead Borrower, the Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of Americas Styrenics as of the dates thereof and the results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and absence of footnotes.

(b)            Since December 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07          Ownership of Property; Liens. (a) Each of the Loan Parties has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)            Schedule 6 to the Perfection Certificate dated as of the ~~Closing~~Third Amendment Effective Date contain a true and complete list of all Real Property owned by the Loan Parties as of the ~~Closing~~Third Amendment Effective Date.

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Section 5.08          Environmental Matters. Except as disclosed in Schedule 5.08(a) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            each Loan Party is in compliance with all applicable Environmental Laws, and has obtained, and is in compliance with, all Environmental Permits required of any of them under applicable Environmental Laws;

(b)            there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of the Lead Borrower, threatened in writing, under any Environmental Law or to revoke, suspend or modify any Environmental Permit held by any of the Loan Parties under applicable Environmental Laws;

(c)            none of the Loan Parties has agreed to assume or accept responsibility, by contract or otherwise, for any Environmental Liability of any other Person; and

(d)            there are no facts, circumstances or conditions relating to the past or present business or operations of any of the Loan Parties or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any Real Property at any time owned, leased or operated by any of them, that could reasonably be expected to give rise to any Environmental Liability on the part of the Loan Parties.

Section 5.09          Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties have timely filed all returns, statements, forms and reports for Taxes required to be filed, and such returns accurately reflect all liability for Taxes of the Loan Parties for the periods covered thereby. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties have timely paid all Taxes levied or imposed upon them or their properties that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such Taxes. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Loan Parties, threatened by any authority regarding any Taxes relating to the Loan Parties, nor is there any proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10          ERISA Compliance. (a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws and regulations.

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(b)            (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made; (ii) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Loan Party or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses (i) through (iv) of this Section 5.10(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)            Except as could not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Pension Plan maintained or administered by a Loan Party has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made by a Loan Party with respect to a Foreign Pension Plan have been timely made and the Loan Parties have not incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and (iii) each Foreign Pension Plan maintained or administered by the Loan Party is funded to the extent required by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which such Foreign Pension Plan is maintained.

Section 5.11          Subsidiaries; Equity Interests. As of the ~~Closing Date, no Loan Party has any Subsidiaries other than~~Third Amendment Effective Date, (a) the Lead Borrower ~~and~~, Trinseo Holdings ~~are~~, Trinseo Europe, Aristech and Altuglas are indirect wholly-owned Subsidiaries of Parent and (b) the Co-Borrower is a wholly-owned Subsidiary of Holdings. All of the outstanding Equity Interests owned by the Loan Parties in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the ~~Closing~~Third Amendment Effective Date, the Perfection Certificate (a) sets forth the name and jurisdiction of each Guarantor and each Borrower and (b) sets forth the ownership interest of each Guarantor and each Borrower, including the percentage of such ownership.

Section 5.12          Margin Regulations; Investment Company Act. (a) No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)            None of the Borrowers or any other Loan Party is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13          Disclosure. To the best knowledge of the Lead Borrower, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrowers represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation of such materials; it being understood that such projections may vary from actual results and that such variances may be material.

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Section 5.14          Designation. As of the ~~Closing~~Third Amendment Effective Date and at all times thereafter, each of the Co-Borrower ~~and~~, Holdings, Altuglas and Aristech shall have been designated by the Board of Directors of Trinseo Lead Borrower and shall remain an “Unrestricted Subsidiary” of the Trinseo Lead Borrower and its Restricted Subsidiaries for purposes of, in accordance with and pursuant to the Trinseo Credit Agreement, the ~~2025 Senior Notes, the 2029 Senior Notes~~Super-Priority Revolving Credit Agreement and any other Indebtedness of the Trinseo Lead Borrower and its Restricted Subsidiaries at any time outstanding, including without limitation, any refinancing Indebtedness of any of the foregoing.

Section 5.15          Intellectual Property; Licenses, Etc~~. No Loan Party owns, licenses or possesses the right to use any trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, domain names, software, trade secrets, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”). No claim, accused infringements or litigation regarding any of the IP Rights is pending or threatened in writing against any Loan Party.~~

. Trinseo Europe owns or otherwise has the right to license to Aristech and Altuglas, as applicable, the Specified IP Rights licensed under the applicable Specified IP License Agreement. To the knowledge of Trinseo Europe, Aristech and Altuglas, respectively, no use of Specified IP Rights, or the operation of their respective businesses as currently conducted, including the use, manufacture, or sale of any product, infringes or misappropriates upon any IP Rights held by any Person. Other than Trinseo Europe, Aristech and Altuglas, no other Loan Party owns, licenses or possesses the right to use any Specified IP Rights in North America. No written claim, written accusations of infringements or litigation regarding any of the IP Rights is pending or, to the knowledge of each Loan Party, threatened in writing against any Loan Party.

Section 5.16          Solvency. On the ~~Closing~~Third Amendment Effective Date, upon giving effect to the Third Amendment Transactions, the Loan Parties, when taken as a whole, are Solvent.

Section 5.17          Subordination of Junior Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.18          Collateral Documents; Valid Liens. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents and any other documents and instruments necessary to satisfy the Collateral and Guarantee Requirement, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Administrative Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, except as otherwise provided hereunder, including subject to Liens permitted by Section 7.01, a legal, valid, enforceable and perfected first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.

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Section 5.19          Centre of Main Interest. For the purposes of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each Guarantor and each Borrower that is incorporated in a jurisdiction within the European Union is situated in the jurisdiction of its registered office and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

Section 5.20          Pensions Act. (a) No Loan Party is or has been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 as amended).

(b)            No Loan Party is or has been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

Section 5.21          Reserved.

Section 5.22          USA Patriot Act, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions(d)          . (a) The Loan Parties and their respective directors, officers and employees and, to the knowledge of the Loan Parties, the agents of the Loan Parties, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

(b)            None of the Loan Parties, or any director, officer, or to the knowledge of the Loan Parties, any controlled Affiliate of any of the Loan Parties is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria).

(c)            (i) None of the Loan Parties will directly or indirectly, use the proceeds of the Term Loans in violation of applicable Sanctions or otherwise knowingly make available such proceeds to any Person for the purpose of financing the activities or business of or with any Sanctioned Person, or in any Sanctioned Country, (ii) none of the Loan Parties, their respective directors, officers or employees or, to the knowledge of Parent, any controlled Affiliate of the Loan Parties or their respective Subsidiaries that will act in any capacity in connection with or benefit from the Term Loans, is a Sanctioned Person and (iii) none of the Loan Parties, to the knowledge of the Loan Parties, their respective directors, officers and employees are in violation of applicable Sanctions in any material respect.

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Section 5.23          Luxembourg Specific Representations. (i) Each Luxembourg Loan Party is in compliance with the Luxembourg Act dated May 31, 1999 on the domiciliation of companies, as amended from time to time and all related regulations and (ii) the head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Insolvency Regulation) the center of main interests (centre des intérêts principaux) of each Luxembourg Loan Party in Luxembourg is located at the place of its registered office (siège statutaire) in Luxembourg.

Article VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Term Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date, each Loan Party shall:

Section 6.01          Financial Statements. (a) Deliver to the Administrative Agent for prompt further distribution to each Lender, within ninety (90) days after the end of each fiscal year completed after the Closing Date, a balance sheet of Americas Styrenics as at the end of such fiscal year, and the related statements of income or operations, stockholders’ equity and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of the impending maturity of any Indebtedness);

(b)            Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Americas Styrenics completed after the Closing Date, a balance sheet of Americas Styrenics as at the end of such fiscal quarter and the related (i) statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, certified by a Responsible Officer of the Co-Borrower as to the best of his or her knowledge, fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Americas Styrenics in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)            Solely to the extent requested by a Lender in writing (email acceptable) on or after ninety (90) days following the end of each fiscal year of Americas Styrenics completed after the Closing Date, promptly deliver to such Lender a detailed budget for the following fiscal year on a quarterly basis and for the next succeeding two years on an annual basis (including statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”). For the avoidance of doubt, no Lender shall be delivered the Projections unless requested in accordance with this clause (c);

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(d)            Deliver to the Administrative Agent for prompt further distribution to each Lender, (i) no later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers completed after the Closing Date and (ii) no later than ninety (90) days after the end of each fiscal year of the Borrowers completed after the Closing Date, a cash transaction report for each Borrower substantially in the form delivered to the Administrative Agent prior to the Closing Date.

(e)            no later than seven (7) Business Days after the end of calendar month, cause to be delivered to the Administrative Agent for prompt further distribution to each Lender, a certificate executed by a Responsible Officer of the Trinseo Lead Borrower providing detailed calculations of Liquidity for the calendar month most recently ended; ~~and~~

(f)            Deliver to the Administrative Agent for prompt further distribution to each Lender, each set of consolidated financial statements and Projections of the Trinseo Lead Borrower and its ~~Restricted~~ Subsidiaries delivered pursuant to Sections 6.01(a), (b), (c) and (d) of the Trinseo Credit Agreement promptly (but in no event later than one (1) Business Day) following delivery of same to the Lead Borrower~~.~~;

(i)            Solely to the extent requested by a Lender in writing (email acceptable), on or after one hundred twenty (120) days following the end of each fiscal year, deliver to such Lender abbreviated management prepared separate balance sheets of Aristech and Altuglas, at the end of such fiscal year, and the related management prepared EBITDA statements and abbreviated sources and uses of EBITDA cash statements for such period (with a table showing capital expenditures, turnarounds (including major maintenance activities, if applicable) and changes in net working capital components (including inventory, accounts receivable and accounts payable)), in each case, generated based on management’s internal reporting system; and

(j)            Solely to the extent requested by a Lender in writing (email acceptable), deliver to such Lender within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Aristech and Altuglas, abbreviated management prepared separate balance sheets of Aristech and Altuglas, at the end of such fiscal quarter, and the related management prepared EBITDA statements, in each case generated based on management’s internal reporting system.

Notwithstanding the foregoing, the obligations in clause (a) and  (f) of this Section 6.01 may be satisfied with respect to financial information of the Trinseo Lead Borrower and its Restricted Subsidiaries by furnishing the Trinseo Lead Borrower’s (or any parent’s) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that (i) to the extent such information relates to a parent of Trinseo Lead Borrower, such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Trinseo Lead Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.

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Documents required to be delivered pursuant to this Section 6.01 and Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Lead Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Lead Borrower shall deliver paper copies of such documents (which may be electronic copies delivered via electronic mail) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Lead Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 6.02          Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)            no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b) of the Trinseo Credit Agreement to the Lead Borrower, a true, correct and complete copy of a duly completed Compliance Certificate (as defined in the Trinseo Credit Agreement) signed by a Responsible Officer of the Trinseo Lead Borrower;

(b)            promptly (and in any event within one (1) Business Day), true, correct and complete copies of all notices, certificates, reports and other information delivered by the Trinseo Lead Borrower or its Subsidiaries to the Lead Borrower pursuant to Section 6.02 of the Trinseo Credit Agreement;

(c)            promptly (and in any event within three (3) Business Days), true, correct and complete copies of all material notices (including, without limitation, notices of redemption and notices of default), certificates, reports and other information delivered by (x) the Trinseo Lead Borrower or the Trinseo Co-Borrower in connection with the ~~2025 Senior Notes and the 2029 Senior~~Super-Priority Revolving Credit Agreement and (y) any Loan Party in connection with the Second Lien Notes; and

(d)            promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties, Trinseo Lead Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents ~~or~~, the Trinseo Credit Agreement or the Super-Priority Revolving Credit Agreement as the Administrative Agent or any Lender may from time to time reasonably request.

Section 6.03          Notices. Promptly after a Responsible Officer of any Loan Party has obtained actual knowledge thereof, notify the Administrative Agent:

(a)            of the occurrence of any Default or “Default” (as such term is defined in the Trinseo Credit Agreement) under the Trinseo Credit Agreement;

(b)            of the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect or the occurrence of an “ERISA Event” (as such term is defined in the Trinseo Credit Agreement) under the Trinseo Credit Agreement which could reasonably be expected to result in a “Material Adverse Effect” (as such term is defined in the Trinseo Credit Agreement);

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(c)            of the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against (i) the Lead Borrower or any other Loan Party that could in each case reasonably be expected to result in a Material Adverse Effect or (ii) Trinseo Lead Borrower or any Trinseo Loan Party that could in each case reasonably be expected to result in a “Material Adverse Effect” (as such term is defined in the Trinseo Credit Agreement).

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Lead Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Lead Borrower or the respective Loan Party has taken and proposes to take with respect thereto (or in the case of notices delivered under the Trinseo Credit Agreement, stating what action the Trinseo Lead Borrower or any Trinseo Loan Party has taken or proposes to take with respect thereto).

Section 6.04          Payment of Taxes. Pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05          Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business.

Section 6.06          Maintenance of Properties. Except (i) if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) for Dispositions permitted by Section 7.05 (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in as good a working order, repair and condition, as they were in on the date hereof, ordinary wear and tear excepted and fire, casualty or condemnation excepted, (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business, and (c) maintain or renew all of its registered or issued intellectual property.

Section 6.07          Maintenance of Insurance.

(a)            Generally. Maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties) as are customarily carried under similar circumstances by such other Persons, including comprehensive “all risk” or special causes of loss form insurance and commercial general liability insurance.

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(b)            Requirements of Insurance. All such insurance shall name the Collateral Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

(c)            Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Laws.

(d)            If the Borrowers shall fail to maintain insurance in accordance with this Section 6.07, or if the Borrowers shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrowers agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance. The provisions of this Section 6.07 shall be deemed supplemental to, but not duplicative of, the provisions of any Collateral Documents that require the maintenance of insurance.

Section 6.08          Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except, in each case, if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09          Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Borrowers, as the case may be (it being understood and agreed that certain Foreign Loan Parties maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10          Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of such Loan Party’s properties, to examine such Person’s corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss such Person’s affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that the Administrative Agent and the Lenders shall not exercise such rights more often than two (2) times in the aggregate during any calendar year and only one (1) such time shall be at the Borrowers’ expense; provided further that when an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties shall be required to disclose, or permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney client or similar privilege or constitutes attorney work-product.

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Section 6.11          Additional Collateral. At the Borrowers’ expense, subject to the limitations and exceptions of this Agreement, including, without limitation, the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including always ensuring that the Obligations are secured by a first-priority security interest in all Collateral, including, but not limited to, the Equity Interests of the Borrowers and the Specified IP.

Section 6.12          Reserved.

Section 6.13          Reserved.

Section 6.14          Further Assurances. Promptly upon reasonable request by the Administrative Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement.

Section 6.15          Reserved.

Section 6.16          Reserved.

Section 6.17          Use of Proceeds. Use the proceeds of the Term Loans, whether directly or indirectly, on the Closing Date as follows: (i) the proceeds of the Tranche A Term Loans shall be used by the Lead Borrower to make the Intercompany Parent Note to Parent and (ii) Parent shall use the proceeds of the Intercompany Parent Note to make the Equity Contribution, which shall be designated as an “Excluded Contribution” (as such term is defined in the 2025 Senior Indenture and the 2029 Senior Indenture) for purposes of the 2025 Senior Indenture and the 2029 Senior Indenture, (iii) the proceeds of the Tranche B Term Loans shall be used by the Lead Borrower to make the 2023 Refinancing Term Loans and the 2023 Incremental Term Loans pursuant to the 2023 Incremental and Refinancing Amendment, (iv) the proceeds of the 2023 Refinancing Term Loans, together with cash on hand, shall be used by Trinseo Lead Borrower to refinance in full the 2018 Refinancing Term Loans (as defined in the Trinseo Credit Agreement) ~~and~~, (v) the proceeds of the 2023 Incremental Term Loans plus cash on hand shall be used by Trinseo Lead Borrower to repurchase, retire and redeem not less than $385,000,000 of the outstanding 2025 Senior Notes~~.~~, (vi) the proceeds of the Tranche C Term Loans shall be used by the Lead Borrower to make the 2025 Incremental Term Loan (Tranche A) pursuant to the 2025 Incremental Amendment and (vii) the proceeds of the 2025 Incremental Term Loan (Tranche A) plus cash on hand shall be used by Trinseo Lead Borrower to repurchase, retire, redeem and discharge in full all of the outstanding 2025 Senior Notes, plus all accrued and unpaid interest thereon

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Section 6.18          Post-Closing Actions. Complete each of the actions described on Schedule 6.18 as soon as commercially reasonable and by no later than the date set forth in Schedule 6.18 with respect to such action or such later date as the Administrative Agent may reasonably agree.

Section 6.19          Compliance with Anti-Corruption Laws. Each Loan Party shall: (a) conduct its business in a manner expected to maintain compliance with Anti-Corruption Laws, and maintain policies and procedures designed to ensure compliance with Anti-Corruption Laws; and (b) not authorize the use of the proceeds of any Borrowing, directly or, to its knowledge, indirectly, in any manner which would violate Anti-Corruption Laws in any material respect.

Section 6.20          Maintenance of Ratings. Use commercially reasonable efforts to obtain a private rating of the Term Loans from Moody’s and S&P within 45 days after the Closing Date and at all times maintain (but not maintain a specific rating) such private rating.

Section 6.21          Certification under Trinseo Credit Agreement. The Lead Borrower may deliver a certification to the Trinseo Administrative Agent and the Trinseo Borrowers within the time period and in accordance with the terms set forth on Schedule 6.21. Delivery of a certification other than as provided on Schedule 6.21 shall constitute an Event of Default under Section 8.01(b) of this Agreement.

Article VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Term Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) which is accrued and payable shall remain unpaid or unsatisfied, then from and after the Closing Date:

Section 7.01          Liens. No Loan Party shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)            Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or equivalent accounting principles in the relevant jurisdiction;

(c)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

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(d)            Liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution including any netting and the right of setoff, and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(e)            Liens in favor of any Loan Party;

(f)            Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(g)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(h)            ~~junior Liens on the Collateral securing obligations in respect of Incremental Equivalent Debt; and~~[reserved];

(i)            Liens that are contractual rights of setoff or rights of pledge relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness~~.~~;

(j)            subject to the Second Lien Intercreditor Agreement, Liens pursuant to the Second Lien Notes Documents; and

(k)            solely with respect to Aristech or Altuglas:

(i)            [reserved];

(ii)            Liens existing on the Third Amendment Effective Date and listed on Schedule 7.01(k) and any modifications, replacements, renewals, refinancings or extensions thereof; provided, that (i) the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof, and (ii) the replacement, renewal, refinancing or extension of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(iii)            Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or equivalent accounting principles in the relevant jurisdiction;

(iv)            statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of any property or assets of Aristech or Altuglas, as applicable, or materially impair the operation of the business of Aristech or Altuglas, as applicable, or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

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(v)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (ii) [reserved] and (iii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Aristech or Altuglas, as applicable,;

(vi)           deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(vii)          (i) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, matters which would be disclosed by an accurate survey or inspection of any Real Property and other, similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of Aristech or Altuglas, as applicable, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties or (ii) easements, rights-of-way, restrictions (including zoning restrictions) or encroachments that are reserved for the benefit of The Dow Chemical Company on any leased Real Property;

(viii)         [reserved];

(ix)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(x)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Aristech or Altuglas, as applicable, or (ii) secure any Indebtedness;

(xi)           Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(xii)          Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

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(xiii)            Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.06 or, to the extent related to any of the foregoing, to be applied against the purchase price for such Investment, or consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xiv)           Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder;

(xv)            Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06;

(xvi)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvii)          Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of Aristech or Altuglas, as applicable, to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Aristech or Altuglas, as applicable,;

(xviii)         ground leases in respect of Real Property on which facilities owned or leased by Aristech or Altuglas, as applicable,;

(xix)           [reserved];

(xx)             any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by Aristech or Altuglas, as applicable, in the ordinary course of business;

(xxi)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Aristech or Altuglas, as applicable, in the ordinary course of business permitted by this Agreement;

(xxii)           Liens to secure Indebtedness permitted under Section 7.03(j)(v); provided, that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease, replacement or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(xxiii)         [reserved];

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(xxiv)         Liens existing on property at the time of the acquisition thereof, in each case after the Third Amendment Effective Date (including Capital Leases as provided for in the last paragraph of Section 7.03); provided that (i) such Lien was not created in contemplation of such acquisition and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or such Person becoming a Restricted Subsidiary);

(xxv)          (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Aristech or Altuglas, as applicable,;

(xxvi)         Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(xxvii)        Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xxviii)       [Reserved];

(xxix)          Liens on Securitization Assets purported to be sold or otherwise transferred in connection with a Permitted Securitization;

(xxx)           [reserved];

(xxxi)          the modification, replacement, renewal or extension of any Lien permitted by clauses (k)(xxii) and (k)(xxiv) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) their modification, renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(xxxii)         other Liens with respect to property or assets of Aristech or Altuglas, as applicable, securing obligations in an aggregate principal amount outstanding at any time not to exceed $[●]11; and

(xxxiii)        [reserved].

The expansion of Liens by virtue of accrual of interest and the payment of interest will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

11 NTD: To be agreed.

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Section 7.02         Subsidiaries. No Loan Party shall form or acquire any direct Subsidiary after the Closing Date.

Section 7.03         Indebtedness. No Loan Party shall, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party under the Loan Documents;

(b)           the Intercompany Parent Note; ~~provided that such Intercompany Parent Note shall be unsecured and subordinated to the Obligations in a manner reasonably acceptable to the Required Lenders and be pledged to the Collateral Agent;~~

(c)            intercompany Indebtedness owing by the Lead Borrower to the Co-Borrower in an aggregate amount not to exceed the amount of Net Proceeds received by Co-Borrower from or in connection with any JV Sale; provided that any such intercompany Indebtedness shall be unsecured and subordinated to the Obligations in a manner reasonably acceptable to the Required Lenders and be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent;

(d)            intercompany indebtedness owing by the Lead Borrower to any ~~Limited~~Foreign Guarantor in an aggregate amount not to exceed the amount of Net Proceeds received by such ~~Limited~~Foreign Guarantor from a Disposition of its assets; provided that any such intercompany Indebtedness shall be unsecured and subordinated to the Obligations in a manner reasonably acceptable to the Required Lenders and be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent;

(e)            obligations owed by the Lead Borrower or the Co-Borrower to any financial institution in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(f)            Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(g)           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (f) above; ~~and~~

(h)           any unsecured Guarantee by any Loan Party of the obligations of any Affiliate of such Loan Party to suppliers, distributors, customers and licensees in the ordinary course of business~~.~~;

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(i)            subject to the Second Lien Intercreditor Agreement, Indebtedness outstanding under the Second Lien Notes Documents in an aggregate principal amount not to exceed $[●]12 as such amount is reduced from time to time pursuant to repayments, redemptions or cancellations of, or other transactions with respect to, the Senior Lien Notes; and

(j)            solely with respect to Aristech or Altuglas:

(i)               [reserved];

(ii)              Indebtedness outstanding on the Third Amendment Effective Date and listed on Schedule 7.03(j) and any Permitted Refinancing thereof;

(iii)             [reserved];

(iv)             [reserved];

(v)              (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by Aristech or Altuglas, as applicable, prior to or within 270 days after the acquisition, lease, construction, repair, replacement, or improvement of the applicable asset in an aggregate outstanding principal amount not to exceed at any time outstanding $[●]13, in each case determined at the time of incurrence, and any Permitted Refinancing thereof and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05 and any Permitted Refinancing thereof;

(vi)             Indebtedness in respect of Swap Contracts (as defined in the Trinseo Credit Agreement as in effect on the Third Amendment Effective Date) designed to hedge against exposure of Aristech or Altuglas, as applicable, to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(vii)            [reserved],

(viii)           Indebtedness representing deferred compensation to employees of Aristech or Altuglas, as applicable, incurred in the ordinary course of business;

(ix)              [reserved];

(x)               [reserved];

(xi)              Indebtedness owed to Trinseo Ireland Global IHB Limited resulting from the borrowing of cash and Cash Equivalents to fund the operations of Aristech or Altuglas, as applicable, the in the ordinary course of business and consistent with past practice; provided, that such Indebtedness is unsecured [and subordinated in right of payment to the Obligations]14;

12 NTD: Amount to equal 85% of the par value of the 2029 Notes received by the 2025 Term Loan Lender in the Noteholder Exchange Offer.

13 NTD: To be agreed.

14 NTD: To be agreed.

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(xii)             Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiii)            Indebtedness incurred by Aristech or Altuglas, as applicable, in the form of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(xiv)            obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Aristech or Altuglas, as applicable, or obligations in the form of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xv)            [reserved];

(xvi)           [reserved];

(xvii)          to the extent constituting Indebtedness, obligations of Aristech or Altuglas, as applicable, if a seller or servicer (or any obligation of Aristech or Altuglas, as applicable, in respect of a seller or servicer) in a Permitted Securitization in respect of any Standard Securitization Undertakings (as defined in the Trinseo Credit Agreement as in effect on the Third Amendment Effective Date) as to such Permitted Securitization;

(xviii)         [reserved];

(xix)            Indebtedness which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (xix) and then outstanding, does not exceed the $[●]15, in each case determined at the time of incurrence, and any Permitted Refinancing thereof;

(xx)             [reserved];

(xxi)            [reserved];

(xxii)           [reserved];

(xxiii)          [reserved];

(xxiv)          unsecured Indebtedness in respect of obligations of Aristech or Altuglas, as applicable, to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money; and

15 NTD: To be agreed.

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(xxv)           [reserved].

For purposes of determining compliance with Section 7.03, Indebtedness incurred under the Loan Documents, any Incremental Term ~~Commitments and any Incremental Term~~ Loans shall only be classified as incurred under Section 7.03(a).

The accrual of interest and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the applicable Loan Party dated such date prepared in accordance with GAAP.

Section 7.04          Fundamental Changes. No Loan Party shall merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that the Co-Borrower, Altuglas and Aristech may effect a Disposition permitted pursuant to Section 7.05.

Section 7.05          Dispositions. No Loan Party shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a)            the JV Sale so long as (i) the Co-Borrower receives at least Fair Market Value therefor, (ii) 75% of the consideration is paid in cash or Cash Equivalents (in each case free and clear of all Liens at the time received), (iii) at the date of entry into a definitive document for the JV Sale, no Default or Event of Default exists or will result therefrom, and on the closing date of the JV Sale, no Event of Default pursuant to Section 8.01(a), (f) or (g) exists or will result therefrom; and (iv) proceeds of such Disposition are applied to prepay the Term Loans in accordance with Section 2.05(b)(ii) of this Agreement;

(b)            Dispositions that constitute a Restricted Payment permitted by Section 7.06, a Permitted Investment or Liens permitted by Section 7.01;

(c)            Dispositions of cash and Cash Equivalents; ~~and~~

(d)            the Loan Parties may consummate the LuxCo Merger Transactions~~.~~;

(e)            the Loan Parties may consummate the Third Amendment Transactions; and

(f)             solely with respect to Aristech or Altuglas:

(i)               (x) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Aristech or Altuglas, as applicable, and (y) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(ii)              Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets in the ordinary course of business (including allowing any issuances, registrations or any applications for registration of any intellectual property to lapse or become abandoned in the ordinary course of business);

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(iii)             Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(iv)             [reserved];

(v)              Dispositions that otherwise constitute a Restricted Payment permitted by Section 7.06 or a Permitted Investment (other than a Permitted Investment pursuant to clause (d) or (y) of the definition thereof) and Liens permitted by Section 7.01 (other than Section 7.01(m));

(vi)             Dispositions of cash and Cash Equivalents in the ordinary course of business and consistent with past practice;

(vii)            (i) leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights) and termination thereof, in each case in the ordinary course of business and which do not materially interfere with the business of Aristech or Altuglas, as applicable, and (ii) Dispositions of intellectual property that are not material to the business of Aristech or Altuglas, as applicable;

(viii)           transfers of property subject to Casualty Events;

(ix)              Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(x)               [reserved];

(xi)              [reserved];

(xii)            so long as Aristech or Altuglas, as applicable, receives at least fair market value therefor (taking into account any Securitization Seller’s Retained Interest (as defined in the Trinseo Credit Agreement as in effect on the Third Amendment Effective Date)), any sale of Securitization Assets in connection with a Permitted Securitization;

(xiii)            [reserved];

(xiv)            Dispositions of property; provided, that (i) at the time of such Disposition no Event of Default shall exist or would result from such Disposition (other than, except in the case of an Event of Default under Section 8.01(a), any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) and (ii) Aristech or Altuglas, as applicable, shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents;

(xv)            any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Aristech or Altuglas, as applicable, as determined in good faith by the management of Aristech or Altuglas, as applicable;

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(xvi)           [reserved];

(xvii)          [reserved];

(xviii)         the unwinding of any Swap Contracts (as defined in the Trinseo Credit Agreement as in effect on the Third Amendment Effective Date) pursuant to its terms;

(xix)            [reserved]; and

(xx)             [reserved];

(xxi)            Dispositions in the aggregate pursuant to this clause (xxi) not to exceed $[●]16, as determined at the time of such Disposition;

provided that any Disposition of any property pursuant to Section 7.05(f)(xiv) or (xxi) shall be for no less than the fair market value of such property at the time of such Disposition.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06         Restricted Payments. No Loan Party (other than Parent) shall declare or make, directly or indirectly, any Restricted Payment, except:

(a)            (i) so long as no Event of Default exists or shall result therefrom (whether or not waived), the Co-Borrower and Holdings may make Restricted Payments, in each case, in an amount not to exceed the amount of “Excess Cash Distributions” (as such term is defined in the JV Agreement) received on account of the JV Interests but not any special or liquidating dividend or distribution and (ii) so long as no Default or Event of Default exists or shall result therefrom (whether or not waived), Aristech and Altuglas may make Restricted Payments in cash to Trinseo US Holding, Inc.;

(b)            solely to the extent that no mandatory prepayment is required to be made pursuant to Section 2.05(b)(v) at such time and in each case so long as no Event of Default exists or shall result therefrom (whether or not waived), the Lead Borrower may make Restricted Payments to Parent in an amount not to exceed the Excess Interest and Excess Amortization; provided that Parent shall concurrently contribute 100% of the proceeds of any such Restricted Payment as an equity contribution to Trinseo Holdings, and Trinseo Holdings shall contribute the same to Trinseo Lead Borrower;

(c)            Restricted Payments in an amount not to exceed the Borrower Retained Prepayment Amounts, provided that Parent shall concurrently contribute 100% of the proceeds of any such Restricted Payment as an equity contribution to Trinseo Holdings, and Trinseo Holdings shall contribute the same to Trinseo Lead Borrower; and

16 NTD: To be agreed.

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(d)            Restricted Payments by the Co-Borrower and Holdings with the proceeds from any prepayment of Indebtedness incurred by the Lead Borrower under Section 7.03(c) to the extent such prepayment was permitted by Section 7.13.

Section 7.07         Certain Undertakings Relating to Separateness. Each of the Loan Parties (other than Parent, Aristech and Altuglas) shall conduct its business and operations separate and apart from that of any other Person (including the holders of its Equity Interests and their respective Affiliates) and in furtherance of the foregoing, each Loan Party (other than Parent, Aristech and Altuglas) shall:

(a)            not become involved in the day to day management of any other Person, other than in the case of the Co-Borrower, its role as a member of Americas Styrenics;

(b)            not engage in transactions with any other Person other than (i) entering into the Loan Documents, (ii) in the case of the Lead Borrower, the making of the 2023 Incremental Term Loans ~~and~~, the 2023 Refinancing Term Loans and the 2025 Incremental Term Loans, (iii) activities permitted by its Organization Documents, (iv) in the case of the Co-Borrower, the JV Agreement and activities permitted thereunder and (v) matters incident or ancillary to the foregoing;

(c)            observe all formalities required of a limited liability company under the laws of the State of Delaware, the State of Kentucky and of a private limited liability company (société à responsabilité limitée), organized and established under the laws of Luxembourg, as applicable;

(d)            (i) maintain separate company records and books of account from any other Person and (ii) to the extent applicable, clearly identify its offices, if any, as its offices and, to the extent that such Loan Party and its Affiliates have offices in the same location, allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for services performed by an employee of an Affiliate;

(e)            except to the extent otherwise permitted by the Loan Documents, maintain its assets separately from the assets of any other Person (including through the maintenance of a separate bank account) in a manner that is not costly or difficult to segregate, identify or ascertain such assets;

(f)             maintain separate financial statements (or if part of a consolidated group, then it will show as a separate member of such group), books and records from any other Person;

(g)            allocate and charge fairly and reasonably any overhead shared with Affiliates;

(h)            transact all business with Affiliates on an arm’s length basis and pursuant to written, enforceable agreements, except to the extent otherwise provided in the Loan Documents;

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(i)             not assume, pay or Guarantee any other Person’s obligations or advance funds to any other Person for the payment of expenses or otherwise, except pursuant to the Loan Documents;

(j)             conduct all business correspondence and other communications in its own name, and use separate stationery, invoices, and checks;

(k)            not act as an agent of any other Person in any capacity except pursuant to contractual documents indicating such capacity and only in respect of transactions permitted by its Organization Documents, the Loan Documents and matters necessarily incident thereto;

(l)             not permit any Affiliate to guarantee, provide indemnification for, or pay its obligations, except for any indemnities and guarantees in connection with the Loan Documents or any consolidated tax liabilities, or except as permitted by its Organization Documents;

(m)           compensate its consultants or agents, if any, from its own funds;

(n)            maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(o)            fail at any time to have at least one (1) Independent Manager on its board of managers; provided, however, if such Independent Manager is deceased, withdraws, resigns or is removed for cause, such Loan Party shall not breach or violate this Section 7.07(o) if such Loan Party uses commercially reasonable efforts to replace such Independent Manager with another Independent Manager acceptable to the Required Lenders, it being understood that the Persons on Schedule 7.07(o) are acceptable to the Required Lenders; provided, further, however, that during such period, no matter that requires the vote of the Independent Manager under such Loan Party’s Organization Documents shall be considered, approved of, or otherwise voted on by the board of managers of any Loan Party or any committee or sub-committee thereof;

(p)            appoint any Person as an Independent Manager who does not satisfy the definition of an Independent Manager; and

(q)            not amend, restate, supplement or otherwise modify its Organization Documents in violation of this Agreement or in any respect that would impair its ability to comply with the Loan Documents; provided~~;~~, for the avoidance of doubt, that the Lead Borrower AoA Amendment is permitted.

Each Loan Party hereby acknowledges that the Administrative Agent and each Lender is entering into the transactions contemplated by this Agreement in reliance upon each Loan Party’s (other than the Parent’s) identity as a legal entity that is separate from its Affiliates.

Section 7.08          Transactions with Affiliates. No Loan Party (other than Parent) shall, directly or indirectly, enter into any transaction of any kind with any Affiliate involving aggregate payments or consideration in excess of $1,000,000 for any individual transaction or series of related transactions, whether or not in the ordinary course of business, other than (i) transactions among Loan Parties, (ii) the 2023 Incremental Term Loans ~~and~~, 2023 Refinancing Term Loans, the 2025 Incremental Term Loans and all transactions related thereto, (iii) transactions permitted under Section 7.03, Section 7.04, Section 7.05 and Section 7.06, ~~and~~ (iv) transactions on terms substantially as favorable to the Loan Parties as would be obtainable by such Loan Party at the time in a comparable arm’s-length transaction with a Person other than an Affiliate~~.~~ and (v) solely with respect to Aristech or Altuglas:

(a)            subject to no Default or Event of Default, transactions between Aristech and Altuglas on one hand, and Subsidiaries of Parent on the other hand, in the ordinary course of business and consistent with past practice;

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(b)            on terms substantially as favorable to Aristech or Altuglas as would be obtainable thereby at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)            [reserved];

(d)            Restricted Payments permitted under Section 7.06 and Permitted Investments;

(e)            [reserved];

(f)            employment, consulting, and severance and other service or benefit-related arrangements between Aristech or Altuglas and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and other equity award and employee benefit plans and arrangements in the ordinary course of business;

(g)            the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of Aristech or Altuglas in the ordinary course of business;

(h)            transactions pursuant to agreements in existence on the Third Amendment Effective Date and set forth on Schedule 7.08 (to the extent not otherwise permitted by this Agreement) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(i)             [reserved];

(j)             transactions related to Permitted Securitizations;

(k)            [reserved];

(l)             [reserved]; and

(m)           transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Aristech or Altuglas, as applicable, in the reasonable determination of the board of directors or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

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Section 7.09          Burdensome Agreements. No Loan Party shall enter into or permit to exist any Contractual Obligation (other than this Agreement ~~or~~, any other Loan Document or any Second Lien Note Document) that limits the ability of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which:

(a)            exist in the JV Agreement as of the Closing Date;

(b)            arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(c)            arise in connection with Indebtedness permitted by Section 7.03; and

(d)            arise in connection with cash or other deposits permitted under Sections 7.01 and the definition of Permitted Investments and limited to such cash or deposit.

Section 7.10          Americas Styrenics.

(a)            Co-Borrower shall not consent to any amendment to the JV Agreement that would materially and adversely affect the interests of the Loan Parties (taken as a whole) or the Secured Parties.

(b)            Co-Borrower shall not consent, and shall cause its Class D Directors (as defined in the JV Agreement) not to consent, to Americas Styrenics incurring any Indebtedness except (i) Indebtedness in respect of Capitalized Leases and equipment financing incurred in the ordinary course of business, (ii) Indebtedness not to exceed $25,000,000 in the aggregate outstanding at any time and (iii) that certain revolving facility in existence on the date hereof not to exceed $60,000,000 in the aggregate outstanding at any time; provided that the proceeds of any Indebtedness incurred pursuant to clauses (i), (ii) and (iii) shall only be used for working capital and general corporate purposes but not to make distributions or dividends.

Section 7.11          Trinseo Credit Agreement. The Lead Borrower shall not consent to any amendment to the Trinseo Credit Agreement that would adversely affect the interests of the Secured Parties~~.~~; provided that the Lead Borrower shall consent to entry into the 2025 Incremental Amendment and the Super-Priority Revolving Credit Agreement on the Third Amendment Effective Date and incurrence of Indebtedness under the Super-Priority Revolving Credit Agreement.

Section 7.12          Accounting Changes. No Loan Party make any change in its fiscal year.

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Section 7.13          Prepayments, Etc. of Indebtedness.

(a)            No Loan Party shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Indebtedness that is required to be expressly subordinated to the Obligations in right of payment or security pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) [reserved], (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Parent, (iii) the prepayment of Indebtedness of the Lead Borrower owing to the Co-Borrower, a ~~Limited~~Foreign Guarantor or the prepayment of Indebtedness of the Parent owing to the Lead Borrower, in each case to the extent not prohibited by the subordination provisions contained in the Intercompany Note, the Intercompany Parent Note, or such other intercompany note, as applicable, and (iv) prepayments or purchases of Junior Financings with Borrower Retained Prepayment Amounts to the extent such prepayments or purchases are not prohibited by the Junior Financing Documentation evidencing such Junior Financing.

(b)            No Loan Party shall amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14         Specified IP Covenant.

(a)            No Loan Party or Trinseo Europe shall terminate, suffer the termination, revocation, expiration or non-renewal of, amend, modify or otherwise change in any manner any of the Specified IP License Agreements or any term and condition thereof, without the consent of the Administrative Agent, in each case in a manner that is adverse to Aristech, Altuglas or the Secured Parties.

(b)            Following the Effective Date, no Loan Party or any of its Affiliates shall enter into any intellectual property license agreement, sublicense, covenant not to sue or other license or similar arrangement allowing for the use of the Specified IP Rights by any Person (other than Aristech or Altuglas) to use, develop, manufacture, sell, offer for sale, import or otherwise commercialize any products licensed under the applicable Specified IP License Agreement (“Licensed Products”) in North America, other than contract manufacturing rights granted to a Person (including a Loan Party or any of its Affiliates) to manufacture Licensed Products for sale solely by or on behalf of Aristech or Altuglas.

(c)            No Loan Party or any of its Affiliates (other than Aristech or Altuglas) shall use or assist any third party to use any Specified IP for purposes of using, developing, manufacturing, selling, offering for sale, importing or otherwise commercializing any Licensed Products in North America, other than contract manufacturing rights granted to a Person (including a Loan Party or any of its Affiliates) to manufacture Licensed Products for sale solely by or on behalf of Aristech or Altuglas.

(d)           No Loan Party or any of its Affiliates shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition of any of the Specified IP Rights or the Specified IP License Agreements.(e)      In the event of any failure to perform or observe any term, covenant, or agreement contained in this Section 7.14, the Amended and Restated Specified IP License Agreements will automatically become effective and shall replace their respective Specified IP License Agreements for purposes of this Agreement. In addition, any failure to perform or observe any term, covenant, or agreement contained in this Section 7.14 by any Affiliate of any Loan Party, including Trinseo Europe, will be considered a failure by the Loan Party for purposes of Article VIII.

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Section 7.15         Foreign Guarantors. No Foreign Guarantor shall make any investments in the form of deposits made to Trinseo Ireland Global IHB Limited using cash generated by such Foreign Guarantor following the occurrence and during the continuance of an Event of Default and, other than in connection with an Event of Default pursuant to Section 8.01(f) or Section 8.01(g), upon written notice from the Administrative Agent (acting at the direction of the Required Lenders).

Article VIII

Events of Default and Remedies

Section 8.01          Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)            Non-Payment. Any Loan Party fails to pay (i) other than as specified in clause (ii) hereof, any amount of principal of any Term Loan, (ii) within one (1) Business Days after the same becomes due, any amount of principal of any Term Loan pursuant to Section 2.05(b)(iv), Section 2.05(b)(v) or Section 2.07(a), or (iii) within five (5) Business Days after the same becomes due, any interest on any Term Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)            Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to a Borrower), 6.17, 6.18, 6.21 or Article VII or (ii) the Lead Borrower fails to perform or observe its obligations contained in Section 5.2 of the Luxembourg Receivables Pledge Agreement; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) receipt of written notice thereof by the Lead Borrower from the Administrative Agent and (ii) actual knowledge thereof by any Loan Party; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

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(e)            Cross-Default. Any Loan Party or any Trinseo Loan Party (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the obligations outstanding under the Trinseo Credit Agreement, the ~~2025 Secured~~Super-Priority Revolving Credit Agreement, the Second Lien Notes, the ~~2029 Secured Notes, the Limited~~Foreign Guaranty or any Indebtedness having an outstanding aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to the Trinseo Credit Agreement, the ~~2025 Secured~~Super-Priority Revolving Credit Agreement, the Second Lien Notes, the ~~2029 Secured Notes~~Foreign Guaranty or any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, further, that failure by the Trinseo Lead Borrower to be in compliance with the [Financial Covenant (as defined in the ~~Trinseo~~Super-Priority Revolving Credit Agreement) under the ~~Trinseo~~Super-Priority Revolving Credit Agreement shall not constitute an “Event of Default” hereunder unless and until the Required ~~Revolving Credit~~ Lenders (as defined in the ~~Trinseo~~Super-Priority Revolving Credit Agreement) have actually declared all such obligations to be immediately due and payable in accordance with the ~~Trinseo~~Super-Priority Revolving Credit Agreement and such declaration has not been rescinded on or before such date;]17 provided, further, that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted under the terms of the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of commitments or acceleration of the obligations under such Indebtedness;

(f)            Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of, has instituted against it or has a petition presented against it for any proceeding under any Debtor Relief Law, or makes an assignment, arrangement or composition for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, controller, administrator, judicial manager, administrative receiver, process advisor, examiner or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, administrator, judicial manager, administrative receiver, process advisor, examiner or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or, in relation to any Luxembourg Loan Party, a Luxembourg Insolvency Event has occurred;~~1~~ or

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

17 NTD: Defined terms to be updated to match corresponding defined term in Superpriority Revolving Credit Agreement.

~~1 NTD: To be updated to include application to appoint/appointment of an examiner.~~

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(h)            Judgments. There is entered against any Loan Party a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage or (ii) other third party indemnities from financially sound investment grade indemnifying parties (or other parties reasonably acceptable to the Administrative Agent)) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)             Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j)             Change of Control. There occurs any Change of Control; or

(k)            Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 6.11, 6.14 or 6.18 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or other equivalent filings and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)             ERISA. (i) An ERISA Event occurs which, individually or together with all other ERISA Events, has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party or ERISA Affiliate fails to make when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, in an amount which could reasonably be expected to result in, a Material Adverse Effect or (iii) any Loan Party has incurred or is likely to incur liabilities pursuant to one or more Foreign Pension Plans which, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect; or

(m)           Triggering Event. There occurs a Triggering Event.

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Section 8.02         Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)            declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Loan Document (including, without limitation, the Redemption Premium) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)            [reserved]; and

(d)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to either Borrower under the Bankruptcy Code or any Debtor Relief Laws, the obligation of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

Section 8.03          Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (whether received as a consequence of the exercise of such remedies or a distribution out of any proceeding in respect of or commenced under any proceeding under any Debtor Relief Law including payments in respect of “adequate protection” for the use of Collateral during such proceeding or under any plan of reorganization or on account of any liquidation of any Loan Party) shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting (a) fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such and (b) indemnitees payable to the Trinseo Administrative Agent under Section 9.17 in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

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Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, and any fees and premiums (including the Make-Whole Amount, the Applicable Sale Premium, the Applicable Prepayment Premium, if any), ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Third payable to them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, and any breakage, termination or other payments, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Lead Borrower or as otherwise required by Law.

Section 8.04         Administrative Delay. The Administrative Agent and Lenders acknowledge that the payments of principal and interest hereunder will primarily be financed with the proceeds that the Lead Borrower receives on account of the 2023 Incremental Term Loans ~~and~~, the 2023 Refinancing Term Loans and the 2025 Incremental Term Loans. In the event that the Lead Borrower is unable to satisfy its obligations to make any payment hereunder solely as a result of an administrative delay on the account of the Trinseo Administrative Agent to process a timely payment that was made by the Trinseo Lead Borrower to the Trinseo Administrative Agent on account of the 2023 Incremental Term Loans ~~and~~, the 2023 Refinancing Loans and the 2025 Incremental Term Loans, no Default or Event of Default shall exist hereunder if such payment is made to the Administrative Agent hereunder within two (2) Business Days of when such payment was otherwise due and payable hereunder.

Article IX

Administrative Agent and Other Agents

Section 9.01          Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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(b)           [Reserved].

(c)            Notwithstanding the provisions of Section 9.15, each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust or as agent for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02          Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact or employee that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03          Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

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Section 9.04          Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. If a payment is made by the Agent (or any of its Affiliates) in error (whether known to the recipient or not) or if a Lender or another recipient of funds is not otherwise entitled to receive such funds at such time of such payment or from such Person in accordance with the Loan Documents, then such Lender or recipient shall forthwith on written demand repay to the Agent the portion of such payment that was made in error (or otherwise not intended (as determined in good faith by the Agent) to be received) in the amount made available by the Agent (or its Affiliate) to such Lender or recipient. Each Lender and other party hereto waives the discharge for value defense in respect of any such payment. The parties hereto agree that an erroneous payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous payment is, and solely with respect to the amount of such erroneous payment that is, comprised of funds received by the Agent from the Borrower or any other Loan Party for the purpose of making such erroneous payment. Nothing in this Section 9.04 shall be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous payment not been made by the Agent.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01 or 4.02 with respect to Credit Extensions on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

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Section 9.05          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or a Loan Party referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06         Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07          Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata (determined as if there were no Defaulting Lenders), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share (determined as if there were no Defaulting Lenders) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

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Section 9.08          Merger or Consolidation. Any corporation or association into which either Agent may be converted or merged, or with which either may be consolidated, or to which either may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which either Agent is a party, will be and become the successor Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 9.09          Successor Agents. (a) Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to Lenders and the Lead Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to this Section 9.09.

(b)            If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders hereunder and under the other Loan Documents, which shall be reasonably acceptable to the Lead Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) (which consent of the Lead Borrower shall not be unreasonably withheld or delayed).

(c)            If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Lead Borrower, a successor agent to the extent the Required Lenders have failed to do the same pursuant to Section 9.09(b).

(d)            Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s, as applicable, appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent, as applicable, under this Agreement.

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(e)            If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(f)            Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations under the Loan Documents.

(g)            After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent, as applicable and the retiring Administrative Agent and the Collateral Agent, as the case may be, shall remain indemnified to the extent provided in this Agreement and the other Loan Documents.

Section 9.10          Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, judicial management, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under 2.09 and 10.04) allowed in such judicial proceeding; and

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(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, monitor, curator, receiver, receiver-manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11          Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes the Administrative Agent and the Collateral Agent:

(a)            to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties;

(b)            to automatically release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party and (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release its interest in particular types or items of property. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as the Lead Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

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Section 9.12         Certain Rights of Agent. If the Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement or the other Loan Documents, such Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders (which instruction may be provided in the form of email and may be provided by legal counsel or any other advisor to the Required Lenders), and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement or the other Loan Documents. With respect to any term or provision of this Agreement or any other Loan Document that requires the consent, approval, satisfaction, discretion, determination, decision, action or inaction or any similar concept of or by the Agent, or that allows, permits, requires, empowers or otherwise provides that any matter, action, decision or similar concept may be taken, made or determined by the Agent (including any provision that refers to any document or other matter being satisfactory or acceptable to the Agent) without expressly referring to the requirement to obtain consent or input from any Lenders, or to otherwise notify any Lender, or without providing that such matter is required to be satisfactory or acceptable to the Required Lenders, such term or provision shall be interpreted to refer to the Agent exercising its discretion, it being understood and agreed that the Agent shall be entitled to confirm that any matter is satisfactory or acceptable to the Required Lenders to the extent that it deems such confirmation necessary or desirable.

Section 9.13          Appointment of Supplemental Agents. (a)  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)            In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)            Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

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Section 9.14         Force Majeure. In no event shall the Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder or under the other Loan Documents arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, and interruptions, loss of malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Agent shall use reasonable efforts which are consistent with accepted practices in the financial services or trust administration industry to resume performance as soon as practicable under the circumstances.

Section 9.15         Parallel Debt owed to Collateral Agent. (a)  Each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Document as and when those amounts are due for payment under the relevant Loan Document.

(b)            Each Loan Party and the Collateral Agent acknowledge that the obligations of each Loan Party under Section 9.15(a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under Section 9.15(a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided that:

(i)               the Collateral Agent shall not demand payment with regard to the Parallel Debt of each Loan Party to the extent that such Loan Party’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii)              a Secured Party shall not demand payment with regard to the Corresponding Debt of each Loan Party to the extent that such Loan Party’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c)            The Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Collateral granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)            All monies received or recovered by the Collateral Agent pursuant to this Section 9.15, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Collateral granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

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Section 9.16         No Discretion. Notwithstanding anything else to the contrary herein or in any other Loan Document, whenever reference is made to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered to omitted by the Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agent, it is understood that in all cases the Agent shall be fully justified in failing or refusing to take any such action if it shall not have received such written instruction, advice or direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) as the Agent deems appropriate. Upon receipt of such written instruction, advice or direction, the Agent shall take such discretionary action in accordance with such instruction, advice or direction subject to the terms set forth in this Article IX.

Section 9.17          Lead Borrower Indemnity Claims. The Lenders shall indemnify upon demand the Lead Borrower solely in its capacity as the lender of the 2023 Incremental Term Loans and the 2023 Refinancing Term Loans (the “2023 Term Loan Lender”) and in its capacity as the lender of the 2025 Incremental Term Loans (the “2025 Term Loan Lender”), as applicable, and solely to the extent the 2023 Term Loan Lender or 2025 Term Loan Lender, as applicable, is not reimbursed by or on behalf of any Trinseo Loan Party and without limiting the obligation of any Trinseo Loan Party to do so, on a pro rata basis (determined as if there were no Defaulting Lenders), for the 2023 Term Loan Lender’s or 2025 Term Loan Lender’s, as applicable, indemnification obligations to the Trinseo Administrative Agent under and pursuant to Section 9.07 of the Trinseo Credit Agreement (as in effect on the Closing Date) and, in all cases, subject to the terms, conditions and limitations of Section 9.07 of the Trinseo Credit Agreement (as in effect on the Closing Date). The Trinseo Administrative Agent shall be entitled to rely upon, shall be an express third party beneficiary of, and shall be entitled to enforce, the provisions of this Section 9.17. In the event the Trinseo Administrative Agent wishes to make a demand for indemnification under this Section 9.17, Trinseo Administrative Agent shall deliver to the Administrative Agent for prompt further distribution to the Lenders (i) a copy of the written demand for indemnification made by the Trinseo Administrative Agent under Section 9.07 of the Trinseo Credit Agreement to all lenders thereunder and (ii) written demand for indemnification against the Lenders for the pro rata portion of the indemnification obligations due, owing and unpaid by the 2023 Term Loan Lender or the 2025 Term Loan Lender, as applicable, under Section 9.07 of the Trinseo Credit Agreement, including reasonably detailed calculation thereof. Upon receipt of such demand, each Lender shall pay such its pro rata share (determined as if there were no Defaulting Lenders) of the indemnification obligations that are due, owing and unpaid of the 2023 Term Loan Lender or the 2025 Term Loan Lender, as applicable, to the Trinseo Administrative Agent as directed in writing subject to the provisions of Section 10.02(a)(ii) by the 2023 Term Loan Lender or the 2025 Term Loan Lender, as applicable (it being agreed that the 2023 Term Loan Lender and the 2025 Term Loan Lender, as applicable, may establish an account for the benefit of the Trinseo Administrative Agent for purposes of facilitating payments to the Trinseo Administrative Agent under this Section 9.17). Notwithstanding anything to the contrary in this Agreement, neither this Section 9.17 nor the definition of “Trinseo Administrative Agent” (as defined as of the Closing Date) shall be terminated, amended, modified, supplemented or changed in any manner without the prior written consent of the Trinseo Administrative Agent. The Lenders’ undertaking in this Section 9.17 shall survive termination of the Aggregate Commitments and the payment of all other Obligations.

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Article X

Miscellaneous

Section 10.01       Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in Sections 10.01(a) through (j) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders) (or by the Administrative Agent with the written consent of the Required Lenders) and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall directly or indirectly:

(a)            extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)            postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 (other than pursuant to Section 2.08(b)) without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c)            reduce or forgive the principal of, or the rate of interest specified herein on, any Term Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Term Loan or to whom such fee or other amount is owed; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)            change any provision of this Section 10.01, the definition of “Required Lenders,” or “Pro Rata Share,” Section 2.06, 2.12(a), 2.12(g), 2.13 or 8.03 without the written consent of each Lender directly affected thereby;

(e)            other than in connection with a transaction permitted under Section 7.04 or 7.05 (as in effect on the Closing Date), release all or substantially all of the Collateral (or have the effect of releasing all or substantially all of the Collateral) in any transaction or series of related transactions, without the written consent of each Lender;

(f)            other than in connection with a transaction permitted under Section 7.04 or 7.05 (as in effect on the Closing Date), release all or substantially all of the aggregate value of the Guarantees (or have the effect of releasing all or substantially all of the aggregate value of the Guarantees) in any transaction or series of related transactions, without the written consent of each Lender;

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(g)            change the currency in which any Term Loan is denominated without the written consent of each Lender holding such Term Loans;

(h)            subordinate the Obligations in right of payment to any other Indebtedness or subordinate the Lien securing the Obligations in right of security to any other Lien, in each case, without the written consent of each Lender, other than in connection with any Indebtedness with respect to which each then existing Lender is offered a bona fide opportunity to fund or otherwise provide its pro rata share of such other Indebtedness on the same terms (other than bona fide backstop fees, any arrangement or restructuring fees) as offered to all other providers (or their affiliates) of such other Indebtedness; provided, however, that if any such Lender does not accept an offer to provide its pro rata share of such other Indebtedness, such Lender shall be deemed to have declined such offer;

(i)            [reserved]; or

(j)            amend or waive the definition of “Triggering Event” or Section 8.01(m), in each case, without the written consent of each Lender directly affected thereby; provided that any amendment or waiver of clause (i) or (j) of such definitions shall only require the consent of Required Lenders.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; and (ii) Section 10.07(j) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Term Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Term Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

If the Administrative Agent and the Lead Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrowers or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

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Section 10.02       Notices and Other Communications; Facsimile Copies.

(a)            General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission or electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)               if to any Loan Party, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)               if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Lead Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail to a party, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent and the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)            Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)            Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party in the absence of gross negligence or willful misconduct of such Agent-Related Person as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

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Section 10.03       No Waiver; Cumulative Remedies. No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04       Attorney Costs and Expenses. Each Loan Party jointly and severally agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Lenders party to this Agreement on the Closing Date for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to Paul Hastings LLP (and one local and specialist counsel in each applicable jurisdiction for each group and, in the event of a conflict of interest, one additional counsel of each type to the affected parties)) and (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Lenders (taken as a whole) (and one local counsel in each applicable jurisdiction for each group)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Lead Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date to the extent invoiced to the Borrower within one (1) Business Day of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

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Section 10.05        Indemnification. Each Loan Party shall, jointly and severally, indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Arrangers (and one local counsel in each applicable jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type to the affected parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Term Loan, (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties, (d) the payment or recovery of an amount in connection with the Loan Documents in a currency other than the currency required under the Loan Document, (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (a “Proceeding”) or whether or not such Proceeding is brought by any Loan Party or any other Person and (f) any payments of indemnification obligations pursuant to Section 9.17 hereof (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Lead Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of a Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any reasonable out-of-pocket expenses related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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Section 10.06       Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07      Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person or (iii) a Disqualified Institution. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned, except in connection with a proposed assignment to any Disqualified Institution) of:

(A)            the Lead Borrower, provided that no consent of the Lead Borrower shall be required for (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) other than with respect to any proposed assignment to any Person that is a Disqualified Institution, as assignment if an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) has occurred and is continuing; provided that, other than with respect to any proposed assignment to any Person that is a Disqualified Institution, the Lead Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

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(B)             the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)              Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loans of any Class, the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000 unless each of the Lead Borrower and the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless such fee is waived by the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire along with any required know-your-customer documentation.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable Pro Rata Share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(c)            Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption (which for the avoidance of doubt shall be the date recorded in the Register), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Term Note, the relevant Borrowers (at their expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the Assignee (if applicable and unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above (if applicable) and, if required, the written consent of the Lead Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(e)            Any Lender may at any time sell participations to any Person (other than a natural person, a Disqualified Institution or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (f) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except that the portion of any Participant Register relating to any Participant or SPC requesting payment from a Borrower or seeking to exercise its rights under Section 10.09 shall be available for inspection by the Lead Borrower upon reasonable request to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as is otherwise required thereunder.

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(f)            A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 and 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent, not to be unreasonably withheld or delayed (it being understood the Lead Borrower shall have a reasonable basis for withholding consent if such Participant would result in materially increased indemnification obligation to the Lead Borrower at such time).

(g)            Any Lender may, without the consent of the Lead Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)            Each party agrees that upon a transfer of rights and obligations, or an assignment of rights and obligations, or a novation of rights and obligations under this Agreement or any Loan Documents, by an existing Lender to a new Lender, any Lien created under the Collateral Documents and/or guarantee given under this Agreement or any other Loan Documents shall be maintained for the benefit of the Collateral Agent, the new Lender and the remaining Secured Parties as and to the extent contemplated by the Loan Documents, including, for the purposes of articles 1278 and 1281 of the Luxembourg Civil Code.

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(i)            [Reserved].

(j)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower (an “SPC”) the option to provide all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Term Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof and (iii) such SPC and the applicable Term Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement except in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Lead Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Lead Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to a Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Lead Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Term Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Term Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(k)            Notwithstanding anything to the contrary contained herein, without the consent of the Lead Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Term Loans owing to it and the Term Notes, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Term Loans owing to it and the Term Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

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Section 10.08       Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Lead Borrower), to any pledgee referred to in Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; (f) with the written consent of the Lead Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or its related parties (so long as such source is not known to the Administrative Agent, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (j) to the extent such information is independently developed by any Agent or Lender; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09       Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to each Borrower, any such notice being waived by each Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Lead Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have at Law.

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Section 10.10       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11       Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier (or other electronic transmission, e.g., .pdf) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12       Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict of this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

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Section 10.13       Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event of any such illegality, invalidity or unenforceability, the parties shall negotiate in good faith with a view to agreeing on a legal, valid and enforceable replacement provision which, to the extent practicable, is in accordance with the intent and purposes of this Agreement and in its economic effect comes as close as possible to the illegal, invalid or unenforceable provision.

Section 10.15       GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY COLLATERAL DOCUMENT, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a)            ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER, THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH LOAN PARTY waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process to which you or your properties or assets may be entitled. To the extent that ANY LOAN PARTY has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, SUCH LOAN PARTY irrevocably waives such immunity in respect of its obligations under the Loan Documents.

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(b)           EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN BY TELECOPIER OR ELECTRONIC MAIL) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.15 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, THE LEAD BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE CO- BORROWER (AND THE CO- BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE CO- BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE LEAD BORROWER AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

Section 10.16       WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 10.17       Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.18       USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and tax identification number of the Loan Parties and other information regarding the Loan Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19       No Advisory or Fiduciary Responsibility. (a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrowers or any of its Affiliates on other matters) and none of the Agents or the Lenders has any obligation to the Borrowers or any of their respective Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their respective Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

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(b)            Each Loan Party acknowledges and agrees that each Lender and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Loan Parties, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender hereunder and without any duty to account therefor to any other Lender, any Loan Party or Affiliate of the foregoing.

Section 10.20       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Loan Parties in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Loan Parties in the Agreement Currency, the Loan Parties agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the respective Loan Party (or to any other Person who may be entitled thereto under applicable law).

Section 10.21       Reserved.

Section 10.22       Reserved.

Section 10.23       Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)               such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Term Loans or the Commitments,

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(ii)              the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

(iii)              (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(iv)             such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i)               none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

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(iv)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)              no fee or other compensation is being paid directly to the Administrative Agent or its Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Commitments or this Agreement.

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article XI

Guarantee

Section 11.01       The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, Make-Whole Amount, Applicable Sale Premium, Applicable Prepayment Premium, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Term Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Obligations from time to time owing to the Secured Parties by any Loan Party (other than such Guarantor with respect to its primary obligations) under any Loan Document strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

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Section 11.02       Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Loan Parties under this Agreement, the Term Notes, if any, any other Loan Document or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full in cash). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)            at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)            any of the acts mentioned in any of the provisions of this Agreement or the Term Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.08, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)            any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)            the release of any other Guarantor pursuant to Section 11.15.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement, the Term Notes, if any, any other Loan Document or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

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Section 11.03       Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04       Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 7.03(b) and (c) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Parent Note and the Intercompany Note, as applicable, evidencing such Indebtedness.

Section 11.05       Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Term Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06       Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

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Section 11.07       Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08       General Limitation on Guarantee Obligations. In any action or proceeding involving any state, provincial or federal corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.16) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09       Reserved.

Section 11.10       Reserved.

Section 11.11       Reserved.

Section 11.12       Reserved.

Section 11.13       Reserved.

Section 11.14       Reserved.

Section 11.15       Release of Guarantors. When all Commitments hereunder have terminated, and all Term Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.16       Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.08.

Section 11.17       Reserved.

Section 11.18       Reserved.

Section 11.19       Reserved.

Section 11.20       Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liabilities of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

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(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)               a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

As used in this Section 11.20, the following terms shall have the meanings set forth below.

(c)            “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

(d)            “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

(e)            “Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

(f)             “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

(g)            “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

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(h)            “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

(i)             “Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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EXHIBIT B

Schedule 1.01C

Triggering Events

[Schedule to be attached to executed version]

EXHIBIT C

Schedule 1.01D

Tranche C Term Loan Commitments

[Schedule to be attached to executed version]

Exhibit E

OpCo Credit Agreement Amendment

Exhibit E to TSA

2025 INCREMENTAL AMENDMENT (this “Amendment”), dated as of January [__]1, 2025, to the Credit Agreement dated as of September 6, 2017 (as amended, restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”, and the Existing Credit Agreement, as amended by this Amendment, the “Amended Credit Agreement”), by and among TRINSEO LUXCO S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B153577 (“Holdings”), TRINSEO HOLDING S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCA under number B153582 (the “Lead Borrower”), TRINSEO MATERIALS FINANCE, INC., a Delaware corporation (the “Co-Borrower”, and together with the Lead Borrower, the “Borrowers” and each, a “Borrower”), the Lenders under the Existing Credit Agreement party hereto constituting Required Lenders (including, TRINSEO LUXCO FINANCE SPV S.À R.L. (“Finance SPV”), in its capacity as a Lender and as the 2025 Incremental Term Loan Lender (as hereinafter defined), collectively, the “2025 Incremental Amendment Consenting Lender Group”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender.

WHEREAS, pursuant to Section 2.16 of the Existing Credit Agreement, the Lead Borrower has requested that Finance SPV (in such capacity, the “2025 Incremental Term Loan Lender”) (a) make Incremental Term Loans (the “2025 Incremental Term Loans (Tranche A)”) under and as defined in the Existing Credit Agreement in an aggregate principal amount equal to $115,000,000 (the “2025 Incremental Term Loan (Tranche A) Commitment”) and (b) make Incremental Term Loans (the “2025 Incremental Term Loans (Tranche B)” and, together with the “2025 Incremental Term Loans (Tranche A), the “2025 Incremental Term Loans”) under and as defined in the Existing Credit Agreement in an aggregate principal amount equal to $[●]2 (the “2025 Incremental Term Loan (Tranche B) Commitment,” and, together with the 2025 Incremental Term Loan (Tranche A) Commitment, the “2025 Incremental Term Loan Commitments”);

WHEREAS, the aggregate net cash proceeds of the 2025 Incremental Term Loans (Tranche A) will be used by the Lead Borrower, together with cash on hand, to redeem all outstanding Senior Notes issued under the Senior Notes Indenture, together with accrued and unpaid interest thereon;

WHEREAS, the aggregate net cash proceeds of the 2025 Incremental Term Loans (Tranche B) will be used by the Lead Borrower to acquire the 2029 Notes held by Finance SPV immediately following the Exchange Offer;

[WHEREAS, Angelo, Gordon & Co., L.P. and Oaktree Capital Management, L.P. have acted as joint lead arrangers for the 2023 Term Loans (the “Lead Arrangers”);]

WHEREAS, in connection with the foregoing, the Loan Parties, the 2025 Incremental Amendment Consenting Lender Group and the 2025 Incremental Term Loan Lender desire amend the Existing Credit Agreement in accordance with Section 10.01 to (i) memorialize the terms of the 2025 Incremental Term Loan Commitment and permit the incurrence of the 2025 Incremental Term Loans, (ii) permit the entry into the Superpriority Credit Agreement and the Loan Documents (under and as defined in the Super Priority Credit Agreement) and transactions contemplated thereby, (iii) permit the [UnSub Designation Transactions],3 (iv) permit the [Foreign Guaranty Transactions],4 (v) permit all actions necessary or advisable to allow the Lead Borrower and Holdings to be redomiciled into Ireland entities, and (vi) permit any other transaction consummated in connection therewith ((i) through (vi) collectively, the “2025 Transactions”);

1 NTD: To be updated to reflect the closing date of the 2025 transactions.

2 NTD: To equal to face amount of the New 2L Super HoldCo Notes.

3 NTD: To be defined in the Amended Credit Agreement.

4 NTD: To be defined in the Amended Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Amended Credit Agreement. As used herein (i) the term “2029 Indenture” means that certain Indenture, dated as of March 24, 2021, as amended, supplemented or otherwise modified from time to time, among the Borrowers, as co-issuers, and The Bank of New York Mellon, as trustee, and (ii) “2029 Notes” means the notes issued under the 2029 Indenture.

SECTION 2. 2025 Incremental Term Loans.

(c) 2025 Incremental Term Loans (Tranche A).

(i)	Subject to the terms and conditions set forth herein, the 2025 Incremental Term Loan Lender agrees to make 2025 Incremental Term Loans (Tranche A) to the Lead Borrower on the Seventh Amendment Effective Date in the aggregate principal amount equal to its 2025 Incremental Term Loan (Tranche A) Commitment. It is understood and agreed that the 2025 Incremental Term Loans (Tranche A) being made pursuant to this Amendment and the Amended Credit Agreement shall constitute “Incremental Term Loans” as defined in, and pursuant to, Section 2.16(b) of the Existing Credit Agreement.

(ii)	The 2025 Incremental Term Loans (Tranche A) shall be deemed to constitute a single new “SOFR Borrowing” under the Amended Credit Agreement with an initial Interest Period of [3 months][5] commencing on the Seventh Amendment Effective Date (which Interest Period shall continue in effect until such Interest Period expires and a new Type of Borrowing is selected in accordance with the provisions of Section 2.02 of the Amended Credit Agreement). The 2025 Incremental Term Loan Lender and 2025 Incremental Amendment Consenting Lender Group acknowledges that, together with the Committed Loan Notice, this Amendment constitutes all notices or requirements required under the Existing Credit Agreement in connection with the incurrence of the 2025 Incremental Term Loans (Tranche A) on the Seventh Amendment Effective Date and such each Lender waives any other notice or request requirement under the Existing Credit Agreement.

(iii)	The 2025 Incremental Term Loans (Tranche A) shall be designated and constitute a new single Class of Loans under the Existing Credit Agreement as amended hereby, with terms and provisions identical to the 2023 Incremental Term Loans (including as to Guarantors, Collateral (and ranking), mandatory prepayments and payment priority), except as set forth herein and in the Amended Credit Agreement.

5 NTD: To be agreed.

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(iv)	Promptly following the Seventh Amendment Effective Date, the 2025 Incremental Term Loan Lender may request that its 2025 Incremental Term Loans (Tranche A) be evidenced by a Term Note pursuant to Section 2.11 of the Amended Credit Agreement.

(d) 2025 Incremental Term Loans (Tranche B).

(i)	Subject to the terms and conditions set forth herein, the 2025 Incremental Term Loan Lender agrees to make 2025 Incremental Term Loans (Tranche B) to the Lead Borrower on the Seventh Amendment Effective Date in the aggregate principal amount equal to its 2025 Incremental Term Loan (Tranche B) Commitment. It is understood and agreed that the 2025 Incremental Term Loans (Tranche B) being made pursuant to this Amendment and the Amended Credit Agreement shall constitute “Incremental Term Loans” as defined in, and pursuant to, Section 2.16(b) of the Existing Credit Agreement.

(ii)	The 2025 Incremental Term Loan Lender and 2025 Incremental Amendment Consenting Lender Group acknowledges that, together with the Committed Loan Notice, this Amendment constitutes all notices or requirements required under the Existing Credit Agreement in connection with the incurrence of the 2025 Incremental Term Loans (Tranche B) on the Seventh Amendment Effective Date and such Lender waives any other notice or request requirement under the Existing Credit Agreement.

(iii)	The 2025 Incremental Term Loans (Tranche B) shall be designated and constitute a new single Class of Loans under the Existing Credit Agreement as amended hereby, with terms and provisions identical to the 2023 Incremental Term Loans (including as to Guarantors, Collateral (and ranking), mandatory prepayments and payment priority), except as set forth herein and in the Amended Credit Agreement.

(iv)	Promptly following the Seventh Amendment Effective Date, the 2025 Incremental Term Loan Lender may request that its 2025 Incremental Term Loans (Tranche B) be evidenced by a Term Note pursuant to Section 2.11 of the Amended Credit Agreement.

SECTION 3. Amendments. Each of the parties hereto agrees that, effective as of the Seventh Amendment Effective Date (as defined below) and subject to the satisfaction (or waiver) of the conditions set forth herein, the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto.

SECTION 4. Acknowledgements; Direction to the Administrative Agent; Waiver.

(a) This Amendment shall be deemed to constitute an Incremental Loan Request in accordance with Section 2.16 of the Existing Credit Agreement.

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(b) Each Lender in the 2025 Incremental Amendment Consenting Lender Group hereby consents to the 2025 Transactions under Section 10.01 of the Existing Credit Agreement and hereby ratifies and consents to any transaction taken prior to the Seventh Amendment Effective Date in connection with the foregoing. Notwithstanding anything to the contrary contained herein or in the Loan Documents (as modified hereby), to the extent a court of competent jurisdiction determines by final order that any release by any Guarantor of its guarantee or any release of Collateral was ineffective because it was not in compliance with the terms of the Existing Credit Agreement or Amended Credit Agreement, then the parties agree that any such release shall be deemed modified and limited so as to be effective solely to the extent necessary to bring such release into compliance with the Amended Credit Agreement.

(c) Each Lender in the 2025 Incremental Amendment Consenting Lender Group hereby acknowledges and agrees that the 2025 Transactions (including, but not limited to the borrowing of loans and the guaranty of such loans under the Superpriority Credit Agreement) and the [Loan Documents] under and as defined in the Superpriority Credit Agreement (and any action or intermediate step necessary to effectuate the Superpriority Credit Agreement and such other transactions), whether consummated prior to, on or after the Seventh Amendment Effective Date, shall be and are permitted under the provisions of the Amended Credit Agreement and each other Loan Document.

(d) Each Lender in the 2025 Incremental Amendment Consenting Lender Group hereby consents, requests and instructs the Administrative Agent (such instruction, the “Admin Agent Instruction”) (i) to execute and deliver this Amendment, the 2025 Intercreditor Agreement and any other Loan Document executed on the Seventh Amendment Effective Date (the “Seventh Amendment Loan Documents”), (ii) to execute the lien releases in respect of the UnSub Designation Transactions and the IP Release Transactions under the Amended Credit Agreement on the Seventh Amendment Effective Date and (iii) to take (and/or decline to take) any and all actions as the Administrative Agent, in its sole discretion, may determine to be necessary, advisable or desirable in carrying out, effectuating or otherwise in furtherance of the transactions related to or in connection with this Amendment, the 2025 Intercreditor Agreement and any other Seventh Amendment Loan Document (and any such action or inaction shall be deemed to have been taken at the request and/or the direction of the Required Lenders whether or not such request is made by the Required Lenders).

(e) The 2025 Incremental Amendment Consenting Lender Group, subject to Section 10.01 of the Amended Credit Agreement, permanently waives any Default or Event of Default (if any) existing under the Existing Credit Agreement or Amended Credit Agreement on or prior to the Seventh Amendment Effective Date or related to the 2025 Transactions.

(f) The 2025 Incremental Amendment Consenting Lender Group hereby acknowledges, and pursuant to the Admin Agent Instruction the Administrative Agent acknowledges, that the UnSub Designation Transactions have occurred and all security interests and guaranties provided by Aristech and Altuglas under the Existing Credit Agreement and the Loan Documents are hereby released, terminated and of no further force and effect and all Liens granted or created thereunder shall be deemed released and terminated.

(g) The 2025 Incremental Amendment Consenting Lender Group hereby acknowledges, and pursuant to the Admin Agent Instructions the Administrative Agent acknowledges, that upon the occurrence of the Seventh Amendment Effective Date, the IP Release Transactions have occurred and the security interests provided by Trinseo Europe related to the Aristech and Altuglas IP under the Existing Credit Agreement and the Loan Documents are hereby released, terminated and of no further force and effect and all Liens granted or created thereunder shall be deemed released and terminated.

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SECTION 5. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, Holdings and the Borrowers each represents and warrants to the other parties hereto on the Seventh Amendment Effective Date that:

(a)            (i) the execution, delivery and performance by such Loan Party of this Amendment (which for purposes of this Section 5 shall include the Acknowledgment and Confirmation delivered pursuant to Section 6(a)(ii) of this Amendment) is within such Loan Party’s corporate or other organizational power and has been duly authorized by all necessary corporate or other organizational action of each such Loan Party and (ii) this Amendment has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except (A) as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, (B) the need for filings, registrations and, with respect to Collateral owned by Foreign Subsidiaries, any other perfection steps necessary to create or perfect or register the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (C) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries;

(b)            the execution and delivery of this Amendment by each Loan Party party hereto and the performance by such Loan Party hereof:

(i)            does not require any material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in connection with (A) the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment, (B) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (C) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (D) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (1) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are or (within such applicable period will be) in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (2) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect; and

(ii)            does not (A) contravene the terms of any Loan Party’s Organization Documents, (B) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01 of the Amended Credit Agreement), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (C) violate any material Law; except with respect to any conflict, breach, contravention or payment (but not the creation of any Lien) referred to in clause (ii)(B)(x), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect;

(c)            the representations and warranties contained in Article V of the Existing Credit Agreement shall be true and correct in all material respects on and as of the Seventh Amendment Effective Date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period (other than the representations and warranties contained in Sections 5.05 and 5.13 of the Existing Credit Agreement, which shall be true and correct as of the Seventh Amendment Effective Date); provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

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(d)            on the Seventh Amendment Effective Date (after giving effect to the transactions completed by this Amendment), the Lead Borrower and its Restricted Subsidiaries, on a consolidates basis, are Solvent: and

(e)            at the time of and immediately after giving effect to this Amendment no Default or Event of Default has occurred or is continuing or shall result from this Amendment, the incurrence of the 2025 Incremental Term Loans or the application of the proceeds therefrom.

SECTION 6. Termination of Existing Revolving Facility Commitments. Pursuant to Section 2.06(a) of the Existing Credit Agreement, the Lead Borrower has notified the Administrative Agent that the unused 2021 Refinancing Credit Commitments shall be terminated in full and reduced to $0 on or prior the Seventh Amendment Effective Date (the “Existing Revolving Facility Termination”), but in any event prior to the effectiveness of this Amendment. The Administrative Agent hereby acknowledges that the Lead Borrower has provided sufficient notice of the Existing Revolving Facility Termination, and the Administrative Agent has notified the Appropriate Lenders of the Existing Revolving Facility Termination, under Section 2.06(a) and (c), respectively, of the Existing Credit Agreement. The Existing Revolving Facility Termination shall also be applied to the Letter of Credit Sublimit and the Swing Line Sublimit. All commitment fees accrued until the Seventh Amendment Effective Date shall be paid on such date. The Letters of Credit under the Existing Credit Agreement are deemed to be reissued under the Superpriority Credit Agreement, pursuant to arrangements satisfactory to the Administrative Agent and the L/C Issuer, as set forth in the Superpriority Credit Agreement. The Lead Borrower further affirms and acknowledges that there are no obligations or liabilities due and payable under any Treasury Services Agreement or Secured Hedge Agreement. Pursuant to Section 10.07(l) of the Existing Credit Agreement, the Lead Borrower acknowledges and agrees that the Swing Line Lenders and L/C Issuers have provided notice of their resignations as “L/C Issuer” or “Swing Line Lender”, and the Lead Borrower hereby (x) acknowledges and accepts such resignations and (y) waives any requirement that any Revolving Credit Lenders acting in such capacities use reasonable efforts to identify or appoint a successor “L/C Issuer” or “Swing Line Lender”.

SECTION 7. Sequencing of Seventh Amendment Effective Date Transactions. This Amendment shall not become effective before the effectiveness of the Existing Revolving Facility Termination. The amendments to Section 2.16(d)(iii)(B) to the Existing Credit Agreement made pursuant to Section 3 of the Amendment shall be effective immediately prior to the incurrence of the 2025 Incremental Term Loans. For the avoidance of doubt, any calculation of “Required Lenders” for purposes of consenting to the amendments in Section 3 hereof or granting any directions, consents or waivers under this Amendment, shall be made after giving effect to the Existing Revolving Facility Termination.

SECTION 8. Seventh Amendment Effective Date. This Amendment, including the incurrence of the 2025 Incremental Term Loans pursuant to the 2025 Incremental Term Loan Commitments and the amendments to the Existing Credit Agreement contained in Section 3 hereof shall become effective as of the first date (the “Seventh Amendment Effective Date”) on which each of the following conditions shall have been satisfied (or waived by the 2025 Incremental Amendment Consenting Lender Group):

(a)            the Administrative Agent (or its counsel) shall have received, each dated as of the date hereof unless otherwise indicated:

(i)	a counterpart signature page of this Amendment duly executed by Holdings, the Borrowers, the Administrative Agent, the 2025 Incremental Term Loan Lender and the 2025 Incremental Amendment Consenting Lender Group;

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(ii)	the Acknowledgment and Confirmation, substantially in the form of Exhibit B attached hereto, executed and delivered by a Responsible Officer of each Loan Party under the Amended Credit Agreement (in each case, including by way of facsimile or other electronic transmission);

(iii)	the executed 2025 Intercreditor Agreement, substantially in the form of Exhibit C attached hereto;

(iv)	a French law share pledge of Trinseo France S.A.S., in a form and substance reasonably satisfactory to the Collateral Agent, executed by Trinseo Holding B.V. and the Collateral Agent together with all share certificates, stock transfer forms, dividend mandates, letters of authority and all other deliverables required to be delivered under the share pledge;

(v)	[an Italian law share pledge of Trinseo Italia S.r.l., in a form and substance reasonably satisfactory to the Collateral Agent, executed by Trinseo Holding B.V. and the Collateral Agent together with all share certificates, stock transfer forms, dividend mandates, letters of authority and all other deliverables required to be delivered under the share pledge];[6]

(vi)	a Finnish law security agreement, by and between Trinseo Suomi Oy and the Collateral Agent, in a form and substance reasonably satisfactory to the Collateral Agent;

(vii)	[a Swedish law security agreement, by and between Trinseo Sverige AB and the Collateral Agent, in a form and substance reasonably satisfactory to the Collateral Agent;][7]

6 NTD: To the extent of no incremental taxes or fees required to be paid by Trinseo.

7 NTD: To the extent of no incremental taxes or fees required to be paid by Trinseo.

7

(viii)	(i) either (x) a copy of the certificate or articles of incorporation, articles of association (statuts) or equivalent organizational document, including all amendments thereto (and, for the avoidance of doubt, including such organizational documents executed in connection with the 2025 Transactions), of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization (where relevant) or by the Luxembourg Companies Register with respect to the Luxembourg Loan Parties or (y) confirmation from such Loan Party that there has been no change to such organizational documents since last delivered to the Administrative Agent, (ii) a certificate of the secretary, an authorized representative, assistant secretary, or managing director (as applicable) of each Loan Party, dated the Seventh Amendment Effective Date and certifying (A) that (x) attached thereto is a true and complete copy of the certificate of incorporation (and, where applicable, certificate of change of name), by-laws, articles of association, constitution or operating, management, partnership or similar agreement of such Loan Party as in effect on the Seventh Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below or (y) there has been no change to such governing documents since last delivered to the Administrative Agent, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers, general meeting of the shareholders or other equivalent governing body of such Loan Party authorizing the execution, delivery and performance of this Amendment, as applicable, the Acknowledgment and Confirmation delivered pursuant to clause (B) above and any necessary security or pledge documents to which it is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect (as applicable), (C) that any attached certificate or articles of incorporation, equivalent organizational document, by-laws, operating, management, partnership or similar agreement (including, for the avoidance of doubt, such similar documents and agreements executed in connection with the 2025 Transactions) of such Loan Party has not been amended (in the case of the articles of incorporation of each such Loan Party, since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (E) below), (D) as to the incumbency (where applicable) and specimen signature of each officer or authorized signatory executing this Amendment or any other document delivered in connection herewith on behalf of such Loan Party, (E) good standing certificates, business registration certificates or registrars (or, in each case, its equivalent) for each Loan Party from the jurisdiction in which it is organized (as applicable in the relevant jurisdiction except for the Luxembourg Loan Parties and Irish Guarantors), each dated a recent date prior to the Seventh Amendment Effective Date; and (F) for Luxembourg Loan Parties (x) that each such Luxembourg Loan Party is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), reprieve from payment (sursis de paiement), conciliation (conciliation), reorganisation procedure in the form of a mutual agreement (réorganisation par accord amiable), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a transfer by court order (réorganisation judiciaire par transfert par décision de justice), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and no application has been made or is to be made by its manager or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings, (y) a certificate of non-inscription of judicial decisions or of administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the Luxembourg Insolvency Register (Registre de l’insolvabilité) held and maintained with the Luxembourg Companies Register in relation to the Luxembourg Loan Parties dated as no earlier than one Business Day prior to the Seventh Amendment Effective Date and reflecting the situation no more than two Business Days prior to the Seventh Amendment Effective Date and (z) an excerpt (extrait) from the Luxembourg Companies Register pertaining to the Luxembourg Loan Parties dated no earlier than one Business Day prior to the Seventh Amendment Effective Date;

(ix)	the Irish law deed of confirmation dated on or about the Seventh Amendment Effective Date among Holdings, the Lead Borrower, Intermediate Holdings, Trinseo Finance Ireland Unlimited Company, Trinseo Ireland Global IHB Limited, Trinseo Services Ireland Limited and the Collateral Agent;

8

(x)	(A) the Hong Kong law-governed fourth deed of confirmatory security dated on or about the date of this Amendment (in respect of the debenture dated 6 September 2017, as supplemented by the deed of confirmatory security relating thereto dated 22 May 2018, as further supplemented by the second deed of confirmatory security relating thereto dated 3 May 2021 and as further supplemented by the third deed of confirmatory security relating thereto related to 8 September 2023) between Trinseo (Hong Kong) Limited and the Collateral Agent (the “HK Debenture Fourth Deed of Confirmatory Security”), (B) the Hong Kong law governed fourth deed of confirmatory security dated on or about the date of this Amendment (in respect of the share charge dated 6 September 2017, as supplemented by the deed of confirmatory security relating thereto dated 22 May 2018, as further supplemented by the second deed of confirmatory security relating thereto dated 3 May 2021 and as further supplemented by the third deed of confirmatory security relating thereto dated 8 September 2023) between Trinseo Holdings Asia Pte. Ltd. and the Collateral Agent (the “HK Share Charge Fourth Deed of Confirmatory Security”), (C) the Singapore law governed fourth composite deed of confirmatory security dated on or about the date of this Amendment (in respect of (1) the Singapore law security deed dated 6 September 2017, as supplemented by the deed of confirmatory security relating thereto dated 22 May 2018, as further supplemented by the second deed of confirmatory security relating thereto dated 3 May 2021 and as further supplemented by the third deed of confirmatory security relating thereto dated 8 September 2023, (2) the Singapore law share charge dated 6 September 2017, as supplemented by the deed of confirmatory security relating thereto dated 22 May 2018, as further supplemented by the second deed of confirmatory security relating thereto dated 3 May 2021 and as further supplemented by the third deed of confirmatory security relating thereto dated 8 September 2023, and (3) the Singapore law share charge dated 6 September 2017, as supplemented by the deed of confirmatory security relating thereto dated 22 May 2018, as further supplemented by the second deed of confirmatory security relating thereto dated 3 May 2021 and as further supplemented by the third deed of confirmatory security relating thereto dated 8 September 2023) between Trinseo Holdings Asia Pte. Ltd., Trinseo Holding B.V. and the Collateral Agent (the “Singapore Fourth Composite Deed of Confirmatory Security”, and together with the HK Debenture Fourth Deed of Confirmatory Security and the HK Share Charge Fourth Deed of Confirmatory Security, collectively, the “Security Confirmations”); (D) a letter of authorization and confirmation from Trinseo Holdings Asia Pte. Ltd. addressed to White & Case Pte. Ltd. in connection with the registration of the (1) Singapore Fourth Composite Deed of Confirmatory Security and (2) HK Share Charge Fourth Deed of Confirmatory Security with the Accounting and Corporate Regulatory Authority of Singapore; and (E) evidence that any process agent referred to in the HK Share Charge Fourth Deed of Confirmatory Security and the Singapore Fourth Composite Deed of Confirmatory Security has accepted its appointment as agent for service of process;

(xi)	a Committed Loan Notice with respect to the 2025 Incremental Term Loans

9

(xii)	the Administrative Agent shall have received a customary opinion from (i) Ropes & Gray LLP, as New York counsel for the Loan Parties, (ii) Loyens & Loeff N.V., as Luxembourg and Swiss counsel for the Loan Parties, (iii) NautaDutilh Avocats Luxembourg S.à r.l. (société à responsabilité limitée), as Luxembourg counsel for the Administrative Agent, (iv) William Fry LLP, as Irish counsel for the Administrative Agent, and (v) Reed Smith LLP, as Singapore and Hong Kong counsel for the Loan Parties,[2] in each case, reasonably acceptable to the Administrative Agent and addressed to the 2025 Incremental Term Loan Lender and dated the Seventh Amendment Effective Date;

(xiii)	the Administrative Agent shall have received an Officer’s Certificate of the Lead Borrower certifying as to the incurrence of the 2025 Incremental Term Loans (Tranche A) pursuant to Section 2.16(d)(iii)(B) of the Existing Credit Agreement; and

(xiv)	the written consent of Alter Domus (US) LLC consenting to this Amendment and the 2025 Transactions in accordance with Section 9(b) of the 2023 Incremental and Refinancing Amendment;

(b)            all fees and expenses required to be paid by (or on behalf of) the Existing Borrowers to the Administrative Agent (including the reasonable and documented fees and expenses of (x) White & Case LLP as counsel for the Administrative Agent and (y) Paul Hastings LLP as counsel for the Lead Arrangers) and the 2025 Transaction Amendment Consenting Lender Group with respect to the transactions and amendments contemplated by this Amendment on or before the Seventh Amendment Effective Date pursuant to any written agreement with the Existing Borrowers shall have been (or shall substantially contemporaneously be) paid in full in cash;

(c)            the representations and warranties contained in Section 5 of this Amendment shall be true and correct on and as of the Seventh Amendment Effective Date and the Administrative Agent (or its counsel) shall have received a certificate dated as of the Seventh Amendment Effective Date signed by a Responsible Officer of the Lead Borrower certifying to the same;

(d)            after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing;

(e)            the Administrative Agent shall have received from the Lead Borrower a solvency certificate from the chief financial officer of the Lead Borrower or, if no chief financial officer has been appointed, from the Permanent Representative, in the form of Exhibit I to the Amended Credit Agreement; and

(f)            the Administrative Agent shall have received, at least two Business Days prior to the Seventh Amendment Effective Date, all documentation and other information required about the Borrowers and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and a Beneficial Ownership Certification for any Borrower or Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, that has been requested in writing at least ten (10) Business Days prior to the Seventh Amendment Effective Date.

For purposes of determining whether the conditions specified in this Section 8 have been satisfied on the Seventh Amendment Effective Date, by the funding of the 2025 Incremental Term Loans, the Administrative Agent, the 2025 Incremental Term Loan Lender and each Lender in the 2025 Incremental Amendment Consenting Lender Group shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the 2025 Incremental Term Loan Lender and each Lender in the 2025 Incremental Amendment Consenting Lender Group, as the case may be.

10

SECTION 9. Effect of Amendment.

(a)            Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle either Borrower or any other Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.

(b)            From and after the Seventh Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed to include a reference to the Existing Credit Agreement as amended hereby and (ii) each reference in any Loan Document to the “Term Lenders”, “Term Loans”, “Loans”, “Term Loan Commitments” or “Commitment” shall be deemed to include the 2025 Incremental Term Loan Lender, the 2025 Incremental Term Loans and the 2025 Incremental Term Loan Commitments, as applicable.

(c)            From and after the date hereof, this Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents and shall be deemed to be an “Incremental Amendment” as defined in the Existing Credit Agreement. This Agreement shall not constitute a novation of the Amended Credit Agreement or any of the other Loan Documents.

SECTION 10. Amendments; Severability. (a) As of the date hereof, this Amendment may not be amended nor may any provision hereof be waived except pursuant to Section 10.01 of the Amended Credit Agreement.

(b)            If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The illegality, invalidity or unenforceability of a provision in a particular jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction. In the event of any such illegality, invalidity or unenforceability, the parties shall negotiate in good faith with a view to agreeing on a legal, valid and enforceable replacement provision which, to the extent practicable, is in accordance with the intent and purposes of this Amendment and in its economic effect comes as close as possible to the illegal, invalid or unenforceable provision.

SECTION 11. Ratification and Reaffirmation. Each Loan Party hereto hereby (a) consents to the execution, delivery and performance of this Amendment and the performance of the Existing Credit Agreement (as amended hereby) and (b) ratifies and reaffirms: (x) its Obligations in respect of the Existing Credit Agreement and each of the other Loan Documents to which it is a party (including, without limitation, the Guaranty), as such Obligations have been amended by this Amendment, and all of the covenants, duties, indebtedness and liabilities under the Amended Credit Agreement and the other Loan Documents to which it is a party and (y) the Liens and security interests created in favor of the Administrative Agent and the Lenders pursuant to each Collateral Document; which Liens shall continue to secure the Obligations (including in respect of the 2025 Incremental Term Loans and the Guaranty), in each case, on and subject to the terms and conditions set forth in the Amended Credit Agreement and the other Loan Documents.

11

Governing Law; Waiver of Jury Trial. THIS AMENDMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTIONS (WHETHER ARISING IN CONTRACT OR TORT, IN LAW OR EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 10.15 and 10.16 of the Amended Credit Agreement as amended by this Amendment are incorporated herein by reference, mutatis mutandis.

SECTION 12. Headings. Section headings herein are included for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

SECTION 13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 14. The Administrative Agent. The Administrative Agent is party hereto solely for the purposes of (a) Section 2.16(f) of the Existing Credit Agreement, (b) the Existing Revolving Facility Termination and (c) otherwise pursuant to the Existing Credit Agreement and Admin Agent Instruction. For the avoidance of doubt, the expense, indemnification and exculpation provisions of Article IX of the Existing Credit Agreement shall apply to this Amendment.

[Remainder of page intentionally left blank]

12

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TRINSEO MATERIALS OPERATING S.C.A, acting by its general partner, TRINSEO HOLDING S.À R.L.

By:
Name:
Title:

TRINSEO MATERIALS FINANCE, INC.

By:
Name:
Title:

TRINSEO HOLDING S.À R.L.

By:
Name:
Title:

TRINSEO LUXCO S.À R.L.

By:
Name:
Title:

[Signature Page to Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amendment to Credit Agreement]

TRINSEO LUXCO FINANCE SPV S.À R.L., as a Lender and as the 2025 Incremental Term Loan Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amendment to Credit Agreement]

[LENDER], as a Lender

By:
Name:
Title:

[Signature Page to Amendment to Credit Agreement]

EXHIBIT A: Amended Credit Agreement

(See attached.)

EXHIBIT A to the 2025 Incremental Amendment – Exhibit E to TSA

Composite copy reflecting amendments made pursuant to the 2018 Refinancing Amendment, dated as of May 22, 2018, the
2021 Incremental Amendment, dated as of May 3, 2021, the 2021 Refinancing Revolver Amendment, dated as of May 3, 2021, the 2023 SOFR Amendment, dated as of June 30, 2023, the 2023 Incremental and Refinancing Amendment, dated as of
September 8, 2023 ~~and~~, the 2024 LuxCo Merger Amendment, dated as of December [__], 2024~~.~~ and the 2025 Incremental
Amendment, dated as of January [__], 2025

CREDIT AGREEMENT1

Dated as of September 6, 2017,
as amended as of May 22, 2018,
as further amended as of May 3, 2021,
as further amended as of May 3, 2021,
as further amended as of June 30, 2023,
as further amended as of September 8, 2023, ~~and~~

as further amended as of December [__], 20242, and

as further amended as of ~~December~~January [__], ~~2024~~20253.

among

TRINSEO LUXCO S.À R.L.,

as Holdings,

~~TRINSEO IRELAND HOLDINGS LIMITED,~~

~~as Intermediate Holdings,~~

TRINSEO HOLDING S.À R.L.,

as the Lead Borrower,

TRINSEO MATERIALS FINANCE, INC.,

as the Co-Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO FROM TIME TO TIME

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent~~,~~ and Collateral Agent~~, L/C Issuer and Swing Line Lender~~

BARCLAYS BANK PLC,

DEUTSCHE BANK SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC.,
HSBC SECURITIES (USA) INC.,
GOLDMAN SACHS BANK USA,
THE BANK OF NOVA SCOTIA,
BNP PARIBAS SECURITIES CORP.,
MIZUHO BANK, LTD.,
MORGAN STANLEY SENIOR FUNDING, INC.

1 NTD: To conform to final 2nd amendment.

2 NTD: To be updated to reflect the closing date of the merger amendments as contemplated in the TSA.

3 NTD: To be updated to reflect the closing date of the 2025 transactions.

and,
SUMITOMO MITSUI BANKING CORPORATION,
as Joint Lead Arrangers and Joint Bookrunners

and

ANGELO, GORDON & CO., L.P. and OAKTREE CAPITAL MANAGEMENT, L.P.,

as Joint Lead Arrangers for the 2023 Term Loans [and the 2025 Incremental Term Loans]

2

Table of Contents

Page

Article I Definitions and Accounting Terms		3
Section 1.01	Defined Terms	3
Section 1.02	Luxembourg Terms	~~70~~76
Section 1.03	[Reserved]	~~71~~77
Section 1.04	Other Interpretive Provisions	~~71~~77
Section 1.05	Accounting Terms	~~71~~77
Section 1.06	Rounding	~~71~~77
Section 1.07	References to Agreements, Laws, Etc.	~~71~~77
Section 1.08	Times of Day	~~72~~78
Section 1.09	Timing of Payment of Performance	~~72~~78
Section 1.10	Pro Forma Calculations	~~72~~78
Section 1.11	Currency Equivalents	~~74~~80
Section 1.12	Exchange Rate	~~75~~81
Section 1.13	Additional Alternative Currencies	~~75~~81
Section 1.14	Cashless Settlement	~~75~~81
Section 1.15	Rates.	~~76~~82

Article II The Commitments and Credit Extensions		~~76~~82
Section 2.01	The Loans	~~76~~82
Section 2.02	Borrowings, Conversions and Continuations of Loans	~~77~~83
Section 2.03	Letters of Credit	~~79~~85
Section 2.04	Swing Line Loans	~~87~~94
Section 2.05	Prepayments	~~90~~97
Section 2.06	Termination or Reduction of Commitments	~~95~~102
Section 2.07	Repayment of Loans	~~96~~103
Section 2.08	Interest	~~97~~103
Section 2.09	Fees	~~98~~106
Section 2.10	Computation of Interest and Fees	~~100~~110
Section 2.11	Evidence of Indebtedness	~~100~~110
Section 2.12	Payments Generally	~~101~~111
Section 2.13	Sharing of Payments	~~103~~112
Section 2.14	Reverse Dutch Auction Repurchases	~~104~~113
Section 2.15	Open Market Purchases	~~105~~111
Section 2.16	Incremental Credit Extensions	~~106~~115
Section 2.17	Refinancing Amendments	~~113~~115
Section 2.18	Extensions of Term Loans and Revolving Credit Commitments	~~119~~129
Section 2.19	Defaulting Lenders	~~123~~133
Section 2.20	Borrower Obligations Joint and Several	~~125~~134

Article III Taxes, Increased Costs Protection and Illegality		~~125~~135
Section 3.01	Taxes	~~125~~135
Section 3.02	Illegality	~~129~~139
Section 3.03	Inability to Determine Rates	~~130~~139
Section 3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Benchmark Rate Loans	~~131~~141
Section 3.05	Funding Losses	~~132~~142
Section 3.06	Matters Applicable to All Requests for Compensation	~~133~~142
Section 3.07	Replacement of Lenders under Certain Circumstances	~~134~~143

(i)

Section 3.08	Survival	~~135~~145

Article IV Conditions Precedent to Credit Extensions		~~135~~145
Section 4.01	First Credit Event	~~135~~145
Section 4.02	All Credit Events	~~138~~147

Article V Representations and Warranties		~~138~~148
Section 5.01	Existence, Qualification and Power; Compliance with Laws	~~138~~148
Section 5.02	Authorization; No Contravention	~~138~~148
Section 5.03	Governmental Authorization; Other Consents	~~139~~148
Section 5.04	Binding Effect	~~139~~149
Section 5.05	Financial Statements; No Material Adverse Effect	~~139~~149
Section 5.06	Litigation	~~140~~150
Section 5.07	Ownership of Property; Liens	~~140~~150
Section 5.08	Environmental Matters	~~140~~150
Section 5.09	Taxes	~~141~~151
Section 5.10	ERISA Compliance	~~141~~151
Section 5.11	Subsidiaries; Equity Interests	~~142~~151
Section 5.12	Margin Regulations; Investment Company Act	~~142~~152
Section 5.13	Disclosure	~~142~~152
Section 5.14	Labor Matters	~~142~~152
Section 5.15	Intellectual Property; Licenses, Etc.	~~142~~152
Section 5.16	Solvency	~~143~~153
Section 5.17	Subordination of Junior Financing	~~143~~153
Section 5.18	Collateral Documents; Valid Liens	~~143~~153
Section 5.19	Centre of Main Interest	~~143~~153
Section 5.20	Pensions Act	~~143~~153
Section 5.21	Commercial Benefit	~~144~~153
Section 5.22	USA Patriot Act, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	~~144~~153
Section 5.23	Luxembourg Specific Representations	~~144~~154

Article VI Affirmative Covenants		~~144~~154
Section 6.01	Financial Statements	~~145~~154
Section 6.02	Certificates; Other Information	~~146~~156
Section 6.03	Notices	~~147~~157
Section 6.04	Payment of Taxes	~~147~~157
Section 6.05	Preservation of Existence, Etc.	~~147~~157
Section 6.06	Maintenance of Properties	~~148~~158
Section 6.07	Maintenance of Insurance	~~148~~158
Section 6.08	Compliance with Laws	~~149~~158
Section 6.09	Books and Records	~~149~~158
Section 6.10	Inspection Rights	~~149~~159
Section 6.11	Additional Collateral; Additional Guarantors	~~149~~159
Section 6.12	Compliance with Environmental Laws	~~155~~165
Section 6.13	[Reserved]	~~156~~165
Section 6.14	Further Assurances	~~156~~166
Section 6.15	Designation of Subsidiaries	~~156~~166
Section 6.16	Corporate Rating	~~156~~166
Section 6.17	Use of Proceeds	~~156~~166
Section 6.18	Post-Closing Actions	~~157~~167

(ii)

Section 6.19	Compliance with Anti-Corruption Laws	~~157~~167

Article VII Negative Covenants		~~157~~167
Section 7.01	Liens	~~157~~167
Section 7.02	[Reserved]	~~161~~171
Section 7.03	Indebtedness	~~161~~171
Section 7.04	Fundamental Changes	~~165~~176
Section 7.05	Dispositions	~~167~~177
Section 7.06	Restricted Payments	~~169~~179
Section 7.07	Change in Nature of Business	~~172~~182
Section 7.08	Transactions with Affiliates	~~172~~183
Section 7.09	Burdensome Agreements	~~173~~184
Section 7.10	[Reserved]	~~175~~185
Section 7.11	~~Financial Covenant~~	~~175~~[Reserved]185
Section 7.12	Accounting Changes	~~175~~185
Section 7.13	Prepayments, Etc. of Indebtedness	~~175~~186
Section 7.14	Permitted Activities	~~176~~187

Article VIII Events of Default and Remedies		~~177~~187
Section 8.01	Events of Default	~~177~~187
Section 8.02	Remedies Upon Event of Default	~~179~~190
Section 8.03	Application of Funds	~~180~~191
Section 8.04	~~Lead Borrower’s Right to Cure~~	~~181~~[Reserved]192

Article IX Administrative Agent and Other Agents		~~182~~193
Section 9.01	Appointment and Authorization of Agents	~~182~~193
Section 9.02	Delegation of Duties	~~185~~196
Section 9.03	Liability of Agents	~~185~~196
Section 9.04	Reliance by Agents	~~186~~196
Section 9.05	Notice of Default	~~186~~197
Section 9.06	Credit Decision; Disclosure of Information by Agents	~~186~~197
Section 9.07	Indemnification of Agents	~~187~~197
Section 9.08	Agents in their Individual Capacities	~~187~~198
Section 9.09	Successor Agents	~~187~~198
Section 9.10	Administrative Agent May File Proofs of Claim	~~189~~199
Section 9.11	Collateral and Guaranty Matters	~~189~~200
Section 9.12	Other Agents; Arrangers and Managers	~~190~~201
Section 9.13	Appointment of Supplemental Agents	~~190~~201
Section 9.14	[Reserved]	~~191~~202
Section 9.15	Parallel Debt owed to Collateral Agent	~~191~~202

Article X MiscellaneouS		~~192~~203
Section 10.01	Amendments, Etc.	~~192~~203
Section 10.02	Notices and Other Communications; Facsimile Copies	~~196~~206
Section 10.03	No Waiver; Cumulative Remedies	~~197~~207
Section 10.04	Attorney Costs and Expenses	~~197~~208
Section 10.05	Indemnification	~~197~~208
Section 10.06	Payments Set Aside	~~199~~209

(iii)

Section 10.07	Successors and Assigns	~~199~~209
Section 10.08	Confidentiality	~~204~~215
Section 10.09	Setoff	~~205~~215
Section 10.10	Interest Rate Limitation	~~205~~216
Section 10.11	Counterparts	~~205~~216
Section 10.12	Integration	~~205~~216
Section 10.13	Survival of Representations and Warranties	~~206~~216
Section 10.14	Severability	~~206~~216
Section 10.15	GOVERNING LAW	~~206~~217
Section 10.16	WAIVER OF RIGHT TO TRIAL BY JURY	~~207~~218
Section 10.17	Binding Effect	~~207~~218
Section 10.18	USA Patriot Act	~~208~~218
Section 10.19	No Advisory or Fiduciary Responsibility	~~208~~218
Section 10.20	Judgment Currency	~~209~~219
Section 10.21	Certain Undertakings with Respect to any Securitization Subsidiary	~~209~~220
Section 10.22	INTERCREDITOR AGREEMENTS	~~210~~220
Section 10.23	Certain ERISA Matters	~~210~~221

Article XI Guarantee		~~212~~223
Section 11.01	The Guarantee	~~212~~223
Section 11.02	Obligations Unconditional	~~212~~223
Section 11.03	Reinstatement	~~213~~224
Section 11.04	Subrogation; Subordination	~~214~~224
Section 11.05	Remedies	~~214~~224
Section 11.06	Instrument for the Payment of Money	~~214~~224
Section 11.07	Continuing Guarantee	~~214~~225
Section 11.08	General Limitation on Guarantee Obligations	~~214~~225
Section 11.09	Specific Limitation for Swiss Guarantors	~~214~~225
Section 11.10	Specific Limitation for German Guarantors	~~216~~226
Section 11.11	Specific Limitation for Hong Kong Guarantors	~~217~~228
Section 11.12	[Reserved]	~~217~~228
Section 11.13	Specific Limitation for Luxembourg Guarantors	~~217~~228
Section 11.14	Specific Limitation for Irish Guarantors	~~219~~229
Section 11.15	Release of Guarantors	~~219~~229
Section 11.16	Right of Contribution	~~219~~230
Section 11.17	Keepwell	~~220~~230
Section 11.18	Certain Dutch Guarantors	~~220~~230
Section 11.19	[Reserved]	~~220~~230
Section 11.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~220~~231

(iv)

SCHEDULES

Schedule 1.01A	--	Commitments
Schedule 1.01B	--	Existing Letters of Credit
Schedule 1.01D	--	Unrestricted Subsidiaries
Schedule 1.01E	--	Existing Investments
Schedule 1.01F(a)	--	Existing Secured Hedge Agreements
Schedule 1.01F(b)	--	Existing Treasury Services Agreement
Schedule 2.14	--	Reverse Dutch Auction Procedures
Schedule 4.01(b)	--	Other Collateral Documents
Schedule 5.07	--	Ownership of Property
Schedule 5.08(a)	--	Environmental Matters
Schedule 5.11	--	Subsidiaries; Equity Interests
Schedule 6.18	--	Post-Closing Actions
Schedule 7.01(b)	--	Existing Liens
Schedule 7.03(b)	--	Existing Indebtedness
Schedule 7.08	--	Transactions with Affiliates
Schedule 7.09	--	Certain Contractual Obligations
Schedule 10.02	--	Notices and Other Communications

EXHIBITS

Form of

Exhibit A	--	Committed Loan Notice
Exhibit B	--	Swing Line Loan Notice
Exhibit C-1	--	Term Note
Exhibit C-2	--	Revolving Credit Note
Exhibit C-3	--	Swing Line Note
Exhibit D	--	Compliance Certificate
Exhibit E	--	Assignment and Assumption
Exhibit F	--	Pledge and Security Agreement
Exhibit G	--	Global Intercompany Note
Exhibit H	--	Guarantor Joinder
Exhibit I	--	Solvency Certificate
Exhibit J	--	Request for L/C Issuance
Exhibit K	--	First Lien Intercreditor Agreement
Exhibit L	--	Second Lien Intercreditor Agreement
Exhibit M	--	Cashless Settlement Letter

(v)

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of September 6, 2017, as amended pursuant to the 2018 Refinancing Amendment referred to below, as further amended pursuant to the 2021 Incremental Amendment referred to below, as further amended pursuant to the 2021 Refinancing Revolving Amendment referred to below, as further amended pursuant to the 2023 SOFR Amendment referred to below as further amended pursuant to the 2023 Incremental and Refinancing Amendment referred to below ~~and~~, as further amended pursuant to the 2024 LuxCo Merger Amendment referred to below and as further amended pursuant to the 2025 Incremental Amendment referred to below (as further amended, supplemented and/or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among TRINSEO HOLDING S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B 153582 (“Trinseo SARL”~~), TRINSEO IRELAND HOLDINGS LIMITED, an Irish private company limited by shares (“Intermediate Holdings”), TRINSEO MATERIALS OPERATING S.C.A., a partnership limited by shares (societe en commandite par actions) organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the RCS under number B 153586 (the “Trinseo Materials”), acting by its general partner, Intermediate Holdings, TRINSEO MATERIALS FINANCE, INC., a Delaware corporation (the “Co-Borrower”, together with the Lead Borrower, the “Borrowers” and each, a “Borrower”) the Guarantors party hereto from time to time, the Lenders party hereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender and, upon the occurrence of the 2024 LuxCo Merger Amendment Effective Date~~ or the “Lead Borrower”), TRINSEO LUXCO S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153577 (“~~Successor~~ Holdings”)~~.~~, TRINSEO IRELAND HOLDINGS LIMITED, an Irish private company limited by shares (“Intermediate Holdings”), TRINSEO MATERIALS FINANCE, INC., a Delaware corporation (the “Co-Borrower”, together with the Lead Borrower, the “Borrowers” and each, a “Borrower”), the Guarantors party hereto from time to time, the Lenders party hereto from time to time (collectively, the “Lenders” and individually, a “Lender”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender.

PRELIMINARY STATEMENTS

The Borrowers requested that the Lenders under this Agreement as of the Closing Date (such agreement as in effect immediately prior to the 2018 Refinancing Amendment Effective Date, the “Existing Credit Agreement”) extend credit to the Borrowers in the form of (i) Term B Loans (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below) on the Closing Date in an aggregate principal amount of $700,000,000 and (ii) Revolving Credit Commitments in an aggregate principal amount of $375,000,000. The Revolving Credit Commitments permit the making of Revolving Credit Loans, Swing Line Loans and the issuance of Letters of Credit from time to time.

The proceeds of the Term B Loans, together with the proceeds of the ~~Senior~~2025 Notes, were used by the Borrowers on the Closing Date to (i) repay in full all indebtedness outstanding under the Credit Agreement (other than any cashless settlement pursuant to Section 1.14, which shall be effected in accordance with the terms thereof), dated as of May 5, 2015, among the Lead Borrower, Deutsche Bank AG New York Branch, as administrative agent (the “Existing Agent”), and each lender from time to time party thereto (as amended, supplemented and/or modified from time to time in accordance with the terms thereof prior to the date hereof, and including all annexes and schedules thereto, the “2015 Credit Agreement”) and terminate and release all commitments, security interests and guarantees in connection therewith, it being understood that any Secured Hedge Agreements, Treasury Services Agreements, letters of credit, bank guarantees and similar accommodations outstanding under the 2015 Credit Agreement remained outstanding to the extent continued under this Existing Credit Agreement as Existing Secured Hedge Agreements, Existing Treasury Services Agreements, or Existing Letters of Credit (as the case may be) or, in the case of such letters of credit, bank guarantees and similar accommodations that were not continued under this agreement as Existing Letters of Credit, otherwise cash collateralized or backstopped by one or more Letters of Credit issued on the Closing Date, (ii) either (x) redeem or repay in full all of the outstanding 6.750% Dollar Notes due 2022 and 6.375% Euro Notes due 2022, in each case, issued under that certain indenture, dated as of May 5, 2015 (the “Existing Senior Notes Indenture”), among the Lead Borrower, the Co-Borrower and The Bank of New York Mellon, acting through its London Branch, as trustee, as amended and/or supplemented from time to time in accordance with the terms thereof prior to the date hereof (the “Existing Senior Notes”) or (y) provide notice for the redemption or repayment of all of the Existing Senior Notes and deposit proceeds sufficient to redeem or repay in full the Existing Senior Notes (including any accrued and unpaid interest thereon and premium related thereto) with such trustee to satisfy and discharge the Existing Senior Notes Indenture, and, in each case terminate and release all commitments, security interests and guarantees in respect thereof (the actions under clauses (i) and (ii) above, the “Refinancing”) and (iii) pay the Transaction Expenses in connection with the foregoing.

The Revolving Credit Lenders are willing to lend and the L/C Issuer is willing to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

The Borrowers, the Administrative Agent and the Lenders party thereto have entered into that certain 2018 Refinancing Amendment (the “2018 Refinancing Amendment”), dated as of May 22, 2018, under which the 2018 Refinancing Term Loan Lenders extended credit to the Borrowers in the form of 2018 Refinancing Term Loans (which constitute Refinancing Term Loans under Section 2.17 of the Existing Credit Agreement) in an original aggregate principal amount equal to $696,500,000.00.

The Borrowers, the Administrative Agent and the Lenders party thereto have entered into that certain 2021 Incremental Amendment (the “2021 Incremental Amendment”), dated as of May 3, 2021, under which the 2021 Incremental Term Loan Lenders extended credit to the Borrowers in the form of 2021 Incremental Term Loans (which constitute Incremental Term Loans under Section 2.16 of this Agreement) in an original aggregate principal amount equal to $750,000,000.00.

The Borrowers, the Administrative Agent and the Lenders party thereto have entered into that certain 2021 Refinancing Revolver Amendment (the “2021 Refinancing Revolver Amendment”), dated as of May 3, 2021, under which the 2021 Refinancing Revolving Credit Lenders extended credit to the Borrowers in the form of 2021 Refinancing Revolving Credit Commitments (which constitute Refinancing Revolving Credit Commitments under Section 2.17 of this Agreement) in an original aggregate principal amount equal to $375,000,000.00.

The Borrowers and the Administrative Agent have entered into that certain 2023 SOFR Amendment (the “2023 SOFR Amendment”), dated as of June 30, 2023, under which the Borrowers elected to replace the LIBO Rate as the applicable Interest Rate on the 2021 Incremental Term Loan and the 2021 Refinancing Revolving Credit Loans with Term SOFR.

The Borrowers, the Administrative Agent and the Lenders party thereto have entered into that certain 2023 Incremental and Refinancing Amendment (the “2023 Incremental and Refinancing Amendment”), dated as of September 8, 2023, under which (i) the 2023 Incremental Term Loan Lender has agreed to extend credit to the Borrowers in the form of 2023 Incremental Term Loans which constitute Incremental Term Loans under Section 2.16 of this Agreement in an initial aggregate principal amount equal to $268,041,237.00 and (ii) the 2023 Refinancing Lender has agreed to extend credit to the Borrowers in the form of 2023 Refinancing Term Loans (which constitute Refinancing Term Loans under Section 2.17 of this Agreement) in an aggregate principal amount equal to $680,344,072.00.

The ~~Borrowers and the Agent~~Borrower and the Administrative Agent (at the direction of the Required Lenders) have entered into that certain 2024 LuxCo Merger Amendment (the “2024 ~~Luxco~~LuxCo Merger Amendment”), dated as of December [~~●~~__]4, 2024, in contemplation of the LuxCo Merger Transactions.

The Borrowers, the Administrative Agent and the Lenders party thereto have entered into that certain 2025 Incremental Amendment (the “2025 Incremental Amendment”), dated as of January [__]5, 2025, under which, among other things, the 2025 Incremental Term Loan Lender has agreed to extend credit to the Borrowers in the form of (i) the 2025 Incremental Term Loans (Tranche A) which constitute Incremental Term Loans under Section 2.16 of this Agreement in an initial aggregate principal amount equal to $115,000,000 and (ii) the 2025 Incremental Term Loans (Tranche B) which constitute Incremental Term Loans under Section 2.16 of this Agreement in an initial aggregate principal amount equal to $[●]6.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

Section 1.01      Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2015 Credit Agreement” has the meaning set forth in the preliminary statements.

“2018 Refinancing Amendment” has the meaning assigned to such term in the preliminary statements.

“2018 Refinancing Amendment Effective Date” shall mean May 22, 2018, the date of effectiveness of the 2018 Refinancing Amendment.

“2018 Refinancing Term Loan Commitments” shall mean the “2018 Refinancing Term Loan Commitments” as such term is defined in the 2018 Refinancing Amendment.

“2018 Refinancing Term Loan Lender” shall mean each “2018 Refinancing Term Loan Lender” as such term is defined in the 2018 Refinancing Amendment.

“2018 Refinancing Term Loans” shall mean the “2018 Refinancing Term Loans” as such term is defined in the 2018 Refinancing Amendment

“2021 Refinancing Revolver Amendment” has the meaning assigned to such term in the preliminary statements.

“2021 Refinancing Revolver Amendment Effective Date” shall mean May 3, 2021, the date of effectiveness of the 2021 Refinancing Revolver Amendment.

4 NTD: To be updated to reflect the closing date of the merger amendments as contemplated in the TSA.

5 NTD: To be updated to reflect the closing date of the 2025 transactions.

6 NTD: Amount to equal par value of 2029 Notes received by the 2025 Term Loan Lender in the Noteholder Exchange Offer.

“2021 Refinancing Revolving Credit Commitments” shall mean the “2021 Refinancing Revolving Credit Commitments” as such term is defined in the 2021 Refinancing Revolver Amendment.

“2021 Refinancing Revolving Credit Lender” shall mean each “2021 Refinancing Revolving Credit Lender” as such term is defined in the 2021 Refinancing Revolver Amendment.

“2021 Refinancing Revolving Credit Loans” shall mean the “2021 Refinancing Revolving Credit Loans” as such term is defined in the 2021 Refinancing Revolver Amendment.

“2021 Incremental Amendment” has the meaning assigned to such term in the preliminary statements.

“2021 Incremental Amendment Effective Date” shall mean May 3, 2021, the date of effectiveness of the 2021 Incremental Amendment.

“2021 Incremental Term Loan Commitments” shall mean the “2021 Incremental Term Loan Commitments” as such term is defined in the 2021 Incremental Amendment.

“2021 Incremental Term Loan Lender” shall mean each “2021 Incremental Term Loan Lender” as such term is defined in the 2021 Incremental Amendment.

“2021 Incremental Term Loans” shall mean the “2021 Incremental Term Loans” as such term is defined in the 2021 Incremental Amendment.

“2023 Incremental and Refinancing Amendment” has the meaning assigned to such term in the preliminary statements.

“2023 Incremental and Refinancing Amendment Effective Date” shall mean September 8, 2023, the date of effectiveness of the 2023 Incremental and Refinancing Amendment.

“2023 Incremental Term Loan Commitments” shall mean the “2023 Incremental Term Loan Commitments” as such term is defined in the 2023 Incremental and Refinancing Amendment.

“2023 Incremental Term Loans” shall mean the “2023 Incremental Term Loans” as such term is defined in the 2023 Incremental and Refinancing Amendment.

“2023 Incremental Term Loan Lender” shall mean the “2023 Incremental Term Loan Lender” as such term is defined in the 2023 Incremental and Refinancing Amendment.

“2023 Refinancing Term Loan Commitments” shall mean the “2023 Refinancing Term Loan Commitments” as such term is defined in the 2023 Incremental and Refinancing Amendment.

“2023 Refinancing Term Loan Lender” shall mean the “2023 Refinancing Term Loan Lender” as such term is defined in the 2023 Incremental and Refinancing Amendment.

“2023 Refinancing Term Loans” shall mean the “2023 Refinancing Term Loans” as such term is defined in the 2023 Incremental and Refinancing Amendment.

“2023 SOFR Amendment” shall mean that certain 2023 SOFR Amendment, dated as of June 30, 2023.

“2023 Term Loan Commitments” shall mean, collectively, the 2023 Incremental Term Loan Commitments and the 2023 Refinancing Term Loan Commitments.

“2023 Term Loan Lenders” shall mean, collectively, the 2023 Incremental Term Loan Lender and the 2023 Refinancing Term Loan Lender.

“2023 Term Loans” shall mean, collectively, the 2023 Incremental Term Loans and the 2023 Refinancing Term Loans.

“2023 Yield Protection Fee” has the meaning set forth in Section 2.09(c).

“2023 Yield Protection Fee Trigger Event” means (a) any repayment of all, or any part, of the principal amount of the 2023 Term Loans, including any voluntary prepayment, mandatory repayment other than a repayment under Section 2.05(b)(i), Section 2.05(b)(ii) or Section 2.05(b)(v) or any payment at maturity, in each case, whether before or after (i) the occurrence of a Default or an Event of Default or (ii) the commencement of any proceeding with respect to any Borrower or Guarantor under any Debtor Relief Law and notwithstanding any acceleration (for any reason) of the 2023 Term Loans; (b) the acceleration of all of the 2023 Term Loans for any reason, including, but not limited to, acceleration following or pursuant to an Event of Default, including as a result of the commencement of a proceeding under any Debtor Relief Law (including, without limitation, pursuant to Section 8.01(f)); (c) the satisfaction, release, payment, redemption, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the 2023 Term Loans in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Lenders (whether directly or indirectly, including through the Administrative Agent or Collateral Agent or any other distribution agent), in full or partial satisfaction of the 2023 Term Loans; (d) the substantial consummation of any plan of reorganization with respect to any Borrower or Guarantor under any Debtor Relief Law; (e) the termination of any proceeding with respect to any Borrower or Guarantor under any Debtor Relief Law; and (f) the termination of this Agreement for any reason; provided, that in no event shall a regularly scheduled amortization payment in respect of the 2023 Term Loans pursuant to Section 2.07(a) constitute a 2023 Yield Protection Fee Trigger Event.

If a 2023 Yield Protection Fee Trigger Event occurs under clause (b), (c), (d), (e) or (f) above, the entire outstanding principal amount of 2023 Term Loans shall be deemed to be subject to the 2023 Yield Protection Fee Trigger Event on the date on which such 2023 Yield Protection Fee Trigger Event occurs.

“2024 LuxCo Merger Amendment” means that certain 2024 LuxCo Merger Amendment, dated as of the 2024 LuxCo Merger Amendment Effective Date, under which the Administrative Agent (pursuant to Required Lender instruction) consented to, among other things, the LuxCo Merger Transactions.

“2024 LuxCo Merger Amendment Effective Date” means December [__], 20247.

“2025 Incremental Amendment” has the meaning assigned to such term in the preliminary statements.

“2025 Incremental Amendment Consenting Lender Group” has the meaning assigned to such term in the 2025 Incremental Amendment.

“2025 Incremental Amendment Effective Date” means [__], 2025.8

“2025 Incremental Term Loan Commitments” has the meaning assigned to such term in the 2025 Incremental Amendment.

“2025 Incremental Term Loan Lender” has the meaning assigned to such term in the 2025 Incremental Amendment.

7 NTD: To be updated to reflect the closing date of the merger amendments as contemplated in the TSA.

8 NTD: To be updated to reflect the closing date of the 2025 transactions.

“2025 Incremental Term Loan (Tranche A)” has the meaning assigned to such term in the 2025 Incremental Amendment.

“2025 Incremental Term Loan (Tranche B)” has the meaning assigned to such term in the 2025 Incremental Amendment.

“2025 Incremental Term Loan (Tranche A) Commitments” has the meaning assigned to such term in the 2025 Incremental Amendment.

“2025 Incremental Term Loan (Tranche B) Commitments” has the meaning assigned to such term in the 2025 Incremental Amendment.

“2025 Incremental Term Loans” has the meaning assigned to such term in the 2025 Incremental Amendment.

“2025 Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of January [__], 20259, among the Collateral Agent, Deutsche Bank AG New York Branch as administrative agent and collateral agent under the Superpriority Credit Agreement, Alter Domus (US) LLC as administrative agent and collateral agent under the Super HoldCo Credit Agreement, The Bank of New York Mellon, as trustee and collateral agent under the Super HoldCo Second Lien Indenture, and acknowledged by the Loan Parties party thereto from time to time.

“2025 Notes” means the 5.375% senior unsecured notes due 2025 issued pursuant to the 2025 Notes Indenture in the aggregate original principal amount of $500,000,000.

“2025 Notes Indenture” means the Indenture for the 2025 Notes, dated as of August 29, 2017, by and among the Lead Borrower, the Co-Borrower and the Senior Notes Trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“2025 Tranche B Applicable Premium” means with respect to a 2025 Incremental Term Loan (Tranche B) the greater of (A) 1.0% of the principal amount of such 2025 Incremental Term Loan (Tranche B) and (B) on any repayment date, the excess (to the extent positive) of:

(a)            the present value at such repayment date of (i) 103.813% of principal amount of such 2025 Incremental Term Loan (Tranche B) (excluding accrued but unpaid interest) subject to such 2025 Tranche B Yield Protection Fee Trigger Event plus (ii) all required interest payments due on such 2025 Incremental Term Loan (Tranche B) subject to such 2025 Tranche B Yield Protection Fee Trigger Event from the date of such 2025 Tranche B Yield Protection Fee Trigger Event through and including the date that is the one year anniversary of the 2025 Incremental Amendment Effective Date (excluding accrued but unpaid interest), computed upon the repayment date using a discount rate equal to the Treasury Rate at such repayment date plus 50 basis points; over

(b)            (b) the then outstanding principal amount of such 2025 Incremental Term Loan (Tranche B) subject to such 2025 Tranche B Yield Protection Fee Trigger Event;

in each case, as calculated by the Lead Borrower or on behalf of the Lead Borrower by such Person as the Lead Borrower shall designate; provided, that such calculation shall not be the duty or obligation of the Administrative Agent.

9 NTD: To be updated to reflect the closing date of the 2025 transactions.

“2025 Tranche A Yield Protection Fee Trigger Event” means (a) any repayment of all, or any part, of the principal amount of the 2025 Incremental Term Loan (Tranche A), including any voluntary prepayment, mandatory repayment other than a repayment under Section 2.05(b)(i), Section 2.05(b)(ii) or Section 2.05(b)(v) or any payment at maturity, in each case, whether before or after (i) the occurrence of a Default or an Event of Default or (ii) the commencement of any proceeding with respect to any Borrower or Guarantor under any Debtor Relief Law and notwithstanding any acceleration (for any reason) of the 2025 Incremental Term Loan (Tranche A); (b) the acceleration of all of the 2025 Incremental Term Loan (Tranche A) for any reason, including, but not limited to, acceleration following or pursuant to an Event of Default, including as a result of the commencement of a proceeding under any Debtor Relief Law (including, without limitation, pursuant to Section 8.01(f)); (c) the satisfaction, release, payment, redemption, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the 2025 Incremental Term Loan (Tranche A) in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Lenders (whether directly or indirectly, including through the Administrative Agent or Collateral Agent or any other distribution agent), in full or partial satisfaction of the 2025 Incremental Term Loan (Tranche A), foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Lenders (whether directly or indirectly, including through the Collateral Agent or any other distribution agent) in full or partial satisfaction of the 2025 Incremental Term Loan (Tranche B); (d) the substantial consummation of any plan of reorganization with respect to any Borrower or Guarantor under any Debtor Relief Law; (e) the termination of any proceeding with respect to any Borrower or Guarantor under any Debtor Relief Law; and (f) the termination of this Agreement for any reason; provided, that in no event shall a regularly scheduled amortization payment in respect of the 2025 Incremental Term Loan (Tranche A) pursuant to Section 2.07(a) constitute a 2025 Tranche A Yield Protection Fee Trigger Event.

If a 2025 Tranche A Yield Protection Fee Trigger Event occurs under clause (b), (c), (d), (e) or (f) above, the entire outstanding principal amount of 2025 Incremental Term Loan (Tranche A) shall be deemed to be subject to the 2025 Tranche A Yield Protection Fee Trigger Event on the date on which such 2025 Tranche A Yield Protection Fee Trigger Event occurs.

“2025 Tranche B Yield Protection Fee Trigger Event” means (a) any repayment of all, or any part, of the principal amount of the 2025 Incremental Term Loan (Tranche B), including any voluntary prepayment, mandatory repayment other than a repayment under Section 2.05(b)(i), Section 2.05(b)(ii) or Section 2.05(b)(v) or any payment at maturity, in each case, whether before or after (i) the occurrence of a Default or an Event of Default or (ii) the commencement of any proceeding with respect to any Borrower or Guarantor under any Debtor Relief Law and notwithstanding any acceleration (for any reason) of the 2025 Incremental Term Loan (Tranche B); (b) the acceleration of all of the 2025 Incremental Term Loan (Tranche B) for any reason, including, but not limited to, acceleration following or pursuant to an Event of Default, including as a result of the commencement of a proceeding under any Debtor Relief Law (including, without limitation, pursuant to Section 8.01(f)); (c) the satisfaction, release, payment, redemption, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the 2025 Incremental Term Loan (Tranche B) in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Lenders (whether directly or indirectly, including through the Administrative Agent or Collateral Agent or any other distribution agent), in full or partial satisfaction of the 2025 Incremental Term Loan (Tranche B), foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Lenders (whether directly or indirectly, including through the Collateral Agent or any other distribution agent), in full or partial satisfaction of the 2025 Incremental Term Loan (Tranche B); (d) the substantial consummation of any plan of reorganization with respect to any Borrower or Guarantor under any Debtor Relief Law; (e) the termination of any proceeding with respect to any Borrower or Guarantor under any Debtor Relief Law; and (f) the termination of this Agreement for any reason; provided, that in no event shall a regularly scheduled amortization payment in respect of the 2025 Incremental Term Loan (Tranche B) pursuant to Section 2.07(a) constitute a 2025 Tranche B Yield Protection Fee Trigger Event.

If a 2025 Tranche B Yield Protection Fee Trigger Event occurs under clause (b), (c), (d), (e) or (f) above, the entire outstanding principal amount of 2025 Incremental Term Loan (Tranche B) shall be deemed to be subject to the 2025 Tranche B Yield Protection Fee Trigger Event on the date on which such 2025 Tranche B Yield Protection Fee Trigger Event occurs.

“2025 Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of December 9, 2024, by Parent, certain Subsidiaries of Parent party thereto and the Supporting Creditors (as defined therein) party thereto from time to time.

“2025 Transactions” has the meaning assigned to such term in the 2025 Transaction Support Agreement.

“2029 Notes” means the 5.125% senior unsecured notes due 2029 issued pursuant to the 2029 Notes Indenture in the aggregate original principal amount of $450,000,000.

“2029 Notes Indenture” means the Indenture for the 2029 Notes, dated as of March 24, 2021, by and among the Lead Borrower, the Co-Borrower and the Senior Notes Trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Adjusted Term SOFR” means, (i) for purposes of any calculation (other than with respect to the 2023 Term Loans and 2025 Incremental Term Loans (Tranche A)), the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that, in no event shall the Adjusted Term SOFR for the 2021 Incremental Term Loans and 2021 Refinancing Revolving Credit Loans denominated in Dollars be less than the applicable Floor; ~~and~~ (ii) for purposes of any calculation with respect to the 2023 Term Loans, the rate per annum equal to (a) Term SOFR for such calculation times (b) 1.136; provided that, subject to Section 2.08(~~h~~j), in no event shall Adjusted Term SOFR for the 2023 Term Loans be less than the applicable Floor~~.~~ and (iii) for purposes of any calculation with respect to the 2025 Incremental Term Loans (Tranche), the rate per annum equal to Term SOFR for such calculation; provided that, in no event shall the Adjusted Term SOFR for the 2025 Incremental Term Loans (Tranche A) be less than the applicable Floor.

“Additional Lender” means any Person that is not an existing Lender and has agreed to provide Incremental Commitments pursuant to ~~Section 2.16~~Section 2.16 or Refinancing Commitments pursuant to ~~Section 2.17~~Section 2.17 (including, for the avoidance of doubt, the 2021 Refinancing Revolving Credit Commitments ~~and~~, the 2023 Term Loan Commitments and the 2025 Incremental Term Loan Commitments provided by any such Person).

“Administrative Agent” means DBNY, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“AHYDO Payment” means a payment in respect of Indebtedness in an amount sufficient to ensure that such Indebtedness will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

~~“Arkema Acquisition” means the acquisition, directly or indirectly, of 100% of the outstanding Equity Interests of Arkema Group’s methyl methacrylates (“MMA”) and polymethyl methacrylates (“PMMA”) business, as more specifically described in, and pursuant to the terms of, that certain Share Purchase Agreement, dated as of March 19, 2021, between Arkema, a French société anonyme with its registered offices at 420, rue d’Estienne d’Orves, 92700 Colombes, France and registered with the registry of commerce and company of Nanterre under number 445 074 685, as Seller, and Trinseo S.A., a Luxembourg société anonyme with its registered offices at 26-28 rue Edward Steichen, L-2540, Luxembourg, Grand Duchy of Luxembourg and registered with the registry of commerce and company of Luxembourg under number B 153549, as Purchaser (the “Arkema Acquisition Agreement”).~~

“Altuglas” means Altuglas LLC, a Delaware limited liability company.

“Alternative Currency” means Euros, Pounds Sterling and each other currency that is approved in accordance with Section 1.13.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a LIBO Rate, Term SOFR or Base Rate floor, or otherwise, in each case, incurred or payable by the applicable Borrower generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year average life to maturity on a straight line basis (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin); and provided, further, that “All-In Yield” shall not include amendment fees, arrangement fees, structuring fees, ticking fees, unused line fees, commitment fees, underwriting fees and other similar fees not paid generally to all lenders in the primary syndication of such Indebtedness.

“AML Laws” means the Bank Secrecy Act, as amended by the USA Patriot Act, and all laws, rules, and regulations of any jurisdiction in which any Loan Party or any Subsidiary is located or is doing business from time to time concerning or relating to anti-money laundering and ensuring that all sources of funding are lawful and identifiable.

“Annual Financial Statements” means the audited consolidated balance sheets and related statements of comprehensive income, shareholders’ equity and cash flows of Topco and its Subsidiaries for the fiscal years ended December 31, 2016 and December 31, 2015.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to Holdings or its Subsidiaries by virtue of such Person being organized or operating in such jurisdiction.

“Applicable ECF Percentage” means, for any fiscal year of the Lead Borrower (commencing with the fiscal year beginning on January 1, 2016), (a) 50% if the First Lien Net Leverage Ratio as of the last day of such fiscal year is greater than 2.50:1.00, (b) 25% if the First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.50:1.00 and greater than 2.00:1.00 and (c) zero if the First Lien Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.00:1.00.

“Applicable Margin” means a percentage per annum equal to:

(a)            from and after the 2021 Revolver Refinancing Amendment Effective Date, with respect to unused 2021 Refinancing Revolving Credit Commitments, 0.375%;

~~(b) [reserved];~~

(b)            ~~(c)~~ from and after the 2021 Incremental Amendment Effective Date, with respect to the 2021 Incremental Term Loans maintained as (i) Base Rate Loans, 1.50% and (ii) Benchmark Rate Loans, 2.50%;

(c)            ~~(d)~~ from and after the 2021 Revolver Refinancing Amendment Effective Date, with respect to 2021 Refinancing Revolving Credit Loans, Swing Line Loans (which are to be maintained solely as Base Rate Loans) and Letters of Credit fees, the following percentages per annum, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

		Applicable Margin for Revolving Credit
		Loans, Swing Line Loans, Letter of Credit Fees
Pricing Level	Total Net Leverage Ratio	Benchmark Rate and Letter of Credit Fees	Base Rate
1	> 3.00:1.00	2.25%	1.25%
2	< 3.00:1.00 and > 2.50:1.00	2.00%	1.00%
3	< 2.50:1.00	1.75%	0.75%

(d)           ~~(e)~~ subject to Section 2.08(h), from and after the 2023 Incremental and Refinancing Amendment Effective Date, with respect to 2023 Term Loans maintained as: (i) Base Rate Loans, 8.66% and (ii) Benchmark Rate Loans, 9.66%.

(e)           from and after the 2025 Incremental Amendment Effective Date, with respect to 2025 Incremental Term Loans (Tranche A) maintained as: (i) Base Rate Loans, 7.50% and (ii) Benchmark Rate Loans, 8.50%;

(f)            from and after the 2025 Incremental Amendment Effective Date, with respect to 2025 Incremental Term Loans (Tranche B), 7.625%.

Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, if notification is provided to the Lead Borrower that the Administrative Agent or the Required Lenders have so elected, the highest pricing level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing hereunder and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans or Swing Line Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Margin in respect of any Class of Incremental Commitments, and Class of Incremental Term Loans established after the ~~2023~~2025 Incremental ~~and Refinancing~~ Amendment Effective Date or any Class of Incremental Revolving Credit Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (c) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement, (d) the Applicable Margin in respect of any Class of Refinancing Revolving Credit Commitments, any Class of Refinancing Revolving Credit Loans established after the 2023 Incremental and Refinancing Amendment Effective Date or any Class of Refinancing Term Loans established after the 2023 Incremental and Refinancing Amendment Effective Date shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment and (e) [reserved].

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Aristech” means Aristech Surfaces LLC, a Kentucky limited liability company.

“Aristech and Altuglas IP” means any IP Rights necessary to operate the businesses of Aristech and Altuglas as set forth on Schedule 5.15 of the Superpriority Credit Agreement.

“Aristech and Altuglas License Agreements” means each intellectual property license agreement entered into between Trinseo Europe, as licensor, and each of Aristech and Altuglas, as licensee, with respect to the use of Aristech and Altuglas IP that are necessary to operate the businesses of Aristech and Altuglas.

“Arkema Acquisition” means the acquisition, directly or indirectly, of 100% of the outstanding Equity Interests of Arkema Group’s methyl methacrylates (“MMA”) and polymethyl methacrylates (“PMMA”) business, as more specifically described in, and pursuant to the terms of, that certain Share Purchase Agreement, dated as of March 19, 2021, between Arkema, a French société anonyme with its registered offices at 420, rue d’Estienne d’Orves, 92700 Colombes, France and registered with the registry of commerce and company of Nanterre under number 445 074 685, as Seller, and Trinseo S.A., a Luxembourg société anonyme with its registered offices at 26-28 rue Edward Steichen, L-2540, Luxembourg, Grand Duchy of Luxembourg and registered with the registry of commerce and company of Luxembourg under number B 153549, as Purchaser (the “Arkema Acquisition Agreement”).

“Arrangers” means Barclays Bank PLC, Deutsche Bank Securities Inc., Citi Group Global Markets Inc., HSBC Securities (USA) Inc., Goldman Sachs Bank USA, The Bank of Nova Scotia, BNP Paribas Securities Corp., Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc. and Sumitomo Mitsui Banking Corporation; provided that with respect to the 2018 Refinancing Amendment and the 2018 Refinancing Loans, “Arrangers” shall mean Deutsche Bank Securities Inc.; provided further that with respect to the 2021 Incremental Amendment and the 2021 Incremental Term Loans, “Arrangers” shall mean Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Barclays Bank PLC, BNP Paribas Securities Corp., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd, Goldman Sachs Bank USA, Truist Securities, Inc. and Fifth Third Bank, National Association; provided further that with respect to the 2021 Refinancing Revolver Amendment, the 2021 Refinancing Revolving Credit Commitments and the 2021 Refinancing Revolving Credit Loans, “Arrangers” shall mean Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Barclays Bank PLC, BNP Paribas Securities Corp., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd, Goldman Sachs Bank USA, Truist Securities, Inc. and Fifth Third Bank, National Association; provided, further, that with respect to [(i)] the 2023 Incremental and Refinancing Amendment, the 2023 Refinancing Term Loans and the 2023 Incremental Term Loans [and (ii) the 2025 Incremental Amendment and the 2025 Incremental Term Loans, “Arrangers” shall mean Angelo, Gordon & Co. L.P. and Oaktree Capital Management, L.P.]

“ASIC” means the Australian Securities and Investments Commission.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.07), in the form of Exhibit E or any other form approved by the Administrative Agent and the Lead Borrower.

“Associate” means (i) any Person of which the Lead Borrower or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding voting Equity Interests and (ii) any joint venture entered into by the Lead Borrower or any Restricted Subsidiary of the Lead Borrower.

“Attorney Costs” means and includes all reasonable, documented fees, expenses and disbursements of any law firm or other external legal counsel required to be reimbursed by any Loan Party pursuant to the terms of any Loan Document.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction” shall have the meaning set forth in Section 2.14(a).

“Auction Manager” shall mean the Administrative Agent; provided that the Lead Borrower shall not designate the Administrative Agent or any Affiliate thereof as the Auction Manager without the written consent of the Administrative Agent or such Affiliate, as applicable (it being understood that neither the Administrative Agent nor any Affiliate thereof shall be under any obligation to agree to act as the Auction Manager); provided, further, that neither Holdings nor any of its Subsidiaries may act as the Auction Manager.

“Auction Notice” has the meaning set forth in Schedule 2.14.

“Auditors” means a firm of ~~recognised~~recognized international auditors.

“Auditors’ Determination” has the meaning as defined in Section 11.10(d).

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by DBNY as its “prime rate” and (c) the applicable Benchmark Rate for an Interest Period of one month commencing on such day plus 1.00% per annum; provided that in no event shall the Base Rate be less than (x) 1.00% per annum for all 2021 Incremental Term Loans, (y) 1.00% per annum for all 2021 Refinancing Revolving Credit Loans, and (z) 4.55% per annum with respect to the 2023 Term Loans, in each case, maintained as Base Rate Loans. The “prime rate” is a rate set by DBNY based upon various factors including DBNY costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing and subject to Section 2.08(h), for purposes of calculating the Base Rate for the 2023 Term Loans, the Base Rate for any day shall be the highest of (a) through (c) above times 1.136.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark Rate” means (a) as to any 2021 Refinancing Revolving Credit Loans denominated in Euros, LIBO Rate, and (b) as to any 2021 Incremental Term Loans, any 2021 Refinancing Revolving Credit Loans ~~and~~, 2023 Term Loans and 2025 Incremental Term Loans (Tranche A) denominated in Dollars, Adjusted Term SOFR.

“Benchmark Rate Loan” means a Loan that bears interest at a rate based on the Benchmark Rate whether denominated in Dollars or in Euros.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means, for any Person, the board of directors, the general partner or other governing body of such Person or, if such Person does not have such a board of directors, general partner or other governing body and is owned or managed by a single entity, the Board of Directors or board of managers (conseil de gérance) of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Lead Borrower.

“Borrower” has the meaning provided in the introductory paragraph hereof.

“Borrower Retained Prepayment Amounts” has the meaning set forth in Section 2.05(b)(vii).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Luxembourg or the State where the Administrative Agent’s Office with respect to Loans denominated in Dollars is located, (b) if such day relates to any interest rate settings as to a LIBO Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in respect of any such LIBO Rate Loan denominated in Dollars, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBO Rate Loan denominated in Dollars, any such day described in clause (a) above which is also a day on which dealings in deposits are conducted by and between banks in the London Interbank Eurodollar Market and (c) if such day relates to any interest rate settings as to a LIBO Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in respect of any such LIBO Rate Loan denominated in Euros, or any other dealings to be carried out pursuant to this Agreement in respect of any such LIBO Rate Loan denominated in Euros, any such day described in clause (a) above that is also a TARGET Day.

“Calculation Date” shall mean (a) the first Business Day of each calendar month, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of the issuance, amendment, renewal or extension of a Letter of Credit denominated in an Alternative Currency, (c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Revolving Credit Borrowing of Benchmark Rate Loans denominated in Euros and each continuation of a Benchmark Rate Loan denominated in Euros and (d) if an Event of Default has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Lead Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Lead Borrower and its Restricted Subsidiaries.

“Capital Impairment” has the meaning set forth in Section 11.10(c).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Lead Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at DBNY (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments:

(a)            (i) Dollars, Pounds Sterling, Canadian Dollars or Euros; or (ii) any other currency held by the Lead Borrower and its Restricted Subsidiaries from time to time in the ordinary course of business;

(b)            readily marketable obligations issued or directly and fully Guaranteed or insured by the United States or Canadian governments or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than 24 months from the date of acquisition;

(c)            certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by any (i) Lender or (ii) (a) commercial bank or trust company bank that is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia and is a member of the Federal Reserve System, and (b) has combined capital and surplus in excess of $100,000,000 (any such Persons referenced in the foregoing clauses (i) and (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d)            repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any Approved Bank;

(e)            commercial paper and variable or fixed rate notes rated at the time of acquisition thereof at least “A-2” (or the equivalent thereof by S&P) or “P-2” (or the equivalent thereof by Moody’s) or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization (if both of the two named rating agencies cease publishing ratings of investments) or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within 24 months after the date of acquisition thereof;

(f)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, any province of Canada or any other foreign government or any political subdivision or taxing authority thereof, in each case, having an investment grade rating from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than 24 months from the date of acquisition;

(g)            bills of exchange issued in the United States or Canada eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(h)            Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA– (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)            for purposes of Section 7.05(f), the marketable securities portfolio owned by the Lead Borrower and its Subsidiaries on the Closing Date;

(j)            Investments, classified in accordance with GAAP as current assets, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $100,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (h) of this definition;

(k)            instruments equivalent to those referred to in clauses (a) through (h) above and clause (j) above denominated in Euros or any other currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(l)            any interest in any investment funds investing at least 90% of their assets in instruments of the type specified in clauses (a) through (h) above and clauses (j) and (k) above.

“Cash Management Obligations” means obligations owed by the Lead Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Cash Management Practices” means (a) the ordinary course cash management practices of the Lead Borrower and its Subsidiaries as in effect prior to the 2025 Incremental Amendment Effective Date, including with respect to the ordinary course cash management practices related to the funding, sweeping or transferring of cash in accordance with that certain Amended and Restated Cash Pooling Agreement, dated as of May 22, 2023 and effective as of December 31, 2022 and (b) capital contributions made by or to the Lead Borrower and its Subsidiaries to satisfy minimum capitalization or solvency requirements under local law, provided that such contribution must be made for legitimate business purposes and not made for the purposes of adversely affecting the credit position of the Superpriority Revolving Lenders.

“Casualty Event” means any event that gives rise to the receipt by the Lead Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” shall be deemed to occur if:

(a)            any (1) Person (other than the Management Stockholders that in the aggregate own, beneficially or of record, no more than ten percent (10%) of the outstanding voting stock of Holdings) or (2) Persons (other than the Management Stockholders that in the aggregate own, beneficially or of record, no more than ten percent (10%) of the outstanding voting stock of Holdings) constituting a “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), becomes the beneficial owner, directly or indirectly, of Equity Interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b)            a “change of control” (or similar event) shall occur in any document pertaining to any Incremental Equivalent Debt, any Refinancing Equivalent Debt, any Senior Notes or, in each case, any Permitted Refinancing thereof and such Indebtedness is in an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c)            Holdings or one or more Intermediate Holding Companies ceases to own, in the aggregate, 100% of the Equity Interests of the Lead Borrower.

Notwithstanding anything to the contrary contained herein, the consummation of the LuxCo Merger Transactions shall not constitute a Change of Control.

“Class” (a) when used with respect to Commitments or Loans, refers to those of such Commitments or Loans that have the same terms and conditions (without regard to differences in the Type of Loan, Interest Period, upfront fees, OID or similar fees paid or payable in connection with such Commitments or Loan, or differences in tax treatment (e.g. “fungibility”)); provided that such Commitments or Loans may be designated in writing by the Lead Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class. The 2023 Refinancing Term Loans and the 2023 Incremental Term Loans shall constitute one class of Term Loans hereunder. Other than with respect to Section 2.05(b), the 2025 Incremental Term Loans (Tranche A) and the 2025 Incremental Term Loans (Tranche B) shall constitute separate classes of Term Loans hereunder.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Date Guarantors” means Holdings and each Subsidiary of Holdings (other than the Borrowers) party to this Agreement on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations related thereto.

“Collateral” means the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document.

“Collateral Agent” means DBNY, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)            on the Closing Date the Administrative Agent shall have received each Collateral Document to the extent required to be delivered on the Closing Date pursuant to Section 4.01(e), subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party thereto;

(b)            the Obligations shall have been secured by a ~~first-priority~~second-priority security interest (relative to the “Obligations” under and as defined in the Superpriority Credit Agreement) in (i) all the Equity Interests of the Borrowers and (ii) all Equity Interests of each Restricted Subsidiary of the Borrowers that is directly owned by a Loan Party and that is not an Excluded Subsidiary;

(c)            the Obligations shall have been secured by a ~~first-priority~~second-priority perfected security interest (relative to the “Obligations” under and as defined in the Superpriority Credit Agreement) in, and Mortgages on, substantially all tangible and intangible assets of the Lead Borrower, the Co-Borrower and each Guarantor (including intercompany debt, accounts, inventory, equipment, investment property, contract rights, securities, patents, trademarks, other intellectual property, other general intangibles, cash, bank and securities deposit accounts, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement, the 2025 Intercreditor Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(d)            subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property is required under Section 6.11, Section 6.14 or 6.18 (together with any Material Real Property that is subject to a Mortgage on the Closing Date, each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes, stamp duty and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax or notary fee or registration fee or other similar tax will be owed or calculated on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) other than with respect to Mortgaged Properties located in Germany, Hong Kong (unless the Administrative Agent determines, in its reasonable opinion, there to be a defect in such title), Luxembourg, The Netherlands, Singapore, Switzerland and any other jurisdiction, as reasonably determined by the Collateral Agent, in which title insurance is not customary, fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property that is owned in fee by the applicable Loan Party (the “Mortgage Policies”) issued by a title insurance company reasonably acceptable to the Administrative Agent in form and substance and in an amount reasonably acceptable to the Administrative Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and other Liens reasonably acceptable to the Administrative Agent each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and (C) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (which may include endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions, in each case only if available after the applicable Loan Party uses commercially reasonable efforts), (iii) customary legal opinions (as determined with reference to any applicable jurisdiction), addressed to the Administrative Agent and the Secured Parties, reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request, and (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each U.S. Mortgaged Property and, to the extent required, duly executed and acknowledged by the appropriate Loan Parties and evidence of flood insurance, in the event any improved parcel of U.S. Mortgaged Property is located in a special flood hazard area, which evidence shall comply with the Flood Laws and be otherwise reasonably satisfactory to the Administrative Agent; ~~and~~

(e)            after the Closing Date, each Restricted Subsidiary of the Borrowers (other than any Immaterial Subsidiary or Excluded Subsidiary) shall become a Guarantor and signatory to this Agreement pursuant to a Guarantor Joinder in accordance with Section 6.11 or 6.18 and a party to the respective Collateral Documents in accordance with Section 6.11 or 6.18; provided that notwithstanding the foregoing provisions, any Subsidiary of the Borrowers that Guarantees the “Obligations” under, and as defined in, the Superpriority Credit Agreement and any Junior Financing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness~~.~~; and

(f)            notwithstanding the foregoing provisions, all assets of the Borrowers and their Subsidiaries that secures the “Obligations” under, and as defined in, the Superpriority Credit Agreement shall be required to be pledged as “Collateral” under the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(i)            The foregoing definition shall not require and the Loan Documents shall not contain any requirements as to the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Assets.

(ii)            No actions in any non-U.S. jurisdiction that is not a Qualified Jurisdiction or required by the Laws of any non-U.S. jurisdiction that is not a Qualified Jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. in a jurisdiction that is not a Qualified Jurisdiction or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction that is not a Qualified Jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction that is not a Qualified Jurisdiction).

(iii)          No actions shall be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the UCC) (including deposit accounts or other bank accounts or securities accounts) or possession, other than in respect of (x) certificated Equity Interests of the Borrowers and wholly owned Restricted Subsidiaries (other than any Immaterial Subsidiaries) directly owned by the Borrowers or by any Subsidiary Guarantor otherwise required to be pledged pursuant to the provisions of clause (b) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset and (y) Pledged Debt (as defined in the Security Agreement) to the extent required to be delivered to the Collateral Agent pursuant to the terms of the Security Agreement;

(iv)          The Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Lead Borrower, that the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; and

(v)           Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, Intellectual Property Security Agreements, deeds of hypothecs, bonds, bond pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Sections 4.01, 6.11 or 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent and/or the Collateral Agent (as relevant), in each case for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans denominated in Dollars from one Type to the other, or (c) a continuation of Benchmark Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning set forth in ~~Section 2.12(c)(iv)~~Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, in the case of 2021 Incremental Term Loans and the 2021 Refinancing Revolving Credit Loans denominated in Dollars, with respect to the use or administration of Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Term SOFR exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Consolidated EBITDA” means, for any period,

Consolidated Net Income for such period,

plus

(a)            without duplication, the following amounts (in each case, except with respect to clauses (vii) and (x) below, to the extent deducted (and not added back) in arriving at such Consolidated Net Income for such period) for such period with respect to the Lead Borrower and its Restricted Subsidiaries:

(i)            total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(ii)            provision for taxes based on income, profits or capital gains of the Lead Borrower and the Restricted Subsidiaries, including, without limitation, federal, state, local, provincial, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations,

(iii)            depreciation and amortization,

(iv)            earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions,

(v)            the amount of any minority interest expense consisting of Restricted Subsidiary income attributable to minority interests of third parties in any non-wholly owned Restricted Subsidiary,

(vi)            any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Lead Borrower or net cash proceeds of an issuance of Equity Interests of the Lead Borrower (other than Disqualified Equity Interests),

(vii)         cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back,

(viii)        non-cash expenses, charges and losses (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable in the normal course or inventory; provided that if any non-cash charges referred to in this clause (viii) represent an accrual or reserve for potential cash items in any future period, (1) the Lead Borrower may elect not to add back such non-cash charge in the current period and (2) to the extent the Lead Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid,

(ix)          any net loss from disposed, abandoned or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of),

(x)            the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Lead Borrower in good faith to be realized in connection with any Specified Transaction (or any other business combination, acquisition (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date) or Disposition), any restructuring, any cost savings initiative, and any other similar initiative and action (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and factually supportable, in the good faith judgment of the Lead Borrower, and expected to result from actions that have been taken or with respect to which substantial steps are expected to be taken within 18 months after the applicable Specified Transaction, business combination, acquisition or Disposition is consummated or the applicable restructuring, cost savings initiative, or other similar initiative or action and (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (x) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period,

~~(xi) solely for the purpose of compliance with the Financial Covenant set forth in Section 7.11 on the last day of any fiscal quarter and for no other purpose (including compliance with such covenant for the purposes of any incurrence test under this Agreement or the permissibility of any action under this Agreement), the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by the Lead Borrower in good faith to be realized in connection with the Arkema Acquisition and disclosed to the Revolving Credit Lenders in the lender presentation disclosed publicly in a Form 8-K filing dated March 10, 2021 (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period.~~

(xi)            [reserved].

(xii)            proceeds of business interruption insurance,

minus

(b)            without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any net gain from disposed, abandoned or discontinued operations and (iii) the amount of any minority interest income consisting of Restricted Subsidiary losses attributable to minority interests of third parties in any non-wholly owned Restricted Subsidiary; provided that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge referred to in clause (a)(viii)(B) above for a prior period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received);

provided that:

(i)            to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness),

(ii)            to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of FASB Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations, and

(iii)            there shall be excluded in determining Consolidated EBITDA for any period the effects of Net Raw Material Timing.

Notwithstanding anything else in the definition of Consolidated EBITDA or the definitions used therein, the realized gain or loss of any currency derivatives that are entered into for the express purpose of reducing the variability of the Lead Borrower’s non-Dollar denominated Consolidated EBITDA will be included in the calculation of Consolidated EBITDA.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, Consolidated EBITDA for such fiscal quarters shall be $78,828,000, $83,491,000, $65,543,000 and $112,034,000, respectively, as may be subject to addbacks and pro forma adjustments (if any) pursuant to clause (a)(x) above and Section 1.10. For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.10.

“Consolidated First Lien Net Debt” means, as of any date of determination, (1) any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date (other than (x) any such Indebtedness of a Restricted Subsidiary that is not the Co-Borrower or a Guarantor and is not secured by any assets of any Loan Party and (y) any such Indebtedness in which the applicable Liens are expressly subordinated or junior to the Liens securing the Obligations that are secured on a first lien basis) minus (2) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) that would be reflected on a balance sheet of the Lead Borrower and its Restricted Subsidiaries as of such date, in each case, free and clear of all Liens (other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(b), clauses (ii) and (iii) of Section 7.01(l), Section 7.01(p), Section 7.01(q), Section 7.01(s), Section 7.01(w), Section 7.01(x), Section 7.01(dd), Section 7.01(ee), Section 7.01(ff) and ~~Section 7.01(gg)~~Section 7.01(hh)); provided that Consolidated First Net Debt shall not include Indebtedness in respect of (i) letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be included as Consolidated First Net Debt until three (3) Business Days after such amount is drawn), (ii) Unrestricted Subsidiaries and (iii) any Permitted Securitizations; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated First Lien Net Debt.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of (i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Lead Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Lead Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under Swap Contracts, and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, (d) any cash costs associated with breakage in respect of hedging agreements for interest rates, (e) fees and expenses associated with the consummation of the Transactions, (f) annual agency fees paid to the Administrative Agent and/or Collateral Agent, (g) costs associated with obtaining Swap Contracts and (h) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense (i) for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) shall exclude the acquisition accounting effects described in the last sentence of the definition of “Consolidated Net Income”.

“Consolidated Net Income” means, for any period, the net income (loss) of the Lead Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided, however, that, without duplication,

(a)            (i) any after-tax effect of non-recurring, unusual or extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded and (ii) duplicative running costs, severance, relocation costs or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any non-recurring strategic initiatives, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs and restructuring charges or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges) and related expenses for such period shall, in each case, be excluded,

(b)            the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,

(c)            any fees and expenses incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case for any such fee, expense, charge or cost whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460) shall be excluded,

(d)            accruals and reserves that are established or adjusted within eighteen (18) months after the Closing Date that are so required to be established as a result of the Transactions (or within eighteen (18) months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,

(e)            any net after-tax gains or losses on abandoned, disposed of or discontinued operations shall be excluded,

(f)            any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by the Lead Borrower, shall be excluded,

(g)            the net income (loss) for such period of any Person that is not a Subsidiary of the Lead Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Lead Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Lead Borrower or a Restricted Subsidiary thereof in respect of such period or a prior period,

(h)            any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(i)            any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded,

(j)            any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed or with respect to which the Lead Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement (but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination) shall be excluded (with a deduction in the applicable future period of any amount so excluded to the extent not so indemnified or reimbursed within such 365 days),

(k)            to the extent covered by insurance and actually reimbursed or with respect to which the Lead Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer (but only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days),

(l)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 712 and 715, Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded,

(m)            the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Lead Borrower or is merged into, amalgamated or consolidated with the Lead Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.10),

(n)            any non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133 shall be excluded,

(o)            any net after-tax effect of income (or loss) from the early extinguishment, write-off, forgiveness or cancellation of indebtedness or Swap Contracts or other derivative instruments, and all deferred financing costs written off and premiums paid or other expenses incurred directly in connection therewith, shall be excluded, and

(p)            solely for the purpose of determining Excess Cash Flow and clause (a) of the definition of Cumulative Credit, the income of any Restricted Subsidiary of the Lead Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Lead Borrower or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations.

There shall be excluded from Consolidated Net Income for any period the acquisition accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, fair value of leased property, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, contingent considerations and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Lead Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to or after the Closing Date, any Permitted Acquisitions or other Investments, or the amortization or write-off of any amounts thereof.

Notwithstanding the foregoing, for the purpose of the definition of “Cumulative Credit” only (other than clause (e) and (f) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments made by the Lead Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Investments from the Lead Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Investments by the Lead Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under the definition of “Cumulative Credit” pursuant to clause (e) and (f) thereof.

“Consolidated Secured Net Debt” means, as of any date of determination, (1) any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date (other than any consolidated debt of a Restricted Subsidiary that is not the Co-Borrower or a Guarantor and is not secured by any assets of any Loan Party) minus (2) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) that would be reflected on a balance sheet of the Lead Borrower and its Restricted Subsidiaries as of such date (other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(b), clauses (ii) and (iii) of Section 7.01(l), Section 7.01(p), Section 7.01(q), Section 7.01(s), Section 7.01(w), Section 7.01(x), Section 7.01(dd), Section 7.01(ee), Section 7.01(ff) and ~~Section 7.01(gg)~~Section 7.01(hh)); provided that Consolidated Secured Net Debt shall not include Indebtedness in respect of (i) letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be included as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn), (ii) Unrestricted Subsidiaries and (iii) any Permitted Securitizations; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Secured Net Debt.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Lead Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition accounting in connection with any Permitted Acquisition or any other acquisition constituting an Investment permitted under this Agreement), consisting of Indebtedness for borrowed money, Attributable Indebtedness, debt obligations evidenced by promissory notes or similar instruments and all Guarantees of the foregoing (with Indebtedness in respect of any Revolving Credit Commitments being calculated based on the daily average outstanding amount of Revolving Credit Loans and Swing Line Loans during the four-quarter fiscal period of the Lead Borrower most recently ended as of such date) minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) that would be reflected on a balance sheet of the Lead Borrower and its Restricted Subsidiaries as of such date (other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(b), clauses (ii) and (iii) of Section 7.01(l), Section 7.01(p), clauses (i) and (ii) of Section 7.01(q), Section 7.01(s), Section 7.01(w), Section 7.01(x), Section 7.01(dd), Section 7.01(ee), Section 7.01(ff) and ~~Section 7.01(gg)~~Section 7.01(hh)); provided that Consolidated Total Net Debt shall not include Indebtedness in respect of (i) letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be included as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn), (ii) Unrestricted Subsidiaries and (iii) any Permitted Securitizations; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Consolidated Working Capital” means, with respect to the Lead Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of acquisition accounting or (c) any fluctuation in currency exchange rates.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

~~“Cure Amount” has the meaning set forth in Section 8.04.~~

~~“Cure Expiration Date” has the meaning set forth in Section 8.04.~~

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)            50% of Consolidated Net Income for the period (treated as one accounting period) from January 1, 2013 to the end of the most recent fiscal quarter ending prior to such date of determination for which internal consolidated financial statements of the Lead Borrower are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(b)            100% of the aggregate Net Proceeds and net Cash Equivalent proceeds and the fair market value of property or assets or marketable securities (solely to the extent such property, assets or marketable securities have been converted into cash or Cash Equivalents), in each case received by the Lead Borrower from the issue or sale of its Equity Interests (other than Disqualified Equity Interests) or as a result of a merger or consolidation (the consideration for which is Equity Interests (other than Disqualified Equity Interests) of the Lead Borrower) with another Person that is not a Restricted Subsidiary of Holdings subsequent to January 1, 2013 or otherwise contributed to the equity (other than through the issuance of Disqualified Equity Interests) of the Lead Borrower (including pursuant to the Initial Public Offering) subsequent to January 1, 2013 (other than (i) any amounts used to incur Indebtedness pursuant to Section 7.03(w), (ii) Net Proceeds, net Cash Equivalent proceeds or property or assets or marketable securities received from an issuance or sale of such Lead Borrower to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Lead Borrower or any Subsidiary of the Lead Borrower for the benefit of their employees to the extent funded by the Lead Borrower or any Restricted Subsidiary~~,~~ and (iii) ~~any amounts designated as a Cure Amount and (iv)~~ Excluded Contributions); plus

(c)            100% of the aggregate Net Proceeds and net Cash Equivalent proceeds and the fair market value of property or assets or marketable securities (solely to the extent such property, assets or marketable securities have been converted into cash or Cash Equivalents), in each case received by the Lead Borrower or any Restricted Subsidiary from the issuance or sale (other than to the Lead Borrower or a Restricted Subsidiary of the Lead Borrower or an employee stock ownership plan or trust established by the Lead Borrower or any Subsidiary of the ~~Company~~Lead Borrower for the benefit of its employees to the extent funded by the Lead Borrower or any Restricted Subsidiary) by the Lead Borrower or any Restricted Subsidiary subsequent to January 1, 2013 of any Indebtedness or Disqualified Equity Interests that has been converted into or exchanged for Equity Interests of the Lead Borrower or any Parent (other than Disqualified Equity Interests) plus, without duplication, the amount of cash and net Cash Equivalent proceeds, and the fair market value of property or assets or marketable securities (solely to the extent such property, assets or marketable securities have been converted into cash or Cash Equivalent), in each case received by the Lead Borrower or any Restricted Subsidiary upon such conversion or exchange; plus

(d)            Borrower Retained Prepayment Amounts; plus

(e)            100% of the aggregate amount of net cash and Cash Equivalent proceeds and the fair market value of property or assets or marketable securities (solely to the extent such property, assets or marketable securities have been converted into cash or Cash Equivalents), in each case received by the Lead Borrower or any Restricted Subsidiary, by means of: (i) the sale or other Disposition (other than to the Lead Borrower or a Restricted Subsidiary of Holdings) of, or other returns on Investments from, Restricted Investments made by the Lead Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Lead Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Lead Borrower or its Restricted Subsidiaries, in each case after January 1, 2013; or (ii) the sale (other than to the Lead Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary after January 1, 2013, in each case limited to the portion of such amount, if any, that exceeds the aggregate amount of Investments in such Subsidiary (including any Investment deemed to have been made at the time of the designation of any such Subsidiary as an Unrestricted Subsidiary) made by the Lead Borrower or any of its Restricted Subsidiaries at the time of such sale, Disposition, return, repurchase, repayment, sale of stock, dividend or distribution; plus

(f)            in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Lead Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Lead Borrower or a Restricted Subsidiary after January 1, 2013, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Lead Borrower at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), in each case limited to the portion of such amount, if any, that exceeds the aggregate amount of Investments in such Subsidiary (including any Investment deemed to have been made at the time of the designation of such Subsidiary as an Unrestricted Subsidiary) made by the Lead Borrower or any of its Restricted Subsidiaries at the time of such redesignation, merger, amalgamation, consolidation or transfer;

(g)            [reserved];

(h)            any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 7.06(h) after the Closing Date and prior to such time; minus

(i)            any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13 after the Closing Date and prior to such time.

“Current Assets” means, with respect to the Lead Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments.

“Current Liabilities” means, with respect to the Lead Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness and derivative financial instruments, (b) the current portion of accrued interest, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve (12) month period after such date, (f) any Revolving Credit Exposure or Revolving Credit Loans or any loans or letters of credit under any other revolving facility, (g) liabilities in respect of unpaid acquisition, disposition or refinancing related expenses, deferred purchase price holdbacks and earn-out obligations, (h) accrued litigation settlement costs, (i) non-cash compensation costs and expenses and (j) the current portion of any other long-term liabilities.

“DBNY” means Deutsche Bank AG New York Branch, in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, winding up, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) 2.00% per annum; provided that, with respect to a Benchmark Rate Loan and a 2025 Incremental Term Loan (Tranche B), the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that, as reasonably determined by the Administrative Agent (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations or Swing Line Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) has notified the Lead Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-In Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Lead Borrower, the L/C Issuer, the Swing Line Lender and each Lender.

“Designated Real Property” means any real property owned or leased by any Loan Party as of the Closing Date that is located in the Federal Republic of Germany or Switzerland.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the issuance of Equity Interests by Holdings shall not constitute a Disposition by Holdings.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Lead Borrower (or any Parent) or any of its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Lead Borrower or if its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means those Persons (the list of all such Persons, the “Disqualified Institutions List”) that are (i) identified in writing by the Lead Borrower to the Administrative Agent prior to the date hereof, (ii) competitors of the Lead Borrower and its Subsidiaries (other than bona fide fixed income investors or debt funds) that are identified in writing by the Lead Borrower from time to time or (iii) Affiliates of such Persons set forth in clauses (i) and (ii) above (in the case of Affiliates of such Persons set forth in clause (ii) above, other than bona fide fixed income investors or debt funds) that are either (a) identified in writing by the Lead Borrower to the Administrative Agent from time to time or (b) clearly identifiable on the basis of such Affiliate’s name; provided, that, to the extent Persons are identified as Disqualified Institutions in writing by the Lead Borrower to the Administrative Agent after the Closing Date pursuant to clauses (ii) or (iii)(a), the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement. Until the disclosure of the identity of a Disqualified Institution to the Lenders generally by the Administrative Agent in writing, such Person shall not constitute a Disqualified Institution for purposes of a sale of a participation in a Loan (as opposed to an assignment of a Loan) by a Lender; provided, that no disclosure of the Disqualified Institutions List (or the identity of any Person that constitutes a Disqualified Institution), in part or in full, to the Lenders shall be made by the Administrative Agent without the prior written consent of the Lead Borrower. Notwithstanding the foregoing, the Lead Borrower, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from the Disqualified Institutions List (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the Disqualified Institutions List shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document.

“Disqualified Institutions List” has the meaning as set forth in the definition of Disqualified Institutions.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a)            with respect to any Loan denominated in Dollars (including, with respect to any Swing Line Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);

(b)            with respect to any Loan denominated in Euros, the Dollar Equivalent of the principal amount thereof then outstanding in Euros; and

(c)            with respect to any L/C Obligation (or any risk participation therein), (A) if denominated in Dollars, the amount thereof and (B) if denominated in an Alternative Currency, the Dollar Equivalent of the amount thereof.

“Dollar Equivalent” means, on any date of determination, with respect to any amount in a currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.12 using the Exchange Rate with respect to such currency at the time in effect in accordance with the provisions of Section 1.12.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Prepayment Amount” has the meaning set forth in Section 2.05(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning set forth in Section 10.07(a). For the avoidance of doubt, “Eligible Assignee” shall not include any Disqualified Institution identified by the Lead Borrower prior to the effective date of any assignment under Section 10.07.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law, including common law, relating to the prevention of pollution or the protection of the environment and natural resources, or to the protection of human health and safety as it relates to the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required by any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt of any Loan Party, Restricted Subsidiary or any ERISA Affiliate, of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (d) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance on a Loan Party or Restricted Subsidiary or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA by a Loan Party or Restricted Subsidiary, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived, or a determination that any Pension Plan is, or is reasonably expected to be, in at-risk status under Title IV of ERISA; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Pension Plan which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary; or (h) the incurring of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euros” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to

(a)            the sum, without duplication, of

(i)            Consolidated Net Income for such period,

(ii)            an amount equal to the amount of all non-cash charges for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period,

(iii)            decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions or dispositions by the Lead Borrower and its Restricted Subsidiaries completed during such period or the application of acquisition accounting) and

(iv)            an amount equal to the aggregate net non-cash loss on Dispositions by the Lead Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

minus

(b)            the sum, without duplication, of

(i)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges, losses and expenses excluded in arriving at such Consolidated Net Income by virtue of clauses (a) through (o) of the definition of Consolidated Net Income,

(ii)            without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures, acquisitions and other Investments of intellectual property to the extent not expensed or accrued during such period, to the extent that such Capital Expenditures, acquisitions or other Investments, as the case may be, were financed with Internally Generated Cash,

(iii)           the aggregate amount of all principal payments of Indebtedness of the Lead Borrower or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07(a) and any mandatory prepayment pursuant to Section 2.05(b)(ii), to the extent required due to a Disposition or Casualty Event that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all voluntary prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period, to the extent financed with Internally Generated Cash,

(iv)          an amount equal to the aggregate net non-cash gain on Dispositions by the Lead Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)            increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions or dispositions by the Lead Borrower and its Restricted Subsidiaries completed during such period or the application of acquisition accounting),

(vi)          cash payments by the Lead Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Lead Borrower and its Restricted Subsidiaries other than Indebtedness,

(vii)          the amount of Investments and acquisitions made during such period pursuant to the definition of “Permitted Investment” (other than clauses (a)(i), (c), (d), (g), (h), (j), (k), (l), (o), (p), (q), (r), (w), (x) or (y) thereof) to the extent that such Investments and acquisitions were financed with Internally Generated Cash,

(viii)        the amount of Restricted Payments paid during such period pursuant to 7.06(f), (g), (h), (i), (j) and (k), to the extent such Restricted Payments were financed with Internally Generated Cash,

(ix)           the aggregate amount of expenditures actually made by the Lead Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x)            the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Lead Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi)            without duplication of amounts deducted from Excess Cash Flow pursuant to clause (b)(ii) above and at the option of the Lead Borrower, the aggregate consideration required to be paid in cash by the Lead Borrower and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Capital Expenditures, acquisitions, other Investments or acquisitions of intellectual property to the extent not expensed and expected to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Lead Borrower following the end of such period, provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Capital Expenditure, acquisition, other Investment or acquisitions of intellectual property during such period of four (4) consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four (4) consecutive fiscal quarters,

(xii)          the amount of cash taxes (including penalties and interest) or the tax reserves set aside in a prior period, in each case to the extent paid in cash in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii)         cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(xiv)        any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset,

(xv)         any restructuring expenses, pension payments or tax contingency payments, in each case made in cash during such period to the extent such payments exceed the amount of restructuring expenses, pension payments or tax contingency payments, as the case may be, that were deducted in determining Consolidated Net Income for such period,

(xvi)        reimbursable or insured expenses incurred during such fiscal year to the extent that reimbursement has not yet been received and

(xvii)       cash expenditures for costs and expenses in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness to the extent not deducted in arriving at such Consolidated Net Income.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Lead Borrower and its Restricted Subsidiaries on a consolidated basis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” means the exchange of the Borrowers’ 2029 Notes for new second lien notes issued under the Super HoldCo Second Lien Indenture.

“Exchange Rate” shall mean on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars as set forth at approximately 11:00 a.m., London time, on such day on the Reuters ECB page 37 for such currency. In the event that such rate does not appear on the Reuters ECB page 37, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Lead Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. in such market on such date for the purchase of Dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets” means (i) any fee owned Real Property (other than Material Real Properties) and any leasehold interest (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement (or the equivalent thereof), (iii) commercial tort claims below $10,000,000, (iv) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than (A) to the extent such limitation is rendered ineffective under the UCC or other applicable law notwithstanding such limitation and (B) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such limitation, (v) any particular asset or right under contract, if the pledge thereof or the security interest therein is prohibited or restricted by applicable law, rule or regulation (including any requirement thereunder to obtain the consent of any governmental or regulatory authority), or third party (i.e., other than the Holdcos, the Borrowers or any of their respective Subsidiaries), so long as any agreement with such third party that provides for such prohibition or restriction was not entered into in contemplation of the acquisition of such assets or entering into of such contract or for the purpose of creating such prohibition or restriction, other than (A) to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition or restriction and (B) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction, (vi) (A) margin stock, (B) Equity Interests in any Unrestricted Subsidiaries and (C) Equity Interests in any non-wholly owned Restricted Subsidiaries and any entities which do not constitute Subsidiaries, but only to the extent that (x) the organizational documents or other agreements with other equity holders of such non-wholly owned Restricted Subsidiary or other entity do not permit or restrict the pledge of such Equity Interests (to the extent such restriction exists on the Closing Date or on the date of acquisition of such non-wholly owned Restricted Subsidiary or the Equity Interests in such entity so long as such restriction was not entered into in contemplation of the acquisition of such Equity Interests), or (y) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other adverse consequence to any of the Loan Parties or such non-wholly owned Restricted Subsidiary or other entity, (vii) any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligations or similar arrangement, in each case, to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Holdcos, the Borrowers or any ~~subsidiary~~Subsidiary of the Lead Borrower), other than (A) to the extent such provision is rendered ineffective under the UCC or other applicable law notwithstanding such provision and (B) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such provisions, (viii) any property or assets for which the creation or perfection of pledges of, or security interests in such property or assets pursuant to the Loan Documents would result in material adverse tax consequences to the Holdcos, the Lead Borrower or any of their Subsidiaries, as reasonably determined by the Lead Borrower in consultation with the Administrative Agent, (ix) letter of credit rights, except to the extent constituting supporting obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (x) (A) payroll and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow accounts and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account (as long as the accounts described in clauses (A) through (D) are used solely for such purposes), (xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xii) assets in circumstances where the cost, consequences or burden of obtaining a security interest in such assets, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) would outweigh the practical benefit to the Lenders afforded thereby as reasonably determined by the Lead Borrower and the Administrative Agent, (xiii) any particular assets if it would result in a significant risk to the officers of the relevant grantor of Collateral of contravention with their fiduciary duties and/or of civil or criminal liability (unless there is customary limitation language agreed between the Lead Borrower and the Administrative Agent for the German Loan Parties in relation to the German Security, including but not limited to, customary limitation language in respect of sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (“GmbHG”)) and (xiv) the Securitization Assets, any bank account of a Loan Party or any Restricted Subsidiary into which only Securitization Assets are collected or any bank account of the Securitization Subsidiary, in each case over which a Lien may be granted in connection with a Permitted Securitization and for only so long as such bank accounts do not receive or hold funds of a Loan Party or any Restricted Subsidiary.

“Excluded Contribution” means Net Proceeds or property or assets received by the Lead Borrower as capital contributions to the equity (other than through the issuance of Disqualified Equity Interests) of the Lead Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Lead Borrower or any Subsidiary of the Lead Borrower for the benefit of their employees to the extent funded by the Lead Borrower or any Restricted Subsidiary) of capital stock (other than Disqualified Equity Interests) of the Lead Borrower, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Lead Borrower.

“Excluded Information” has the meaning set forth in Section 2.14(a)(vii).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Lead Borrower or a Guarantor, (b) any Subsidiary that is (and for so long as such Subsidiary is) prohibited by applicable Law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements (to the extent that such limitations cannot be addressed through “whitewash” or similar procedures)) or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligation would (and for so long as it would) require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (c) any Subsidiary where the Administrative Agent and the Lead Borrower agree that the cost of obtaining a Guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby, (d) each Subsidiary of the Lead Borrower that is not organized in a Qualified Jurisdiction, (e) any not-for-profit Subsidiaries, (f) any Unrestricted Subsidiaries, (g) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (h) any Subsidiary, the obtaining of a Guarantee with respect to which would result in material adverse tax consequences as reasonably determined by the Lead Borrower in consultation with the Administrative Agent and (i) any Captive Insurance Subsidiary; provided that no Subsidiary may be an Excluded Subsidiary hereunder if such Subsidiary is not also an “Excluded Subsidiary” under, and as defined in, the Superpriority Credit Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” has the meaning set forth in Section 3.01(a).

“Existing Credit Agreement” has the meaning set forth in the preliminary statements.

“Existing Letters of Credit” means any letters of credit outstanding on the Closing Date described in Schedule 1.01B.

“Existing Revolver Tranche” has the meaning set forth in Section 2.18(a).

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.18(a).

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.18(a)(ii).

“Existing Rollover Term Loan” has the meaning set forth in Section 1.14.

“Existing Secured Hedge Agreements” means any Secured Hedge Agreement in effect on the Closing Date described in Schedule 1.01F(a).

“Existing Senior Notes” has the meaning set forth in the preliminary statements.

“Existing Senior Notes Indenture” has the meaning set forth in the preliminary statements.

“Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).

“Extended Term Loans” has the meaning set forth in Section 2.18(a)(iii).

“Existing Term Loan Tranche” has the meaning set forth in Section 2.18(a).

“Extending Term Lender” has the meaning set forth in Section 2.18(a)(iii).

“Existing Treasury Services Agreements” means any Treasury Services Agreement in effect on the Closing Date described in Schedule 1.01F(b).

“Extension” has the meaning set forth in Section 2.18(a).

“Extension Amendment” has the meaning set forth in Section 2.18(d).

“Extension Election” has the meaning set forth in Section 2.18(e).

“Extension Offer” has the meaning set forth in Section 2.18(a).

“Facility” means a given Class of Term Loans or Revolving Credit Commitments, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreement pursuant to the implementation of the above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in the United States, including the Agreement between the Government of the United States of America and the Government of the Grand Duchy of Luxembourg to Improve International Tax Compliance and with respect to The United States information reporting provisions commonly known as the Foreign Account Tax Compliance Act, and any rules, regulations or guidance enacted thereunder or official interpretations thereof.

“fair market value” means (a) except as otherwise provided in clause (b) below, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Lead Borrower in good faith and (b) with respect to Securitization Assets, the current value that would be attributed to such Securitization Assets by an independent and unaffiliated third party purchasing the Securitization Assets in an arms-length sale transaction, as determined in good faith by the board of managers (conseil de gérance) of~~, prior to the 2024 LuxCo Merger Amendment Effective Date, Existing Holdings, as general partner of the Lead Borrower and, on and after the 2024 LuxCo Merger Amendment Effective Date,~~  the Lead Borrower.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to DBNY on such day on such transactions as determined by the Administrative Agent and (c) if such rate per annum as otherwise determined in accordance with the provisions above is less than zero, then the Federal Funds Rate shall be deemed to be zero.

~~“Financial Covenant” has the meaning set forth in Section 7.11.~~

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit K hereto (which agreement in such form, or with immaterial changes thereto, the Administrative Agent is authorized to enter into) together with any material changes thereto which are reasonably acceptable to the Administrative Agent and which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“First Lien Net Leverage Ratio” means, on any date of determination for any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Fixed Charge Coverage Ratio” means, on any date of determination for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Fixed Charges for such Test Period.

“Fixed Charges” means, with respect to any Person for any period, the sum of: (1) Consolidated Interest Expense for such Person for such period, (2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period and (3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Flood Laws” means collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means, (i) with respect to any Loan other than the 2023 Term Loans, a rate of interest equal to 0.00% ~~and~~, (ii) subject to Section 2.08(~~h~~j), with respect to the 2023 Term Loans, a rate of interest equal to 3.41%.and (iii) with respect to the 2025 Incremental Term Loans (Tranche A), a rate of interest equal to 3.00%.

“Foreign Guaranty Transactions” has the meaning given to such term in the 2025 Transaction Support Agreement.

“Foreign Pension Plan” means any occupational pension plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to or maintained outside the United States on a voluntary basis by any Loan Party (other than a Luxembourg Loan Party) or any Restricted Subsidiary, as a single employer or as part of a group of employers, primarily for the benefit of employees of any Loan Party or any Restricted Subsidiary residing outside the United States, which plan, fund or other similar program provides, retirement income, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of the Outstanding Amount of L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Lead Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“German Guarantor” means a Guarantor incorporated under the laws of Germany as a GmbH.

“German Insolvency Event” means (i) that an entity organized in the Federal Republic of Germany is unable to pay its debts as they fall due within the meaning of Section 17 (“Zahlungsunfähigkeit”) of the German Insolvency Code (Insolvenzordnung), or (ii) an entity organized in the Federal Republic of Germany is overindebted within the meaning of Section 19 (“Überschuldung”) of the German Insolvency Code (Insolvenzordnung). In addition, “German Insolvency Event” will include, for any German Loan Party, a petition for insolvency proceedings in respect of the assets (Antrag auf Eröffnung eines Insolvenzverfahrens) of the respective German Loan Party is filed and has not been rejected on the grounds of inadmissibility, unless such filing is frivolous or without any merit.

“German Loan Party” means any Loan Party organized under German Law.

“German Security” has the meaning set forth in Section 9.01(d).

“Global Intercompany Note” means a promissory note substantially in the form of Exhibit G.

“GmbH” means a German limited liability company (Gesellschaft mit beschränkter Haftung).

“GmbHG” means the German Limited Liabilities Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

“Governmental Authority” means any nation or government, the European Union, any state, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(j).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business or consistent with past practice, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantor Joinder” means a joinder agreement substantially in the form of Exhibit H hereto.

“Guarantors” means each Closing Date Guarantor, those Subsidiaries of Holdings that have issued a Guarantee after the Closing Date pursuant to Section 6.18 and those Subsidiaries that have issued a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, wastes or any other substances, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, electromagnetic radio frequency or microwave emissions, that are listed, classified or regulated as hazardous or toxic, or any similar term, pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender either on the Closing Date (with respect to any Existing Hedge Agreement or Existing Treasury Services Agreement only) or at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto.

“Holdco” means Holdings and any Intermediate Holding Company.

“Holdings” ~~means (i) prior to the 2024 LuxCo Merger Amendment Effective Date, Trinseo SARL and (ii) on and after the 2024 LuxCo Merger Amendment Effective Date, Successor Holdings.~~has the meaning set forth in the introductory paragraph to this Agreement.

“Hong Kong” means Hong Kong Special Administrative Region of the People's Republic of China.

“Hong Kong Financial Assistance Documents” means all documents (including all resolutions, notices of meeting and solvency statements) required to comply with the Companies Ordinance (Cap. 622 of the laws of Hong Kong) in connection with the giving of financial assistance by a Loan Party.

“Hong Kong Subsidiary” means any Subsidiary of the Lead Borrower incorporated, organized or established under the laws of Hong Kong.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Immaterial Subsidiary” means, at any date of determination, each of the Lead Borrower’s Subsidiaries (a) whose total assets (when combined with the assets of such Subsidiary’s Subsidiaries after eliminating intercompany obligations) at the last day of the most recent Test Period does not exceed 2.5% of Total Assets at such date or (b) whose gross revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period does not exceed 2.5% of the consolidated gross revenues of the Lead Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that (i) if, at any time and from time to time after the Closing Date, Subsidiaries that are not Guarantors solely because they do not exceed the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of the Lead Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of the Lead Borrower and the Restricted Subsidiaries for such period, then the Lead Borrower shall, not later than forty-five (45) days after the date by which financial statements for such fiscal quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (A) designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries that will no longer constitute Immaterial Subsidiaries such that the foregoing condition ceases to be true and (B) comply with the provisions of Section 6.11 applicable to Restricted Subsidiaries and (ii) no Subsidiary shall constitute an Immaterial Subsidiary to the extent it Guarantees or is otherwise an obligor with respect to any Indebtedness in a principal amount in excess of the Threshold Amount; provided further that no Subsidiary may be an Immaterial Subsidiary hereunder if such Subsidiary is not also an “Immaterial Subsidiary” under, and as defined in, the Superpriority Credit Agreement.

“Incremental Amendment” has the meaning set forth in Section 2.16(f).

“Incremental Amendment Date” has the meaning set forth in Section 2.16(d).

“Incremental Commitments” has the meaning set forth in Section 2.16(a).

“Incremental Equivalent Debt” has the meaning set forth in Section 2.16(h).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.16(b).

“Incremental Lenders” has the meaning set forth in Section 2.16(c).

“Incremental Loan” has the meaning set forth in Section 2.16(b).

“Incremental Loan Request” has the meaning set forth in Section 2.16(a).

“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.16(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.16(c).

“Incremental Revolving Credit Loan” has the meaning set forth in Section 2.16(b).

“Incremental Term Commitments” has the meaning set forth in Section 2.16(a).

“Incremental Term Lender” has the meaning set forth in Section 2.16(c).

“Incremental Term Loan” has the meaning set forth in Section 2.16(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid within thirty (30) days after becoming due and payable and (iii) liabilities accrued in the ordinary course);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)             all Attributable Indebtedness;

(g)            all obligations of such Person in respect of Disqualified Equity Interests to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h)            to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall, in the case of the Lead Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Lead Borrower, qualified to perform the task for which it has been engaged and that is independent of the Lead Borrower and its Affiliates.

“Information” has the meaning set forth in Section 10.08.

“Initial Public Offering” means the initial public offering of 11,500,000 shares of ordinary shares of Trinseo S.A. pursuant to the prospectus dated June 11, 2014.

“Initial Revolving Credit Commitment” means, as to each Revolving Credit Lender, its Revolving Credit Commitment as of the Closing Date, as may be increased from time to time pursuant to a Revolving Commitment Increase. The aggregate amount of Initial Revolving Credit Commitments is $375,000,000.

“Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021.

“Intellectual Property Security Agreement” has the meaning set forth in the Security Agreement.

“Intercreditor Agreement” means the 2025 Intercreditor Agreement, any First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement or Subordination Agreement, collectively, in each case to the extent then in effect.

“Interest Payment Date” means, (a) as to any Benchmark Rate Loan, the last day of each Interest Period applicable to such Loan, any day on which such Loan is converted into a Base Rate Loan, any day on which payment of principal in respect of such Benchmark Rate Loan is made (whether as optional or mandatory prepayment or as repayment) and the Maturity Date (whether by acceleration or otherwise) of the Facility under which such Loan was made; provided that if any Interest Period for a Benchmark Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates ~~and~~, (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December, any day on which payment of principal in respect of such Base Rate Loan is made (whether as optional or mandatory prepayment or as repayment) and the ~~maturity date~~Maturity Date (whether by acceleration or otherwise) of the Facility under which such Loan was made, and (c) as to the 2025 Incremental Term Loan (Tranche B), each February 1, August 1 and the Maturity Date (commencing August 1, 2025).

“Interest Period” means, as to each Benchmark Rate Loan, the period commencing on the date such Benchmark Rate Loan is disbursed or converted to or continued as a Benchmark Rate Loan and ending on the date one (1), two (2) (solely with respect to LIBO Rate Loans), three (3) or six (6) months thereafter or, to the extent agreed by each Lender of such Benchmark Rate Loan, twelve (12) months or, solely with respect to LIBO Rate Loans, less than one (1) month thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date;

(d)            the initial Interest Period for the Term B Loans shall commence on the Closing Date and end on September 29, 2017.

“Intermediate Holding Company” means (i) Intermediate Holdings, (ii) any wholly-owned Subsidiary of Holdings that (a) does not own assets other than issued and outstanding Equity Interests of the Lead Borrower or a Parent (other than Topco) and (b) is a Guarantor and (iii) upon satisfaction of the Irish Finco Collateral and Guarantee Requirement, Irish Finco.

“Intermediate Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Internally Generated Cash” means, with respect to any Person, funds of such Person and its Restricted Subsidiaries not constituting (a) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (b) proceeds of the incurrence of Indebtedness (other than the incurrence of Revolving Credit Loans or extensions of credit under any other revolving credit or similar facility) by such Person or any of its Restricted Subsidiaries or (c) proceeds of Dispositions and Casualty Events (other than any Disposition pursuant to Section 7.05(a), (b), (c), (d), (e), (f), (g), (i), (l), (o), (r) or (s)).

“Interpolated Screen Rate” in relation to the LIBO Rate for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on the appropriate page of the Reuters screen that displays the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on the appropriate page of the Reuters screen that displays the ICE Benchmark Administration page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided that, if such interpolated rate is less than zero, such rate shall be deemed to be zero.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP (but excluding, in the case of the Lead Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business); provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Lead Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Lead Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 7.06:

(a)            “Investment” will include the portion (proportionate to the Lead Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Lead Borrower at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Lead Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Lead Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Lead Borrower in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(b)            any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Lead Borrower.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (with the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value) as reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount (including in respect of dispositions) received in cash or Cash Equivalents by a Lead Borrower or a Restricted Subsidiary in respect of such Investment; provided that the aggregate amount of such dividend, distribution, interest payment, return of capital, repayment or other amount shall not exceed the original amount of such Investment.

“Investment Grade Securities” means:

(a)            securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)            debt securities or debt instruments with a rating of “A–” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Lead Borrower and its Subsidiaries; and

(c)            investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) above, which fund may also hold cash and Cash Equivalents pending investment or distribution.

“IP Rights” has the meaning set forth in Section 5.15.

“Irish Guarantor” has the meaning set forth in Section 11.14.

“Irish Subsidiary” means any subsidiary of the Lead Borrower incorporated under the laws of Ireland.

“Irish Transaction Security” means the security and Liens created or expressed to be created under any Collateral Documents governed by Irish law.

“Junior Financing” has the meaning set forth in Section 7.13(a). For the avoidance of doubt, the Senior Notes shall not constitute a Junior Financing.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time, including the latest maturity date of any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments, any Refinancing Term Loans or any Refinancing Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, regional, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means ~~DBNY~~any Lender agreeing to act in such capacity in accordance with the terms hereof (and for the avoidance of doubt, as of the 2025 Incremental Effective Date, there are no L/C Issuers hereunder) or any of its affiliates, and any other Lender that becomes an L/C Issuer pursuant to Section 2.03(m) or Section 10.07(l), or any successor issuer of Letters of Credit hereunder; provided that, if any Extension or Extensions of Revolving Credit Commitments is or are effected in accordance with Section 2.18, on the occurrence of the Original Revolving Credit Maturity Date and on each later date which is or was at any time a Maturity Date with respect to Revolving Credit Commitments (each, an “L/C Issuer/Swing Line Termination Date”), each L/C Issuer at such time shall have the right to resign as an L/C Issuer on, or on any date within twenty (20) Business Days after, the respective L/C Issuer/Swing Line Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Lead Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the respective entity so resigning shall retain all of its rights hereunder and under the other Loan Documents as an L/C Issuer with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), each L/C Issuer has resigned in such capacity in accordance with the preceding sentence, then no Person shall be an L/C Issuer hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or an affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Lead Borrower agrees to act as an L/C Issuer hereunder.

“L/C Issuer/Swing Line Termination Date” has the meaning set forth in the definition of “L/C Issuer.”

“L/C Obligations” means as at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit denominated in Alternative Currencies outstanding at such time, and (c) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.

“Lead Borrower” shall mean ~~(i) prior to the 2024 LuxCo Merger Amendment Effective Date, Trinseo Materials and (ii) on and after 2024 LuxCo Merger Amendment Effective Date,~~ Trinseo SARL.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and a Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, such office or offices as such Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Latest Maturity Date then in effect for the Participating Revolving Credit Commitments (taking into account the Maturity Date of any conditional Participating Revolving Credit Commitment that will automatically go into effect on or prior to such Maturity Date) (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $35,000,000 and (b) the aggregate amount of the Participating Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments. For the avoidance of doubt, as of the 2025 Incremental Amendment Effective Date, the Letter of Credit Sublimit is $0.

“LIBO Rate” means, for each Interest Period,

(a)            in the case of LIBO Rate Loans denominated in Dollars, the offered rate per annum that appears on the appropriate page of the Reuters screen that displays the ICE Benchmark Administration Limited rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or the successor thereto if ICE Benchmark Administration Limited is no longer making the applicable interest settlement rate available) as of 11:00 A.M. (London, England time) on the day that is two (2) Business Days prior to the commencement of such Interest Period (the “US LIBOR Screen Rate”); provided that, if the US LIBOR Screen Rate is less than zero, such rate shall be deemed to be zero. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the applicable Interest Period to first-class banks in the London interbank Eurodollar market for such Interest Period for the applicable principal amount on such date of determination; and

(b)            in the case of LIBO Rate Loans denominated in Euros, the offered rate per annum that appears on the appropriate page of the Reuters screen that displays the Global Rate Set Systems Limited rate for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or the successor thereto appointed by the European Money Markets Institute, if Global Rate Set Systems Limited is no longer making the applicable interest settlement rate available) for deposits of Euros of 11:00 A.M. (Brussels, Belgium time) on the day that is two (2) Business Days prior to the commencement of such Interest Period (the “EURIBOR Screen Rate”); provided that, if the EURIBOR Screen Rate is less than zero, such rate shall be deemed to be zero. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits of Euros in immediately available funds are offered at 11:00 A.M. (Brussels, Belgium time) two (2) Business Days prior to the applicable Interest Period to first-class banks in the European interbank market for such Interest Period for the applicable principal amount on such date of determination.

Notwithstanding the foregoing, the LIBO Rate for the initial Interest Period of the Term B Loans shall be the Interpolated Screen Rate (as such rate is reasonably determined by the Administrative Agent).

“LIBO Rate Loan” means a Loan that bears interest at a rate based on the LIBO Rate whether denominated in Dollars or in Euros.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” means (a) any Limited Condition Acquisition and/or (b) any redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Incremental Term Loan (including any 2021 Incremental Term Loans ~~and~~, 2023 Incremental Term Loans and 2025 Incremental Term Loans), any extensions of credit under any Revolving Commitment Increase, any Incremental Revolving Credit Loan, any Refinancing Term Loans (including any 2023 Refinancing Term Loans), any Refinancing Revolving Credit Loan (including any 2021 Refinancing Revolving Credit Loans), any Extended Term Loans and any extensions of credit under any Extended Revolving Credit Commitment).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Cashless Settlement Letter, (e) the 2018 Refinancing Amendment, (f) the 2021 Refinancing Revolver Amendment, (g) the 2023 SOFR Amendment, (h) the 2023 Incremental and Refinancing Amendment, (i) any Refinancing Amendment entered into after the 2023 Incremental and Refinancing Amendment Effective Date, (j) the ~~2021~~2025 Incremental Amendment, (k) any Incremental Amendment or any Extension Amendment entered into after ~~2023~~2025 Incremental ~~and Refinancing~~ Amendment Effective Date, (l) each Request for L/C Issuance, (m) any other document or instrument designated by the Lead Borrower and the Administrative Agent as a “Loan Document” and (n) any other amendment or joinder to this Agreement.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“LuxCo Finance” means Trinseo LuxCo Finance SPV S.à r.l., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B279526.

“LuxCo Merger Transactions” means (a) the transfer by Intermediate Holdings of all of its Equity Interests in Trinseo Materials to Trinseo SARL, (b) the transfer by Successor Holdings of its entire ownership interest in LuxCo Finance to Trinseo PLC, a public limited company incorporated in Ireland, (c) the conversion of Trinseo Materials from a partnership limited by shares (société en commandite par actions) to a private limited liability company (société à responsabilité limitée), (d) the merger of Trinseo Materials with and into Trinseo SARL, with Trinseo SARL as the surviving entity and (e) any other transaction, merger, amalgamation, consolidation, conversion or other transaction consummated in connection therewith.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Guarantor” means a Guarantor incorporated in Luxembourg or having its centre of main interests (as this term is used in Article 3(1) of the Insolvency Regulation) in Luxembourg; provided that for purposes of Section 11.13, it shall mean any Guarantor incorporated in Luxembourg that is a Subsidiary of the Lead Borrower.

“Luxembourg Insolvency Event” means, in relation to any entity incorporated and located in Luxembourg or any of its assets, any corporate action, legal proceedings or other procedure or step in relation to bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

“Luxembourg Insolvency Register” means the Luxembourg Insolvency Register (Registre de l’insolvabilité) held and maintained by the Luxembourg Trade and Companies Register.

“Luxembourg Loan Party” means a Loan Party incorporated in Luxembourg or having its centre of main interests (as this term is used in Article 3(1) of the Insolvency Regulation) in Luxembourg.

“Make-Whole Amount” means, (a) as of the date of any 2023 Yield Protection Fee Trigger Event, an amount equal to the excess of (i) the present value at the prepayment date, refinancing date or acceleration date, as applicable, of (~~1~~A) the principal amount of the 2023 Term Loans subject to the 2023 Yield Protection Fee times 1.136, plus (~~2~~B) all required remaining scheduled interest payments due on the 2023 Term Loans subject to the 2023 Yield Protection Fee through the 18 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, assuming that the rate of interest will be equal to the rate of interest in effect on the date of notice of prepayment, refinancing or acceleration, other than accrued but unpaid interest as of such prepayment, refinancing or acceleration date, plus (~~3~~C) the product of (x) the aggregate principal amount of the 2023 Term Loans subject to such 2023 Yield Protection Fee multiplied by 1.136 and (y) 3.00%, in each case, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum, over (ii) the outstanding principal amount of such 2023 Term Loan subject to the 2023 Yield Protection Fee as at the applicable date and (b) as of the date of any 2025 Tranche A Yield Protection Fee Trigger Event, an amount equal to the excess of (i) the present value at the prepayment date, refinancing date or acceleration date, as applicable, of (A) the principal amount of the 2025 Incremental Term Loans (Tranche A) subject to the 2025 Tranche A Yield Protection Fee, plus (B) all required remaining scheduled interest payments due on the 2025 Incremental Term Loans (Tranche A) subject to the 2025 Tranche A Yield Protection Fee through the 18 month anniversary of the 2023 Incremental Amendment Effective Date, assuming that the rate of interest will be equal to the rate of interest in effect on the date of notice of prepayment, refinancing or acceleration, other than accrued but unpaid interest as of such prepayment, refinancing or acceleration date, plus (C) the product of (x) the aggregate principal amount of the 2025 Incremental Term Loans (Tranche A) subject to such 2025 Tranche A Yield Protection Fee and (y) 3.00%, in each case, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum, over (ii) the outstanding principal amount of such 2025 Incremental Term Loans (Tranche A) subject to the 2025 Tranche A Yield Protection Fee as at the applicable date.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Holdco, the Borrowers or any Restricted Subsidiary:

(a)            (a) in respect of travel, entertainment or moving-related expenses or other similar expenses or payroll advances incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Equity Interests (or similar obligations) of the Holdcos (or any Parent) or any Restricted Subsidiary of the Lead Borrower;

(b)            in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility or office; or

(c)            not exceeding $10,000,000 in the aggregate outstanding at any time.

“Management Notification” has the meaning as defined in Section 11.10(d).

“Management Stockholders” means the members of management of any Holdco (or any Parent), the Lead Borrower or any Restricted Subsidiary who are investors in Holdings or any Parent.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the FRB.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Lead Borrower and its Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Lead Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders or the Collateral Agent under any Loan Document.

“Material Real Property” means any fee-owned Real Property owned by a Loan Party that is (a) located in the United States and has a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to fee-owned Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably determined by the Lead Borrower in good faith) and (b) located outside of the United States in a Qualified Jurisdiction and has a fair market value in excess of $15,000,000 (at the Closing Date or, with respect to fee-owned real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably determined by the Lead Borrower in good faith); provided that at no time shall any real property located in the Federal Republic of Germany or Switzerland that is owned by any Loan Party (including any Designated Real Property) be considered Material Real Property.

“Maturity Date” means (a) ~~[reserved]; (b)~~ with respect to the 2021 Incremental Term Loans, the date that is seven (7) years after the 2021 Incremental Amendment Effective Date; (~~c~~b) with respect to the 2021 Refinancing Revolving Credit Commitments the fifth (5th) anniversary of the 2021 Refinancing Revolver Amendment Effective Date; (~~d~~c) with respect to the 2023 Term Loans, May 3, 2030, (d) with respect to the 2025 Incremental Term Loan (Tranche A), May 3, 2030, (e) with respect to the 2025 Incremental Term Loan (Tranche B), May 3, 2030, (f) with respect to any Class of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (~~f~~g) with respect to any other Refinancing Term Loans or any other Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment, (~~g~~h) with respect to any Incremental Loans incurred after the 2021 Incremental Amendment Effective Date or Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Amendment and (~~h~~i) with respect to any Replacement Term Loans, the final maturity date as specified in the applicable agreement; provided that, in each case, if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Maximum Securitization Facility Size” means, at any time, with respect to a Permitted Securitization, the aggregate amount that the lenders or purchasers under such Permitted Securitization are required to fund assuming all conditions to funding are met for the maximum possible amount of funding committed to be provided under such Permitted Securitization by such lenders or purchasers.

“Minimum Extension Condition” has the meaning set forth in Section 2.18(c).

“MNPI” means, with respect to any Person, information and documentation that is (a) (x) not publicly available if such Person and its Subsidiaries are public reporting companies or (y) of a type that would not be publicly available (and could not be derived from publicly available information) if such Person and its Subsidiaries were public reporting companies and (b) material with respect to such Person, its Subsidiaries or the respective securities of such Person and its Subsidiaries for purposes of United States Federal and state securities laws, in each case, assuming such laws were applicable to such Person and its Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, debentures, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Section 6.11, Section 6.14 and Section 6.18.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Assets” means net assets of the relevant German Guarantor calculated (on the date on which the relevant German Guarantor becomes a party to this Agreement) in accordance with the principle of orderly bookkeeping (Grundsätze ordnungsmäßiger Buchführung) applying the same accounting principles (Bilanzierungsgrundsätze) which have been consistently applied by the relevant German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) (Section 42 GmbHG, Sections 242, 264 German Commercial Code (Handelsgesetzbuch)) in the previous years, save that the following balance sheet items shall be adjusted as follows: (i) as far as the registered share capital was not paid in full, the amount not paid in shall be deducted from the amount of the registered share capital of that German Guarantor; (ii) loans provided to the relevant German Guarantor by a member of the Group shall be disregarded, if and to the extent that such loans were subordinated pursuant to Section 39 paragraph 1 Nr. 5 or Section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) (or would be subordinated in case of insolvency) and (iii) financial liabilities incurred by that German Guarantor in breach of the Loan Documents shall not be taken into account as liabilities.

“Net Proceeds” means:

(a)            100% of the cash proceeds actually received by the Lead Borrower or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations (including without limitation principal amount, premium or penalty, if any, interest and other amounts) (other than pursuant to the Loan Documents), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (ii)) attributable to minority interests and not available for distribution to or for the account of the Lead Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iii) taxes paid or reasonably estimated to be payable as a result thereof, and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Lead Borrower or any of its Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, if no Event of Default under Section 8.01(a), (f) or (g) exists and the Lead Borrower intends in good faith to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Lead Borrower or its Restricted Subsidiaries or to make Permitted Acquisitions, in each case within 540 days of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 540 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 540 day period but within such 540 day period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 540 day period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Proceeds notwithstanding any reinvestment notice if there is an Event of Default under Section 8.01(a), (f) or (g) continuing at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Event of Default under Section 8.01(a), (f) or (g) was continuing); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds under this clause (a) unless (x) such proceeds shall exceed $35,000,000 or (y) the aggregate net proceeds exceed $50,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)); provided, further, that with respect to Dispositions of property or assets elected by the Lead Borrower the Net Proceeds of which do not exceed $300,000,000 in the aggregate during the term of the 2021 Incremental Term Loans, no prepayment under Section 2.05(b)(ii) shall be required;

(b)            100% of the cash proceeds from the incurrence, issuance or sale by the Lead Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale; and

(c)            100% of the cash proceeds from the issuance or sale of Equity Interests in Holdings or the Lead Borrower, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Lead Borrower shall be disregarded.

“Net Raw Material Timing” means an adjustment (positive or negative) to Consolidated EBITDA equal to the difference of (a) Consolidated EBITDA as determined in accordance with the “first-in-first-out” method of accounting minus (b) Consolidated EBITDA as determined in accordance with the “replacement cost” method of accounting, computed by adjusting cost of sales to reflect the cost of raw material prices during the applicable period; plus (c) an amount (positive or negative) equal to the difference in revenue between the current contractual price and the current period price.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) prior to the 2025 Incremental Amendment Effective Date, obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, the 2023 Yield Protection Fee, the 2025 Tranche A Yield Protection Fee, the 2025 Tranche B Applicable Premium, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Responsible Officer of such Person. Unless otherwise provided, “Officer’s Certificate” means an Officer’s Certificate of the Lead Borrower.

“OID” means original issue discount.

“Open Market Purchase” has the meaning set forth in Section 2.15.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, the articles of association, the bylaws and the unanimous shareholder agreements or declarations (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) or articles of association; (c) with respect to any partnership, joint venture, trust or other form of business entity, the articles of association, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) in respect of any German Loan Party, its (i) articles of association (Satzung), (ii) commercial register extract (Handelsregisterauszug) and list of shareholders (Gesellschafterliste).

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(i).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(a).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans, Swing Line Loans, Extended Term Loans or Loans made under any Extended Revolving Credit Commitment, as applicable, on any date, the aggregate outstanding Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), Swing Line Loans, Extended Term Loans or Loans made under any Extended Revolving Credit Commitment, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding Dollar Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent, an L/C Issuer, or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation, (b) with respect to any amount denominated in any Alternative Currency, the rate of interest per annum at which overnight deposits in such Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or the L/C Issuer, as applicable, in the applicable offshore interbank market for such Alternative Currency to major banks in such interbank market.

“Parallel Debt” has the meaning specified in Section 9.15(b).

“Parent” means Trinseo Public Limited Company, a public limited company incorporated in Ireland with registered number ~~562693~~56269, and any holding company Subsidiary thereof which owns, directly or indirectly, 100% of the outstanding Equity Interests of the Lead Borrower.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Participating Revolving Credit Commitments” means (1) the Initial Revolving Credit Commitments (including any Extended Revolving Credit Commitments in respect thereof) and (2) those additional Revolving Credit Commitments (and both (x) Revolving Commitment Increases to such Class and (y) Extended Revolving Credit Commitments in respect thereof) established pursuant to an Incremental Amendment or Refinancing Amendment for which an election has been made to include such Commitments for purposes of the issuance of Letters of Credit or the making of Swing Line Loans (including the 2021 Refinancing Revolving Credit Commitments established pursuant to the 2021 Refinancing Revolver Amendment); provided that, with respect to clause (2), the effectiveness of such election may be made conditional upon the maturity of one or more other Participating Revolving Credit Commitments. At any time at which there is more than one Class of Participating Revolving Credit Commitments outstanding, the mechanics and arrangements with respect to the allocation of Letters of Credit and Swing Line Loans among such Classes will be subject to procedures agreed to by the Lead Borrower and the Administrative Agent.

“Participating Revolving Credit Lender” means any Lender holding a Participating Revolving Credit Commitment.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan or Foreign Pension Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate, and such plan for the five-year period immediately following the latest date on which any Loan Party or Subsidiary maintained, contributed to or had an obligation to contribute to such plan.

“Perfection Certificate” means a certificate in the form of Exhibit II to the Security Agreement or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permanent Representative” means the permanent representative of the general partner of Trinseo Materials.

“Permitted Acquisition” means any Investment of the type described in clauses (a)(ii) and (b)(ii) of the definition of “Permitted Investments” and any Investment or other acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person.

“Permitted Investment” means (in each case, by the Lead Borrower or any of its Restricted Subsidiaries):

(a)            Investments in (i) a Restricted Subsidiary (including the Equity Interests of a Restricted Subsidiary) or the Lead Borrower or (ii) a Person (including the Equity Interests of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary; provided that any Investment pursuant to this clause (a) made by Loan Parties in Persons that are not, or will not contemporaneously with such Investment become, Loan Parties shall not exceed (when added to the aggregate amount of Investments made by any Loan Parties in Persons that do not merge, consolidate or otherwise combine with or into, or transfer or convey substantially all of their assets, to Loan Parties pursuant to clause (b)(ii) below) an aggregate amount outstanding at any time equal to the greater of (1) $100,000,000 and (2) 4.25% of Total Assets (with the amount of Total Assets being measured at the time such Investment is made);

(b)            Investments in (i) a Similar Business taken together with all other Investments made pursuant to this clause (b)(i) that are at that time outstanding, not to exceed the greater of (x) $50,000,000 and (y) 2.0% of Total Assets (with the amount of Total Assets being measured at the time such Investment is made) and (ii) a Person if such Person is engaged in a Similar Business and will, upon the making of such Investment be merged, consolidated or, otherwise combined with or into, or transfers or conveys substantially all of its assets to the Lead Borrower or a Restricted Subsidiary; provided that any Investment pursuant to this clause (b)(ii) made by the Loan Parties in Persons that do not merge, consolidate or otherwise combine with or into, or transfer or convey substantially all of their assets to, the Loan Parties contemporaneously with such Investment shall not exceed (when added to the aggregate amount of Investments made by any Loan Parties in Persons that are not Loan Parties (or that will not contemporaneously with such Investment become Loan Parties) pursuant to clause (a) above) an aggregate amount outstanding at any time equal to the greater of (1) $100,000,000 and (2) 4.25% of Total Assets (with the amount of Total Assets being measured at the time such Investment is made);

(c)            Investments in cash, Cash Equivalents or Investment Grade Securities;

(d)            Investments in receivables owing to the Lead Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business;

(e)            Investments (i) in payroll, travel, entertainment expenses, moving expenses and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or (ii) to fund such Person’s purchase of Equity Interests of Lead Borrower or any of its Parents;

(f)            Management Advances;

(g)            Investments received in settlement of debts created in the ordinary course of business and owing to the Lead Borrower or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by Lead Borrower or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)            Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including a Disposition;

(i)            Investments existing or pursuant to agreements or arrangements in effect on the Closing Date or made pursuant to binding commitments in effect on the Issue Date, in each case, as set forth on Schedule 1.01E, and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment or binding commitment may not be increased except (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(j)            ~~Hedging Obligations~~obligations in respect of Secured Hedge Agreements, which transactions or obligations are incurred in compliance with Section 7.03;

(k)            pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens permitted under Section 7.01;

(l)            any Investment to the extent made using Equity Interests of the Lead Borrower (other than Disqualified Equity Interests);

(m)            ~~[reserved]~~any Investment arising out of, or in connection with, Cash Management Practices;

(n)            Investments consisting of purchases and acquisitions of assets, services, inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(o)            (i) Guarantees not prohibited under Section 7.03 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Lead Borrower or any of its Restricted Subsidiaries that are permitted by this Agreement;

(p)            Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement;

(q)            Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into the Lead Borrower or merged into or consolidated with a Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)            Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(s)            contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrowers;

(t)            Investments in joint ventures and Unrestricted Subsidiaries provided that (i) after giving effect to such Investment (in a single transaction or any series of related transactions) on a Pro Forma Basis, the Fixed Charge Coverage Ratio for the Lead Borrower and its Restricted Subsidiaries would be (a) not lower than immediately prior to such transaction or (b) equal to or greater than 2.25:1.00, and (ii) the Lead Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise of the Lead Borrower or any of its Restricted Subsidiaries) at least equal to the fair market value (such fair market value to be determined, on the date of contractually agreeing to such Investment, in good faith by the Board of Directors of the Lead Borrower) of the assets subject to such contribution, transfer or sale;

(u)            additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (u) that are at that time outstanding, not to exceed the greater of $120,000,000 and 5.0% of Total Assets (with the amount of Total Assets being measured at the time such Investment is made); provided that if such Investment is in Equity Interests of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) or (b) above and shall not be included as having been made pursuant to this clause (u);

(v)            any Investment by the Borrowers or a Subsidiary of the Borrowers in (x) a Securitization Subsidiary or (y) any other Person in connection with a Permitted Securitization, including Investments of funds held in accounts permitted or required by the arrangement governing such Permitted Securitization or any related Indebtedness; provided that such Investment is in the form of a purchase money obligation, contribution of additional Securitization Assets or equity interests;

(w)            advances, loans or extensions of trade credit in the ordinary course of business by the Lead Borrower or any of its Restricted Subsidiaries and Investments consisting of extensions of credit in the nature of accounts receivable or notes arising from the grant of trade credit in the ordinary course of business;

(x)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with industry practice;

(y)            any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made under Section 7.05 or any other disposition of assets not constituting a Disposition;

(z)            Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business; ~~and~~

(aa)          Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business~~.~~;

(bb)         Investments in Aristech to fund or support ordinary course business operations;

(cc)          Investments in Altuglas to fund or support ordinary course business operations;

(dd)         to the extent constituting an Investment, the Guarantee of Super HoldCo Obligations by the Super HoldCo Foreign Guarantors; and

(ee)          Guarantees of the obligations under the Superpriority Credit Agreement.

For purposes of determining whether an Investment is a Permitted Investment or is otherwise a Restricted Investment permitted to be made pursuant to Section 7.06, in the event that an Investment (or any portion thereof) at any time, whether at the time of making of such Investment or upon or subsequently, meets the criteria of more than one of the categories of Permitted Investments described in clauses (a) through (aa) above or any other provision of Section 7.06, the Lead Borrower, in its sole discretion, will classify and may subsequently reclassify such Investment (or any portion thereof) in any one or more of the types of Investments described in clauses (a) through (aa) above or any other applicable clause in Section 7.06 and will only be required to include the amount and type of such Investment in such of the above clauses or clauses in Section 7.06 as determined by the Lead Borrower at such time.

“Permitted Junior Secured Refinancing Debt” has the meaning set forth in Section 2.17(h)(i).

“Permitted Pari Passu Secured Refinancing Debt” has the meaning set forth in Section 2.17(h)(i).

“Permitted Ratio Debt” means Indebtedness incurred or assumed by the Lead Borrower or any Restricted Subsidiary if and to the extent the Fixed Charge Coverage Ratio calculated on a Pro Forma Basis is greater than 2.00:1.00; provided that in the case of any such Indebtedness that is incurred (but not assumed), any such Indebtedness (i) matures after the latest Maturity Date in effect at the time of the incurrence of such Indebtedness, (ii) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of each of the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans, (iii) may not participate on a greater than pro-rata basis with respect to ~~either of~~ the 2021 Incremental Term Loans ~~or~~, the 2023 Term Loans or the 2025 Incremental Term Loans in any mandatory prepayment and (iv) of Non-Loan Parties does not exceed in the aggregate at any time outstanding, together with any Indebtedness incurred by Non-Loan Parties pursuant to Section 7.03(v), the greater of $135,000,000 and 5.0% of Total Assets, in each case determined at the time of incurrence.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, plus fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (e) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by the Collateral and/or subject to intercreditor arrangements for the benefits of the Lenders, such modification, refinancing, refunding, renewal, replacement or extension is either (1) unsecured or (2) secured and, if secured, subject to intercreditor arrangements on terms at least as favorable (including with respect to priority) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification refinancing, refunding, renewal, replacement or extension is incurred only by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (f) any such modification, refinancing, renewal, replacement, or extension has the same primary obligor and the same (or fewer) guarantors as the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (g) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is unsecured, such modification, refinancing, refunding, renewal, replacement or extension is unsecured. Any reference to a Permitted Refinancing in this Agreement or any other Loan Document shall be interpreted to mean (a) a Permitted Refinancing of the subject Indebtedness and (b) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.

“Permitted Securitization” means a Securitization that complies with the following criteria: (i) the originator with respect to such Securitization shall be organized under the laws of Switzerland, Germany, France, The Netherlands, Sweden, Finland, Spain, the United Kingdom, Italy or the United States, (ii) the Securitization, including the sale of the Securitization Assets and the incurrence of Indebtedness in connection therewith is effected on market terms, taking into account the applicable Securitization market for assets similar to the respective Securitization Assets and the structure implemented for such Securitization (as determined in good faith by the Lead Borrower), (iii) the sum of the Maximum Securitization Facility Sizes for all Securitizations shall not at any time exceed $260,000,000 and (iv) the Securitization Seller’s Retained Interest and all proceeds thereof shall constitute Collateral hereunder and all necessary steps to perfect a security interest in such Securitization Seller’s Retained Interest of the Collateral Agent are taken by the Lead Borrower or Restricted Subsidiary.

“Permitted Unsecured Refinancing Debt” has the meaning set forth in Section 2.17(h)(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Election Base Rate Cash Component” has the meaning set forth in Section 2.08(g).

“PIK Election Cash Component” has the meaning set forth in Section 2.08(h).

“PIK Election SOFR Cash Component” has the meaning set forth in Section 2.08(g).

“PIK Interest Election” has the meaning set forth in Section 2.08(g).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, and such plan for the five-year period immediately following the latest date on which any Loan Party, any Subsidiary or an ERISA Affiliate maintained, contributed to or had an obligation to or have had an obligation to contribute to, or otherwise to have liability with respect to such plan.

“Preferred Stock” means, as applied to the Equity Interests of any Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“Pro Forma Balance Sheet” has the meaning set forth in Section 5.05(b).

“Pro Forma Balance Sheet Date” has the meaning set forth in Section 5.05(b).

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.10.

~~“Pro Forma Compliance” means, with respect to the Financial Covenant, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.10.~~

“Pro Forma Financial Statements” has the meaning set forth in Section 5.05(b).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning set forth in Section 6.01(c).

“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act (or any successor provision thereto).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings or any Parent of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to a registration statement that has been declared effective by the SEC or approved by any other applicable Governmental Authority in Luxembourg or the United Kingdom.

“Qualified Jurisdiction” means each of the United States, any state or territory thereof, the District of Columbia, Finland, Germany, Ireland, Sweden, Switzerland, Hong Kong, Luxembourg, Singapore, The Netherlands and any other jurisdiction as may be mutually agreed to in writing from time to time by the Lead Borrower and the Superpriority Administrative Agent.

“Quarterly Financial Statements” means unaudited consolidated balance sheets and related consolidated statements of comprehensive income and cash flows of Topco for the most recent fiscal quarters (other than the fourth fiscal quarter) after the date of the applicable Annual Financial Statements and ended at least forty-five (45) days prior to the Closing Date.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means any Lender or Agent.

“Refinancing” has the meaning specified in the preliminary statements hereto.

“Refinancing Amendment” has the meaning set forth in Section 2.17(f).

“Refinancing Commitments” has the meaning set forth in Section 2.17(a).

“Refinanced Debt” has the meaning set forth in Section 2.17(a).

“Refinancing Equivalent Debt” has the meaning set forth in Section 2.17(h)(i).

“Refinancing Facility Closing Date” has the meaning set forth in Section 2.17(d).

“Refinancing Lenders” has the meaning set forth in Section 2.17(c).

“Refinancing Loan” has the meaning set forth in Section 2.17(b).

“Refinancing Loan Request” has the meaning set forth in Section 2.17(a).

“Refinancing Revolving Credit Commitments” has the meaning set forth in Section 2.17(a).

“Refinancing Revolving Credit Lender” has the meaning set forth in Section 2.17(c).

“Refinancing Revolving Credit Loan” has the meaning set forth in Section 2.17(b).

“Refinancing Term Commitments” has the meaning set forth in Section 2.17(a).

“Refinancing Term Lender” has the meaning set forth in Section 2.17(c).

“Refinancing Term Loan” has the meaning set forth in Section 2.17(b).

“Refinanced Term Loans” has the meaning set forth in Section 2.17(h)(i).

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Replaced Term Loans” has the meaning specified in Section 10.01.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, other than events for which the notice period is waived under applicable regulations as in effect on the date hereof.

“Repricing Event” means (a) any prepayment or repayment of 2021 Incremental Term Loans with the proceeds of, or any conversion of 2021 Incremental Term Loans into, any new or replacement tranche of term loans the primary purpose of which is to reduce the All-In Yield applicable to such 2021 Incremental Term Loans or (b) any amendment, amendment and restatement or other modification to this Agreement, the primary purpose of which is to reduce the All-In Yield applicable to 2021 Incremental Term Loans; provided that any refinancing or repricing of 2021 Incremental Term Loans in connection with (i) any Permitted Acquisition the aggregate consideration with respect to which equals or exceeds $500,000,000 or (ii) a transaction that would result in a Change of Control shall not constitute a Repricing Event.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Request for L/C Issuance, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Request for L/C Issuance” means an application and agreement for the issuance or amendment of a Letter of Credit, substantially in the form of Exhibit J, or such other form from time to time in use by the relevant L/C Issuer.

“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of the sum of the (a) Total Outstandings (with, in the case of the Revolving Credit Commitments, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) for all Lenders of such Class and (b) aggregate unused Commitments of all Lenders of such Class; provided that the unused Commitment and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders under the Revolving Credit Commitments (including, for purposes of this definition of “Required Revolving Credit Lenders” any (x) Extended Revolving Credit Commitments in respect thereof, (y) Incremental Revolving Credit Commitments and (z) Refinancing Revolving Credit Commitments in respect thereof) having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) under the Revolving Credit Commitments and (b) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitments of, and the portion of the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or a manager (gérant) or a director (adminstrateur) of a Loan Party and, as to any document delivered on the Closing Date, any secretary, authorized signatory or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Lead Borrower.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Obligations” has the meaning set forth in Section 11.09(a).

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Lead Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Lead Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof) and (ii) any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Lead Borrower other than an Unrestricted Subsidiary; provided that in no event shall the Co-Borrower be an Unrestricted Subsidiary. For the avoidance of doubt, the Co-Borrower is a Restricted Subsidiary of the Lead Borrower.

“Returns” means, with respect to any Investment, any interest, returns, profits, distributions, proceeds (including the net proceeds of any sale received by the Lead Borrower or a Restricted Subsidiary above the initial cost of the Investment) and similar amounts actually received in cash or Cash Equivalents.

“Revolving Commitment Increase” has the meaning set forth in Section 2.16(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and currency and, in the case of Benchmark Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans (including, for the avoidance of doubt, the 2021 Refinancing Revolving Credit Loans) to the Borrowers, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, as the same may be (i) reduced from time to time pursuant to Section 2.06 or (ii) reduced or increased from time to time pursuant to (w) assignments by or to such Revolving Credit Lender pursuant to an Assignment and Assumption, (x) an Incremental Amendment, (y) a Refinancing Amendment or (z) an Extension. The amount of each Revolving Credit Lender’s Commitment is set forth in Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption, in each case, as may be amended pursuant to any Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed, increased or decreased its Revolving Credit Commitment, as the case may be. As of the 2025 Incremental Amendment Effective Date, the aggregate Revolving Credit Commitment is $0.

“Revolving Credit Exposure” means, at any time, as to each Revolving Credit Lender, the sum of the amount of the outstanding Dollar Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment ~~an~~and outstanding Revolving Credit Loans at such time. As of the 2025 Incremental Amendment Effective Date, there are no Revolving Credit Lenders hereunder.

“Revolving Credit Loans” means any loan made pursuant to the Initial Revolving Credit Commitments, the 2021 Refinancing Revolving Credit Commitments, any Incremental Revolving Credit Loan, any other Refinancing Revolving Credit Loan or any loan under any Extended Revolving Credit Commitments, as the context may require.

“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrowers.

“Rolling Lender” has the meaning set forth in Section 1.14.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person organized or ordinarily resident in a Sanctioned Country or (c) any Person controlled (as determined by applicable law) by any Person or Persons described in the foregoing clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State or (b) the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit L hereto (which agreement in such form, or with immaterial changes thereto, the Administrative Agent is authorized to enter into) together with any material changes thereto which are reasonably acceptable to the Administrative Agent and which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Lead Borrower or any Restricted Subsidiary and any Hedge Bank, including the Existing Secured Hedge Agreements.

“Secured Net Leverage Ratio” means, as of any date of determination for any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means any transaction or series of transactions entered into by the Lead Borrower or any Restricted Subsidiary pursuant to which (a) the Lead Borrower or such Restricted Subsidiary, as the case may be, sells, conveys, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets (i) with cash, (ii) the issuance to the Lead Borrower or such Restricted Subsidiary of Securitization Seller’s Retained Interests or an increase in such Securitization Seller’s Retained Interests or (iii) with proceeds from the sale or collection of Securitization Assets and (b) financing is extended by way of debt facilities, notes, bonds or other similar instruments, in each case, through the purchase of Securitization Assets, on a revolving basis, by one or more banks or other financial institutions or special purpose, bankruptcy remote entities, in each case, which may be established in any appropriate jurisdiction directly or indirectly by any subsidiary or other third parties.

“Securitization Assets” means any accounts receivable owed to the Lead Borrower or any Restricted Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights and credit insurance policies) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Lead Borrower or a Restricted Subsidiary pursuant to a Securitization.

“Securitization Seller’s Retained Interest” means the debt or equity interests held by the Lead Borrower or any Restricted Subsidiary in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through which the Lead Borrower or any Restricted Subsidiary has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.

“Securitization Subsidiary” means a Person to which the Lead Borrower or any Restricted Subsidiary sells, conveys, transfers or grants a security interest in Securitization Assets, which Person is formed for the limited purpose of effecting one or more Securitizations and related activities, or, in the case of a Person that is a financing conduit, which Person is formed for the limited purpose of effecting financing transactions; provided that, in the event such Securitization Subsidiary is a Subsidiary of the Lead Borrower, it shall have been designated by the board of directors in its sole discretion as an Unrestricted Subsidiary.

“Security Agreement” means the Pledge and Security Agreement substantially in the form of Exhibit F.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means the ~~$500,000,000 equivalent in aggregate principal amount of senior unsecured notes due 2025 and any Registered Equivalent Notes having substantially identical terms and issued pursuant to the Senior Notes Indenture in exchange for the initial, unregistered senior unsecured notes.~~2025 Notes and the 2029 Notes.

~~“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of August 29, 2017, by and among the Lead Borrower, the Co-Borrower and the Senior Notes Trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.~~

“Senior Notes Trustee” means The Bank of New York Mellon, as trustee under the ~~Senior~~2025 Notes Indenture and the 2029 Notes Indenture.

“Senior Representative” means, with respect to any series of Incremental Equivalent Debt or Refinancing Equivalent Debt that is secured by the Collateral, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Similar Business” means (a) any businesses, services or activities engaged in by the Lead Borrower or any of its Restricted Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Lead Borrower or any of its Restricted Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Singapore Subsidiary” means any Subsidiary of the Lead Borrower incorporated, organized or established under the laws of Singapore.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” and “Solvency” mean, with respect to any Person (other than a Person organized under German law, Belgian law or Luxembourg law) on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is able to pay all that Person’s debts as and when they become due and payable and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. With respect to any Person organized under German law, “Solvent” and “Solvency” means such Person not being illiquid (zahlungsunfähig) or overindebted (überschuldet) in accordance with sections 17 and 19, respectively, of the German Insolvency Code (Insolvnzordnung). With respect to any Person organized under Belgian law, “Solvent” and “Solvency” means such Person being able to pay its debts when they become due and being able to obtain (further) credit, i.e., such Person not being in a situation as defined in Article 2 of the Belgian Bankruptcy Act of 8 August 1997. With respect to any Person organized under Luxembourg law, “Solvent” and “Solvency” means such Person is not unable to pay its debts (in particular, it is not in a state of cessation des paiements and has not lost its commercial creditworthiness) and would not become unable to do so.

“SPC” has the meaning specified in Section 10.07(j).

“Specified Transaction” means (a) the Transactions, (b) any Investment that results in a Person becoming a Restricted Subsidiary, (c) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (d) any Permitted Acquisition, (e) any Disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Lead Borrower and any Disposition of a business unit, line of business or division of the Lead Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or (f) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), the making of any Restricted Payment, the obtaining of any Incremental Revolving Credit Commitment, or the incurrence of any Incremental Revolving Credit Loan or Incremental Term Loan, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations, guarantees of performance and indemnities entered into by the Lead Borrower or any Restricted Subsidiary which are customary on the date thereof for the parent of a seller or servicer of assets transferred in connection with a Securitization.

“Subject Guarantor” has the meaning specified in Section 11.15.

“Subordination Agreement” means a subordination agreement among the Administrative Agent and one or more representatives for the holders of Subordinated Indebtedness, in form and substance reasonably acceptable to the Administrative Agent and the Lead Borrower. Wherever in this Agreement a representative is required to become party to the Subordination Agreement, if the related Subordinated Indebtedness is the initial Subordinated Indebtedness incurred by the Lead Borrower or any Restricted Subsidiary, then the Lead Borrower and/or such Restricted Subsidiary, the Holdcos (if applicable), the Subsidiary Guarantors (if applicable), the Administrative Agent and the representative for such Subordinated Indebtedness shall execute and deliver the Subordination Agreement and the Administrative Agent shall be authorized to execute and deliver the Subordination Agreement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Lead Borrower.

“Subsidiary Guarantor” means any Guarantor other than the Holdcos.

“~~Successor Holdings” shall have~~Super HoldCo Credit Agreement” has the meaning ~~set forth in the introductory paragraph~~specified in the 2023 Incremental and Refinancing Amendment.

“Super HoldCo Foreign Guarantors” means Trinseo Belgium B.V. (Belgium), Trinseo Operating Belgium B.V. (Belgium), Trinseo Deutschland GmbH (Germany), Trinseo Deutschland Anlagengesellschaft GmbH (Germany), Trinseo Deutschland RE GP GmbH (Germany), Trinseo Deutschland RE GmbH & Co. KG (Germany), PT Trinseo Materials Indonesia (Indonesia), PT Trinseo Operating Indonesia (Indonesia), Taiwan Trinseo Limited (Taiwan) and Trinseo Europe.

“Super HoldCo Obligations” means obligations under the Super HoldCo Credit Agreement and the Super HoldCo Second Lien Indenture.

“Super HoldCo Second Lien Indenture” means that certain Indenture, dated as of the 2025 Incremental Amendment Effective Date, by and among Trinseo LuxCo Finance SPV S.À R.L., Trinseo NA Finance SPV LLC, the Guarantors party thereto and The Bank of New York Mellon as Trustee and Collateral Agent.

“Superpriority Credit Agreement” means that certain credit agreement, dated as of January [__]10, 2025, by and among Holdings, the Borrowers, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, the guarantors from time to time party thereto and the lenders and other agents from time to time party thereto.

“Supplemental Agent” has the meaning specified in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Supplier” has the meaning set forth in Section 3.01(i).

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means ~~DBNY, in its capacity~~any Lender agreeing to act in such capacity, subject to the terms hereof (and for the avoidance of doubt, as of the 2025 Incremental Amendment Effective Date, there is no Swing Line Lender hereunder), as provider of Swing Line Loans or any successor swing line lender hereunder; provided that, if any Extension or Extensions of Revolving Credit Commitments is or are effected in accordance with Section 2.18, then on the occurrence of each L/C Issuer/Swing Line Termination Date, the Swing Line Lender at such time shall have the right to resign as Swing Line Lender on, or on any date within twenty (20) Business Days after, the respective L/C Issuer/Swing Line Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Lead Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the Borrowers shall repay any outstanding Swing Line Loans made by the respective entity so resigning and such entity shall not be required to make any further Swing Line Loans hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), the Swing Line Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be the Swingline Lender hereunder obligated to make Swing Line Loans unless and until (and only for so long as) a Lender (or affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Lead Borrower agrees to act as the Swing Line Lender hereunder.

10 NTD: To be updated to reflect the closing date of the 2025 transactions.

“Swing Line Loan” has the meaning specified in Section 2.04(a) (and for the avoidance of doubt, as of the 2025 Incremental Amendment Effective Date, there are no outstanding Swing Line Loans).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note of the Borrowers payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the Participating Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments. For the avoidance of doubt, as of the 2025 Incremental Amendment Effective Date, the Swing Line Sublimit is $0.

“Swiss Guarantor” means a Guarantor incorporated in Switzerland.

“Swiss Security” means any Lien created under a Collateral Document which is governed by Swiss law.

“Swiss Withholding Tax” any withholding tax in accordance with the Federal Act on Anticipatory Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system which utilizes a single shared platform and which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, addition to tax or penalties applicable thereto.

“Term B Commitment” means, as to each Term Lender, its obligation to make a Term B Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.01A under the caption “Term B Commitment”. The aggregate amount of the Term B Commitments is $700,000,000.

“Term B Loans” means the term loans made by the Term Lenders, or exchanged by the Rolling Lenders, to the Borrowers on the Closing Date pursuant to Section 2.01(a)(i).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Benchmark Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans (including, for avoidance of doubt, the 2021 Incremental Term Loans, the 2023 Term Loans and the 2025 Incremental Term Loans) to the Borrowers hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension. The amount of each Term Lender’s Commitment is set forth in Schedule 1.01A or in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed, increased or decreased its Term Commitment, as the case may be.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Term B Loan, 2021 Incremental Term Loans, 2023 Term Loans, 2025 Incremental Term Loans, Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, as the context may require.

“Term Loan Increase” has the meaning set forth in Section 2.16(a).

“Term Note” means a promissory note of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term SOFR” means:

(1)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(2)            for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-months’ duration, and 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the Term SOFR Reference Rate (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion and in consultation with the Lead Borrower).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, for any date of determination under this Agreement, the four (4) consecutive fiscal quarters of the Lead Borrower most recently ended as of such date of determination.

“Threshold Amount” means $95,000,000.

“Topco” means Trinseo S.A., a public limited liability company (société anonyme), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, and registered with the RCS under number B 153549.

“Total Assets” means the total assets of the Lead Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Lead Borrower delivered pursuant to Section 6.01(a) or (b) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment or other acquisition, on a Pro Forma Basis including any property or assets being acquired in connection therewith) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Pro Forma Financial Statements.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“tranche” has the meaning set forth in Section 2.18(a).

“Transaction Expenses” means any fees or expenses incurred or paid by the Holdcos, the Lead Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the funding of the Term B Loans on the Closing Date and the execution and delivery of Loan Documents to be entered into on the Closing Date, (b) the issuance of the ~~Senior~~2025 Notes and the execution and delivery of the ~~Senior~~2025 Notes Indenture and the other agreements entered into on or prior to the Closing Date in connection therewith, (c) the Refinancing and (d) the payment of Transaction Expenses.

“Treasury Rate” means the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is at least two (2) Business Days (but not more than five (5) Business Days) prior to the date of delivery of the notice of prepayment with respect to the repayment date) yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Lead Borrower in good faith)) most nearly equal to the period from the repayment date to (i) the first anniversary of the 2025 Incremental Amendment Effective Date in the case of 2025 Tranche B Yield Protection Fee and (ii) the 18 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date in the case of the 2023 Yield Protection Fee and the 2025 Tranche A Yield Protection Fee; provided, however, that if the period from the repayment date to the first anniversary of the 2025 Incremental Amendment Effective Date or 18 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, as applicable, is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the repayment date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Treasury Services Agreement” means any agreement between the Lead Borrower and/or any of its Restricted Subsidiaries and any Hedge Bank relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds or any similar services, including the Existing Treasury Services Agreements.

“Trinseo Europe” means Trinseo Europe GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), having its registered office at Gwattstrasse 15, 8808 Pfäffikon SZ, Switzerland, registered with the commercial register of the Canton of Schwyz, Switzerland, under number CHE-114.396.041.

“Trinseo Materials” ~~shall have the meaning set forth in the introductory paragraph~~means the “Lead Borrower” hereunder prior to the 2024 LuxCo Merger Amendment Effective Date.

“Trinseo SARL” shall have the meaning set forth in the introductory paragraph.

“Trust Property” has the meaning set forth in Section 9.01(k).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Benchmark Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Lead Borrower listed on Schedule 1.01D (ii) any Subsidiary of the Lead Borrower designated by the Board of Directors of the Lead Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the Closing Date ~~and~~, (iii) from and after the 2025 Incremental Amendment Effective Date, Aristech and Altuglas and (iv) and any Securitization Subsidiary, if a Subsidiary of the Lead Borrower.

“UnSub Designation Transactions” has the meaning given to such term in the 2025 Transaction Support Agreement.

“U.S. Government Securities Business Days” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

~~“Yield Protection Fee” has the meaning set forth in Section 2.09(c).~~

~~“Yield Protection Fee Trigger Event” means (a) any repayment of all, or any part, of the principal amount of the 2023 Term Loans, including any voluntary prepayment, mandatory repayment other than a repayment under Section 2.05(b)(i), Section 2.05(b)(ii) or Section 2.05(b)(v) or any payment at maturity, in each case, whether before or after (i) the occurrence of a Default or an Event of Default or (ii) the commencement of any proceeding with respect to any Borrower or Guarantor under any Debtor Relief Law and notwithstanding any acceleration (for any reason) of the 2023 Term Loans; (b) the acceleration of all of the 2023 Term Loans for any reason, including, but not limited to, acceleration following or pursuant to an Event of Default, including as a result of the commencement of a proceeding under any Debtor Relief Law (including, without limitation, pursuant to Section 8.01(f)); (c) the satisfaction, release, payment, redemption, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the 2023 Term Loans in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Lenders (whether directly or indirectly, including through the Administrative Agent or Collateral Agent or any other distribution agent), in full or partial satisfaction of the 2023 Term Loans; (d) the substantial consummation of any plan of reorganization with respect to any Borrower or Guarantor under any Debtor Relief Law; (e) the termination of any proceeding with respect to any Borrower or Guarantor under any Debtor Relief Law; and (f) the termination of this Agreement for any reason; provided, that in no event shall a regularly scheduled amortization payment in respect of the 2023 Term Loans pursuant to Section 2.07(a) constitute an Yield Protection Fee Trigger Event.~~

~~If a Yield Protection Fee Trigger Event occurs under clause (b), (c) or (d) above, the entire outstanding principal amount of 2023 Term Loans shall be deemed to be subject to the Yield Protection Fee Trigger Event on the date on which such Yield Protection Fee Trigger Event occurs.~~

Section 1.02          Luxembourg Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg Loan Party, a reference to:

(a)            a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(b)            a liquidator, receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur, provisoire, liquidateur or curateur and any other person performing the same function of each of the foregoing;

(c)            a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de retention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d)            a person being unable to pay its debts includes that person being in a state of cessation de paiements;

(e)            a person being “insolvent” include that person being in a state of cessation of payments (cessation de paiements) and having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de credit);

(f)             a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code;

(g)            gross negligence is a reference to faute lourde and wilful misconduct is a reference to faute dolosive/dol;

(h)            an attachment or similar creditors' process includes an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire);

(i)             a director or manager includes an administrateur and a gérant;

(j)             a board of directors or a board of managers includes a conseil d'administration and a conseil de gérance;

(k)            an agent includes, without limitation, a mandataire;

(l)             shares or Equity Interests include actions and parts sociales;

(m)           by-laws or constitutional documents includes (a) its up-to-date (restated) articles of association (statuts coordonnées), and (b) an extract from the Luxembourg Register of Commerce and Companies (RCS).

Section 1.03          [Reserved].

Section 1.04          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)            Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)            The term “including” is by way of example and not limitation.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.05          Accounting Terms. (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)            Notwithstanding any changes in GAAP after the Closing Date, any lease of the Loan Parties and their Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or Attributable Indebtedness under this Agreement or any other Loan Document as a result of such changes in GAAP.

Section 1.06          Rounding. Any financial ratios required to be maintained by the Lead Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.07          References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.08          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

Section 1.09          Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.10          Pro Forma Calculations. (a)  Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio, the Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.10; provided that, notwithstanding anything to the contrary in clauses (b), (d), (e), (f) or (g) of this Section 1.10, (A) when calculating any such ratio or test for purposes of ~~(i) the definition of “Applicable Margin,” (ii)~~ the definition of “Applicable ECF Percentage” ~~and (iii) Section 7.11 (other than for the purpose of determining Pro Forma Compliance with Section 7.11)~~, the events described in this Section 1.10 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect and (B) when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, cash and Cash Equivalents resulting from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Lead Borrower are available (as determined in good faith by the Lead Borrower) ~~(it being understood that for purposes of determining pro forma compliance with Section 7.11, if no Test Period with an applicable level cited in Section 7.11 has passed, the applicable level shall be the level for the first Test Period cited in Section 7.11 with an indicated level)~~. For the avoidance of doubt, the provisions of the foregoing sentence shall not apply for purposes of calculating any financial ratio or test for purposes of ~~(i) the definition of “Applicable Margin,” (ii)~~ the definition of “Applicable ECF Percentage” ~~and (iii) Section 7.11 (other than for the purpose of determining Pro Forma Compliance with Section 7.11), each of~~, which shall be based on the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period.

(c)            For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (e) of this Section 1.10) that have been made (i) during the applicable Test Period or (ii) unless not applicable as described in clause (a) of this Section 1.10, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA, Total Assets and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Lead Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.10, then such financial ratio or test (or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.10.

(d)           Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Lead Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies resulting from or relating to any Specified Transaction (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken (in good faith determination of the Lead Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s Public Company Costs) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of any financial ratios or tests (and in respect of any subsequent pro forma calculations in which such Specified Transaction is given pro forma effect) and during any applicable subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Lead Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than eighteen (18) months after the date of such Specified Transaction, and (C) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(e)           In the event that the Lead Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and not replaced), (i) during the applicable Test Period or (ii) subject to clause (a) of this Section 1.10, subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio)), in which case such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness will be given effect as if the same had occurred on the first day of the applicable Test Period.

(f)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

~~(i) determining compliance with any provision of this Agreement (other than the Financial Covenant) which requires the calculation of any financial ratio or test, including the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio and Fixed Charge Coverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in Section 2.16(d)(iii)); or~~

(i)            [reserved]; or

(ii)           testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Total Assets);

in each case, at the option of the Lead Borrower (the Lead Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Lead Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Lead Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Lead Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Lead Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Lead Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

(g)           If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness); provided, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Lead Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Borrower or Restricted Subsidiary may designate.

Section 1.11         Currency Equivalents. For purposes of any computation determining compliance with any incurrence or expenditure tests set forth in Article VI and Article VII ~~(excluding Section 7.11)~~ or any definitions contained in Section 1.01, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the Exchange Rate (or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Exchange Rate (or on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.12         Exchange Rate. (a)  Not later than 1:00 p.m. (New York, New York time), on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date and (ii) give notice thereof to the Lead Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) or other date of determination, shall remain effective until the next succeeding Reset Date, and shall for all purposes of Section 2.03 be the Exchange Rates employed in converting any amounts between Dollars and an Alternative Currency (or any other currency other than Dollars).

(b)           Not later than 5:00 p.m. (New York, New York time), on each Reset Date, the Administrative Agent shall (i) determine the Outstanding Amount of the L/C Obligations and (ii) notify the Revolving Credit Lenders, each L/C Issuer and the Lead Borrower of the results of such determination.

Section 1.13         Additional Alternative Currencies. (a)  The Borrowers may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request, such request shall be subject to the approval of the Administrative Agent and the relevant L/C Issuer.

(b)          Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York, New York time), fifteen (15) Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the L/C Issuer, in their sole discretion). The Administrative Agent shall promptly notify the relevant L/C Issuer thereof. The relevant L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m. (New York, New York time), seven (7) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c)           Any failure by the relevant L/C Issuer to respond to such request within the time period specified in preceding clause (b) of this Section 1.13 shall be deemed to be a refusal by such L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the relevant L/C Issuer each consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Lead Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issued by the relevant L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.13, the Administrative Agent shall promptly so notify the Lead Borrower.

Section 1.14         Cashless Settlement.

(a)           Each Lender that has elected on its respective signature page to this Agreement to exchange its Term Loans under the 2015 Credit Agreement (each an “Existing Rollover Term Loan”) for Term B Loans (each such Lender, a “Rolling Lender”) hereby agrees that such exchange shall occur on the Closing Date with and pursuant to the terms set forth in the Cashless Settlement Letter in the form of Exhibit M hereto. Each Rolling Lender authorizes and instructs DBNY to enter into the Cashless Settlement Letter on such Rolling Lender’s behalf.

(b)           Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue, convert or rollover all or any portion of its Loans in connection with any refinancing, replacement, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 1.15         Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate or Term SOFR prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the ~~Borrower~~Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the ~~Borrower~~Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II

The Commitments and Credit Extensions

Section 2.01         The Loans.

(a)           The Term Borrowings. (i) Subject to the terms and conditions set forth herein, each Term Lender (other than a Rolling Lender) with a Term B Commitment severally agrees to make to the Borrowers on the Closing Date one or more loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Term B Commitment.

~~(ii) [Reserved].~~

(ii)            ~~(iii)~~ Subject to the terms and conditions set forth in the 2021 Incremental Amendment, each 2021 Incremental Term Loan Lender severally, and not jointly, agrees to make 2021 Incremental Term Loans to the Borrowers on the 2021 Incremental Amendment Effective Date in Dollars in an aggregate amount not to exceed the amount of such 2021 Incremental Term Loan Lender’s 2021 Incremental Term Loan Commitment.

(iii)            ~~(iv)~~ Subject to the terms and conditions set forth in the 2023 Incremental and Refinancing Amendment, (x) the 2023 Incremental Term Loan Lender agrees to make 2023 Incremental Term Loans to the Lead Borrower on the 2023 Incremental and Refinancing Amendment Effective Date in Dollars in an aggregate amount not to exceed the amount of the 2023 Incremental Term Loan Lender’s 2023 Incremental Term Loan Commitment and (y) the 2023 Refinancing Term Loan Lender agrees to make 2023 Refinancing Term Loans to the Lead Borrower on the 2023 Incremental and Refinancing Amendment Effective Date in Dollars in an aggregate amount not to exceed the amount of the 2023 Refinancing Term Loan Lender’s 2023 Refinancing Term Loan Commitment.

(iv)         Subject to the terms and conditions set forth in the 2025 Incremental Amendment, the 2025 Incremental Term Loan Lender agrees to make 2025 Incremental Term Loans (Tranche A) and 2025 Incremental Term Loans (Tranche B) to the Lead Borrower on the 2025 Incremental Amendment Effective Date in Dollars in an aggregate amount not to exceed the amount of the 2025 Incremental Term Loan Lender’s 2025 Incremental Term Loan (Tranche A) Commitment and 2025 Incremental Term Loan (Tranche B) Commitment, respectively.

(ii)           Subject to the terms and conditions set forth herein and in the Cashless Settlement Letter, each Rolling Lender hereby agrees that, on the Closing Date, the amount of Existing Term Loans held by each Rolling Lender (or such lesser amount allocated to such Rolling Lender by the Administrative Agent) shall be exchanged for Term B Loans.

(iii)          Subject to the terms and conditions set forth in any Incremental Amendment or Refinancing Amendment entered into after the ~~2023~~2025 Incremental ~~and Refinancing~~ Amendment Effective Date providing for, as applicable, the making, exchange, renewal, replacement or refinancing of Term Loans, each Term Lender party thereto severally agrees to, as applicable, make, exchange, renew, replace or refinance Term Loans on the date specified therein in an aggregate amount not to exceed the amount of such Term Lender’s Term Commitment as set forth therein.

Amounts borrowed, exchanged, renewed, replaced or refinanced under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans (other than 2025 Incremental Term Loans (Tranche B)) may be Base Rate Loans or Benchmark Rate Loans, as further provided herein.

(b)           The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein each 2021 Refinancing Revolving Credit Lender severally agrees to make 2021 Refinancing Revolving Credit Loans denominated in Dollars or Euros as elected by the Borrowers pursuant to Section 2.02 to the Borrowers from its applicable Lending Office (each such loan, a “2021 Refinancing Revolving Credit Loan”) from time to time, on any Business Day during the period from the 2021 Refinancing Revolver Amendment Effective Date until the Maturity Date, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s 2021 Refinancing Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing the aggregate Outstanding Amount of the 2021 Refinancing Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s 2021 Refinancing Revolving Credit Commitment. Within the limits of each Lender’s 2021 Refinancing Revolving Credit Commitments, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b) until the Maturity Date. 2021 Refinancing Revolving Credit Loans may be Base Rate Loans (if denominated in Dollars) or Benchmark Rate Loans, as further provided herein.

Section 2.02         Borrowings, Conversions and Continuations of Loans. (a)  Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Benchmark Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time, in the case of Borrowings denominated in Dollars, or London time, in the case of any Borrowing denominated in Euros) (i) three (3) Business Days prior to the requested date of any Borrowing of or conversion of Base Rate Loans to Benchmark Rate Loans denominated in Dollars, (ii) three (3) Business Days prior to the requested date of any Borrowing or continuation of Benchmark Rate Loans denominated in Euros and (iii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or conversion of Benchmark Rate Loans denominated in Dollars to Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, conversion to or continuation of Benchmark Rate Loans shall be in a minimum Dollar Amount of $1,000,000 or a whole multiple of a Dollar Amount of $250,000 in excess thereof. Except as provided in Section 2.03(c) or Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a minimum Dollar Amount of $500,000 or a whole multiple of a Dollar Amount of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Benchmark Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) in the case of Revolving Credit Loans, the currency in which the Revolving Credit Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans (which in the case of Revolving Credit Loans denominated in Euros shall be Benchmark Rate Loans) are to be converted and (vi) if applicable, the duration of the Interest Period with respect thereto. If (x) with respect to Benchmark Rate Loans denominated in Dollars, the Lead Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Class of Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans or (y) with respect to Benchmark Rate Loans denominated in Euros, the Lead Borrower fails to give a timely notice requesting a continuation, then the applicable Class of Revolving Credit Loans shall be continued as Benchmark Rate Loans with an Interest Period of one month. Any such automatic conversion pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Benchmark Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of Benchmark Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Benchmark Rate Loans denominated in Euros), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in the applicable currency in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York, New York time) in the case of any Loan denominated in Dollars, and not later than 1:00 p.m. (London time) in the case of any Loan denominated in Euros, in each case, on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Lead Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to the Lead Borrower as provided above (it being understood that if such Borrowing is of Benchmark Rate Loans denominated in Euros, the Lead Borrower will be deemed to have requested that a portion of such Borrowing in an amount equal to the aggregate Swing Line Loans or L/C Borrowings that are to be repaid in accordance with this proviso be denominated in Dollars, and the Administrative Agent shall notify each Appropriate Lender of such amount).

(c)           Except as otherwise provided herein, a Benchmark Rate Loan may be continued or converted only on the last day of an Interest Period for such Benchmark Rate Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans denominated in Dollars may be requested as, converted to or continued as Benchmark Rate Loans.

(d)          The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for Benchmark Rate Loans upon determination of such interest rate. The determination of the Benchmark Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in the “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f)           The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)           Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement, subject in each case to Sections 3.01 and 3.04 hereof.

(h)           Notwithstanding anything to the contrary contained herein, 2025 Incremental Term Loans (Tranche B) shall neither be Benchmark Rate Loans nor Base Rate Loans.

Section 2.03         Letters of Credit

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from and including the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit at sight denominated in Dollars or an Alternative Currency for the account of the Borrowers (provided, that any Letter of Credit may be for the benefit of any Subsidiary of the Lead Borrower and may be issued for the joint and several account of the Lead Borrower and a Restricted Subsidiary to the extent otherwise permitted by this Agreement; provided further, to the extent any such Subsidiary is a Non-Loan Party, such Letter of Credit shall be deemed an Investment in such Subsidiary and shall only be issued so long as it is permitted hereunder) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Participating Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Participating Revolving Credit Lender would exceed such Lender’s Participating Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Lead Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Lead Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof.

(ii)           An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)            subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months (in the case of standby Letters of Credit) or 180 days (in the case of trade Letters of Credit) after the date of issuance or last renewal, unless (1) each Appropriate Lender has approved such expiry date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to such L/C Issuer;

(C)            the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) each Appropriate Lender has approved such expiry date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to such L/C Issuer and the Administrative Agent;

(D)            such Letter of Credit would support obligations of the Borrowers or any of its Subsidiaries in respect of the Senior Notes any Junior Financing or any Equity Interest, or any other obligation of the Borrowers or any of its Subsidiaries not reasonably satisfactory to the Administrative Agent;

(E)            the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(F)            such Letter of Credit is in an initial Dollar Amount less than $100,000 (unless otherwise agreed by such L/C Issuer and the Administrative Agent);

(G)            any Participating Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements reasonably satisfactory to it and the Lead Borrower to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the participation in Letters of Credit by such Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the L/C Obligations; and

(H)            such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency.

(iii)          An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. Notwithstanding anything herein to the contrary, the expiry date of any Letter of Credit denominated in a currency other than Dollars must be approved by the relevant L/C Issuer in its sole discretion even if it is less than twelve (12) months after the date of issuance or last renewal and any Auto-Extension Letter of Credit denominated in a currency other than Dollars shall be issued only at the relevant L/C Issuer’s sole discretion.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension of Credit. (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Request for L/C Issuance, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Request for L/C Issuance must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:30 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Request for L/C Issuance shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency (which shall be Dollars or an Alternative Currency) in which the requested Letter of Credit is to be issued will be denominated; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Request for L/C Issuance shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)           Promptly after receipt of any Request for L/C Issuance, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Request for L/C Issuance from the Lead Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (and, if applicable, its applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Participating Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided under this Agreement times the stated amount of such Letter of Credit.

(iii)          If the Lead Borrower so requests in any applicable Request for L/C Issuance, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Lead Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date that is, unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the relevant L/C Issuer, not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-extension Notice Date from the Administrative Agent, any Participating Revolving Credit Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)          Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations. (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Lead Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the second Business Day following any payment by the relevant L/C Issuer under a Letter of Credit with notice to the Lead Borrower (each such date, an “Honor Date”), the Lead Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars (determined, for purposes of any Letter of Credit denominated in an Alternative Currency, using the Dollar Equivalent (determined using the Exchange Rate calculated as of the date when such payment is due) of such drawing), provided that if such reimbursement is not made on the date of drawing, the Lead Borrower shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to Base Rate Loans under the applicable Participating Revolving Credit Commitments (without duplication of interest payable on L/C Borrowings). The L/C Issuer shall notify the Lead Borrower of the Dollar Amount of the drawing promptly following the determination or revaluation thereof. If the Lead Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (determined, for purposes of any Letter of Credit denominated in an Alternative Currency, using the Dollar Equivalent (determined using the Exchange Rate calculated as of the date when such payment was due) of such unreimbursed drawing) (such amount, the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the Lead Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Participating Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars, at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan under the Participating Revolving Credit Commitments to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v)           Each Participating Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, either Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or the failure to satisfy any of the other conditions specified in Article IV; (C) any adverse change in the condition (financial or otherwise) of the Loan Parties; (D) any breach of this Agreement or any other Loan Document by either Borrower, any other Loan Party or any other L/C Issuer; or (E) any other circumstance, occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Participating Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Participating Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations. A. If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Participating Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from either Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(i)            If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e)            Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Lead Borrower to the extent of any direct damages (as opposed to consequential, punitive, special or exemplary damages, claims in respect of which are waived by the Lead Borrower to the extent permitted by applicable Law) suffered by the Lead Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)            Role of L/C Issuers. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Participating Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Request for L/C Issuance. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude either Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, each Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to each Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, punitive or exemplary, damages suffered by either Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral. (i) If, as of any Letter of Credit Expiration Date, any applicable Letter of Credit for any reason remains outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Participating Revolving Credit Commitments, as applicable, require the Borrowers to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrowers shall Cash Collateralize the then Outstanding Amount of all of their (or, in the case of clause (i), the applicable) L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the applicable Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 P.M., New York City time, on (x) in the case of the immediately preceding clauses (i) or (ii), (1) the Business Day that the Lead Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Lead Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the relevant L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form, amount and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Participating Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all relevant L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Lead Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Lead Borrower. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. In addition, the Administrative Agent may request at any time and from time to time after the initial deposit of Cash Collateral that additional Cash Collateral be provided by the Borrowers in order to protect against the results of exchange rate fluctuations with respect to Letters of Credit denominated in currencies other than Dollars.

(h)            Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Participating Revolving Credit Lender in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Margin times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.19(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the applicable Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Lead Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)            Conflict with Request for L/C Issuance. Notwithstanding anything else to the contrary in this Agreement or any Request for L/C Issuance, in the event of any conflict between the terms hereof and the terms of any Request for L/C Issuance, the terms hereof shall control.

(k)            Addition of an L/C Issuer. A Revolving Credit Lender reasonably acceptable to the Lead Borrower and the Administrative Agent may become an additional L/C Issuer hereunder pursuant to a written agreement among the Lead Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Participating Revolving Credit Lenders of any such additional L/C Issuer.

(l)            Existing Letter of Credit. The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by either Borrower.

(m)          Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any Participating Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other Participating Revolving Credit Commitments are then in effect (or will automatically be in effect upon such maturity), such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Participating Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Participating Revolving Credit Lenders pursuant to) the non-terminating Participating Revolving Credit Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Participating Revolving Credit Commitments at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i) and unless provisions reasonably satisfactory to the applicable L/C Issuer for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have been agreed upon, the Lead Borrower shall, on or prior to the applicable Maturity Date, cause all such Letters of Credit to be replaced and returned to the applicable L/C Issuer undrawn and marked “cancelled” or to the extent that the Lead Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit from an issuer and in form and substance reasonably satisfactory to the applicable L/C Issuer or the Lead Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Commencing with the Maturity Date of any Class of Revolving Credit Commitments, the Letter of Credit Sublimit shall be in an amount agreed solely with the L/C Issuer.

(n)           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of each Borrower, and that ~~the~~ such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04      Swing Line Loans. (a)  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars to the Borrowers (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date until the date which is one Business Day prior to the Maturity Date of the Participating Revolving Credit Commitments (taking into account the Maturity Date of any Participating Revolving Credit Commitment that will automatically come into effect on such Maturity Date) in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of the Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure under such Participating Revolving Credit Commitments shall not exceed the aggregate Participating Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the Swing Line Lender), plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Participating Revolving Credit Commitment then in effect; provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Participating Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.

(b)            Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 (and any amount in excess of $500,000 shall be an integral multiple of $250,000) and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Lead Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when a Participating Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Lead Borrower to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.19(a)(iv)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including Cash Collateralizing, or obtaining backstop letter of credit from an issuer and in form and substance reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans or other applicable share provided for under this Agreement. The Borrowers shall repay to the Swing Line Lender each Defaulting Lender’s portion (after giving effect to Section 2.19(a)(iv)) of each Swing Line Loan promptly following demand by the Swing Line Lender.

(c)            Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (who hereby irrevocably authorize the Swing Line Lender to so request on its behalf), that each Participating Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans of the Borrowers then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Participating Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Participating Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Participating Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan, as applicable, to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender. Upon the remission by the Administrative Agent to the Swing Line Lender of the full amount specified in such Committed Loan Notice, the Borrowers shall be deemed to have repaid the applicable Swing Line Loan.

(ii)            If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Participating Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Participating Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)            If any Participating Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Participating Revolving Credit Lender pays such amount, the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)           Each Participating Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, either Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or the failure to satisfy any condition in Article IV, (C) any adverse change in the condition (financial or otherwise) of the Loan Parties, (D) any breach of this Agreement, or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Participating Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of either Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations. (i)  At any time after any Participating Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)            If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Participating Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)            Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Lead Borrower for interest on the Swing Line Loans. Until each Participating Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of any Swing Line Loan, interest in respect of such Pro Rata Share or other applicable share provided for under this Agreement shall be solely for the account of the Swing Line Lender.

(f)             Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)            Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date shall have occurred in respect of any Participating Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when Participating Revolving Credit Commitments are in effect (or will automatically be in effect upon such maturity) with a longer maturity date (each a “non-Expiring Credit Commitment” and collectively, the “non-Expiring Credit Commitments”), then each outstanding Swing Line Loan on the earliest occurring Maturity Date shall be deemed reallocated to the non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such non-Expiring Credit Commitments, immediately prior to such reallocation (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(m)) the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or cash collateralized in a manner reasonably satisfactory to the Swing Line Lender and (y) notwithstanding the foregoing, if a Default has occurred and is continuing, the Lead Borrower shall still be obligated to pay Swing Line Loans allocated to the Participating Revolving Credit Lenders holding the Expiring Credit Commitments at the Maturity Date of the Expiring Credit Commitments or if the Loans have been accelerated prior to the Maturity Date of the Expiring Credit Commitment.

Section 2.05      Prepayments. (a)  (i)  The Borrowers may, upon notice by the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and Revolving Credit Loans of any Class or Classes in whole or in part without premium or penalty, except as set forth in Section 2.05(a)(v) with respect to the 2021 Incremental Term Loans ~~and~~, Section 2.09(c) with respect to the 2023 Term Loans, Section 2.09(d) with respect to the 2025 Incremental Term Loans (Tranche A) and Section 2.09(e) with respect to the 2025 Incremental Term Loans (Tranche B); provided that (1) such notice must be received by the Administrative Agent not later than (A) 12:30 p.m. (New York, New York time in the case of Loans denominated in Dollars, or London time in the case of Loans denominated in Euros) three (3) Business Days prior to any date of prepayment of Benchmark Rate Loans (unless otherwise agreed by the Administrative Agent) and (B) 11:00 a.m. (New York, New York time) on the date of prepayment of Base Rate Loans; (2) any prepayment of Benchmark Rate Loans shall be in a principal Dollar Amount of $1,000,000, or a whole multiple of $250,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Benchmark Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of Loans pursuant to this Section 2.05(a), the Lead Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(ii)            The Borrowers may, upon notice by the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, the Lead Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv)            Each prepayment pursuant to Section 2.05(a)(i) shall be applied to one or more Classes of Term Loans as directed by the Lead Borrower to the Administrative Agent by written notice at or prior to the time of such prepayment or, to the extent the Lead Borrower has not provided such notice to the Administrative Agent by the time of such prepayment, ratably across each class of Term Loans. Each prepayment of any Class of Term Loans pursuant to Section 2.05(a)(i) shall reduce future scheduled amortization payments of principal thereof pursuant to Section 2.07(a) as directed by the Lead Borrower by written notice to the Administrative Agent at or prior to the time of such prepayment or, to the extent the Lead Borrower has not provided such notice to the Administrative Agent by the time of such prepayment, in the direct order of maturity to the applicable Class of Term Loans.

(v)            Notwithstanding the foregoing, in the event that, on or prior to the date that is six (6) months after the 2021 Incremental Amendment Effective Date, any Borrower (x) prepays, refinances, substitutes or replaces any 2021 Incremental Term Loans pursuant to a Repricing Event (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(a) or Section 2.05(b)(iii) that constitutes a Repricing Event), or (y) effects any amendment of this Agreement resulting in a Repricing Event, the Lead Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders (subject to the proviso below), (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the 2021 Incremental Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable 2021 Incremental Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Event.

(b)            Mandatory. (i) No later than five days following the date on which financial statements have been (or are required to be) delivered pursuant to Section 6.01(a) for each fiscal year of the Lead Borrower (commencing with the fiscal year ending December 31, 2016) and the related Compliance Certificate has been (or is required to be) delivered pursuant to Section 6.02(a), the Borrowers shall cause to be prepaid an aggregate amount of Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans) in right of payment or right of security) in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for such fiscal year minus (B) the sum of (1) all voluntary prepayments of Term Loans during such fiscal year (in each case secured by the Collateral on a pari passu basis with the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans), (2) the amount actually paid (but in no event exceeding par) in respect of Term Loans (in each case secured by the Collateral on a pari passu basis with the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans) purchased pursuant to Section 2.14 and Section 2.15 and (3) all voluntary prepayments of 2021 Refinancing Revolving Credit Loans during such fiscal year to the extent the 2021 Refinancing Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) through (3), to the extent such prepayments are funded with Internally Generated Cash of the applicable Borrower(s) (the difference of (A) minus (B), the “ECF Prepayment Amount”); provided, however, that if at the time that any such prepayment would be required, either Borrower (or any Restricted Subsidiary of the Lead Borrower) is required to prepay or offer to repurchase any Incremental Equivalent Debt or any Refinancing Equivalent Debt, in each case that is secured by the Collateral on a pari passu basis, and pari passu in right of payment, with the Obligations under 2021 Incremental Term Loans, 2021 Refinancing Revolving Credit Loans ~~and~~, 2023 Term Loans and 2025 Incremental Term Loans, pursuant to the terms of the documentation governing such Indebtedness (such Incremental Equivalent Debt or Refinancing Equivalent Debt required to be so prepaid or offered to be so repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then such Borrower may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) and Other Applicable Indebtedness at such time; provided, that the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the amount of such ECF Prepayment Amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) in accordance with the terms hereof) to the prepayment of the Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.05(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) in accordance with the terms hereof.

(ii)            If (1) the Lead Borrower or any Restricted Subsidiary of the Lead Borrower Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (l), (o), (p), (r) or (s)) or (2) any Casualty Event occurs, which results in the realization or receipt by the Lead Borrower or any Restricted Subsidiary of Net Proceeds, the Borrowers shall cause to be prepaid on or prior to the date which is five (5) Business Days after the date of the realization or receipt by the Lead Borrower or any Restricted Subsidiary of such Net Proceeds an aggregate principal amount of Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) in an amount equal to 100% of all Net Proceeds realized or received; provided that if at the time that any such prepayment would be required, either Borrower (or any Restricted Subsidiary) is required to prepay or offer to repurchase any Other Applicable Indebtedness, then such Borrower may apply such portion of such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) and Other Applicable Indebtedness at such time; provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) in accordance with the terms hereof) to the prepayment of the Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) in accordance with the terms hereof.

(iii)           If either Borrower or any Restricted Subsidiary incurs or issues (x) any Refinancing Term Loans (or Refinancing Equivalent Debt) after the ~~2023~~2025 Incremental ~~and Refinancing~~ Amendment Effective Date resulting in Net Proceeds (as opposed to Refinancing Term Loans or Refinancing Equivalent Debt arising out of a cashless exchange of existing Term Loans for such Refinancing Term Loans or Refinancing Equivalent Debt) or (y) any other Indebtedness not described in the preceding clause (x) (other than, in the case of this clause ~~(y),~~(y), Indebtedness not prohibited under Section 7.03), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans (other than Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after such Net Proceeds are received by the Lead Borrower or such Restricted Subsidiary plus the 2023 Yield Protection Fee and the 2025 Tranche A Yield Protection Fee and the 2025 Tranche B Yield Protection Fee.

(iv)            [Reserved].

(v)            If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate 2021 Refinancing Revolving Credit Commitments then in effect, the Borrowers shall promptly prepay or cause to be promptly prepaid 2021 Refinancing Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the 2021 Refinancing Revolving Credit Loans and Swing Line Loans such aggregate Revolving Credit Exposures exceed the aggregate 2021 Refinancing Revolving Credit Commitments then in effect; and provided, further, that notwithstanding the foregoing, if the sum of the aggregate Outstanding Amount of 2021 Refinancing Revolving Credit Loans, Swing Line Loans and L/C Obligations exceeds the aggregate amount of 2021 Refinancing Revolving Credit Commitments then in effect by less than 5.0%, and any such excess is due solely to movements in currency exchange rates, then the Borrowers shall not be required to take the foregoing actions to eliminate any such excess.

(vi)           Each prepayment of Term Loans pursuant to this Section 2.05(b) (A) shall be applied either (x) ratably to each Class of Term Loans then outstanding (other than any such Term Loans that are junior to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans in right of payment or right of security) or (y) as requested by the Lead Borrower in the notice delivered pursuant to clause (vii) below, to any Class or Classes of Term Loans with a Maturity Date preceding the Maturity Date of the remaining Classes of Term Loans then outstanding, (B) shall be applied, with respect to future amortization applicable to each such Class for which prepayments will be made, in a manner determined at the discretion of the Lead Borrower in the applicable notice and, if not specified, in direct order of maturity to repayments thereof required pursuant to Section 2.07(a) and (C) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Share (or other applicable share provided by this Agreement) of each such Class of Term Loans, subject to clause (vii) of this Section 2.05(b). Notwithstanding clause (A) above, (1) in the case of prepayments pursuant to Section 2.05(b)(iii)(x), such prepayment shall be applied in accordance with this clause (vi) solely to those applicable Classes of Term Loans selected by the Lead Borrower and specified in the applicable Refinancing Amendment or notice (i.e., the applicable Refinanced Debt or Refinanced Term Loans) and (2) any Incremental Amendment or Refinancing Amendment entered into after the 2023 Incremental and Refinancing Amendment Effective Date, or any Extension Amendment may provide (including on an optional basis as elected by the Lead Borrower) for a less than ratable application of prepayments to any Class of Term Loans established thereunder. Notwithstanding anything to the contrary contained herein, for purposes of this Section 2.05(b), the 2025 Incremental Term Loans (Tranche A) and 2025 Incremental Term Loans (Tranche B) shall be deemed one Class of Term Loans, and the Lead Borrower may allocate prepayments of the 2025 Incremental Term Loans between the 2025 Incremental Term Loans (Tranche A) and 2025 Incremental Term Loans (Tranche B) in its sole discretion (i.e. such prepayments need not be ratable amongst the 2025 Incremental Term Loans (Tranche A) and 2025 Incremental Term Loans (Tranche B).

(vii)         The Lead Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Lead Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii) and (iii)(y) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Lead Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment on a pro rata basis in accordance with the amounts of the Term Loans of such Lender (with such non-declining Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Term Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrowers (such remaining Declined Proceeds, the “Borrower Retained Prepayment Amounts”).

(viii)        Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Benchmark Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Benchmark Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Benchmark Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from either Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from either Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix)            Limitation of Prepayment Obligations. Notwithstanding any other provisions of this Section 2.05(b), (i) to the extent any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Asset Sale”), the Net Proceeds of any Casualty Event incurred by a Foreign Subsidiary (“Foreign Recovery Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by any applicable local law or applicable Organizational Documents of such Foreign Subsidiary (including, without limitation, financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) to be repatriated to Luxembourg or passed on to or used for the benefit of the Borrowers, the portion of such Net Proceeds of a Foreign Asset Sale, a Foreign Recovery Event or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to Luxembourg or the passing on to or otherwise using for the benefit of the Borrowers (the Borrowers hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation, passing on or other use for the benefit of the Borrowers and/or use the other cash sources of the Lead Borrower and its Restricted Subsidiaries to make the relevant prepayment) and (ii) to the extent that the Lead Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Asset Sale, Foreign Recovery Event or Excess Cash Flow attributable to Foreign Subsidiaries would have material adverse tax consequences (as reasonably determined in good faith by the Lead Borrower) with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary.

Section 2.06      Termination or Reduction of Commitments.

(a)            Optional. The Lead Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum aggregate amount of $1,000,000, as applicable, or any whole multiple of $250,000, in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the 2021 Refinancing Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Lead Borrower. Notwithstanding the foregoing, the Lead Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b)            Mandatory~~. The 2018 Refinancing Term Loan Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of 2018 Refinancing Term Loans to be made by it on the 2018 Refinancing Amendment Effective Date pursuant to Section 2.01(a)(ii)~~. The 2021 Incremental Term Loan Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of 2021 Incremental Term Loans to be made by it on the 2021 Incremental Amendment Effective Date pursuant to Section 2.01(a)(~~iii~~ii). The 2023 Incremental Term Loan Commitment of the 2023 Incremental Term Loan Lender shall be automatically and permanently reduced to $0 upon the funding of the 2023 Incremental Term Loans to be made by it on the 2023 Incremental and Refinancing Amendment Effective Date pursuant to Section 2.01(a)(~~iv~~iii). The 2023 Refinancing Term Loan Commitment of the 2023 Refinancing Term Loan Lender shall be automatically and permanently reduced to $0 upon the funding of the 2023 Refinancing Term Loans to be made by it on the 2023 Incremental and Refinancing Amendment Effective Date pursuant to Section 2.01(a)(~~iv).~~ iii). The 2025 Incremental Term Loan (Tranche A) Commitment of the 2025 Incremental Term Loan Lender shall be automatically and permanently reduced to $0 upon the funding of the 2025 Incremental Term Loans (Tranche A) to be made by it on the 2025 Incremental Amendment Effective Date pursuant to Section 2.01(a)(iv). The 2025 Incremental Term Loan (Tranche B) Commitment of the 2025 Incremental Term Loan Lender shall be automatically and permanently reduced to $0 upon the funding of the 2025 Incremental Term Loans (Tranche B) to be made by it on the 2025 Incremental Amendment Effective Date pursuant to Section 2.01(a)(iv). The Term Commitment of each Term Lender with respect to Incremental Term Loans or any Refinancing Term Facility established after the 2023 Incremental and Refinancing Amendment Effective Date, or any Extended Term Loans shall be automatically and permanently reduced to $0 upon the funding of Term Loans to be made by it on the date set forth in the corresponding Incremental Amendment, Refinancing Amendment or Extension Amendment. The Revolving Credit Commitment of each Revolving Credit Lender (including its 2021 Refinancing Revolving Credit Commitments) shall automatically and permanently terminate on the Maturity Date for the applicable Class of Revolving Credit Commitments; provided that (x) the foregoing shall not release any Revolving Credit Lender from any liability it may have for its failure to fund Revolving Credit Loans, L/C Advances or participations in Swing Line Loans that were required to be funded by it on or prior to such Maturity Date and (y) the foregoing will not release any Revolving Credit Lender from any obligation to fund its portion of L/C Advances or participations in Swing Line Loans with respect to Letters of Credit issued or Swing Line Loans made prior to such Maturity Date.

(c)            Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07      Repayment of Loans.

(a)            Term Loans. (i) The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (A) on the last Business Day of each March, June, September and December, (x) ~~[reserved], (y)~~ with respect to the 2021 Incremental Term Loans, commencing September 30, 2021, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all 2021 Incremental Term Loans as of the 2021 Incremental Amendment Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in ~~Section 2.05~~Section 2.05 and Section 10.07(n)), ~~and~~ (~~z~~y) with respect to the 2023 Term Loans, commencing on December 31, 2023, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all 2023 Term Loans as of the 2023 Incremental and Refinancing Amendment Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 and Section 10.07(n)), and (z) with respect to the 2025 Incremental Term Loans (Tranche A), commencing on June 30, 2025, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the 2025 Incremental Term Loans (Tranche A) as of the 2025 Incremental Amendment Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 and Section 10.07(n)); and (B) on the Maturity Date for any Class of Term Loans, the aggregate principal amount of all Term Loans of such Class outstanding on such date.

(b)            Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for any Class of Revolving Credit Commitments (including 2021 Refinancing Revolving Credit Commitments) the aggregate outstanding principal amount of all Revolving Credit Loans made in respect of such Class of Revolving Credit Commitments.

(c)            Swing Line Loans. The Lead Borrower shall repay the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Latest Maturity Date for the Participating Revolving Credit Commitments.

Section 2.08      Interest.

(a)            Subject to the provisions of Section 2.08(b), (i) each Term Loan or Revolving Credit Loan, as applicable, that is maintained as a Benchmark Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Benchmark Rate for such Interest Period applicable to the currency in which such Benchmark Rate Loan is denominated plus (B) the Applicable Margin therefor; (ii) each Term Loan or Revolving Credit Loan, as applicable, that is maintained as a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin therefor; ~~and~~ (iii) each 2025 Incremental Term Loan (Tranche B) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Margin therefor and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Revolving Credit Loans.

(b)            During the continuance of a Default or an Event of Default under Section 8.01(a), the Borrowers shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)            The provisions of this Section 2.08 (and the interest rates applicable to the various extensions of credit hereunder) shall be subject to modification as expressly provided in Section 2.18.

(e)            The interest amount is understood as net interest after the deduction of any Swiss Withholding Tax and shall, if the interest is or becomes subject to such tax, and should clause (a) of Section 3.01 be unenforceable for any reason, be adjusted as follows:

(i)            The amount of the payment due from the Borrowers shall be increased to an amount which (after making the deduction of Swiss Federal Withholding Tax) leaves the Lenders entitled to such payment with an amount equal to the payment which would have been due if no deduction of Swiss Federal Withholding Tax had been required. For such purpose, the Swiss Federal Withholding Tax shall be calculated on the full (grossed-up) interest amount.

(ii)            The Borrowers shall provide the Lender or any other Person assigned by the Lender with the necessary documents which are required under the Swiss Federal Withholding Tax Statute and any applicable double taxation treaties between Switzerland and the jurisdiction of organization of any Lender for relief from the Swiss Federal Withholding Tax.

(f)             In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(g)            Interest on each 2023 Term Loan shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that upon written notice to the Administrative Agent at any time prior to the 24 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, the Borrowers may elect (such election, a “PIK Interest Election”) for any Interest Period to pay interest on the Applicable Margin that accrues prior to the date that is the 24 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date in cash and in kind as follows: (i) in the case of any 2023 Term Loan maintained as a Base Rate Loan, 4.26% of the Applicable Margin shall be payable in cash (“PIK Election Base Rate Cash Component”) and 4.75% of the Applicable Margin shall be paid in kind and (ii) in the case of any 2023 Term Loan maintained as a SOFR Loan, 4.83% of the Applicable Margin shall be payable in cash (“PIK Election SOFR Cash Component”) and 5.25% of the Applicable Margin shall be paid in kind (it being understood that all interest on the 2023 Term Loans shall be paid in cash on and after the date that is the 24 month anniversary after the 2023 Incremental and Refinancing Amendment Effective Date). Any portion of accrued interest on any 2023 Term Loan that is paid in kind pursuant to this Section 2.08(g) shall automatically, by operation of the terms hereof, without the requirement for any Person to take any action or cause anything to be done in order to effectuate such payment, be deemed paid on the due date therefor, by deeming the equivalent Dollar Amount of such accrued interest to be automatically capitalized as an equivalent principal amount of the 2023 Term Loans, and, accordingly, such accrued interest amount shall be compounded onto, and added to the aggregate principal amount of the 2023 Term Loans outstanding immediately after to such payment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(h)            Interest on each 2025 Incremental Term Loan (Tranche A) shall be due and payable in cash in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that upon written notice to the Administrative Agent at any time prior to the 24 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, the Borrowers may elect (such election, a “PIK Interest Election”) for any Interest Period to pay interest on the Applicable Margin that accrues prior to the date that is the 24 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date in cash and in kind as follows: (i) in the case of any 2023 Term Loan maintained as a Base Rate Loan, 3.75% of the Applicable Margin shall be payable in cash and 4.75% of the Applicable Margin shall be paid in kind and (ii) in the case of any 2023 Term Loan maintained as a SOFR Loan, 4.25% of the Applicable Margin shall be payable in cash and 5.25% of the Applicable Margin shall be paid in kind (it being understood that all interest on the 2025 Incremental Term Loans (Tranche A) shall be paid in cash on and after the date that is the 24 month anniversary after the 2023 Incremental and Refinancing Amendment Effective Date). Any portion of accrued interest on any 2025 Incremental Term Loan (Tranche A) that is paid in kind pursuant to this Section 2.08(h) shall automatically, by operation of the terms hereof, without the requirement for any Person to take any action or cause anything to be done in order to effectuate such payment, be deemed paid on the due date therefor, by deeming the equivalent Dollar Amount of such accrued interest to be automatically capitalized as an equivalent principal amount of the 2025 Incremental Term Loans (Tranche A), and, accordingly, such accrued interest amount shall be compounded onto, and added to the aggregate principal amount of the 2025 Incremental Term Loans (Tranche A) outstanding immediately after to such payment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law

(i)             Interest on each 2025 Incremental Term Loan (Tranche B) shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein: (i) from the 2025 Incremental Amendment Effective Date until the 36 month anniversary of the 2025 Incremental Amendment Effective Date: 5.125% of the Applicable Margin shall be payable in cash and 2.50% of the Applicable Margin shall be paid in cash or in kind at the Lead Borrower’s option (the “Tranche B PIK Toggle”) and (ii) from and after the 36 month anniversary of the 2025 Incremental Amendment Effective Date, the entire Applicable Margin shall be payable in cash cash. Any portion of accrued interest on any 2025 Incremental Term Loans (Tranche B) that is paid in kind pursuant to this Section 2.08(i) shall automatically, by operation of the terms hereof, without the requirement for any Person to take any action or cause anything to be done in order to effectuate such payment, be deemed paid on the due date therefor, by deeming the equivalent Dollar Amount of such accrued interest to be automatically capitalized as an equivalent principal amount of the 2025 Incremental Term Loans (Tranche B), and, accordingly, such accrued interest amount shall be compounded onto, and added to the aggregate principal amount of the 2025 Incremental Term Loans (Tranche B) outstanding immediately after to such payment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. The Lead Borrower may make its Tranche B PIK Toggle election by delivery of written notice to the Administrative Agent prior to the applicable Interest Payment Date. Absent such notice, the Lead Borrower shall be deemed to have elected to pay such portion of the accrued and unpaid interest in-kind.

(j)             ~~(h)~~ Notwithstanding anything to the contrary in this Agreement, upon delivery of a certification by the 2023 Term Loan Lenders to the Administrative Agent and the Borrowers, the 2023 Term Loan Lenders may reduce the “Applicable Margin”, the “Floor”, “Base Rate” and “Adjusted Term SOFR,” “PIK Election Base Rate Cash Component,” “PIK Election SOFR Cash Component” and “PIK Election ~~SOFR~~ Cash Component”, in each case solely with respect to the 2023 Term Loans~~,~~  to the extent and as set forth in such certification. Each of the Administrative Agent and the Borrowers shall be authorized to rely on such certificate absent manifest error.

Section 2.09      Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a)            Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Class of Revolving Credit Commitments in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the Applicable Margin with respect to Revolving Credit Loan commitment fees for such Class times the actual daily amount by which the aggregate Revolving Credit Commitment for the applicable Class of Revolving Credit Commitments exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Class of Revolving Credit Commitments and (B) the Outstanding Amount of L/C Obligations for such Class of Revolving Credit Commitments; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Class of Revolving Credit Commitments shall accrue at all times from the Closing Date until the Maturity Date for such Class of Revolving Credit Commitments, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date, and on the Maturity Date for such Class of Revolving Credit Commitments. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(b)            Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

(c)            2023 Yield Protection Fee. Upon the occurrence of a 2023 Yield Protection Fee Trigger Event, the Borrowers shall pay the 2023 Term Loan Lenders a fee equal to:

~~(i)~~ (i)      with respect to any such 2023 Yield Protection Fee Trigger Event occurring prior to the 18 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, the Make-Whole Amount,

~~(ii)~~ (ii)      from and after the 18 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date and prior to the 30 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, an amount equal to the sum of (A) an amount equal to the aggregate principal amount of the 2023 Term Loans subject to such 2023 Yield Protection Fee Trigger Event multiplied by 1.136, less the amount of the 2023 Term Loans subject to the 2023 Yield Protection Fee Trigger Event and (B) ~~the~~ the product of (i) the aggregate principal amount of the 2023 Term Loans subject to such 2023 Yield Protection Fee Trigger Event multiplied by 1.136 and (ii) 3.00%,

~~(iii)~~ (iii)      from and after the 30 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date and prior to the 42 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, an amount equal to sum of (A) an amount equal to the aggregate principal amount of the 2023 Term Loans subject to such 2023 Yield Protection Fee Trigger Event multiplied by 1.136, less the amount of the 2023 Term Loans subject to the 2023 Yield Protection Fee Trigger Event and (B) the product of (i) the aggregate principal amount of the 2023 Term Loans subject to such 2023 Yield Protection Fee Trigger Event multiplied by 1.136 and (ii) 2.00%,

~~(iv)~~ (iv)      from and after the 42 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date and prior to the 62 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, an amount equal to the aggregate principal amount of the 2023 Term Loans subject to such 2023 Yield Protection Fee Trigger Event multiplied by 1.136, less the amount of the 2023 Term Loans subject to the 2023 Yield Protection Fee Trigger Event, and

~~(v)~~ (v)      from and after the 62 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, 0.00%

(such fee, the “2023 Yield Protection Fee”). The 2023 Yield Protection Fee shall constitute part of the Obligations payable by the Borrowers (and guaranteed by the Guarantors) in respect of the 2023 Term Loans, which Obligations are guaranteed by the Guarantors and secured by the Collateral, and constitutes liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to the Lenders as a result of any 2023 Yield Protection Fee Trigger Event would be impracticable and extremely difficult to ascertain. The 2023 Yield Protection Fee is provided by mutual agreement of the Borrowers and the Guarantors and the 2023 Term Loan Lenders as a reasonable estimation and calculation of such actual lost profits and other actual damages of such 2023 Term Loan Lenders. Without limiting the 2023 Yield Protection Fee shall be automatically and immediately due and payable as though any 2023 Term Loans subject to such 2023 Yield Protection Fee Trigger Event were voluntarily prepaid as of the earliest such date and shall constitute part of the Obligations payable by the Borrowers (and guaranteed by the Guarantors) in respect of the 2023 Term Loans, which Obligations are secured by the Collateral. The 2023 Yield Protection Fee shall also be automatically and immediately due and payable if the 2023 Term Loans are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. THE BORROWERS AND THE GUARANTORS HEREBY EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING ~~YIELD~~2023 Yield PROTECTION FEE IN CONNECTION WITH ANY SUCH EVENTS, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. The Borrowers and the Guarantors expressly agree (to the fullest extent ~~it and~~ they may lawfully do so) that with respect to the 2023 Yield Protection Fee payable under the terms of this Agreement: (i) the 2023 Yield Protection Fee is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the 2023 Yield Protection Fee shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the 2023 Term Loan Lenders and the Borrowers and the Guarantors giving specific consideration in this transaction for such agreement to pay the 2023 Yield Protection Fee; and (iv) the Borrowers and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers and the Guarantors expressly acknowledge that their agreement to pay the 2023 Yield Protection Fee as herein described is a material inducement to the 2023 Term Loan Lenders’ agreement to enter into this Agreement.

(d)            2025 Tranche A Yield Protection Fee. Upon the occurrence of a 2025 Tranche A Yield Protection Fee Trigger Event, the Borrowers shall pay the 2025 Incremental Term Loan Lender a fee equal to:

(iii)           with respect to any such 2025 Tranche A Yield Protection Fee Trigger Event occurring prior to the 18 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, the Make-Whole Amount,

(iv)           from and after the 18 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date and prior to the 30 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, an amount equal to the product of (A) the aggregate principal amount of the 2025 Term Loans (Tranche A) subject to such 2025 Tranche A Yield Protection Fee Trigger Event and (B) 3.00%,

(v)            from and after the 30 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date and prior to the 42 month anniversary of the 2023 Incremental and Refinancing Amendment Effective Date, an amount equal to the product of (A) the aggregate principal amount of the 2025 Term Loans (Tranche A) subject to such 2025 Tranche A Yield Protection Fee Trigger Event and (B) 2.00%, and

(vi)           from and after the 42 month anniversary of the 2025 Incremental Amendment Effective Date, 0.00%

(such fee, the “2025 Tranche A Yield Protection Fee”). The 2025 Tranche A Yield Protection Fee shall constitute part of the Obligations payable by the Borrowers (and guaranteed by the Guarantors) in respect of the 2025 Incremental Term Loans (Tranche A), which Obligations are guaranteed by the Guarantors and secured by the Collateral, and constitutes liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to the 2025 Incremental Term Loan Lender as a result of any 2025 Tranche A Yield Protection Fee Trigger Event would be impracticable and extremely difficult to ascertain. The 2025 Tranche A Yield Protection Fee is provided by mutual agreement of the Borrowers and the Guarantors and the 2025 Incremental Term Loan Lender as a reasonable estimation and calculation of such actual lost profits and other actual damages of such 2025 Incremental Term Loan Lender. Without limiting the 2025 Tranche A Yield Protection Fee shall be automatically and immediately due and payable as though any 2025 Incremental Term Loan (Tranche A) subject to such 2025 Tranche A Yield Protection Fee Trigger Event were voluntarily prepaid as of the earliest such date and shall constitute part of the Obligations payable by the Borrowers (and guaranteed by the Guarantors) in respect of the 2025 Incremental Term Loan (Tranche A), which Obligations are secured by the Collateral. The 2025 Tranche A Yield Protection Fee shall also be automatically and immediately due and payable if the 2025 Incremental Term Loan (Tranche A) is satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. THE BORROWERS AND THE GUARANTORS HEREBY EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING 2025 TRANCHE A YIELD PROTECTION FEE IN CONNECTION WITH ANY SUCH EVENTS, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. The Borrowers and the Guarantors expressly agree (to the fullest extent they may lawfully do so) that with respect to the 2025 Tranche A Yield Protection Fee payable under the terms of this Agreement: (i) the 2025 Tranche A Yield Protection Fee is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the 2025 Tranche A Yield Protection Fee shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the 2025 Incremental Term Loan Lender and the Borrowers and the Guarantors giving specific consideration in this transaction for such agreement to pay the 2025 Tranche A Yield Protection Fee; and (iv) the Borrowers and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers and the Guarantors expressly acknowledge that their agreement to pay the 2025 Tranche A Yield Protection Fee as herein described is a material inducement to the 2025 Incremental Term Loan Lender’s agreement to enter into this Agreement.

(e)            2025 Tranche B Yield Protection Fee. Upon the occurrence of a 2025 Tranche B Yield Protection Fee Trigger Event, the Borrowers shall pay the 2025 Incremental Term Loan Lender a fee equal to:

(i)            with respect to any such 2025 Tranche B Yield Protection Fee Trigger Event occurring prior to the 12 month anniversary of the 2025 Incremental Amendment Effective Date, the 2025 Tranche B Applicable Premium,

(ii)            from and after the 12 month anniversary of the 2025 Incremental Amendment Effective Date and prior to the 24 month anniversary of the 2025 Incremental Amendment Effective Date, an amount equal to the product of (A) the aggregate principal amount of the 2025 Term Loans (Tranche B) subject to such 2025 Tranche A Yield Protection Fee Trigger Event and (B) 3.813%, and

(iii)            from and after the 24 month anniversary of the 2025 Incremental Amendment Effective Date, 0.00%

(such fee, the “2025 Tranche B Yield Protection Fee”). The 2025 Tranche B Yield Protection Fee shall constitute part of the Obligations payable by the Borrowers (and guaranteed by the Guarantors) in respect of the 2025 Incremental Term Loans (Tranche B), which Obligations are guaranteed by the Guarantors and secured by the Collateral, and constitutes liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to the 2025 Incremental Term Loan Lender as a result of any 2025 Tranche B Yield Protection Fee Trigger Event would be impracticable and extremely difficult to ascertain. The 2025 Tranche B Yield Protection Fee is provided by mutual agreement of the Borrowers and the Guarantors and the 2025 Incremental Term Loan Lender as a reasonable estimation and calculation of such actual lost profits and other actual damages of such 2025 Incremental Term Loan Lender. Without limiting the 2025 Tranche B Yield Protection Fee shall be automatically and immediately due and payable as though any 2025 Incremental Term Loan (Tranche B) subject to such 2025 Tranche B Yield Protection Fee Trigger Event were voluntarily prepaid as of the earliest such date and shall constitute part of the Obligations payable by the Borrowers (and guaranteed by the Guarantors) in respect of the 2025 Incremental Term Loan (Tranche B), which Obligations are secured by the Collateral. The 2025 Tranche B Yield Protection Fee shall also be automatically and immediately due and payable if the 2025 Incremental Term Loan (Tranche B) is satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. THE BORROWERS AND THE GUARANTORS HEREBY EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING 2025 TRANCHE B YIELD PROTECTION FEE IN CONNECTION WITH ANY SUCH EVENTS, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. The Borrowers and the Guarantors expressly agree (to the fullest extent they may lawfully do so) that with respect to the 2025 Tranche B Yield Protection Fee payable under the terms of this Agreement: (i) the 2025 Tranche B Yield Protection Fee is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the 2025 Tranche B Yield Protection Fee shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the 2025 Incremental Term Loan Lender and the Borrowers and the Guarantors giving specific consideration in this transaction for such agreement to pay the 2025 Tranche B Yield Protection Fee; and (iv) the Borrowers and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers and the Guarantors expressly acknowledge that their agreement to pay the 2025 Tranche B Yield Protection Fee as herein described is a material inducement to the 2025 Incremental Term Loan Lender’s agreement to enter into this Agreement.

Section 2.10      Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11      Evidence of Indebtedness.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in ~~Section 2.11(a)~~Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)            Entries made in good faith by the Administrative Agent in the Register pursuant to ~~Section 2.11(a)~~ Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to ~~Section 2.11(a)~~ Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12      Payments Generally. (a)  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York, New York time) on the dates specified herein; provided that all payments by the ~~Borrower~~Borrowers hereunder in respect of principal of and interest on Revolving Credit Loans denominated in Euros shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Euros and in Same Day Funds not later than 2:00 p.m. (London time) on the dates specified herein. If, for any reason, the ~~Borrower is~~Borrowers are prohibited by any Law from making any required payment hereunder in Euros that is otherwise required pursuant hereto to be made in Euros, the Lead Borrower shall make such payment in Dollars in the Dollar Amount of the Euro payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. (New York, New York time) in the case of payments in Dollars or (ii) after 2:00 p.m. (London time) in the case of payments in Euros, shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)            If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Benchmark Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)            Unless the Lead Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)            if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii)            if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Lead Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)            The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)             Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13      Sharing of Payments. (a)  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The ~~Borrower agrees~~Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Lead Borrower may extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.18 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Credit Loans, as applicable, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Lead Borrower may take all actions contemplated by Section 2.18 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments) determined by the Administrative Agent in its reasonable discretion to be necessary and advisable to permit such Extension, and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

(b)            Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 2.13(a) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders and (y) the express provisions of Sections 2.14 and 3.07, which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein.

Section 2.14      Reverse Dutch Auction Repurchases. (a)  Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, Holdings or any of its Subsidiaries may, at any time and from time to time, conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) (each such Auction to be managed by an Auction Manager), so long as the following conditions are satisfied:

(i)            each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.14 and Schedule 2.14;

(ii)            no Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii)          the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrowers offer to purchase in any such Auction shall be no less than $10,000,000 (unless a lower amount is agreed to by the Auction Manager);

(iv)          the proceeds of Revolving Credit Loans shall not be used for a purchase of any Term Loans in connection with any Auction;

(v)           the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased shall automatically be cancelled and retired by the purchaser thereof on the settlement date of the relevant purchase (and may not be resold);

(vi)          no more than one Auction may be ongoing at any one time;

(vii)         each Lender participating in any Auction acknowledges and agrees that in connection with such Auction, (1) the Borrowers then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (“Excluded Information”), (2) such Lender has independently and, without reliance on either Borrower, any of its Subsidiaries, the Auction Manager or any of their respective Affiliates, has made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, the Auction Manager or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against either Borrower, its Subsidiaries, the Administrative Agent, the Auction Manager and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Auction Manager or the other Lenders; and

(viii)        at the time of each purchase of Term Loans through an Auction, the Lead Borrower shall have delivered to the Auction Manager an Officer’s Certificate of the Lead Borrower certifying as to compliance with preceding clauses (ii) and (iv).

(b)            The Lead Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Lead Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Lead Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Lead Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default hereunder. With respect to all purchases of Term Loans made by Holdings or any of its Subsidiaries pursuant to this Section 2.14, (x) Holdings or such Subsidiary (as applicable) shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by Holdings or such Subsidiary (as applicable) and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of determining compliance with Sections 2.05 or Section 2.13.

(c)            The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.14 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05 and Section 2.13 (it being understood and acknowledged that purchases of the Term Loans by Holdings or any of its Subsidiaries contemplated by this Section 2.14 shall not constitute Investments by Holdings or any of its Subsidiaries)) or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.14. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article IX and Section 10.04 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable the Auction Manager to perform its responsibilities and duties in connection with each Auction.

Section 2.15      Open Market Purchases. (a)  Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, Holdings or any of its Subsidiaries may, at any time and from time to time, make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i)            no Event of Default shall have occurred and be continuing on the date of such Open Market Purchase;

(ii)           the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased shall automatically be cancelled and retired by the purchaser thereof on the settlement date of the relevant purchase (and may not be resold); and

(iii)          the proceeds of Revolving Credit Loans shall not be used for a purchase of any Term Loans in connection with any Auction.

(b)            With respect to all purchases of Term Loans made by Holdings or any of its Subsidiaries pursuant to this Section 2.15, (x) Holdings or such Subsidiary (as applicable) shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made by Holdings or such Subsidiary (as applicable) and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 or Section 2.13.

(c)            The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.15 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.05 and Section 2.13 (it being understood and acknowledged that purchases of the Term Loans contemplated by this Section 2.15 shall not constitute Investments by the Borrowers)) or any other Loan Document that may otherwise prohibit any Open Market Purchase by this Section 2.15.

Section 2.16      Incremental Credit Extensions.

(a)            Incremental Commitments. The Borrowers may at any time or from time to time after the Closing Date, by notice from the Lead Borrower to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments (any such new commitments, collectively with any Revolving Commitment Increases, the “Incremental Revolving Credit Commitments” and the Incremental Revolving Credit Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)            Incremental Loans. On the applicable date (each, an “Incremental Facility Closing Date”) specified in any Incremental Amendment (including through any Term Loan Increase or Revolving Commitment Increase, as applicable), subject to the satisfaction of the terms and conditions in this Section 2.16 and in the applicable Incremental Amendment, (i) (A) each Incremental Term Lender of such Class shall make a Loan to the Borrowers (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (B) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto and (ii) (A) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrowers (when borrowed, an “Incremental Revolving Credit Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (B) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Credit Loans of such Class made pursuant thereto.

(c)            Incremental Loan Request. Each Incremental Loan Request from the Lead Borrower pursuant to this Section 2.16 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Lead Borrower have any obligation to approach any existing Lender to provide any Incremental Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that the Administrative Agent, the Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitments, to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Term Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.

(d)            Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the applicable date (which shall be no earlier than the date of such Incremental Amendment) specified therein (the “Incremental Amendment Date”) of each of the following conditions, together with any other conditions set forth in the Incremental Amendment:

(i)             after giving effect to such Incremental Commitments, the conditions of Section 4.02 shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the Incremental Amendment Date); provided that such Incremental Amendment may include a waiver by the Incremental Lenders party thereto of the condition set forth in Section 4.02(c) and, in connection with any Incremental Commitment the primary purpose of which is to finance a Permitted Acquisition, a waiver in full or in part of the conditions set forth in Section 4.02(a) (other than the accuracy, to the extent required under Section 4.02(a), of any Specified Representations (as conformed to apply to such acquisition, including giving effect to any certain funds conditions with respect to the Collateral)) and Section 4.02(b) (other than with respect to any Event of Default under Section 8.01(a) or (f));

(ii)            except with respect to the 2025 Incremental Term Loan (Tranche B) Commitment, each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.16(d)(iii)) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.16(d)(iii));

(iii)            (A) after giving Pro Forma Effect to both (x) the making of Incremental Term Loans or establishment of Incremental Revolving Credit Commitments (assuming a borrowing of the maximum amount of Loans available thereunder) under such Incremental Amendment and (y) any Specified Transactions consummated in connection therewith, (1) if such Incremental Term Loans or Incremental Revolving Credit Commitments rank pari passu in right of security with the 2021 Incremental Term Loans, 2021 Refinancing Revolving Credit Loans incurred under the 2021 Refinancing Revolving Credit Commitments ~~and~~, 2023 Term Loans and 2025 Incremental Term Loans, the First Lien Net Leverage Ratio does not exceed 2.00:1.00 or (2) if such Incremental Term Loans rank junior in right of security with the 2021 Incremental Term Loans, 2021 Refinancing Revolving Credit Loans incurred under the 2021 Refinancing Revolving Credit Commitments ~~and~~, 2023 Term Loans and 2025 Incremental Term Loans, the Secured Net Leverage Ratio does not exceed 2.00:1.00; or

(B)            together with the Incremental Term Loans made and Incremental Revolving Credit Commitments established under such Incremental Amendment, the aggregate principal amount of Incremental Term Loans made and Incremental Revolving Credit Commitments established under this clause (B) (plus Incremental Equivalent Debt incurred in reliance on clause (i)(B) of the proviso of Section 2.16(h)) does not exceed the sum of (i) $385,000,000 plus (ii) the principal amount of the 2025 Incremental Term Loans plus (iii) the principal amount of any voluntary prepayments of Term Loans (limited, in the case of Incremental Term Loans, to the principal amount of voluntary prepayments of Incremental Term Loans incurred pursuant to the preceding clause (i)) (other than to the extent made with the proceeds of Indebtedness (other than the incurrence of Revolving Credit Loans or extensions of credit under any other revolving credit or similar facility)); provided that it is understood that Incremental Term Loans and Incremental Revolving Credit Commitments may be incurred under either clause (A) or clause (B) as selected by the Lead Borrower in its sole discretion, including by designating any portion of Incremental Commitments in excess of an amount permitted to be incurred under clause (A) at the time of such incurrence as incurred under clause (B); ~~and~~provided further that it is understood that immediately after the occurrence of the Seventh Amendment Effective Date and incurrence of the 2025 Incremental Term Loans, the remaining availability under clause (i) hereof is $0; and

(iv)            to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates (including solvency certificates) consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Lenders are provided with the benefit of the applicable Loan Documents.

(e)            Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Credit Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Lead Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Term Loans or Revolving Credit Commitments, as applicable, each existing on the Incremental Facility Closing Date, shall be consistent with clauses (i) through (iii) below, as applicable, and otherwise reasonably satisfactory to the Administrative Agent (except for covenants or other provisions (a) conformed (or added) in the Loan Documents pursuant to the related Incremental Amendment, (x) in the case of any Class of Incremental Term Loans and Incremental Term Commitments, for the benefit of the Term Lenders and (y) in the case of any Class of Incremental Revolving Credit Loans and Incremental Revolving Credit Commitments, for the benefit of the Revolving Credit Lenders or (b) applicable only to periods after the Latest Maturity Date as of the Incremental Amendment Date); provided that in the case of a Term Loan Increase or a Revolving Commitment Increase, the terms, provisions and documentation (other than the Incremental Amendment evidencing such increase) of such Term Loan Increase or Revolving Commitment Increase shall be identical (other than, solely in the case of a Revolving Commitment Increase, with respect to upfront fees, OID or similar fees) to the applicable Class of Term Loans or Revolving Credit Commitments being increased, in each case, as existing on the Incremental Facility Closing Date. In any event:

(i)            the Incremental Term Loans:

(A)            (I) shall rank pari passu or junior in right of payment with the 2021 Incremental Term Loans, the 2021 Refinancing Revolving Credit Commitments and the 2021 Refinancing Revolving Credit Loans thereunder ~~and the~~, 2023 Term Loans and 2025 Incremental Term Loans, (II) no Person other than a Loan Party shall provide a Guarantee or otherwise be an obligor with respect to such Incremental Term Loans, (III) the obligations in respect thereof shall not be secured by any Lien on any asset other than the Collateral and (IV) shall rank pari passu or junior in right of security with the 2021 Incremental Term Loans, the 2021 Refinancing Revolving Credit Loans ~~and the~~, 2023 Term Loans and 2025 Incremental Term Loans (and subject to a Subordination Agreement (if subject to payment subordination) and/or a Second Lien Intercreditor Agreement (if subject to lien subordination) (or, alternatively, terms in the Incremental Amendment substantially similar to those in such applicable agreement, as agreed by the Lead Borrower and Administrative Agent) or other lien subordination and intercreditor arrangement satisfactory to the Lead Borrower and the Administrative Agent),

(B)            as of the Incremental Amendment Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the 2021 Incremental Term Loans, the 2023 Term Loans, the 2025 Incremental Term Loans or any Extended Term Loans as to which the 2021 Incremental Term Loans ~~or~~, the 2023 Term Loans or the 2025 Incremental Term Loans were the Existing Term Loan Tranche,

(C)            as of the Incremental Amendment Date, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the 2021 Incremental Term Loans, the 2023 Term Loans, the 2025 Incremental Term Loans or any Extended Term Loans as to which the 2021 Incremental Term Loans, ~~or~~ the 2023 Term Loans, or the 2025 Incremental Term Loans were the Existing Term Loan Tranche,

(D)            shall have an Applicable Margin, and subject to clauses (e)(i)(B) and (e)(i)(C) above, amortization determined by the Lead Borrower and the applicable Incremental Term Lenders; provided the Applicable Margin and amortization for a Term Loan Increase shall be (x) the Applicable Margin and amortization for the Class being increased or (y) in the case of the Applicable Margin, higher than the Applicable Margin for the Class being increased as long as the Applicable Margin for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency,

(E)            shall have fees determined by the Lead Borrower and the applicable Incremental Term Loan arranger(s), and

(F)            may participate on (I) a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of Term Loans hereunder and (II) a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis except for prepayments pursuant to ~~Section 2.05(b)(iii)(~~Section 2.05(b)(iii)(x) and 2.05(b)(vi)(A)(y)) in any mandatory prepayments of Term Loans hereunder; provided that any such Incremental Term Loans that are junior in right of payment or security with respect to the 2021 Incremental Term Loans ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans may only participate in any such mandatory prepayments on a junior basis to the 2021 Incremental Term Loans, the 2023 Term Loans, the 2025 Incremental Term Loans and any then-existing Term Loans that are pari passu in right of payment and security with the 2021 Incremental Term Loans, ~~and~~ the 2023 Term Loans and the 2025 Incremental Term Loans;

(ii)            the Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans:

(A)            (I) shall rank pari passu or junior in right of payment with the 2021 Incremental Term Loans, the 2021 Refinancing Revolving Credit Commitments and the 2021 Refinancing Revolving Credit Loans thereunder ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans, (II) no Person other than a Loan Party shall provide a Guarantee or otherwise be an obligor with respect to such Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans, (III) the obligations in respect thereof shall not be secured by any Lien on any asset other than the Collateral and (IV) shall rank pari passu in right of security with the 2021 Incremental Term Loans, 2021 Refinancing Revolving Credit Loans available under the 2021 Refinancing Revolving Credit Commitments ~~and~~, the 2023 Term Loans and the 2025 Incremental Term Loans,

(B)            (I) shall not have a final scheduled maturity date or commitment reduction date earlier than the Maturity Date with respect to the 2021 Refinancing Revolving Credit Commitments and (II) shall not have any scheduled amortization or mandatory commitment reduction prior to the Maturity Date with respect to the 2021 Refinancing Revolving Credit Commitments,

(C)            shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Incremental Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and the termination or reduction of commitments (in accordance with clause (E) below)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis or less than a pro rata basis (but not more than a pro rata basis) with all other Revolving Credit Commitments then existing on the Incremental Facility Closing Date,

(D)            may be elected to be included as additional Participating Revolving Credit Commitments under the Incremental Amendment (or in the case of any Revolving Commitment Increase to an existing Class of Participating Revolving Credit Commitments, shall be included), subject to (other than in the case of a Revolving Commitment Increase) the consent of the Swing Line Lender and each L/C Issuer, and on the Incremental Facility Closing Date all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Participating Revolving Credit Lenders in accordance with their percentage of the Participating Revolving Credit Commitments existing after giving effect to such Incremental Amendment, provided, such election may be made conditional upon the maturity of one or more other Participating Revolving Credit Commitments, provided, further, that in connection with such election the Swing Line Lender or the L/C Issuers may, in their sole discretion and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), agree in the applicable Incremental Amendment to increase the Swing Line Sublimit or the Letter of Credit Sublimit so long as such increase does not exceed the amount of the additional Participating Revolving Credit Commitments,

(E)            may provide that the permanent repayment of Revolving Credit Loans in connection with or permanent reduction or termination of, Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date be made on a pro rata basis, less than pro rata basis or greater than pro rata basis with all other Revolving Credit Commitments,

(F)            shall provide that assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans then existing on the Incremental Facility Closing Date,

(G)            shall have an Applicable Margin determined by the ~~Borrower~~Borrowers and the applicable Incremental Revolving Credit Lenders; provided that the Applicable Margin for a Revolving Commitment Increase shall be (x) the Applicable Margin for the Class being increased or (y) higher than the Applicable Margin for the Class being increased as long as the Applicable Margin for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency, and

(H)            shall have fees determined by the Lead Borrower and the applicable Incremental Revolving Credit Commitment arranger(s).

(iii)           the All-In Yield applicable to the Incremental Term Loans or Incremental Revolving Credit Loans of each Class shall be determined by the Lead Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Loans made within twelve (12) months after the 2021 Incremental Term Loan Effective Date under Incremental Term Commitments that are pari passu in right of payment and security with the 2021 Incremental Term Loans, the All-In Yield applicable to such Incremental Term Loans shall not be greater than the applicable All-In Yield payable with respect to 2021 Incremental Term Loans pursuant to the terms of this Agreement as amended through the date of such calculation plus 75 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Benchmark Rate or Base Rate floor) with respect to the 2021 Incremental Term Loans is increased so as to cause the then applicable All-In Yield on the 2021 Incremental Term Loans under this Agreement to equal the All-In Yield then applicable to the Incremental Term Loans minus 75 basis points; provided, further, that any increase in All-In Yield to any 2021 Incremental Term Loan due to the application or imposition of a Benchmark Rate or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) any Benchmark Rate or Base Rate floor applicable to such 2021 Incremental Term Loan; provided, further, that the provisos to this clause (iii) shall not apply to Incremental Facilities (a) incurred in connection with a Permitted Investment or Permitted Acquisition, (b) in an aggregate principal amount for all Incremental Facilities excluded by operation of this clause (b) less than the greater of (x) $150.0 million and (y) 35.0% of Consolidated EBITDA, (c) having a maturity date that is one year after the Maturity Date of the 2021 Incremental Term Loans or (d) that are not in the form of broadly syndicated floating rate U.S. dollar term loans.

(f)             Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become additional Commitments pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the ~~Borrower~~Borrowers, each Incremental Lender providing such Commitments, the Administrative Agent and, for purposes of any election and/or increase to the Swing Line Sublimit or Letter of Credit Sublimit pursuant to Section 2.16(e)(ii)(D), the Swing Line Lender and each L/C Issuer. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.16, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Incremental Loans are to rank junior in right of security or payment or to address technical issues relating to funding and payments. The Borrowers will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement.

(g)            Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Credit Commitments are effected through a Revolving Commitment Increase pursuant to this Section 2.16, (a) each of the Revolving Credit Lenders of the Class of Revolving Credit Commitments subject to such Revolving Commitment Increase shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of such Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Credit Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans of the Class of Revolving Credit Commitments subject to such Revolving Commitment Increase will be held by existing Revolving Credit of the Class of Revolving Credit Commitments subject to such Revolving Commitment Increase and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments of the Class of Revolving Credit Commitments subject to such Revolving Commitment Increase after giving effect to the addition of such Incremental Revolving Credit Commitments to such Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and Section 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h)            Incremental Equivalent Debt. The Borrowers may, upon notice by the Lead Borrower to the Administrative Agent, at any time or from time to time after the Closing Date, issue, incur or otherwise obtain Indebtedness of Borrowers in respect of one or more series of senior or subordinated notes or loans (which may be secured on a junior lien basis or a pari passu basis with the 2021 Incremental Term Loans, the 2023 Term Loans, the 2025 Incremental Term Loans and Revolving Credit Loans), and, in the case of notes, issued in a public offering, Rule 144A or other private placement or bridge in lieu of the foregoing, in each case, that are issued or made in lieu of Incremental Revolving Credit Commitments and/or Incremental Term Commitments (the “Incremental Equivalent Debt”); provided that (i) (A) after giving Pro Forma Effect to both (x) the issuance or incurrence of such Incremental Equivalent Debt (assuming a borrowing of the maximum credit available thereunder) and (y) any Specified Transactions consummated in connection therewith, (1) if such Incremental Equivalent Debt ranks pari passu in right of security with the Term B Loans and Revolving Credit Loans, the First Lien Net Leverage Ratio does not exceed 2.00:1.00 and (2) if such Incremental Equivalent Debt ranks junior in right of security with the Term B Loans and Revolving Credit Loans, the Secured Net Leverage Ratio does not exceed 2.00:1.00 or (B) together with such Incremental Equivalent Debt, the aggregate principal amount of Incremental Equivalent Debt incurred or issued under this clause (B) and Incremental Term Loans made and Incremental Revolving Credit Commitments established under Section 2.16(d)(iii)(B) does not exceed the sum of (a) $385,000,000 plus (b) the principal amount of any voluntary prepayments of Term Loans (other than to the extent made with the proceeds of Indebtedness (other than the incurrence of Revolving Credit Loans or extensions of credit under any other revolving credit or similar facility)), (ii) no Person other than a Loan Party shall provide a Guarantee or otherwise be an obligor with respect to such Incremental Equivalent Debt, (iii) the obligations in respect thereof shall not be secured by any Lien on any asset other than the Collateral, (iv) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (v) the security agreements and other collateral documents relating to such Incremental Equivalent Debt shall be substantially similar to the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vi) if such Incremental Equivalent Debt is (a) secured on a pari passu basis with the Term B Loans and Revolving Credit Loans, then such Incremental Equivalent Debt shall be subject to a new or then-existing First Lien Intercreditor Agreement to which a Senior Representative acting on behalf of the holders of such Incremental Equivalent Debt shall become a party or otherwise subject to another lien subordination or intercreditor arrangement satisfactory to the Lead Borrower and the Administrative Agent or (b) secured on a junior basis with the Term B Loans and Revolving Credit Loans, then such Incremental Equivalent Debt shall be subject to a new or then-existing Second Lien Intercreditor Agreement to which a Senior Representative of the holders of such Incremental Equivalent Debt shall become a party or otherwise subject to another lien subordination and intercreditor arrangement satisfactory to the Lead Borrower and the Administrative Agent, (vii) such Incremental Equivalent Debt shall have a final maturity date which is no earlier than the then Maturity Date and a Weighted Average Life to Maturity which is no shorter than the Weighted Average Life to Maturity of the Term B Loans, (viii) such Incremental Equivalent Debt shall not be subject to any mandatory redemption or prepayment provisions or rights (except to the extent any such mandatory redemption or prepayment is required to be applied pro rata (but not greater than pro rata) to the Term Loans required to be secured on a first lien basis, except with respect to customary “AHYDO catch up payments” and except with respect to customary offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default; provided that any such Incremental Equivalent Debt that is junior in right of payment or security with respect to the Term B Loans may only participate in any such mandatory repurchases and prepayments with respect to customary offers to repurchase and prepayment events upon an asset sale or event of loss on a junior basis to the Term B Loans and any then-existing Term Loans that are pari passu in right of payment and security with the Term B Loans), (ix) the provisions set forth in Section 2.16(e)(iii) shall apply to any Incremental Equivalent Debt in the form of loans that ranks pari passu in right of payment and security with the Term B Loans and Revolving Credit Loans as if such Incremental Equivalent Debt were a Class of Incremental Term Loans that is pari passu in right of payment and security with the Term B Loans and (x) except as otherwise set forth in this clause (h), such Incremental Equivalent Debt shall have terms and conditions (other than with respect to pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Lead Borrower) to the lenders or holders providing such Incremental Equivalent Debt, than those applicable to the Term B Loans (except for covenants or other provisions (a) conformed (or added) in the Loan Documents, for the benefit of the Lenders holding Term B Loans, pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Administrative Agent or (b) applicable only to periods after the Latest Maturity Date at the time of the issuance or incurrence of such Incremental Equivalent Debt) or such terms and conditions shall be current market terms for such type of Incremental Equivalent Debt (as reasonably determined in good faith by the Lead Borrower). It is understood that Incremental Equivalent Debt may be incurred under either clause (i)(A) or clause (i)(B) of the immediately preceding sentence as selected by the Lead Borrower in its sole discretion, including by designating any portion of Incremental Equivalent Debt in excess of an amount permitted to be incurred under such clause (i)(A) at the time of such incurrence as incurred under such clause (i)(B).

(i)            Any portion of any Incremental Term Loans, Incremental Term Commitments, Incremental Revolving Credit Loans and Incremental Revolving Credit Commitments incurred under Section 2.16(d)(iii)(B) or Incremental Equivalent Debt incurred under Section 2.16(h)(i)(B) may be reclassified, as the Lead Borrower elects from time to time, as incurred under Section 2.16(d)(iii)(A) or Section 2.16(h)(i)(A), respectively, if such portion of such Incremental Term Loans, Incremental Term Commitments, Incremental Revolving Credit Loans, Incremental Revolving Credit Commitments or Incremental Equivalent Debt could at such time be incurred under Section 2.16(d)(iii)(A) or Section 2.16(h)(i)(A). Upon making any such election under this Section 2.16(i), the Lead Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent demonstrating compliance on a Pro Forma Basis as of the last day of the most recently ended Test Period with the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable.

(j)            The Incremental Term Loans made under each Term Loan Increase shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Section 2.01 and Section 2.02 and on the date of the making of such Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.01 and Section 2.02, such Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the applicable Class of Term Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans of such Class.

(k)            This Section 2.16 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

Section 2.17      Refinancing Amendments.

(a)            Refinancing Commitments. The Borrowers may at any time or from time to time after the Closing Date, by notice from the Lead Borrower to the Administrative Agent (a “Refinancing Loan Request”), request (A) a new Class of term loans (any such new Class, “Refinancing Term Commitments”) or (B) the establishment of a new Class of revolving credit commitments (any such new Class, “Refinancing Revolving Credit Commitments” and collectively with any Refinancing Term Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, existing Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)            Refinancing Loans. On any Refinancing Facility Closing Date on which any Refinancing Term Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.17, (i) each Refinancing Term Lender of such Class shall make a Loan to the Borrowers (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Commitment of such Class and (ii) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.17, (i) each Refinancing Revolving Credit Lender of such Class shall make its Commitment available to the Borrowers (when borrowed, a “Refinancing Revolving Credit Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) in an amount equal to its Refinancing Revolving Credit Commitment of such Class and (ii) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Credit Loans of such Class made pursuant thereto.

(c)            Refinancing Loan Request. Each Refinancing Loan Request from the Lead Borrower pursuant to this Section 2.17 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments. Refinancing Term Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Lead Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided that the Administrative Agent, the Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Credit Commitments, to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Term Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.

(d)            Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i)            after giving effect to such Refinancing Commitments, the conditions of Sections 4.02(a) and (b) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Refinancing Amendment);

(ii)            each Refinancing Term Commitment shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $25,000,000 and not in an increment of $1,000,000 if such amount is equal to the entire outstanding principal amount of Refinanced Debt) and each Refinancing Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 and not in an increment of $1,000,000 if such amount is equal to the entire outstanding principal amount of Refinanced Debt); and

(iii)           to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates (including solvency certificates) consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Lenders are provided with the benefit of the applicable Loan Documents.

(e)            Required Terms. The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Lead Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Term Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (i) and (ii) below, as applicable, and otherwise reasonably satisfactory to the Administrative Agent (except for covenants or other provisions (a) conformed (or added) in the Loan Documents pursuant to the related Refinancing Amendment, (x) in the case of any Class of Refinancing Term Loans and Refinancing Term Commitments, for the benefit of the Term Lenders and (y) in the case of any Class of Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments, for the benefit of the Revolving Credit Lenders or (b) applicable only to periods after the Latest Maturity Date as of the Incremental Amendment Date). In any event:

(i)            the Refinancing Term Loans:

(A)            as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,

(B)            as of the Refinancing Facility Closing Date, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt,

(C)            shall have an Applicable Margin and Benchmark Rate or Base Rate floor (if any), and subject to clauses (e)(i)(A) and (e)(i)(B) above, amortization determined by the ~~Borrower~~Borrowers and the applicable Refinancing Term Lenders,

(D)            shall have fees determined by the Lead Borrower and the applicable Refinancing Term Loan arranger(s),

(E)            may participate on (I) a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of Term Loans hereunder and (II) a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (except for prepayments pursuant to Section 2.05(b)(iii)(x) and Section 2.05(b)(v)(A)(y)) in any mandatory prepayments of Term Loans hereunder; provided that, any such Refinancing Term Loans that are junior in right of payment or security with respect to the Term B Loans may only participate in any such mandatory prepayments on a junior basis to the Term B Loans and any then-existing Term Loans that are pari passu in right of payment and security with the Term B Loans,

(F)            shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued but unpaid interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing, and

(G)            (I) shall rank either pari passu or junior in right of payment with respect to the other Obligations as the applicable Refinanced Debt, (II) no Person other than a Loan Party shall Guarantee or otherwise be obligor with respect to the applicable Refinanced Debt, (III)  the obligations in respect thereof shall not be secured by any Lien on any asset other than the Collateral and (IV) shall have either a pari passu or junior rank in right of security with respect to the other Obligations as the applicable Refinanced Debt (and, to the extent subordinated in right of payment or security with respect to the other Obligations, subject to a Subordination Agreement, as applicable (or, alternatively, terms in the Refinancing Amendment substantially similar to those in such Subordination Agreement, as agreed by the Lead Borrower and Administrative Agent) or other lien subordination and intercreditor arrangement satisfactory to the Lead Borrower and the Administrative Agent); and

(ii)            the Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans:

(A)           (I) shall have the same or more junior rank in right of payment with respect to the other Obligations as the applicable Refinancing Revolving Credit Commitments (and, to the extent subordinated in right of payment with respect to the other Obligations, subject to a Subordination Agreement (or, alternatively, terms in the Refinancing Amendment substantially similar to those in such Subordination Agreement, as agreed by the Lead Borrower and Administrative Agent) or other subordination arrangement satisfactory to the Lead Borrower and the Administrative Agent), (II) no Person other than a Loan Party shall Guarantee or otherwise be obligor with respect to the applicable Refinanced Debt, (III)  the obligations in respect thereof shall not be secured by any Lien on any asset other than the Collateral and (IV) shall have the same rank in right of security with respect to the other Obligations as the applicable Refinanced Debt,

(B)            (I) shall not have a final scheduled maturity date or commitment reduction date earlier than the Maturity Date or commitment reduction date, respectively, with respect to the Refinanced Debt and (II) shall not have any scheduled amortization or mandatory Commitment reductions prior to the maturity date of the Refinanced Debt,

(C)            shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the Maturity Date of the Refinancing Revolving Credit Commitments and (3) repayments made in connection with a permanent repayment and termination of commitments (in accordance with clause (E) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis or less than a pro rata basis (but not more than a pro rata basis) with all other Revolving Credit Commitments then existing on the Refinancing Facility Closing Date,

(D)            may be elected to be included as additional Participating Revolving Credit Commitments under the Refinancing Amendment, subject to the consent of the Swing Line Lender and each L/C Issuer, and on the Refinancing Facility Closing Date all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Participating Revolving Credit Lenders in accordance with their percentage of the Participating Revolving Credit Commitments existing after giving effect to such Refinancing Amendment, provided such election may be made conditional upon the termination of one or more other Participating Revolving Credit Commitments,

(E)            may provide that the permanent repayment of Revolving Credit Loans in connection with a permanent termination or reduction of Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis, less than pro rata basis or greater than pro rata basis with all other Revolving Credit Commitments,

(F)            shall provide that assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans then existing on the Refinancing Facility Closing Date,

(G)            shall have an Applicable Margin and Benchmark Rate or Base Rate floor (if any) determined by the ~~Borrower~~Borrowers and the applicable Refinancing Revolving Credit Lenders,

(H)            shall have fees determined by the Lead Borrower and the applicable Refinancing Revolving Credit Commitment arranger(s), and

(I)             shall not have a greater principal amount of Commitments than the principal amount of the Commitments of the Refinanced Debt plus accrued but unpaid interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing.

(f)            Refinancing Amendment. Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become additional Commitments pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Refinancing Lender providing such Commitments, the Administrative Agent and, for purposes of any election pursuant to Section 2.17(e)(ii)(D), the Swing Line Lender and each L/C Issuer. The Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the ~~Borrower~~Borrowers, to effect the provisions of this Section 2.17, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien or payment subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security or payment or to address technical issues relating to funding and payments. The Borrowers will use the proceeds of the Refinancing Term Loans and Refinancing Revolving Credit Commitments to extend, renew, replace, repurchase, retire or refinance, substantially concurrently, the applicable Refinanced Debt.

(g)            [Reserved].

(h)            Refinancing Equivalent Debt.

(i)            In lieu of incurring any Refinancing Term Loans, the Lead Borrower may, upon notice to the Administrative Agent, at any time or from time to time after the Closing Date issue, incur or otherwise obtain (A) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of first lien senior secured notes (such notes, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured term loans (such notes or term loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured or subordinated Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of unsecured or subordinated notes or term loans (such notes or term loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Class of Term Loans (such Term Loans, “Refinanced Term Loans”).

(ii)            Any Refinancing Equivalent Debt:

(A)            (1) shall not have a Maturity Date prior to the date that is on or after the Maturity Date of the Refinanced Term Loans, (2) if in the form of term loans, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Term Loans, (3) if in the form of notes, shall not have scheduled amortization or payments of principal and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations, in each case prior to the Maturity Date of the Refinanced Term Loans (other than customary “AHYDO catch-up payments”, offers to repurchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default; provided that any such Refinancing Equivalent Debt that is junior in right of payment or security with respect to the Term B Loans may only participate in any such mandatory prepayments with respect to customary offers to repurchase and prepayment events upon an asset sale or event of loss on a junior basis to the Term B Loans and any then-existing Term Loans that are pari passu in right of payment and security with the Term B Loans), (4) no Person other than a Loan Party shall Guarantee or otherwise be an obligor with respect to such Refinancing Equivalent Debt, (5) if in the form of subordinated Permitted Unsecured Refinancing Debt, shall be subject to a Subordination Agreement to which a representative acting on behalf of the holders of such Permitted Unsecured Refinancing Debt shall have become a party or otherwise subject (or, alternatively, terms in the definitive documentation for such Refinancing Equivalent Debt substantially similar to those in such Subordination Agreement, as agreed by the Lead Borrower and Administrative Agent); provided that if such Permitted Unsecured Refinancing Debt is the initial subordinated Permitted Unsecured Refinancing Debt incurred by the Lead Borrower, then the Holdcos, each Borrower, the Subsidiary Guarantors, the Administrative Agent and the representative for such Permitted Unsecured Refinancing Debt shall have executed and delivered a Subordination Agreement, (6) shall not have a greater principal amount than the principal amount of the Refinanced Term Loans plus accrued and unpaid interest, fees, premiums (if any) and penalties thereon and reasonable fees, expenses, OID and upfront fees associated with the refinancing and (7) except as otherwise set forth in this clause (h)(ii), shall have terms and conditions (other than with respect to pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Lead Borrower) to the lenders or holders providing such Refinancing Equivalent Debt, than those applicable to the Refinanced Term Loans (except for covenants or other provisions (a) conformed (or added) in the Loan Documents, for the benefit of the Lenders holding Term B Loans, pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Administrative Agent or (b) applicable only to periods after the Latest Maturity Date at the time of the issuance or incurrence of such Refinancing Equivalent Debt) or such terms and conditions shall be current market terms for such type of Refinancing Equivalent Debt (as reasonably determined in good faith by the Lead Borrower),

(B)            (1) if either Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, shall be subject to security agreements relating to such Refinancing Equivalent Debt that are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (2) if Permitted Pari Passu Secured Refinancing Debt, (x) shall be secured by the Collateral on a pari passu basis with the Obligations under Term B Loans and Revolving Credit Loans and shall not be secured by any property or assets of the Holdcos, either Borrower or any Restricted Subsidiary other than the Collateral, and (y) shall be subject to a new or then-existing First Lien Intercreditor Agreement to which a Senior Representative acting on behalf of the holders of such Permitted Pari Passu Secured Refinancing Debt shall become a party or otherwise subject or other lien subordination or intercreditor arrangement satisfactory to the Lead Borrower and the Administrative Agent and (3) if Permitted Junior Secured Refinancing Debt, (x) shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations under Term B Loans required to be secured on a first lien basis and shall not be secured by any property or assets of the Holdcos, the Lead Borrower or any Restricted Subsidiary other than the Collateral, and (y) shall be subject to a new or then-existing Second Lien Intercreditor Agreement to which a Senior Representative acting on behalf of the holders of such Permitted Junior Secured Refinancing Debt shall become a party or otherwise subject or other lien subordination or intercreditor arrangement satisfactory to the Lead Borrower and the Administrative Agent, and

(C)            shall be incurred solely to repay, repurchase, retire or refinance substantially concurrently the Refinanced Term Loans.

(iii)           This Section 2.17 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

Section 2.18      Extensions of Term Loans and Revolving Credit Commitments. (a)  Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of Term Loans of a given Class (an “Existing Term Loan Tranche”) with a like Maturity Date or Revolving Credit Commitments of a given Class (an “Existing Revolver Tranche”) with a like Maturity Date, in each case on a pro rata basis under each tranche (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments of the applicable Class with the same Maturity Date, as the case may be) and on identical terms to each such Lender (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders), the Borrowers may from time to time extend the maturity date of any Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”), and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”, Existing Term Loan Tranche or Existing Revolver Tranche as applicable; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted (provided that at no time shall there be Classes of Extended Term Loans and Refinancing Term Loans hereunder which have more than five (5) Maturity Dates) so long as the following terms are satisfied:

(i)            no Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders,

(ii)            except as to interest rates, fees and final maturity (which shall be identical as offered to each Lender under the relevant tranche), the Revolving Credit Commitment of any Revolving Credit Lender (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the identical terms as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.03(l) and 2.04(g) to the extent relating to Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Pro Rata Share of such Revolving Credit Commitments (and except as provided in Sections 2.03(l) and 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees on Extended Revolving Credit Commitments (and related outstandings) at different rates from the original Revolving Credit Commitments; provided that such interest and fees shall be identical for each Lender under the Extended Revolving Credit Commitment and (B) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments) and (y) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments, Refinancing Revolving Commitments and any original Revolving Credit Commitments) which have more than three (3) different Maturity Dates or three (3) different tranches,

(iii)          except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall be identical as offered to each Lender under the relevant tranche), subject to immediately succeeding clauses (iv), (v) and (vi), shall be determined by the Lead Borrower and set forth in the relevant Extension Offer, the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (or less favorable terms if so agreed by each Extending Term Lender in the applicable tranche),

(iv)          the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.07(a) for periods prior to the Original Term Loan Maturity Date may not be increased,

(v)           the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby,

(vi)          any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer,

(vii)         if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Lead Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer,

(viii)         all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by either Borrower generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent, and

(ix)          any applicable Minimum Extension Condition shall be satisfied unless waived by the Lead Borrower.

(b)            If, at the time any Extension of Revolving Credit Commitments becomes effective, there will be Extended Revolving Credit Commitments which remain in effect from a prior Extension, then if the “effective interest rate”, “effective unused commitment fee rate” or “effective letter of credit fronting fee rate” (which, for this purpose, shall, in each case, be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees (except to the extent independently taken into account as commitment fees under Section 2.09(a) or Letter of Credit fronting fees under Section 2.03(i)), including up front or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Extended Revolving Credit Commitments and (y) the four years following the date of the respective Extension) payable to Lenders with such Extended Revolving Credit Commitments, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant extending Lenders) and customary consent fees paid generally to consenting Lenders in respect of the Extended Revolving Credit Commitments (and related extensions of credit) shall at any time (over the life of the Extended Revolving Credit Commitments and related extensions of credit) exceed by more than 0.50% the “effective interest rate”, “effective unused commitment fee rate” or “effective letter of credit fronting fee rate” applicable to Revolving Credit Commitments (or outstanding extensions of credit pursuant thereto) which were extended pursuant to one or more prior Extensions (determined on the same basis as provided in the first parenthetical in this sentence), then the Applicable Margin and/or Letter of Credit fronting fee applicable thereto shall be increased to the extent necessary so that at all times thereafter the Extended Revolving Credit Commitments made pursuant to previous Extensions (and related extensions of credit) do not receive less “effective interest rate”, “effective unused commitment fee rate” and/or “effective letter of credit fronting fees” than are applicable to the Revolving Credit Commitments (and related extensions of credit) made (or extended) pursuant to such Extension. If at the time any Extension of Term Loans becomes effective, there will be Extended Term Loans which remain outstanding from a prior Extension, then if the “effective interest rate” (which, for this purpose, shall be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees, including up front or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Extended Term Loans and (y) the four years following the date of the respective Extension) payable to Lenders with such Extended Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant extending Lenders) in respect of the Extended Term Loans shall at any time (over the life of the Extended Term Loans) exceed by more than 0.50% the “effective interest rate” applicable to Term Loans which were extended pursuant to one or more prior Extensions (determined on the same basis as provided in the first parenthetical in this sentence), then the Applicable Margin applicable thereto shall be increased to the extent necessary so that at all times thereafter the Extended Term Loans made pursuant to previous Extensions do not receive less “effective interest rate” than are applicable to the Term Loans made (or extended) pursuant to such Extension.

(c)            With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.18, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Lead Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Lead Borrower’s sole discretion and may be waived by the Lead Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.05 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18.

(d)            The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers (each an “Extension Amendment”), as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.18. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.18(d) and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Lead Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Lead Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Lead Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(e)            In connection with any Extension, the Lead Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Offer. Any Extending Term Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Offer amended into Extended Term Loans and any Extending Revolving Credit Lender wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Offer amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Offer of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Offer, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

Section 2.19      Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Lead Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Lead Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Lead Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Lead Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv)            Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Participating Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Participating Revolving Credit Commitment of that Non-Defaulting Lender minus (2) the sum of (A) the aggregate Outstanding Amount of the Loans of that Non-Defaulting Lender under such Participating Revolving Credit Commitments plus (B) such Non-Defaulting Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations and Swing Line Obligations at such time. Subject to Section 11.19, no reallocation hereto shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)            Defaulting Lender Cure. If the Lead Borrower, the Administrative Agent, Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Lead Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.20      Borrower Obligations Joint and Several. (a)  Each Borrower hereby designates and appoints the Lead Borrower as its agent, attorney-in-fact and legal representative on its behalf for all purposes, including issuing Committed Loan Notices and Swing Line Loan Notices; delivering Compliance Certificates; giving instructions with respect to the disbursement of the proceeds of the Loans; paying, prepaying and reducing loans, commitments, or any other amounts owing under the Loan Documents; selecting interest rate options; giving, receiving, accepting and rejecting all other notices, consents or other communications hereunder or under any of the other Loan Documents; and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Lead Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Lead Borrower on behalf of one or more Borrowers as a notice or communication from such Borrower. Each warranty, covenant, agreement and undertaking made on behalf of the Co-Borrower by the Lead Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. Any action, notice, delivery, receipt, acceptance, approval, rejection or any other undertaking under any of the Loan Documents to be made by the Lead Borrower in respect of the Obligations of the Co-Borrower shall be deemed, where applicable, to be made in the Lead Borrower’s capacity as representative and agent on behalf of each Borrower, and any such action, notice, delivery, receipt, acceptance, approval, rejection or other undertaking shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(b)            The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full in Same Day Funds has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of either Borrower’s liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against either Borrower or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. Each Borrower hereby acknowledges that this Agreement is the joint and several obligation of each Borrower (regardless of which Borrower shall have delivered a Request for Credit Extension) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

Article III

Taxes, Increased Costs Protection and Illegality

Section 3.01      Taxes.

(a)            Payments Free of Taxes. Except as provided in this Section 3.01, or as required by applicable Law, any and all payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, excluding, in the case of each Agent and each Lender, (1) Taxes imposed on or measured by its net income, however denominated, franchise (and similar) Taxes imposed on it in lieu of net income Taxes, and branch profits Taxes, in each case, (i) imposed by a jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or Administrative Agent is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or Administrative Agent’s principal office or applicable Lending Office is located, or (ii) that are Other Connection Taxes, (2) Taxes attributable to such Recipient’s failure to comply with Section 3.01(d), and (3) any U.S. federal withholding Taxes imposed under FATCA (all such excluded taxes being hereinafter referred to as “Excluded Taxes”, and all non-excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party, being hereinafter referred to as “Indemnified Taxes”). If the Loan Party or other applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Recipient, (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01), each of such Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings, (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Loan Party is the applicable withholding agent, such Loan Party shall furnish to the Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Agent.

In addition, each Borrower (jointly and severally) agrees to pay any and all present and future stamp, transfer, sales and use, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, including additions to tax, penalties and interest related thereto (all taxes described in this paragraph of Section 3.01(a) being hereinafter referred to as “Other Taxes”), save for any Luxembourg Taxes payable due to the registration of a Loan Document with the Administration de l’Enregistrement at des Domaines in Luxembourg or in connection with any registration of a Loan Document for the purposes of any court proceedings before a Luxembourg court or any presentation before a public authority in Luxembourg ("autorité constituée"), except in circumstances where: (i) the registration or presentation of a Loan Document is required or ordered by the relevant Luxembourg court or public authority in connection with any proceedings or matters pending before such court or authority; or (ii) the registration or presentation of a Loan Document is necessary for the exercise of the rights under such Loan Document and the protection, preservation or maintenance of such rights; or (iii) the registration or presentation of a Loan Document is mandatorily required by law.

(b)      Indemnification by the Borrowers.      Each Borrower (jointly and severally) and each Guarantor agrees to indemnify each Recipient for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Recipient and (ii) any reasonable expenses arising therefrom or with respect thereto, provided such Recipient, as the case may be, provides the Lead Borrower or such Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

(c)      Indemnification by the Lenders.      To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d)            Tax Administration Formalities.

A.            Each Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the requesting Loan Party and the Administrative Agent, at the time or times reasonably requested by the such Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Loan Party or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission (1) would subject such Lender to any material unreimbursed cost or expense (it being understood that the completion, execution and submission of any documentation no more burdensome than that required for U.S. federal income withholding will not for purposes of this subsection (1) give rise to an exception from the preceding sentence and shall not be considered material unreimbursed cost or expense) or (2) would materially prejudice the legal or commercial position of such Lender (it being understood that the completion, execution and submission of the applicable IRS Form W-8 shall not give rise to an exception from the preceding sentence or otherwise be considered prejudicial to the position of a Recipient); provided, however, that in no event shall the Lenders be required to provide its tax returns or its calculations.

B.             Each Recipient shall confirm whether it is entitled to receive payments under any Loan Document free from withholding under FATCA and shall provide any documentation, forms and other information relating to its status under FATCA reasonably requested by the Loan Parties sufficient for the Loan Parties to comply with their obligations under FATCA and to determine whether such Recipient has complied with such applicable reporting requirements.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)            Designation of Different Lending Office. If any Recipient requests compensation under Section 3.04, or requires the ~~Borrower~~Borrowers or any Loan Party to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.01, then such Recipient shall (at the request of the Lead Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Lead Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment.

(f)      Treatment of Certain Refunds.      If any Recipient determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to the Loan Party, net of all reasonable out-of-pocket expenses of the Recipient, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Recipient on such interest); provided that the Loan Parties, upon the request of the Recipient, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Recipient be required to pay any amount to the Loan Party pursuant to this paragraph (f) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This section shall not be construed to require any Recipient to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrowers or any other Person.

(g)            Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)            All amounts set forth in a Loan Document to be payable by any Loan Party to a Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (j) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any Loan Party under a Loan Document and such Lender or Agent is required to account to the relevant taxing authority for the VAT, that Loan Party shall pay to the relevant Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender or Agent shall promptly provide an appropriate VAT invoice to such Loan Party).

(i)            If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration) (i) (where the Supplier is the Person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and (ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(j)            Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender or Agent for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(k)            Any reference in paragraphs 3.01(h)-(l) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(l)             In relation to any supply made by a Party to any other Party under a Loan Document, if reasonably requested by such Party, that other Party must promptly provide such Party with details of that other Party’s VAT registration and such other information as is reasonably requested in connection with such Party’s VAT reporting requirements in relation to such supply.

(m)          The Borrowers ~~and~~, the 2023 Term Loan Lenders and the 2025 Incremental Term Loan Lender agree that the Borrowers will report the payment of interest in accordance with the tax laws of the applicable jurisdictions in a reasonable manner and in good faith.

Section 3.02      Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Benchmark Rate Loans (whether denominated in Dollars or Euros), then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue Benchmark Rate Loans in the affected currency or currencies shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Lead Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or (I) if applicable, and such Loans are denominated in Dollars, convert all of such Lender’s Benchmark Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Benchmark Rate component of the Base Rate) or (II) if applicable, and such Loans are denominated in Euros, to the extent the Lead Borrower and all Appropriate Lenders agree, convert such Loans to Loans bearing interest at an alternative rate mutually acceptable to the Lead Borrower and all of the Appropriate Lenders, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Benchmark Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Benchmark Rate Loans; and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Benchmark Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Benchmark Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Benchmark Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03      Inability to Determine Rates.

(1)	Solely with respect to the 2021 Refinancing Revolving Credit Loans denominated in Euros and notwithstanding anything herein to the contrary:

(a) If the Required Lenders determine that for any reason (i) adequate and reasonable means do not exist for determining the applicable LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (ii) that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or (iii) that Dollar deposits or Euro deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such LIBO Rate Loan (in each case with respect to the 2021 Refinancing Revolving Credit Loans denominated in Euros in the event of clause (iii), the “Impacted Loans”), the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such LIBO Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein (or, in the case of a pending request for a Loan denominated in Euros, the ~~Borrower~~Borrowers and the Lenders may establish a mutually acceptable alternative rate).

Notwithstanding the foregoing, if the Required Lenders have made the determination described in clause (iii) of this Section, the Administrative Agent and the Required Lenders may, with the consent of the Borrowers (consent not to be unreasonably withheld, delayed or conditioned), establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent (upon the instruction of the Required Lenders) revokes the notice delivered with respect to the Impacted Loans under clause (iii) of the first sentence of this section, in which case the LIBO Rate shall be determined as otherwise provided in this Agreement, (2) the Administrative Agent (upon the instruction of the Required Lenders) notifies the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof, in which case of preceding clause (2) or (3), the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes the notice referred to in clause (2) or (3), as applicable.

(b)            [Reserved].

(2)	Solely with respect to the 2021 Incremental Term Loans, the 2021 Refinancing Revolving Credit Loans~~, and~~  the 2023 Term Loans and the 2025 Incremental Term Loans denominated in Dollars and notwithstanding anything herein to the contrary:

If, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the applicable Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Lead Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Lead Borrower, any obligation of the applicable Lenders to make SOFR Loans, and any right of the ~~Borrower~~Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Lead Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Lead Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to the “Term SOFR” component of the definition of “Base Rate” until the Administrative Agent revokes such determination.

Section 3.04      Increased Cost and Reduced Return; Capital Adequacy; Reserves on Benchmark Rate Loans. (a)  If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Benchmark Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (1) Indemnified Taxes, Other Taxes or Excluded Taxes or (2) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Benchmark Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)            If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)            The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Benchmark Rate Loan of the Borrowers equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Benchmark Rate Loans of the Borrowers such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)            [Reserved].

(e)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(f)            If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Lead Borrower, use reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(f) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

(g)            For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.05      Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Benchmark Rate Loan of either Borrower on a day other than the last day of the Interest Period for such Loan; or

(b)            any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Benchmark Rate Loan of the Borrowers on the date or in the amount notified by the Lead Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06      Matters Applicable to All Requests for Compensation. (a)  Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Lead Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)            With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Lead Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Lead Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Lead Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Benchmark Rate Loan, or, if applicable, to convert Base Rate Loans into Benchmark Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)            If the obligation of any Lender to make or continue any Benchmark Rate Loan, or to convert Base Rate Loans into Benchmark Rate Loans, shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Benchmark Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Benchmark Rate Loans (or, in the case of any immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Benchmark Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Benchmark Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)            all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Benchmark Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Benchmark Rate Loans shall remain as Base Rate Loans.

(d)            If any Lender gives notice to the Lead Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Benchmark Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Benchmark Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Benchmark Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Benchmark Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07      Replacement of Lenders under Certain Circumstances. (a)  If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Benchmark Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Lead Borrower may on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender and, in the case of clause (y) below only, with the prior written consent of the Required Lenders; provided that such consent shall not be required in the case of the termination of Commitments of Defaulting Lenders, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign, at par, pursuant to Section 10.07(b) (with the assignment fee to be paid by the Lead Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or with respect to a class vote, clause (iii)) to one or more Eligible Assignees, none of which shall constitute a Defaulting Lender; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Lead Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer in its capacity as such), repay all Obligations of the Lead Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Lead Borrower owing to such L/C Issuer relating to the Letters of Credit issued by such L/C Issuer as of such termination date and cancel or backstop on terms and issued by an issuer reasonably satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable facility only in the case of clause (i) or with respect to a class vote, clause (iii).

(b)           Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Lead Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender (other than any amounts owing to the assigning Lender pursuant to Section 3.05, which shall be paid in full by the Borrower) concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)            Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)            In the event that (i) the Lead Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders) have agreed (but solely to the extent required by Section 10.01) to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08          Survival. All of obligations of the Lead Borrower and the Co-Borrower under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV

Conditions Precedent to Credit Extensions

Section 4.01          First Credit Event. The obligation of each Lender to make Loans, and the obligation of the L/C Issuers to issue Letters of Credit, on the Closing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

(a)            Credit Agreement; Notes. This Agreement shall have been duly executed and delivered by the Borrowers and each Closing Date Guarantor and there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has so requested, a Note executed by the Borrowers, in each case in the amount, maturity and as otherwise provided herein.

(b)           Security. (i)  The Administrative Agent shall have received (if applicable) the results of (x) Uniform Commercial Code lien searches and (y) judgment and tax lien searches and other customary searches, made with respect to the Domestic Subsidiaries in the states or other jurisdictions of formation of such Person and with respect to such other locations and names listed on the Perfection Certificate, together with (in the case of clause (x)) copies of the financing statements (or similar documents) disclosed by such search, (ii) the Security Agreement shall have been duly executed and delivered by each Domestic Subsidiary, (iii) each of the other Collateral Documents set forth on Schedule 4.01(b) shall have been duly executed and delivered by the parties thereto, together with, in respect of (ii) above, (x) certificates, if any, representing the pledged Equity Interest of the Subsidiary Guarantors accompanied (where applicable) by undated stock powers executed in blank (or the equivalent in other jurisdictions) and (y) documents and instruments to be recorded, filed or stamped (including the UCC financial statements and registration with ACRA) that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement.

(c)            Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and the L/C Issuers, an opinion of (i) K&L Gates LLP, special counsel for the Loan Parties, and (ii) from each local counsel for the Loan Parties incorporated or organized in the United States or another Qualified Jurisdiction (or counsel for the Administrative Agent and Lenders if it is customary in the relevant jurisdiction for such counsel to deliver such opinion), in each case, dated the Closing Date and addressed to the L/C Issuers, the Administrative Agent, the Collateral Agent and the Lenders, in each case in form and substance reasonably satisfactory to the Administrative Agent and customary for senior secured credit facilities in transactions of this kind.

(d)           Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Lead Borrower, or, if no chief financial officer has been appointed, from the Permanent Representative, in the form of Exhibit I hereto.

(e)            Luxembourg Deliverables. The Administrative Agent shall have received for each Luxembourg Loan Party, (i) an excerpt from the RCS dated no earlier than one (1) Business Day prior to the Closing Date, (ii) a certificate of non-registration of judicial decisions or of administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation), issued by the Luxembourg Insolvency Register in respect of the Luxembourg Loan Party no earlier than one (1) Business Day prior to the Closing Date certifying that, as of the date of the day immediately preceding such certificate, the Luxembourg Loan Party has not been declared bankrupt (en faillite), and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), administrative dissolution without liquidation (dissolution administrative sans liquidation), controlled management (gestion contrôlée), or reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 4 to 12, 16 and 17 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) and (iii) a certificate dated as of the Closing Date (signed by a manager or an authorized signatory or the Permanent Representative) that the relevant Luxembourg Loan Party is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), administrative dissolution without liquidation (dissolution administrative sans liquidation), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally, and no application has been made or is to be made by its respective managers or directors or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings.

(f)            Insurance. The Administrative Agent shall have received certificates of insurance complying with the requirements of Section 6.07(b) for the business and properties of the Borrowers and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and, except for any insurance governed by German law, naming the Collateral Agent as an additional insured and/or as loss payee.

(g)           Organization Documents. The Administrative Agent shall have received (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing or comparable certificate under applicable law (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary or the Permanent Representative or an authorized signatory or a comparable officer under applicable law of each Loan Party dated the Closing Date and certifying (where relevant) (A) that attached thereto is a true and complete copy of the Organization Documents of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or board of managers (or equivalent governing body) of such Loan Party or, with respect to the Lead Borrower, by its general partner, authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) (save in respect of each Luxembourg Loan Party) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing or comparable certificate under applicable law furnished pursuant to clause (i) above, (D) as to (if applicable) the incumbency and specimen signature of each officer or manager or authorized signatory or Permanent Representative executing any Loan Document on behalf of such Loan Party and countersigned by another officer or manager as to the incumbency and specimen signature of the Secretary or Assistant Secretary or comparable officer under applicable law executing the certificate pursuant to clause (ii) above, (E) if required by the articles of association or laws of the jurisdiction of its incorporation or organization of any Loan Party (if applicable) or in the context of any pledge of shares granted over the shares in the capital in any Loan Party, a copy of a resolution of the general meeting or a resolution in writing signed by all the holders of the issued shares (if applicable) of that company, (F) if applicable, a copy of a resolution signed by the supervisory board of the relevant Loan Party, (G) if applicable, an unconditional positive advice from each relevant works' council including the request for advice and (E) such other matters that are customarily included in a certificate of this nature in the jurisdiction of its incorporation or organization.

(h)           Fees, Etc. All duties, fees, reasonable costs and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to the Agents and the Lenders or otherwise payable in respect of the Transactions shall have been paid to the extent due.

(i)             USA PATRIOT Act. The Administrative Agent shall have received all documentation, including a Beneficial Ownership Certification, and other information required by regulatory authorities with respect to the Borrowers reasonably requested by the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(j)             Refinancing. The Refinancing shall have been consummated.

(k)            ~~Senior~~2025 Notes. The Borrowers shall have issued ~~Senior~~2025 Notes in an aggregate principal amount of $500,000,000 equivalent pursuant to the ~~Senior~~2025 Notes Indenture.

(l)             Financial Statements. The Arrangers and the Lenders shall have received the Audited Financial Statements (and the audit report for such financial statements) and the Quarterly Financial Statements, which financial statements described shall be prepared in accordance with GAAP.

(m)           Cashless Settlement Letter. The Cashless Settlement Letter shall have been duly executed and delivered by the Borrowers and each of the other parties thereto to the Administrative Agent.

Section 4.02          All Credit Events. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Benchmark Rate Loans) is subject to the following conditions precedent:

(a)            The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)            No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)            The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Benchmark Rate Loans) submitted by the Lead Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V

Representations and Warranties

Holdings, the Borrowers and each of the other Loan Parties party hereto represent and warrant to the Agents and the Lenders at the time of each Credit Extension that:

Section 5.01          Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (other than an Immaterial Subsidiary) (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except, in each case referred to in clause (a) (other than with respect to each Borrower), (b)(i) (other than with respect to each Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any material Law; except with respect to any conflict, breach, contravention or payment (but not the creation of any Lien) referred to in clause (ii)(x), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03          Governmental Authorization; Other Consents. (a)  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect, as applicable, the Liens or register on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been (or, within the applicable period set out in the relevant Collateral Document, will be) duly obtained, taken, given or made and are or (within such applicable period will be) in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

(b)            Any Luxembourg Loan Party has carried out its activities and will continue to carry out its activities in a manner which complies with all relevant regulatory requirements regarding activities of the financial sector and in a manner which does not require it to be authorized under the Luxembourg Act, dated April 5, 1993, on the financial sector, as amended.

Section 5.04          Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitute legal, valid and binding obligations of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity (ii) the need for filings, registrations and, with respect to Collateral owned by Foreign Subsidiaries, any other perfection steps necessary to create or perfect or register the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries.

Section 5.05          Financial Statements; No Material Adverse Effect. (a)  The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of Topco and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and absence of footnotes.

(b)            The unaudited pro forma consolidated balance sheet of Topco and its Subsidiaries as of the last day of the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days (or ninety (90) days in case such four-fiscal quarter period is the end of Topco’s fiscal year) prior to the Closing Date (such last day, the “Pro Forma Balance Sheet Date”), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (including the explanatory notes related to the adjustments thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of income of Topco and its Subsidiaries for the twelve-month period ended on the Pro Forma Balance Sheet Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements (except for the exclusion of the effects of the finalization of deferred tax accounting and acquisition accounting adjustments) and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Lead Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of Topco and its Subsidiaries as at the Pro Forma Balance Sheet Date and their estimated results of operations for the period covered thereby.

(c)            The forecasts of consolidated balance sheets, income statements and cash flow statements of Topco and its Subsidiaries for each of the fiscal years ending December 31, 2017 through December 31, 2021, copies of which have been furnished to the Administrative Agent prior to the Closing Date, and all Projections delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

(d)            Since December 31, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Lead Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Lead Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07          Ownership of Property; Liens. (a)  The Lead Borrower and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in (in each case, to the extent applicable in the jurisdiction in which such Real Property is located), all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.07 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title, interest, easement or other limited property interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Schedule 6 to the Perfection Certificate dated as of the Closing Date contain a true and complete list of Material Real Property owned by the Lead Borrower and any of its wholly-owned Domestic Subsidiaries as of the Closing Date.

Section 5.08          Environmental Matters. Except as disclosed in Schedule 5.08(a) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            each Loan Party is in compliance with all applicable Environmental Laws, and has obtained, and is in compliance with, all Environmental Permits required of any of them under applicable Environmental Laws;

(b)            there are no claims, proceedings, investigations or actions by any Governmental Authority or other Person pending, or to the knowledge of the Lead Borrower, threatened in writing, under any Environmental Law or to revoke, suspend or modify any Environmental Permit held by any of the Loan Parties under applicable Environmental Laws;

(c)            none of the Loan Parties has agreed to assume or accept responsibility, by contract or otherwise, for any Environmental Liability of any other Person; and

(d)            there are no facts, circumstances or conditions relating to the past or present business or operations of any of the Loan Parties or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any Real Property at any time owned, leased or operated by any of them, that could reasonably be expected to give rise to any Environmental Liability on the part of the Loan Parties.

Section 5.09          Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all returns, statements, forms and reports for taxes (for purposes of this Section, “Returns”) required to be filed, and the Returns accurately reflect all liability for taxes of the Loan Parties and their Subsidiaries as a whole for the periods covered thereby. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have paid all taxes levied or imposed upon them or their properties that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP if such contest shall have the effect of suspending enforcement or collection of such taxes. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Loan Parties or any of their Subsidiaries, threatened by any authority regarding any taxes relating to the Loan Parties or any of their Subsidiaries, nor is there any proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10          ERISA Compliance. (a)  Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Pension Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws and regulations.

(b)            (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made; (ii) no Loan Party, Restricted Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party, Restricted Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Loan Party, Restricted Subsidiary or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses (i) through (iv) of this Section 5.10(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)            Except as could not reasonably be expected to result in a Material Adverse Effect: (i) each Foreign Pension Plan maintained or administered by the Loan Party or a Restricted Subsidiary has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made by a Loan Party or Restricted Subsidiary with respect to a Foreign Pension Plan have been timely made and the Loan Parties and Restricted Subsidiaries have not incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and (iii) each Foreign Pension Plan maintained or administered by the Loan Party or a Restricted Subsidiary is funded to the extent required by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which such Foreign Pension Plan is maintained.

Section 5.11          Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to any part of the Transactions that is consummated on or prior to the Closing Date), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Schedules 1(a) and 7(a) and (b) to the Perfection Certificate (a) set forth the name and jurisdiction of each Borrower and each Borrower’s wholly-owned domestic Subsidiaries that are Loan Parties and (b) set forth the ownership interest of each Borrower, its wholly-owned domestic Subsidiaries and any other Subsidiary thereof, including the percentage of such ownership.

Section 5.12          Margin Regulations; Investment Company Act. (a)  Neither Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b)            None of the Borrowers or any other Loan Party is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13          Disclosure. To the best knowledge of the Lead Borrower, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Lead Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation of such materials; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14          Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Lead Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Lead Borrower, threatened in writing; (b) hours worked by and payment made to employees of the Lead Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Lead Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.15          Intellectual Property; Licenses, Etc.  The Lead Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, domain names, software, trade secrets, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and such IP Rights do not conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Lead Borrower, no use of IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim, accused infringements or litigation regarding any of the IP Rights is pending or, to the knowledge of the Lead Borrower, threatened in writing against any Loan Party or any of its Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16          Solvency. On the Closing Date, upon giving effect to the Transactions, the Lead Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17          Subordination of Junior Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.18          Collateral Documents; Valid Liens. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents and any other documents and instruments necessary to satisfy the Collateral and Guarantee Requirement, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Administrative Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, except as otherwise provided hereunder, including subject to Liens permitted by Section 7.01, a legal, valid, enforceable and perfected ~~first~~second priority (relative to the “Obligations” under, and as defined in, the Superpriority Credit Agreement) Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, neither the Lead Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not organized in a Qualified Jurisdiction, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law (other than the law of any Qualified Jurisdiction) or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

Section 5.19          Centre of Main Interest. For the purposes of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) of each Holdco, each Borrower and each of their Restricted Subsidiaries that is formed or incorporated in a jurisdiction within the European Union is situated in the jurisdiction of its registered office and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction, save for the Swiss branch of Trinseo Finance Luxembourg S.à r.l.

Section 5.20          Pensions Act. (a)  Neither the Lead Borrower nor any of its Restricted Subsidiaries is or has been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 as amended).

(b)            Neither the Lead Borrower nor any of its Restricted Subsidiaries is or has been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.

Section 5.21          Commercial Benefit. Each Loan Party acknowledges that the entry into and performance by such Loan Party of its obligations under the Loan Documents to which it is a party is for such Loan Party’s commercial benefit.

Section 5.22          USA Patriot Act, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions(a)          . (a)  To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with ~~(i)~~ (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act and AML Laws.

(b)           ~~(b)~~ Holdings and its Subsidiaries, their respective directors and officers, and to the knowledge of Holdings or its Subsidiaries, their respective employees and agents, have conducted their businesses in compliance with Anti-Corruption Laws in all material respects. No part of the proceeds of the Loans (or any Letters of Credit) will be used by Holdings or its Subsidiaries, directly or, to its knowledge, indirectly, for any offer, payment, promise to pay, or authorization or approval of the payment or giving of money or anything else of value to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct any improper business advantage, in violation in any material respect of any Anti-Corruption Laws.

(c)           ~~(c)~~ (i) None of Holdings or its Subsidiaries will directly or, to the knowledge of Holdings or such Subsidiary, indirectly, use the proceeds of the Loans (or Letters of Credit) in violation of applicable Sanctions or otherwise knowingly make available such proceeds to any Person for the purpose of financing the activities or business of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed, exempted or otherwise approved by a competent governmental body responsible for enforcing such Sanctions, (ii) none of Holdings, any Subsidiary or to the knowledge of Holdings or such Subsidiary, their respective directors, officers or employees or, to the knowledge of either Borrower, any controlled Affiliate of Holdings, either Borrower or their respective Subsidiaries that will act in any capacity in connection with or benefit from any Facility, is a Sanctioned Person and (iii) none of Holdings, its Subsidiaries or, to the knowledge of Holdings or such Subsidiary, their respective directors, officers and employees are in violation of applicable Sanctions in any material respect.

Section 5.23          Luxembourg Specific Representations. (i) Each Luxembourg Loan Party is in full compliance with all requirements of the Luxembourg Act dated May 31, 1999 on the domiciliation of companies, as amended from time to time and all related regulations and (ii) the head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Insolvency Regulation) the center of main interests (centre des intérêts principaux) of each Luxembourg Loan Party in Luxembourg is located at the place of its registered office (siège statutaire) in Luxembourg.

Article VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) obligations under Treasury Services Agreements and (iii) obligations under Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, the Lead Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.16) cause each of its Restricted Subsidiaries to:

Section 6.01          Financial Statements. (a)  Deliver to the Administrative Agent for prompt further distribution to each Lender, within ninety (90) days after the end of each fiscal year completed after the Closing Date, a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLC or any other independent registered public accounting firm of nationally recognized standing, which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of ~~(x) a prospective Event of Default with respect to the Financial Covenant, (y) in the case of the Term Loans, an actual Event of Default with respect to the Financial Covenant or (z)~~ the impending maturity of any Indebtedness);

(b)           Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Lead Borrower completed after the Closing Date (other than the fourth fiscal quarter of any fiscal year for which the Lead Borrower is required to deliver financial statements pursuant to Section 6.01(a)), a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)            Deliver to the Administrative Agent for prompt further distribution to each Lender, no later than ninety (90) days after the end of each fiscal year of the Lead Borrower completed after the Closing Date, a detailed consolidated budget for the following fiscal year on a quarterly basis and for the next succeeding three years on an annual basis (including a projected consolidated balance sheet of the Lead Borrower and its Subsidiaries as of the end of each such fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Lead Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Lead Borrower to be reasonable at the time of preparation and at the time of delivery of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d)           Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Lead Borrower and the Restricted Subsidiaries by furnishing the Lead Borrower’s (or any Parent’s) Form l0-K or 10-Q, as applicable, filed with the SEC; provided that (i) to the extent such information relates to a Parent, such information is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to such Parent, on the one hand, and the information relating to the Lead Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of ~~(x) a prospective Event of Default with respect to the Financial Covenant, (y) in the case of the Term Loans, an actual Event of Default with respect to the Financial Covenant or (z)~~ the impending maturity of any Indebtedness).

Any financial statement required to be delivered pursuant to Sections 6.01(a) or 6.01(b) shall not be required to include acquisition accounting adjustments relating to any Permitted Acquisition to the extent it is not practicable to include any such adjustments in such financial statement.

Documents required to be delivered pursuant to this Section 6.01 and Section 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which any Parent (or the Lead Borrower) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Lead Borrower shall deliver paper copies of such documents (which may be electronic copies delivered via electronic mail) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Lead Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Lead Borrower shall be required to provide paper copies (which may be electronic copies delivered via electronic mail) of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02          Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)            no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower;

(b)            promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements, if any, which either Holdco, the Lead Borrower or any Restricted Subsidiary files with the SEC, ASIC or with any applicable Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)            promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Junior Financing Documentation in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02;

(d)            together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b)(ii) and (iii) a list of each Subsidiary of the Lead Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the later of the Closing Date and the most recent list provided); and

(e)            promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Section 6.03          Notices. Promptly after a Responsible Officer of any Loan Party has obtained actual knowledge thereof, notify the Administrative Agent:

(a)           of the occurrence of any Default;

(b)           of the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect; and

(c)           of the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, against the Lead Borrower or any Loan Party that could in each case reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Lead Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Lead Borrower or the respective Loan Party has taken and proposes to take with respect thereto.

Section 6.04          Payment of Taxes. Pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent any such tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05          Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.04 or 7.05 and (y) any Restricted Subsidiary may merge, amalgamate or consolidate with any other Restricted Subsidiary and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) (other than with respect to either Borrower) or (b) to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to a transaction permitted by Section 7.04 or 7.05 or clause (a) (y) of this Section 6.05.

Section 6.06          Maintenance of Properties. Except (i) if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) for Dispositions permitted by Section 7.05 (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in as good a working order, repair and condition, as they were in on the date hereof, ordinary wear and tear excepted and fire, casualty or condemnation excepted, (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business, and (c) maintain or renew all of its registered or issued intellectual property.

Section 6.07          Maintenance of Insurance.

(a)            Generally. Maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Lead Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)            Requirements of Insurance. (i) All such insurance shall (other than for any German Loan Party) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (ii) with respect to any German insurance contract or policy of a German Loan Party, a German Loan Party shall not agree on a cancellation, material reduction in amount or material change in coverage thereof that is adverse to the interests of any Agent or the Lenders without providing the Administrative Agent with a written notice ten (10) days prior to effecting such cancellation, material reduction on amount or material change in coverage setting out in detail what the cancellation, material reduction on amount or material change in coverage will be; provided that if the Administrative Agent does not notify the relevant German Loan Party within ten (10) days after having received such notice that it objects the action contemplated in the notice, such German Loan Party may agree on such cancellation, material reduction or material change.

(c)            Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Laws.

(d)            If the Lead Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 6.07, or if the Lead Borrower or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Lead Borrower and its Subsidiaries jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance. The provisions of this Section 6.07 shall be deemed supplemental to, but not duplicative of, the provisions of any Collateral Documents that require the maintenance of insurance.

Section 6.08          Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except, in each case, if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09          Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Lead Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10          Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of such Loan Party’s or such Restricted Subsidiary’s properties, to examine such Person’s corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss such Person’s affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Lead Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Lead Borrower’s expense; provided further that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors), on behalf of itself and the Lenders, may do any of the foregoing at the expense of the Lead Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Lead Borrower the opportunity to participate in any discussions with the Lead Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Lead Borrower or any of its Restricted Subsidiaries shall be required to disclose, or permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney client or similar privilege or constitutes attorney work-product.

Section 6.11          Additional Collateral; Additional Guarantors. At the Borrower’s expense, subject to the limitations and exceptions of this Agreement, including, without limitation, the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)            Upon (1) the formation or acquisition of any new direct or indirect Restricted Subsidiary (other than any Immaterial Subsidiary or Excluded Subsidiary) that is organized in a Qualified Jurisdiction (other than Hong Kong or Singapore), (2) the designation in accordance with Section 6.15 of any existing direct or indirect Subsidiary that is organized in a Qualified Jurisdiction (other than Hong Kong or Singapore) as a Restricted Subsidiary (other than any Excluded Subsidiary), (3) the re-designation in accordance with the proviso to the definition of “Immaterial Subsidiary” of any existing direct or indirect Restricted Subsidiary (other than any Immaterial Subsidiary or any Excluded Subsidiary) that is organized in a Qualified Jurisdiction (other than Hong Kong or Singapore), or (4) the designation of any Restricted Subsidiary that is an Immaterial Subsidiary or an Excluded Subsidiary as a Guarantor with, other than in the case of any such Restricted Subsidiary organized in a Qualified Jurisdiction, the prior written consent of the Administrative Agent (such consent to be based on matters of concern relating to the procurement of a guarantee from such Guarantor, the enforceability thereof and the taking and perfecting of a security interest in the assets of such Guarantor to secure its obligations thereunder), which consent shall not be unreasonably withheld or delayed:

(i)           within (x) 45 days after such formation, acquisition or designation with respect to a Restricted Subsidiary that is a Domestic Subsidiary or with respect to Collateral located in the U.S. or (y) 90 days after such formation, acquisition or designation with respect to a Foreign Subsidiary or with respect to non-U.S. Collateral or, in each case, such longer period as the Administrative Agent may agree in writing in its discretion:

(A)           cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a Guarantor Joinder to this Agreement and joinders to the Security Agreement Supplements, Intellectual Property Security Agreements, a counterpart of the Global Intercompany Note and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Schedule 6.18), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)           cause each such Restricted Subsidiary (and the parent of each such Restricted Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C)           take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)            if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion from (A) counsel for the additional Loan Party and/or (B) counsel for the Administrative Agent and the Lenders mutually determined in accordance with customary practice in the jurisdiction where the additional Loan Party is located and addressed to the Administrative Agent and the Lenders. Such opinion shall be in form reasonably acceptable to the Administrative Agent as to such customary matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii)           as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property owned by any Loan Party (as applicable) any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Lead Borrower; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Lead Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Lead Borrower to obtain such consent, such consent cannot be obtained; and

(iv)           if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b)            Not later than one hundred twenty (120) days after the acquisition by any Loan Party of Material Real Property (or such longer period as the Administrative Agent may agree in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(c)            Always ensuring that the Obligations are secured by a ~~first-priority~~second-priority (relative to the “Obligations” under, and as defined in, the Superpriority Credit Agreement) security interest in all the Equity Interests of the Borrowers.

(d)           Singapore Subsidiaries.

(i)            Within 60 days after the formation or acquisition by the Lead Borrower or any of its Restricted Subsidiaries of any new direct or indirect Restricted Subsidiary that is a Singapore Subsidiary or the designation in accordance with Section 6.15 of any existing direct or indirect Singapore Subsidiary as a Restricted Subsidiary, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A)          cause each such Singapore Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a Guarantor Joinder to this Agreement;

(B)           cause each such Singapore Subsidiary to deliver (1) a fixed and floating charge over all its property duly executed and delivered by each such Singapore Subsidiary in favor of the Collateral Agent, (2) an equitable mortgage of shares duly executed and delivered by each such Singapore Subsidiary in favor of the Collateral Agent (“Singapore Share Mortgage”) and (3) a Mortgage over all its Material Real Property duly executed and delivered by each such Singapore Subsidiary in favor of the Collateral Agent, in each case constituting first ranking Liens in form and substance reasonably acceptable to the Administrative Agent;

(C)           cause each such Singapore Subsidiary (and the parent of each such Singapore Subsidiary that is a Guarantor) to deliver any and all original share certificates, original blank share transfers and certified extract of share registers representing Equity Interests and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement and the Singapore Share Mortgages;

(D)           if required, cause each such Singapore Subsidiary to execute and deliver shareholder resolutions to amend the memorandum and articles of association of the Singapore Subsidiary so that it includes a provision which provides that the directors may not refuse to register a share transfer effected by the Collateral Agent or a Lender on enforcement of Collateral over those shares;

(E)           cause each such Singapore Subsidiary to deliver to counsel for the Lenders (1) an original bizfile authorization letter addressed to counsel for the Lenders signed by each such Singapore Subsidiary and (2) original statements containing particulars of charge (drafts of which are to be provided by counsel to the Collateral Agent and the Lenders within reasonable time following execution of the respective Collateral Documents) in relation to any Collateral Documents which are registrable as charges pursuant to the Companies Act (Cap. 50) of Singapore;

(F)           cause each such Singapore Subsidiary to provide evidence that all Collateral Documents to which it is a party are duly stamped or, if not duly stamped, confirmation that they will be duly stamped;

(G)           if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties (or counsel for the Administrative Agent and Lenders if it is customary in Singapore for such counsel to deliver such opinion) reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(d) as the Administrative Agent may reasonably request; and

(H)           as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Lead Borrower or a Singapore Subsidiary; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Lead Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Lead Borrower to obtain such consent, such consent cannot be obtained.

(ii)           Take and cause each Restricted Subsidiary that is a Singapore Subsidiary and each direct or indirect parent of such Singapore Subsidiary to take whatever action (including the registration of Mortgages, the registration of the Collateral at ACRA, payment of stamp duty, delivery of any certificates of title and delivery of share certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(e)           Hong Kong Subsidiaries. Upon the formation or acquisition by the Lead Borrower or any Restricted Subsidiary of any new direct or indirect Restricted Subsidiary that is a Hong Kong Subsidiary or the designation in accordance with Section 6.15 of any existing direct or indirect Hong Kong Subsidiary as a Restricted Subsidiary and the Administrative Agent and the Lead Borrower determine that financial assistance pursuant to Section 275 of the Companies Ordinance (Cap 622 of the laws of Hong Kong) has been given by such Hong Kong Subsidiary:

(i)           Ensure that:

(A)           all board and/or shareholder resolutions which are required to be passed under the Companies Ordinance (Cap. 622 of the laws of Hong Kong) to approve the giving of financial assistance by each such Hong Kong Subsidiary in connection with the entering into and performance of each of the Loan Documents by each such Hong Kong Subsidiary are passed; and

(B)           all statutory requirements (including filings) in connection with the giving of the financial assistance referred to in clause (A) above are complied with.

(ii)           Ensure that each such Hong Kong Subsidiary immediately provides the Administrative Agent with certified copies of all the Hong Kong Financial Assistance Documents, together with evidence that all statutory filings in relation to such documents have been complied with.

(iii)           Within 60 days after such formation, acquisition or designation (as relevant) and delivery of any Hong Kong Financial Assistance Documents, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A)           cause each such Hong Kong Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a Guarantor Joinder to this Agreement;

(B)           cause each such Hong Kong Subsidiary to deliver (i) a fixed and floating charge over all its property duly executed and delivered by each such Hong Kong Subsidiary in favor of the Collateral Agent, (ii) an equitable mortgage of shares in such Hong Kong Subsidiary duly executed and delivered in favor of the Collateral Agent (“Hong Kong Share Mortgage”) and (iii) a Mortgage over all its Material Real Property duly executed and delivered by each such Hong Kong Subsidiary in favor of the Collateral Agent, in each case constituting first ranking Liens in form and substance reasonably acceptable to the Administrative Agent;

(C)           cause each such Hong Kong Subsidiary (and the parent of each such Hong Kong Subsidiary that is a Guarantor) to deliver any and all original share certificates, original blank share transfers and certified extract of share registers representing Equity Interests and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement and the Hong Kong Share Mortgages;

(D)           if required, cause each such Hong Kong Subsidiary to execute and deliver shareholder resolutions to amend the memorandum and articles of association of the Hong Kong Subsidiary so that they include a provision which provides that the directors may not refuse to register a share transfer effected by the Collateral Agent or a Lender on enforcement of Collateral over those shares;

(E)           cause each such Hong Kong Subsidiary to deliver together with each Collateral Document delivered pursuant to clause (B) above each duly executed form which is required to be lodged with the Companies Registry of Hong Kong in connection with the giving of the Collateral Documents; and

(F)           take and cause each such Hong Kong Subsidiary and each direct or indirect parent of each such Hong Kong Subsidiary to take whatever action (including the registration of Mortgages, the registration of the Collateral, delivery of any certificates of title and delivery of share certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(iv)           if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Lenders or (as applicable) the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(e) as the Administrative Agent may reasonably request; and

(v)           as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Lead Borrower or a Hong Kong Subsidiary; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Lead Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Lead Borrower to obtain such consent, such consent cannot be obtained.

(f)            Irish Subsidiaries.

(i)           Within 60 days after the formation or acquisition by Lead Borrower or any of its Restricted Subsidiaries of any new direct or indirect Restricted Subsidiary that is an Irish Subsidiary or the designation in accordance with Section 6.15 of any existing direct or indirect Irish Subsidiary as a Restricted Subsidiary, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A)           cause each such Irish Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a Guarantor Joinder to this Agreement;

(B)           cause each such Irish Subsidiary to deliver a mortgage debenture creating fixed and floating charges over all its property and assets (the “Debenture”) duly executed and delivered by each such Irish Subsidiary in favor of the Collateral Agent, constituting first ranking Liens in form and substance reasonably acceptable to the Administrative Agent;

(C)           cause each such Irish Subsidiary (and the parent of each such Irish Subsidiary that is a Guarantor) to deliver any and all original share certificates, original blank share transfers and certified extract of share registers representing Equity Interests and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement and the Debenture;

(D)           if required, cause each such Irish Subsidiary to execute and deliver shareholder resolutions to amend the articles of association or the constitution of the Irish Subsidiary so that they include a provision which provides that the directors may not refuse to register a share transfer effected the Collateral Agent or by a Lender on enforcement of Collateral over those shares;

(E)            cause each such Irish Subsidiary to deliver to counsel for the Lenders original statements containing particulars of charge (drafts of which are to be provided by counsel to the Lenders within reasonable time following execution of the respective Collateral Documents) in relation to any Collateral Documents which are registrable as charges pursuant to the Companies Act 2014 of Ireland;

(F)           if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request (or such longer period as the Administrative Agent may agree in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Lenders reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(f) as the Administrative Agent may reasonably request; and

(G)           as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property (if any) any existing title reports or certificates of title, environmental impact studies, to the extent available and in the possession or control of the Lead Borrower or an Irish Subsidiary; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental impact studies whose disclosure to the Administrative Agent would require the consent of a Person other than the Lead Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Lead Borrower to obtain such consent, such consent cannot be obtained.

(ii)           Take and cause each Restricted Subsidiary that is an Irish Subsidiary and each direct or indirect parent of such Irish Subsidiary to take whatever action (including the registration of Debenture at the Irish Companies Registration Office and on any other relevant register, including but not limited to the Irish Property Registration Authority, payment of stamp duty, delivery of any land certificates or title deeds and delivery of share certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

Section 6.12          Compliance with Environmental Laws. (a)  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying any of their Real Properties or facilities to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for the ownership or operation of any of their Real Properties, facilities or business; and, in each case to the extent required by any Environmental Law, conduct any investigation, remedial or other corrective action to the extent required by any Environmental Law to address Hazardous Materials at any of their Real Properties or facilities, or any other location, in accordance with such Environmental Law.

(b)            Within thirty (30) days of the occurrence of any Event of Default, if requested by the Administrative Agent or the Collateral Agent, provide the Administrative Agent and the Collateral Agent with an environmental site assessment, by an environmental consultant reasonably acceptable to such Agents, of each of the Mortgaged Properties, identifying the presence or likely presence of Hazardous Materials on such properties and the potential costs of all actions required by Environmental Law to address such materials.

Section 6.13          [Reserved].

Section 6.14          Further Assurances. Promptly upon reasonable request by the Administrative Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a mortgage constituting Collateral, the Lead Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

Section 6.15          Designation of Subsidiaries. The Lead Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Lead Borrower (other than the Co-Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary); provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, (i) the Lead Borrower could incur $1.00 of Permitted Ratio Debt or (ii) the Fixed Charge Coverage Ratio would be no less than the Fixed Charge Coverage Ratio immediately prior to giving effect to such designation, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Notes, any Junior Financing, any Incremental Equivalent Debt, any Refinancing Equivalent Debt, any Permitted Ratio Debt or any Permitted Refinancing of any of the foregoing and (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Lead Borrower therein at the date of designation in an amount equal to the fair market value of the Lead Borrower’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a Return on any Investment by the Lead Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s (as applicable) Investment in such Subsidiary.

Section 6.16          Corporate Rating. The Lead Borrower shall use commercially reasonable efforts (i) to cause Topco to maintain a corporate credit rating (but not any specific rating) from S&P and a corporate family rating (but not any specific rating) from Moody’s, in each case with respect to Topco and (ii) to maintain a rating (but not any specific rating) from S&P and Moody’s with respect to the Term B Loans.

Section 6.17          Use of Proceeds. Use the proceeds of any Borrowing on the Closing Date, whether directly or indirectly, in a manner consistent with the uses set forth in the preliminary statements to this Agreement, and after the Closing Date, use the proceeds of any Borrowing or Letter of Credit for any purpose not otherwise prohibited under this Agreement, including, for general corporate purposes, working capital needs, the repayment of Indebtedness, the making of Restricted Payments and the making of Investments; provided that the proceeds of the Loans will not be applied towards the discharge or reduction of any liability incurred in connection with the acquisition of a Restricted Subsidiary incorporated in Hong Kong. The Borrowers shall use the proceeds of the 2018 Refinancing Term Loans to repay the Existing Term Loans (as defined in the 2018 Refinancing Amendment), together with the accrued and unpaid interest thereon, and the payment of fees and expenses in connection therewith. The Borrowers shall use the proceeds of the 2021 Incremental Term Loans to directly or indirectly finance a portion of the Arkema Acquisition and the payment of fees and expenses in connection with the Arkema Acquisition and the 2021 Incremental Amendment and transactions in connection therewith. The Borrowers shall use the 2021 Refinancing Revolving Credit Loan Commitments (i) to refinance the Existing Revolving Credit Commitments (as defined in the 2021 Refinancing Revolver Amendment), to repay outstanding Existing Revolving Credit Loans (as defined in the 2021 Refinancing Revolver Amendment), together with the accrued and unpaid interest thereon, and to fees and expenses in connection therewith and (ii) to make Borrowings for the purposes described above in the first instance of this Section 6.17. The Lead Borrower shall use the proceeds of the 2023 Refinancing Term Loans, together with cash on hand, to refinance the 2018 Refinancing Term Loans, together with the accrued and unpaid interest thereon, and the payment of fees and expenses in connection therewith. The Lead Borrower shall use the proceeds of the 2023 Incremental Term Loans, together with cash on hand, to redeem $385,000,000 of the principal amount of the outstanding ~~Senior~~2025 Notes issued under the ~~Senior~~2025 Note Indenture on or prior to September 8, 2023. The Lead Borrower shall use the proceeds of the 2025 Incremental Term Loans (Tranche A), together with cash on hand, to redeem all outstanding 2025 Notes issued under the 2025 Notes Indenture. The Lead Borrower shall use the proceeds of the 2025 Incremental Term Loans (Tranche B) acquire the 2029 Notes held by the 2025 Incremental Term Loan Lender immediately following the Exchange Offer.

Section 6.18          Post-Closing Actions. Complete each of the actions described on Schedule 6.18 as soon as commercially reasonable and by no later than the date set forth in Schedule 6.18 with respect to such action or such later date as the Administrative Agent may reasonably agree.

Section 6.19          Compliance with Anti-Corruption Laws. The Lead Borrower shall, and shall cause each of its Subsidiaries to: (a) conduct its business in a manner expected to maintain compliance with Anti-Corruption Laws, and maintain policies and procedures designed to ensure compliance with Anti-Corruption Laws; and (b) not authorize the use of the proceeds of any Borrowing or Letter of Credit, directly or, to its knowledge, indirectly, in any manner which would violate Anti-Corruption Laws in any material respect.

Article VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) obligations under Treasury Services Agreements and (iii) obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date:

Section 7.01          Liens. The Lead Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens pursuant to any Loan Document;

(b)           Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof, and (ii) the replacement, renewal, refinancing or extension of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)            Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or equivalent accounting principles in the relevant jurisdiction;

(d)            statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of any of the Lead Borrower’s or such Restricted Subsidiary’s property or assets taken as a whole or materially impair the operation of the business of the Lead Borrower or such Restricted Subsidiary taken as a whole or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(e)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (ii) part-time worker arrangements in accordance with the German Old-Age Employees Part Time Act (Altersteilzeitgesetz) or pursuant to section 7d of book IV of the German Social Act (Sozialgesetzbuch) and (iii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Lead Borrower or any of its Restricted Subsidiaries;

(f)             deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)            (i) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, matters which would be disclosed by an accurate survey or inspection of any Real Property and other, similar encumbrances and minor title defects affecting Real Property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Lead Borrower or any of its Restricted Subsidiaries, taken as a whole, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties or (ii) easements, rights-of-way, restrictions (including zoning restrictions) or encroachments that are reserved for the benefit of The Dow Chemical Company on any leased Real Property;

(h)            ~~[reserved];~~Liens securing Obligations under, and as defined in, the Superpriority Credit Agreement; provided that such Liens are subject to the 2025 Intercreditor Agreement;

(i)             Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j)             leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Lead Borrower or any Restricted Subsidiary, taken as a whole or (ii) secure any Indebtedness;

(k)            Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l)             Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including any netting, the right of set-off and any liens arising under the general business conditions of a credit institution with which the Lead Borrower or any of its Restricted Subsidiaries maintains a banking relationship in Germany or The Netherlands) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(m)           Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.06 or, to the extent related to any of the foregoing, to be applied against the purchase price for such Investment, or consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)            Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement permitted hereunder;

(o)            Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06;

(p)            Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q)            Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Lead Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Lead Borrower or any of its Restricted Subsidiaries;

(r)             ground leases in respect of Real Property on which facilities owned or leased by the Lead Borrower or any of its Restricted Subsidiaries are located;

(s)            Liens (i) in favor of the Lead Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03(b) and (ii) in favor of the Lead Borrower or any Subsidiary Guarantor;

(t)             any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(u)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(v)            Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease, replacement or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(w)           Liens on property of any Non-Loan Party, which Liens secure Indebtedness of the applicable Non-Loan Party permitted under Section 7.03 or other obligations of any Non-Loan Party not constituting Indebtedness;

(x)            Liens existing on property at the time of the acquisition thereof or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.15), in each case after the Closing Date (including Capital Leases as provided for in the last paragraph of Section 7.03) (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or such Person becoming a Restricted Subsidiary);

(y)           (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole;

(z)             Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(aa)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb)         [~~Reserved~~reserved];

(cc)          Liens on Securitization Assets purported to be sold or otherwise transferred in connection with a Permitted Securitization or Liens over bank accounts of any Loan Party or any Restricted Subsidiary, so long as such bank accounts do not receive or hold funds of a Loan Party or any Restricted Subsidiary, in each case which may be required as part of a Permitted Securitization;

(dd)          Liens on the Collateral securing obligations in respect of Incremental Equivalent Debt or Refinancing Equivalent Debt and, in either case, any Permitted Refinancing thereof;

(ee)          The modification, replacement, renewal or extension of any Lien permitted by clauses (v) and (x) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) their modification, renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(ff)           other Liens with respect to property or assets of the Lead Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $60,000,000 and 2.0% of Total Assets, in each case determined as of the date of incurrence; ~~and~~

(gg)          Liens on assets of the Super HoldCo Foreign Guarantors securing Super HoldCo Obligations; and

(hh)          ~~(gg)~~ Liens securing obligations in respect of Indebtedness permitted to be incurred pursuant to Section 7.03(v); provided, that (i) after giving Pro Forma Effect to the incurrence of such Indebtedness (and any Specified Transactions consummated in connection therewith), (x) if such Liens are not expressly junior in right of security with the Obligations under Term Loans and Revolving Credit Loans that are secured on a first lien basis, the First Lien Net Leverage Ratio shall be no greater than 2.00:1.00 and such Liens shall be subject to the First Lien Intercreditor Agreement or another lien subordination and intercreditor arrangement satisfactory to the Lead Borrower and the Administrative Agent or (y) if such Liens are expressly junior in right of security with the Liens securing the Obligations under Term Loans and Revolving Credit Loans that are secured on a first lien basis, the Secured Net Leverage Ratio shall be no greater than 2.00:1.00, and such Liens shall be subject to the Second Lien Intercreditor Agreement or another lien subordination and intercreditor arrangement reasonably satisfactory to the Lead Borrower and the Administrative Agent.

Notwithstanding the foregoing, neither the Lead Borrower nor any of its Restricted Subsidiaries shall grant a Lien on any Designated Real Property, other than any Lien deemed to exist by virtue of the respective landlord’s ownership interest in such Designated Real Property.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

Section 7.02          [Reserved].

Section 7.03          Indebtedness. Neither the Lead Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness of any Loan Party under the Loan Documents;

(b)            Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;

(c)            Guarantees by the Lead Borrower and any Restricted Subsidiary in respect of Indebtedness of the Lead Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee of any Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination arrangements with respect to such Indebtedness;

(d)            Indebtedness of the Lead Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting a Permitted Investment or an Investment permitted by Section 7.06; provided that all such Indebtedness shall be evidenced by the Global Intercompany Note (which, in the case of Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party, be unsecured and subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent or the Required Lenders);

(e)            (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Lead Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement, or improvement of the applicable asset in an aggregate outstanding principal amount not to exceed at any time outstanding the greater of $80,000,000 and 3.5% of Total Assets, in each case determined at the time of incurrence, and any Permitted Refinancing thereof and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05 and any Permitted Refinancing thereof;

(f)             Indebtedness in respect of Swap Contracts designed to hedge against the Lead Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g)            Indebtedness of the Lead Borrower or any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition (provided, that such Indebtedness is not incurred in contemplation of such Permitted Acquisition) and any Permitted Refinancing thereof or (ii) incurred to finance a Permitted Acquisition, and any Permitted Refinancing thereof; provided that,

(x)           in the case of any Indebtedness incurred or assumed under clauses (g)(i) or (g)(ii) above, both immediately prior and after giving Pro Forma Effect thereto, (1) the Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis, is at least 2.00:1.00, (2) the Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis, would not be lower than immediately prior thereto, (3) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, is no greater than the Total Net Leverage Ratio, calculated on a Pro Forma Basis, as of the Closing Date or (4) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not be greater than immediately prior thereto and

(y)           in the case of any Indebtedness incurred under clause (g)(ii) above, any such Indebtedness (1) matures after the Maturity Date, (2) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Term B Loans, (3) may not participate on a greater than pro-rata basis with respect to the Term B Loans in any mandatory prepayment and (4) of Non-Loan Parties does not, when added to the aggregate amount of all other Indebtedness incurred by Non-Loan Parties pursuant to clause (g)(ii) above and outstanding at such time, exceed in the aggregate at any time outstanding, together with all Indebtedness incurred by Non-Loan Parties pursuant to Section 7.03(v) and outstanding at such time, the greater of $135,000,000 and 5.0% of Total Assets, in each case determined at the time of incurrence;

(h)            Indebtedness representing deferred compensation to employees of the Lead Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business or Indebtedness in relation to any part-time worker arrangements in accordance with the German Old-Age Employees Part Time Act (Altersteilzeitgesetz) or pursuant to section 7d of book IV of the German Social Act (Sozialgesetzbuch);

(i)             Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Lead Borrower or any Parent permitted by Section 7.06;

(j)             Indebtedness incurred by the Lead Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment or any Disposition expressly permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments, or deferred compensation or other similar arrangements;

(k)            Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(l)             Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m)           Indebtedness incurred by the Lead Borrower or any of its Restricted Subsidiaries in the form of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(n)            obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Lead Borrower or any of its Restricted Subsidiaries or obligations in the form of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(o)            the Senior Notes and any Permitted Refinancing thereof;

(p)            Indebtedness supported by a Letter of Credit in a principal amount not to exceed the face amount of such Letter of Credit;

(q)            to the extent constituting Indebtedness, obligations of the Lead Borrower or any Restricted Subsidiary which is the seller or servicer (or any obligation of the Lead Borrower or any Restricted Subsidiary in respect of a seller or servicer) in a Permitted Securitization in respect of any Standard Securitization Undertakings as to such Permitted Securitization and Guarantees of the Lead Borrower or any other Loan Party as to such Indebtedness;

(r)             Indebtedness of a Non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (r) and then outstanding, does not exceed an aggregate principal amount equal to the greater of (x) $125,000,000 and (y) 5.25% of Total Assets, in each case determined at the time of incurrence, and any Permitted Refinancing thereof;

(s)            Indebtedness which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (s) and then outstanding, does not exceed the greater of $140,000,000 and 5.25% of Total Assets, in each case determined at the time of incurrence, and any Permitted Refinancing thereof;

(t)             Incremental Equivalent Debt and Refinancing Equivalent Debt and, in either case, any Permitted Refinancing thereof;

(u)            (i) any joint and several liability arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between Restricted Subsidiaries incorporated in The Netherlands; and (ii) a guarantee granted pursuant to a declaration of joint and several liability use for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) of the Dutch Civil Code) in respect of Restricted Subsidiaries;

(v)            Permitted Ratio Debt;

(w)           Indebtedness of the Lead Borrower or any Restricted Subsidiary (and any Permitted Refinancing thereof) in an aggregate principal amount not to exceed the amount of the net cash proceeds received by the Lead Borrower after the Closing Date from the issuance or sale of Equity Interests of the Lead Borrower or cash contributed to the capital of the Lead Borrower (in each case, other than proceeds of Disqualified Equity Interests~~,~~ or sales of Equity Interests to the Lead Borrower or any of its Subsidiaries ~~or proceeds which have been designated as a Cure Amount~~) as determined in accordance with clauses (b) and (c) of the definition of “Cumulative Credit” to the extent such net cash proceeds have not been applied to make Restricted Payments pursuant to Section 7.06 or to prepay, redeem, purchase, defease or satisfy Indebtedness pursuant to Section 7.13, so long as (i) such Indebtedness is incurred within one year following the receipt by the Lead Borrower of such net cash proceeds and (ii) such Indebtedness is designated as “Contribution Indebtedness” on the date incurred;

(x)            unsecured Indebtedness in respect of obligations of the Lead Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money; ~~and~~

(y)            all Obligations under, and as defined in, the Superpriority Credit Agreement; provided that the aggregate principal amount of Loans outstanding under, and as defined in, the Superpriority Credit Agreement shall not at any time exceed $350,000,000;

(z)             Indebtedness arising out of, or in connection with, Cash Management Practices, provided that any such Indebtedness owed by Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subordinated to the Obligations pursuant to a subordination agreement and related documentation in form and substance reasonably satisfactory to the Required Lenders;

(aa)          [reserved];

(bb)         Guarantees of Super HoldCo Obligations by the Super HoldCo Foreign Guarantors; and

(cc)          ~~(y)~~ all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through ~~(x)~~(bb) above.

For purposes of determining compliance with Section 7.03, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Section 7.03(a) through (y) above, the Lead Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Section 7.03(a) through (y) and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Lead Borrower at such time. The Lead Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 7.03(a) through (y) so long as such Indebtedness (or any portion thereof) is permitted to be incurred pursuant to such provision at the time of reclassification. Notwithstanding the foregoing, Indebtedness incurred (a) under the Loan Documents, any Incremental Commitments, any Incremental Loans, any Refinancing Commitments and any Refinancing Loans shall only be classified as incurred under Section 7.03(a), (b) as Refinancing Equivalent Debt or Incremental Equivalent Debt and, in either case, any Permitted Refinancing thereof shall only be classified as incurred under Section 7.03(t) and (c) under the Senior Notes and any Permitted Refinancing thereof shall only be classified as incurred under Section 7.03(o).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Lead Borrower dated such date prepared in accordance with GAAP.

Section 7.04          Fundamental Changes. Neither the Lead Borrower nor any of its Restricted Subsidiaries shall merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)            any Restricted Subsidiary of the Lead Borrower (other than the Co-Borrower) may merge, amalgamate or consolidate with (i) the Lead Borrower (including a merger, the purpose of which is to reorganize the Lead Borrower into a new jurisdiction); provided that the Lead Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries of the Lead Borrower (other than the Co-Borrower); provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person unless the resulting Investment made in connection with a Loan Party merging with a Non-Loan Party shall otherwise be a Restricted Investment permitted by Section 7.06 (other than Section 7.06(d)) or a Permitted Investment;

(b)            (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Lead Borrower determines in good faith that such action is in the best interest of the Lead Borrower and its Restricted Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)            any Restricted Subsidiary (other than the Co-Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Lead Borrower or to another Restricted Subsidiary (other than the Co-Borrower); provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Lead Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party permitted by Section 7.06 (other than Section 7.06(d)) or a Permitted Investment;

(d)            any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect a Restricted Investment permitted pursuant to Section 7.06 (other than Section 7.06(d)) or a Permitted Investment; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Lead Borrower;

(e)            so long as no Default exists or would result therefrom, the Lead Borrower may merge with any other Person; provided that (i) the Lead Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Lead Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall expressly assume all the obligations of the Lead Borrower under this Agreement and the other Loan Documents to which the Lead Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (B) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to each applicable Collateral Document confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (D) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents and (E) the Lead Borrower shall have delivered to the Administrative Agent an Officer’s Certificate of the Lead Borrower stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Lead Borrower under this Agreement;

(f)             the Lead Borrower and the Restricted Subsidiaries may consummate the Transactions;

(g)            any Restricted Subsidiary (other than the Co-Borrower) may effect a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05; and

~~(h)~~ the Loan Parties may consummate the ~~Luxco~~LuxCo Merger Transactions.

Section 7.05          Dispositions. Neither the Lead Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a)            (x) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrowers or any of their Restricted Subsidiaries and (y) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(b)            Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets in the ordinary course of business (including allowing any issuances, registrations or any applications for registration of any intellectual property to lapse or become abandoned in the ordinary course of business);

(c)             Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)             Dispositions of property to the Lead Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such Investment must be a Restricted Investment permitted by Section 7.06 or a Permitted Investment;

(e)             Dispositions that are permitted by Section 7.04 (other than Section 7.04(g)) or otherwise constitute a Restricted Payment permitted by Section 7.06 or a Permitted Investment (other than a Permitted Investment pursuant to clause (d) or (y) of the definition thereof) and Liens permitted by Section 7.01 (other than Section 7.01(m));

(f)             Dispositions of cash and Cash Equivalents;

(g)            (i) leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights) and termination thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrowers and the Restricted Subsidiaries taken as a whole ~~and~~, (ii) the Aristech and Altuglas License Agreements and (iii) Dispositions of intellectual property that are not material to the business of the Borrowers and the Restricted Subsidiaries;

(h)            transfers of property subject to Casualty Events;

(i)             Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(j)             Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed the greater of $60,000,000 and 2.50% of Total Assets, as determined at the time of such Disposition;

(k)            any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(l)             so long as the Lead Borrower or a Restricted Subsidiary receives at least fair market value therefor (taking into account any Securitization Seller’s Retained Interest), any sale of Securitization Assets in connection with a Permitted Securitization;

(m)           Dispositions which may not be prohibited pursuant to section 1136 of the German Civil Code;

(n)            Dispositions of property; provided that (i) at the time of such Disposition no Event of Default shall exist or would result from such Disposition (other than, except in the case of an Event of Default under Section 8.01(a), any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) and (ii) with respect to any Disposition pursuant to this clause (n) for a purchase price equal to or greater than the greater of $20,000,000 and 0.75% of Total Assets (as determined at the time of such Disposition), the Lead Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(b), clauses (ii) and (iii) of Section 7.01(l), Section 7.01(p), Section 7.01(q), Section 7.01(s), Section 7.01(w), Section 7.01(x), Section 7.01(dd), Section 7.01(ee), Section 7.01(ff) (solely to the extent the Obligations under the Term Loans and Revolving Credit Loans that are secured on a first lien basis shall be secured on a pari passu or senior basis with such Liens), and ~~Section 7.01(gg)~~Section 7.01(hh)); provided, however, that for the purposes of this clause (n)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Lead Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Lead Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that (x) are assumed by the transferee with respect to the applicable Disposition or (y) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Lead Borrower or its Restricted Subsidiaries) and, in each case, for which the Lead Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the Lead Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Lead Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (C) aggregate non-cash consideration received by the Lead Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $100,000,000 and 4.25% of Total Assets, as determined at the time of such Disposition (net of any non-cash consideration converted into cash and Cash Equivalents);

(o)            any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Lead Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Lead Borrower;

(p)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)            the Lead Borrower and the Restricted Subsidiaries may enter into any agreement to make any Disposition so long as consummation of the Disposition contemplated by such agreement is contingent upon either (i) the Required Lenders consenting to such transactions or (ii) the repayment in full of the Obligations (other than (i) obligations arising under Secured Hedge Agreements or Treasury Services Agreements and (ii) indemnities and other contingent liabilities that survive repayment of the Loans);

(r)             the unwinding of any Swap Contracts pursuant to its terms;

(s)            the dissolution or liquidation of any Subsidiary with no assets; and

(t)             sales of non-core assets acquired after the Closing Date in connection with Permitted Acquisitions, Restricted Investments permitted under Section 7.06 (other than Section 7.06(d)) or Permitted Investments, in each case to the extent such sales occur within 180 days of such Permitted Acquisition or Investment; provided that the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business;

(u)            Dispositions in the aggregate pursuant to this clause (u) not to exceed the greater of $20,000,000 and 0.75% of Total Assets, as determined at the time of such Disposition;

provided that any Disposition of any property pursuant to Section 7.05(j), (n) or (u) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06          Restricted Payments. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(a)            each Restricted Subsidiary may make Restricted Payments to the Lead Borrower, and other Restricted Subsidiaries of the Lead Borrower (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Lead Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)            the Lead Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)            [Reserved];

(d)            to the extent constituting Restricted Payments, the Lead Borrower (or any Parent) and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 (other than Section 7.08(f) or 7.08(l));

(e)            repurchases of Equity Interests in the Lead Borrower or any Restricted Subsidiary of the Lead Borrower deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity-based awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options, or warrants or other equity-based awards;

(f)             the Lead Borrower and each Restricted Subsidiary may (i) pay (or may make Restricted Payments to allow any Holdco or any Parent to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests or settlement of equity-based awards of such Restricted Subsidiary (or of the Lead Borrower or any other such Parent) held by any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of such Restricted Subsidiary (or the Lead Borrower or any other Parent) or any of its Subsidiaries or (ii) make Restricted Payments in the form of distributions to allow any Holdco or any Parent to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of such Restricted Subsidiary (or the Lead Borrower or any Parent) in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests or equity-based awards held by such Persons, in each case, upon the death, disability, retirement or termination of employment or services, as applicable, of any such Person or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan or any other employee, manager or director benefit plan or any agreement (including any stock subscription agreement, shareholder agreement or stockholder’s agreement) with any employee, director, officer or consultant of such Restricted Subsidiary (or the Lead Borrower or any Parent) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) shall not exceed $30,000,000 in any calendar year; provided, further, that unused amounts in any calendar year may be used in the next two succeeding years; provided, further, that such amount in any calendar year may further be increased by an amount not to exceed:

(i)            amounts used to increase the Cumulative Credit pursuant to clauses (b) and (c) of the definition of “Cumulative Credit”; and

(ii)           the Net Proceeds of key man life insurance policies received by the Lead Borrower or its Restricted Subsidiaries less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies;

and provided further that that cancellation of Indebtedness owing to the Lead Borrower or any Restricted Subsidiary from members of management of the Lead Borrower, any of the Lead Borrower’s Parents or any of the Lead Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Lead Borrower’s Parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g)            the Lead Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed (x) the greater of $125,000,000 and 4.25% of Total Assets, as determined at the time of such Restricted Payment (less the amount of any prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings in reliance on the dollar amount set forth in Section 7.13(a)(vi)) plus (y) the Cumulative Credit at such time (provided that with respect to any Restricted Payment (other than a Restricted Investment) made out of amounts under clause (a) of the definition of “Cumulative Credit” pursuant to this clause (y), no Event of Default has occurred and is continuing or would result therefrom and the Borrowers, immediately after giving effect to such Restricted Payment on a Pro Forma Basis, could incur $1.00 of additional Permitted Ratio Debt);

(h)            the Lead Borrower may make Restricted Payments to any Parent;

(i)            to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Lead Borrower and its Restricted Subsidiaries, Transaction Expenses and any reasonable and indemnification claims made by directors or officers of such Parent attributable to the ownership or operations of the Lead Borrower and its Restricted Subsidiaries;

(ii)            the proceeds of which shall be used to pay (A) franchise taxes and other fees, taxes and expenses required to maintain its (or any of its Parents’) corporate existence or (B) costs and expenses (including Public Company Costs) incurred by such Parent in connection with such Parent being a public company, including costs and expenses relating to ongoing compliance with federal and state securities laws and regulations, SEC rules and regulations and the Sarbanes-Oxley Act of 2002;

(iii)           for any taxable period in which the Lead Borrower and/or any of its Subsidiaries is a member of a consolidated, combined or similar income or similar tax group of which a direct or indirect parent of Lead Borrower is the common parent (a “Tax Group”), to pay federal, foreign, state and local income or similar taxes of such Tax Group that are attributable to the taxable income of the Lead Borrower and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Lead Borrower and its Subsidiaries would have been required to pay in respect of federal, foreign, state and local income taxes in the aggregate if such entities were corporations paying taxes separately from any Tax Group at the highest combined applicable federal, foreign, state and local tax rate for such fiscal year (it being understood and agreed that if the Lead Borrower or Subsidiary pays any such federal, foreign, state or local income taxes directly to such taxing authority, that a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (iii)); provided further that the permitted payment pursuant to this clause (iii) with respect to any taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by any Unrestricted Subsidiary to the Lead Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar Taxes for such taxable period or any previous taxable period ending after the date hereof and not previously taken into account for purposes of calculating the limitation in this proviso;

(iv)           to finance any Permitted Investments and other Investments that would be permitted to be made pursuant to this Section 7.06 and Section 7.08 made by the Lead Borrower or any of its Restricted Subsidiaries; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Lead Borrower or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Lead Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v)           the proceeds of which (A) shall be used to pay salary, commissions, bonus and other benefits payable to and indemnities provided on behalf of officers, employees, directors and members of management of any Holdco or any Parent and any payroll, social security or similar taxes thereof to the extent such salaries, commissions, bonuses and other benefits are attributable to the ownership or operation of the Lead Borrower and the Restricted Subsidiaries or (B) shall be used to make payments permitted under Section 7.08(g) and (k) (but only to the extent such payments have not been and are not expected to be made by the Lead Borrower or a Restricted Subsidiary); and

(vi)          the proceeds of which shall be used by any Holdco to pay (or to make Restricted Payments to allow any Parent to pay) (A) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by any Holdco (or any Parent) that is directly attributable to the operations of the Lead Borrower and its Restricted Subsidiaries and (B) expenses and indemnities of the trustee with respect to any debt offering by any Holdco (or any Parent);

(i)             payments made or expected to be made by any Holdco, the Lead Borrower or any of the Restricted Subsidiaries in respect of withholding or other payroll and other similar Taxes payable by or with respect to any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or the vesting or settlement of other equity-based awards;

(j)             dividends on the common stock or common equity interests of the Lead Borrower or any Parent in an aggregate amount per annum not to exceed an amount equal to 6% of the net proceeds received by (or contributed to) the Lead Borrower from any Qualified IPO (including the Initial Public Offering);

(k)            the Lead Borrower or any of the Restricted Subsidiaries may pay cash in lieu of the issuance of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisitions; and

(l)             additional Restricted Payments so long as immediately after giving effect to such Restricted Payment, (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio calculated on a Pro Forma Basis is no greater than 2.00 to 1.00, and satisfaction of such test shall be evidenced by a certificate from a Responsible Officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail.

Section 7.07          Change in Nature of Business. The Lead Borrower shall not, nor shall the Lead Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Lead Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

Section 7.08          Transactions with Affiliates. Neither the Lead Borrower shall, nor shall the Lead Borrower permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Lead Borrower involving aggregate payments or consideration in excess of $5,000,000 for any individual transaction or series of related transactions, whether or not in the ordinary course of business, other than:

(a)             transactions among any Holdco, the Lead Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transactions that are not otherwise prohibited under this Agreement;

(b)            on terms substantially as favorable to the Lead Borrower or such Restricted Subsidiary as would be obtainable by the Lead Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)             the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions;

(d)            Restricted Payments permitted under Section 7.06 and Permitted Investments other than Permitted Investments under clauses (a)(ii), (b) and (u) of the definition thereof;

(e)             loans and other transactions by the Lead Borrower and its Restricted Subsidiaries to the extent expressly permitted under this Article VII;

(f)             employment, consulting, and severance and other service or benefit-related arrangements between the Lead Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and other equity award and employee benefit plans and arrangements in the ordinary course of business;

(g)            the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Lead Borrower and its Restricted Subsidiaries (or any Parent) in the ordinary course of business;

(h)            transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 (to the extent not otherwise permitted by this Agreement) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(i)             the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Lead Borrower to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Lead Borrower, any of its Subsidiaries or any Parent;

(j)             transactions related to Permitted Securitizations;

(k)            ~~[reserved]~~transactions related to Cash Management Practices;

(l)             any transaction with any Holdco, a Restricted Subsidiary or joint venture partners, in each case in compliance with the terms of this Agreement that are on terms at least as favorable as might reasonably have been obtained at such time in an arm’s length transaction from an unaffiliated party in the reasonable determination of the board of directors of the Lead Borrower;

(m)           transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Lead Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Lead Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; ~~and~~

(n)           transactions among Aristech and/or Altuglas, on the one hand, and Holdco, the Lead Borrower and its Restricted Subsidiaries, on the other hand, in the ordinary course of business; and

(o)           ~~(n)~~ transactions in which the Lead Borrower or any of the Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Lead Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08.

Section 7.09          Burdensome Agreements. The Lead Borrower shall not, nor shall the Lead Borrower permit any of its Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Lead Borrower to make Restricted Payments to the Lead Borrower or any of its Restricted Subsidiaries or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which:

(a)            (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by preceding clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligations;

(b)           are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Lead Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Lead Borrower;

(c)            represent Indebtedness of a Restricted Subsidiary of the Lead Borrower which is not a Loan Party which is permitted by Section 7.03;

(d)           arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(e)            are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Permitted Investments or otherwise permitted under Section 7.06 and applicable solely to such joint venture;

(f)            are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness;

(g)           are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(h)           comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) or (g) (in each case to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness);

(i)             are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Lead Borrower or any Restricted Subsidiaries;

(j)             are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(k)            are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(l)             arise in connection with cash or other deposits permitted under Sections 7.01 and the definition of Permitted Investments and limited to such cash or deposit;

(m)           comprise restrictions imposed by any agreement evidencing any Indebtedness permitted under Section 7.03 to the extent that such restrictions (taken as a whole) are, in the good faith judgment of the Lead Borrower, no more onerous to Lead Borrower and its Restricted Subsidiaries than customary market terms for Indebtedness of such type and in any event are no more onerous to Lead Borrower and its Restricted Subsidiaries than those restrictions contained in this Agreement and the other Loan Documents; and

(n)           any amendments, modifications, restatements or renewals of the agreements, contracts or instruments referred to in clause (a) through (m) above, provided that such amendments, modifications, restatements or renewals, taken as a whole, are not materially more restrictive with respect to such encumbrances or restrictions than those contained in such predecessor agreements, contracts or instruments.

Section 7.10          [Reserved]~~.~~

Section 7.11          ~~Financial Covenant~~[Reserved]

~~. The Lead Borrower shall not permit the First Lien Net Leverage Ratio on the last day of any fiscal quarter to be greater than 3.50:1.00 (the “Financial Covenant”) if, as of such date, the aggregate Dollar Amount of Swing Line Loans, Revolving Credit Loans and L/C Obligations (excluding L/C Obligations relating to (x) Letters of Credit that have been Cash Collateralized in a manner reasonably satisfactory to the Administrative Agent and (y) Letters of Credit having an aggregate undrawn Dollar Amount not greater than $10,000,000) outstanding on such date is greater than 30.00% of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders. The provisions of this Section 7.11 are for the benefit of the Revolving Credit Lenders only and the Required Revolving Credit Lenders may amend, waive or otherwise modify this Section 7.11 or the defined terms used for purposes of this Section 7.11 or waive any Default or Event of Default resulting from a breach of this Section 7.11 without the consent of any Lenders other than the Required Revolving Credit Lenders in accordance with the provisions of Section 10.01(j).~~

Section 7.12          Accounting Changes. The Lead Borrower shall not make any change in its fiscal year; provided, however, that the Lead Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13          Prepayments, Etc. of Indebtedness. (a)  The Lead Borrower shall not, nor shall the Lead Borrower permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest, mandatory prepayments and AHYDO Payments shall be permitted) (x) any Indebtedness incurred under Section 7.03(g), (s), (t) or (u) that is expressly subordinated to the Obligations in right of payment or security or (y) any other Indebtedness that is required to be expressly subordinated to the Obligations in right of payment or security pursuant to the terms of the Loan Documents (all Indebtedness described under (x) and (y), collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its Parents, (iii) the prepayment of Indebtedness of the Lead Borrower or any Restricted Subsidiary owing to the Lead Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Global Intercompany Note, (iv) prepayments or purchases of Junior Financings with Declined Proceeds to the extent such prepayments or purchases are required pursuant to the Junior Financing Documentation evidencing such Junior Financing, (v) repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the Cumulative Credit on such date that the Lead Borrower elects to apply pursuant to this clause (v) (so long as, with respect to repayments, redemptions, purchases, defeasances and other payments made out of amounts under clause (a) of the definition of “Cumulative Credit” pursuant to this clause (v), no Event of Default has occurred and is continuing or would result therefrom and the Fixed Charge Coverage Ratio calculated on a Pro Forma Basis is greater than or equal to 2.00 to 1.00), (vi) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the greater of $125,000,000 and 4.25% of Total Assets (as determined at the time of such transaction) (less the amount of any Restricted Payments made in reliance on the dollar amount set forth in Section 7.06(g)(x)) and (vii) additional prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings, so long as immediately after giving effect to such prepayment, redemption, purchase, defeasance or other payment, (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio calculated on a Pro Forma Basis is no greater than 2.00 to 1.00, and satisfaction of such test shall be evidenced by a certificate from a Responsible Officer of the Lead Borrower demonstrating such satisfaction calculated in reasonable detail.

(b)           The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation (including documentation evidencing Permitted Refinancings thereof but other than intercompany indebtedness) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 7.13(b) shall prohibit the Lead Borrower and its Restricted Subsidiaries from refinancing, replacing or renewing any such Junior Financing to the extent otherwise permitted by Section 7.13(a).

Section 7.14          Permitted Activities. With respect to each Holdco, engage in any material operating or business activity; provided, that the following and any activities incidental thereto shall be permitted in any event: (i) (x) in the case of Holdings, its ownership of the Equity Interests of the Lead Borrower or any Intermediate Holding Company and (y) in the case of any Intermediate Holding Company, its ownership of Equity Interests of the Lead Borrower, and, in each case, activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the Senior Notes and any other Indebtedness, (iv) any public offering of its Equity Interests or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, providing a performance guaranty in connection with a Permitted Securitization and (x) in the case of Holdings, making contributions to the capital of Intermediate Holdings or any other Intermediate Holding Company, and guaranteeing the obligations of any Intermediate Holding Company and the Lead Borrower and its Restricted Subsidiaries and (y) in the case of Intermediate Holdings or any other Intermediate Holding Company, making contributions (including any contribution or transfer made in the form of an intercompany loan provided on an interest-free basis) to the capital of any other Intermediate Holding Company or the Lead Borrower and guaranteeing the obligations of and the Lead Borrower and its Restricted Subsidiaries, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Topco, (vii) holding any cash or property (but not operate any property) including any intercompany receivable to the extent held in accordance with an activity otherwise permitted by this Section 7.14 and the other provisions of the Credit Agreement, (viii) providing indemnification to officers and directors, (ix) in the case of Holdings, the incurrence of Indebtedness under that certain Loan Agreement dated as of September 8, 2023, by and between LuxCo Finance, as lender, and Holdings, as borrower, in an aggregate principal amount equal to $128,865,980, as in effect on the 2024 LuxCo Merger Amendment Effective Date, so long as such Indebtedness~~:~~  (~~t~~I) is not guaranteed by any Loan Party or Restricted Subsidiary, (~~u~~II) is unsecured, (~~v~~III) has a final scheduled maturity date after the Latest Maturity Date, (~~w~~IV) has a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the 2021 Incremental Term Loans, the 2023 Term Loans or any Extended Term Loans as to which the 2021 Incremental Term Loans or the 2023 Term Loans were the Existing Term Loan Tranche, (~~x) has no scheduled amortization, payments of interest in cash, payments of principal or any mandatory redemption, repurchase, prepayment or sinking fund obligations, in each case, prior to the Latest Maturity Date and (y) is subject to a Subordination Agreement, (x) in the case of Holdings, the incurrence of Indebtedness under that certain Loan Agreement dated as of September 8, 2023, by and between LuxCo Finance, as lender, and Holdings, as borrower, in an aggregate principal amount equal to $128,865,980, as in effect on the 2024 LuxCo Merger Amendment Effective Date, so long as such Indebtedness: (t) is not guaranteed by any Loan Party or Restricted Subsidiary, (u) is unsecured, (v) has a final scheduled maturity date after the Latest Maturity Date, (w) has a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the 2021 Incremental Term Loans, the 2023 Term Loans or any Extended Term Loans as to which the 2021 Incremental Term Loans or the 2023 Term Loans were the Existing Term Loan Tranche, (x~~V) has no scheduled amortization, payments of interest in cash, payments of principal or any mandatory redemption, repurchase, prepayment or sinking fund obligations, in each case, prior to the Latest Maturity Date and (~~y~~VI) is subject to a Subordination Agreement and (~~xi~~x) in each case, any activities incidental to the foregoing. Notwithstanding anything herein to the contrary, (i) no Intermediate Holding Company shall own any Equity Interests other than those of the Lead Borrower or another Intermediate Holding Company (unless such Equity Interests are promptly contributed to the Lead Borrower) and (ii) Holdings shall not own any Equity Interests other than (A) those of an Intermediate Holding Company or the Lead Borrower (unless such Equity Interests are promptly contributed to the Lead Borrower) or (B) those of Topco in connection with share purchases, provided however, that such share purchases and the payments related thereto are permitted by Section 7.06.

Article VIII

Events of Default and Remedies

Section 8.01          Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)            Non-Payment. Any Loan Party fails to pay in the currency required hereunder (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)            Specific Covenants. Any Borrower or, in the case of Section 7.14, any Holdco, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to a Borrower) or Article VII; ~~provided that the Financial Covenant is subject to cure pursuant to Section 8.04; provided, further, that an Event of Default under this clause (b) with respect to a failure by the Lead Borrower to be in compliance with the Financial Covenant shall not constitute an Event of Default for purposes of any Term Loan or Term Commitment unless and until the Required Revolving Credit Lenders have actually declared all such obligations to be immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before such date; or~~or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt of written notice thereof by the Lead Borrower from the Administrative Agent; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Holdco, the Lead Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any other default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)             Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, controller, administrator, judicial manager, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, statutory manager, custodian, monitor, conservator, liquidator, rehabilitator, administrator, judicial manager, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or, in relation to any Luxembourg Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) organized under the laws of Luxembourg, a Luxembourg Insolvency Event has occurred; or, in addition, in relation to any Loan Party or that is a Restricted Subsidiary (other than an Immaterial Subsidiary) organized under the laws of Federal Republic of Germany, a court order for the rejection of insolvency proceedings due to lack of funds (Abweisungsbeschluss mangels Masse) is made; or

(g)            Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties and is not released, vacated or fully bonded within sixty (60) days after its issue or levy, or, in relation to any Loan Party or that is a Restricted Subsidiary (other than an Immaterial Subsidiary) organized under the laws of Federal Republic of Germany, a German Insolvency Event has occurred; or

(h)            Judgments. There is entered against any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage or (ii) other third party indemnities from financially sound investment grade indemnifying parties (or other parties reasonably acceptable to the Administrative Agent)) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)             Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j)             Change of Control. There occurs any Change of Control; or

(k)            Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 6.11 or 6.14 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or other equivalent filings and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)             ERISA. (i) An ERISA Event occurs which, individually or together with all other ERISA Events, has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party, Restricted Subsidiary or ERISA Affiliate fails to make when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, in an amount which could reasonably be expected to result in, a Material Adverse Effect or (iii) any Loan Party or any Restricted Subsidiary has incurred or is likely to incur liabilities pursuant to one or more Foreign Pension Plans which, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Section 8.02          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (including, without limitation, the 2023 Yield Protection Fee, the 2025 Tranche A Yield Protection Fee and the 2025 Tranche B Applicable Premium) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)             require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to either Borrower under the Bankruptcy Code or any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

~~Notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are pursuant to a failure to observe the Financial Covenant, then until such time, if any, as the Required Revolving Credit Lenders have declared the Loans under the 2021 Refinancing Revolving Credit Commitments to be due and payable, the Administrative Agent shall only take the actions set forth in this Section 8.02 at the request of the Required Revolving Credit Lenders (as opposed to Required Lenders).~~

Section 8.03          Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (whether received as a consequence of the exercise of such remedies or a distribution out of any proceeding in respect of or commenced under any proceeding under any Debtor Relief Law including payments in respect of “adequate protection” for the use of Collateral during such proceeding or under any plan of reorganization or on account of any liquidation of any Loan Party) shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums (including, without limitation, the 2023 Yield Protection Fee, the 2025 Tranche A Yield Protection Fee and the 2025 Tranche B Applicable Premium) and scheduled periodic payments due under Secured Hedge Agreements and Treasury Services Agreements, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Third payable to them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Secured Hedge Agreements and Treasury Services Agreements, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed in any proceeding under any Debtor Relief Law);

Fifth, to the payment of all other Obligations of the Borrowers that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Lead Borrower or as otherwise required by Law.

Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Lead Borrower as applicable.

Section 8.04          ~~Lead Borrower’s Right to Cure~~[Reserved].

~~. (a)  For the purpose of determining whether an Event of Default under the Financial Covenant has occurred, the Lead Borrower may on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of Qualified Equity Interests of the Lead Borrower or any contribution to the common capital of the Lead Borrower (or from any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent) (the “Cure Amount”) as an increase to Consolidated EBITDA for the applicable fiscal quarter; provided that (i) such amounts to be designated are actually received by the Lead Borrower on or after the first day of such applicable fiscal quarter and on or prior to the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) such amounts do not exceed the aggregate amount necessary to cure any Event of Default under the Financial Covenant as of such date and (iii) the Lead Borrower shall have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent any such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such net cash proceeds that is designated as the Cure Amount may be different than the amount necessary to cure any Event of Default under the Financial Covenant and may be modified, as necessary, in a subsequent corrected notice delivered on or before the Cure Expiration Date (it being understood that in any event the final designation of the Cure Amount shall continue to be subject to the requirements set forth in clauses (i) and (ii) above)). The parties hereby acknowledge that this Section 8.04(a) may not be relied on for purposes of calculating any financial ratios other than for determining compliance with Section 7.11 (and not Pro Forma Compliance with Section 7.11 that is required by any other provision of this Agreement) and shall not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) with respect to the quarter with respect to which such Cure Amount was made other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence. No Cure Amount shall have been previously applied to (A) make Restricted Payments under Section 7.06(f)(A) or 7.06(g)(y), (B) incur Indebtedness under Section 7.03(w) or (C) prepay, redeem, purchase, defease or satisfy Indebtedness pursuant to Section 7.13(a)(v).~~

~~(b) In furtherance of clause (a) above, (A) upon actual receipt and designation of the Cure Amount by the Lead Borrower, the Financial Covenant shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant (and any other Default arising solely as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon delivery to the Administrative Agent prior to the Cure Expiration Date of a notice from the Lead Borrower stating its good faith intention to exercise its right set forth in this Section 8.04, neither the Administrative Agent on or after the last day of the applicable quarter nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated; provided that, until the earlier to occur of the satisfaction (or waiver in accordance with Section 10.01) of the conditions in Section 4.02 and the receipt of such Cure Amount, no Revolving Credit Lender shall be required to make any Revolving Credit Loan, no Swing Line Loans shall be made and no L/C Issuer shall issue any Letter of Credit.~~

~~(c) (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure right set forth in this Section 8.04 is exercised, (ii) there can be no more than five (5) fiscal quarters in which the cure rights set forth in this Section 8.04 are exercised during the term of the 2021 Refinancing Revolving Credit Commitments and any Extended Revolving Credit Commitments in respect thereof and (iii) there shall be no pro forma reduction in Indebtedness (by way of netting or otherwise) with the proceeds of any Cure Amount for determining compliance with the Financial Covenant for the fiscal quarter with respect to which such Cure Amount was made.~~

Article IX

Administrative Agent and Other Agents

Section 9.01          Appointment and Authorization of Agents. (a)  Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)            Notwithstanding the provisions of Section 9.15, each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust or as agent for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto. Each of the Secured Parties hereby further irrevocably appoints and authorizes the Collateral Agent and the Administrative Agent to execute the any other First Lien Intercreditor Agreement and any Second Lien Intercreditor Agreement and to take such actions on their behalf as specified therein.

(d)            For the purposes of German Security (where “German Security” means any security interest created under the Collateral Documents which are governed by German law) in addition to the provisions set out above, the specific provisions set out in clauses (e) to (i) of this Section 9.01 shall be applicable. In the case of any inconsistency, the provisions set out in clauses (e) to (i) of this Section 9.01 shall prevail. The provisions set out in clauses (e) to (i) of this Section 9.01 shall not constitute a trust pursuant to the laws of the State of New York but a fiduciary relationship (Treuhand) within the meaning of German law.

(e)            With respect to German Security constituted by non–accessory (nicht akzessorische) security interests, the Collateral Agent shall hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the account of the Secured Parties.

(f)            With respect to German Security constituted by accessory (akzessorische) security interests, the Collateral Agent shall administer, and, as the case may be, enforce or release such German Security in the name of and for and on behalf of the Secured Parties and shall hold, administer and, as the case may be, enforce or release that German Security in its own name on the basis of its own rights on the basis of the abstract acknowledgement of indebtedness pursuant to Section 9.15.

(g)            For the purposes of performing its rights and obligations as Collateral Agent under any accessory (akzessorische) German Security, each Secured Party hereby authorises the Collateral Agent to act as its agent (Stellvertreter), and releases the Collateral Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law, in each case to the extent legally possible to that Secured Party. At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf. Each Secured Party hereby ratifies and approves all acts previously done by the Collateral Agent on such Secured Party’s behalf.

(h)            The Collateral Agent accepts its appointment as administrator of the German Security on the terms and subject to the conditions set out in this Agreement and the Secured Parties (other than the Collateral Agent), the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Security, no Secured Party (other than the Collateral Agent) shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

(i)            Each Secured Party (other than the Collateral Agent) hereby instructs and authorizes the Collateral Agent (with the right of sub-delegation) to act as its agent (Stellvertreter) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Security on behalf of such Secured Party. The Collateral Agent shall further be entitled to enforce or release any German Security, to perform any rights and obligations under any documents evidencing German Security and to execute new and different documents evidencing or relating to the German Security.

(j)            With respect to a Swiss Security:

(i)            the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) shall accept, hold, administer and, as the case may be, enforce or release:

(A)            any Swiss Security of accessory (akzessorische) nature;

(B)            the benefit of this Section; and

(C)            any proceeds of such Swiss Security,

acting in its own name and as representative (direkter Stellvertreter) in the name and for account of each of the other Secured Parties;

(ii)            the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) shall accept, hold, administer and, as the case may be, enforce or release:

(A)            any Swiss Security of non-accessory (nicht akzessorische) nature;

(B)            with respect to the Parallel Debt only, any Swiss Security of accessory (akzessorische) nature;

(C)            the benefit of this Section and, as applicable, of the Parallel Debt; and

(D)            any proceeds of such Swiss Security,

as fiduciary (treuhänderisch) in its own name or, with respect to the Parallel Debt, as creditor in its own right and not as a representative of the other Secured Parties, but for the benefit of all Secured Parties;

(iii)            each present and future Secured Party (other than the Collateral Agent) hereby appoints, instructs and authorises the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) to accept, hold, administer and, as the case may be, enforce or release the Swiss Security, the benefit of sub-paragraphs (i) and (ii) and, as applicable, of the Parallel Debt and any proceeds of such Swiss Security as set out in sub-paragraphs (i) and (ii) and in the respective Collateral Document constituting the Swiss Security, and the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) hereby accepts such appointment; and

(iv)            each present and future Secured Party (other than the Collateral Agent) hereby instructs and authorises the Collateral Agent (and each agent or sub-agent or attorney-in-fact appointed by the Collateral Agent from time to time pursuant to Section 9.02 and/or any successor collateral agent appointed from time to time pursuant to Section 9.09 and/or any Supplemental Agent appointed from time to time pursuant to Section 9.13) in its own name and/or in the name of such Secured Party as its representative (direkter Stellvertreter), as the case may be to give effect to this paragraph, to enter into, amend, replace, rescind or terminate any Collateral Document or other document constituting the Swiss Security, to exercise any rights and perform any obligations thereunder and to make and accept all declarations and take all actions it considers necessary or useful in connection with any Swiss Security on behalf of such Secured Party (other than the Collateral Agent).

(k)            With respect to any Irish Transaction Security:

To the extent that any and/or all rights, interests, benefits and other property comprised in the Irish Transaction Security and the proceeds thereof (the “Trust Property”) is not transferred, charged or granted to the Collateral Agent on trust pursuant to the relevant Loan Documents, the Collateral Agent declares itself trustee of the Trust Property to hold the same on trust for the Secured Parties for the purpose of securing the Obligations on the terms and subject to the conditions set out in the relevant Loan Documents provided that it is hereby agreed that, in relation to any jurisdiction the courts of which would not recognize or give effect to the trusts expressed to be created by this Agreement and any other applicable Loan Document, the relationship of the Secured Parties to the Collateral Agent shall be construed as one of principal and agent.

Section 9.02          Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03          Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 9.04          Reliance by Agents. (a)  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)            For purposes of determining compliance with the conditions specified in Section 4.01 or 4.02 with respect to Credit Extensions on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or the Lead Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06          Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07          Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata (determined as if there were no Defaulting Lenders), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that any obligation to indemnify an L/C Issuer pursuant to this Section 9.07 shall be limited to Revolving Credit Lenders only. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share (determined as if there were no Defaulting Lenders) of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08          Agents in their Individual Capacities. DBNY and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Holdcos, the Borrowers and their respective Affiliates as though DBNY were not the Administrative Agent, the Collateral Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, DBNY or its Affiliates may receive information regarding the Holdcos, the Borrowers or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Holdcos, the Borrowers or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, DBNY and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include DBNY in its individual capacity. Any successor to DBNY as the Administrative Agent or the Collateral Agent shall also have the rights attributed to DBNY under this Section 9.08.

Section 9.09          Successor Agents. (a)  Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to Lenders and the Lead Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an L/C Issuer and the Swing Line Lender, in which case upon the effectiveness of such resignation in accordance with this Section 9.09 the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swing Line Loans hereunder and (y) shall maintain all of its rights as an L/C Issuer and the Swing Line Lender, as the case may be, with respect to any Letters of Credit issued by it or Swing Line Loans made by it, in each case prior to the effective date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to this Section 9.09.

(b)            If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall (i) appoint from among the Lenders a successor agent for the Lenders hereunder and under the other Loan Documents and (ii) use reasonable efforts to arrange for a Person or Persons (which may, but shall not be required to be, the new Administrative Agent) that will agree to become an L/C Issuer and/or the Swing Line Lender hereunder, in each case who shall be a Lender, a commercial bank or a trust company, in each case reasonably acceptable to the Lead Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or 8.01(g) (which consent of the Lead Borrower shall not be unreasonably withheld or delayed).

(c)            If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, (i) the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Lead Borrower, a successor agent from among the Lenders and (ii) shall use reasonable efforts to arrange for a Person or Persons (which may, but shall not be required to be, the new Administrative Agent) that will agree to become an L/C Issuer and/or the Swing Line Lender hereunder, in each case to the extent the Required Lenders have failed to do the same pursuant to Section 9.09(b).

(d)            Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s, as applicable, appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, as applicable, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent, as applicable, under this Agreement.

(e)            If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s, as applicable, notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s, as applicable, resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(f)             Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations under the Loan Documents.

(g)            After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent, as applicable and the retiring Administrative Agent and the Collateral Agent, as the case may be, shall remain indemnified to the extent provided in this Agreement and the other Loan Documents.

Section 9.10          Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, judicial management, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, monitor, curator, receiver, receiver-manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11          Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent and the Collateral Agent:

(a)            to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties;

(b)            to automatically release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements not due and payable) and the expiration or termination or Cash Collateralization of all Letters of Credit (other than Letters of Credit that are Cash Collateralized or back-stopped by a letter of credit in form, amount and substance reasonably satisfactory to the applicable L/C Issuer or a deemed reissuance under another facility as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party (or, if such transferee is a Loan Party, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) if such property becomes an Excluded Asset;

(c)            to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(p) or (r) (in the case of clause (r), to the extent required by the terms of the obligations secured by such Liens); and

(d)            to release any Guarantor from its obligations under the Guaranty as provided in Section 11.15.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as the Lead Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12          Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13          Appointment of Supplemental Agents. (a)  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)            In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)            Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.14          [Reserved].

Section 9.15          Parallel Debt owed to Collateral Agent. (a)  Without prejudice to the provisions of Section 9.01(k), each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Loan Party to any Secured Party under any Loan Document, Secured Hedge Agreement or Treasury Services Agreement as and when those amounts are due for payment under the relevant Loan Document, Secured Hedge Agreement or Treasury Services Agreement.

(b)            Each Loan Party and the Collateral Agent acknowledge that the obligations of each Loan Party under Section 9.15(a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under Section 9.15(a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided that:

(i)            the Collateral Agent shall not demand payment with regard to the Parallel Debt of each Loan Party to the extent that such Loan Party’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii)           a Secured Party shall not demand payment with regard to the Corresponding Debt of each Loan Party to the extent that such Loan Party’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c)            The Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Collateral granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d)            All monies received or recovered by the Collateral Agent pursuant to this Section 9.15, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Collateral granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(e)            Without limiting or affecting the Collateral Agent’s rights against the Loan Parties (whether under this Section 9.15 or under any other provision of the Loan Documents, Secured Hedge Agreement or Treasury Services Agreement), each Loan Party acknowledges that:

(i)            nothing in this Section 9.15 shall impose any obligation on the Collateral Agent to advance any sum to any Loan Party or otherwise under any Loan Document, Secured Hedge Agreement or Treasury Services Agreement, except in its capacity as lender; and

(ii)           for the purpose of any vote taken under any Loan Document, Secured Hedge Agreement or Treasury Services Agreement, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

Article X

Miscellaneous

Section 10.01        Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in Sections 10.01(a) through ~~(j)~~(i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders) (or by the Administrative Agent with the written consent of the Required Lenders) and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)            extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)            postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 (other than pursuant to Section 2.08(b)) without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “First Lien Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c)            reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definition of “Total Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)            change any provision of this Section 10.01, the definition of “Required Lenders,” “Required Class Lenders,” “Required Revolving Credit Lenders” or “Pro Rata Share,” Section 2.06, 2.12(a), 2.12(g), 2.13 or 8.03 without the written consent of each Lender directly affected thereby;

(e)            other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)            other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(g)            change the currency in which any Loan is denominated without the written consent of each Lender holding such Loans;

(h)            (1) waive any condition set forth in Section 4.02 as to any Credit Extension under one or more Classes of Revolving Credit Commitments or (2) amend, waive or otherwise modify any term or provision which directly affects Lenders under one or more Classes of Revolving Credit Commitments and does not directly affect Lenders under any other Class, in each case, without the written consent of the Required Class Lenders under such applicable Class or Classes of Revolving Credit Commitments (and in the case of multiple Classes which are affected, such Required Class Lenders shall consent together as one Class) (it being understood that any amendment to the conditions of effectiveness of Incremental Commitments set forth in Section 2.16 shall be subject to clause (i) below); provided, however, that the waivers described in this clause (h) shall not require the consent of any Lenders other than (x) the Required Class Lenders under such Class or Classes and (y) in the case of any waiver that otherwise would be subject to clauses (a) through (g) above, each Lender, each directly affected Lender or each directly and adversely affected Lender (as specified in the applicable clause) under the applicable Class or Classes of Revolving Credit Commitments; or

(i)             amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.16 with respect to Incremental Term Loans and Incremental Revolving Credit Commitments and the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans or Incremental Revolving Credit Commitments (including Loans extended under such Commitments) and does not directly affect Lenders under any other Class, in each case, without the written consent of the Required Class Lenders under such applicable Incremental Term Loans or Incremental Revolving Credit Commitments (and in the case of multiple Classes which are affected, such Required Class Lenders shall consent together as one Class); provided, however, that the waivers described in this clause (i) shall not require the consent of any Lenders other than (x) the Required Class Lenders under such applicable Incremental Term Loans or Incremental Revolving Credit Commitments and (y) in the case of any waiver that otherwise would be subject to clause (a) though (g) above, each Lender, each directly affected Lender or each directly and adversely affected Lender (as specified in the applicable clause) under the applicable Class or Classes of Incremental Term Loans or Incremental Revolving Credit Commitments (including Loans extended under such Commitments); ~~or~~

~~(j) amend or otherwise modify: (a) the Financial Covenant, (b) the exception set forth in Section 6.01(a)(ii)(x) or (y), (c) the second proviso to Section 8.01(b) and (d), Section 8.04, and in each case any definition related thereto (as any such definition is used therein but not as otherwise used in this Agreement or any other Loan Document) or waive any Default or Event of Default resulting from a failure to perform or observe the Financial Covenant (including any related Default or Event of Default under Section 6.01) or Section 8.04 without the written consent of the Required Revolving Credit Lenders; provided, that, the waivers described in this clause (j) shall not require the consent of any Lenders other than the Required Revolving Credit Lenders;~~

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Request for L/C Issuance relating to any Letter of Credit issued or to be issued by it; provided, however, that this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple L/C Issuers, with only the written consent of the Administrative Agent, the applicable L/C Issuer and each Borrower so long as the obligations of the Revolving Credit Lenders, if any, who have not executed such amendment, and if applicable the other L/C Issuers, if any, who have not executed such amendment, are not adversely affected thereby; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of such Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lenders and each Borrower so long as the obligations of the Revolving Credit Lenders, if any, who have not executed such amendment are not adversely affected thereby; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; and (iv) Section 10.07(j) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement, Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement (i) that is for the purpose of adding the holders of Refinancing Equivalent Debt, Incremental Equivalent Debt or, in each case, a Senior Representative with respect thereto, as parties thereto, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement, such Subordination Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement, Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement to be effected without the consent of any Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Lead Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Lead Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Replaced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with such Replacement Term Loans, (b) the All-In Yield with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the All-In Yield for such Replaced Term Loans (or similar interest rate spread applicable to such Replaced Term Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans, at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Replaced Term Loans except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Term Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Lead Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary.

Notwithstanding anything to the contrary contained in this Section 10.01, the Holdcos, the Lead Borrower and the Administrative Agent may without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent to effect the provisions of Section 2.16, 2.17 or 2.18.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent and/or the Collateral Agent, as the case may be, at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver (i) is of a technical nature (including curing any ambiguities, omissions, mistakes or defects) and/or is, in the judgment of the Collateral Agent, required by applicable local law on the advice of local counsel, in the interests of the Secured Parties or (in the case of any non-U.S. Collateral Documents) necessary or desirable to preserve, maintain, perfect and/or protect the security interests purported to the granted by the respective non-U.S. Collateral Documents or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, provided, that any section in a Collateral Document providing for a governing law and/or a jurisdiction different from Section 10.15 shall not be deemed a conflict of this Agreement.

If the Administrative Agent and the Lead Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrowers or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

Section 10.02        Notices and Other Communications; Facsimile Copies.

(a)            General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Holdco, any Borrower or the Administrative Agent, the Collateral Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Lead Borrower and the Administrative Agent, the Collateral Agent, an L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail to a party in (x) Asia, eight (8) Business Days after deposit in the mails, postage prepaid or (y) any other location, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent, an L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)            Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)            Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Holdco or any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Holdco or either Borrower in the absence of gross negligence or willful misconduct of such Agent-Related Person as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03        No Waiver; Cumulative Remedies. No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04        Attorney Costs and Expenses. Each Holdco and each Borrower jointly and severally agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to White & Case LLP (and one local and specialist counsel in each applicable jurisdiction for each group and, in the event of a conflict of interest, one additional counsel of each type to the affected parties)) and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Arrangers (and one local counsel in each applicable jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type to the affected parties)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Lead Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date to the extent invoiced to the Lead Borrower within one (1) Business Day of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. Notwithstanding anything to the contrary contained herein or in any other Loan Document, none of Holdings, the Borrowers nor any Subsidiary shall be required to reimburse any expenses associated with the pursuit of litigation against the Borrower or any other Person in connection with or related to the 2025 Incremental Amendment, the 2025 Transactions or the transactions related thereto other than any expenses incurred by the Administrative Agent and the Collateral Agent.

Section 10.05        Indemnification. Each Holdco and each Borrower shall, jointly and severally, indemnify and hold harmless each Agent-Related Person, each Arranger, each L/C Issuer, each Lender and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Arrangers (and one local and specialist counsel in each applicable jurisdiction for each group and, in the event of any conflict of interest, one additional counsel of each type to the affected parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary, (d) the payment or recovery of an amount in connection with the Loan Documents in a currency other than the currency required under the Loan Document or (e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (a “Proceeding”) or whether or not such Proceeding is brought by any Holdco, Borrower or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Lead Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of a Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any reasonable out-of-pocket expenses related thereto). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06        Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07        Successors and Assigns. (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Holdco nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and, in the case of any Assignee that is Holdings or any of its Subsidiaries, Section 2.14 or Section 2.15, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person or (iii) a Disqualified Institution. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i)          Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned, except in connection with a proposed assignment to any Disqualified Institution) of:

(A)            the Lead Borrower, provided that no consent of the Lead Borrower shall be required for (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) other than with respect to any proposed assignment to any Person that is a Disqualified Institution, an assignment if an Event of Default under Section 8.01(a) or, solely with respect to any of the Borrowers, Section 8.01(f) has occurred and is continuing or (iii) an assignment of all or a portion of the Loans pursuant to Sections 2.14 or 2.15; provided that, other than with respect to any proposed assignment to any Person that is a Disqualified Institution, the Lead Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)            the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) to an Agent or an Affiliate of an Agent or (iii) of all or any portion of a Term Loan pursuant to Sections 2.14 or 2.15;

(C)            each L/C Issuer, provided that no consent of an L/C Issuer shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure; and

(D)            the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure or any assignment to an Agent or an Affiliate of an Agent.

(ii)            assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $2,500,000 (in the case of each Revolving Credit Loan), $1,000,000 (in the case of a Term Loan), unless each of the Lead Borrower and the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless such fee is waived by the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C)            other than in connection with an assignment pursuant to Sections 2.14 or 2.15, the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)            Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the relevant Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)            The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and each notice of cancellation of any Loans delivered by the Lead Borrower pursuant to Section 2.14 and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the Assignee (if applicable and unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above (if applicable) and, if required, the written consent of the Lead Borrower, the L/C Issuers, the Swing Line Lender and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)            Any Lender may at any time sell participations to any Person (other than a natural person a Disqualified Institution or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (f) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person, except that the portion of any Participant Register relating to any Participant or SPC requesting payment from a Borrower or seeking to exercise its rights under Section 10.09 shall be available for inspection by the Lead Borrower upon reasonable request to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as is otherwise required thereunder.

(f)            A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 and 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent, not to be unreasonably withheld or delayed (it being understood the Lead Borrower shall have a reasonable basis for withholding consent if such Participant would result in materially increased indemnification obligation to the Lead Borrower at such time).

(g)           Any Lender may, without the consent of the Lead Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           The Luxembourg Loan Parties hereby expressly accept and confirm, for the purposes of Article 1278 of the Luxembourg Civil Code that, notwithstanding any assignment, amendment, novation or transfer of any kind permitted under, and made in accordance with, the provisions of this Agreement or any agreement referred to herein to which a Luxembourg Loan Party is a party (including any Security Agreement), any security interest created under such agreement shall continue in full force and effect to the benefit of each new Lender. Each other Luxembourg Loan Party hereby accepts and confirms the above.

(i)            The Loan Parties organized under Belgian law hereby expressly accept and confirm, for the purposes of Article 1278 of the Belgian Civil Code, that, notwithstanding any novation permitted under this Agreement or any agreement referred to herein, any security interest created under such agreement shall continue in full force and effect to the benefit of each new Lender.

(j)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement except in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Lead Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Lead Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to a Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Lead Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(k)            Notwithstanding anything to the contrary contained herein, without the consent of the Lead Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(l)            Notwithstanding anything to the contrary contained herein other than the proviso in the definition of “L/C Issuer” or “Swing Line Lender”, in each case, in respect of any Extension or Extensions of Revolving Credit Commitments effected in accordance with Section 2.18, any L/C Issuer or Swing Line Lender may, upon thirty (30) days’ notice to the Lead Borrower and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided that the relevant L/C Issuer or Swing Line Lender shall use reasonable efforts to identify, on or prior to the expiration of such 30-day period with respect to such resignation, a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Lead Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Benchmark Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(m)           [Reserved].

(n)            In the case of any Term Loans acquired by, or contributed to, the Borrowers pursuant to Section 2.15 or this Section 10.07(n), (x) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of such Term Loans acquired by, or contributed to, the Borrowers and (y) any scheduled principal repayment installments with respect to the Term Loans of such Class occurring pursuant to Sections 2.07(a), prior to the final maturity date for Term Loans of such Class, shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled and retired), with such reduction being applied solely to the remaining Term Loans of the Lenders which sold or contributed such Term Loans.

Section 10.08        Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Lead Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; (f) with the written consent of the Lead Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Arranger, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or its related parties (so long as such source is not known to the Administrative Agent, such Arranger, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (j) to the extent such information is independently developed by any Agent or any Arranger or (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents, the Arrangers and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents, the Arrangers and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Holdcos, the Lead Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 10.09        Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to each Borrower, any such notice being waived by each Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Lead Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have at Law.

Section 10.10        Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11        Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier (or other electronic transmission, e.g., .pdf) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12        Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict of this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13        Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14        Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event of any such illegality, invalidity or unenforceability, the parties shall negotiate in good faith with a view to agreeing on a legal, valid and enforceable replacement provision which, to the extent practicable, is in accordance with the intent and purposes of this Agreement and in its economic effect comes as close as possible to the illegal, invalid or unenforceable provision.

Section 10.15        GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTIONS (WHETHER ARISING IN CONTRACT OR TORT, IN LAW OR EQUITY OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY COLLATERAL DOCUMENT, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a)            ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER, THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH LOAN PARTY waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process to which you or your properties or assets may be entitled. To the extent that ANY LOAN PARTY has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, SUCH LOAN PARTY irrevocably waives such immunity in respect of its obligations under the Loan Documents.

(b)            EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN BY TELECOPIER OR ELECTRONIC MAIL) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.15 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, THE LEAD BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE CO- BORROWER (AND THE CO- BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE CO- BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE LEAD BORROWER AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

Section 10.16        WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17        Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and each L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.18        USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Holdcos and each Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Holdcos and the Borrowers, which information includes the Beneficial Ownership Certification and the name, address and tax identification number of the Holdcos and the Borrowers and other information regarding the Holdcos and the Borrowers that will allow such Lender or the Administrative Agent, as applicable, to identify the Holdcos and the Borrowers in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19        No Advisory or Fiduciary Responsibility. (a)  In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrowers or any of its Affiliates on other matters) and none of the Agents, the Arrangers or the Lenders has any obligation to the Borrowers or any of their respective Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their respective Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b)            Each Loan Party acknowledges and agrees that each Lender, Arranger and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrowers, the Holdcos, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender or any Arranger, Holdco, Borrower or Affiliate of the foregoing. Each Lender, the Arrangers and any affiliate thereof may accept fees and other consideration from the Holdcos, the Borrowers or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender or any Arranger, Holdco, Borrower or Affiliate of the foregoing. Some or all of the Lenders and the Arrangers may have directly or indirectly acquired certain equity interests (including warrants) in the Holdcos, the Borrowers or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to the Holdcos, the Borrowers or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, Arranger or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by the Holdcos, Borrowers or an Affiliate thereof.

Section 10.20        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Loan Parties in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Loan Parties in the Agreement Currency, the Loan Parties agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the respective Loan Party (or to any other Person who may be entitled thereto under applicable law).

Section 10.21        Certain Undertakings with Respect to any Securitization Subsidiary. (a)  Each Agent and Lender agrees that, prior to the date that is one year and one day after payment in full of all of the obligations of the Securitization Subsidiary in connection with and under a Securitization, (i) such Agent and such Lender shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Securitization Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the capital stock of any Securitization Subsidiary or any other instrument evidencing any Securitization Seller’s Retained Interest in the name of any Agent or a Secured Party or any designee or nominee thereof, (C) foreclose on any security interest in any Securitization Seller’s Retained Interest regardless of the bankruptcy or insolvency of the Lead Borrower or any Restricted Subsidiary, (D) exercise any voting rights granted or appurtenant to such capital stock of any Securitization Subsidiary or any other instrument evidencing any Securitization Seller’s Retained Interest or (E) enforce any right that the holder of any such capital stock of any Securitization Subsidiary or any other instrument evidencing any Securitization Seller’s Retained Interest might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Securitization Subsidiary, (ii) such Agent and such Lender hereby waives and releases any right to require (A) that any Securitization Subsidiary be in any manner merged, combined, collapsed or consolidated with or into the Lead Borrower or any Restricted Subsidiary, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Securitization Subsidiary as a separate entity be in any respect disregarded and (iii) such Agent and such Lender agrees and acknowledges that the agent acting on behalf of the holders of securitization indebtedness of the Securitization Subsidiary is an express third party beneficiary with respect to Sections 10.21(a) and (b) and such agent shall have the right to enforce compliance by the Agents and the Lenders with Sections 10.21(a) and (b).

(b)            Upon the transfer or purported transfer by the Lead Borrower or any Restricted Subsidiary of Securitization Assets to a Securitization Subsidiary in a Securitization, any Liens with respect to such Securitization Assets arising under this Agreement or any Collateral Documents related to the Agreement shall automatically be released (and each of the Administrative Agent and the Collateral Agent, as applicable, is hereby authorized to execute and enter into any such releases and other documents as the Lead Borrower may reasonably request in order to give effect thereto).

Section 10.22        INTERCREDITOR AGREEMENTS. (a)  PURSUANT TO THE EXPRESS TERMS OF EACH INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS OF THE RELEVANT INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)            EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE RELEVANT INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF SUCH INTERCREDITOR AGREEMENT(S). EACH LENDER AGREES TO BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT.

(c)            THE PROVISIONS OF THIS SECTION 10.22 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE RELEVANT INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE RELEVANT INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE RELEVANT INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE RELEVANT INTERCREDITOR AGREEMENT.

(d)            THE PROVISIONS OF THIS SECTION 10.22 SHALL APPLY WITH EQUAL FORCE, MUTATIS MUTANDIS, TO ANY FIRST LIEN INTERCREDITOR AGREEMENT, ANY SECOND LIEN INTERCREDITOR AGREEMENT, ANY SUBORDINATION AGREEMENT AND ANY OTHER INTERCREDITOR AGREEMENT OR ARRANGEMENT PERMITTED BY THIS AGREEMENT.

Section 10.23        Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that:

(i)            none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)            The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article XI

Guarantee

Section 11.01        The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees (including, without limitation, the 2023 Yield Protection Fee, the 2025 Tranche A Yield Protection Fee and the 2025 Tranche B Applicable Premium), costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party (other than such Guarantor with respect to its primary obligations) under any Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02        Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Loan Parties under this Agreement, the Notes, if any, any other Loan Document or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full in cash). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)            at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)            any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.08, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)            any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)            the release of any other Guarantor pursuant to Section 11.16.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement, the Notes, if any, any other Loan Document or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03        Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04        Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Global Intercompany Note evidencing such Indebtedness.

Section 11.05        Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06        Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07        Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08        General Limitation on Guarantee Obligations. In any action or proceeding involving any state, provincial or federal corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.16) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09        Specific Limitation for Swiss Guarantors. (a)  If and to the extent that (i) a Swiss Guarantor becomes, under Section 11.01 or under any other provision of any Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement, liable for Guaranteed Obligations of its Affiliates (other than those of its direct or indirect wholly owned Subsidiaries) or otherwise obliged to grant economic benefits to its Affiliates (other than its direct or indirect wholly owned Subsidiaries), including, for the avoidance of doubt, any restrictions of such Swiss Guarantor’s rights of set-off and/or subrogation or its duties to subordinate or waive claims and (ii) complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss corporate law then applicable (the “Restricted Obligations”), the aggregate liability of such Swiss Guarantor for Restricted Obligations shall be limited to the amount available for distribution as dividends to the shareholders of such Swiss Guarantor at the time such Swiss Guarantor is required to perform under any Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement, provided that this is a requirement under applicable Swiss law at that time and further provided that such limitation shall not discharge such Swiss Guarantor from its obligations in excess thereof, but merely postpone the performance date therefore until such times as performance is again permitted notwithstanding such limitation.

(b)            In respect of Restricted Obligations, each Swiss Guarantor shall:

(i)            if and to the extent required by applicable law in force at the relevant time use its best efforts to mitigate to the extent possible any Swiss Withholding Tax obligations to be levied on the Restricted Obligations (and cause its parent and other relevant Affiliates to fully cooperate in any mitigating efforts), in particular through the notification procedure, and promptly notify the Administrative Agent thereof or, if such a notification procedure is not applicable:

(A)            deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time pursuant to, in particular, any applicable double taxation treaty) from any payment made by it in respect of Restricted Obligations;

(B)            pay any such deduction to the Swiss Federal Tax Administration; and

(C)            notify (and the Lead Borrower shall ensure that such Swiss Guarantor will notify) the Administrative Agent that such a deduction has been made and provide the Administrative Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration; and

(ii)           to the extent such a deduction is made, not be obliged to either gross-up payments and/or indemnify the Secured Parties in accordance with Section 3.01 in relation to any such payment made by it in respect of Restricted Obligations unless grossing-up and/or indemnifying is permitted under the laws of Switzerland then in force (it being understood that this shall not in any way limit any obligations of any other Loan Party under any Loan Document, any Secured Hedge Agreement or any Treasury Services Agreement to indemnify the Secured Parties in respect of the deduction of the Swiss Withholding Tax). Each Swiss Guarantor shall use its commercially reasonable efforts to ensure that any Person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) promptly upon receipt, pay to the Administrative Agent (or to any such other Secured Party as directed by the Administrative Agent) any amount so refunded for application as a further payment of such Swiss Guarantor under and pursuant to the relevant Loan Document, Secured Hedge Agreement and/or Treasury Services Agreement.

(c)            If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Secured Parties to obtain a maximum benefit under this Article XI, each Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Agreement shall procure that such Swiss Guarantor will, promptly implement all such measures and/or promptly procure the fulfillment of all prerequisites allowing it to promptly make the (requested) payment(s) hereunder from time to time, including the following:

(i)            preparation of an up-to-date audited balance sheet of such Swiss Guarantor;

(ii)           confirmation of the auditors of such Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable profits and;

(iii)          conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(iv)          revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(v)          approval by a shareholders’ meeting of such Swiss Guarantor of the (resulting) profit distribution; and

(vi)         all such other measures necessary or useful to allow such Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations.

Section 11.10        Specific Limitation for German Guarantors. (a)  Scope. This Section 11.10 shall only apply if and to the extent (i) a German Guarantor guarantees the indebtedness of its direct or indirect shareholder(s) or of a subsidiary of such shareholder; and (ii) the granting of the guarantee in this Article XI would result in a liability of the managing directors of the relevant German Guarantor for breach of Section 30 of the GmbHG on the date that Guarantor became a party to this Agreement.

(b)            Exceptions. In any event, the restrictions set out in this Section 11.10 shall not apply to the extent: (i) the German Guarantor guarantees any indebtedness of any of its direct or indirect subsidiaries; (ii) the German Guarantor secures any indebtedness under any Loan Document in respect of (i) loans to the extent they are passed on (directly or indirectly) to the relevant German Guarantor or its subsidiaries and such amount passed on is not repaid or (ii) outstanding bank guarantees or letters of credit that are issued for the benefit of any of the creditors of the German Guarantor or the German Guarantor’s subsidiaries; or (iii) any of the exceptions set out in Section 30 para. 1 sentence 2 GmbHG applies.

(c)            Capital Impairment. The parties to this Agreement agree that if a German Guarantor is able to demonstrate that the granting of the guarantee in this Article XI by it (the “German Guarantee”) had, on the date that such German Guarantor became a party to this Agreement, the effect of causing the amount of that German Guarantor’s Net Assets to fall below the amount of its registered share capital (Stammkapital) (or increase an existing shortage of its registered share capital) in violation of Section 30 GmbHG, (such event is hereinafter referred to as a “Capital Impairment”), then the Loan Parties shall demand payment under the German Guarantee from such German Guarantor only to the extent such Capital Impairment would not have occurred.

(d)            Management Notification and Auditors’ Determination.

(i)            The relevant German Guarantor will notify the Administrative Agent in writing in reasonable detail within fifteen (15) Business Days of receiving notice from the Administrative Agent of the Administrative Agent’s intention to demand payment under the guarantee in this Article XI whether and to what extent a Capital Impairment occurred on the date of the entry into this Agreement (the “Management Notification”). Demanding payment under the guarantee in this Article XI from such German Guarantor up to the amount which, according to the Management Notification, would not result in a Capital Impairment is permitted without limitation.

(ii)           The relevant German Guarantor will provide an auditors’ determination by the Auditors within thirty (30) Business Days from the date on which the Collateral Agent received the Management Notification (the “Auditors’ Determination”). Such Auditors’ Determination shall set out:

(A)            the amount of Net Assets of that German Guarantor taking into account the relevant adjustments, and

(B)            the extent of the Capital Impairment.

Demanding payment under the German Guarantee from such German Guarantor up to the amount which, according to the Auditors’ Determination, did not result in a Capital Impairment is permitted without limitation. The results of the Auditors’ Determination are, save for manifest errors, binding on all parties.

(iii)          If the relevant German Guarantor does not provide the Management Notification or the Auditors’ Determination within the time frame set out above, demanding payment under the German Guarantee shall not be limited by this Section 11.10. In particular neither the Agent nor any Loan Party shall be obliged to make available to that German Guarantor any proceeds realized.

(e)            No Waiver. This Section 11.10 shall not affect the enforceability (other than as specifically set out herein), legality or validity of a German Guarantee and each Loan Party is entitled to claim in court that the granting of and/or making payments under a German Guarantee by the relevant German Guarantor does not fall within the scope of Section 30 of the GmbHG. The Loan Parties’ rights to any remedies they may have against the relevant German Guarantor shall not be limited if it is finally ascertained in court that Section 30 of the GmbHG did not apply. The agreement of the Loan Parties to abstain from demanding any or part of the payment under a German Guarantee in accordance with the provisions above shall not constitute a waiver (Verzicht) of any right granted under this Agreement or any other Loan Document to the Agent or any Loan Party.

(f)            GmbH & Co KG. In the case of a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) the provisions under this Section 11.10 shall apply mutatis mutandis and all references to Capital Impairment and Net Assets shall be construed as a reference to capital impairment and net assets of the general partner of such German Guarantor.

Section 11.11        Specific Limitation for Hong Kong Guarantors. The obligations under this Agreement (including but not limited to, any representation or covenant) of any Guarantor which is incorporated under Hong Kong law shall not include any obligation which if incurred or made would constitute the provision of unlawful financial assistance including within the meaning of Section 275 of the Companies Ordinance (Cap. 622) of Hong Kong until and unless any requirements of the Companies Ordinance (Cap. 622) of Hong Kong have been complied with in relation to the provision of financial assistance constituted by this Agreement with respect to such Guarantor.

Section 11.12        [Reserved].

Section 11.13        Specific Limitation for Luxembourg Guarantors. (a)  For the purpose of this Section 11.13:

(i)            “Luxembourg Guarantor” means a Guarantor incorporated in Luxembourg;

(ii)           a reference to a “Luxembourg Guarantor’s Borrowings” will be construed as a reference to the total amount of all Credit Extensions (including for this purpose any accrued and unpaid interest, costs and fees in respect of such Credit Extensions) made by that Luxembourg Guarantor under this Agreement;

(iii)           a reference to “Subsidiaries’ Borrowings” in respect of a Luxembourg Guarantor will be construed as a reference to all Credit Extensions (including Credit Extensions under any accrued and unpaid interest, costs and fees in respect of those Credit Extensions) made by the direct or indirect Subsidiaries of that Luxembourg Guarantor, including any amounts financed directly or indirectly by a Luxembourg Guarantor’s Borrowings and on-lent to such Subsidiaries; and

(iv)          “Luxembourg Guarantee Demand Date” means the first date upon which a Loan Party makes written demand upon the relevant Luxembourg Guarantor to make payment in respect of any Guaranteed Obligations.

(b)            Unlawful Financial Assistance. Without limiting any specific exemptions set out below:

(i)            no Guaranteed Obligations will extend to include any obligation or liability; and

(ii)           no security granted by a Luxembourg Guarantor will secure any Guaranteed Obligations,

in each case, if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself under Article 49-6 or would constitute a misuse of corporate assets (abus de biens sociaux) as defined at Article 171-1 of the Luxembourg Act on commercial companies of 10 August 1915, as amended.

(c)            Luxembourg Guarantors. A Luxembourg Guarantor’s obligations is subject to the following guarantee limitation (or, in respect of any future Luxembourg Guarantor, a guarantee limitation, which will be contained in any Guarantor Joinder (if applicable)) to this Agreement, or in any other agreement or deed, under which that Luxembourg Guarantor becomes an additional Guarantor, substantially in the following form:

(i)            Notwithstanding any other provision herein, the maximum amount payable by a Luxembourg Guarantor in respect of its Guaranteed Obligations shall not, at any time, exceed the greater of:

(A)           an amount equal to 95% of that Luxembourg Guarantor’s net assets (capitaux propres), existing as at the date of this Agreement, as shown in its most recently and duly approved financial statements (comptes annuels); and

(B)            an amount equal to 95% of that Luxembourg Guarantor’s net assets (capitaux propres), existing as at the Luxembourg Guarantee Demand Date, as shown in its most recently and duly approved financial statements (comptes annuels).

For this purpose “net assets (capitaux propres)” will be determined in accordance with annex to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg Act of 19 December 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the companies.

(ii)           The limit in paragraph (i) above will not apply to any Guaranteed Obligations in respect of any Luxembourg Guarantor’s Borrowings and to Subsidiaries’ Borrowings or any other liabilities of the Subsidiaries of the Luxembourg Guarantor’s under the Loan Documents.

Section 11.14        Specific Limitation for Irish Guarantors. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the obligations and liabilities of any Guarantor incorporated in Ireland (an “Irish Guarantor”) under Section 11.01 shall not apply to the extent that it would result in any such obligations or liabilities constituting unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 and obligations and liabilities arising from any Guaranty provided by any additional Irish Guarantor pursuant to Section 6.11, shall be subject to the limitations set out in the Guarantor Joinder (as such terms of such joinder agreement are reasonably agreed to by the Collateral Agent and the Administrative Agent) applicable to such additional Irish Guarantor pursuant to Section 6.11.

Section 11.15        Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (a) all or substantially all of the Equity Interests or property of such Guarantor are sold or otherwise transferred to a person or persons, none of which is a Loan Party or (b) such Guarantor becomes an Immaterial Subsidiary or an Excluded Subsidiary as a result of a transaction or designation permitted hereunder (any such Guarantor referred to in clauses (a) or (b), a “Subject Guarantor”), such Subject Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Subject Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released; provided that (i) the release of any Subject Guarantor that becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Subject Guarantor becomes an Excluded Subsidiary of such type, (A) no Event of Default exists, (B) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Lead Borrower is deemed to have made a new Investment in such Person for purposes of Section 7.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Loan Parties’ equity interest therein as reasonably estimated by the Lead Borrower and such Investment is permitted pursuant to Section 7.06 (other than pursuant to clause (i) of the definition of Permitted Investments herein) at such time and (C) a Responsible Officer of the Lead Borrower certifies to the Administrative Agent compliance with preceding clauses (A) and (B) and (ii) no such release shall occur if such Subject Guarantor continues to be a guarantor in respect of any Senior Notes, any Junior Financing, any Refinancing Equivalent Debt or any Incremental Equivalent Debt or any Permitted Refinancing in respect thereof. So long as the Lead Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 11.15 in accordance with the relevant provisions of the Collateral Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit in form and substance, and issued by a financial institution, reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.16        Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.08. The provisions of this Section 11.16 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.17        Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.17 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.17, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.17 shall remain in full force and effect until the payment in full and discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 11.17 constitute, and this Section 11.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.18        Certain Dutch Guarantors. The obligations under this Article XI of any Guarantor incorporated in The Netherlands shall not include any obligation which if incurred would constitute the provision of unlawful financial assistance within the meaning of Section 2:98(c) of the Dutch Civil Code.

Section 11.19        [Reserved].

Section 11.20        Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liabilities of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by ~~an~~ the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

As used in this Section 11.20, the following terms shall have the meanings set forth below.

(a)            “Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

(b)            “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

(c)            “Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

(d)            “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

(e)            “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

(f)            “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

(g)            “Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

EXHIBIT B: Form of Acknowledgement and Confirmation

ACKNOWLEDGMENT AND CONFIRMATION

January [__]8, 2025

1.            Reference is made to the 2025 Incremental Amendment dated as of January [__]9, 2025 (the “2025 Incremental Amendment”) to the Credit Agreement dated as of September 6, 2017 (as amended, restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among TRINSEO LUXCO S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B153577, TRINSEO HOLDING S.À R.L., a private limited liability company (société à responsabilité limitée), organized and established under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCA under number B153582, acting by its general partner, Holdings, TRINSEO MATERIALS FINANCE, INC., a Delaware corporation, as Co-Borrower, the Guarantors party thereto from time to time, Lenders party thereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, and each of the other Persons party thereto. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement or 2025 Incremental Amendment, as applicable.

2.            Certain provisions of the Credit Agreement are being amended and/or modified pursuant to the 2025 Incremental Amendment. Each of the parties hereto hereby agrees that, with respect to each Loan Document to which it is a party, after giving effect to the 2025 Incremental Amendment:

(a)            all of its obligations (including all obligations under the Guaranty), liabilities and indebtedness under such Loan Document, including guarantee obligations, shall remain in full force and effect on a continuous basis (including with respect to the 2025 Incremental Term Loans);

(b)            all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority to the extent provided for in Section 5.18 of the Credit Agreement of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged as collateral security for the applicable Obligations (including with respect to the 2025 Incremental Term Loans);

(c)            all liabilities and obligations arising under the Credit Agreement as amended pursuant to the 2025 Incremental Amendment shall form part of (but do not limit) the “Secured Obligations” (as applicable) as defined in each Collateral Document to which it is a party (including by incorporation); and

(d)            it only wishes to amend its rights and obligations under the Credit Agreement in accordance with the terms of the 2025 Incremental Amendment and that they do not wish to novate and/release any of their rights and obligations under the Credit Agreement.

8 NTD: To be updated to reflect the closing date of the 2025 transactions.

9 NTD: To be updated to reflect the closing date of the 2025 transactions.

3.             All clauses, terms, representations and conditions of the Collateral Documents shall remain in full force and effect and shall continue to secure any and all present and future obligations and liabilities under the Loan Documents.

4.             The security interests granted under the Collateral Documents shall be preserved and remain in full force and effect, as security over the collateral respectively secured therein, in accordance with its terms. Neither the rights and obligations of the pledgor under the Collateral Documents nor the rights, powers and remedies conferred upon the Collateral Agent by the Collateral Documents or by law, nor the pledges (as referred to therein) created thereby shall be discharged, released, impaired or otherwise affected by the 2025 Incremental Amendment.

5.             Each Guarantor party hereto consents to the terms and conditions of the 2025 Incremental Amendment, including the incurrence of the 2025 Incremental Term Loans contemplated thereby, and agrees that each reference to the Credit Agreement in the Loan Documents shall, on and after the Seventh Amendment Effective Date, be deemed to be a reference to the Credit Agreement as amended by the 2025 Incremental Amendment.

6.            THIS ACKNOWLEDGMENT AND CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 10.15 and 10.16 of the Credit Agreement as amended, are incorporated herein by reference, mutatis mutandis.

7.             This Acknowledgment and Confirmation may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Acknowledgment and Confirmation by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Acknowledgment and Confirmation shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgment and Confirmation to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TRINSEO LUXCO S.À R.L., acting by its general partner, TRINSEO PLC

By:
Name:
Title:

TRINSEO HOLDING S.À R.L.

By:
Name:
Title:

TRINSEO MATERIALS FINANCE, INC.

By:
Name:
Title:

GUARANTORS:

TRINSEO LLC

By:
Name:
Title:

TRINSEO US HOLDING, INC.

By:
Name:
Title:

TRINSEO (HONG KONG) LIMITED

Executed and Delivered as a DEED by TRINSEO (HONG KONG) Limited 盛禧奧（香港）有限公司 Acting by:

Name:
Title: Director

Name:
Title: Director

Executed and Delivered as a Deed for and on behalf of TRINSEO HOLDINGS ASIA PTE. LTD.

By:
Name:
Title: Director

By:
Name:
Title: Director

SIGNED and DELIVERED as a DEED for and on behalf of TRINSEO FINANCE IRELAND UNLIMITED COMPANY by its lawfully appointed attorney

By:
under a power of attorney dated _______in the presence of:

(Attorney’s signature)

(Witness’ signature)

(Witness’ name)

(Witness’ address)

(Witness’ occupation)

SIGNED and DELIVERED as a DEED for and on behalf of TRINSEO IRELAND HOLDINGS LIMITED by its lawfully appointed attorney

By:
under a power of attorney dated _______in the presence of:

(Attorney’s signature)

(Witness’ signature)

(Witness’ name)

(Witness’ address)

(Witness’ occupation)

SIGNED and DELIVERED as a DEED for and on behalf of TRINSEO IRELAND GLOBAL IHB LIMITED by its lawfully appointed attorney

By:
under a power of attorney dated _______in the presence of:

(Attorney’s signature)

(Witness’ signature)

(Witness’ name)

(Witness’ address)

(Witness’ occupation)

SIGNED and DELIVERED as a DEED for and on behalf of TRINSEO SERVICES IRELAND LIMITED by its lawfully appointed attorney

By:
under a power of attorney dated _______in the presence of:

(Attorney’s signature)

(Witness’ signature)

(Witness’ name)

(Witness’ address)

(Witness’ occupation)

TRINSEO EUROPE GMBH

By:
Name:
Title:

TRINSEO EXPORT GMBH

By:
Name:
Title:

TRINSEO NETHERLANDS B.V.

By:
Name:
Title:

TRINSEO HOLDING B.V.

By:
Name:
Title:

HEATHLAND B.V.

By:
Name:
Title:

EXHIBIT C: 2025 Intercreditor Agreement

(See attached.)

[Exhibit to be attached to executed version]

EXHIBIT D: 2025 Intercreditor Agreement

(See attached.)

[Exhibit to be attached to executed version]

EXHIBIT B

Mutual Release Agreement

Execution Version

MUTUAL RELEASE AGREEMENT

This MUTUAL RELEASE AGREEMENT (this “Agreement”), is entered into as of [●], 2025, between the below parties (each of the following described in sub clauses (a) through (c), a “Party”, and collectively, the “Parties”):

(a)	Trinseo PLC, a public limited company incorporated in Ireland (“Trinseo PLC”), and each other subsidiary of Trinseo PLC signatory to this Agreement (collectively, the “Company Parties”);

(b)	the signatories hereto that are beneficial holders, or investment advisors or managers for the account of beneficial holders of Existing Loans and Existing Notes pursuant to the Debt Documents, together with their respective successors and permitted assigns that (i) are party to the Transaction Support Agreement (as defined below) or (ii) subsequently become party hereto in accordance with the terms hereof (collectively, the “Supporting Creditors”); and

(c)	Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent under the OpCo Credit Agreement (the “OpCo Administrative Agent”), Alter Domus (US) LLC, in its capacity as administrative agent and collateral agent under the Super HoldCo Credit Agreement (the “Super HoldCo Administrative Agent”), and The Bank of New York Mellon, as trustee under the 2025 Indenture and under the 2029 Indenture (the “2029 Trustee, and together with the Super HoldCo Administrative Agent and the OpCo Administrative Agent, the “Administrative Agents”), each in their capacity as such.

RECITALS

WHEREAS, following good-faith, arm’s length negotiations by and among the Parties, on December 9, 2024, the Parties entered into the Transaction Support Agreement (as amended, restated, supplemented, or otherwise modified from time to time, and including all exhibits, annexes, and schedules thereto, the “Transaction Support Agreement”);

WHEREAS, in connection with the Transaction Support Agreement, the Parties have agreed to pursue, support, and consummate the transactions on the terms set forth in the Transaction Support Agreement (the “Transactions”); and

WHEREAS, this Agreement is a material inducement to the Parties’ willingness to enter into and consummate the Transactions and the Parties desire to release each other releasing party on the terms set forth herein.

NOW, THEREFORE, for and in consideration of the promises and the mutual releases, covenants, and undertakings contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS, RULES OF CONSTRUCTION

Section 1.1	Definitions. Unless otherwise defined in this Agreement, the following terms have the following meanings in this Agreement.

(a)	“Cause of Action” means any and all claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, reimbursement claims, contribution claims, recoupment rights, debts, third-party claims, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises, avoidance actions, counterclaims and cross claims, of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, asserted, assertable, or unasserted, directly or derivatively, choate or inchoate, reduced to judgment or otherwise, matured or unmatured, suspected or unsuspected, disputed or undisputed, in contract, tort, law, equity, or otherwise.

(b)	“Claim” means any right to (a) payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, known, unknown, foreseen, unforeseen, asserted, accrued, matured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, known, unknown, foreseen, unforeseen, matured, unmatured, disputed, undisputed, secured, or unsecured, including any of the foregoing that is asserted or assertable directly or derivatively.

(c)	“Closing Date” means the date of satisfaction or waiver of all of the conditions set forth in the Definitive Documents, including the Transaction Support Agreement.

(d)	“Debt Documents” means, collectively, together with all annexes, exhibits, schedules, and attachments thereto:

(i)	the Super HoldCo Credit Agreement dated September 8, 2023, as amended, restated, or otherwise modified from time to time, between (a) Trinseo PLC, (b) Trinseo NA Finance LLC, (c) Trinseo Luxco Finance SPV S.à r.l., (d) Trinseo NA Finance SPV LLC, (e) the guarantors party thereto, (f) the lenders party thereto, and (g) Alter Domus (US) LLC as administrative agent and collateral agent;

(ii)	the OpCo Credit Agreement dated September 6, 2017, as amended, restated, or otherwise modified from time to time, between (a) OpCo, (b) Trinseo Holdings, (c) Trinseo LuxCo, (d) Trinseo Materials Finance, Inc., (e) the guarantors party thereto, (f) the lenders party thereto, and (g) Deutsche Bank AG New York Branch, as administrative agent and collateral agent;

(iii)	the 2025 Indenture dated August 29, 2017, as amended, restated, or otherwise modified from time to time, between (a) OpCo, (b) Trinseo Holdings, (c) Trinseo Materials Finance, Inc., (d) the guarantors party thereto, and (e) the Bank of New York Mellon as trustee; and

(iv)	the 2029 Indenture dated March 24, 2012, as amended, restated, or otherwise modified from time to time, between (a) Trinseo Holdings, (b) Trinseo Materials Finance, Inc., a Delaware corporation, (c) the guarantors party thereto, and (e) the Bank of New York Mellon as trustee.

(e)	“Definitive Documents” means all agreements and instruments (including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Transactions, including:

(i)	this Agreement;

(ii)	the New 2L Super HoldCo Notes Indenture;

(iii)	the Offering Memorandum;

(iv)	the OpCo Intercreditor Agreement (as defined in the Overall Transaction Term Sheet);

(v)	the Super HoldCo Solicitation Materials (as defined in the Transaction Support Agreement);

(vi)	the intercreditor agreement entered into on the Closing Date between the New Super HoldCo Notes Indenture Trustee and the Super HoldCo Administrative Agent;

(vii)	the amendments and all instruments, exhibits, schedules, supplements, appendices, annexes, and attachments to the Debt Documents entered into (i) on [●], 2024, to among other things, effectuate the LuxCo Merger Transactions, and (ii) on the Closing Date, to among other things, effectuate the Transactions;

(viii)	the intellectual property license agreements setting forth the license of certain intellectual property licensed by Trinseo Europe GmbH as licensor to Altuglas LLC, a Delaware limited liability company, and Aristech Surfaces LLC, a Kentucky limited liability company, as licensees on the Closing Date;

(ix)	the superpriority revolving credit agreement, dated on the Closing Date, providing for $300,000,000 of revolving commitments, as the same may be amended or supplemented from time to time in accordance with the terms thereof;

(x)	the side letter entered into between the trustee under the New 2L Super HoldCo Notes Indenture, in its capacity as such, and the Super HoldCo Administrative Agent relating to certain consent rights relating to Trinseo PLC’s actions as lender with respect to certain intercompany loans;

(xi)	the collateral agreements, commitment letters, security agreements, pledge agreements, guaranties, intellectual property security agreements, collateral assignments and mortgages, intercreditor agreements, and other related instruments and documents in connection with the liens under any of the foregoing, as applicable, in each case to be dated the Closing Date; and

(xii)	any other documents or agreements relating to any of the foregoing and the Transactions (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments to any of the foregoing).

(f)	“Entity” means any person, individual, corporation, limited liability company, private limited company, partnership, joint venture, association, joint stock company, société à responsabilité limitée, trust, unincorporated organization, Governmental Body or any agency or political subdivision of any Governmental Body, or any other entity, whether acting in an individual, fiduciary, or other capacity.

(g)	“Existing Loans” means, as the context may require, the (i) term loans issued pursuant to the Super HoldCo Credit Agreement, (ii) the revolving loans, any risk participations in letters of credit, and revolving commitments issued pursuant to the OpCo Credit Agreement, and (iii) the term loans issued pursuant to the OpCo Credit Agreement.

(h)	“Existing Notes” means, as the context may require, the notes issued pursuant to the 2025 Indenture and the notes issued pursuant to the 2029 Indenture.

(i)	“Governmental Body” means any applicable federal, state, local, or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization (including any supra national bodies such as the European Union or the European Central Bank).

(j)	“Luxco Merger Transactions” means the transactions causing OpCo to merge into Trinseo Holdings, including: (i) the conversion of OpCo from a partnership limited by shares (société en commandite par actions) to a private limited liability company (société à responsabilité limitée); (ii) transfer by Trinseo Ireland Holdings Limited of all of its interests (1 share in exchange for USD1) in OpCo to Trinseo Holdings; (iii) the transfer by Trinseo LuxCo of all of its interests in Trinseo Luxco Finance SPV S.à r.l., to Trinseo PLC in exchange for cash; (iv) the merger of OpCo with and into Trinseo Holdings, with Trinseo Holdings as the surviving entity; (v) the release of Trinseo LuxCo from all of its obligations under the Super HoldCo Credit Agreement and the related collateral documents; (vi) the joinder of Trinseo Luxco as a “Guarantor” and “Holdings” under the OpCo Credit Agreement; (vii) the joinder of Trinseo PLC as a “Guarantor” and “Holdings” under the Super HoldCo Credit Agreement; and (viii) any other transaction, merger, amalgamation, consolidation, joinder, release, conversion or other transaction consummated in connection therewith.

(k)	“Mutual Released Party” means each of the following, and in each case, solely in its capacity as such: (i) each Company Party; (ii) each Supporting Creditor; (iii) the Administrative Agents; (iv) each Super HoldCo Commitment Party; and (v) each Related Party of each of the foregoing that is signatory hereto or otherwise legally bound by this Agreement.

(l)	“Mutual Releasing Party” means each of the following, and in each case, solely in its capacity as such: (i) each Company Party; (ii) each Supporting Creditor; (iii) the Administrative Agents, (iv) each Super HoldCo Commitment Party; and (v) each Related Party of each Entity in the foregoing clauses (i)-(iv).

(m)	“New 2L Super HoldCo Notes” means the notes issued to the participating holders of notes on the Closing Date pursuant to the Noteholder Exchange Offer and the New 2L Super HoldCo Notes Indenture, as the same may be amended or supplemented from time to time in accordance with the terms thereof.

(n)	“New 2L Super HoldCo Notes Indenture” means an indenture, dated on the Closing Date, with respect to the New 2L Super HoldCo Notes, between Trinseo Luxco Finance SPV S.à r.l., as the issuer, the guarantors party thereto and the trustee party thereto, in its capacity as such, as the same may be amended or supplemented from time to time in accordance with the terms thereof.

(o)	“Noteholder Exchange Offer” means an offer to exchange the notes issued pursuant to the 2029 Indenture for the New 2L Super HoldCo Notes on the terms and conditions set forth in the Offering Memorandum.

(p)	“Offering Memorandum” means the offering memorandum relating to New 2L Super HoldCo Notes and the Noteholder Exchange Offer.

(q)	“OpCo” means Trinseo Materials Operating S.C.A., a partnership limited by shares (société en commandite par actions) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B153586.

(r)	“Related Party” means, individually or collectively, and each in their capacity as such: with respect to a given person or Entity, all present and former direct and indirect subsidiaries, affiliates, affiliated investment funds or investment vehicles, predecessors, assignors, participants, successors, assigns, officers, directors (including independent directors), stockholders, unitholders, equityholders (regardless of whether such interests are held directly or indirectly), partners, general or limited partners, managers, managing directors, managing members, members, special committee members, principals, employees, attorneys, administrative agents, trustees, financial advisors, fund advisors, employees, agents, trustees, advisory board members, restructuring advisors, investment bankers, consultants, accountants, investment bankers, managed accounts, managed funds and any other representatives of each such person or Entity.

(s)	“Super HoldCo Commitment Party” means each of the Entities signatory to the commitment letters whereby such parties agree to (i) backstop the syndication of the $115,000,000 incremental term loan issued under the Super Holdco Credit Agreement on the Closing Date and (ii) purchase at par, pursuant to Section 3.07 of the Super HoldCo Credit Agreement, all loans held by all Super HoldCo Non-Consenting Lenders (as defined in the Transaction Support Agreement) under the Super HoldCo Credit Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof and thereof in their respective capacities as commitment parties under such letters.

(t)	“Super HoldCo Solicitation” means the solicitation of each lender under the Super HoldCo Credit Agreement to fund its pro rata share of the $115,000,000 incremental term loan issued under the Super Holdco Credit Agreement on the Closing Date.

(u)	“Trinseo Holdings” means Trinseo Holding S.à r.l., a private limited liability company (société à responsabilité limitée), organized and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the RCS under number B 153582.

(v)	“Trinseo LuxCo” means Trinseo LuxCo S.à r.l., a private limited liability Company Parties (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B153577.

Section 1.2	Rules of Construction. The following provisions shall be applied wherever appropriate herein:

(a)	“herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b)	all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(c)	wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(d)	the descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement;

(e)	any references herein to a particular Article or Section means an Article or Section of this Agreement unless another agreement is specified;

(f)	all references to “$” shall mean United States Dollars;

(g)	“or” is not exclusive; and

(h)	whenever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

ARTICLE II.

RELEASES AND AGREEMENTS

Section 2.1	Mutual Release.

(a)            Effective on the Closing Date, each Mutual Releasing Party conclusively, absolutely, unconditionally, irrevocably, and forever releases and discharges each and every Mutual Released Party, in each case on behalf of themselves and any Related Party of each Entity who may purport to assert any Claim or Cause of Action, from any and all Claims or Causes of Action whatsoever (including any derivative claims), whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the party granting such release or its Related Party or any other entities claiming under or through them would have been legally entitled to assert in his/her or its own right (whether individually or collectively) or on behalf of any Entity, based on or relating to, or in any manner arising from, in whole or in part:

(i)	each Releasing Party’s Existing Loans, Existing Notes, or other debt or security of the Company Parties before the Closing Date, including the funding, providing, purchase, sale, ownership, or rescission of the purchase or sale of any debt or security of the Company Parties;

(ii)	the Debt Documents, including any amendments to such agreements executed before or contemporaneously with the Closing Date;

(iii)	the Transaction Support Agreement and all Transactions contemplated thereby, including the negotiation and implementation of (A) the LuxCo Merger Transactions, (B) the Noteholder Exchange Offer, the solicitation related thereto, and the issuance of the New 2L Super Holdco Notes, (C) the Super HoldCo Solicitation, (D) the amendments to the Debt Documents entered into on the Closing Date, to among other things, effectuate the Transactions, or (E) any other transactions, action, occurrence, or nonoccurrence arising from or related thereto;

(iv)	the subject matter of, or the Transactions, events, circumstances, acts, or omissions giving rise to, any such Claim or Cause of Action, including the negotiation, formulation, preparation, or implementation of the Transactions and the other Definitive Documents;

(v)	the business or contractual arrangements or interactions between the Company Parties and any Mutual Released Party;

(vi)	the formulation, preparation, dissemination, solicitation, negotiation, modification, or amendment of, or the entry into, or consummation of the Transactions, this Agreement, or any Definitive Documents;

(vii)	any contract, instrument, release, or other agreement or document created or entered into in connection with any Definitive Document or the Transactions, including the issuance or distribution of securities pursuant to this Agreement or any other Definitive Documents;

(viii)	the distribution of property pursuant to the Transactions, any Definitive Document, or any other related agreement predating the Transactions; or

(ix)	any other act, omission, transaction, agreement, event, or action related to the foregoing, to the extent that, in the case of each of the foregoing (i)-(viii), such matter involves, arises from, or relates to the Company Parties, this Agreement, the Transactions, or previous transactions between the Parties, and is based upon an act, omission, transaction, agreement, event, or other occurrence taking place on or before the Closing Date.

(b)            The release in this Agreement shall (i) grant third-party beneficiary rights to each Mutual Released Party (only to the extent of the releases provided hereunder), (ii) constitute a covenant under which each Mutual Releasing Party covenants not to enforce, pursue, prosecute or assist as to any Claim or Cause of Action that is released hereby, (iii) require any Mutual Releasing Party to turn over the proceeds it may receive on account of any released Claim or Cause of Action against a Mutual Released Party to such Mutual Released Party, and (v) require any Mutual Releasing Party that breaches this Agreement to pay all reasonable and documented attorneys’ fees and out-of-pocket costs incurred by any Mutual Released Party as a result of such breach.

Section 2.2	Limitations of Release.

(a)            Nothing in this Agreement shall affect, limit, or otherwise modify any releases granted pursuant to the Transaction Support Agreement or any document reasonably required for consummation of the Transactions.

(b)            Nothing in this Agreement shall affect, limit, or otherwise impair any rights of the Administrative Agents to indemnification from any Entity under the Debt Documents.

(c)            Nothing in this Agreement shall affect, limit, or otherwise impair any rights from and after the Closing Date to enforce the Definitive Documents in accordance with their terms.

(d)            Nothing in this Agreement shall or shall be deemed to result in the waiving or limiting by the Company Parties or any of its directors, officers, members, managers, employees, or consultants of (i) any rights as beneficiaries of any insurance policies, (ii) wages, salaries, compensation or benefits, (iii) intercompany claims, (iv) intercompany interests, or (v) any releases previously executed or provided by or on behalf of any Party before the Closing Date.

(e)            Nothing in this Agreement or in any other agreement shall constitute a release of (and the releases set forth herein shall not constitute a release or discharge of) any Claim or Cause of Action arising from or relating to any action or inaction that constitutes actual fraud, willful misconduct, or gross negligence.

(f)            Notwithstanding anything to the contrary set forth herein, each of the Mutual Released Parties hereby expressly reserves all of its defenses to any claims that may be asserted against any of them by any Mutual Releasing Party.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Party hereto, severally and not jointly, represents and warrants (with respect to itself only) to the other Parties hereto as follows:

Section 3.1            Existence. Such Party (to the extent it is not an individual) is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership, limited liability company, or similar power and authority to enter into this Agreement, and perform its obligations hereunder, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part.

Section 3.2            Enforceable Obligations. This Agreement constitutes the legal, valid and binding obligations of it, enforceable against it in accordance with the respective terms of such agreements and documents, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally.

Section 3.3            No Conflict. The entry into and performance by each of the Parties of this Agreement do not, and will not, conflict in any material respect with any Law applicable to such Party.

Section 3.4            Consents. No consent, approval or authorization of or declaration, filing or registration with any governmental body or any other Entity is required to be made or obtained by it in connection with the execution, delivery and performance of this Agreement, except for any such consents, approvals, authorizations, declarations, filings or registration which has been obtained, provided or otherwise satisfied before the Closing Date.

Section 3.5            To the extent applicable, and notwithstanding the New York choice of law provisions in this Agreement, to the extent that California law is proposed to apply or is deemed to apply to the release provisions set forth herein, the foregoing waiver is specifically intended by each Party to waive the benefits and protections of Section 1542 of the Civil Code of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Party hereby knowingly and voluntarily waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, including under Section 1542 of the California Civil Code or analogous applicable state or federal law or regulation, any principle of U.S. common law, or any other applicable law in any relevant jurisdiction for a Company Party, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Agreement. Furthermore, each of the Mutual Releasing Parties hereby absolutely, unconditionally, and irrevocably covenants and agrees with and in favor of each Mutual Released Party that it will not sue (at law, in equity, in any regulatory proceeding, or otherwise) any Mutual Released Party on the basis of any Claim released or discharged by the Mutual Releasing Parties pursuant to this Agreement.

ARTICLE IV.

MISCELLANEOUS

Section 4.1            Effectiveness. This Agreement and the Parties’ respective obligations hereunder shall become effective upon the later of (a) each of the Parties hereto having executed this Agreement and delivered counterpart signature pages to the other Parties (or their respective counsels), and (b) the Closing Date. The releases and other covenants set forth herein shall be null and void and of no force and effect if such Closing Date does not occur.

Section 4.2            Amendments; Waivers. No term or provision of this Agreement may be amended, modified, or waived except in a writing signed by each Party hereto. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver. No breach of any provision of this Agreement may be waived, unless such waiver is in writing and signed by the Party waiving such breach. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance. This Agreement may not be amended in a manner adverse to any Mutual Released Party without such Mutual Released Party’s prior written consent.

Section 4.3            Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto, and then only to a person who has agreed to be bound by the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, the Mutual Released Parties, the Mutual Releasing Parties, and their respective successors and permitted assigns. Each Mutual Released Party will be deemed a third-party beneficiary of this Agreement or will otherwise be entitled to enforce any provision hereof. For the avoidance of doubt, a Mutual Released Party is a third-party beneficiary as set forth in Section 2.1(b) hereof.

Section 4.4            Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. The Parties agree that this Agreement will be considered signed when the signature of a Party is delivered by electronic mail transmission in portable document format (pdf). Such electronic mail signature shall be treated in all respects as having the same effect as an original signature.

Section 4.5            Notices. All notices, requests, demands, document deliveries, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally; (b) when sent by electronic mail; or (c) two business days after deposit with an overnight courier service, with postage prepaid to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

If to the Company Parties:

Trinseo PLC c/o Trinseo LLC

Legal Department

440 E. Swedesford Road, Suite 301

Wayne, PA 19087

Attn: Angelo N. Chaclas

Email: Chaclas@Trinseo.com

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attn:    Leonard Klingbaum, Ryan Preston Dahl, Maxwell Silverstein, and Eric Sherman

Email: leonard.klingbaum@ropesgray.com

      ryan.dahl@ropesgray.com

      max.silverstein@ropesgray.com

      eric.sherman@ropesgray.com

If to the Supporting Creditors:

To each Supporting Creditor at the addresses or e-mail addresses set forth below the Supporting Creditor’s signature page to this Agreement (or to the signature page to a Joinder Agreement).

and in the case of any Super HoldCo Lender, with a copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attn:    Kris Hansen, Chris Guhin, and Allison Miller

Email: krishansen@paulhastings.com

      chrisguhin@paulhastings.com

      allisonmiller@paulhastings.com

and in the case of any RCF Lender, with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn:   Scott Greissman and Andrew Zatz

Email: sgreissman@whitecase.com

     azatz@whitecase.com

and in the case of any 2025 Noteholder or 2029 Noteholder, with a copy to (which shall not constitute notice):

Paul Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:   Sung Pak, Andrew Rosenberg, and Karen Zeituni

Email: spak@paulweiss.com

     arosenberg@paulweiss.com

     kzeituni@paulweiss.com

Section 4.6            Entire Agreement. This Agreement, including any exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations and agreements, with respect to the subject matter hereof, and supersedes and preempts any prior arrangements, understandings, agreements, or representations by or among the Parties hereto, written or oral, which may have related to the subject matter hereof in any way.

Section 4.7            Parties’ Use of Legal Counsel and Construction of Agreement. Each of the Parties represents to each other Party hereto that it has discussed this Agreement with its counsel. This Agreement has been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement nor any alleged ambiguity shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or based on any other rule of strict construction. Each of the Parties hereto represents and declares that such Party has carefully read this Agreement, and that such Party knows the contents hereof and signs the same freely and voluntarily. The Parties hereby acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

Section 4.8            Severability; Interpretation. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, unenforceable, void, or voidable, or violative of applicable law, the remaining portions of this Agreement so far as they may practicably be performed shall remain in full force and effect and binding on the Parties hereto. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Transactions contemplated hereby are consummated as originally contemplated to the greatest and fullest extent possible.

Section 4.9            Specific Performance. Without limiting any other remedy available at law or otherwise, each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party agrees that in the event of any such breach, in addition to any other remedy to which such non-breaching Party may be entitled, at law or in equity, such non-breaching Party shall be entitled, to the extent available, to the remedy of specific performance of such covenants and agreements, including, to seek the order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

Section 4.10         GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS OR PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM IN RESPECT THEREOF. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 4.11         Administrative Agents. Each of the required lenders under the Super HoldCo Credit Agreement and the OpCo Credit Agreement hereby directs and authorizes the Administrative Agents to execute this Agreement. The Administrative Agents shall be afforded all of its rights, protections, indemnities and immunities under the Super HoldCo Credit Agreement and the OpCo Credit Agreement as if fully set forth herein mutatis mutandis.

Section 4.11         Languages. This Agreement has been negotiated and executed in the English language and may be translated to another language (including Indonesian language). The Parties agree in relation to Indonesian Law No. 24 of 2009 regarding National Flag, Language, Emblem and Anthem and Presidential Regulation of Indonesia No. 63 of 2019 regarding Use of Indonesian Language, that this Agreement, and all amendments to this Agreement, are executed concurrently in English and Indonesian languages. In the event of any inconsistency or difference of interpretation between the English version and the other language version (including Indonesian language) of this Agreement or any amendment to this Agreement, the English version will prevail and the other language version (including Indonesian language) of this Agreement or such amendment is deemed amended to conform with and to make the relevant part of the other language version (including Indonesian language) comply with the English version of this Agreement.

Section 4.12         Identified Business Unit(s) and/or Trading Desk(s). For the avoidance of doubt, where a Supporting Creditor enters into or accedes to this Agreement through an identified business unit(s) and/or trading desk(s) in respect of any debt (as specified in the signature page to this Agreement or a Joinder to this Agreement), the terms of this Agreement shall apply only to that identified business unit(s) and/or trading desk(s) and not any other business unit(s) and/or trading desk(s) within the legal entity which has not signed or acceded to this Agreement (in accordance with the terms of this Agreement) separately in respect of any debt or other instrument which it legally or beneficially owns and, therefore, that Supporting Creditor shall not be required to procure compliance with this Agreement on behalf of such other business unit(s) and/or trading desk(s) within that legal entity.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Company Party]

By:
Name:
Title:

[Supporting Creditor]

By:
Name:
Title:

Notice Address:

[Address]

[e-mail address]

Holdings of Super HoldCo Loans: $[ ]

Holdings of RCF Obligations: $[ ]

Holdings of 2028 Term Loans: $[ ]

Holdings of 2025 Notes: $[ ]

Holdings of 2029 Notes: $[ ]

[Administrative Agent]

By:
Name:
Title:

Notice Address:

[Address]

[e-mail address]

[Signature Page to Mutual Release Agreement]

EXHIBIT C

Joinder Agreement

Joinder to Transaction Support Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated December 9, 2024 (the “Agreement”),1 between Trinseo PLC and the “Company Parties” (as defined in the Agreement) and the Supporting Creditors, and upon execution and delivery of this joinder agrees to be bound by the terms and conditions thereof, and shall be deemed a “Supporting Creditor” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement applicable to a Supporting Creditor as of the date hereof and any further date specified in the Agreement, in each case, applicable to a Supporting Creditor.

Date Executed: __, 2024

[SUPPORTING CREDITOR]

By:
Name:
Title:
Address:
Email address(es):

[1]	Capitalized terms used but not otherwise defined herein shall having the meanings ascribed to such terms in the Agreement.

Disclosure of Holdings Information

As a condition for joining the TSA you must disclose the below holdings information, which will be held by the Company Parties on a confidential basis and not shared with any other lender or noteholder.

Aggregate Amounts Beneficially Owned or Managed on Account of:	Amount
Super HoldCo Loans	$[●]
RCF Obligations	$[●]
2028 Term Loans	$[●]
2025 Notes	$[●]
2029 Notes	$[●]
Other Disclosable Economic Interests (including participation interests)	$[●]

ACKNOWLEDGED AND AGREED

Trinseo PLC c/o Trinseo LLC and Company Parties

By:
Name:
Title:

PLEASE SEND THE EXECUTED TSA JOINDER FORM TO ROPESPROJECTTERRA-JOINDER@ROPESGRAY.COM